Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236235

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Ritter Pharmaceuticals, Inc. and Qualigen, Inc.:

Ritter Pharmaceuticals, Inc. (“Ritter”) and Qualigen, Inc. (“Qualigen”) have entered into an Agreement and Plan of Merger, dated January 15, 2020, as amended (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Ritter (the “Merger Sub”) will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter (the “merger”).

At the effective time of the merger (the “Effective Time”), each share of common stock of Qualigen, $0.01 par value per share (“Qualigen common stock”), will be converted into the right to receive approximately 7.38 shares of Ritter common stock, $0.001 par value per share (“Ritter common stock”), as adjusted to take into account the proposed reverse stock split of Ritter common stock (the “Reverse Stock Split”) to be implemented prior to the consummation of the merger (the “Exchange Ratio”) as discussed in this joint proxy and consent solicitation statement/prospectus. The pre-Reverse Stock Split exchange ratio is an estimate only as of the date hereof and the final exchange ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in the section entitled “The Merger—Merger Consideration and Exchange Ratio” beginning on page 106 of this joint proxy and consent solicitation statement/prospectus. At or prior to the Effective Time, (i) each share of preferred stock, $0.01 par value per share, of Qualigen (“Qualigen preferred stock”), other than the new series of Qualigen Series Alpha convertible preferred stock (“Qualigen Series Alpha preferred stock”) that will be issued to the investor (the “Investor”) in or in connection with the Pre-Closing Qualigen Financing (as described herein), will be converted into shares of Qualigen common stock in accordance with the applicable provisions of Qualigen’s certificate of incorporation and thereafter in the merger each such share of Qualigen common stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio, (ii) each share of Qualigen Series Alpha preferred stock issued to the Investor will be converted into the right to receive a share of corresponding Ritter Series Alpha convertible preferred stock (the “Ritter Series Alpha preferred stock”), and (iii) all of Qualigen’s outstanding convertible notes and debentures will convert into the applicable number of shares of Qualigen’s capital stock and thereafter in the merger all such shares of Qualigen capital stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio or (as the case may be) into Ritter Series Alpha preferred stock. At the Effective Time, each warrant to purchase shares of Qualigen’s common stock outstanding and unexercised will be assumed by Ritter in accordance with its terms and converted into a warrant to purchase Ritter common stock, with the number of shares and exercise price being appropriately adjusted by the Exchange Ratio. At the Effective Time, Ritter’s stockholders will continue to own and hold their existing shares of Ritter capital stock subject to the Reverse Stock Split of Ritter common stock to be implemented prior to the consummation of the merger, and the unexercised warrants to purchase shares of Ritter common stock outstanding immediately prior to the Effective Time will remain in effect pursuant to their terms (except as otherwise described herein). Each existing unexpired and unexercised option to purchase Ritter common stock, whether vested or unvested, will remain outstanding after the Effective Time and be exercisable in accordance with its terms, except as described herein and unless otherwise determined by the administrator of the relevant Ritter stock plan in accordance with the terms thereof.

Immediately following the consummation of the merger, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis (which will include the shares reserved for issuance under the new Ritter 2020 Stock Incentive Plan (as described in this joint proxy and consent solicitation statement/prospectus)), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing.

Shares of Ritter common stock are currently listed on the Nasdaq Capital Market under the symbol “RTTR.” Ritter will file an initial listing application for the combined company with the Nasdaq Capital Market. After completion of the merger, Ritter will be renamed “Qualigen Therapeutics, Inc.” and expects to trade under the symbol “QLGN”. On April 8, 2020, the last trading day before the date of the accompanying joint proxy and consent solicitation statement/prospectus, the closing sale price of Ritter common stock was $0.27 per share.

Ritter is holding a virtual special meeting (the “Ritter special meeting”) of the Ritter common stock holders (the “Ritter Stockholders”) in order to obtain the stockholder approvals necessary to complete the merger and related matters. The Ritter special meeting will be held virtually on May 14, 2020 at 9:00 a.m. Pacific time unless postponed or adjourned to a later date. At the Ritter special meeting, Ritter will ask its stockholders, to among other things:

1.	Approve the issuance of Ritter common stock to Qualigen Stockholders and Ritter’s Series Alpha preferred stock to the Investor pursuant to the Merger Agreement, a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy and consent solicitation statement/prospectus, and to approve the change of control of Ritter resulting from the merger (pursuant to applicable Nasdaq rules).

2.	Approve an amendment to Ritter’s certificate of incorporation, as amended (the “Ritter Certificate of Incorporation”), to effect a reverse stock split of the outstanding shares of Ritter common stock, at a ratio within a range of 1-for-25 to 1-for-35, as determined by Ritter’s board of directors (the “Ritter Board”) in the form attached as Annex E to this joint proxy and consent solicitation statement/prospectus.

3.	Approve the amendment to the Ritter Certificate of Incorporation to effect the change of the name of “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.”, in the form attached as Annex F to this joint proxy and consent solicitation statement/prospectus.

4.	Approve the adoption of a new Ritter 2020 Stock Incentive Plan, in the form attached as Annex G to this joint proxy and consent solicitation statement/prospectus.

5.	Consider and vote upon an adjournment of the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4.

6.	Transact such other business as may properly come before the Ritter special meeting or any adjournment or postponement thereof.

The approval and adoption of the Merger Agreement, the merger and the other transactions and actions contemplated by the Merger Agreement by the requisite Qualigen stockholders is required to complete the merger.

In addition, Qualigen stockholders are being asked to approve and adopt an amendment to Qualigen’s certificate of incorporation (the “Qualigen COI Amendment”) to amend Article IV of the Qualigen certificate of incorporation to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020 or that may be triggered in connection with the merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately prior to the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of the Qualigen Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with the Qualigen COI Amendment or with the merger or with any act done or omitted to be done in 2018, 2019 or 2020 (or to be done or omitted to be done hereafter) with an eye to the merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

Qualigen is sending the accompanying joint proxy and consent solicitation statement/prospectus to its stockholders to request that they consider and consent to the proposals to approve and adopt the Merger Agreement, the merger and the Qualigen COI Amendment, by executing and returning the written consent furnished with the accompanying joint proxy and consent solicitation statement/prospectus.

In addition, Qualigen is sending to each Qualigen stockholder a proposed Lock-Up Agreement with respect to Ritter securities. The Lock-Up Agreement would prevent the holder from selling (or writing call options against) any Ritter shares received in the merger (or any other Ritter common shares or equity securities) until 180 days after the merger. It is a condition to Ritter’s closing obligation under the Merger Agreement that a majority in interest of all Qualigen stockholders sign and return individual Lock-Up Agreements. Accordingly, Qualigen asks that each Qualigen stockholder also sign and return the Lock-Up Agreement.

After careful consideration, the Ritter Board has approved the Merger Agreement and the respective proposals described in this joint proxy and consent solicitation statement/prospectus and determined that the merger and all related transactions contemplated by the Merger Agreement are advisable and in the best interests of Ritter and the Ritter Stockholders. The Ritter Board recommends the Ritter Stockholders vote “FOR” each of the proposals described in this joint proxy and consent solicitation statement/prospectus.

After careful consideration, Qualigen’s board of directors (the “Qualigen Board”) has (i) determined that the merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Qualigen stockholders, (ii) authorized, approved and declared advisable the Merger Agreement, the merger, the other transactions contemplated by the Merger Agreement and the agreements, certificates and instruments presented to the Qualigen Board related to the Merger Agreement and the merger, (iii) approved the Qualigen COI Amendment, (iv) recommended that the Qualigen stockholders vote to approve and adopt the Merger Agreement, the merger and the other matters and transactions contemplated by the Merger Agreement, and approve and adopt the Qualigen COI Amendment and (v) agreed to submit the Merger Agreement, all other matters contemplated by the Merger Agreement and the Qualigen COI Amendment to the Qualigen stockholders for their consideration by written consent in lieu of a special meeting.

Your vote on or consent to these matters is very important, regardless of the number of shares you own. We ask Qualigen stockholders to please complete the enclosed written consent and sign the Lock-Up Agreement as soon as possible and return them promptly to Qualigen (for delivery on to Ritter, in the case of the Lock-Up Agreement) by one of the means described in the accompanying joint proxy and consent solicitation statement/prospectus. Whether or not Ritter Stockholders plan to attend the Ritter special meeting online, we ask Ritter Stockholders to please submit a proxy to have their shares voted in advance of the Ritter special meeting by using one of the proxy voting methods described in the accompanying joint proxy and consent solicitation/prospectus.

More information about Ritter, Qualigen and the merger is contained in the accompanying joint proxy and consent solicitation statement/prospectus. Ritter and Qualigen urge you to read this joint proxy and consent solicitation statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 29.

Ritter and Qualigen are excited about the opportunities the merger brings to both Ritter’s and Qualigen’s stockholders, and thank you for your consideration and continued support.

Andrew J. Ritter	Michael S. Poirier
President & Chief Executive Officer	President & Chief Executive Officer
Ritter Pharmaceuticals, Inc.	Qualigen, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy and consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy and consent solicitation statement/prospectus is dated April 9, 2020, and is first being mailed to Ritter’s and Qualigen’s stockholders on or about April 9, 2020.

RITTER PHARMACEUTICALS, INC.
1880 CENTURY PARK EAST, SUITE 1000

LOS ANGELES, CA 90067
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2020

Dear Stockholders of Ritter:

On behalf of the board of directors (the “Ritter Board”) of Ritter Pharmaceuticals, Inc., a Delaware corporation (“Ritter”), we are pleased to deliver this joint proxy and consent solicitation statement/prospectus for a special meeting of the stockholders of Ritter (the “Ritter special meeting”) and for the proposed merger (the “merger”) between Ritter and Qualigen, Inc., a Delaware corporation (“Qualigen”), pursuant to which RPG28 Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Ritter, will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter. The Ritter special meeting will be held virtually at 9:00 a.m. Pacific time on May 14, 2020. You can attend the Ritter special meeting via the internet, vote your shares electronically and submit your questions during the Ritter special meeting by visiting www.virtualshareholdermeeting.com/RTTR2020 (there is no physical location for the Ritter special meeting).

At the Ritter special meeting, Ritter will ask its stockholders, to among other things:

1.	Approve the issuance of Ritter’s common stock, par value $0.001 per share (“Ritter common stock”) to the stockholders of Qualigen and Ritter’s Series Alpha convertible preferred stock (the “Ritter Series Alpha preferred stock”) to the investor (the “Investor”) in the Pre-Closing Qualigen Financing (as described in this joint proxy and consent solicitation statement/prospectus) pursuant to the terms of the Agreement and Plan of Merger, dated January 15, 2020, as amended (the “Merger Agreement”), a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy and consent solicitation statement/prospectus, and to approve the change of control of Ritter resulting from the merger (pursuant to applicable Nasdaq rules).

2.	Approve an amendment to Ritter’s certificate of incorporation, as amended (the “Ritter Certificate of Incorporation”) to effect a reverse stock split of the outstanding shares of Ritter common stock, at a ratio within a range of 1-for-25 to 1-for-35, as determined by the Ritter Board, in the form attached as Annex E to this joint proxy and consent solicitation statement/prospectus.

3.	Approve the amendment to the Ritter Certificate of Incorporation to effect the change of the name of “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.”, in the form attached as Annex F to this joint proxy and consent solicitation statement/prospectus.

4.	Approve the adoption of a new Ritter 2020 Stock Incentive Plan, in the form attached as Annex G to this joint proxy and consent solicitation statement/prospectus.

5.	Consider and vote upon an adjournment of the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4.

6.	Transact such other business as may properly come before the Ritter special meeting or any adjournment or postponement thereof.

The Ritter Board has fixed March 26, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Ritter special meeting and any adjournment or postponement thereof (the “Record Date”). Only holders of record of shares of Ritter common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Ritter special meeting. At the close of business on the Record Date, Ritter had 45,713,862 shares of common stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Ritter common stock entitled to vote at the Ritter special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proposal Nos. 1, 4 and 5 requires the affirmative vote of a majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of the holders of a majority of the shares of Ritter common stock outstanding on the Record Date for the Ritter special meeting.

Votes will be counted by the inspector of election appointed for the Ritter special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal Nos. 2 and 3, but will have no effect on Proposal Nos. 1, 4 and 5. Broker non-votes will have the same effect as “AGAINST” votes for Proposal No. 2, but will have no effect on Proposal Nos. 1, 3, 4 and 5.

Each of Proposal Nos. 1, 2, 3 and 4 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2, 3 and 4.

Even if you plan to attend the Ritter special meeting online, Ritter requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Ritter special meeting if you are unable to attend.

THE RITTER BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, AND IN THE BEST INTERESTS OF, RITTER AND THE RITTER STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE RITTER BOARD RECOMMENDS THAT THE RITTER STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

By Order of the Ritter Board,

Andrew J. Ritter

President and Chief Executive Officer

Los Angeles, California

April 9, 2020

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

This joint proxy and consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed by Ritter with the U.S. Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of Ritter under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Ritter common stock to be issued in connection with the transactions contemplated by the Merger Agreement. This joint proxy and consent solicitation statement/prospectus also constitutes a joint proxy statement for Ritter and a consent solicitation statement for Qualigen under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, this joint proxy and consent solicitation statement/prospectus constitutes a notice of meeting with respect to the special meeting of Ritter stockholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy and consent solicitation statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy and consent solicitation statement/prospectus is dated April 9, 2020. You should not assume that the information contained in this joint proxy and consent solicitation statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference herein is accurate as of any date other than the date of such information. Neither the mailing of this joint proxy and consent solicitation statement/prospectus to Ritter stockholders or Qualigen stockholders nor the issuance by Ritter of shares of Ritter common stock and Ritter Series Alpha preferred stock in connection with the merger will create any implication to the contrary.

Except where specifically noted, the information contained in this joint proxy and consent solicitation statement/prospectus does not give effect to the proposed Reverse Stock Split at a ratio of 1-for-25 to 1-for-35, as determined by the Ritter Board and described in Ritter’s Proposal No. 2 in this joint proxy and consent solicitation statement/prospectus. If the merger and the Reverse Stock Split are approved, the Reverse Stock Split will be effected immediately prior to the closing of the merger.

i

Interests of Ritter Directors and Executive Officers in the Merger	103

Interests of Qualigen Directors and Executive Officers in the Merger	105

Insurance and Indemnification	105

Form of the Merger	105

Merger Consideration and Exchange Ratio	106

Procedure for Exchanging Qualigen Stock Certificates	107

Effective Time of the Merger	108

Governmental and Regulatory Approvals	108

Tax Treatment of the Merger	108

Material U.S. Federal Income Tax Consequences of the Merger	108

Nasdaq Listing	111

Anticipated Accounting Treatment	111

Appraisal Rights	112

THE MERGER AGREEMENT	114

General	114

Merger Consideration	114

Treatment of Qualigen Preferred Stock, Options and Warrants	114

Treatment of Ritter Options, Warrants and RSUs	115

Directors and Officers of Ritter Following the Merger	115

Amendments to the Ritter Certificate of Incorporation	115

Conditions to the Completion of the Merger	116

Transaction Expense Set-off	119

Representations and Warranties	119

No Shop	120

Meetings of Ritter Stockholders; Consent of Qualigen Stockholders	122

Covenants; Conduct of Business Pending the Merger	122

Other Agreements	125

Termination	126

Termination Fee	127

Amendment	128

AGREEMENTS RELATED TO THE MERGER	129

Financing Commitment Letter	129

Contingent Value Rights Agreement	129

Lock-Up Agreements	134

MATTERS BEING SUBMITTED TO A VOTE OF RITTER STOCKHOLDERS	135

Proposal No. 1: Approval of the Issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement and the Change of Control of Ritter Resulting from the merger	135

Proposal No. 2: Approval of an Amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split	136

Proposal No. 3: Approval of Ritter Name Change	141

ii

Proposal No. 4: Approval of the Adoption of the Ritter 2020 Plan	142

Proposal No. 5: Approval of Possible Adjournment of the Ritter special meeting	145

THE SOLICITATION OF WRITTEN CONSENTS TO BE GIVEN BY QUALIGEN STOCKHOLDERS	146

Purpose of the Solicitation Of Written Consents	146

Recommendation of the Qualigen Board	146

Record Date and Voting Power	146

Voting	146

Required Vote	147

Solicitation of Written Consents	147

MATTERS SUBMITTED TO QUALIGEN STOCKHOLDERS FOR ACTION BY WRITTEN CONSENT	148

The First Qualigen Proposal: Approval and adoption of the Merger Agreement, the merger and the other transaction and actions contemplated by the Merger Agreement	148

The Second Qualigen Proposal: Approval and adoption of the amendment to the Qualigen certificate of incorporation	148

RITTER BUSINESS	151

Overview	151

The Gut Microbiome	152

Lactose Intolerance (LI)	152

Diagnosis	153

Health Consequences	153

RP-G28	153

Market Opportunity	155

Clinical and Regulatory	156

Manufacturing	159

Commercialization	160

Competition	160

Intellectual Property	160

Government Regulation and Product Approval	162

United States Government Regulation	163

Regulation Outside of the United States	167

Reimbursement	167

Employees	168

Corporate Information	168

Available Information	168

Properties	168

Legal Proceedings	168

QUALIGEN’S BUSINESS	169

Overview	169

Products and Solutions	169

Timeline & Milestones	171

Regulatory Strategy	171

Strategic Partners	172

Sales Channels	172

iii

References to “Ritter” and “Qualigen” in this joint proxy and consent solicitation statement/prospectus refer to Ritter Pharmaceuticals, Inc. and Qualigen, Inc., respectively. References to the “combined company” refer to Ritter and its wholly owned subsidiary, Qualigen, after the merger. Except as otherwise noted, references to “we,” “us” or “our” refer to both Ritter and Qualigen. References to “Merger Sub” refer to RPG28 Merger Sub Inc., a newly formed, wholly-owned subsidiary of Ritter.

References to the “Merger Agreement” refer to that certain agreement and plan of merger dated as of January 15, 2020 by and among Ritter, Merger Sub and Qualigen, as amended from time to time. References to the “merger” refer to the merger of Merger Sub with and into Qualigen, with Qualigen surviving as the surviving entity and as a wholly owned subsidiary of Ritter as contemplated under the Merger Agreement.

Qualigen® and FastPack® are registered trademarks of Qualigen in the United States.

iv

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that you may have regarding the special meeting and the merger (as defined below). Ritter Pharmaceuticals, Inc. (“Ritter”), and Qualigen, Inc. (“Qualigen”) urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote, including the risk factors beginning on page 29. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the merger?

A:	On January 15, 2020, Ritter, RPG28 Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Ritter (“Merger Sub”), and Qualigen entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter (the “merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger (the “Effective Time”):

●	each share of Qualigen common stock, par value $0.01 per share (the “Qualigen common stock”) held as treasury stock or otherwise by Qualigen, Merger Sub or any subsidiary of Qualigen immediately prior to the Effective Time will be canceled and retired and will cease to exist, with no consideration being delivered in exchange for such cancellation;

●	each share of Qualigen common stock outstanding immediately prior to the Effective Time (excluding any shares described above or any dissenting shares) will be converted into the right to receive shares of Ritter common stock, par value $0.001 per share (the “Ritter common stock”) equal to the exchange ratio (the “Exchange Ratio”) described below;

●	each share of Qualigen Series Alpha preferred stock (the “Qualigen Series Alpha preferred stock”) to be issued to Alpha Capital Anstalt (the “Investor”) in or in connection with the Pre-Closing Qualigen Financing (described below) or otherwise outstanding immediately prior to the Effective Time (excluding dissenting shares) will be automatically converted into the right to receive shares of Ritter Series Alpha convertible preferred stock (the “Ritter Series Alpha preferred stock”) on a one-for-one basis;

●	each share of Qualigen’s preferred stock, par value $0.01 per share (“Qualigen preferred stock”, and collectively with the Qualigen common stock, the “Qualigen capital stock”) (other than the Qualigen Series Alpha preferred stock) outstanding immediately prior to the Effective Time will be converted into the applicable number of shares of Qualigen common stock in accordance with the applicable provisions of Qualigen’s certificate of incorporation and thereafter in the merger all such shares of Qualigen common stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio described below;

●	Qualigen’s convertible notes and debentures (the “Qualigen Convertible Notes”) outstanding immediately prior to the Effective Time will be converted into the applicable number of shares of Qualigen capital stock and thereafter in the merger all such shares of Qualigen capital stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio described below or (as the case may be) into Ritter Series Alpha preferred stock;

●

all warrants to purchase shares of Qualigen common stock (“Qualigen warrants”) outstanding immediately prior to the Effective Time will be assumed by Ritter and converted into warrants to purchase shares of Ritter common stock (“Ritter warrants”), with the number of shares and exercise price being appropriately adjusted by the Exchange Ratio; and

●	each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the combined company.

Pursuant to the terms of the Merger Agreement, prior to the Effective Time, Ritter will (i) terminate, redeem or cause to be exercised or (ii) cause the waiver or amendment or the deletion of any anti-dilution adjustment provisions and any provisions that entitle the holder thereof to receive a cash payment as a consequence of the merger in, substantially all of the Ritter warrants outstanding prior to the Effective Time that either (a) contain an anti-dilution adjustment provision or (b) are entitled to receive a cash payment as a consequence of the merger. Unless terminated, redeemed or exercised in accordance with the foregoing sentence, at the Effective Time, each Ritter warrant that is outstanding and unexercised immediately prior to the Effective Time, will survive the closing of the merger (the “Closing”) and remain outstanding in accordance with its terms.

Under the Exchange Ratio formula set forth in the Merger Agreement, upon the Closing, on a pro forma basis and based upon the number of shares of Ritter common stock expected to be issued in the merger, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis (which will include all shares reserved for issuance under the new Ritter Stock Incentive Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing (as described below).

Q:	What will happen to Ritter if, for any reason, the merger does not close?

A:	If, for any reason, the merger does not close, it is likely that Ritter will be involuntarily delisted from Nasdaq. The Ritter board of directors (the “Ritter Board”) may elect to dissolve and liquidate Ritter’s assets. If Ritter were able to secure additional capital to provide it with necessary financial resources, it may alternatively attempt to pursue another strategic transaction like the merger, continue to operate its business or sell or otherwise dispose of its assets. Ritter expects that it would be difficult to secure financing in a timely manner, on favorable terms or at all. If Ritter decides to dissolve and liquidate its assets, Ritter would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left, if any, to distribute to stockholders after paying the debts and other obligations of Ritter and setting aside funds for reserves.

Q:	Why are the two companies proposing to merge?

A:	The combined company will focus on the development of Qualigen’s nanotechnology therapies for the treatment of cancer and infectious diseases, while also continuing to operate its diagnostic business. For a discussion of Ritter’s and Qualigen’s reasons for the merger, please see the section entitled “The Merger—Ritter Reasons for the Merger” beginning on page 100 and “The Merger—Qualigen Reasons for the Merger” beginning on page 103 of this joint proxy and consent solicitation statement/prospectus.

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:	You are receiving this joint proxy and consent solicitation statement/prospectus because you have been identified as a stockholder of Ritter (“Ritter Stockholder”) or a stockholder of Qualigen (“Qualigen Stockholder”) as of the applicable record date, and you are entitled, as applicable, to (i) notice of, and to vote at, the special meeting of Ritter Stockholders (the “Ritter special meeting”) if you are a Ritter Stockholder or (ii) sign and return to Qualigen a written consent (the “Qualigen written consent”) if you are a Qualigen Stockholder and choose to do so. This document serves as:

●	a proxy statement of Ritter used to solicit proxies for the Ritter special meeting;

●	a prospectus of Ritter used to offer shares of Ritter common stock in exchange for shares of Qualigen common stock in the merger and to offer shares of Ritter Series Alpha preferred stock in exchange for shares of Qualigen Series Alpha preferred stock in the merger; and

●	a consent solicitation of Qualigen used to solicit the written consent of Qualigen Stockholders for the adoption of the Merger Agreement and the approval of the merger and related transactions and adoption and approval of an amendment to Qualigen’s certificate of incorporation (the “Qualigen COI Amendment”) (as described below).

Q:	What is required to consummate the merger?

A:

To consummate the merger, Ritter Stockholders must approve (i) the issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement, and approve the change of control of Ritter resulting from the merger (pursuant to applicable Nasdaq rules) (Proposal No. 1), (ii) the amendment to Ritter’s certificate of incorporation, as amended (the “Ritter Certificate of Incorporation”) to effect a reverse stock split of the outstanding shares of Ritter common stock, within a range of 1-for-25 and 1-for-35, as determined by the Ritter Board (the “Reverse Stock Split”) (Proposal No. 2), (iii) the amendment to the Ritter Certificate of Incorporation to effect the change of the name of “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.” (the “Ritter Name Change”) (Proposal No. 3), (iv) the adoption of a new Ritter 2020 Stock Incentive Plan (the “Ritter 2020 Plan”) (Proposal No. 4), and (v) in the event there are insufficient votes to approve Proposal Nos. 1, 2, 3 and 4, Ritter’s ability to adjourn the Ritter special meeting to solicit additional proxies. If the requisite Ritter Stockholders do not approve each of Proposal Nos. 1, 2, 3 and 4, the merger will not be consummated.

In addition, in order to consummate the merger, the Qualigen Stockholders must adopt the Merger Agreement, thereby approving the merger and related transactions, and must approve and adopt the Qualigen COI Amendment to amend Article IV of the Qualigen certificate of incorporation to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 shares to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020, or that may be triggered in connection with the merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately prior to the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series (the “Qualigen Preferred Stock Conversion”), and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with the Qualigen COI Amendment or with the merger or with any act done or omitted to have been done in 2018, 2019 or 2020 (or to be done or omitted to be done hereafter in 2020) with an eye to the merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

The adoption of the Merger Agreement, the approval of the merger and related transactions by the Qualigen Stockholders, and the approval and adoption of the Qualigen COI Amendment, require the written consent of the holders of a majority of the shares of Qualigen common stock and Qualigen preferred stock, on an as-converted to Qualigen common stock basis, each outstanding at the close of business on April 9, 2020 (the “Qualigen Record Date”) and entitled to vote thereon, as well certain specified supermajorities of each respective series of Qualigen preferred stock. If the requisite Qualigen Stockholders do not approve each of these Qualigen proposals, the merger will not be consummated.

Additionally, consummation of the merger is subject to certain closing conditions including, among other things, the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part (the “Registration Statement”) being declared effective by the Securities and Exchange Commission (the “SEC”), approval by the stockholders of Ritter and Qualigen, the Ritter common stock to be issued in the merger being approved for listing on Nasdaq, the consummation of the Pre-Closing Qualigen Financing, receipt of Lock-Up Agreements from a majority in interest of Qualigen stockholders (including certain specified Qualigen stockholders) and Ritter’s stockholders’ equity being no less than $0.00 as of immediately prior to the Effective Time.

For a more complete description of the closing conditions under the Merger Agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 116 of this joint proxy and consent solicitation statement/prospectus.

Q:	What proposals are to be voted on at the Ritter special meeting?

A:	At the Ritter special meeting, the Ritter Stockholders will be asked to consider the following proposals, along with any other business that may properly come before the Ritter special meeting or any adjournment or postponement thereof:

●

Proposal No. 1 — to approve the issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy and consent solicitation statement/prospectus, and to approve the change of control of Ritter resulting from the merger (pursuant to Nasdaq rules).

●	Proposal No. 2 — to approve an amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split, in the form attached as Annex E to this joint proxy and consent solicitation statement/prospectus.

●	Proposal No. 3 — to approve the amendment to the Ritter Certificate of Incorporation to effect the Ritter Name Change, in the form attached as Annex F to this joint proxy and consent solicitation statement/prospectus.

●	Proposal No. 4 — to approve the adoption of the Ritter 2020 Plan, in the form attached as Annex G to this joint proxy and consent solicitation statement/prospectus.

●

Proposal No. 5 — to consider and vote upon an adjournment of the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and/or 4.

Q:	What stockholder votes are required to approve the proposals required in connection with the merger at the Ritter special meeting?

A:

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Ritter common stock entitled to vote at the Ritter special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proposal Nos. 1, 4 and 5 require the affirmative vote of a majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting. Approval of Proposal Nos. 2 and 3 require the affirmative vote of the holders of a majority of the shares of Ritter common stock outstanding at the close of business on March 26, 2020 (the “Ritter Record Date”) for the Ritter special meeting.

Votes will be counted by the inspector of election appointed for the Ritter special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal Nos. 2 and 3, but will have no effect on Proposal Nos. 1, 4 and 5. Broker non-votes will have the same effect as “AGAINST” votes for Proposal No. 2, but will have no effect on Proposal Nos. 1, 3, 4 and 5.

Each of Proposal Nos. 1, 2, 3 and 4 is conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2, 3 and 4.

Q:	What proposals are being submitted to the Qualigen Stockholders for approval?

A:	Qualigen Stockholders are being asked to deliver written consents to approve and adopt:

●	the Merger Agreement, the merger and the other transactions and actions contemplated by the Merger Agreement.

●	the Qualigen COI Amendment to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 shares to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020, or that may be triggered in connection with the merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately before the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with the Qualigen COI Amendment or with the merger or with any act done or omitted to have been done in 2018, 2019 or 2020 (or to be done or omitted to be done hereafter in 2020) with an eye to the merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

Q:	What stockholder votes are required to approve the proposals required to be approved in connection with the merger by Qualigen Stockholders?

A:	The proposals to be submitted to the Qualigen Stockholders for approval (the “Qualigen Proposals”) require the affirmative written consent of the holders (as of the Qualigen Record Date) of (i) a majority of the voting power of the Qualigen preferred stock and Qualigen common stock, voting together as a single class in accordance with their respective applicable voting power, (ii) at least 75% of the shares of the Qualigen Series A preferred stock, voting together as a single series, (iii) at least 51% of the shares of the Qualigen Series B preferred stock, voting together as a single series, (iv) at least 66 2/3% of the shares of Qualigen Series C convertible preferred stock, voting together as a single series; (v) at least 66 2/3% of the shares of Qualigen Series D convertible preferred stock, voting together as single series; and (iv) at least 66 2/3% of the shares of the Qualigen Series D-1 convertible preferred non-voting stock, voting together as a single series outstanding on the Qualigen Record Date.

There is no formal means to vote “AGAINST” or to abstain from an action by written consent to stockholders, but the mere failure to sign and return an affirmative written consent will have the same effect as a vote “AGAINST” both the Qualigen Proposals being submitted to Qualigen Stockholders for approval.

Approval of each Qualigen Proposal being submitted to the Qualigen Stockholders is conditioned upon the approval of the other. Therefore, the merger cannot be consummated without the approval of both of the Qualigen Proposals by the requisite Qualigen Stockholders.

Q:	What will Qualigen securityholders receive in the merger?

A:	At or prior to the Effective Time:

●	each share of Qualigen common stock outstanding immediately prior to the Effective Time (excluding any shares of Qualigen common stock held as treasury stock or dissenting shares) will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio described below;

●	each share of Qualigen Series Alpha preferred stock to be issued to the Investor in or in connection with the Pre-Closing Qualigen Financing (described below) outstanding immediately prior to the Effective Time (excluding dissenting shares) will be automatically converted into the right to receive shares of Ritter Series Alpha preferred stock on a one-for-one basis;

●	each share of Qualigen preferred stock (other than the Qualigen Series Alpha preferred stock) outstanding immediately prior to the Effective Time will be converted into the applicable number of shares of Qualigen common stock and thereafter in the merger all such shares of Qualigen common stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio described below;

●	Qualigen Convertible Notes outstanding immediately prior to the Effective Time will be converted into the applicable number of shares of Qualigen capital stock and thereafter in the merger all such shares of Qualigen capital stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio described below or (as the case may be) into Ritter Series Alpha preferred stock; and

●	all Qualigen warrants outstanding immediately prior to the Effective Time will be assumed by Ritter and converted into Ritter warrants, with the number of shares and exercise price being appropriately adjusted by the Exchange Ratio.

Based on the Exchange Ratio, at the Closing, the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis (which will include all shares reserved for issuance under the Ritter 2020 Plan), assuming Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing. For a more complete description of what Qualigen securityholders will receive in the merger, please see the sections entitled “The Merger— Merger Consideration and Exchange Ratio” beginning on page 106 of this joint proxy and consent solicitation statement/prospectus.

Q:	What will Ritter Stockholders, Ritter option holders and Ritter warrant holders receive in the merger?

A:	Each share of Ritter common stock outstanding as of immediately before the Effective Time will remain outstanding after the Effective Time.

At or before the Effective Time, Ritter, the CVR Holders’ Representative and the CVR Consultant will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the Merger Agreement and the CVR Agreement, each Ritter Stockholder of record as of immediately prior to the Effective Time (after giving effect to the exercise of any outstanding Ritter stock options or Ritter warrants and the conversion of any outstanding Ritter preferred stock) will continue to own and hold their existing shares of Ritter common stock and will receive one contingent value right (a “CVR”) for each share of Ritter common stock held by such stockholder, entitling the holder to receive the net proceeds, if any, from any sale, license, transfer, spin-off or other monetizing event of all or any part of Ritter’s intellectual property or technology (a “Legacy Monetization”) that is entered into during the period beginning on the date the Merger Agreement was signed and ending on the third anniversary of the Closing. The CVRs will not be transferable by the CVR holders (the “CVR Holders”), except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. The CVRs will terminate on the tenth anniversary of the Effective Time (the “CVR Termination Date”). No payments with respect to the CVRs will be payable in respect of any Legacy Monetization actually received after the CVR Termination Date by Ritter. From and after the CVR Termination Date, any further proceeds received by Ritter arising from any Legacy Monetization will be retained by Ritter and will not be distributed to the CVR Holders. There is currently no third-party sale or transaction involving RP-G28 planned or contemplated and there is no guarantee that Ritter will be able to find a buyer or strategic partner for these assets, particularly in light of the failed Liberatus Phase 3 clinical trial. See the section entitled “Agreements Related to the Merger—Contingent Value Rights Agreement” beginning on page 129 of this joint proxy and consent solicitation statement/prospectus.

Except as otherwise described in this joint proxy and consent solicitation statement/prospectus, each outstanding and unexercised Ritter option held by a Ritter Stockholder will remain outstanding after the Effective Time and be exercisable by the holder thereof in accordance with its terms, unless otherwise determined by the administrator of the relevant Ritter stock plan in accordance with the terms thereof.

Prior to the Effective Time, Ritter will (i) terminate, redeem or cause to be exercised or (ii) cause the waiver or amendment for the deletion of any anti-dilution adjustment provisions and any provisions that entitle the holder thereof to receive a cash payment as a consequence of the merger in, substantially all of the holders of Ritter’s warrants, which either (a) contain an anti-dilution adjustment provision or (b) are entitled to receive a cash payment as a consequence of the merger. Unless terminated, redeemed or exercised in accordance with the foregoing, at the Effective Time, each Ritter warrant that is outstanding and unexercised immediately prior to the Effective Time will survive the Closing and remain outstanding in accordance with its terms.

Q:	Who will be the directors of Ritter following the merger?

A:	Following the Closing, the Ritter Board will consist of seven directors, with six directors to be designated by Qualigen, including the following individuals:

Name	Title

Michael S. Poirier	Chairman

Kurt H. Kruger	Director

Richard A. David, MD FACS	Director

Matthew Korenberg	Director

Qualigen intends to designate a fifth director and a sixth director, at least one of whom will be, as contemplated by California law applicable to California public companies, a qualified female director.

The Merger Agreement calls for one member of the post-merger Ritter Board to be designated by the pre-merger Ritter Board, subject to the reasonable approval and consent of the members of the post-merger Ritter Board who have been designated by Qualigen. Ira Ritter has been designated by the pre-merger Ritter Board, and has been approved and consented to by the members of the post-merger Ritter Board who have been designated by Qualigen.

Q:	Who will be the executive officers of Ritter immediately following the merger?

A:	Immediately following the consummation of the merger, Michael Poirier, President, Chief Executive Officer and Chairman of Qualigen, will serve as Ritter’s President and Chief Executive Officer. The executive management team of Ritter is expected to be composed solely of the members of pre-merger Qualigen’s executive management team, as follows:

Name	Title

Michael S. Poirier	President & Chief Executive Officer

Christopher L. Lotz	Vice President of Finance, Chief Financial Officer

Shishir K. Sinha	Vice President of Operations

Wajdi Abdul-Ahad, PhD	Vice President, Research and Development, Chief Scientific Officer

Q:	What are the material U.S. federal income tax consequences of the merger?

A:

In the opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation (“Stradling”), counsel to Qualigen, and subject to the Tax Opinion Representations and Assumptions, the merger should qualify as either a tax-free contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the representations, assumptions and exclusions described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 of this joint proxy and consent solicitation statement/prospectus, a Qualigen U.S. Holder generally should not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Qualigen stock for shares of Ritter stock in the merger. However, it is possible that, under certain circumstances, the merger will not satisfy the requirements to qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code. Further, if any of the Tax Opinion Representations and Assumptions is incorrect, incomplete or inaccurate or is breached, the accuracy of the opinion described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy and consent solicitation statement/prospectus.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 of this joint proxy and consent solicitation statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the merger to Qualigen U.S. Holders. The tax consequences to you of the merger will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you of the merger.

Q:	What are the material U.S. federal income tax consequences of the receipt of CVRs and the Reverse Stock Split to U.S. Holders of Ritter?

A:	In the opinion of Reed Smith LLP (“Reed Smith”), Ritter’s legal counsel, based on the facts, assumptions limitations and exclusions described in this joint proxy and consent solicitation statement/prospectus, the issuance of the CVRs to Ritter U.S. Holders under the terms expressed in the form of the CVR Agreement in the form attached as Annex D to this joint proxy and consent solicitation statement/prospectus is more likely than not to be treated as a distribution of property with respect to Ritter common stock. Please review the information in the section entitled “Agreements Related to the Merger—Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” for a more complete description of the material U.S. federal income tax consequences of the receipt of CVRs to Ritter U.S. Holders, including possible alternative treatments. A Ritter U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split. Please review the information in the section entitled “Proposal No. 2: Approval of an Amendment to the Ritter Certificate of Incorporation to Effect the Reverse Stock Split—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 139 of this joint proxy and consent solicitation statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Reverse Stock Split to Ritter U.S. Holders.

A Ritter U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split.

The tax consequences to you of the receipt of CVRs and the Reverse Stock Split will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.

Q:	What is the Pre-Closing Qualigen Financing?

A:	As a condition to signing the Merger Agreement, Qualigen has entered into a financing commitment letter with the Investor to sell to the Investor shares of Qualigen Series Alpha preferred stock (and associated warrants) for at least $4 million in cash no later than immediately prior to the Effective Time (the “Pre-Closing Qualigen Financing”). The consummation of the Pre-Closing Qualigen Financing is a condition to the merger.

Q:	As a Ritter Stockholder, how does the Ritter Board recommend that I vote?

A:	After careful consideration, the Ritter Board recommends that Ritter Stockholders vote “FOR” all of the proposals described in this joint proxy and consent solicitation statement/prospectus.

Q:	As a Qualigen Stockholder, how does the board of directors of Qualigen (the “Qualigen Board”) recommend that I vote?

A:	After careful consideration, the Qualigen Board recommends that Qualigen Stockholders execute the written consent to approve and adopt the merger, the Merger Agreement, and the transactions contemplated therein, substantially in accordance with the terms of the Merger Agreement and the other agreements contemplated by the Merger Agreement, and to approve and adopt the Qualigen COI Amendment, as described in this joint proxy and consent solicitation statement/prospectus.

Q:	What risks should I consider in deciding whether to vote in favor of the merger or to execute and return the written consent, as applicable?

A:	You should carefully review the section entitled “Risk Factors” beginning on page 29 of this joint proxy and consent solicitation statement/prospectus which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Ritter and Qualigen, as independent companies, are subject.

Q:	Who can vote at the Ritter special meeting?

A:	Only Ritter Stockholders as of the Ritter Record Date will be entitled to vote at the Ritter special meeting. At the close of business on the Ritter Record Date, there were 45,713,862 shares of Ritter common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on the Ritter Record Date, your shares of Ritter common stock were registered directly in your name with Ritter’s transfer agent, Corporate Stock Transfer, Inc., then you are a Ritter Stockholder of record. As a Ritter Stockholder of record, you may vote at the Ritter special meeting or vote by proxy. Whether or not you plan to attend the Ritter special meeting online, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed on the proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If your shares of Ritter common stock are held by your broker, bank or other nominee, that is, in “street name,” you will receive a voting instruction card from the institution that holds your shares. Please follow the instructions included on that voting instruction card regarding how to instruct your broker, bank or other nominee to vote your shares of Ritter common stock. If you are a beneficial owner, you may not vote your shares at the Ritter special meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Q:	How many votes do I have for the Ritter special meeting?

A:	On each matter to be voted upon at the Ritter special meeting, you have one vote for each share of Ritter common stock you own as of the Ritter Record Date.

Q:	What is the quorum requirement for the Ritter special meeting?

A:	The quorum requirement for holding the Ritter special meeting and transacting business is a majority of the outstanding shares of Ritter common stock. The shares may be present in person or represented by proxy at the Ritter special meeting. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

Q:	What are “broker non-votes”?

A:	A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. Brokers have discretionary authority to vote on matters that are deemed “routine,” but brokers do not have discretionary authority to vote on matters that are deemed “non-routine”.

Brokers are expected to have discretionary authority to vote on Proposal Nos. 3 and 5. Brokers are not expected to have discretionary authority to vote on Proposal Nos. 1, 2 and 4. This means that banks, brokers and other financial intermediaries may not vote on Proposal Nos. 1, 2 and 4 in their discretion on behalf of clients (the beneficial owners) who have not furnished voting instructions at least 10 days before the date of the Ritter special meeting, provided the proxy materials have been distributed at least 15 days before the date of the Ritter special meeting. To ensure your vote is counted at the Ritter special meeting, you should instruct your broker to vote your shares, following the procedures provided by the institution that holds your shares.

Q.	Who is entitled to deliver written consents to Qualigen to approve the Qualigen Proposals?

A:	Only Qualigen Stockholders of record at the close of business on the Qualigen Record Date will be entitled to sign and return the Qualigen written consent approving the Qualigen Proposals. At the close of business on the Qualigen Record Date, 5,602,212 shares of Qualigen common stock were issued and outstanding, 2,412,887 shares of Qualigen Series A preferred stock were issued and outstanding, 7,707,736 shares of Qualigen Series B preferred stock were issued and outstanding, 3,300,715 shares of Qualigen Series C convertible preferred stock were issued and outstanding, 1,508,305 shares of Qualigen Series D convertible preferred stock were issued and outstanding, and 643,511 shares of Qualigen Series D-1 convertible preferred non-voting stock were issued and outstanding.

Q:	How many “votes” do I have as a Qualigen Stockholders in the consent solicitation?

A:	On each matter being submitted to Qualigen Stockholders for approval, you have one vote for each share of Qualigen common stock you own as of the Qualigen Record Date, 0.5333 votes for each share of Qualigen Series A preferred stock you own as of the Qualigen Record Date, 0.3333 votes for each Qualigen Series B preferred stock you own as of the Qualigen Record Date, 3.0000 votes for each share of Qualigen Series C convertible preferred stock you own as of the Qualigen Record Date, and 3.1172 votes for each share of Qualigen Series D convertible preferred stock you own as of the Qualigen Record Date. In addition, holders of the shares of the Qualigen Series D-1 convertible preferred non-voting stock as of the Qualigen Record Date will have one vote per share of Qualigen Series D-1 convertible preferred non-voting stock, but only in the intra-series vote.

Q:	When do you expect the merger to be consummated?

A:	Ritter and Qualigen anticipate that the merger will occur sometime soon after the Ritter special meeting to be held on May 14, 2020, but the companies cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement— Conditions to the Completion of the Merger” beginning on page 116 this joint proxy and consent solicitation statement/prospectus.

Q:	What do I need to do now?

A:	Ritter and Qualigen urge you to read this joint proxy and consent solicitation statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are a Ritter Stockholder of record, you may provide your proxy instructions in one of four different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via telephone or via the Internet by following the instructions on your proxy card or voting instruction form. Finally, you can vote your shares online at the Ritter special meeting; see “How can I vote and attend the Ritter special meeting online?” below. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Ritter special meeting.

Ritter Stockholders who hold shares of Ritter common stock through a bank, broker or other nominee may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this joint proxy and consent solicitation statement/prospectus. If you wish to vote at the Ritter special meeting, you must obtain a legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the Ritter special meeting.

If you are a Qualigen Stockholder as of the close of business on the Qualigen Record Date, and after carefully reading and considering the information contained in this joint proxy and consent solicitation statement/prospectus you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it to Qualigen at the address below, or email a .pdf copy of your signed and dated written consent to Qualigen to the email address below. Please also sign and return your lock-up agreement in the same manner.

●	By Mail. If you choose to submit your written consent by mail, simply complete the enclosed written consent, date and sign it, and return it to Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, CA 92011

●	By Email. If you choose to submit your written consent by email, once you have completed, dated and signed the written consent, you may deliver it to Qualigen by emailing a .pdf copy of your written consent to vote@qualigeninc.com.

Q:	What is the deadline for submission of written consents by Qualigen Stockholders?

A:

Qualigen has set May 15, 2020 as the Qualigen consent deadline (the “Qualigen Consent Deadline”). Qualigen reserves the right to extend the Qualigen consent deadline beyond the Qualigen Consent Deadline, and any such extension may be made without notice to Qualigen Stockholders.

Q:	What happens if I do not return a Ritter proxy card or otherwise provide proxy instructions, as applicable?

A:

If you are a Ritter Stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting “AGAINST” Proposal No. 2, but will have no effect on Proposal Nos. 1, 3, 4 and 5.

Q:	What happens if I do not execute and return a Qualigen Stockholder written consent?

A:

If you are a Qualigen Stockholder, the failure to execute and return a Qualigen Stockholder written consent will have the same effect as voting “AGAINST” the Qualigen Proposals being presented to Qualigen Stockholders for approval.

Q:	When and where is the special meeting of Ritter’s stockholders?

A:	The Ritter special meeting will be held at 9:00 a.m., Pacific time, on May 14, 2020. The Ritter special meeting will be held entirely via the internet as a virtual meeting. Online access will begin at 8:45 a.m., Pacific time, and Ritter encourages its stockholders to access the meeting prior to the start time. For instructions on how to attend the Ritter special meeting online see “How can I vote and attend the Ritter special meeting of stockholders online” below.

Q:	How can I vote and attend the Ritter special meeting online?

A:

If your shares of Ritter common stock are registered directly in your name with Ritter’s transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Ritter. If you are a stockholder of record, you may attend the Ritter special meeting and vote your shares online at the meeting. Even if you plan to attend the Ritter special meeting online, Ritter requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Ritter special meeting if you become unable to attend.

If your shares of Ritter common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Ritter special meeting online. Because a beneficial owner is not the stockholder of record, you may not vote your shares at the Ritter special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Ritter special meeting.

The Ritter special meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Ritter special meeting and submit your questions during the meeting by attending virtually at www.virtualshareholdermeeting.com/RTTR2020. Ritter stockholders and proxy holders will be able to vote their shares online at the Ritter special meeting. To attend the Ritter special meeting online, you will need the control number included on the proxy card or voting instruction card that accompanied your proxy materials. The live webcast will begin promptly at 9:00 a.m., Pacific time. We encourage you to access the Ritter special meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific time, and you should allow ample time for the check-in procedures.

Q:	If my Ritter shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Unless your broker has discretionary authority to vote on the matter, your broker will not be able to vote your shares of Ritter common stock without instructions from you. It is expected that brokers will have discretionary authority to vote on Proposal Nos. 3 and 5. Brokers will not have discretionary authority to vote on Proposal Nos. 1, 2 or 4. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a Ritter proxy or provided proxy instructions?

A:	Ritter Stockholders of record may change their vote at any time before their proxy is voted at the Ritter special meeting in one of three ways. First, a Ritter Stockholder of record may file with Ritter’s transfer agent a written notice of revocation. Second, a Ritter Stockholder of record may timely deliver a valid, later-dated proxy by telephone, on the Internet, or by mail. Third, a Ritter Stockholder of record may attend the Ritter special meeting and vote online at the meeting. Participation in the Ritter special meeting will not by itself revoke a previously granted proxy unless the Ritter Stockholder of record also votes at the Ritter special meeting.

If a stockholder who owns shares of Ritter common stock in “street name” has instructed a broker to vote its shares of Ritter common stock, the stockholder must follow directions received from its broker to change those instructions if the stockholder wishes to change the instructions.

Q:	May I change my vote after I have submitted a Qualigen Stockholder written consent?

A:	Qualigen Stockholders of record may withdraw their written consent, at any time before the Qualigen Consent Deadline, by sending Qualigen a written notice of revocation by mail or by email.

Q:	Who is paying for this proxy solicitation?

A:	Ritter and Qualigen will share equally the cost of printing and filing this joint proxy and consent solicitation statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Ritter common stock for the forwarding of solicitation materials to the beneficial owners of Ritter common stock. Ritter will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Ritter has engaged Georgeson, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $15,000 and the reimbursement of customary disbursements, which are not expected to exceed $50,000 in total.

Qualigen has engaged Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $10,000 and the reimbursement of customary disbursements.

Q:	Who can help answer my questions?

A:	If you are a Ritter Stockholder and would like additional copies, without charge, of this joint proxy and consent solicitation statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

Attention: John Beck

Email: John@ritterpharma.com

If you are a Qualigen Stockholder, and would like additional copies, without charge, of this joint proxy and consent solicitation statement/prospectus or if you have questions about the merger, including the procedures for “voting” your shares, you should contact:

Qualigen, Inc.

2042 Corte Del Nogal

Carlsbad, CA 92011

Email: vote@qualigeninc.com

PROSPECTUS SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the Ritter special meeting and Qualigen’s stockholder actions that are the subject of the written consent, you should read this entire joint proxy and consent solicitation statement/prospectus carefully, including the Merger Agreement attached as Annex A, Annex B and Annex C and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 237 of this joint proxy and consent solicitation statement/prospectus.

The Companies

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

Ritter develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Ritter’s only product candidate, RP-G28, is an orally administered, high purity galacto-oligosaccharide (GOS), for the treatment of lactose intolerance (LI), a condition that affects millions of people worldwide.

Qualigen, Inc.

2042 Corte Del Nogal

Carlsbad, CA 92011

Qualigen is a biotechnology company which intends to focus on developing novel therapeutics for the treatment of cancer and infectious diseases using nanoparticle coating technology similar to the core nanoparticle coating technology in its U.S. Food and Drug Administration (“FDA”)-approved FastPack® System, which has been used in Qualigen’s blood-testing diagnostic products for almost 20 years. Qualigen also maintains an ongoing business of manufacturing and selling these diagnostic instruments and test kits for use in physician offices and other point-of-care locations. Qualigen’s cancer therapeutics pipeline includes AS1411-GNP (“ALAN”), RAS-F3 and the Selective Target Antigen Removal System (“STARS”).

RPG28 Merger Sub Inc.

Merger Sub is a wholly-owned subsidiary of Ritter, formed solely for the purposes of carrying out the merger.

The Merger (see page 93)

On January 15, 2020, Ritter, Merger Sub, and Qualigen entered into that certain Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter.

Under the Exchange Ratio formula set forth in the Merger Agreement, upon the Closing, on a pro forma basis and based upon the number of shares of Ritter common stock expected to be issued in the merger, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis (which will include all shares reserved for issuance under the new Ritter 2020 Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing. For a more complete description of the Exchange Ratio please see the section entitled “The Merger Agreement” beginning on page 114 of this joint proxy and consent solicitation statement/prospectus.

Reasons for the Merger (see pages 100 and 103)

Ritter and Qualigen believe that the combined company will have the following potential advantages:

●

Expanded Pipeline with History of Revenue. Qualigen has a pipeline of cancer therapeutics that, if approved by the applicable regulatory authorities, will complement its commercialized revenue-generating diagnostic-device products.

●	Management Team. It is expected that the combined company will be led by the experienced senior management from Qualigen and a board of directors with representation from each of Ritter and Qualigen.

●	Cash Resources. The combined company is expected to have sufficient cash at the Closing for the combined company to sustain its operations and the combined company’s public company structure will provide it with access to the public market to seek to raise additional funds in the future.

Each of the Ritter Board and Qualigen Board also considered other reasons for the merger, as described herein. For example, the Ritter Board considered, among other things:

●	the belief that a go it alone scenario was not without significant risk and dilution to the Ritter Stockholders, taking into account Ritter’s business, operational and financial prospects, including its cash position, the substantially diminished price of the Ritter common stock following the public announcement by Ritter that its Phase 3 clinical trial of RP-G28 failed to demonstrate statistical significance in its pre-specified endpoints; and

●	the conclusion that the merger provides existing Ritter Stockholders a significant opportunity to participate in the potential growth of the combined company following the merger, while potentially receiving certain cash payments from the grant, sale or transfer of rights to RP-G28 during a certain period following Closing on account of the CVR Agreement to be executed at the Effective Time.

In addition, the Qualigen Board approved the merger based on a number of factors, including the following:

●	to obtain for the Qualigen Stockholders a supermajority interest in Ritter as a vehicle, with common stock listed on the Nasdaq Capital Market, to carry forward (on a consolidated basis) Qualigen’s legacy and prospective business efforts;

●	to procure the $4,000,000 Pre-Closing Qualigen Financing from the Investor (which would not be made available by the Investor except in the context of a transaction by which Qualigen engaged in a “reverse merger” transaction such as the merger with a public-company vehicle having common stock listed on the Nasdaq Capital Market), in view of Qualigen’s inability to otherwise procure an equivalent financing from the Investor or anyone else in view of Qualigen’s private-company illiquidity and liquidation-preference-heavy current capital structure;

●

to obtain for the Qualigen Stockholders the liquidity advantages associated with owning common stock in a publicly traded company listed on the Nasdaq Capital Market (and which has a large number of street-name beneficial owners of common stock), as opposed to owning their current illiquid Qualigen private-company stock; and

●	to obtain advantages generally associated with being a publicly traded company, including better access to potential future financing, name recognition and validation to benefit its business offerings and personnel recruitment efforts, and a better ability to attract and retain key personnel by offering stock options exercisable for publicly-traded common stock and similar equity incentives.

Material U.S. Federal Income Tax Consequences of the Merger (see page 108)

In the opinion of Stradling, and subject to the Tax Opinion Representations and Assumptions, the merger should qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the representations, assumptions and exclusions described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 of this proxy statement/prospectus/information, a Qualigen U.S. Holder generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Qualigen capital stock for shares of Ritter stock in the merger. However, it is possible that, under certain circumstances, the merger will not satisfy the requirements to qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code. Further, if any of the Tax Opinion Representations and Assumptions is incorrect, incomplete or inaccurate or is breached, the accuracy of the opinion described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy and consent solicitation statement/prospectus.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 of this joint proxy and consent solicitation statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the merger to Qualigen U.S. Holders. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Material U.S. Federal Income Tax Consequences of Receipt of CVRs and the Reverse Stock Split (see pages 131 and 139)

In the opinion of Reed Smith, Ritter’s legal counsel, based on the facts, assumptions, limitations and exclusions set forth in this joint proxy and consent solicitation statement/prospectus, the issuance of the CVRs to Ritter U.S. Holders under the terms expressed in the form of the CVR Agreement attached as Annex D to this joint proxy and consent solicitation statement/prospectus is more likely than not to be treated as a distribution of property with respect to Ritter common stock. Please review the information in the section entitled “Agreements Related to the Merger—Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” beginning on page 131 of this joint proxy and consent solicitation statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the receipt of CVRs to Ritter U.S. Holders, including possible alternative treatments.

A Ritter U.S. Holder should not recognize gain or loss upon the Reverse Stock Split. Please review the information in the section entitled “Proposal No. 2: Approval of an Amendment to the Ritter Certificate of Incorporation to Effect the Reverse Stock Split—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 139 of this joint proxy and consent solicitation statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Reverse Stock Split to Ritter U.S. Holders.

The tax consequences to you of the receipt of CVRs and the Reverse Stock Split will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you.

Overview of the Merger Agreement

Merger Consideration (see page 106)

At the Effective Time, each share of Qualigen common stock outstanding immediately prior to the Effective Time (excluding any shares of Qualigen common stock held as treasury stock or dissenting shares) will be converted solely into the right to receive a number of shares of Ritter common stock equal to the Exchange Ratio.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time:

●	each share of Qualigen common stock held as treasury stock or otherwise by Qualigen, Merger Sub or any subsidiary of Qualigen immediately prior to the Effective Time will be canceled and retired and will cease to exist, with no consideration being delivered in exchange for such cancellation;

●	each share of Qualigen common stock outstanding immediately prior to the Effective Time (excluding any shares described above or dissenting shares) will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio;

●	each share of Qualigen Series Alpha preferred stock to be issued to the Investor in or in connection with the Pre-Closing Qualigen Financing (or otherwise) outstanding immediately prior to the Effective Time (excluding dissenting shares) will be automatically converted into the right to receive shares of Ritter Series Alpha preferred stock on a one-for-one basis;

●	each share of Qualigen preferred stock (other than the Qualigen Series Alpha preferred stock) outstanding immediately prior to the Effective Time will be converted into the applicable number of shares of Qualigen common stock in accordance with the applicable provisions of Qualigen’s certificate of incorporation and thereafter in the merger all such shares of Qualigen common stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio;

●	the Qualigen Convertible Notes outstanding immediately prior to the Effective Time will be converted into the applicable number of shares of Qualigen capital stock and thereafter in the merger all such shares of Qualigen capital stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio or (as the case may be) into Ritter Series Alpha preferred stock;

●	all Qualigen warrants outstanding immediately prior to the Effective Time will be assumed by Ritter and converted into Ritter warrants, with the number of shares and exercise price being appropriately adjusted by the Exchange Ratio; and

●	each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the combined company.

The Merger Agreement does not provide for an adjustment to the total number of shares of Ritter common stock that Qualigen Stockholders will be entitled to receive for changes in the market price of Ritter common stock. Accordingly, the market value of the shares of Ritter common stock issued pursuant to the merger will depend on the market value of the shares of Ritter common stock at the time the merger closes, and could vary significantly from the market value on the date of this joint proxy and consent solicitation statement/prospectus.

Fractional Shares (see page 138)

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share

Treatment of Ritter Options and Warrants (see page 115)

Except as described in this joint proxy and consent solicitation and unless the Ritter Board (or a committee of the Ritter Board) determines to take other action with respect to any Ritter options, including cancellation of such options, each outstanding and unexercised Ritter option will remain outstanding after the Effective Time and be exercisable by the holder of such option in accordance with its terms.

Prior to the Effective Time, with respect to substantially all Ritter warrants that either contain an anti-dilution adjustment provision or are entitled to receive a cash payment as a consequence of the merger, Ritter will terminate, redeem or cause to be exercised such warrants, or cause the waiver or amendment for the deletion of any anti-dilution adjustment provisions and any provisions that entitle the holder of such Ritter warrants to receive a cash payment as a consequence of the merger. Unless terminated, redeemed or exercised in accordance with the foregoing sentence, at the Effective Time, each Ritter warrant that is outstanding and unexercised immediately prior to the Effective Time will survive the Closing and remain outstanding in accordance with its terms.

Conditions to the Completion of the Merger (see page 116)

To consummate the merger, Ritter Stockholders must approve Proposal Nos. 1, 2, 3 and 4. Additionally, Qualigen Stockholders must (i) adopt and approve the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement, and (ii) adopt and approve the Qualigen COI Amendment.

In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement, as described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 116 of this joint proxy and consent solicitation statement/prospectus must be satisfied or waived.

No Shop (see page 120)

Each of Ritter and Qualigen agreed that during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the merger or the termination of the Merger Agreement, except as described below, Ritter and Qualigen will not, nor will either party authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it to, directly or indirectly:

●	solicit, initiate or knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” (each as defined below);

●	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

●	approve, endorse or recommend an acquisition proposal;

●	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any “acquisition transaction” as defined below (other than a confidentiality agreement permitted by the Merger Agreement); or

●	publicly propose to do any of the above.

Termination (see page 126)

Either Ritter or Qualigen may terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fee (see page 127)

If the Merger Agreement is terminated under certain circumstances, Ritter or Qualigen will be required to pay the other party a termination fee of $100,000.

CVR Agreement (see page 129)

Pursuant to the CVR Agreement, holders of Ritter capital stock of record as of immediately before the Effective Time (or as of such other date as may be mutually agreed by Ritter and Qualigen) will be entitled to receive one contractual CVR issued by Ritter subject to and in accordance with the terms and conditions of the CVR Agreement for each share of Ritter common stock held by such stockholder (after giving effect to the exercise of any outstanding Ritter options or Ritter warrants and the conversion of any outstanding Ritter preferred stock, but not to be adjusted for any reverse split to be effected in connection with the merger). Each CVR will entitle its holder to receive a pro rata portion of the net proceeds, if any, from any Legacy Monetization that is entered into during the period beginning on January 15, 2020 and ending on the date that is 36 months following the closing date of the merger.

Under the CVR Agreement, the combined company will make available up to $350,000 (subject to any reduction pursuant to the terms of the Merger Agreement), to be allocated in accordance with the good-faith discretion of the CVR Consultant or the CVR Holders’ Representative, but with the intention that it be expended at a rate sufficient that it last for 36 months after the merger (subject to earlier use as needed for the execution of any particular Legacy Monetization), for certain expenses to be incurred by Ritter in pursuing and closing any Legacy Monetization (the “Ongoing Support Funding”).

The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances; will not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs will not represent any equity or ownership interest in Ritter (or in Qualigen) or in all or any part of Ritter’s intellectual property or technology, or any other asset.

There is currently no third-party sale or transaction involving RP-G28 planned or contemplated and there is no guarantee that Ritter will be able to find a buyer or strategic partner for these assets, particularly in light of the failed Liberatus Phase 3 clinical trial.

Nasdaq Listing (see page 111)

Ritter will file an initial listing application with Nasdaq pursuant to Nasdaq Stock Market LLC “business combination” rules. If such application is accepted, Ritter anticipates that Ritter common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “QLGN.”

Lock-up Agreements (see page 134)

It is a condition to the Closing that Qualigen stockholders holding at least 50% of Qualigen capital stock (solely in their capacity as Qualigen Stockholders), which will include Sekisui Diagnostics, LLC (“Sekisui”), and each executive officer and director of Qualigen who is elected or appointed, as applicable, as an executive officer and/or director of Ritter as of immediately following the Closing, will execute and deliver to Ritter lock-up agreements (the “Lock-Up Agreements”) in substantially the form attached as an exhibit to the Merger Agreement.

Ritter may waive the restrictions applicable to certain Qualigen Stockholders in its discretion and as needed to comply with the initial listing requirements of the Nasdaq Stock Market LLC and as described under the section entitled “Agreements Related to the Merger—Lock-Up Agreements” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

Management Following the Merger (see page 203)

Effective as of the Closing, Ritter’s officers and directors are expected to include:

Name	Age	Position
Michael S. Poirier	64	Chairman, President & CEO
Christopher L. Lotz	55	Vice President of Finance, CFO
Shishir K. Sinha	53	Vice President of Operations
Wajdi Abdul-Ahad, PhD	67	Vice President, Research & Development, Chief Scientific Officer
Kurt H. Kruger	64	Director
Richard A. David, MD FACS	60	Director
Matthew Korenberg	45	Director
Ira E. Ritter	71	Director

The Merger Agreement calls for one member of the post-merger Ritter Board to be designated by the pre-merger Ritter Board, subject to the reasonable approval and consent of the members of the post-merger Ritter Board who have been designated by Qualigen. Ira Ritter has been designated by the pre-merger Ritter Board, and has been approved and consented to by the members of the post-merger Ritter Board who have been designated by Qualigen.

Qualigen intends to designate a sixth director and a seventh director, at least one of whom will be, as contemplated by California law applicable to California public companies, a qualified female director.

Interests of Certain Directors and Officers of Ritter and Qualigen (see page 103 and 105)

In considering the recommendation of the Ritter Board with respect to issuing shares of Ritter common stock as contemplated by the Merger Agreement and the other matters to be acted upon by Ritter Stockholders at the Ritter special meeting, Ritter Stockholders should be aware that certain members of the Ritter Board and certain of Ritter’s executive officers have interests in the merger that may be different from, or in addition to, the interests of Ritter Stockholders.

Andrew Ritter, currently the President and Chief Executive Officer of Ritter, and John Beck, Chief Financial Officer of Ritter, are expected to be terminated from their positions as officers of Ritter as of the Effective Time. Following the merger, Mr. Ritter and Mr. Beck will continue to provide services to the combined company as consultants.

Ira Ritter has been designated by the pre-merger Ritter Board for continued service on the board of directors of the combined company.

Ritter’s executive officers will be entitled to certain severance payments, executive bonuses and stock options and may be entitled to certain payments under the CVR Agreement (as described in this joint proxy and consent solicitation statement/prospectus).

At the Effective Time, Qualigen’s current directors and executive officers will each become directors and executive officers of Ritter as well as of Qualigen. Their Qualigen stockholdings will be treated in the merger the same as all other Qualigen stockholders’ stockholdings are treated in the merger. Their total compensation will not increase by virtue of taking on their additional positions at the Ritter level. However, if the merger results in a more successful development and commercialization of Qualigen’s therapeutics product programs, the merger might indirectly create conditions that could result, in the longer term, in the directors’ and executive officers’ compensation being raised to levels that it would not have been able to be raised to without the merger.

Risk Factors (see page 29)

Both Ritter and Qualigen are subject to various risks associated with their businesses and their industries. In addition, there are risks associated with the merger, including the possibility that the merger may not be completed, as well as the following risks:

●	Failure to complete the merger may result in either Ritter or Qualigen paying a termination fee to the other party and could significantly harm the market price of Ritter common stock and negatively affect the future business and operations of each company.

●	The issuance of Ritter common stock to Qualigen Stockholders pursuant to the Merger Agreement and the resulting change in control from the merger, as well as the other matters described in this joint proxy and consent solicitation statement/prospectus must be approved by Ritter Stockholders, and the Merger Agreement and transactions contemplated thereby (and the related Qualigen COI Amendment) must be approved and adopted by the Qualigen Stockholders. Failure to obtain these approvals would prevent the Closing.

●	The merger may be completed even though certain events occur prior to the Closing that materially and adversely affect Ritter or Qualigen.

●	Some Ritter and Qualigen officers and directors have interests in the merger that are different from the respective stockholders of Ritter and Qualigen and that may influence them to support or approve the merger without regard to the interests of the respective stockholders of Ritter and Qualigen.

●	The market price of Ritter common stock following the merger may decline as a result of the merger.

●	Ritter Stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

●	Ritter Stockholders and Qualigen securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the Closing as compared to their current ownership and voting interest in the respective companies.

●	Ritter Stockholders and Qualigen Stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

●	During the pendency of the merger, Ritter and Qualigen may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

●	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

●	Because the lack of a public market for Qualigen capital stock makes it difficult to evaluate the value of Qualigen capital stock, the Qualigen Stockholders may receive shares of Ritter common stock in the merger that have a value that is less than, or greater than, the fair market value of Qualigen capital stock.

●	If the conditions to the merger are not met, the merger will not occur.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” beginning on page 29 of this joint proxy and consent solicitation statement/prospectus. Ritter and Qualigen both encourage you to read and consider all of these risks carefully.

Governmental and Regulatory Approvals (see page 108)

In the United States, Ritter must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Ritter’s capital stock and the filing of this joint proxy and consent solicitation statement/prospectus with the SEC.

Anticipated Accounting Treatment (see page 111)

For accounting purposes, Qualigen is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Ritter by Qualigen because the primary assets of Ritter, which primarily include cash and cash equivalents and prepaid expenses, will be nominal at the close of the merger.

Appraisal Rights (see page 112)

Holders of Ritter common stock are not entitled to appraisal rights in connection with the merger. Holders of Qualigen common stock are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights, please see the provisions of Section 262 of the DGCL attached as Annex H and the section entitled “The Merger—Appraisal Rights” beginning on page 112 of this joint proxy and consent solicitation statement/prospectus.

Comparison of Stockholder Rights (see page 220)

Both Ritter and Qualigen are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If Proposals Nos. 1, 2, 3 and 4 are approved by Ritter Stockholders at the Ritter special meeting and, the merger is completed, Qualigen Stockholders will become stockholders of Ritter, and as such, their rights will be governed by the DGCL, Ritter’s amended and restated bylaws (the “Ritter Bylaws”) and the Ritter Certificate of Incorporation. The rights of Ritter Stockholders contained in the Ritter Certificate of Incorporation and Ritter Bylaws differ from the rights of Qualigen Stockholders under the certificate of incorporation and bylaws, each as amended, of Qualigen, as more fully described under the section entitled “Comparison of Rights of Holders of Ritter Stock and Qualigen Stock” beginning on page 220 of this joint proxy and consent solicitation statement/prospectus.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for Ritter and Qualigen, summary unaudited pro forma condensed combined financial data for Ritter and Qualigen, and comparative historical and unaudited pro forma per share data for Ritter and Qualigen.

Selected Historical Financial Data of Ritter

The selected statements of operations data for the years ended December 31, 2019 and 2018 and the selected balance sheet data as of December 31, 2019 and 2018 are derived from Ritter’s audited financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus. Ritter’s historical results are not necessarily indicative of the results that may be expected in any future period.

The selected historical financial data below should be read in conjunction with the sections titled “Ritter Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors—Risks Related to Ritter” and Ritter’s financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus.

	Years ended December 31,
	2019	2018

Statement of Operations Data:
Operating costs and expenses:
Research and development	$6,126,972	$12,259,940
Patent costs	146,281	204,396
General and administrative	4,570,932	5,425,033
Total operating costs and expenses	10,844,185	17,889,369
(Loss) from operations	(10,844,185)	(17,889,369)
Other income (expense):
Interest income	123,052	126,835
Other income	588,114	893,823
Net (loss)	$(10,133,019)	$(16,868,711)
Net loss per share, basic and diluted	$(1.06)	$(3.66)
Weighted average shares outstanding, basic and diluted	9,570,061	5,304,667

	As of December 31,
	2019	2018
Balance sheet data
Cash and cash equivalents	$1,699,971	$7,812,259
Total assets	2,797,024	15,319,902
Total liabilities	1,697,046	5,933,518
Total stockholders’ equity	1,099,978	9,386,384

Selected Historical Financial Data of Qualigen

The selected statements of operations data for the years ended March 31, 2019 and 2018 and the selected balance sheet data as of March 31, 2019 and 2018 are derived from Qualigen’s audited financial statements included elsewhere in this joint proxy consent solicitation statement/prospectus. The selected statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected balance sheet data as of December 31, 2019 are derived from Qualigen’s unaudited interim financial statements included elsewhere in this joint proxy consent solicitation statement/prospectus. Qualigen’s unaudited interim financial statements have been prepared in accordance with U.S. GAAP on the same basis as its audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for the fair presentation of those unaudited interim financial statements. Qualigen’s historical results are not necessarily indicative of the results that may be expected in any future period and the results for the nine months ended December 31, 2019 are not necessarily indicative of results to be expected for the full year ending March 31, 2020 or any other period.

The selected historical financial data below should be read in conjunction with the sections titled “Qualigen Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors—Risks Related to Qualigen’s Financial Condition and Capital Requirements” and Qualigen’s financial statements and related notes included elsewhere in this joint proxy consent solicitation statement/prospectus.

	Nine Months Ended December 31,		Year Ended March 31,
	2019	2018	2019	2018
Statements of Operations Data:
Net revenue	$4,101,212	$4,491,603	$5,803,044	$9,775,640

Operating expenses:
Cost of product sales	1,100,260	993,122	1,309,462	1,311,307
Cost of product sales-related party	1,886,118	2,103,366	2,795,331	3,868,333
General and administrative	591,689	851,139	1,053,249	1,248,869
Research and development	431,134	362,884	550,779	41,714
Research and development-related party	535,926	442,060	769,082	2,889,590
Sales and marketing	275,691	310,585	380,341	618,462

Total operating expenses	4,820,818	5,063,156	6,858,244	9,978,275

Loss from operations	(719,606)	(571,553)	(1,055,200)	(202,635)
Other income (expense):
Interest expense	(192,338)	(79,412)	(152,036)	(60,261)
Other income (expense)	1,627	9,268	11,489	(88,465)
Total other expense	(190,711)	(70,144)	(140,547)	(148,726)

Loss before provision for income taxes	(910,317)	(641,697)	(1,195,747)	(351,361)
Provision for income taxes	(4,619)	(4,619)	(4,619)	(5,087)
Net loss	$(914,936)	$(646,316)	$(1,200,366)	$(356,448)

Net loss per common share, basic and diluted	$(0.16)	$(0.12)	$(0.21)	$(0.06)
Weighted-average number of shares outstanding, basic and diluted	5,602,214	5,602,214	5,602,214	5,602,214

	As of December 31,		As of March 31,
	2019	2018	2019	2018
Balance sheet data
Cash and cash equivalents	$128,696	$415,009	$125,123	$60,723
Total assets	4,100,761	4,056,284	3,963,520	4,206,667
Total liabilities	5,163,821	3,682,963	4,111,644	3,187,030
Total stockholders’ (deficit) equity	(1,063,060)	373,321	(148,124)	1,019,637

Selected Unaudited Pro Forma Condensed Combined Financial Data of Ritter and Qualigen

The following unaudited pro forma information has been retroactively restated to reflect the impact, estimated to be one-for-30, of the proposed Reverse Stock Split described in Ritter Proposal No. 2, beginning on page 136 in this joint proxy and consent solicitation statement/prospectus.

	Nine Months Ended	Twelve Months Ended
	December 31,	March 31,
	2019	2019
Revenue
Net product sales	$1,625,516	$1,973,984
Net product sales- related party	2,435,696	3,829,060
Collaborative research revenue	40,000	-
Total revenues	4,101,212	5,803,044

Operating expenses
Cost of product sales	1,100,260	1,309,462
Cost of product sales- related party	1,886,118	2,795,331
General and administrative	4,009,044	6,478,282
Patent costs	97,656	204,396
Research and development	2,983,251	12,810,719
Research and development- related party	535,926	769,082
Sales and marketing	275,691	380,341
Total operating expenses	10,887,946	24,747,613

Loss from operations	(6,786,734)	(18,944,569)

Interest expense, net	92,738	19,236
Interest income	(51,761)	(126,835)
Other expense (income), net	(589,741)	(905,312)
Total other (income) expense	(548,764)	(1,012,911)

Loss before provision for income taxes	(6,237,970)	(17,931,658)

Provision for income taxes	(4,619)	(4,619)

Loss from continuing operations	$(6,242,589)	$(17,936,277)

Loss from continuing operations per share:
Basic and diluted	$(0.64)	$(1.81)

Weighted average number of shares	9,802,301	9,914,483

As of December 31, 2019
Unaudited Proforma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$6,004,755
Total assets	11,073,873
Total liabilities	4,177,330
Total stockholders’ equity	6,896,543

Comparative Historical and Unaudited Pro Forma Per Share Data

The following unaudited pro forma information has been retroactively restated to reflect the impact, estimated to be one-for-30, of the proposed Reverse Stock Split described in Ritter Proposal No. 2, beginning on page 136 in this joint proxy and consent solicitation statement/prospectus.

The information below reflects the unaudited pro forma net loss and book value per share after giving effect to the Merger of Ritter with Qualigen on a pro forma basis.

You should read the tables below in conjunction with the audited and unaudited financial statements of Ritter included in this joint proxy consent solicitation statement/prospectus and the unaudited financial statements of Qualigen included in this joint proxy consent solicitation statement/prospectus and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this joint proxy consent solicitation statement/prospectus.

	Nine Months Ended	Twelve Months Ended
	December 31, 2019	March 31, 2019
Ritter Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.54)	(3.66)
Book value per share	0.06	1.55
Qualigen Historical Per Common Share Data:
Basic and diluted net loss per share	(0.16)	(0.21)
Book value per share	(0.19)	(0.03)
Qualigen and Ritter Combined Company Pro Forma Data:
Basic and diluted net loss per share	$(0.64)	$(1.81)
Book value per share	0.66	N/A

MARKET PRICE AND DIVIDEND INFORMATION

Ritter common stock is listed on the Nasdaq Capital Market under the symbol “RTTR.” Qualigen is a private company and shares of Qualigen common stock and Qualigen preferred stock are not publicly traded. The closing price of Ritter common stock on January 17, 2020, the last trading day prior to the public announcement of the merger, was $0.2236 per share, and the closing price of Ritter common stock was $0.27 on April 8, 2020, each as reported on the Nasdaq Capital Market. Because the market price of Ritter common stock is subject to fluctuation, the market value of the shares of Ritter common stock that Qualigen Stockholders will be entitled to receive in the merger may increase or decrease.

Assuming approval of Proposal Nos. 1, 2, 3 and 4 and successful application for initial listing on the Nasdaq Capital Market, following the consummation of the merger, the Ritter common stock will trade on the Nasdaq Capital Market under the symbol “QLGN”.

As of March 26, 2020, the Ritter Record Date for the Ritter special meeting, there were approximately 141 holders of record of Ritter common stock. As of March 26, 2020, Qualigen had 538 holders of record of Qualigen common stock and 463 holders of record of Qualigen preferred stock. For detailed information regarding the beneficial ownership of certain Ritter Stockholders upon consummation of the merger, see the section entitled “Principal Stockholders of Combined Company” beginning on page 233 of this joint proxy and consent solicitation statement/prospectus.

Dividends

Ritter has never declared or paid any cash dividends on the Ritter common stock and does not anticipate paying cash dividends on the Ritter common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the merger will be at the discretion of the combined company’s then-current board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

Qualigen has never paid or declared any cash dividends on the Qualigen capital stock. If the merger does not occur, Qualigen does not anticipate paying any cash dividends on the Qualigen capital stock in the foreseeable future, and Qualigen intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Qualigen Board and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Qualigen Board deems relevant. Qualigen’s existing preferred stock series have dividend preferences over the Qualigen common stock.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this joint proxy and consent solicitation statement/prospectus, you should carefully consider the material risks described below and those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 88 of this joint proxy and consent solicitation statement/prospectus before deciding how to vote your shares of stock. You should also read and consider the other information in this joint proxy and consent solicitation statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 237 of this joint proxy and consent solicitation statement/prospectus.

Risks Related to the Merger

The Exchange Ratio set forth in the Merger Agreement is not adjustable based on the market price of Ritter common stock, so the merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the calculation of the Exchange Ratio for the Qualigen capital stock, and the Exchange Ratio is based on the fully-diluted capitalization of Qualigen and Ritter, in each case immediately prior to the Effective Time of the merger as described in the section entitled “The Merger—Merger Consideration and Exchange Ratio”. Based on the current estimate of the Exchange Ratio, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully-diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully-diluted basis (which will include the shares reserved for issuance under the Ritter 2020 Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing. Any changes in the market price of Ritter common stock before the completion of the merger will not affect the number of shares of Ritter common stock issuable to Qualigen Stockholders pursuant to the Merger Agreement. Therefore, if before the completion of the merger the market price of Ritter common stock declines from the market price on the date of the Merger Agreement, then Qualigen Stockholders could receive merger consideration with substantially lower value than the value of such merger consideration on the date of the Merger Agreement. Similarly, if before the completion of the merger the market price of Ritter common stock increases from the market price of Ritter common stock on the date of the Merger Agreement, then Qualigen’s Stockholders could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the Merger Agreement. The Merger Agreement does not include a price-based termination right.

Failure to complete the merger may result in either Ritter or Qualigen paying a termination fee to the other party and could significantly harm the market price of Ritter common stock and negatively affect the future business and operations of each company.

If the merger is not completed and the Merger Agreement is terminated under certain circumstances, Ritter or Qualigen may be required to pay the other party a termination fee of $100,000. Even if a termination fee is not payable in connection with a termination of the Merger Agreement, each of Ritter and Qualigen will have incurred significant fees and expenses, most of which must be paid whether or not the merger is completed. Further, if the merger is not completed, it could significantly harm the market price of Ritter common stock and will likely result in Ritter being involuntarily delisted from Nasdaq. See section entitled “Risk Factors–Ritter’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of Ritter common stock and the termination of the Merger Agreement by Qualigen.”

In addition, if the Merger Agreement is terminated and the Ritter Board or Qualigen Board determines to seek another business combination, there can be no assurance that either Ritter or Qualigen will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Merger Agreement. See the section entitled “Risk Factors—If the merger is not completed, Ritter may be unsuccessful in completing an alternative transaction on terms that are as favorable as the terms of the merger with Qualigen, or at all, and Ritter may otherwise be unable to continue to operate its business. The Ritter Board may decide to pursue a dissolution and liquidation of Ritter. In such an event, the amount of cash available for distribution to Ritter Stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.”

The issuance of Ritter common stock to Qualigen Stockholders pursuant to the Merger Agreement and the resulting change in control resulting from the merger must be approved by Ritter Stockholders (pursuant to Nasdaq rules) along with the other matters described in this joint proxy and consent solicitation statement/prospectus, and the Merger Agreement and transactions contemplated thereby must be approved by the Qualigen Stockholders. Failure to obtain these approvals would prevent the Closing.

Before the merger can be completed, the stockholders of each of Ritter and Qualigen must approve the merger. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may materially adversely affect the timing and benefits that are expected to be achieved from the merger and could result in Ritter being involuntarily delisted from Nasdaq. See section entitled “Risk Factors–Ritter’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of Ritter common stock and the termination of the Merger Agreement by Qualigen.”

The merger may be completed even though certain events occur prior to the Closing that materially and adversely affect Ritter or Qualigen.

The Merger Agreement provides that either Ritter or Qualigen can refuse to complete the merger if there is a material adverse change affecting the other party between January 15, 2020, the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on Ritter or Qualigen, including:

●	general business or economic conditions affecting the industries in which Qualigen or Ritter, as applicable, operates, except to the extent they disproportionately affect Ritter or Qualigen, taken as a whole, relative to other similarly situated companies in the industries in which Ritter and Qualigen operate;

●	any acts of war, armed hostilities or terrorism, except to the extent they disproportionately affect Ritter or Qualigen, taken as a whole, relative to other similarly situated companies in the industries in which Ritter and Qualigen operate;

●	any changes in financial, banking or securities markets, except to the extent they disproportionately affect Ritter or Qualigen, taken as a whole, relative to other similarly situated companies in the industries in which Ritter and Qualigen operate;

●	with respect to Ritter, any change in the stock price or trading volume of Ritter common stock (it being understood, however, that any underlying effect that may have caused or contributed to such change may be taken into account in determining whether a material adverse effect has occurred, unless such effects are otherwise excepted from causing a material adverse effect under the Merger Agreement);

●	failure to meet internal or analysts’ expectations or projections or the results of operations;

●	with respect to Ritter, any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies;

●	any change in, or any compliance with or action taken for the purpose of complying with, any applicable laws or U.S. GAAP, or interpretations thereof;

●	any effect resulting from the announcement or pendency of the Merger Agreement, merger or any related transactions;

●	with respect to Ritter, continued losses from operations or decreases in its cash balances; and

●	any effect resulting from the taking of any action by Ritter or Qualigen specifically required to be taken by the Merger Agreement;

If adverse changes occur and Ritter and Qualigen still complete the merger, the market price of the combined company’s common stock may suffer. This in turn may reduce the value of the merger to the stockholders of Ritter, Qualigen or both.

Some Ritter and Qualigen officers and directors have interests in the merger that are different from the respective stockholders of Ritter and Qualigen and that may influence them to support or approve the merger without regard to the interests of the respective stockholders of Ritter and Qualigen.

Certain officers and directors of Ritter and Qualigen participate in arrangements that provide them with interests in the merger that are different from the interests of the respective stockholders of Ritter and Qualigen, including, among others, the continued service as an officer or director of the combined company, severance benefits, the acceleration of equity vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined company in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

For example, Ritter has entered into executive severance & change of control agreements with its executive officers that will result in the receipt by such executive officers of cash severance payments, vesting of equity awards and other benefits in the event of a covered termination of employment of each executive officer’s employment in connection with a change of control of Ritter.

The CVR Agreement provides that Ritter legacy executives who assist in any particular Legacy Monetization on behalf of Ritter will be entitled to receive a cash bonus, in an amount equal, in the aggregate, to 30% of the net proceeds of such Legacy Monetization (a “Success Bonus”), which will be allocated among the legacy Ritter executives in accordance with the good-faith discretion of the CVR Consultant (during the consulting term) or the CVR Holders’ Representative (after the CVR Consultant’s consulting term). In addition, all of Qualigen’s directors and executive officers are expected to become directors and executive officers of Ritter upon the Closing, and all of Qualigen’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

These interests, among others, may influence the officers and directors of Ritter and Qualigen to support or approve the merger. For more information concerning the interests of Ritter’s and Qualigen’s executive officers and directors, see the sections entitled “The Merger—Interests of Ritter Directors and Executive Officers in the Merger” and “The Merger—Interests of Qualigen Directors and Executive Officers in the Merger” beginning on pages 103 and 105, respectively, of this joint proxy and consent solicitation statement/prospectus.

The market price of Ritter common stock following the merger may decline as a result of the merger.

The market price of Ritter common stock may decline as a result of the merger for a number of reasons, including if:

●	investors react negatively to the prospects of the combined company’s product candidates, business and financial condition following the merger;

●	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

Following the merger, a few stockholders will own a significant percentage of Ritter’s shares, and these stockholders could influence Ritter’s affairs which may preclude other stockholders from being able to influence stockholder votes.

Following the merger, three stockholders will beneficially own approximately 34.6% of Ritter’s common stock. As such, these stockholders may exert influence over the outcome of matters submitted to stockholders for approval, including the election of directors and other corporate actions such as mergers and other business combinations, which could result in or prevent a change of control of Ritter. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of other stockholders. Furthermore, two of these stockholders hold convertible securities (some of which are currently subject to blocker provisions), which if converted would increase their control of Ritter.

Ritter and Qualigen securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the Closing as compared to their current ownership and voting interest in the respective companies.

If the proposed merger is completed, the current securityholders of Ritter and Qualigen will own a smaller percentage of the combined company than their ownership in their respective companies prior to the merger. Each share of Qualigen common stock outstanding immediately prior to the Effective Time will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio. Applying the current estimate of the Exchange Ratio, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully-diluted basis (which will include the shares reserved for issuance under the Ritter 2020 Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing. See also the section entitled “Risk Factors - The Exchange Ratio set forth in the Merger Agreement is not adjustable based on the market price of Ritter common stock, so the merger consideration at the closing of the merger may have a greater or lesser value than at the time the Merger Agreement was signed.” Accordingly, the issuance of shares of Ritter common stock to Qualigen Stockholders in the merger will reduce significantly the relative voting power of each share of Ritter common stock held by its current stockholders and will reduce the relative voting power of each share of Qualigen common stock held by its current stockholders. Consequently, Ritter Stockholders as a group and Qualigen Stockholders as a group will have less influence over the management and policies of the combined company after the merger than prior to the merger.

Ritter Stockholders and Qualigen Stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Ritter Stockholders and Qualigen Stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the expected strategic and financial benefits currently anticipated from the merger.

The combined company will need to raise additional capital by issuing securities or debt or through licensing or other strategic arrangements, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations or impact its proprietary rights.

The combined company may be required to raise additional funds sooner than currently planned. If either or both of Ritter or Qualigen hold less cash at the time of the Closing than the parties currently expect, the combined company will need to raise additional capital sooner than expected. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the combined company’s stockholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing, partnering or other strategic arrangements, it may be necessary to relinquish rights to some of the combined company’s technologies or product candidates and proprietary rights, or grant licenses on terms that are not favorable to the combined company.

During the pendency of the merger, Ritter and Qualigen may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Ritter and Qualigen to make acquisitions, subject to certain exceptions relating to fiduciary duties, as set forth below, or to complete other transactions that would endanger the listing of Ritter common stock on Nasdaq or that are not in the ordinary course of Qualigen’s business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors during such period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets, or other business combination with any third-party that would endanger the listing of Ritter common stock on Nasdaq or that are not in the ordinary course of Qualigen’s business, subject to certain exceptions relating to fiduciary duties. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Ritter and Qualigen from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would be reasonably likely to be inconsistent with the applicable board’s fiduciary duties. Any such transactions could be favorable to such party’s stockholders.

Because the lack of a public market for Qualigen capital stock makes it difficult to evaluate the value of Qualigen capital stock, the Qualigen Stockholders may receive shares of Ritter common stock in the merger that have a value that is less than, or greater than, the fair market value of Qualigen capital stock.

The outstanding capital stock of Qualigen is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Qualigen. Because the percentage of Ritter common stock to be issued to Qualigen Stockholders was determined based on negotiations between the parties, it is possible that the value of Ritter common stock to be received by Qualigen Stockholders will be less than the fair market value of Qualigen, or Ritter may pay more than the aggregate fair market value for Qualigen.

If the conditions to the merger are not met, or the Merger Agreement is terminated pursuant to the conditions set forth in the Merger Agreement, the merger will not occur and it is likely that Ritter will be involuntarily delisted from Nasdaq.

There can be no assurances that the necessary stockholder approvals will be obtained to complete the merger. Failure to obtain stockholder approval may result in a material delay in, or the abandonment of, the merger. Even if the merger is approved by Ritter Stockholders and Qualigen Stockholders, certain other specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the merger. The Merger Agreement may also be terminated by the parties in certain circumstances, including, without limitation, by Qualigen if Ritter fails to maintain its listing on Nasdaq. The pre-closing conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 116 of this joint proxy and consent solicitation statement/prospectus and the conditions for terminating the Merger Agreement are set forth in “Merger Agreement–Termination” beginning on page 126 of this joint proxy and consent solicitation statement/prospectus. Ritter and Qualigen cannot assure you that all of the conditions will be satisfied or waived, or that the Merger Agreement will not be terminated prior to the closing. If the conditions are not satisfied or waived, or the Merger Agreement is terminated, the merger will not occur or will be delayed, and Ritter and Qualigen each may lose some or all of the intended benefits of the merger. If the merger is not consummated, it is also likely that Ritter will be involuntarily delisted from Nasdaq. See section entitled “Risk Factors–Ritter’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of Ritter common stock and the termination of the Merger Agreement by Qualigen.”

Litigation relating to the merger could require Ritter or Qualigen to incur significant costs and suffer management distraction, and could delay or enjoin the merger.

Ritter and Qualigen could be subject to demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create uncertainty relating to the merger, or delay or enjoin the merger, result in substantial costs to Ritter or Qualigen and divert management time and resources.

Risks Related to the Proposed Reverse Stock Split

The proposed Reverse Stock Split may not increase the combined company’s stock price over the long-term.

One of the purposes of the proposed Reverse Stock Split is to increase the per-share market price of the Ritter common stock in order to comply with the continued listing requirements of Nasdaq. It cannot be assured, however, that the proposed Reverse Stock Split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of Ritter common stock will proportionally increase the market price of Ritter common stock, it cannot be assured that the proposed Reverse Stock Split will increase the market price of Ritter common stock by a multiple of the proposed Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of Ritter common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements of Nasdaq, it cannot be assured that it will continue to do so.

The proposed Reverse Stock Split may decrease the liquidity of the combined company’s common stock.

Although the Ritter Board believes that the anticipated increase in the market price of the combined company’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the proposed Reverse Stock Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Ritter common stock.

The proposed Reverse Stock Split may lead to a decrease in the combined company’s overall market capitalization.

Should the market price of the combined company’s common stock decline after the proposed Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the proposed Reverse Stock Split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the proposed Reverse Stock Split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Ritter common stock will remain the same after the proposed Reverse Stock Split is effected, or that the proposed Reverse Stock Split will not have an adverse effect on the stock price of Ritter common stock due to the reduced number of shares outstanding after the proposed Reverse Stock Split.

The merger may not qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code.

It is intended that the merger qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code. Ritter and Qualigen have each agreed to use their reasonable best efforts to cause the merger to qualify as either a tax-free contribution pursuant to Section 351 of the Code or a reorganization under Section 368(a) of the Code, and to not take any actions or cause any actions to be taken that would be reasonably expected to cause the merger to fail to so qualify. However, no ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Furthermore, it is possible that, under certain circumstances, the merger will not satisfy the requirements to qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, and therefore, be treated as a taxable transaction, which may result in taxable gain to a Qualigen U.S. Holder, depending on such holder’s particular situation.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 of this joint proxy and consent solicitation statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the merger to Qualigen U.S. Holders. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Risks Related to Ritter

Risks Related to Ritter’s Financial Condition and Ritter’s Need for Additional Financing, and Additional Risks Related to the Merger

There is no assurance that the merger will be completed in a timely manner or at all. If the merger is not completed, Ritter’s business could suffer materially and Ritter’s stock price could decline, and Ritter will likely be involuntarily delisted from Nasdaq.

The closing of the merger is subject to the satisfaction or waiver of a number of closing conditions, as described above, including the required approvals by Ritter Stockholders and Qualigen Stockholders and other customary closing conditions. See the risk factors above titled, “The issuance of Ritter common stock to Qualigen Stockholders pursuant to the Merger Agreement and the resulting change in control from the merger (pursuant to Nasdaq rules) along with the other matters described in this joint proxy and consent solicitation statement/prospectus must be approved by Ritter Stockholders, and the Merger Agreement and transactions contemplated thereby must be approved by the Qualigen Stockholders. Failure to obtain these approvals would prevent the Closing.” If the conditions are not satisfied or waived, the merger may be materially delayed or abandoned. If the merger is not consummated, Ritter’s ongoing business may be adversely affected and, without realizing any of the benefits of having consummated the merger, Ritter will be subject to a number of risks, including the following:

●	Ritter has incurred and expects to continue to incur significant expenses related to the merger even if the merger is not consummated;

●	Ritter could be obligated to pay Qualigen a termination fee of $100,000 under certain circumstances set forth in the Merger Agreement;

●	the market price of Ritter’s common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

●	matters relating to the merger have required and will continue to require substantial commitments of time and resources by Ritter’s remaining management and employees, which could otherwise have been devoted to other opportunities that may have been beneficial to Ritter.

Ritter also could be subject to litigation related to any failure to consummate the merger or to perform its obligations under the Merger Agreement. If the merger is not completed, these risks may materialize and may adversely affect its business, financial condition and the market price of Ritter’s common stock. If the merger is not consummated, it is also likely that Ritter will be involuntarily delisted from Nasdaq. See section entitled “Risk Factors–Ritter’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of Ritter common stock and the termination of the Merger Agreement by Qualigen.”

If the merger is not completed, Ritter may be unsuccessful in completing an alternative transaction on terms that are as favorable as the terms of the merger with Qualigen, or at all, and Ritter may otherwise be unable to continue to operate its business. The Ritter Board may decide to pursue a dissolution and liquidation of Ritter. In such an event, the amount of cash available for distribution to Ritter Stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

Ritter’s assets currently consist primarily of cash, cash equivalents and short-term investments, Ritter’s RP-G28 assets, Ritter’s listing on the Nasdaq Capital Market and the Merger Agreement with Qualigen. While Ritter has entered into the Merger Agreement with Qualigen, the Closing may be delayed or may not occur at all and there can be no assurance that the merger will deliver the anticipated benefits Ritter expects or enhance stockholder value. If Ritter is unable to consummate the merger, the Ritter Board may elect to pursue an alternative strategy, one of which may be a strategic transaction similar to the merger. If the merger is not consummated, it is likely that Ritter will be involuntarily delisted from Nasdaq, which may make it more difficult for Ritter to complete an alternative transaction. Attempting to complete an alternative transaction like the merger will be costly and time consuming, and Ritter can make no assurances that such an alternative transaction would occur at all.

If the merger is not consummated, the Ritter Board may elect to continue its operations to determine if it can identify a path forward for RP-G28. Ritter may seek to recommence the development and commercialization of RP-G28 as a prescription drug (which may require the filing of a new IND), or explore its potential development as an over-the-counter (“OTC”) product or dietary supplement for the consumer healthcare industry. However, Ritter’s existing capital resources will not be adequate to enable it to conduct and complete any additional clinical trials that would be required to obtain the necessary regulatory approvals to commercialize RP-G28. Ritter would need significant additional funding to initiate and complete any additional clinical trials of RP-G28 and to otherwise further the development of its RP-G28 program.

If the merger is not completed and Ritter is unable to raise sufficient additional funds for the continued development of RP-G28, whether through potential collaborative, partnering or other strategic arrangements or otherwise, or if Ritter otherwise determines to discontinue the development of its RP-G28 program, Ritter will likely determine to cease operations.

If the Ritter Board pursues a dissolution and liquidation of Ritter, the amount of cash available for distribution to the Ritter Stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as Ritter continues to fund its operations. In addition, if the Ritter Board were to approve and recommend, and the Ritter Stockholders were to approve, a dissolution and liquidation of Ritter, Ritter would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to the Ritter Stockholders. Ritter’s commitments and contingent liabilities may include severance obligations, regulatory and clinical obligations, and certain fees and expenses related to the merger. As a result of this requirement, a portion of Ritter’s assets may need to be reserved pending the resolution of such obligations. In addition, Ritter may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, the Ritter Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, Ritter Stockholders could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of Ritter.

The issuance of shares of Ritter common stock to Qualigen stockholders in the merger will substantially dilute the voting power of the current Ritter Stockholders.

If the merger is completed, pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully-diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully-diluted basis (which will include the shares reserved for issuance under the Ritter 2020 Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing. Accordingly, the issuance of shares of Ritter common stock to Qualigen Stockholders in the merger will reduce significantly the relative voting power of each share of Ritter common stock held by current Ritter Stockholders. Consequently, the Ritter Stockholders as a group will have significantly less influence over the management and policies of the combined company after the merger than prior to the merger. These estimates are based on the anticipated Exchange Ratio and are subject to adjustment as provided in the Merger Agreement. See also the risk factor above titled, “The exchange ratio set forth in the Merger Agreement is not adjustable based on the market price of Ritter common stock, so the merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.”

Ritter Stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

The right of Ritter Stockholders to receive any future payment for or derive any value from the CVRs will be contingent solely upon Ritter’s ability to monetize all or any part of Ritter’s intellectual property or technology through a Legacy Monetization within the time periods specified in the CVR Agreement and the consideration received being greater than the amounts permitted to be retained or deducted by Ritter (including the success bonus contemplated by the CVR Agreement) under the CVR Agreement. There is currently no third-party sale or transaction involving RP-G28 planned or contemplated and there is no guarantee that Ritter will be able to find a buyer or strategic partner for these assets, particularly in light of the failed Liberatus Phase 3 clinical trial. If a Legacy Monetization is not achieved within the time periods specified in the CVR Agreement or the consideration received is not greater than the amounts permitted to be retained or deducted by Ritter, no payments will be made under the CVR Agreement, and the CVRs will expire valueless. Qualigen has agreed to commit up to $350,000 to support Ritter’s pursuit of a Legacy Monetization, subject to reductions.

Following the Effective Time, neither Ritter nor Qualigen will have any obligation to develop RPG28, or to expend any effort or resources to divest or otherwise monetize RP-G28. If the up to $350,000 (or any such reduced amount) is insufficient to fund the expenses incurred in connection with a Legacy Monetization, neither Ritter nor Qualigen will have any obligation to provide further funding.

Furthermore, the CVRs will be unsecured obligations of the combined company and all payments under the CVRs, all other obligations under the CVR Agreement and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all current or future senior obligations of the combined company.

The tax treatment of the CVRs is uncertain.

In the opinion of Reed Smith, the issuance of the CVRs to the persons who prior to completion of the merger were Ritter Stockholders and under the terms expressed in the form of the CVR Agreement attached as Annex D to this joint proxy and consent solicitation statement/prospectus is more likely than not to be treated as a distribution of property with respect to the Ritter Common Stock under the Code. However, there is no authority directly on point addressing the U.S. federal income tax treatment of contingent value rights with characteristics similar to the CVRs. Therefore, it is possible that the issuance of the CVRs may be treated as a distribution of equity with respect to its stock, as an “open transaction,” or as a “debt instrument” for U.S. federal income tax purposes, and such questions are inherently factual in nature. For more information regarding the U.S. federal income tax consequences of the CVRs, see the section entitled “Agreements Related to the Merger–Contingent Value Rights Agreement–Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” beginning on page 131 of this joint proxy and consent solicitation statement/prospectus.

Ritter has incurred losses since inception, and Ritter anticipates that it will continue to incur losses for the foreseeable future.

Ritter’s net losses were $2.2 million for the nine months ended September 30, 2019 and $16.9 million for the year ended December 31, 2018. As of September 30, 2019, Ritter had an accumulated deficit of $79.9 million. These losses, among other things, have had and will continue to have an adverse effect on Ritter’s stockholders’ equity and working capital. Ritter expects to continue to incur significant expenses and increased operating losses for the foreseeable future.

Ritter has financed its operations primarily through the issuance and sale of common stock and warrants in public and private offerings, and has devoted substantially all of its financial resources and efforts on research and development, including clinical development of RP-G28. However, in September 2019 Ritter announced that its Liberatus Phase 3 clinical trial of RP-G28 for LI failed to demonstrate statistical significance in its pre-specified primary and secondary endpoints. The failure of the Liberatus Phase 3 clinical trial to achieve its endpoints has significantly depressed Ritter’s stock price and has severely harmed Ritter’s ability to raise additional capital and to secure potential collaborative, partnering or other strategic arrangements for its RP-G28 assets, and consequently, Ritter’s prospects to continue as a going concern have been severely diminished.

To become and remain profitable, Ritter must develop and eventually commercialize a product with market potential, which would require it to raise additional capital. Currently, Ritter has no ongoing collaborations for the development and commercialization of RP-G28 or any other product candidate and has limited sources of revenue. If the merger is not completed and Ritter is unable to raise sufficient additional funds for the continued development of its RP-G28 program, whether through potential collaborative, partnering or other strategic arrangements or otherwise, or if Ritter otherwise determines to discontinue the development of its RP-G28 program, Ritter will likely determine to cease operations.

Even if Ritter is able to raise additional funds to permit the continued development of RP-G28 or another product candidate, if Ritter and/or any potential collaborators are unable to develop and commercialize RP-G28 or another product candidate, if development is further delayed or is eliminated, or if sales revenue from any Ritter product upon receiving marketing approval, if ever, is insufficient, Ritter may never become profitable and it will not be successful.

Ritter is substantially dependent on its remaining employees to facilitate the consummation of the merger.

As of the date of this joint proxy and consent solicitation statement/prospectus, Ritter had only five full-time employees. Ritter’s ability to successfully complete the merger depends in large part on its ability to retain its remaining personnel. Despite Ritter’s efforts to retain these employees, one or more may terminate their employment with Ritter on short notice. The loss of the services of these employees could potentially harm Ritter’s ability to consummate the merger, to run its day-to-day business operations, and to continue to fulfill its reporting obligations as a public company.

The pendency of the merger could have an adverse effect on the trading price of Ritter common stock and its business, financial condition and prospects.

The pendency of the merger could disrupt Ritter’s business in many ways, including:

●	the attention of its remaining management and employees may be directed toward the completion of the merger and related matters and may be diverted from Ritter’s day-to-day business operations; and

●	third parties may seek to terminate or renegotiate their relationships with Ritter as a result of the merger, whether pursuant to the terms of their existing agreements with Ritter or otherwise.

The occurrence of these events or others resulting from the proposed merger could adversely affect the trading price of Ritter common stock or harm its business, financial condition and prospects.

Risks Related to Regulatory Approval Status of RP-G28 and Ongoing Regulatory Requirements if the Merger is not Completed

Ritter’s business has been entirely dependent on the success of RP-G28, its only product candidate. The failure of RP-G28 to demonstrate statistical significance in its pre-specified primary and secondary endpoints in Ritter’s Liberatus Phase 3 clinical trial has severely diminished Ritter’s prospects to continue as a going concern. If the merger is not completed, Ritter may seek to recommence the development and commercialization of RP-G28 as either a prescription drug (which may require the filing of a new IND), or explore its potential development as an OTC product or a dietary supplement for the consumer healthcare industry, which would, in any case, require significant additional funding. If Ritter is unable to obtain funding for and to advance the development of RP-G28, it would likely be required to cease operations. Even if Ritter is able to obtain funding for and to advance the development of RP-G28 (as either a prescription drug, OTC product or dietary supplement), Ritter may never receive marketing approval for, or successfully commercialize, RP-G28 for any indication.

Ritter currently has only one product candidate, RP-G28, previously in clinical development as a prescription drug, and its business has depended on RP-G28’s successful clinical development, regulatory approval and commercialization. In September 2019, Ritter announced that its Liberatus Phase 3 clinical trial of RP-G28 for lactose intolerance failed to demonstrate statistical significance in its primary and secondary endpoints.

The failure of the Liberatus trial to achieve its primary and secondary endpoints has significantly depressed Ritter’s stock price and has severely harmed its ability to raise additional capital and to secure potential collaborative, partnering or other strategic arrangements for its RP-G28 assets, and consequently, Ritter’s prospects to continue as a going concern have been severely diminished.

Following the Effective Time, neither Ritter nor Qualigen will have any obligation to continue the development of RP-G28, or to expend any funds or efforts with respect to RP-G28. Pursuant to the terms of the CVR Agreement, Qualigen has agreed to commit up to $350,000 (subject to possible reduction pursuant to the terms of the Merger Agreement) to support Ritter’s continued pursuit of a Legacy Monetization. If the up to $350,000 (or any such reduced amount) is insufficient to fund the expenses incurred in connection with a Legacy Monetization, however, neither Ritter nor Qualigen will have any obligation to provide further funding.

Even if Ritter were to obtain the additional funding necessary to advance the development of RP-G28 (as a prescription drug, OTC product or dietary supplement), including through a strategic partnership, the process for obtaining regulatory approval or completing the regulatory process necessary to commercialize RP-G28 could be extensive and lengthy. There can be no guarantee that Ritter would ever obtain the regulatory approvals or the regulatory hurdles necessary to commercialize RP-G28 in these ways.

To commercialize RP-G28 as a prescription drug or OTC product, Ritter will need to demonstrate to the FDA the safety and efficacy of RP-G28 for its intended use. Additional clinical testing is expensive, time consuming and uncertain as to outcome. OTC products must generally either receive premarket approval by the FDA through the NDA process or conform to a “monograph” for a particular drug category, as established by the FDA’s OTC Drug Review. These monographs specify conditions whereby OTC product ingredients are generally recognized as safe and effective, and not misbranded. Certain OTC products may remain on the market without an NDA approval until a monograph for its class of drugs is finalized as a regulation. However, once the FDA has made a final determination on the status of an OTC product category, such products must either be the subject of an approved NDA or comply with the appropriate monograph for an OTC product. No assurance can be given that RP-G28 may be sold as an OTC product under and NDA or under the FDA’s OTC monograph product regulations. Of the large number of drugs in development in the United States, only a small percentage of drugs successfully complete the FDA regulatory process and are commercialized. Accordingly, even if Ritter is able to complete development of RP-G28, Ritter cannot assure you that RP-G28 will ever be commercialized.

If the merger is not completed, Ritter may also seek to explore the development and commercialization of RP-G28 as a dietary supplement. A dietary supplement is a product taken by mouth that contains a “dietary ingredient” intended to supplement the diet. The “dietary ingredients” in these products may include: vitamins, minerals, herbs or other botanicals, amino acids, and substances such as enzymes, organ tissues, glandulars, and metabolites. Dietary supplements can also be extracts or concentrates, and may be found in many forms such as tablets, capsules, soft gels, gel caps, liquids, or powders. Whatever their form may be, the Dietary Supplement Health and Education Act (“DSHEA”) places dietary supplements in a special category under the general umbrella of “foods,” not drugs, and requires that every supplement be labeled a dietary supplement. The DSHEA created a new regulatory framework for the safety and labeling of dietary supplements. Under DSHEA, a firm is responsible for determining that the dietary supplements it manufactures or distributes are safe and that any representations or claims made about them are substantiated by adequate evidence to show that they are not false or misleading. This means that dietary supplements do not need approval from the FDA before they are marketed. Except in the case of a new dietary ingredient, where pre-market review for safety data and other information is required by law, a firm does not have to provide the FDA with the evidence it relies on to substantiate safety or effectiveness before or after it markets its products.

RP-G28 is a >95% purified GOS, product derived from a commercially available GOS food ingredient, which is designated as “generally recognized as safe” (“GRAS”) by the FDA. In 2016, the FDA published an updated draft guidance, which is intended, among other things, to help manufacturers and distributors of dietary supplement products determine when they are required to file with the FDA a New Dietary Ingredient (“NDI”), notification with respect to a dietary supplement product. In this draft guidance, the FDA highlighted the necessity for marketers of dietary supplements to submit NDI notifications as an important preventive control to ensure that consumers are not exposed to potential unnecessary public health risks in the form of new ingredients with unknown safety profiles. Ritter cannot provide any assurance that if it decided to pursue RP-G28 as a dietary supplement, it would not be required to submit a NDI notification. If the FDA were to conclude that Ritter should have filed an NDI notification, then Ritter could be subject to enforcement actions by the FDA. Such enforcement actions could include product seizures and injunctive relief being granted against Ritter, any of which would harm its business.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. In recent years, there has been increased pressure in the United States and other markets to increase regulation of dietary supplements. New regulations, or new interpretations of those regulations, could impose additional restrictions, including requiring reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, additional adverse event reporting, or other new requirements.

RP-G28 may have undesirable side effects that may delay or prevent marketing approval, or, if approval is received, require it to be taken off the market, require Ritter to include safety warnings or otherwise limit sales.

If the merger is not completed and Ritter elects to recommence the development and commercialization of RP-G28 as a prescription drug (which may require the filing of a new IND) or explore its potential development as an OTC product or a dietary supplement for the consumer healthcare industry, and it is able to obtain the necessary funding for such development, the detection of any undesirable side effects could delay or prevent marketing approval or commercialization. Alternatively, if Ritter is able to identify and secure a Legacy Monetization for RP-G28, and undesirable side effects of RP-G28 are later identified, Ritter could face seller liability.

There were no notable differences observed between placebo-treated subjects and RP-G28-treated subjects in the Phase 3 clinical trial. However, unforeseen side effects from RP-G28 could arise at any time during clinical development or, if approved, after RP-G28 has been marketed. Any undesirable or unacceptable side effects associated with RP-G28 could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, and could impact Ritter’s ability to attract potential third-party collaborators, or could result in Ritter facing seller liability in the event RP-G28 is sold to another party.

Even if Ritter receives regulatory approval for RP-G28, it may still face future development and regulatory difficulties.

RP-G28, if approved (as either a prescription drug or OTC product) or launched as a dietary supplement, will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and European Medicines Agency (“EMA”) requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to applicable current good manufacturing practice (“cGMPs”), whether governing drugs or dietary supplements. Accordingly, Ritter and others with whom it works must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Ritter will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions by the FDA and must be consistent with the information in the product’s approved label. Accordingly, Ritter may not promote its approved products, if any, for indications or uses for which they are not approved. Similarly, the U.S. Federal Trade Commission (the “FTC”) exercises jurisdiction over the advertising of OTC products and dietary supplements and has instituted numerous enforcement actions against OTC products and supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. Failure by Ritter to comply with applicable regulations could result in substantial monetary penalties, which could have a material adverse effect on its financial condition or results of operations.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or Ritter, including requiring withdrawal of the product from the market. If RP-G28, or any product candidate developed by Ritter in the future, fails to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters;

●	mandate modifications to promotional materials or require Ritter to provide corrective information to healthcare practitioners;

●	require Ritter or it potential future collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

●	impose other administrative or judicial civil or criminal penalties;

●	withdraw regulatory approval;

●	refuse to approve pending applications or supplements to approved applications filed by Ritter or its potential future collaborators;

●	impose restrictions on operations, including costly new manufacturing requirements; or

●	detain, seize and/or condemn and destroy products.

If Ritter markets products in a manner that violates healthcare fraud and abuse laws, or if Ritter violates government price reporting laws, Ritter may be subject to civil or criminal penalties.

In addition to FDA and FTC restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical and supplement industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If Ritter markets its products and its products are paid for by governmental programs, it is possible that some of Ritter’s business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

Risks Related to Dependence on Third Parties

Any collaborative arrangements that Ritter establishes in the future may not be successful or Ritter may otherwise not realize the anticipated benefits from these collaborations. In addition, any future collaborative arrangements may place the development and commercialization of Ritter’s product candidates outside its control, may require Ritter to relinquish important rights or may otherwise be on terms unfavorable to Ritter.

If the merger is not completed, Ritter may continue to seek partnering, collaborative or similar strategic arrangements with third parties to develop and commercialize RP-G28 either as a prescription drug or OTC product or as a dietary supplement, but Ritter may be unsuccessful in locating a third-party collaborator to develop and market RP-G28. If Ritter is able to locate a third-party collaborator, the collaboration may not be successful or Ritter may otherwise not realize the anticipated benefits from such collaboration.

Dependence on collaborative arrangements subjects Ritter to a number of risks, including:

●	Ritter may not be able to control the amount and timing of resources that its potential collaborators may devote to RP-G28;

●	potential collaborations may experience financial difficulties or changes in business focus;

●	Ritter may be required to relinquish important rights such as marketing and distribution rights;

●	should a collaborator fail to develop or commercialize RP-G28, Ritter may not receive any future milestone payments and will not receive any royalties for RP-G28;

●	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

●	under certain circumstances, a collaborator could move forward with a competing product candidate developed either independently or in collaboration with others, including Ritter’s competitors; and

●	collaborative arrangements are often terminated or allowed to expire, which could delay the development and may increase the cost of developing RP-G28.

Any delay or disruption in the manufacture and supply of any Ritter product may negatively impact Ritter’s operations.

Ritter does not intend to manufacture any product that is offered for sale. Ritter currently has an agreement with Ricerche Sperimentali Montale SpA (“RSM”), its contract manufacturer, for the production of Improved GOS, the active pharmaceutical ingredient in RP-G28, and the formulation of sufficient quantities of Improved GOS for the clinical and nonclinical studies that Ritter believes it will need to conduct prior to seeking regulatory approval for RP-G28 if Ritter decides to pursue the development of RP-G28. However, Ritter does not have agreements for commercial supplies of RP-G28 and it may not be able to reach agreement with RSM or any other contract manufacturer for sufficient supplies to commercialize RP-G28 if it is approved or any other product candidate it may develop in the future.

Reliance on third-party manufacturers entails risks, to which Ritter would not be subject if it manufactured its products itself, including:

●	the possibility that Ritter is unable to enter into a manufacturing agreement with third parties to manufacture RP-G28 or any other product candidate it may develop in the future;

●	the possible breach of the manufacturing agreements by third parties because of factors beyond Ritter’s control; and

●	the possible termination or nonrenewal of manufacturing agreements by the third parties before Ritter is able to arrange for a qualified replacement third-party manufacturers.

Any of these factors could cause the delay of approval or commercialization of RP-G28 or any other product candidate Ritter may develop in the future (in the event the merger is not completed), or cause Ritter to incur higher costs. Furthermore, if RP-G28 or another product candidate is approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and Ritter is unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, Ritter would likely be unable to meet demand for its product and could lose potential revenue. It may take several years to establish an alternative source of supply for RP-G28 or any other product candidate and to have any such new source approved by the government agencies that regulate its products. In the event Ritter does need to identify alternative manufacturing partners, Ritter may have to secure licenses to manufacturing and/or purification technologies, including third-party patent licenses, to allow Ritter to manufacture RP-G28 or any other product candidate that is suitable for the late-stage regulatory review process and/or adequate to manufacture commercial quantities for such product candidate.

Ritter has historically depended on third-party contractors for a substantial portion of its operations and may not be able to control their work as effectively as if Ritter performed these functions itself.

If the merger is not completed and Ritter elects to continue the clinical development of RP-G28 (as either a prescription drug, OTC product or dietary supplement) Ritter will continue to outsource substantial portions of its operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data, and manufacturing. Ritter’s agreements with third-party service providers and contract research organizations (“CROs”) are on a study-by-study and project-by-project basis. Typically, Ritter may terminate the agreements with notice and would be responsible for the supplier’s previously incurred costs. In addition, any CRO that Ritter retains will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and Ritter does not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of Ritter’s product candidates could be delayed or stopped, which could severely harm its business and financial condition.

Because Ritter has relied on third parties, its internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to Ritter’s standards, may not produce results in a timely manner or may fail to perform at all. Although Ritter has not experienced any significant difficulties with its third-party contractors, it is possible that Ritter could experience difficulties in the future. In addition, the use of third-party service providers requires Ritter to disclose its proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve its business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in Ritter’s development programs. Ritter currently has a small number of employees, which limits the internal resources Ritter has available to identify and monitor third-party service providers. To the extent Ritter is unable to identify, retain and successfully manage the performance of third-party service providers in the future, Ritter’s business may be adversely affected, and Ritter may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for RP-G28, it is less likely that it will be widely used.

In the event Ritter is able to obtain the additional funding necessary to advance the clinical development of RP-G28, and RP-G28 is ultimately approved for sale by the applicable regulatory authorities, market acceptance and sales of RP-G28 will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. Ritter cannot be certain that reimbursement will be available for RP-G28. Also, Ritter cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, its products. If reimbursement is not available or is available on a limited basis, Ritter may not be able to successfully commercialize RP-G28.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”), changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for Ritter’s products covered by a Part D prescription drug plan would likely be lower than the prices it might otherwise obtain in the United States. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect Ritter’s ability to sell its products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. If RP-G28 is ultimately approved for sale by the applicable regulatory authorities, Ritter expects that it would experience pricing pressures in connection with the sale of RP-G28, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “ACA”), enacted in March 2010, is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on health industry and impose additional health policy reforms. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under Medicare Part D program. Although it is too early to determine the full effect of the ACA, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase Ritter’s regulatory burdens and operating costs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. Congress and President Trump have expressed their intentions to repeal and replace the ACA. President Trump issued an Executive Order and both chambers of Congress passed bills, all with the goal of fulfilling their intentions. However, to date, the Executive Order has had limited effect and the Congressional activities have not resulted in the passage of a law. If a law is enacted, many if not all of the provisions of the ACA may no longer apply to prescription drugs.

Risks Related to the Commercialization of RP-G28 or Any Other Product Candidate Developed by Ritter in the Future in the Event the Merger is not Completed

Any product approved for sale by the applicable regulatory authorities, or launched as an OTC product without the need for regulatory approval, may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result Ritter’s revenues generated from sales of any such product may be limited.

The commercial success of any product Ritter launches will depend upon its acceptance among the medical community, including physicians, health care payors and patients. The degree of market acceptance of a product will depend on a number of factors, including:

●	limitations or warnings contained in Ritter’s product candidates’ labeling, including FDA-approved labeling;

●	changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for such product candidates;

●	limitations in the approved clinical indications or intended use for such product;

●	demonstrated clinical safety and efficacy compared to other products;

●	lack of significant adverse side effects;

●	sales, marketing and distribution support;

●	availability of reimbursement from managed care plans and other third-party payors;

●	timing of market introduction and perceived effectiveness of competitive products;

●	the degree of cost-effectiveness;

●	availability of alternative therapies at similar or lower cost, including generics and OTC products;

●	the extent to which a product candidate is approved for inclusion on formularies of hospitals and managed care organizations;

●	whether a product candidate is designated under physician treatment guidelines for the treatment of or reduction of symptoms associated with the indications for which Ritter has received regulatory approval;

●	adverse publicity about a product candidate or favorable publicity about competitive products;

●	convenience and ease of administration of a product candidate; and

●	potential product liability claims.

If RP-G28 or any other product candidate developed by Ritter is approved by the applicable regulatory authorities (or launched without the need for regulatory approval), but does not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from its sales and Ritter may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of any product candidate may require significant resources and may never be successful.

The OTC product business is subject to significant competitive pressures.

If the merger is not completed, Ritter may continue to seek partnering, collaborative or similar strategic arrangements with third parties to develop and commercialize RP-G28 as an OTC product. The OTC healthcare product industry, however, is highly competitive. Many participants in this industry have substantially greater capital resources, technical staffs, facilities, marketing resources, product development, and distribution experience than Ritter does. Ritter believes that its ability to compete in the OTC healthcare product industry will depend on a number of factors, including product quality and price, availability, speed to market, consumer marketing, reliability, credit terms, brand name recognition, delivery time and post-sale service and support. However, Ritter’s failure to appropriately and timely respond to consumer preferences and demand for new products could significantly harm its business, financial condition and results of operations. Furthermore, unfavorable publicity or consumer perception of products Ritter develops and commercializes could have a material adverse effect on its business and operations. There can be no assurance that Ritter would be able to compete successfully in this highly-competitive OTC industry. If Ritter is unable to compete effectively, its earnings would be significantly negatively impacted.

Ritter has no internal sales, distribution and/or marketing capabilities and it would have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements in the event the merger is not completed and Ritter decides to continue operations.

Ritter has no internal sales, distribution and/or marketing capabilities at this time. To develop these capabilities, Ritter would need to invest significant amounts of financial and management resources, some of which may need to be committed prior to any confirmation that a particular product candidate will be approved. Ritter could also face a number of additional risks, including:

●	it or its third-party sales collaborators may not be able to attract and build an effective marketing or sales force;

●	the cost of securing or establishing a marketing or sales force may exceed the revenues generated by the product candidate; and

●	its direct sales and marketing efforts may not be successful.

Ritter may have limited or no control over the sales, marketing and distribution activities of third parties. Its future revenues could depend heavily on the success of the efforts of third parties.

Risks Relating to Ritter’s Intellectual Property if the Merger is not Completed

If Ritter’s patent position does not adequately protect its product candidates, others could compete against Ritter more directly, which would harm Ritter’s business, possibly materially.

Ritter’s commercial success will depend in part on obtaining, maintaining and enforcing patent protection and on developing, preserving and enforcing current trade secret protection. In particular, it will depend in part on Ritter’s ability to obtain, maintain and enforce patents, especially those directed to methods of using Ritter’s products and those directed to the methods used to develop and manufacture Ritter’s products, as well as successfully defending these patents against third-party challenges. Ritter’s ability to stop third parties from making, using, selling, offering to sell or importing Ritter’s products depends on the extent to which Ritter has rights under valid and enforceable patents (and/or trade secrets) that cover these activities. Ritter cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications it files in the future, nor can Ritter be sure that any of its existing patents or any patents that may be granted to it in the future will withstand subsequent challenges to their validity, enforceability, and/or patentability, or if they will be commercially useful in protecting Ritter’s product candidates, discovery programs and processes. Furthermore, Ritter cannot be sure that its existing patents and patent applications will embrace (or “claim”) the particular uses for RP-G28 or any other product candidate that may be approved by the FDA. Ritter’s inability to protect its patents, would also likely impact its ability to attract potential third-party collaborators.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.

No consistent policy regarding the patentability and/or validity of patent claims related to pharmaceutical patents has emerged, to date, in the United States or in most jurisdictions outside of the United States. Changes in either the patent laws (be they substantive or procedural) or in the interpretations of patent laws in the United States and other countries may diminish the value of Ritter’s intellectual property. Accordingly, Ritter cannot predict the breadth of any claims that will issue or will be enforceable in the patents that have or may be issued from the patents and applications Ritter currently owns or may in the future own or license from third parties. Further, if any patents Ritter obtains, or to which Ritter obtains licenses, are deemed invalid, unpatentable and unenforceable, Ritter’s ability to commercialize or license its technology could be adversely affected.

In the future others may file patent applications directed to products, uses for products, and manufacturing techniques and related technologies that are similar, identical or competitive to Ritter’s or important to Ritter’s business. Ritter cannot be certain that any patent or patent application owned by a third-party will not have priority over patent applications filed or in-licensed by Ritter in the future, or that Ritter or its licensors will not be involved in interference, opposition, inter partes review or invalidity proceedings before U.S. or non-U.S. patent offices or courts.

The degree of future protection for Ritter’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect its rights or permit Ritter to gain or keep its competitive advantage. For example:

●	others may be able to develop a platform similar to, or better than, Ritter’s in a way that does not infringe Ritter’s patents;

●	others may be able to make compounds that are similar to Ritter’s product candidates but that do not infringe Ritter’s patents;

●	others may be able to manufacture compounds that are similar or identical to Ritter’s product candidates using processes that do not infringe Ritter’s method of making patents;

●	others may obtain regulatory approval for uses of compounds, similar or identical to Ritter’s product, that do not infringe Ritter’s pharmaceutical composition patents or Ritter’s method of use patents;

●	Ritter may not be able to obtain licenses for patents that are essential to the process of making the product;

●	Ritter might not have been the first to make the inventions claimed in its issued patents and pending patent applications;

●	Ritter might not have been the first to file patent applications for these inventions;

●	others may independently develop similar or alternative technologies or duplicate any of Ritter’s technologies;

●	any patents that Ritter obtains may not provide Ritter with any competitive advantages;

●	Ritter may not develop additional proprietary technologies that are patentable; or

●	the patents of others may have an adverse effect on Ritter’s business.

Patents directed to pharmaceutical compositions containing RP-G28 or methods of using RP-G28 expire in 2030 if the appropriate maintenance fee renewal, annuity, or other government fees are paid, unless a patent term extension based on regulatory delay is obtained. Ritter expects that expiration in 2030 of some of its pharmaceutical composition and method-of-use patents directed to RP-G28 and its use in treating lactose intolerance will have a limited impact on its ability to protect its intellectual property in the United States, where Ritter has additional issued patents directed to such compositions and uses that extend until 2030. In other countries, Ritter’s issued patents and pending patent applications directed to compositions containing or methods of using RP-G28 for treating other indications, if issued, would expire in 2030. If Ritter decides to pursue the continued development of RP-G28, including with a strategic partner, Ritter will attempt to mitigate the effect of patent expiration by seeking data exclusivity, or the foreign equivalent thereof, in conjunction with product approval, as well as by filing additional patent applications covering improvements in its intellectual property.

Ritter expects that the other patent applications for the RP-G28 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire in 2030. Ritter owns pending applications in the United States, Europe, and certain other countries directed to uses of RP-G28 to treat a variety of disorders, including lactose intolerance. Patent protection, to the extent these patents issue, would be expected to extend to 2030, unless a patent term extension based on regulatory delay is obtained.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or Ritter’s own filing strategies, Ritter may not obtain patents directed to all of its product candidates or methods involving these candidates in the parent patent application. Ritter could pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claims directed to inventions that were disclosed but not claimed in the parent patent application.

Ritter also may rely on trade secrets to protect its technology, especially where Ritter does not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although Ritter uses reasonable efforts to protect its trade secrets, its employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose Ritter’s information to competitors. Enforcing a claim that a third-party illegally obtained and is using any of Ritter’s trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, Ritter’s competitors may independently develop equivalent knowledge, methods and know-how.

Ritter’s patents are not directed to RP-G28 as a composition of matter.

Although Ritter owns certain patents and patent applications with claims directed to specific pharmaceutical compositions and methods of using RP-G28 to treat LI, Ritter does not have patents directed to RP-G28 as a composition of matter in the United States or elsewhere. As a result, Ritter may be limited in its ability to list its patents in the FDA’s Orange Book if its product or the use of its product, consistent with its FDA-approved label, would not fall within the scope of its patent claims. Also, Ritter’s competitors may be able to offer and sell products so long as these competitors do not infringe any other patents that Ritter (or third parties) holds, including patents with claims directed to the manufacture of RP-G28, pharmaceutical compositions containing RP-G28, and/or method of using RP-G28. In general, pharmaceutical composition patents and method of use patents are more difficult to enforce than composition of matter patents because, for example, of the risks that FDA may approve alternative uses of the subject compounds not covered by the method of use patents, and others may engage in off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe Ritter’s method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. FDA approval of uses that are not covered by Ritter’s patents would limit its ability to generate revenue from the sale of RP-G28, if approved for commercial sale. Off-label sales would limit Ritter’s ability to generate revenue from the sale of RP-G28, if approved for commercial sale. Any of these factors could impact Ritter’s ability to attract potential third-party collaborators.

Ritter may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

If Ritter chooses to go to court to stop another party from using the inventions claimed in any patents Ritter obtains, that individual or company may seek a post grant review (including inter partes review) of Ritter’s patents, and has the right to ask the court to rule that such patents are invalid or should not be enforced against that third-party. These lawsuits and administrative proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if Ritter was successful in stopping the infringement of such patents. In addition, there is a risk that the court or administrative body will decide that such patents are not valid or unpatentable and that Ritter does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity/patentability of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe Ritter’s patents. In addition, the U.S. Supreme Court and the Court of Appeals for the Federal Circuit have articulated and/or modified certain tests used by the U.S. Patent and Trademark Office (the “USPTO”), in assessing patentability and by the courts in assessing validity and claim scope, which may decrease the likelihood that Ritter will be able to obtain patents and increase the likelihood that others may succeed in challenging any patents Ritter obtain or license.

Ritter may infringe the intellectual property rights of others, which may prevent or delay its product development efforts and stop it from commercializing or increase the costs of commercializing its product candidates.

Ritter’s success will depend in part on its ability to operate without infringing the proprietary rights of third parties. Ritter cannot guarantee that its products, methods of manufacture, or uses of RP-G28 (or any future product candidate), will not infringe third-party patents. Furthermore, a third-party may claim that Ritter or its manufacturing or commercialization collaborators are using inventions covered by the third-party’s patent rights and may go to court to stop Ritter from engaging in its normal operations and activities, including making or selling its product candidates. These lawsuits are costly and could affect Ritter’s results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that Ritter or its commercialization collaborators are infringing the third-party’s patents and would order Ritter or its collaborators to stop the activities covered by the patents. In that event, Ritter or its commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order Ritter or its collaborators to pay the other party damages for having violated the other party’s patents. In the future, Ritter may agree to indemnify its commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including Ritter, which patents cover various types of products or methods of use. The scope of coverage of a patent is subject to interpretation by the courts, and the interpretation is not always uniform.

If Ritter is sued for patent infringement, the patentee would need to demonstrate, by a preponderance of the evidence that Ritter’s products or methods infringe the patent claims of the relevant patent, and Ritter would need to demonstrate either that it does not infringe or, by clear and convincing evidence, that the patent claims are invalid; Ritter may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if Ritter is successful in these proceedings, it may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on Ritter. If Ritter is unable to avoid infringing the patent rights of others, Ritter may be required to seek a license, which may not be available, defend an infringement action or challenge the validity or enforceability of the patents in court. Patent litigation is costly and time consuming. Ritter may not have sufficient resources to bring these actions to a successful conclusion. In addition, if Ritter does not obtain a license, develop or obtain non-infringing technology, otherwise fail to defend an infringement action successfully or have a court hold that any patent Ritter infringes is invalid or unenforceable, Ritter may incur substantial monetary damages, encounter significant delays in bringing its product candidates to market and may be precluded from manufacturing or selling its product candidates.

Ritter cannot be certain that others have not filed patent applications for technology claimed in its pending applications, or that Ritter was the first to invent the technology, because:

●	some patent applications in the United States may be maintained in secrecy until the patents are issued;

●	patent applications in the United States are typically not published until at least 18 months after the earliest asserted priority date; and

●	publications in the scientific literature often lag behind actual discoveries.

Ritter’s competitors may have filed, and may in the future file, patent applications directed to technology similar to Ritter’s. Any such patent application may have priority over Ritter’s patent applications, which could further require Ritter to obtain rights to issued patents directed to such technologies. If another party has filed a U.S. patent application on inventions similar to Ritter’s, Ritter may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to Ritter, the other party had independently arrived at the same or similar invention prior to Ritter’s own invention, resulting in a loss of Ritter’s U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and other parties may be entitled to priority over Ritter’s applications in such jurisdictions.

Some of Ritter’s competitors may be able to sustain the costs of complex patent litigation more effectively than Ritter can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Ritter’s ability to raise the funds necessary to continue its operations or to attract potential third-party collaborators.

Obtaining and maintaining Ritter’s patent portfolio depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Ritter’s patents could be deemed abandoned or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. Ritter employs an outside firm to pay fees due to non-U.S. patent agencies and this outside firm has systems in place to ensure compliance on payment of fees. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Ritter employs reputable law firms and other professionals to help Ritter comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Ritter’s competitors might be able to enter the market and this circumstance would have a material adverse effect on Ritter’s business. Furthermore, Ritter’s inability to protect its patents, would also likely impact its ability to attract potential third-party collaborators.

Ritter may be subject to claims that its employees have wrongfully used or disclosed alleged trade secrets of their former employers. If Ritter is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its technology and products could be significantly diminished.

As is common in the biotechnology and pharmaceutical industries, Ritter employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. Ritter may be subject to claims that these employees, or Ritter, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if Ritter was successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Ritter has relied on trade secrets to protect its proprietary technologies, especially where Ritter does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Ritter has also relied in part on confidentiality agreements with its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect its trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover Ritter’s trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that Ritter may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Ritter’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect Ritter’s competitive business position.

Failure to secure trademark registrations could adversely affect Ritter’s business.

Ritter has not developed a trademark for its RP-G28 product. Hence, Ritter does not currently own any actual or potential trademark rights associated with its RP-G28 product. If Ritter seeks to register any trademarks in the future, its trademark applications may not be allowed for registration or its registered trademarks may not be maintained or enforced. During trademark registration proceedings, Ritter may receive rejections. Although Ritter is given an opportunity to respond to those rejections, Ritter may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against Ritter’s trademarks, and Ritter’s trademarks may not survive such proceedings. If Ritter does not secure registrations for its trademarks, Ritter may encounter more difficulty in enforcing them against third parties than Ritter otherwise would.

Risks Relating to Ritter’s Business and Strategy if the Merger is not Completed

If the merger is not completed and Ritter decides to continue its operations and the development of RP-G28 as either a prescription drug, OTC product or dietary supplement, it will face competition from other biotechnology and pharmaceutical companies and Ritter’s operating results will suffer if Ritter fail to compete effectively.

Although Ritter knows of no other drug candidates in advanced clinical trials for treating lactose intolerance, the biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. If the merger is not completed and Ritter decides to continue its operations and the development of RP-G28 as either a prescription drug, OTC product or dietary supplement, it would have potential competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of these potential competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in Ritter’s target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that Ritter develops obsolete.

As a result of all of these factors, these potential competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that Ritter is targeting before it does. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies Ritter could compete with include microbiome-based development companies: Second Genome, Inc., Seres Health, Inc., Enterome SA, Vedanta Biosciences, Inc., and Rebiotix Inc. In addition, many universities and private and public research institutes may become active in Ritter targets disease areas. These potential competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly, which could render Ritter’s products obsolete and noncompetitive.

Ritter believes that its ability to successfully compete will depend on, among other things:

●	Ritter’s ability to commercialize and market any product candidates approved for sale;

●	the efficacy, safety and reliability of any product candidates approved for sale;

●	the price of any product candidates approved for sale;

●	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

●	Ritter’s ability to protect intellectual property rights related to any product candidates approved for sale;

●	Ritter’s ability to manufacture and sell commercial quantities of any product candidates approved for sale to the market; and

●	acceptance of any product candidates approved for sale by physicians and other health care providers.

If Ritter’s competitors market products that are more effective, safer or less expensive, or that reach the market sooner than any Ritter product candidate approved for sale, Ritter may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because Ritter’s research approach integrates many technologies, it may be difficult for Ritter to stay abreast of the rapid changes in each technology. If Ritter fails to stay at the forefront of technological change, Ritter may be unable to compete effectively. Technological advances or products developed by Ritter’s competitors may render its technologies or product candidates obsolete, less competitive or not economical.

If the merger is not completed and Ritter is able to raise the additional funds necessary to pursue the continued development of RP-G28 (either as a prescription drug, OTC product or dietary supplement), Ritter will need to expand its operations and increase the size of its company, and Ritter may experience difficulties in managing growth.

If the merger is not completed and Ritter is able to raise the additional funds necessary to pursue the continued development of RP-G28 (either as a prescription drug, OTC product or dietary supplement), Ritter will need to increase its product development, scientific and administrative headcount to manage the development and commercialization of its product candidates. If Ritter is unable to successfully manage this growth and increased complexity of operations, Ritter’s business may be adversely affected.

Ritter may not be able to manage its business effectively if Ritter is unable to attract and retain key personnel and consultants.

If Ritter is not able to attract and retain necessary personnel and consultants to accomplish its business objectives, Ritter may experience constraints that will significantly impede the achievement of its development objectives, its ability to raise additional capital and its ability to implement its business strategy. There is also a risk that other obligations could distract Ritter’s officers and employees from its business, which could have negative impact on Ritter’s ability to effectuate its business plans.

Competition to hire and retain consultants from a limited pool is intense. Further, because these advisors are not Ritter’s employees, they may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Ritter, and typically they will not enter into non-compete agreements with Ritter. If a conflict of interest arises between their work for Ritter and their work for another entity, Ritter may lose their services. In addition, Ritter’s advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Ritter’s.

If the merger is not completed and Ritter decides to pursue the development of RP-G28 as either a prescription drug, OTC product or dietary supplement, Ritter may face product liability exposure, and if successful claims are brought against Ritter, Ritter may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of Ritter’s product candidates in clinical trials and the sale of any products for which Ritter may obtain marketing approval expose Ritter to the risk of product liability claims. Product liability claims may be brought against Ritter or its potential future collaborators by participants enrolled in its clinical trials, patients, health care providers or others using, administering or selling its products. If Ritter cannot successfully defend itself against any such claims, it would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

●	withdrawal of clinical trial participants;

●	termination of clinical trial sites or entire trial programs;

●	costs of related litigation;

●	substantial monetary awards to patients or other claimants;

●	decreased demand for Ritter’s product candidates and loss of revenues;

●	impairment of Ritter’s business reputation;

●	diversion of management and scientific resources from Ritter’s business operations; and

●	the inability to commercialize Ritter’s product candidates.

Ritter has product liability insurance coverage for its clinical trials in the United States and in selected other jurisdictions where it intends to conduct clinical trials at levels Ritter believes are sufficient and consistent with industry standards for companies at Ritter’s stage of development. However, Ritter’s insurance coverage may not reimburse Ritter or may not be sufficient to reimburse Ritter for any expenses or losses Ritter may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, Ritter may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect Ritter against losses due to product liability. Ritter intends to expand its insurance coverage for products to include the sale of any commercial products for which Ritter obtains marketing approval, but Ritter may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against Ritter, particularly if judgments exceed Ritter’s insurance coverage, could decrease Ritter’s cash resources and adversely affect Ritter’s business.

Ritter’s insurance policies are expensive and only protect it from some business risks, which will leave it exposed to significant uninsured liabilities.

Ritter does not carry insurance for all categories of risk that its business may encounter. Some of the policies Ritter currently maintains include general liability ($2.0 million coverage), employment practices liability, workers’ compensation, and directors’ and officers’ insurance at levels Ritter believes are typical for a company in its industry and at its stage of development. Ritter currently carries clinical trial liability insurance for its clinical trials at levels Ritter believes are sufficient and consistent with industry standards for companies at its stage of development. Ritter does not know, however, if it will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require Ritter to pay substantial amounts, which would adversely affect its financial position and results of operations.

Risks Relating to Ritter’s Capital Stock

An active trading market for Ritter common stock may not develop or be sustained.

An active trading market in Ritter common stock may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of Ritter common stock. An inactive market may also impair Ritter’s ability to raise capital to continue to fund operations by selling shares and may impair Ritter’s ability to acquire other companies or technologies by using Ritter’s shares as consideration.

Ritter’s share price has been and may continue to be volatile, which could subject Ritter to securities class action litigation and prevent Ritter Stockholders from being able to sell their shares at or above their purchase price.

The market price of shares of Ritter common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond Ritter’s control, including:

●	Ritter’s ability to consummate the transactions contemplated by the Merger Agreement, including the merger;

●	Ritter’s ability to raise sufficient additional funds necessary for the continued development of RP-G28 (as a prescription drug or OTC product), in the event Ritter decides to continue development of RP-G28, whether through potential collaborative, partnering or other strategic arrangements or otherwise, and the terms and timing of any future collaborative, licensing or other strategic arrangements that Ritter may establish;

●	Ritter’s ability to realize any value from the sale of its RP-G28 assets, in the event Ritter decides to sell or license RP-G28 to a third-party;

●	Ritter’s ability to maintain its listing on the Nasdaq Capital Market;

●	results of clinical trials of Ritter’s competitors’ products;

●	regulatory actions with respect to Ritter’s products or Ritter’s competitors’ products;

●	actual or anticipated fluctuations in Ritter’s financial condition and operating results;

●	actual or anticipated changes in Ritter’s growth rate relative to Ritter’s competitors;

●	actual or anticipated fluctuations in Ritter’s competitors’ operating results or changes in their growth rate;

●	competition from existing products or new products that may emerge;

●	announcements by Ritter, its potential future collaborators or its competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	issuance of new or updated research or reports by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	inconsistent trading volume levels of Ritter’s shares;

●	additions or departures of key management or scientific personnel;

●	disputes or other developments related to proprietary rights, including patents, litigation matters and Ritter’s ability to obtain patent protection for Ritter’s technologies;

●	announcement or expectation of additional financing efforts;

●	sales of Ritter’s common stock by Ritter, Ritter’s insiders or Ritter’s other stockholders;

●	market conditions for biopharmaceutical stocks in general; and

●	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of Ritter’s common stock. In addition, such fluctuations could subject Ritter to securities class action litigation, which could result in substantial costs and divert Ritter’s management’s attention from other business concerns, which could seriously harm its business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Ritter’s business, its share price and trading volume could decline.

The trading market for Ritter common stock will depend on the research and reports that securities or industry analysts publish about Ritter or its business. Ritter does not have any control over these analysts. There can be no assurance that analysts will cover Ritter or provide favorable coverage. If one or more of the analysts who cover Ritter downgrade Ritter’s stock or change their opinion of Ritter’s stock, Ritter’s share price would likely decline. If one or more of these analysts cease coverage of Ritter or fail to regularly publish reports on Ritter, Ritter could lose visibility in the financial markets, which could cause its share price or trading volume to decline.

Future sales of Ritter common stock, or the perception that future sales may occur, may cause the market price of Ritter common stock to decline, even if Ritter’s business is doing well.

Sales by Ritter Stockholders of a substantial number of shares of Ritter common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of Ritter common stock.

Ritter may sell up to approximately $8.0 million of its shares of common stock under its at-the-market (“ATM”) sales agreement with A.G.P./Alliance Global Partners (“AGP”) (of which approximately $5.8 million in gross proceeds has been sold). The sale of a substantial number of shares of Ritter common stock pursuant to the ATM sales agreement, or anticipation of such sales, could cause the trading price of Ritter common stock to decline or make it more difficult for Ritter to sell equity or equity-related securities in the future at a time and at a price that Ritter might otherwise desire. However, Ritter may terminate the financing arrangement at any time at Ritter’s discretion without any penalty or cost to Ritter.

Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of Ritter’s shares of common stock.

The exercise or conversion of some or all of Ritter’s outstanding options, warrants, or convertible securities (or, after the merger, the issuance of equity awards under the Ritter 2020 Plan) could result in significant dilution in the percentage ownership interest of Ritter Stockholders and in a significant dilution of voting rights and earnings per share.

Additionally, the issuance of shares of Ritter common stock upon exercise of stock options outstanding under Ritter’s stock incentive plans will further dilute the Ritter Stockholders’ voting interests. To the extent options and/or warrants and/or conversion rights are exercised, additional shares of common stock will be issued, and such issuance will dilute stockholders.

Ritter is an “emerging growth company” and will be able to avail itself of reduced disclosure requirements applicable to emerging growth companies, which could make Ritter common stock less attractive to investors.

Ritter is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and relies on certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Ritter’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Ritter cannot predict if investors will find its common stock less attractive because Ritter may rely on these exemptions. If some investors find Ritter’s common stock less attractive as a result, there may be a less active trading market for Ritter’s common stock and Ritter’s stock price may be more volatile.

Ritter (and the combined company following the merger) may take advantage of these reporting exemptions until Ritter is no longer an “emerging growth company.” Ritter will remain an emerging growth company until December 31, 2020, the last day of the fiscal year following the fifth anniversary of the date Ritter completed its initial public offering, after which time the combined company will no longer be entitled to rely on the exemptions available to emerging growth companies.

Ritter’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of Ritter common stock and the termination of the Merger Agreement by Qualigen.

On August 19, 2019, Ritter received a written notice from Nasdaq indicating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), as its stockholders’ equity, as reported in Ritter’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, was below $2.5 million, which is the minimum stockholders’ equity required for compliance with Rule 5550(b)(1). As of August 19, 2019, Ritter also did not satisfy the conditions for the alternative market value of listed securities standard for continued listing or the net income standard for continued listing.

Ritter was given until October 3, 2019 to submit a plan to regain compliance, which, if accepted by Nasdaq, could have resulted in Ritter being granted an extension of up to 180 calendar days from the date of the original notice of noncompliance, or until February 15, 2020, to demonstrate compliance with Nasdaq Listing Rule 5550(b)(1).

On October 28, 2019, Ritter received a second written notice from Nasdaq indicating that, because the closing bid price for Ritter common stock had been below $1.00 per share for 30 consecutive business days, Ritter no longer complied with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days. Ritter was given until April 27, 2020, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of Ritter’s common stock would need to meet or exceed $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day grace period.

On November 21, 2019, Ritter received a letter from the Listing Qualifications Department of Nasdaq, notifying Ritter that Nasdaq had determined to delist Ritter’s common stock pursuant to Nasdaq’s discretionary authority under Listing Rule 5101, based on Ritter’s failure to comply with the above described continued listing requirements and its belief that Ritter has no current operating business. The letter stated that, unless Ritter appealed Nasdaq’s determination and requested a hearing on the matter by the applicable deadline, trading of Ritter’s common stock on the Nasdaq Capital Market would be suspended at the opening of business on December 3, 2019 and a Form 25-NSE would be filed with the SEC.

Ritter appealed Nasdaq’s determination and a hearing was held on January 16, 2020, at which Ritter submitted its compliance plan to Nasdaq. The plan identified the Merger Agreement as a “change of control” transaction under Nasdaq Rule 5110(a) and indicated that upon filing the Registration Statement, Ritter would file a Change of Control Application with Nasdaq via the Nasdaq Listing Center. The compliance plan also formally requested, on behalf of Ritter, and its proposed partner, Qualigen, that an exception through May 19, 2020 to complete the merger and provide evidence of compliance with all applicable requirements for Initial Listing on the Nasdaq Capital Market be made, which request has been granted by Nasdaq.

The terms of the Merger Agreement provide that the Merger Agreement may be terminated by Qualigen if Ritter fails to maintain its listing on Nasdaq. If Ritter common stock is delisted, Ritter would expect the Ritter common stock to be traded in the OTC market, which could adversely affect the liquidity of its common stock. Additionally, Ritter could face significant material adverse consequences, including:

●	a limited availability of market quotations for Ritter common stock;

●	a decreased ability to issue additional securities and a concomitant substantial impairment in Ritter’s ability to obtain sufficient additional capital to fund its operations and to continue as a going concern;

●	reduced liquidity for Ritter Stockholders; and

●	potential loss of confidence by employees and potential future partners or collaborators; and loss of institutional investor interest and fewer business development opportunities.

Provisions in Ritter’s corporate charter documents and under Delaware law could make an acquisition of Ritter, which may be beneficial to Ritter Stockholders, more difficult and may prevent attempts by Ritter Stockholders to replace or remove Ritter’s current management.

Provisions in the Ritter Certificate of Incorporation and Ritter Bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Ritter common stock, thereby depressing the market price of Ritter common stock. In addition, because the Ritter Board is responsible for appointing the members of Ritter’s management team, these provisions may frustrate or prevent any attempts by Ritter Stockholders to replace or remove Ritter’s current management by making it more difficult for stockholders to replace members of the Ritter Board. Among other things, these provisions provide that:

●	the authorized number of directors can be changed only by resolution of the Ritter Board;

●	the Ritter Bylaws may be amended or repealed by the Ritter Board or Ritter Stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	the Ritter Board is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that Ritter’s board of directors does not approve;

●	Ritter Stockholders do not have cumulative voting rights, and therefore Ritter Stockholders holding a majority of the shares of common stock outstanding will be able to elect all of Ritter’s directors; and

●	Ritter Stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because Ritter is incorporated in Delaware, Ritter is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of Ritter’s outstanding voting stock from merging or combining with Ritter for a period of three years after the date of the transaction in which the person acquired in excess of 15% of Ritter’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Claims for indemnification by Ritter’s directors and officers may reduce Ritter’s available funds to satisfy successful stockholder claims against Ritter and may reduce the amount of money available to Ritter.

As permitted by Section 102(b)(7) of the DGCL, the Ritter Certificate of Incorporation limits the liability of Ritter’s directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the DGCL, the Ritter Certificate of Incorporation and the Ritter Bylaws provide that Ritter shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Ritter or is or was serving as an officer or director of another entity at Ritter’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Ritter Certificate of Incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to Ritter of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If Ritter does not pay a proper claim for indemnification in full within 60 days after Ritter receives a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, the Ritter Certificate of Incorporation and the Ritter Bylaws authorize the claimant to bring an action against Ritter and prescribe what constitutes a defense to such action.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the Ritter Certificate of Incorporation and the Ritter Bylaws are not exclusive, and Ritter is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons. Ritter has entered into indemnification agreements with each of its officers and directors.

The above limitations on liability and Ritter’s indemnification obligations limit the personal liability of Ritter’s directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although Ritter plans to increase the coverage under Ritter’s directors’ and officers’ liability insurance, certain liabilities or expenses covered by Ritter’s indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, Ritter may need to use a significant amount of its funds to satisfy its indemnification obligations, which could severely harm its business and financial condition and limit the funds available to stockholders who may choose to bring a claim against Ritter.

Because the merger will result in an ownership change under Section 382 of the Code for Ritter, Ritter’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitation or elimination. The net operating loss carryforwards and certain other tax attributes of Qualigen and of the combined company may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the corporation’s net operating loss carryforwards and certain other tax attributes arising before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceed 50 percentage points by value over a rolling three-year period. Similar rules may apply under applicable state income tax laws. While Ritter has not performed a detailed analysis of limitations on the use of its existing net operating loss carry forwards and certain other tax attributes arising before the ownership change, the merger will result in an ownership change for Ritter and, accordingly, Ritter’s net operating loss carryforwards and certain other tax attributes will be subject to limitation and possibly elimination after the merger. The merger may, if part of a cumulative change in Qualigen’s equity ownership by certain stockholders that exceeds 50 percentage points by value over a rolling three-year period, limit Qualigen’s net operating loss carryforwards and certain other tax attributes. Additional ownership changes in the future could result in additional limitations on Ritter’s, Qualigen’s and the combined company’s net operating loss carryforwards and certain other tax attributes. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Ritter’s, Qualigen’s or the combined company’s net operating loss carryforwards and certain other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Risks Related to Qualigen

Risks Related to Qualigen’s Business, Capital Structure and Strategy

Qualigen’s future success depends on its ability to keep pace with rapid technological changes that could make its products less competitive or obsolete.

The biotechnology, pharmaceutical and medical device industries are subject to increasingly rapid technological changes. Qualigen’s competitors or others might develop technologies or products that are more effective or commercially attractive than Qualigen’s current or future technologies or products, or that render Qualigen’s technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and Qualigen cannot make enhancements to its technologies or products to remain competitive, its competitive position, and in turn its business, revenues and financial condition, would be materially and adversely affected. Many of Qualigen’s competitors have superior financial and human resources deployed toward research and development efforts. Qualigen’s relatively constrained financial and human resources may limit its ability to effectively keep pace with relevant technological changes.

Qualigen relies on its distribution partner Sekisui. The loss (by Qualigen or by Sekisui as distributor) of one or more key customers may adversely affect Qualigen’s operating results.

Pursuant to a distribution agreement, Qualigen is required to rely on its diagnostics distribution partner Sekisui for most FastPack® distribution worldwide. Qualigen maintains direct distribution for certain house accounts, including Low T Center, Inc. The loss of a significant amount of business from one of Qualigen’s major direct or indirect customers would materially and adversely affect its results of operations until such time, if ever, as Qualigen is able to replace the lost business. Significant customers in any one period may not continue to be significant customers in other periods. In any given year, there is a possibility that a customer may account for a significant percentage of Qualigen’s total revenue. To the extent that Qualigen is dependent on any single customer, Qualigen is subject to the risks faced by that customer if such risks impede the customer’s ability to stay in business and make timely payments to Qualigen.

Under the existing distribution arrangement, which currently extends to 2022, Sekisui’s distributor margin curtails, in effect, Qualigen’s actual and potential profitability. So long as the existing distribution arrangement continues, Qualigen will not be able to achieve optimal profitability, and the absence of such additional profits will negatively affect Qualigen’s working capital and its ability to pursue its therapeutics opportunities and support its diagnostics business. In addition, third-party distributors are inherently not as motivated to market products and maximize sales as a direct-selling manufacturer would be, and this factor may also negatively affect Qualigen’s ability to tap the full potential of its diagnostics business.

On the other hand, if and when Sekisui ceases its distribution of FastPack products, Qualigen would need to incur the costs of re-establishing and maintaining a full direct sales force, and there might also be logistical issues and relationship issues with customers during any transition period. In addition, there would be the risk that a direct sales force assembled and used by Qualigen would not be as efficient and effective as Sekisui’s distribution efforts.

Qualigen does not currently have enough working capital to execute its strategic plan.

Qualigen has a working capital deficit (approximately $3.0 million at December 31, 2019) and will need capital to support its intended development of its therapeutics and drug businesses. This is, in fact, a primary motivation for Qualigen to engage in the merger, in the belief that the Pre-Closing Qualigen Financing (which is available to Qualigen only in conjunction with the merger) and an improved ability, as a public company with Nasdaq-listed stock, to procure future financings will help to ameliorate this problem. Qualigen believes, however, that both the Pre-Closing Qualigen Financing and future financings will be necessary in order for Qualigen to properly execute its strategic plan, which includes not only the development of its therapeutics and drug businesses but also making necessary investments to maintain its legacy diagnostic products business (for example, implementation of a new FastPack pouch production manufacturing line to replace the existing production line). There can be no assurance that such future financings will be able to be obtained (or, if they can be obtained, that they can be obtained on desirable terms).

Qualigen’s debt burden needs to be resolved.

Qualigen currently carries a debt burden (approximately $2.5 million at December 31, 2019) that would foreseeably be difficult to handle given the level of Qualigen’s cash flow from its FastPack IP diagnostics business and its need to invest in all of its businesses. Several bridge loans will, however, automatically be converted into equity if and when the merger occurs, and Qualigen plans to resolve its indebtedness to Sekisui from proceeds of the Pre-Closing Qualigen Financing, through other negotiated arrangements with Sekisui or through future financings.

Qualigen’s preferred stockholders’ liquidation preferences hamper Qualigen’s strategic flexibility.

The certificates of designation establishing Qualigen’s Series A, B, C, D and D-1 preferred stock provide the holders of those respective series with liquidation preferences to receive, in the event of any liquidation (or acquisition) of Qualigen, specified amounts before any amounts in respect of such event can be received by holders of Qualigen common stock. In the aggregate, these liquidation preferences amount to approximately $57.1 million (with approximately $37.1 million for the Series C convertible preferred stock alone, without taking account of any potential exercises of Series C convertible preferred stock warrants). As a result, it has historically been difficult for potential investors and employees to foresee shares of Qualigen common stock having any meaningful value or liquidity, because any proceeds of an acquisition exit would foreseeably all go to the holders of Qualigen preferred stock and none to the holders of Qualigen common stock, and because an initial public offering of Qualigen common stock would be prohibited by the protective provisions of the Qualigen preferred stock (which the Series C preferred stock, in particular, would not relinquish because their valuable liquidation preference would be eliminated when, in connection with an initial public offering, their Series C preferred stock would be subject to mandatory conversion into Qualigen common stock). The value of Qualigen’s diagnostics business has, for many years, been judged to be significantly less than $57.1 million.

Removal of this factor is a significant reason for Qualigen’s pursuit of the merger. Qualigen believes that the incentive of the merger (with its prospect of Qualigen Stockholders receiving Nasdaq-listed Ritter common stock in a vehicle that does not have such an oppressive liquidation-preference overhang) will be sufficient to enable persuading the required supermajority of each series of Qualigen preferred stock to vote to approve the linked Qualigen Stockholders proposals to (a) require the mandatory conversion of all outstanding shares of Qualigen’s Series A, B, C, D and D-1 preferred stock as of immediately before the merger and (b) adopt the Merger Agreement and thereby approve the merger.

If for any reason the merger does not occur, Qualigen’s outstanding shares of Series A, B, C, D and D-1 preferred stock will not be mandatorily converted into Qualigen common stock, such Qualigen preferred stock (with its liquidation preferences) will remain outstanding, and it is foreseeable that Qualigen would then have great difficulty procuring the financing it needs to execute its strategic plan.

Qualigen’s financial situation, as of before the Pre-Closing Qualigen Financing and the merger, creates substantial doubt whether Qualigen will be able to continue as a going concern absent the Pre-Closing Qualigen Financing and the merger.

Qualigen has suffered recurring losses from operations and has a net working capital deficit and an accumulated deficit at December 31, 2019. Qualigen currently has payments of $0.9 million plus accrued interest due to Sekisui in June 2020 related to the Distribution Agreement, will have $1.2 million in principal and interest on a convertible debenture payable to the Investor in May 2020, and will have an additional $0.8 million in principal and interest on convertible notes payable between June 2020 and January 2022. (Upon the merger, however, all such indebtedness, other than the $0.9 million plus accrued interest owed to Sekisui, would be converted into equity.) If the Pre-Closing Qualigen Financing and the merger do not occur, Qualigen believes that its cash position is such that it will not be able to satisfy these payment obligations without obtaining additional financing. In addition, Qualigen has ongoing cash needs for its business, such as the need to complete the assembly of the new FastPack pouch production manufacturing line (to replace the existing production line and also enable manufacturing of any FastPack 2.0 pouches). Similarly, if the Pre-Closing Qualigen Financing and the merger do not occur, Qualigen believes that its cash position is such that it will not be able to satisfy these needs without obtaining additional financing. The audit report on Qualigen’s audited financial statements include an emphasis of matter paragraph stating that such factors raise substantial doubt about Qualigen’s ability to continue as a going concern for a period of one year from March 5, 2020. There is no assurance that the needed additional financing would be available on acceptable terms or at all.

COVID -19 will probably adversely affect Qualigen’s business and prospects.

COVID-19 has had, and will continue to have, adverse impacts on the U.S. and world economy, health care systems, personnel availability, supply chains, social and political assumptions, and capital markets. Those impacts are expected to be especially serious for smaller companies such as Qualigen. If another such infectious disease arises and spreads, similar serious impacts could arise.

Risks Related to the Design and Development of Qualigen’s Therapeutic and Pharmaceutical Product Candidates

Qualigen is early in its development efforts of ALAN, RAS-F3, and STARS. Qualigen has not successfully completed clinical trials or obtained regulatory approval for any drug candidate or STARS. Qualigen may never obtain approval for any of its drug candidates or STARS.

Qualigen is early in its development efforts and has not yet begun enrollment in the Phase 1 clinical trials evaluating ALAN, RAS-F3 or STARS. There can be no assurance that ALAN, RAS-F3 or STARS will achieve success in their clinical trials or obtain regulatory approval.

Qualigen’s ability to generate revenues from drug candidates or STARS will depend on the successful development and eventual commercialization of ALAN, RAS-F3 or STARS. The success of these products will depend on several factors, including the following:

●	successful completion of preclinical studies and clinical trials;

●	acceptance of an IND by the FDA or other clinical trial or similar applications from foreign regulatory authorities for Qualigen’s future clinical trials for its pipeline;

●	timely and successful enrollment of patients in, and completion of, clinical trials with favorable results;

●	demonstration of safety, efficacy and acceptable risk-benefit profiles of its products to the satisfaction of the FDA and foreign regulatory agencies;

●	receipt and related terms of marketing approvals from applicable regulatory authorities, including the completion of any required post-marketing studies or trials;

●	obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity for its products;

●	developing and implementing marketing and reimbursement strategies;

●	establishing sales, marketing and distribution capabilities and launching commercial sales of its products, if and when approved, whether alone or in collaboration with others;

●	acceptance of Qualigen’s drugs or STARS, if and when approved, by patients, the medical community and third-party payors;

●	effectively competing with other therapies;

●	obtaining and maintaining third-party payor coverage and adequate reimbursement;

●	protecting and enforcing its rights in its intellectual property portfolio; and

●	maintaining a continued acceptable safety profile of the products following approval.

Many of these factors are beyond Qualigen’s control, and it is possible that none of its drug candidates or STARS will ever obtain regulatory approval even if Qualigen expends substantial time and resources seeking such approval. If Qualigen does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize its drug candidates or STARS, which would materially harm its business. For example, Qualigen’s business could be harmed if results of the clinical trials of ALAN, RAS-F3, any other drug candidates or STARS vary adversely from its expectations.

Drug and product development involves a lengthy and expensive process. Qualigen may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of ALAN, RAS-F3 or STARS.

Qualigen is unable to predict when or if its drug candidates or STARS will prove effective or safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of these products, Qualigen must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of these products for humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim or preliminary results of a clinical trial do not necessarily predict final results.

Qualigen may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to obtain marketing approval or commercialize its drug candidates or STARS, including:

●	regulators or IRBs or ethics committees (“ECs”) may not authorize Qualigen or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	Qualigen may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

●	clinical trials for Qualigen’s drug candidates and STARS may produce negative or inconclusive results, and Qualigen may decide, or regulators may require it, to conduct additional clinical trials, delay clinical trials or abandon product development programs;

●	the number of patients required for clinical trials for its drug candidates and STARS may be larger than Qualigen anticipates, enrollment in these clinical trials may be slower than Qualigen anticipates, participants may drop out of these clinical trials at a higher rate than Qualigen anticipates or the duration of these clinical trials may be longer than Qualigen anticipates;

●	competition for clinical trial participants from investigational and approved therapies may make it more difficult to enroll patients in Qualigen’s clinical trials;

●	Qualigen’s third-party contractors may fail to meet their contractual obligations to it in a timely manner, or at all, or may fail to comply with regulatory requirements;

●	Qualigen may have to suspend or terminate clinical trials for its drug candidates or STARS for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●

Qualigen’s drug candidates or STARS may have undesirable or unexpected side effects or other unexpected characteristics, causing it or its investigators, regulators or IRBs/ECs to suspend or terminate the trials;

●	the cost of clinical trials for Qualigen’s drug candidates and STARS may be greater than it anticipates; and

●	the supply or quality of Qualigen’s drug candidates, STARS or other materials necessary to conduct clinical trials may be insufficient or inadequate and result in delays or suspension of its clinical trials.

Qualigen’s product development costs will increase if it experiences delays in preclinical studies or clinical trials or in obtaining marketing approvals. Qualigen does not know whether any of its planned preclinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured or will be completed on schedule, or at all. For example, the FDA may place a partial or full clinical hold on any of Qualigen’s clinical trials for a variety of reasons.

Significant preclinical or clinical trial delays also could shorten any periods during which Qualigen may have the exclusive right to commercialize its drug candidates or STARS or allow Qualigen’s competitors to bring products to market before it does and impair Qualigen’s ability to successfully commercialize its drug candidates or STARS and may harm its business and results of operations.

Any delays in the commencement or completion, or termination or suspension, of Qualigen’s future clinical trials, if any, could result in increased costs to Qualigen, delay or limit its ability to generate revenue and adversely affect its commercial prospects.

Before Qualigen can initiate clinical trials of a drug candidate or STARS, Qualigen must submit the results of preclinical studies to the FDA along with other information as part of an IND or similar regulatory filing.

Before obtaining marketing approval from the FDA for the sale of ALAN, RAS-F3, any other drug candidate or STARS, Qualigen must conduct extensive clinical studies to demonstrate safety and efficacy. Clinical testing is expensive, time consuming and uncertain as to outcome. The FDA may require Qualigen to conduct additional preclinical studies for any drug candidate or STARS before it allows Qualigen to initiate clinical trials under any IND, which may lead to additional delays and increase the costs of its preclinical development programs.

Any delays in the commencement or completion of Qualigen’s ongoing, planned or future clinical trials could significantly affect its product development costs. Qualigen does not know whether its planned trials will begin on time or at all, or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

●	the FDA disagreeing as to the design or implementation of Qualigen’s clinical trials or with its recommended dose for any of its pipeline programs;

●	obtaining FDA authorization to commence a trial or reaching a consensus with the FDA on trial design;

●	obtaining approval from one or more IRBs/ECs;

●	IRBs/ECs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

●	changes to clinical trial protocol;

●	clinical sites deviating from trial protocol or dropping out of a trial;

●	failing to manufacture or obtain sufficient quantities of drug candidate, STARS or, if applicable, combination therapies for use in clinical trials;

●	patients failing to enroll or remain in Qualigen’s trial at the rate it expects, or failing to return for post-treatment follow-up;

●	patients choosing an alternative treatment, or participating in competing clinical trials;

●	lack of adequate funding to continue the clinical trial;

●	patients experiencing severe or unexpected drug-related adverse effects;

●	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

●	selecting or being required to use clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

●	a facility manufacturing Qualigen’s drug candidates, STARS or any of their components, including without limitation, Qualigen’s own facilities being ordered by the FDA to temporarily or permanently shut down due to violations of cGMP, regulations or other applicable requirements, or infections or cross-contaminations in the manufacturing process;

●	lack of stability of Qualigen’s clinical trial material or any quality issues that arise with the clinical trial material;

●	any changes to Qualigen’s manufacturing process that may be necessary or desired;

●	Qualigen, or its third-party contractors, not performing data collection or analysis in a timely or accurate manner or improperly disclosing data prematurely or otherwise in violation of a clinical trial protocol; or

●	any third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case Qualigen may need to find a substitute contractor, and Qualigen may not be able to use some or all of the data produced by such contractors in support of its marketing applications.

Qualigen could also encounter delays if a clinical trial is suspended or terminated by it, by the IRBs/ECs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or its clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a pharmaceutical, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and Qualigen may need to amend clinical trial protocols to comply with these changes. Amendments may require Qualigen to resubmit its clinical trial protocols to IRBs/ECs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

If Qualigen experiences the termination of, or delays in the completion of, any clinical trial of ALAN or RAS-F3, or STARS, the commercial prospects of such product will be harmed, and Qualigen’s ability to generate product revenues will be delayed. Moreover, any delays in completing its clinical trials will increase its costs, slow down its development and approval process and jeopardize Qualigen’s ability to commence product sales and generate revenues, which may harm its business, financial condition, results of operations and prospects significantly.

If Qualigen experiences delays or difficulties in enrolling patients in its ongoing or planned clinical trials, its receipt of necessary regulatory approval could be delayed or prevented.

Qualigen may not be able to initiate or continue its ongoing or planned clinical trials for its products if it is unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA. In addition, some of Qualigen’s competitors may have ongoing clinical trials for products that would treat the same patients as ALAN, RAS-F3 or STARS, and patients who would otherwise be eligible for Qualigen’s clinical trials may instead enroll in clinical trials of its competitors’ products. In addition, introduction of new drugs to the market place may have an effect on the number of patients available or timing of the availability of the patients. Patient enrollment is also affected by other factors, including:

●	severity of the disease under investigation;

●	Qualigen’s ability to recruit clinical trial investigators of appropriate competencies and experience;

●	the incidence and prevalence of Qualigen’s target indications;

●	clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of Qualigen’s products in relation to other available therapies, including any new drugs that may be approved for the indications it is investigating;

●	invasive procedures required to enroll patients and to obtain evidence of the product’s performance during the clinical trial;

●	availability and efficacy of approved medications for the disease under investigation;

●	eligibility criteria defined in the protocol for the trial in question;

●	the size of the patient population required for analysis of the trial’s primary endpoints;

●	efforts to facilitate timely enrollment in clinical trials;

●	whether Qualigen is subject to a partial or full clinical hold on any of its clinical trials;

●	reluctance of physicians to encourage patient participation in clinical trials;

●	the ability to monitor patients adequately during and after treatment;

●	Qualigen’s ability to obtain and maintain patient consents; and

●	proximity and availability of clinical trial sites for prospective patients.

Qualigen’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or may require it to abandon one or more clinical trials altogether. Enrollment delays in its clinical trials may result in increased development costs, which would cause the value of the company to decline and limit its ability to obtain additional financing.

Adverse side effects or other safety risks associated with ALAN, RAS-F3 or STARS product candidates could delay or preclude approval, cause Qualigen to suspend or discontinue any clinical trials or abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Results of Qualigen’s planned clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by Qualigen’s products could result in the delay, suspension or termination of clinical trials by Qualigen or the FDA for a number of reasons. Additionally, due to the high mortality rates of certain cancers and the pretreated nature of many patients in Qualigen’s planned clinical trials of ALAN, RAS-F3 and STARS, a material percentage of patients in these clinical trials may die during a trial. The percentage of patient death, timing of patient death, or cause thereof could impact development of ALAN, RAS-F3 or STARS. If Qualigen elects or is required to delay, suspend or terminate any clinical trial, the commercial prospects of these products will be harmed and its ability to generate product revenues from these products will be delayed or eliminated. Serious adverse events observed in clinical trials could hinder or prevent market acceptance of these products. Any of these occurrences may harm Qualigen’s business, prospects, financial condition and results of operations significantly.

Moreover, if Qualigen’s products are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, Qualigen may elect to abandon or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for its products, if approved. Qualigen may also be required to modify its study plans based on findings in its clinical trials. Many drugs that initially showed promise in early stage testing have later been found to cause side effects that prevented further development. In addition, regulatory authorities may draw different conclusions or require additional testing to confirm these determinations.

It is possible that as Qualigen tests its drug candidates and STARS in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of its drug candidates and STARS becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm Qualigen’s business, financial condition, results of operations and prospects significantly.

In addition, if any of Qualigen’s drug candidates or STARS receives marketing approval, and it or others later identify undesirable side effects caused by treatment with such product, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approval of the product;

●	Qualigen may be required to recall a product or change the way the product is administered to patients;

●	regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

●	Qualigen may be required to implement a Risk Evaluation and Mitigation Strategy (“REMS”) or create a medication guide outlining the risks of such side effects for distribution to patients;

●	additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

●	Qualigen could be sued and held liable for harm caused to patients;

●	the drug could become less competitive; and

●	Qualigen’s reputation may suffer.

Any of these events could prevent Qualigen from achieving or maintaining market acceptance of its drug candidates or STARS, if approved, and could significantly harm its business, financial condition, results of operations and prospects.

Qualigen may not be able to obtain or maintain orphan drug designation or exclusivity for its drug candidates.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as “orphan drugs.” Under the Orphan Drug Act of 1983, as amended, the FDA may designate a drug candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or if the disease or condition affects more than 200,000 individuals in the United States and there is no reasonable expectation that the cost of developing and making a drug product available in the United States for the type of disease or condition will be recovered from sales of the product.

Orphan drug designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. Additionally, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity. This means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in certain circumstances, including proving clinical superiority (i.e., another product is safer, more effective or makes a major contribution to patient care) to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity, or obtain approval for the same product but for a different indication than that for which the orphan product has exclusivity. In addition, exclusive marketing rights in the United States may be limited if Qualigen seeks approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective.

Qualigen intends to obtain orphan drug designation in the United States for use of ALAN for one or more indications, such as pancreatic cancer, acute myeloid leukemia (“AML”) and pediatric neuroblastoma. Orphan drug status does not ensure that Qualigen will receive marketing exclusivity in a particular market, and there is no assurance that any application for orphan drug designation will be granted. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

Risks Related to Qualigen’s Dependence on Third Parties

Qualigen relies, and intends to continue to rely, on third parties to conduct its clinical trials and perform some of its research and preclinical studies. If these third parties do not satisfactorily carry out their contractual duties, fail to comply with applicable regulatory requirements or do not meet expected deadlines, Qualigen’s development programs may be delayed or subject to increased costs or it may be unable to obtain regulatory approval, each of which may have an adverse effect on its business, financial condition, results of operations and prospects.

Qualigen is dependent on third parties to conduct its planned clinical trials of ALAN, RAS-F3 and STARS and preclinical studies, and any preclinical studies and clinical trials of any other products. The timing of the initiation and completion of these trials will therefore be partially controlled by such third parties and may result in delays to its development programs. Specifically, Qualigen expects CROs, clinical investigators and consultants to play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, Qualigen will not be able to control all aspects of their activities. Nevertheless, Qualigen is responsible for ensuring that each clinical trial is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and its reliance on the CROs and other third parties does not relieve it of its regulatory responsibilities. Qualigen and its CROs are required to comply with Good Clinical Practices (“GCP”) requirements, which are regulations and guidelines enforced by the FDA for products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical trial investigators and clinical trial sites. If Qualigen or any of its CROs or clinical trial sites fail to comply with applicable GCP requirements, the data generated in its clinical trials may be deemed unreliable, and the FDA may require Qualigen to perform additional clinical trials before approving its marketing applications. Qualigen cannot assure you that, upon inspection, the FDA will determine that its clinical trials comply with GCPs. In addition, Qualigen’s clinical trials must be conducted with product produced under cGMP regulations. Qualigen’s failure or the failure of third parties on whom it relies to comply with these regulations may require it to stop and/or repeat clinical trials, which would delay the marketing approval process.

There is no guarantee that any such CROs, clinical trial investigators or other third parties on which Qualigen relies will devote adequate time and resources to Qualigen’s development activities or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to Qualigen’s clinical protocols or meet regulatory requirements, otherwise perform in a substandard manner, or terminate their engagements with Qualigen, the timelines for its development programs may be extended or delayed or its development activities may be suspended or terminated. If Qualigen’s clinical trial site terminates for any reason, it may experience the loss of follow-up information on subjects enrolled in such clinical trial unless it is able to transfer those subjects to another qualified clinical trial site, which may be difficult or impossible.

Furthermore, these third parties may also have relationships with other entities, some of which may be Qualigen’s competitors for whom they may also be conducting clinical trials or other pharmaceutical product development activities that could harm its competitive position. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct its clinical trials in accordance with regulatory requirements or Qualigen’s stated protocols, Qualigen will not be able to obtain, or may be delayed in obtaining, marketing approvals for ALAN, RAS-F3 or STARS and will not be able to, or may be delayed in its efforts to, successfully commercialize its products.

Manufacturing pharmaceutical products is complex and subject to product loss for a variety of reasons. Qualigen contracts with third parties for the manufacture of its product candidates for preclinical testing and clinical trials and expects to continue to do so for commercialization. This reliance on third parties increases the risk that Qualigen will not have sufficient quantities of its product candidates or such quantities at an acceptable cost or quality, which could delay, prevent or impair its development or commercialization efforts.

Qualigen relies, and expects to continue to rely, on third parties for the manufacture of its products for preclinical and clinical testing, as well as for commercial manufacture if any of its product candidates obtain marketing approval. This reliance on third parties increases the risk that Qualigen will not have sufficient quantities of its product candidates or such quantities at an acceptable cost or quality, which could delay, prevent or impair its development or commercialization efforts.

Qualigen may be unable to establish any agreements with third-party manufacturers or to do so on favorable terms. Even if Qualigen is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

●	reliance on the third-party for regulatory, compliance and quality assurance;

●	operations of Qualigen’s third-party manufacturers or suppliers could be disrupted by conditions unrelated to its business or operations, including the bankruptcy of the manufacturer or supplier or the issuance of an FDA Form 483 notice or warning letter;

●	the possible breach of the manufacturing agreement by the third-party;

●	the possible misappropriation of Qualigen’s proprietary information, including its trade secrets and know how;

●	the possible termination or nonrenewal of the agreement by the third-party at a time that is costly or inconvenient for Qualigen;

●	carrier disruptions or increased costs that are beyond Qualigen’s control; and

●	failure to deliver Qualigen’s drugs under specified storage conditions and in a timely manner.

Qualigen has only limited arrangements in place with respect to acquiring and manufacturing necessary for clinical trials, and these arrangements do not extend to commercial supply. Qualigen acquires many key materials on a purchase order basis. As a result, it does not have long-term committed arrangements with respect to its product candidates and other materials. If Qualigen obtains marketing approval for any of its product candidates, it will need to establish an agreement for commercial manufacture with a third-party.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. Qualigen’s failure, or the failure of its third-party manufacturers and suppliers, to comply with applicable regulations could result in sanctions being imposed on Qualigen, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of its products. In addition, Qualigen’s third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing the handling, use, storage, treatment and disposal of waste products, and failure to comply with such laws and regulations could result in significant costs associated with civil or criminal fines and penalties for such third parties. Based on the severity of regulatory actions that may be brought against these third parties in the future, Qualigen’s clinical or commercial supply of drug and packaging and other services could be interrupted or limited, which could harm its business.

Qualigen’s product candidates that it may develop may compete with other product candidates for access to manufacturing facilities. As a result, Qualigen may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for Qualigen.

As Qualigen prepares for later-stage clinical trials and potential commercialization, Qualigen will need to take steps to increase the scale of production of its product candidates. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in its product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

Any performance failure on the part of Qualigen’s existing or future manufacturers could delay clinical development or marketing approval. Qualigen does not currently have arrangements in place for redundant supply or a second source for bulk drug substance for ALAN or RAS-F3. If Qualigen’s current contract manufacturers for preclinical and clinical testing cannot perform as agreed, Qualigen may be required to replace such manufacturers. Although Qualigen believes that there are several potential alternative manufacturers who could manufacture its product candidates, Qualigen may incur added costs and delays in identifying and qualifying any such replacement manufacturer or be able to reach agreement with any alternative manufacturer.

Qualigen’s current and anticipated future dependence upon others for the manufacture of its product candidates may adversely affect its future profit margins and ability to commercialize any products that obtain marketing approval on a timely and competitive basis.

Qualigen may enter into collaborations with third parties for the development and commercialization of its products. If those collaborations are not successful, it may not be able to capitalize on the market potential of these products.

Qualigen may in the future seek third-party collaborators for the development and commercialization of some of its products on a selected basis. Qualigen’s likely collaborators for any collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. Qualigen faces significant competition in seeking appropriate collaborators. Its ability to reach a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors.

If Qualigen does enter into any such arrangements with any third parties, it will likely have limited control over the amount and timing of resources that such collaborators dedicate to the development or commercialization of its products. Qualigen’s ability to generate revenues from these arrangements will depend on its collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations involving Qualigen’s products would pose numerous risks, including the following:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

●	collaborators may de-emphasize or not pursue development and commercialization of Qualigen’s products or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Qualigen’s products or products if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of its product relative to other products;

●	collaborators may not properly obtain, maintain, defend or enforce its intellectual property rights or may use Qualigen’s proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate its proprietary information and intellectual property or expose Qualigen to potential litigation or other intellectual property related proceedings;

●	disputes may arise between the collaborators and Qualigen that result in the delay or termination of the research, development or commercialization of its products or products or that result in costly litigation or arbitration that diverts management attention and resources;

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable products;

●	collaboration agreements may not lead to development or commercialization of products in the most efficient manner or at all; and

●	if a collaborator of were to be involved in a business combination, the continued pursuit and emphasis on Qualigen’s product development or commercialization program could be delayed, diminished or terminated.

Risks Related to Regulatory Approval and Marketing of Qualigen’s Product Candidates and Other Legal Compliance Matters

The development and commercialization of pharmaceutical products are subject to extensive regulation, and Qualigen may not obtain regulatory approvals for ALAN, RAS-F3, STARS or any other product candidates, on a timely basis or at all.

The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing, distribution, adverse event reporting, including the submission of safety and other post-marketing information and reports, and other possible activities relating to ALAN, RAS-F3 and STARS, as well as any other product candidate that Qualigen may develop in the future, are subject to extensive regulation. Marketing approval of drugs in the United States requires the submission of a NDA to the FDA and Qualigen is not permitted to market any pharmaceutical product candidate in the United States until it obtains approval from the FDA of the NDA for that product. An NDA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing and controls.

FDA approval of an NDA is not guaranteed, and the review and approval process is an expensive and uncertain process that may take several years. The FDA also has substantial discretion in the approval process. The number and types of preclinical studies and clinical trials that will be required for NDA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to treat and the regulations applicable to any particular product candidate. Despite the time and expense associated with preclinical studies and clinical trials, failure can occur at any stage. The results of preclinical and early clinical trials of ALAN, RAS-F3, STARS or any other product candidate may not be predictive of the results of Qualigen’s later-stage clinical trials.

Clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, placebo effect, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits, and failure in clinical trials can occur at any stage. Companies in the pharmaceutical industry frequently suffer setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, Qualigen may decide, or regulators may require it, to conduct additional clinical trials or preclinical studies. In addition, data obtained from clinical trials are susceptible to varying interpretations, and regulators may not interpret Qualigen’s data as favorably as it does, which may further delay, limit or prevent marketing approval.

The FDA could delay, limit or deny approval of a product candidate for many reasons, including because they:

●	may not deem Qualigen’s product candidate to be adequately safe and effective as compared to available therapies;

●	may not agree that the data collected from preclinical studies and clinical trials are acceptable or sufficient to support the submission of a NDA or other submission or to obtain regulatory approval, and may impose requirements for additional preclinical studies or clinical trials;

●	may determine that adverse events experienced by participants in Qualigen’s clinical trials represent an unacceptable level of risk;

●	may determine that population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which Qualigen seeks approval;

●	may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

●	may disagree regarding the formulation, labeling and/or the specifications;

●	may not approve the manufacturing processes or facilities associated with Qualigen’s product candidate;

●	may change approval policies or adopt new regulations; or

●	may not accept a submission due to, among other reasons, the content or formatting of the submission.

Generally, public concern regarding the safety of pharmaceutical products could delay or limit Qualigen’s ability to obtain regulatory approval, result in the inclusion of unfavorable information in its labeling, or require it to undertake other activities that may entail additional costs. Qualigen has not obtained FDA approval for any product other than diagnostic products. This lack of experience may impede its ability to obtain FDA approval in a timely manner, if at all, for ALAN and RAS-F3.

If Qualigen experiences delays in obtaining approval or if it fails to obtain approval of ALAN, RAS-F3 or STARS, its commercial prospects will be harmed and its ability to generate revenues will be materially impaired which would adversely affect its business, prospects, financial condition and results of operations.

Qualigen’s failure to obtain marketing approval in foreign jurisdictions would prevent its product candidates from being marketed abroad, and any approval it is granted for its product candidates in the United States would not assure approval of product candidates in foreign jurisdictions.

In order to market and sell its products in any jurisdiction outside the United States, Qualigen must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. Qualigen may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. Qualigen may not be able to submit for marketing approvals and may not receive necessary approvals to commercialize its products in any market.

Even if Qualigen obtains marketing approval for its product candidates, the terms of approvals and ongoing regulation of its products may limit how it manufactures and markets its products and compliance with such requirements may involve substantial resources, which could materially impair its ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, which may include the requirement to implement a REMS or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. Qualigen must also comply with requirements concerning advertising and promotion for any of its product candidates for which it obtains marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, Qualigen will not be able to promote any products it develops for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to cGMPs, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. Qualigen and its contract manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs.

Accordingly, assuming Qualigen obtains marketing approval for one or more of its product candidates, it and its contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If Qualigen is not able to comply with post-approval regulatory requirements, it could have the marketing approvals for its products withdrawn by regulatory authorities and its ability to market any future products could be limited, which could adversely affect Qualigen’s ability to achieve or sustain profitability. As a result, the cost of compliance with post-approval regulations may have a negative effect on Qualigen’s operating results and financial condition.

Any product candidate for which Qualigen obtains marketing approval will be subject to ongoing enforcement of post-marketing requirements and Qualigen could be subject to substantial penalties, including withdrawal of its product from the market, if Qualigen fails to comply with all regulatory requirements or if it experiences unanticipated problems with its products, when and if any of them are approved.

Any product candidate for which Qualigen obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding drug distribution and the distribution of samples to physicians and recordkeeping.

The FDA and other federal and state agencies, including the Department of Justice, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of drugs in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. Violations of such requirements may lead to investigations alleging violations of the Food, Drug, and Cosmetic Act (the “FDCA”), and other statutes, including the False Claims Act and other federal and state healthcare fraud and abuse laws as well as state consumer protection laws. Qualigen’s failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with its products, manufacturers or manufacturing processes, may yield various results, including:

●	litigation involving patients taking Qualigen’s products;

●	restrictions on such products, manufacturers or manufacturing processes;

●	restrictions on the labeling or marketing of a product;

●	restrictions on product distribution or use;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning or untitled letters;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that it submits;

●	recall of products;

●	significant fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	imprisonment or exclusion from participation in federal healthcare programs;

●	damage to relationships with any potential collaborators;

●	unfavorable press coverage and damage to Qualigen’s reputation;

●	refusal to permit the import or export of its products;

●	product seizure; and/or

●	injunctions or the imposition of significant civil, administrative or criminal penalties.

Non-compliance by Qualigen or any future collaborator with regulatory requirements, including safety monitoring or pharmacovigilance, can also result in significant financial penalties.

Qualigen’s relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which Qualigen obtains marketing approval. Qualigen’s current and future arrangements with healthcare providers, third-party payors and customers may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which it conducts research, markets, sells and distributes any products for which it obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

●	the federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by civil whistleblower or qui tam actions on behalf of the government, and the civil monetary penalties law, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal government program, or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, impose criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also impose obligations, including mandatory contractual terms, on certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

●	the federal transparency requirements under the ACA, requires certain manufacturers of drugs, devices, biologics and medical supplies to report to the Centers for Medicare and Medicaid Services (“CMS”) information related to physician payments and other transfers of value and ownership and investment interests held by physicians and their immediate family members; and

●	analogous state laws and regulations such as state anti-kickback and false claims laws and analogous non-U.S. fraud and abuse laws and regulations, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance regulations promulgated by the federal government and may require drug manufacturers to report information related to drug pricing. State and local laws require manufacturers to report information related to transfers of value to physicians and other healthcare providers, marketing expenditures and require the registration of pharmaceutical sales representatives. State and non-U.S. laws that also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that Qualigen’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that its business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Qualigen’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, Qualigen may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional integrity reporting and oversight obligations, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate its business and its results of operations. If any of the physicians or other healthcare providers or entities with whom Qualigen expects to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which could have a material adverse effect on Qualigen’s business, results of operations, financial condition and prospects.

Recently enacted and future legislation may increase the difficulty and cost for Qualigen to obtain marketing approval of and commercialize its product candidates and decrease the prices it may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of Qualigen’s product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any product candidates for which it obtains marketing approval.

In the United States, the MMA changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that Qualigen receives for any approved products. While the MMA applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private third-party payors.

In March 2010, the ACA was signed into law and substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. The ACA is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

Among the provisions of the ACA of importance to Qualigen’s potential product candidates are the following:

●	annual fees and taxes on manufacturers of certain branded prescription drugs;

●	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products;

●	a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations;

●	expansion of healthcare fraud and abuse laws, including the False Claims Act and the federal Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

●	extension of manufacturers’ Medicaid rebate liability;

●	expansion of eligibility criteria for Medicaid programs;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

●	requirements to report financial arrangements with physicians and teaching hospitals;

●	a requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

●	a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges as well as recent efforts by the current U.S. President’s administration to repeal or replace certain aspects of the ACA. Since January 2017, the current U.S. President has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, delaying the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) the remaining provisions of the ACA are invalid as well. While the Texas district court judge, as well as the current U.S. President’s administration and the CMS, have stated that the ruling will have no immediate effect, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA and Qualigen’s business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction (the “Joint Select Committee”) to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction, triggering the legislation’s automatic reduction to several government programs. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013, and due to subsequent legislative amendments to the statute, will remain in effect through 2029 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 (the “ATRA”) was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, the current U.S. President’s administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. In addition, the current U.S. President’s administration’s budget proposal for fiscal year 2020 contains further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. Although some of these and other measures may require additional authorization to become effective, Congress and the current U.S. President’s administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. In addition, at the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (the “Right to Try Act”) was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Qualigen expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that it receives for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent Qualigen from being able to generate revenue, attain profitability, or commercialize its products.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Qualigen cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of its product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Qualigen to more stringent product labeling and post-marketing testing and other requirements.

Governments outside of the United States tend to impose strict price controls, which may adversely affect Qualigen’s revenues, if any.

In some countries, particularly the countries of the European Union (the “EU”), the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, Qualigen may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. If reimbursement of Qualigen’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be harmed. In addition, the recent United Kingdom referendum on its membership in the EU resulted in a majority of United Kingdom voters voting to exit the EU, often referred to as Brexit. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations, including those related to the pricing of prescription pharmaceuticals, as the United Kingdom determines which EU laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the pricing of prescription pharmaceuticals, Qualigen could face significant new costs. It is unclear what the effects of Brexit will be on the successful conduct of future clinical trials in the United Kingdom, and how Brexit may affect the acceptability and use of the results of such clinical trials in the EU. As a result, Brexit could impair Qualigen’s ability to transact business in the EU and the United Kingdom, as well as its conduct of future clinical trials in these regions.

Laws and regulations governing any international operations Qualigen may have in the future may preclude it from developing, manufacturing and selling certain product candidates outside of the United States and require Qualigen to develop and implement costly compliance programs.

If Qualigen expands its operations outside of the United States, it must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which it plans to operate. The Foreign Corrupt Practices Act (the “FCPA”) prohibits any U.S. individual or business from paying, offering, authorizing payment or offering anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of such third-party in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the company, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If Qualigen expands its presence outside of the United States, it will require Qualigen to dedicate additional resources to comply with these laws, and these laws may preclude it from developing, manufacturing or selling certain product candidates outside of the United States, which could limit its growth potential and increase its development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

If Qualigen fails to comply with environmental, health and safety laws and regulations, it could become subject to fines or penalties or incur costs that could harm its business.

Qualigen is subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Qualigen’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Qualigen’s operations also produce hazardous waste products. Qualigen generally contracts with third parties for the disposal of these materials and wastes. Qualigen cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, Qualigen could be held liable for any resulting damages, and any liability could exceed its resources, including any available insurance.

In addition, Qualigen’s leasing and operation of real property may subject it to liability pursuant to certain of these laws or regulations. Under existing U.S. environmental laws and regulations, current or previous owners or operators of real property and entities that disposed or arranged for the disposal of hazardous substances may be held strictly, jointly and severally liable for the cost of investigating or remediating contamination caused by hazardous substance releases, even if they did not know of and were not responsible for the releases.

Qualigen could incur significant costs and liabilities which may adversely affect its financial condition and operating results for failure to comply with such laws and regulations, including, among other things, civil or criminal fines and penalties, property damage and personal injury claims, costs associated with upgrades to its facilities or changes to its operating procedures, or injunctions limiting or altering its operations.

Although Qualigen maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Qualigen does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with its storage or disposal of biological, hazardous or radioactive materials.

In addition, Qualigen may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations, which are becoming increasingly more stringent, may impair its research, development or production efforts. Qualigen’s failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Qualigen is subject to certain U.S. and certain foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations. Qualigen can face serious consequences for violations.

U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations prohibit, among other things, companies and their employees, agents, CROs, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of these laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences. Qualigen has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. Qualigen also expects its non-U.S. activities to increase over time. Qualigen expects to rely on third parties for research, preclinical studies and clinical trials and/or to obtain necessary permits, licenses, patent registrations and other marketing approvals. Qualigen can be held liable for the corrupt or other illegal activities of its personnel, agents, or partners, even if it does not explicitly authorize or have prior knowledge of such activities.

Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Risks Related to Qualigen’s Intellectual Property

If Qualigen is unable to obtain and maintain sufficient patent protection for its product candidates and platform technologies, or if the scope of the patent protection is not sufficiently broad, third parties, including its competitors, could develop and commercialize products similar or identical to Qualigen’s, and its ability to commercialize its product candidates successfully may be adversely affected.

Qualigen’s commercial success depends significantly on its ability to protect its proprietary technologies that it believes are important to Qualigen’s business, including pursuing, obtaining and maintaining patent protection in the United States and other countries intended to cover the composition of matter of its product candidates, for example, ALAN, RAS-F3 and STARS, the methods of use, related technologies, and other inventions that are important to its business. In addition to patent protection, Qualigen also relies on trade secrets to protect aspects of its business that are not amenable to, or that it does not consider appropriate for, patent protection. If Qualigen does not adequately pursue, obtain, maintain, protect or enforce its intellectual property, third parties, including its competitors and/or collaborators, may be able to erode or negate any competitive advantage Qualigen may have, which could harm its business and ability to achieve profitability.

To protect its proprietary position, Qualigen files patent applications in the United States and abroad related to its product candidates, their methods of manufacture and use. The patent application and approval process is expensive, time-consuming and complex. Qualigen may not be able to prepare, file, prosecute and maintain all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that Qualigen will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, depending on the terms of any future license agreements to which it may become a party, Qualigen may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain or defend the patents, covering technology licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of its business.

Furthermore, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. The standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. In addition, the determination of patent rights with respect to biological and pharmaceutical products commonly involves complex legal and factual questions, which have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Qualigen’s patent rights are highly uncertain. Thus, it cannot offer any assurances about which, if any, patents will issue, the breadth of any such patents, whether any issued patents will be found invalid and unenforceable or will be threatened by third parties or whether any issued patents will effectively prevent others from commercializing competing technologies and product candidates. While Qualigen has filed many patent applications covering aspects of its product candidates and platform technologies, it currently has or has in-licensed 54 issued patents and 13 pending patent applications. Qualigen has not filed its patent applications in every jurisdiction, and some filings are only pending in the United States.

Qualigen’s pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until at least one patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, Qualigen cannot be certain that it was the first to file or invent (prior to March 16, 2013) the invention disclosed in any patent application related to its product candidates or technology. In addition, Qualigen enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of its research and development output, such as its employees, collaborators, CROs, contract manufacturers, hospitals, independent treatment centers, consultants, independent contractors, suppliers, advisors and other third parties; however, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Qualigen’s ability to seek patent protection. Furthermore, if third parties have filed patent applications related to Qualigen’s product candidates or technology, it may not be able to obtain its own patent rights to those product candidates or technology.

Moreover, because the issuance of a patent, although presumptive, is not conclusive as to its inventorship, scope, validity or enforceability, Qualigen’s patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. For example, Qualigen may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in post-grant review procedures, oppositions, derivations, revocation, reexaminations, inter partes review or interference proceedings, in the United States or elsewhere, challenging its patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, Qualigen’s patent rights, allow third parties to commercialize its technology or products and compete directly with Qualigen, without payment to Qualigen, or result in an inability to manufacture or commercialize products without infringing third-party rights. Moreover, Qualigen may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of exclusivity or in Qualigen’s patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit its ability to stop others from using or commercializing similar or identical technology and products or limit the duration of the patent protection of its technology and products. Such challenges also may result in substantial cost and require significant time from Qualigen’s scientists and management, even if the eventual outcome is favorable to it. Any of the foregoing could have a material adverse effect on Qualigen’s business, financial condition, results of operations, and prospects.

In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, Qualigen’s patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Qualigen’s intellectual property may not provide it with sufficient rights to exclude others from commercializing products similar or identical to its products. Moreover, some of Qualigen’s patents and patent applications may in the future be co-owned with third parties. If Qualigen is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Qualigen’s competitors, and its competitors could market competing products and technology. In addition, Qualigen may need the cooperation of any such co-owners of its patents in order to enforce such patents against third parties, and such cooperation may not be provided to Qualigen. Any of the foregoing could have a material adverse effect on Qualigen’s competitive position, business, financial conditions, results of operations, and prospects.

Qualigen’s pending and future patent applications may not result in patents being issued that protect its product candidates, in whole or in part, or that effectively prevent others from commercializing competitive products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Qualigen’s patents or narrow the scope of its patent protection. In addition, the laws of foreign countries may not protect its rights to the same extent or in the same manner as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does.

Even if Qualigen’s patent applications issue as patents, they may not issue in a form that will provide it with any meaningful protection, prevent competitors or other third parties from competing with it or otherwise provide Qualigen with any competitive advantage. Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued and its scope can be reinterpreted after issuance. Consequently, Qualigen does not know whether any of its product candidates or platform technologies will be protectable or remain protected by valid and enforceable patents. Qualigen’s competitors and other third parties may be able to circumvent its patents by developing similar or alternative technologies or products in a non-infringing manner. Qualigen’s competitors and other third parties may also seek approval to market their own products similar to or otherwise competitive with its products. Alternatively, Qualigen’s competitors or other third parties may seek to market generic versions of any approved products by submitting abbreviated NDAs to the FDA during which process they may claim that patents owned by Qualigen are invalid, unenforceable or not infringed. In these circumstances, Qualigen may need to defend or assert its patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find Qualigen’s patents invalid or unenforceable, or that its competitors are competing in a non-infringing manner. Thus, even if Qualigen has valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve its business objectives. Any of the foregoing could have a material adverse effect on Qualigen’s competitive position, business, financial conditions, results of operations, and prospects.

Furthermore, future patents may be subject to a reservation of rights by one or more third parties. For example, to the extent the research resulting in future patent rights or technologies is funded in the future in part by the U.S. government, the government could have certain rights in any resulting patents and technology, including a non-exclusive license authorizing the government to use the invention or to have others use the invention on its behalf for non-commercial purposes. If the U.S. government then decides to exercise these rights, it is not required to engage Qualigen as its contractor in connection with doing so. These rights may also permit the government to disclose Qualigen’s confidential information to third parties and to exercise march-in rights to use or allow third parties to use its licensed technology. The government may also exercise its march-in rights if it determines that action is necessary because Qualigen failed to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, Qualigen’s rights in such government-funded inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of aforementioned proprietary rights could harm Qualigen’s competitive position, business, financial condition, results of operations, and prospects.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing Qualigen’s ability to protect its products.

As is the case with other pharmaceutical companies, Qualigen’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. For example, the Leahy-Smith Act allows third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system from a “first-to-invent” system to a “first-to-file” system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. The first-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of Qualigen’s business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for Qualigen’s inventions and increase the uncertainties and costs surrounding the prosecution of its or its collaboration partners’ patent applications and the enforcement or defense of or collaboration partners’ issued patents, all of which could harm Qualigen’s business, results of operations, financial condition and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact Qualigen’s ability to enforce its proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Qualigen’s existing patent portfolio and weaken its ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future.

Qualigen may become involved in lawsuits or administrative disputes to protect or enforce its patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate Qualigen’s patents, trademarks, copyrights, trade secrets or other intellectual property. To counter infringement, misappropriation or other violations, Qualigen may be required to file infringement, misappropriation or other violation claims, which can be expensive and time consuming and divert the time and attention of its management and business and scientific personnel. In addition, many of Qualigen’s adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than it can.

Any claims Qualigen asserts against perceived infringers could provoke these parties to assert counterclaims against Qualigen alleging that it infringes, misappropriates or otherwise violates their patents or their other intellectual property, in addition to counterclaims asserting that Qualigen’s patents are invalid or unenforceable, or both. In patent litigation in the United States, counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace. Similarly, third parties may initiate or threaten legal proceedings against Qualigen seeking a declaration that certain of its intellectual property is non-infringed, invalid or unenforceable. The outcome of any such proceeding is generally unpredictable. Given the costs involved to litigate, Qualigen may decide to settle rather than dispute such claims if it is more economical to do so.

In any patent infringement proceeding, there is a risk that a court will decide that a patent is invalid or unenforceable, in whole or in part, and that Qualigen does not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that Qualigen does not have the right to stop the other party from using the invention at issue on the grounds that its patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving Qualigen’s patents could limit its ability to assert its patents against those parties or other competitors, and may curtail or preclude its ability to exclude third parties from making and selling similar or competitive products. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of Qualigen’s patents covering one of its product candidates, Qualigen could lose at least a part, and perhaps all, of the patent protection covering such a product candidate. Competing drugs may also be sold in other countries in which its patent coverage might not exist or be as strong. If Qualigen loses a foreign patent lawsuit alleging its infringement of a competitor’s patents, Qualigen could be prevented from marketing its drugs in one or more foreign countries. Any of these occurrences could adversely affect its competitive business position, business prospects and financial condition. Similarly, if Qualigen asserts trademark infringement claims, a court may determine that the marks Qualigen has asserted are invalid or unenforceable, or that the party against whom it has asserted trademark infringement has superior rights to the marks in question. In this case, Qualigen could ultimately be forced to cease use of such trademarks.

Even if Qualigen establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Qualigen’s confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If these results are perceived to be negative, it could have a material adverse effect on your investment. Moreover, there can be no assurance that Qualigen will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if Qualigen ultimately prevails in such claims, the monetary cost of such litigation and the diversion of the attention of management and scientific personnel could outweigh any benefit it receives as a result of the proceedings.

Furthermore, third parties may also raise invalidity or unenforceability claims before administrative bodies in the United States or foreign authorities, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post-grant review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation, cancellation or amendment to Qualigen’s patents in such a way that they no longer cover and protect its product candidates or platform technologies. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or written description. Grounds for an unenforceability assertion could be an allegation that someone connected with the prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the patent. With respect to the validity of Qualigen’s patents, for example, it cannot be certain that there is no invalidating prior art of which Qualigen, its licensors, patent counsel and the patent examiner were unaware during prosecution. Moreover, it is possible that prior art may exist that it is aware of but does not believe is relevant to its current or future patents, but that could nevertheless be determined to render its patents invalid. If a third-party were to prevail on a legal assertion of invalidity or unenforceability, Qualigen could lose at least part, and perhaps all, of the patent protection on one or more of its product candidates. Any such loss of patent protection could have a material adverse impact on Qualigen’s business, financial condition, results of operations and prospects.

Qualigen may not be able to effectively enforce its intellectual property and proprietary rights throughout the world.

Filing, prosecuting and defending patents with respect to its product candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect Qualigen’s rights to the same extent as the laws of the United States. The requirements for patentability may differ in certain countries, particularly in developing countries. In addition, any future intellectual property license agreements may not always include worldwide rights. Consequently, competitors and other third parties may use Qualigen’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Qualigen may obtain patent protection, but where patent enforcement is not as strong as that in the United States and where its ability to enforce patents to stop infringing activities may be inadequate. These products may compete with Qualigen’s products in such territories and in jurisdictions where it does not have any patent rights or where any future patent claims or other intellectual property or proprietary rights may not be effective or sufficient to prevent them from competing with Qualigen, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Moreover, Qualigen’s ability to protect and enforce its intellectual property and proprietary rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, the laws of some countries outside of the United States and Europe do not afford intellectual property protection to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property and proprietary rights in certain foreign jurisdictions. The legal systems of some countries, including, for example, India, China and other developing countries, do not favor the enforcement of patents and other intellectual property or proprietary rights, particularly those relating to biotechnology products, which could make it difficult for Qualigen to stop the infringement, misappropriation or other violation of its patents or other intellectual property or proprietary rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, Qualigen may not be able to prevent third parties from practicing its inventions in certain countries outside the United States and Europe. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Qualigen is forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position may be impaired, and its business, financial condition, results of operations, and prospects may be adversely affected. Proceedings to enforce Qualigen’s intellectual property and proprietary rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert efforts and resources from other aspects of its business, could put its patents, trademarks or other intellectual property and proprietary rights at risk of being invalidated or interpreted narrowly, could put its patent applications at risk of not issuing, and could provoke third parties to assert claims against it. Qualigen may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, while Qualigen intends to protect its intellectual property and proprietary rights in major markets for its products, it cannot ensure that it will be able to initiate or maintain similar efforts in all jurisdictions in which it may wish to market its products. Accordingly, Qualigen’s efforts to protect its intellectual property and proprietary rights in such countries may be inadequate.

If Qualigen is sued for infringing, misappropriating or otherwise violating intellectual property or proprietary rights of third parties, such litigation or disputes could be costly and time consuming and could prevent or delay it from developing or commercializing its product candidates.

Qualigen’s commercial success depends, in part, on its ability to develop, manufacture, market and sell its product candidates and use its proprietary platform and other technologies without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. If any third-party patents, patent applications or other proprietary rights are found to cover Qualigen’s product candidates or their compositions, methods of use or manufacturing, Qualigen may be required to pay damages, which could be substantial, and Qualigen would not be free to manufacture or market its product candidates or to do so without obtaining a license, which may not be available on commercially reasonable terms, or at all.

Qualigen may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property or proprietary rights with respect to its product candidates and platform and other technologies it uses in its business. Qualigen’s competitors or other third parties may assert infringement claims, alleging that Qualigen’s product candidates or platform or other technologies are covered by their patents. Qualigen cannot be certain that it does not infringe existing patents or that it will not infringe patents that may be granted in the future. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because patent claims can be revised before issuance, there may be applications now pending that may later result in issued patents that may be infringed by the manufacture, use or sale of its product candidates. If a patent holder believes Qualigen’s product candidates or technology infringes its patent rights, the patent holder may sue even if Qualigen has received patent protection for its technology. Moreover, Qualigen may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom its own patent portfolio may thus have no deterrent effect.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and Qualigen may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property or proprietary rights with respect to its product candidates and platform technologies, including interference proceedings before the USPTO. Third parties may assert infringement, misappropriation or other claims against Qualigen based on existing or future intellectual property or proprietary rights. The outcome of intellectual property litigation and other disputes is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including Qualigen, which patents cover various types of products or methods of using or manufacturing products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Qualigen were sued for patent infringement, Qualigen would need to demonstrate that its product candidates, products or methods of use, manufacturing or other applicable activities either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and Qualigen may not be successful in doing so. However, proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if Qualigen believes third-party intellectual property claims are without merit, there is no assurance that a court would find in Qualigen’s favor on questions of infringement, validity, or enforceability. Even if Qualigen is successful in these proceedings, it may incur substantial costs and the time and attention of management and business and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm its business and operating results. In addition, Qualigen may not have sufficient resources to bring these actions to a successful conclusion.

If Qualigen is found to infringe, misappropriate or otherwise violate a third-party’s intellectual property or proprietary rights and is unsuccessful in demonstrating that such intellectual property or proprietary rights are invalid or unenforceable, Qualigen could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate. Alternatively, Qualigen may be required to obtain a license from such third-party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate. However, Qualigen may not be able to obtain any required license on commercially reasonable terms or at all. Even if Qualigen were able to obtain such a license, it could be granted on non-exclusive terms, thereby giving its competitors and other third parties access to the same technologies licensed to it. In addition, Qualigen could be found liable for significant monetary damages, including treble damages and attorneys’ fees if it is found to have willfully infringed such third-party patent rights. A finding of infringement could prevent Qualigen from commercializing its product candidates or force it to cease some of its business operations, which could materially harm its business. Claims that Qualigen has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on its business, financial condition, results of operations and prospects.

Qualigen may be subject to claims by third parties asserting that its employees or consultants or it has misappropriated their intellectual property, or claiming ownership of what Qualigen regards as its own intellectual property.

Some of Qualigen’s employees and consultants are currently or have been previously employed at universities or at other biotechnology or pharmaceutical companies, including its competitors or potential competitors. These employees and consultants may have executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such other current or previous employment. Although Qualigen tries to ensure that its employees and consultants do not use the proprietary information or know-how of others in their work for it, Qualigen may be subject to claims that it or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of third parties. Litigation may be necessary to defend against such claims. If Qualigen fails in defending any such claims, in addition to paying monetary damages, Qualigen may lose valuable intellectual property or personnel or sustain damages. Such intellectual property could be awarded to a third-party, and Qualigen could be required to obtain a license from such third-party to commercialize its technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if Qualigen is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management. Any of the foregoing would have a material adverse effect on Qualigen’s business, financial condition, results of operations and prospects.

In addition, while it is Qualigen’s policy to require its employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to it, Qualigen may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that it regards as its own, which may result in claims by or against Qualigen related to the ownership of such intellectual property. In addition, such agreements may not be self-executing such that the intellectual property subject to such agreements may not be assigned to Qualigen without additional assignments being executed, and Qualigen may fail to obtain such assignments. In addition, such agreements may be breached. Accordingly, Qualigen may be forced to bring claims against third parties, or defend claims that they may bring against it to determine the ownership of what it regards as its intellectual property. If Qualigen fails in prosecuting or defending any such claims, in addition to paying monetary damages, Qualigen may lose valuable intellectual property. Even if Qualigen is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to its senior management and scientific personnel, which would have a material adverse effect on its business, financial condition, results of operations and prospects.

Rights to improvements to Qualigen’s product candidates may be held by third parties.

In the course of testing its product candidates, Qualigen may enter into agreements with third parties to conduct preclinical and clinical testing, which may provide that improvements to its product candidates may be owned solely by a party or jointly between the parties. If Qualigen determines that rights to such improvements owned solely by a third-party are necessary to commercialize its product candidates or maintain its competitive advantage, Qualigen may need to obtain a license from such third-party in order to use the improvements and continue developing, manufacturing or marketing the product candidates. However, Qualigen may not be able to obtain any required license on commercially reasonable terms or at all. Even if Qualigen were able to obtain such a license, it could be granted on non-exclusive terms, thereby giving its competitors and other third parties access to the same technologies licensed to it. Failure to obtain a license on commercially reasonable terms or at all, or to obtain an exclusive license, could prevent Qualigen from commercializing its product candidates or force it to cease some of its business operations, which could materially harm its business. If Qualigen determines that rights to improvements jointly owned between Qualigen and a third-party are necessary to commercialize its product candidates or maintain its competitive advantage, Qualigen may need to obtain an exclusive license from such third-party. If Qualigen is unable to obtain an exclusive license to any such third-party co-owners’ interest in such improvements, such co-owners may be able to license their rights to other third parties, including its competitors, and Qualigen’s competitors could market competing products and technology. In addition, Qualigen may need the cooperation of any such co-owners of its intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided. Any of the foregoing could have a material adverse effect on Qualigen’s competitive position, business, financial conditions, results of operations, and prospects.

The term of Qualigen’s patents may be inadequate to protect its competitive position on its products.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Depending upon the timing, duration and other factors relating to any FDA marketing approval Qualigen receives for any of its product candidates, one or more of its U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984 (the “Hatch-Waxman Amendments”). Qualigen expects to seek extensions of patent terms in the United States and, if available, in other countries where it is prosecuting patents. In the United States, the Hatch-Waxman Amendments permit a patent term extension of up to five years beyond the normal expiration of the patent, limited to the approved indication (or any additional indications approved during the period of extension), as compensation for patent term lost during the regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug is eligible for the extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended, and the application for the extension must be submitted prior to the expiration of the patent. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with Qualigen’s assessment of whether such extensions are available for its patents, may refuse to grant extensions to its patents, or may grant more limited extensions than Qualigen requests. Qualigen may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. If Qualigen is unable to obtain patent term extension or the term of any such extension is less than it requests, its competitors and other third parties may be able to obtain approval of competing products following patent expiration and take advantage of Qualigen’s investment in development and clinical trials by referencing its clinical and preclinical data and launch their product earlier than might otherwise be the case. Any of the foregoing would have a material adverse effect on Qualigen’s business, financial condition, results of operations and prospects.

Obtaining and maintaining patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent offices, and Qualigen’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on any issued patent are due to be paid to the USPTO and patent offices in foreign countries in several stages over the lifetime of the patent. The USPTO and patent offices in foreign countries require compliance with a number of procedural, documentary, fee payment and other requirements during the patent application process. In the future, Qualigen may rely on licensing partners to pay these fees due to U.S. and non-U.S. patent agencies and to comply with these other requirements with respect to any future licensed patents and patent applications. While an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of a patent or patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, Qualigen’s competitors and other third parties might be able to enter the market with similar or identical products of technology, which would have a material adverse effect on its business, financial condition, results of operations and prospects.

If Qualigen is unable to protect the confidentiality of its trade secrets, the value of its technology could be materially adversely affected and its business would be harmed.

In addition to patent protection and licenses, Qualigen relies on proprietary know-how and trade secret protection and confidentiality agreements to protect proprietary know-how or trade secrets that are not patentable or that it elects not to patent. Qualigen seeks to protect its proprietary know-how in part by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as its employees, consultants, independent contractors, advisors, contract manufacturers, CROs, hospitals, independent treatment centers, suppliers, collaborators and other third parties. Qualigen also enters into confidentiality and invention or patent assignment agreements with employees and certain consultants. However, Qualigen cannot guarantee that it has entered into such agreements with each party that may have or have had access to its trade secrets or proprietary know-how. Additionally, Qualigen’s confidentiality agreements and other contractual protections may not be adequate to protect its intellectual property from unauthorized disclosure, third-party infringement or misappropriation. Any party with whom it has executed such an agreement may breach that agreement and disclose Qualigen’s proprietary information, including its trade secrets, and Qualigen may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions are less willing or unwilling to protect trade secrets. If any of Qualigen’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, Qualigen would have no right to prevent such third-party, or those to whom they communicate such technology or information, from using that technology or information to compete with Qualigen. If any of Qualigen’s trade secrets were to be disclosed to or independently developed by a competitor or other third-party, its business, financial condition, results of operations and prospects and competitive position could be materially harmed.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by Qualigen’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business or permit it to maintain its competitive advantage. For example:

●	others may be able to make products similar to any product candidates Qualigen may develop or utilize similarly related technologies that are not covered by the claims of the patents that Qualigen may license or may own in the future;

●	Qualigen, or any future license partners or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that it licenses or may own in the future;

●	Qualigen, or any future license partners or current or future collaborators, might not have been the first to file patent applications covering certain of its or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of Qualigen’s technologies without infringing, misappropriating or otherwise violating any of its owned or licensed intellectual property rights;

●	it is possible that Qualigen’s pending patent applications or those that it may own in the future will not lead to issued patents;

●	issued patents that Qualigen holds rights to may be held invalid or unenforceable, including as a result of legal challenges by its competitors or other third parties;

●	its competitors or other third parties might conduct research and development activities in countries where Qualigen does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

●	Qualigen may not develop additional proprietary technologies that are patentable;

●	the patents of others may harm Qualigen’s business; and

●	Qualigen may choose not to file a patent in order to maintain certain trade secrets or know how, and a third-party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on Qualigen’s business, financial condition, results of operations and prospects.

Risks Related to the Commercialization of Qualigen’s Product Candidates

The incidence and prevalence for target patient populations of Qualigen’s drug candidates have not been established with precision. If the market opportunities for its drug candidates are smaller than it estimates or if any approval that Qualigen obtains is based on a narrower definition of the patient population, its revenue potential and ability to achieve profitability will be adversely affected.

The total addressable market opportunity for ALAN, RAS-F3 and any other drug candidates Qualigen may develop will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each such drug candidate if its drug candidates are approved for sale for these indications, acceptance by the medical community and patient access, drug pricing and their reimbursement. The number of patients in Qualigen’s targeted commercial markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with its drugs, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect its results of operations and its business.

Even if any of Qualigen’s product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of Qualigen’s product candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments, such as existing targeted therapies, chemotherapy, and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. If Qualigen’s product candidates do not achieve an adequate level of acceptance, Qualigen may not generate significant product revenues and it may not become profitable. The degree of market acceptance of its product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy and potential advantages compared to alternative treatments;

●	the prevalence and severity of any side effects, in particular compared to alternative treatments;

●	limitations or warnings contained in the labeling approved for Qualigen’s product candidates by the FDA;

●	the size of the target patient population;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	Qualigen’s ability to offer its products for sale at competitive prices;

●	the convenience and ease of administration compared to alternative treatments;

●	the strength of marketing and distribution support;

●	publicity for Qualigen’s product candidates and competing products and treatments;

●	the existence of distribution and/or use restrictions, such as through a Risk Evaluation and Mitigation Strategy;

●	the availability of third-party payor coverage and adequate reimbursement and the willingness of patients to pay for Qualigen’s products in the absence of such coverage and adequate reimbursement;

●	the timing of any marketing approval in relation to other product approvals;

●	support from patient advocacy groups; and

●	any restrictions on the use of Qualigen’s products together with other medications.

Qualigen faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than it.

The development and commercialization of pharmaceutical and therapeutics products is highly competitive. Qualigen faces competition with respect to its current drug candidates, its FastPack and STARS systems, and will face competition with respect to any product candidates that it may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which Qualigen is developing its product candidates and other platform technologies that may be effective in developing therapeutics. Some of these competitive products, therapies and technologies are based on scientific approaches that are similar to Qualigen’s approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Qualigen’s currently marketed FastPack system faces competition from other diagnostic systems and laboratories and Qualigen expects that its oncology drug product candidates and its STARS system will face competition from traditional small or large molecule drugs that target specific cancers that are FDA-approved and marketed for the indications that Qualigen is pursuing, in addition to off-label use of current therapeutics and therapeutics in development; other drug using targeted approaches to direct payloads to cancerous tumors, as well as newer approaches, such as immuno-oncology, which attempts to harness the patient’s own immune system to fight cancer itself.

Many of the companies against which Qualigen is competing or against which it may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and marketing and selling approved products than it does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Qualigen in recruiting and retaining qualified scientific, management and sales and marketing personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

Qualigen’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are approved for broader indications or patient populations, are more convenient or are less expensive than any products that it may develop. Qualigen’s competitors also may obtain FDA or other marketing approval for their products more rapidly than any approval it may obtain, which could result in its competitors establishing a strong market position before Qualigen is able to enter the market. In addition, Qualigen’s ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. The key competitive factors affecting the success of ALAN, RAS-F3 and STARS are likely to be efficacy, safety, scope and limitations of marketing approval, and availability of reimbursement.

Even if Qualigen is able to commercialize any drug candidates, the products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm its business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, Qualigen may be required to conduct a clinical trial that compares the cost-effectiveness of its drug candidate to other available therapies. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Qualigen might obtain marketing approval for a drug candidate in a particular country, but then be subject to price regulations that delay commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues, if any, it is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder Qualigen’s ability to recoup its investment in one or more drug candidates, even if such drug candidates obtain marketing approval.

Qualigen’s ability to commercialize any drug candidates successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government healthcare programs, private health insurers and other organizations. Third-party payors decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that Qualigen commercializes and, even if these are available, the level of reimbursement may not be satisfactory. Reimbursement may affect the demand for, or the price of, any drug candidate for which it obtains marketing approval. Obtaining and maintaining coverage and adequate reimbursement for its products may be difficult. Qualigen may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, Qualigen may not be able to successfully commercialize any drug candidate for which it obtains marketing approval.

There may also be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers Qualigen’s costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Qualigen’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations. Qualigen’s inability to promptly obtain coverage and adequate reimbursement rates from third-party payors for any approved products that it develops could have a material adverse effect on its operating results, ability to raise capital needed to commercialize products and overall financial condition.

In addition, diagnostic tests, such as the screening tests that are used to identify genetic mutations associated with various cancer types, require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, apply to diagnostics.

Product liability lawsuits against Qualigen could cause it to incur substantial liabilities and to limit commercialization of any products that it may develop.

Qualigen faces an inherent risk of product liability exposure related to the testing of its drug candidates or products in human clinical trials and will face an even greater risk if it commercializes any products that it may develop. If Qualigen cannot successfully defend itself against any claims that its drug candidates or products caused injuries, it will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any drug candidates or products that it may develop;

●	injury to its reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend the related litigation;

●	substantial monetary awards to trial participants or patients;

●	loss of revenue;

●	reduced resources of management to pursue its business strategy; and

●	the inability to commercialize any products that Qualigen may develop.

Qualigen’s current product liability insurance coverage for the United States and certain other jurisdictions may not be adequate to cover all liabilities that it may incur. Qualigen likely will need to increase its insurance coverage as it expands its clinical trials or if it commences commercialization of its product candidates. Insurance coverage is increasingly expensive. Qualigen may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Employee Matters, Managing Growth and Other Risks Related to Qualigen’s Business

Qualigen’s future success depends on its ability to retain key employees and to attract, retain and motivate qualified personnel.

Qualigen is highly dependent on Michael Poirier, its President, Chief Executive Officer and Chairman, Christopher Lotz, its Chief Financial Officer and Vice President of Finance, Dr. Wajdi Abdul-Ahad, its Chief Scientific Officer and Vice President of Research & Development, and Shishir Sinha, its Vice President of Operations, as well as other members of scientific and operations teams. Although Qualigen has entered into employment agreements with its executive officers, each of them may terminate their employment with Qualigen at any time.

Qualigen’s ability to compete in the highly competitive pharmaceuticals and therapeutics industries depends upon its ability to attract, retain and motivate highly skilled and experienced personnel with scientific, clinical, regulatory, manufacturing and management skills and experience. Qualigen conducts its operations in Southern California, a region that is home to many other pharmaceutical and therapeutics companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. Qualigen may not be able to attract or retain qualified personnel in the future due to the intense competition for a limited number of qualified personnel among pharmaceutical and therapeutics companies. Many of the other pharmaceutical and therapeutics companies against which it competes have greater financial and other resources, different risk profiles and a longer history in the industry than it does. Qualigen’s competitors may provide higher compensation, more diverse opportunities and/or better opportunities for career advancement. Any or all of these competing factors may limit its ability to continue to attract and retain high quality personnel, which could negatively affect its ability to successfully develop and commercialize its product candidates and to grow its business and operations as currently contemplated.

Qualigen expects that it will need to expand its development and regulatory capabilities as its product candidates progress through the clinic, or additional product candidates are developed; if any products are approved, Qualigen would have to implement sales, marketing and distribution capabilities, and as a result, it may encounter difficulties in managing growth, which could disrupt its operations.

As of April 6, 2020, Qualigen had 28 full-time employees. Qualigen expects to experience growth in the number of employees and the scope of its operations, particularly in the areas of clinical development, clinical operations, manufacturing, and regulatory affairs as it progresses its ALAN, RAS-F3 and STARS through the clinic and develops additional product candidates. If any of Qualigen’s product candidates receives marketing approval, Qualigen would potentially need to expand into sales, marketing and distribution. To manage anticipated future growth, Qualigen must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Qualigen may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of Qualigen’s operations may lead to significant costs and may divert management and business development resources.

Further, Qualigen currently relies, and for the foreseeable future will continue to rely, in substantial part, on certain third-party contract organizations, advisors and consultants to provide certain services, including assuming substantial responsibilities for the conduct of its clinical trials and the manufacture of ALAN, RAS-F3, STARS or any of its other current or future product candidates. Qualigen cannot assure that the services of such third-party contract organizations, advisors and consultants will continue to be available to it on a timely basis when needed, or that it can find qualified replacements. In addition, if Qualigen is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by its vendors or consultants is compromised for any reason, its clinical trials may be extended, delayed or terminated, and Qualigen may not be able to obtain marketing approval of ALAN, RAS-F3, STARS or any of its other current or future product candidates or otherwise advance its business. Qualigen cannot assure that it will be able to properly manage its existing vendors or consultants or find other competent outside vendors and consultants on economically reasonable terms, or at all.

If Qualigen is not able to effectively manage growth and expand its organization, it may not be able to successfully implement the tasks necessary to further develop and commercialize ALAN, RAS-F3, STARS, or any other product candidates and, accordingly, may not achieve its research, development and commercialization goals.

Qualigen’s employees, clinical trial investigators, CROs, consultants, vendors and any potential commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

Qualigen is exposed to the risk of fraud or other misconduct by its employees, clinical trial investigators, CROs, consultants, vendors and any potential commercial partners. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to it that violates: (i) FDA regulations or those of comparable foreign regulatory authorities, including those laws that require the reporting of true, complete and accurate information, (ii) manufacturing standards, (iii) federal and state health and data privacy, security, fraud and abuse, government price reporting, transparency reporting requirements, and other healthcare laws and regulations in the United States and abroad, (iv) sexual harassment and other workplace misconduct, or (v) laws that require the true, complete and accurate reporting of financial information or data. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to Qualigen’s reputation. Qualigen maintains a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, as well as a disclosure program and other applicable policies and procedures, but it is not always possible to identify and deter employee misconduct, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Qualigen from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Qualigen, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional integrity reporting and oversight obligations, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate its business and its results of operations.

Qualigen’s internal information technology systems, or those of its third-party CROs or other vendors, contractors or consultants, may fail or suffer security breaches, loss or leakage of data and other disruptions, which could result in a material disruption of its development programs, compromise sensitive information related to its business or prevent it from accessing critical information, potentially exposing it to liability or otherwise adversely affecting its business.

Qualigen is increasingly dependent upon information technology systems, infrastructure and data to operate its business. In the ordinary course of business, Qualigen collects, stores and transmits confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that Qualigen does so in a secure manner to maintain the confidentiality and integrity of such confidential information. Qualigen also has outsourced elements of its operations to third parties, and as a result it manages a number of third-party CROs, vendors, and other contractors and consultants who have access to its confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, Qualigen’s internal information technology systems and those of its third-party CROs, vendors and other contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by its employees, third-party CROs, vendors, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise Qualigen’s system infrastructure, or that of its third-party CROs, vendors and other contractors and consultants, or lead to data leakage. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Qualigen may not be able to anticipate all types of security threats, nor may it be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. To the extent that any disruption or security breach were to result in a loss of, or damage to, its data or applications, or those of its third-party CROs, vendors and other contractors and consultants, or inappropriate disclosure of confidential or proprietary information, Qualigen could incur liability and reputational damage and the further development and commercialization of ALAN, RAS-F3, STARS or any other product candidates could be delayed. The costs related to significant security breaches or disruptions could be material and exceed the limits of the cybersecurity insurance Qualigen maintains against such risks. If the information technology systems of its third-party CROs, vendors and other contractors and consultants become subject to disruptions or security breaches, Qualigen may have insufficient recourse against such third parties and it may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

While Qualigen has not experienced any such system failure, accident or security breach to date, and believes that its data protection efforts and investment in information technology reduce the likelihood of such incidents in the future, it cannot assure you that its data protection efforts and investment in information technology will prevent significant breakdowns, data leakages, breaches in its systems, or those of its third-party CROs, vendors and other contractors and consultants, or other cyber incidents that could have a material adverse effect upon its reputation, business, operations or financial condition. For example, if such an event were to occur and cause interruptions in Qualigen’s operations, or those of its third-party CROs, vendors and other contractors and consultants, it could result in a material disruption of its programs and the development of its product candidates could be delayed. In addition, the loss of clinical trial data for ALAN, RAS-F3, STARS or any other product candidates could result in delays in Qualigen’s marketing approval efforts and significantly increase its costs to recover or reproduce the data. Furthermore, significant disruptions of its internal information technology systems or those of third-party CROs, vendors and other contractors and consultants, or security breaches could result in the loss, misappropriation and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information), which could result in financial, legal, business and reputational harm to Qualigen. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding Qualigen’s clinical trial subjects or employees, could harm its reputation directly, compel it to comply with federal and/or state breach notification laws and foreign law equivalents, subject it to mandatory corrective action, and otherwise subject it to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on its business.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect Qualigen’s operating results and business.

Qualigen and any potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to Qualigen’s operations or the operations of its collaborators. In addition, it may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH. Depending on the facts and circumstances, Qualigen could be subject to criminal penalties if it knowingly obtains, uses, or discloses individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

International data protection laws, including Regulation 2016/679, known as the General Data Protection Regulation (the “GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the EU, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR includes restrictions on cross-border data transfer. The GDPR will increase Qualigen’s responsibility and liability in relation to personal data that it processes, and it may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules. Further, Brexit has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear whether the United Kingdom will enact data protection legislation equivalent to the GDPR and how data transfers to and from the United Kingdom will be regulated.

In addition, California recently enacted the California Consumer Privacy Act (the “CCPA”), which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA will require covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA went into effect on January 1, 2020, and the California Attorney General may bring enforcement actions for violations beginning July 1, 2020. The CCPA was amended on September 23, 2018, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. As currently written, the CCPA may impact Qualigen’s business activities and exemplifies the vulnerability of its business to the evolving regulatory environment related to personal data and protected health information.

Compliance with U.S. and international data protection laws and regulations could require Qualigen to take on more onerous obligations in its contracts, restrict its ability to collect, use and disclose data, or in some cases, impact its ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect its operating results and business. Moreover, clinical trial subjects about whom Qualigen or its potential collaborators obtain information, as well as the providers who share this information with it, may contractually limit Qualigen’s ability to use and disclose the information. Claims that Qualigen has violated individuals’ privacy rights, failed to comply with data protection laws, or breached its contractual obligations, even if it is not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm its business.

Qualigen or the third parties upon whom it depends may be adversely affected by natural disasters and its business continuity and disaster recovery plans may not adequately protect it from a serious disaster.

Qualigen is located in southern California, and is subject to risks posed by natural disasters, including wildfires, earthquakes and severe weather that may interfere with its operations. Extreme weather events and other natural disasters could severely disrupt its operations, and have a material adverse effect on its business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented Qualigen from using all or a significant portion of its headquarters, that damaged critical infrastructure, such as the manufacturing facilities of its third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Qualigen to continue its business for a substantial period of time. Any disaster recovery and business continuity plans Qualigen has in place may prove inadequate in the event of a serious disaster or similar event. Qualigen may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, could have a material adverse effect on its business.

U.S. tax legislation may materially adversely affect Qualigen’s financial condition, results of operations and cash flows.

The Tax Act has significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate. Many of these changes became effective beginning in 2018, without any transition periods or grandfathering for existing transactions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the U.S. Treasury Department and the IRS, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

Qualigen may engage in strategic transactions that could impact liquidity, increase expenses and present significant distractions to management.

From time to time, Qualigen may consider strategic transactions, such as acquisitions of companies, businesses or assets and out-licensing or in-licensing of products, drug candidates or technologies. Additional potential transactions that it may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require it to incur non-recurring or other charges, may increase near term or long-term expenditures and may pose significant integration challenges or disrupt management or business, which could adversely affect Qualigen’s operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

●	exposure to unknown liabilities;

●	disruption of business and diversion of management’s time and attention in order to develop acquired products, drug candidates or technologies;

●	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

●	higher than expected acquisition and integration costs;

●	write-downs of assets or goodwill or impairment charges;

●	increased amortization expenses;

●	difficulty and cost in combining the operations, systems and personnel of any acquired businesses with its operations, systems and personnel;

●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

●	inability to retain key employees of any acquired businesses.

Risks Related to Ownership of Qualigen’s Common Stock

Qualigen’s financial condition and results of operations may fluctuate from quarter to quarter and year to year, which makes them difficult to predict.

Qualigen expects its financial condition and results of operations to fluctuate from quarter to quarter and year to year due to a variety of factors, many of which are beyond Qualigen’s control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

As a public company, Qualigen will be subject to more stringent federal and state law requirements.

Qualigen currently operates as a private company. Following completion of the merger, as it is deemed the acquirer for accounting purposes, Qualigen will effectively become a public company for accounting purposes. As a public company, Qualigen will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the listing requirements of Nasdaq and other applicable securities rules and regulations. Despite reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase Qualigen’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on its systems and resources.

As a result of disclosure of information in this joint proxy and consent solicitation statement/prospectus and in filings required of a public company, Qualigen’s business and financial condition will become more visible, which it believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Qualigen’s business, results of operations, financial condition and prospects could be harmed, and even if the claims do not result in litigation or are resolved in its favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and adversely affect its brand and reputation, business, results of operations, financial condition and prospects.

Qualigen also expects that being a public company and the associated rules and regulations will make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced coverage or incur substantially higher costs to obtain adequate coverage. These factors could also make it more difficult for Qualigen to attract and retain qualified members of its board of directors, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

Qualigen, deemed the acquirer for accounting purposes in the merger, will incur significant increased costs as a result of operating as a public company, and management of the combined will be required to devote substantial time to new compliance initiatives.

Qualigen currently operates as a private company. Following completion of the merger, as it is deemed the acquirer for accounting purposes, Qualigen will effectively become a public company for accounting purposes, and as a result, Qualigen will incur significant legal, accounting, investor relations and other expenses that it did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Stockholder activism, the current political environment and the current high level of U.S. government intervention and regulatory reform may also lead to substantial new regulations and disclosure obligations, which may in turn lead to additional compliance costs and impact the manner in which Qualigen operate its business in ways it does not currently anticipate. Management and other personnel of the combined company will need to devote a substantial amount of time to comply with these requirements. Moreover, these requirements will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Qualigen expects that these rules and regulations may make it more difficult and more expensive for it to obtain director and officer liability insurance. Qualigen cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements.

As a private company, Qualigen has not endeavored to establish and maintain public-company-quality internal control over financial reporting. If Qualigen fails to establish and maintain proper and effective internal control over financial reporting, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its common stock may decline.

Pursuant to Section 404, following completion of the merger, the report by management on internal control over financial reporting will be on Qualigen’s financial reporting and internal controls (as accounting acquirer), and if and when it becomes an accelerated filer or large accelerated filer (and ceases to be an emerging growth company), an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, the combined company may need to upgrade Qualigen’s legacy information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If Qualigen is unable to hire the additional accounting and finance staff necessary to comply with these requirements, it may need to retain additional outside consultants. If Qualigen or, if required, its auditors, are unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in its financial reporting, which could negatively impact the price of its securities.

Qualigen cannot assure you that there will not be material weaknesses in its internal control over financial reporting now or in the future. Qualigen has not previously been required to conduct such an internal control evaluation and assessment. Any failure to maintain internal control over financial reporting could severely inhibit Qualigen’s ability to accurately report its financial condition, results of operations or cash flows. If Qualigen is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines that Qualigen has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in Qualigen’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.

Qualigen’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

U.S. GAAP are subject to interpretation by the Financial Accounting Standards Board or the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Qualigen’s reported financial results, may retroactively affect previously reported results, could cause unexpected financial reporting fluctuations and may require it to make costly changes to its operational processes and accounting systems.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus contains forward-looking statements (including within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act) concerning Ritter, Qualigen, the proposed merger and other matters. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Ritter and Qualigen cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

●	the merger consideration may have greater or lesser value at the Closing than at the time the Merger Agreement is signed because the Exchange Ratio is not adjustable based on the market price of Ritter common stock;

●	failure to complete the merger may result in either Ritter or Qualigen paying a termination fee to the other party and could harm the market price of Ritter common stock and negatively affect the future business and operations of each company;

●	if the conditions to the merger are not met, including failure to timely or at all obtain stockholder approval for the merger, the merger may not occur;

●	the timing of the consummation of the merger is uncertain as is the ability of each of Ritter and Qualigen to consummate the merger;

●	the merger may be completed even though material adverse changes may occur;

●	Ritter may not be able to maintain its Nasdaq listing until the Closing;

●	executive officers and directors of each company have interests in the merger that are different from yours, which may cause them to support or approve the merger without regard to your interests;

●	the market price of Ritter common stock may decline following the merger;

●	conditions to payment under the CVRs may not be met and the CVRs may never deliver any value to the Ritter Stockholders;

●	restrictions in the Merger Agreement may prevent Ritter and Qualigen from entering into a business combination with another party at a favorable price;

●	certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	the Qualigen Stockholders may receive consideration in the merger that is greater or less than the fair market value of the Qualigen shares due to the lack of a public market for Qualigen shares;

●	if the merger qualifies as neither a tax-free contribution nor a reorganization for U.S. federal income tax purposes, the receipt of Ritter common stock pursuant to the merger could be fully taxable (as a capital gain or a capital loss) to all Qualigen Stockholders;

●	the combined company may never earn a profit;

●	the combined company will be subject to the uncertainties associated with the clinical development and regulatory approval of its product candidates including potential delays in the commencement, enrollment and completion of clinical trials and that the results of prior clinical trials may not be predictive of future results;

●	the combined company will be required to raise additional funds to finance its operations and remain a going concern and may be required to do so sooner than it expects;

●	the combined company may not be able to raise additional funds when necessary and/or on acceptable terms;

●	the combined company’s small public float, low market capitalization, limited operating history, and lack of revenue may make it difficult and expensive for the combined company to raise additional funds;

●	the pro forma combined financial statements may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger and the transactions contemplated thereby;

●	Ritter and Qualigen may not be able to protect their respective intellectual property rights;

●	there may be changes in expected or existing competition for the combined company’s product candidates;

●	both companies expect the price of the combined company’s common stock may be volatile and may fluctuate substantially following the merger and the transactions contemplated thereby;

●	if the combined company were to be delisted from Nasdaq, it could reduce the visibility, liquidity and price of its common stock;

●	a significant portion of the combined company’s total outstanding shares of common stock may be sold into the public market at any point, which could cause the market price of the combined company’s common stock to drop significantly, even if the combined company is doing well;

●	there may be adverse reactions or changes in business relationships resulting from announcement or completion of the merger;

●	the combined company will have broad discretion in the use of its cash reserves and may not use them effectively;

●	the combined company will be an “emerging growth company” until December 31, 2020 and the reduced SEC disclosure requirements applicable to such companies may make the combined company’s common stock less attractive to investors;

●	the combined company expects to continue to incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance initiatives and corporate governance practices;

●	the combined company does not anticipate paying any cash dividends on its capital stock in the foreseeable future;

●	provisions in the combined company’s certificate of incorporation, its bylaws or Delaware law might discourage, delay or prevent a change in control of the company or changes in its management, which may depress the price of its common stock; and

●	securities analysts’ published reports could cause a decline in the price of the combined company’s stock.

The foregoing risks should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere. Ritter and Qualigen can give no assurance that the conditions to the merger will be satisfied. For further discussion of the factors that may cause Ritter, Qualigen or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Ritter and Qualigen to complete the merger and the effect of the merger on the business of Ritter, Qualigen and the combined company, see the section entitled “Risk Factors” beginning on page 29 of this joint proxy and consent solicitation statement/prospectus.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Ritter. See the section entitled “Where You Can Find More Information” beginning on page 237 of this joint proxy and consent solicitation statement/prospectus.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations and the prospects of Ritter, Qualigen or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy and consent solicitation statement/prospectus are current only as of the date of this joint proxy and consent solicitation statement/prospectus. Ritter and Qualigen do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future.

THE SPECIAL MEETING OF RITTER STOCKHOLDERS

Date, Time and Place

The Ritter special meeting will be held virtually on May 14, 2020, commencing at 9:00 a.m., Pacific time. Ritter stockholders can attend the Ritter special meeting via the internet, vote their shares electronically and submit questions during the Ritter special meeting by visiting www.virtualshareholdermeeting.com/RTTR2020 (there is no physical location for the Ritter special meeting). Ritter stockholders participating in the Ritter special meeting will need to have their 16-Digit Control Number included on the proxy card or voting instruction card, as applicable, to join the Ritter special meeting. The live webcast will begin promptly at 9:00 a.m., Pacific time.

Ritter is sending this joint proxy and consent solicitation statement/prospectus to Ritter Stockholders in connection with the solicitation of proxies by the Ritter Board for use at the Ritter special meeting and any adjournments or postponements of the Ritter special meeting. This joint proxy and consent solicitation statement/prospectus is first being furnished to Ritter Stockholders on or about April 9, 2020.

Purposes of the Ritter Special Meeting

The purposes of the Ritter special meeting are:

1. To approve the issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement, a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy and consent solicitation statement/prospectus, and to approve the change of control of Ritter resulting from the merger (pursuant to Nasdaq rules).

2. To approve an amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split within a range of 1-for-25 to 1-for-35, as determined by the Ritter Board, in the form attached as Annex E to this joint proxy and consent solicitation statement/prospectus.

3. To approve the amendment to the Ritter Certificate of Incorporation to effect the change of the name of “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.”, in the form attached as Annex F to this joint proxy and consent solicitation statement/prospectus.

4. To approve the adoption of the Ritter 2020 Plan, in the form attached as Annex G to this joint proxy and consent solicitation statement/prospectus.

5. To consider and vote upon an adjournment of the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4.

6. To transact such other business as may properly come before the Ritter special meeting or any adjournment or postponement thereof.

Recommendation of the Ritter Board

The Ritter Board has determined that the issuance of Ritter common stock to Qualigen Stockholders and the Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement and the change of control of Ritter resulting from the merger is advisable and in the best interest of Ritter and Ritter Stockholders and has approved such items. The Ritter Board recommends that Ritter Stockholders vote “FOR” Proposal No. 1 to approve the issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor and the change of control of Ritter resulting from the merger (pursuant to Nasdaq rules).

The Ritter Board has determined that the Reverse Stock Split is advisable and in the best interest of Ritter and Ritter Stockholders and has approved the Reverse Stock Split. The Ritter Board recommends that Ritter Stockholders vote “FOR” Proposal No. 2 to approve an amendment to the Ritter Certificate of Incorporation effecting the Reverse Stock Split.

The Ritter Board has determined that the Ritter Name Change is advisable and in the best interest of Ritter and Ritter Stockholders and has approved the Ritter Name Change. The Ritter Board recommends that Ritter Stockholders vote “FOR” Proposal No. 3 to approve an amendment to the Ritter Certificate of Incorporation effecting the Ritter Name Change.

The Ritter Board has determined that the adoption of the Ritter 2020 Plan is advisable and in the best interests of Ritter and Ritter Stockholders and has approved the Ritter 2020 Plan. The Ritter Board recommends that Ritter Stockholders vote “FOR” Proposal No. 4 to approve the Ritter 2020 Plan.

The Ritter Board has determined and believes that adjourning the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4 is advisable and in the best interests of Ritter and Ritter Stockholders and has approved such a course of action in the event, if necessary, to adjourn the Ritter special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4. The Ritter Board recommends that Ritter Stockholders vote “FOR” Proposal No. 5 to adjourn the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4.

Record Date and Voting Power

Only holders of record of Ritter common stock at the close of business on the Ritter Record Date, are entitled to notice of, and to vote at, the Ritter special meeting. There were 141 holders of record of Ritter common stock at the close of business on the Ritter Record Date. At the close of business on the Ritter Record Date, 45,713,862 shares of Ritter common stock were issued and outstanding. Each share of Ritter common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Ritter” beginning on page 227 of this joint proxy and consent solicitation statement/prospectus for information regarding persons known to Ritter’s management to be the beneficial owners of more than 5% of the outstanding shares of Ritter common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy and consent solicitation statement/prospectus is solicited on behalf of the Ritter Board for use at the Ritter special meeting.

If you are a stockholder of record of Ritter as of the Ritter Record Date referred to above, you may vote online at the Ritter special meeting or vote by proxy. Whether or not you plan to attend the Ritter special meeting online, Ritter urges you to vote by proxy to ensure your vote is counted. You may still attend the Ritter special meeting and vote online if you have already voted by proxy. As a stockholder of record you may vote in any of the following ways:

●

if you plan to attend the Ritter special meeting, you may vote online at the meeting by visiting www.virtualshareholdermeeting.com/RTTR2020. Please have your 16-digit control number to join the Ritter special meeting.

●	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Ritter before the Ritter special meeting, Ritter will vote your shares as you direct on the proxy card.

●	to vote by telephone or on the Internet, dial the number on the proxy card or visit the website on the proxy card form to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern time, on May 13, 2020 to be counted.

If your shares of Ritter common stock are held by your broker, bank or other nominee, that is, in “street name,” you will receive a voting instruction card from the institution that holds your shares. Please follow the instructions included on that voting instruction card regarding how to instruct your broker, bank or other nominee to vote your shares of Ritter common stock. If you are a beneficial owner you may not vote your shares at the Ritter special meeting unless you obtain a legal proxy from your broker, bank or other nominee. If you do not give instructions to your broker, bank or other nominee, your broker can vote your shares of Ritter common stock only with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under certain rules applicable to brokers and on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, your shares of Ritter common stock will be treated as broker non-votes. It is expected that brokers will have discretionary authority to vote on Proposal Nos. 3 and 5. Brokers will not have discretionary authority to vote on Proposal Nos. 1, 2 or 4. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by the institution that holds your shares.

Ritter Stockholders of record may change their vote at any time before their proxy is voted at the Ritter special meeting in one of three ways. First, a Ritter Stockholder of record may file with Ritter’s transfer agent a written notice of revocation. Second, a Ritter Stockholder of record may timely deliver a valid, later-dated proxy by telephone, on the Internet, or by mail. Third, a Ritter Stockholder of record may attend the Ritter special meeting and vote online. Participation in the Ritter special meeting will not by itself revoke a previously granted proxy unless the Ritter Stockholder of record also votes at the Ritter special meeting.

If a stockholder who owns shares of Ritter common stock in “street name” has instructed a broker to vote its shares of Ritter common stock, the stockholder must follow directions received from its broker to change those instructions if the stockholder wishes to change the instructions.

All properly executed proxies that are not revoked will be voted at the Ritter special meeting and at any adjournments or postponements of the Ritter special meeting in accordance with the instructions contained in the proxy. If a holder of Ritter common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement and to approve the change of control resulting from the merger (pursuant to Nasdaq rules); “FOR” Proposal No. 2 to approve an amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split; “FOR” Proposal No. 3 to approve an amendment to the Ritter Certificate of Incorporation to effect the Ritter Name Change; “FOR” Proposal No. 4 to approve the adoption of the Ritter 2020 Plan; and “FOR” Proposal No. 5 to approve the adjournment of the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4 in accordance with the recommendation of the Ritter Board.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Ritter common stock entitled to vote at the Ritter special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proposal Nos. 1, 4 and 5 requires the affirmative vote of a majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of holders of a majority of Ritter common stock outstanding on the Ritter Record Date for the Ritter Special meeting.

Votes will be counted by the inspector of election appointed for the Ritter special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal Nos. 2 and 3, but will have no effect on Proposal Nos. 1, 4 and 5. Broker non-votes will have the same effect as “AGAINST” votes for Proposal No. 2, but will have no effect on Proposal Nos. 1, 3, 4 and 5.

Each of Proposal Nos. 1, 2, 3 and 4 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2, 3 and 4.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Ritter may solicit proxies from Ritter Stockholders by personal interview, telephone, or otherwise. Ritter and Qualigen will share equally the costs of printing and filing this joint proxy and consent solicitation statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Ritter common stock for the forwarding of solicitation materials to the beneficial owners of Ritter common stock. Ritter will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Ritter has engaged Georgeson, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $15,000 and the reimbursement of customary disbursements, which are not expected to exceed $50,000 in total.

Other Matters

As of the date of this joint proxy and consent solicitation statement/prospectus, the Ritter Board does not know of any business to be presented at the Ritter special meeting other than as set forth in the notice accompanying this joint proxy and consent solicitation statement/prospectus. If any other matters should properly come before the Ritter special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” in this joint proxy and consent solicitation statement/prospectus describe the material aspects of the merger, including the Merger Agreement. While Ritter and Qualigen believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy and consent solicitation statement/prospectus for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement attached as Annex A, Annex B and Annex C, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this joint proxy and consent solicitation statement/prospectus.

Background of the Transaction

The following is a summary of the background of the events leading up to the decision by Ritter to engage in a strategic transaction, the process undertaken by Ritter to identify and evaluate prospective transactions and partners, and the negotiation of the Merger Agreement with Qualigen.

Ritter is a biotech company that has historically focused on the development of therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Ritter’s only clinical product candidate, RP-G28, is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, which reduces lactose-derived gas production, and thereby mitigates the symptoms of lactose intolerance (“LI”) in patients suffering from this condition.

Ritter completed enrollment in its Phase 3 clinical trial of RP-G28 known as “Liberatus” in March 2019 and its last patient visit in July 2019.

On August 19, 2019, Ritter received a written notice from Nasdaq indicating that Ritter was not in compliance with Nasdaq Listing Rule 5550(b)(1) as its stockholders’ equity, as reported in Ritter’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, was below $2.5 million, which is the minimum stockholders’ equity required for compliance with Nasdaq Listing Rule 5550(b)(1). As of August 19, 2019, Ritter also did not satisfy the conditions for the alternative market value of listed securities standard for continued listing or the net income standard for continued listing.

Ritter was given until October 3, 2019 to submit a plan to regain compliance, which, if accepted by Nasdaq, could have resulted in Ritter being granted an extension of up to 180 calendar days from the date of the original notice of noncompliance, or until February 15, 2020, to demonstrate compliance with Nasdaq Listing Rule 550(b)(1).

On September 3, 2019, a special meeting of the Ritter Board was held during which Andrew Ritter, Chief Executive Officer of Ritter, presented the preliminary data from the Liberatus Phase 3 clinical trial and reported that RP-G28 had failed to demonstrate statistical significance in its pre-specified primary endpoint. During such meeting, the Ritter Board agreed that Ritter would conduct diligence to further evaluate the results and the Ritter Board would reconvene thereafter to reassess Ritter’s options.

On September 11, 2019, a special meeting of the Ritter Board was held during which the Ritter Board discussed additional findings and analysis that had been conducted and such findings confirmed the preliminary results. In light of the unfavorable results of the clinical trial and the pending Nasdaq delisting notice, the Ritter Board engaged in extensive discussions about the financial position of Ritter as of such time and Ritter’s strategic and financing alternatives and directed Ritter management to begin exploring its various options, including strategic alternatives. At this time, Ritter also began consulting representatives of Reed Smith LLP (“Reed Smith”), outside counsel to Ritter, on its strategic alternatives.

On September 12, 2019, a telephonic special meeting of the Ritter Board was held during which the Ritter Board further discussed its strategic and financing alternatives, and a representative of Reed Smith discussed the fiduciary duties of the Ritter Board.

Also on September 12, 2019, Ritter announced publicly that its Liberatus Phase 3 clinical trial of RP-G28 in LI had failed to demonstrate statistical significance in its pre-specified primary endpoint. Top-line data from the 557-subject Phase 3 clinical trial indicated that RP-G28 provided significant symptom improvement in patients; however, there was no or little difference compared to placebo. In the primary endpoint, measuring LI symptom reduction at day 61 (30 days post-treatment) compared to baseline, the treatment group reported a 3.159 mean reduction compared to a reported 3.420 mean reduction in the placebo group (p-value, one-sided = 0.106). In addition, RP-G28 missed its first secondary endpoint of responders with a meaningful treatment benefit: 36.2% of treatment group compared to 34.1% of placebo group (p-value, one-sided= 0.284). The remaining secondary endpoints also missed statistical significance with treatment and placebo groups generally reporting similar results to each other. RP-G28 was generally well-tolerated, with placebo and treatment groups reporting similar safety profiles. In light of these results, Ritter also announced that it planned to continue in the near term to analyze the results of the trial to better understand the data and clinical outcomes to assess a path forward, and publicly announced that Ritter was conducting a review of a range of strategic alternatives. In addition, Ritter began a process to reduce its workforce, general expenses and executive and board compensation in an effort to preserve cash while Ritter assessed strategic alternatives.

Between September 16, 2019 and September 26, 2019, Ritter management engaged in discussions with five investment banking and advisory firms regarding their engagement as a financial advisor to assist Ritter in conducting a review of strategic alternatives. Representatives from Ritter management met telephonically with representatives of potential financial advisors and reviewed drafts of engagement letters. Ritter management reviewed the proposals and presentations received from such potential financial advisors with the Ritter Board. After discussing the qualifications and presentations of each of the potential financial advisors, the Ritter Board determined to engage AGP as financial advisor to Ritter because of AGP’s experience with transactions involving life sciences companies, particularly its recent experience with reverse merger transactions involving life sciences companies.

In addition to exploring and evaluating potential strategic alternatives, beginning on September 16, 2019 through early October 2019, Ritter management, with the support of a business development consultant, initiated discussions with potential counterparties regarding potential strategic opportunities for RP-G28, including co-development, capital raising, licensing and other opportunities, while also considering and evaluating in-licensing, co-development and other opportunities related to other complementary assets and opportunities in the general therapeutic sector. Ritter management, with the support of its business development consultant, evaluated approximately 35 potential strategic opportunities for RP-G28.

On September 16, 2019, the Chief Executive Officer of Party A contacted Andrew Ritter by telephone and inquired about a potential merger. Later on the same day, Ritter and Party A signed a non-disclosure agreement.

On September 19, 2019, the Chief Executive Officer of Party A held an in-person meeting with Andrew Ritter to have further discussions about a potential merger.

From September 19, 2019 through September 24, 2019, representatives of Ritter management and Party A began discussions and held in-person meetings to discuss Party A’s interest in a potential merger with Ritter, as well as Party A’s financing and equity options for a potential merger. In addition, from September 19, 2019 through October 23, 2019, Ritter received access to Party A’s due diligence data site and Ritter and its advisors conducted their due diligence review of Party A.

On October 1, 2019, following discussions between Ritter management and the Ritter Board, Ritter executed an engagement letter with AGP at the direction of the Ritter Board to formally engage AGP to provide financial advisor services in connection with Ritter’s review of strategic alternatives, and to conduct a broad market search to identify and reach out to suitable merger candidates.

Ritter’s strategic review included the evaluation of all reasonable options to maximize value for Ritter stockholders, with a focus on merger candidates that would be able to consummate a transaction within a compressed time frame and that had the ability to comply with Nasdaq listing requirements. The Ritter Board believed that Ritter had an opportunity to deliver value to its stockholders if it could identify and select a high-quality private life sciences company as a merger partner.

From October through December 2019, representatives of AGP and representatives of Ritter management reviewed modeling of various scenarios with the Ritter Board and, following the formation thereof, the Transaction Committee (as defined below), which included seeking funding to continue to pursue commercialization of RP-G28 as a pharmaceutical or consumer healthcare product, seeking partnerships, out-licensing or sale of RP-G28, settlement of all outstanding liabilities and liquidation of Ritter. During this period, Ritter management provided regular updates to the Ritter Board and regularly consulted with the Ritter Board regarding the review of strategic alternatives, including progress with each merger candidate, and the Ritter Board directed management to continue to pursue all available opportunities.

On October 3, 2019, Ritter submitted to Nasdaq a plan to regain compliance with Nasdaq Listing Rule 5550(b)(1).

On October 7, 2019, Ritter announced publicly that it had engaged AGP as a financial advisor to explore and evaluate potential strategic alternatives.

Also on October 7, 2019, Ritter sent an initial draft of a letter of intent to Party A. Ritter’s initial draft proposed a reverse merger pursuant to which Party A would merge with a subsidiary of Ritter, and contemplated amongst other things, the ability for Ritter to pursue and consummate a disposition of assets or a capital raise prior to the proposed merger, provided for a relative post-closing stock ownership percentage to be agreed between Ritter and Party A, and provided for the right of Ritter legacy stockholders to receive their portion of the cash proceeds from any sale of RP-G28 following the proposed merger.

Beginning on October 7, 2019, AGP began broad outreach to potential merger candidates, which included outreach to 2,500 parties, including Qualigen, and other investment banks and financial advisors to explore all available opportunities. AGP’s outreach focused on, among other things, private companies that were exploring a potential initial public offering, private companies that had not succeeded in earlier attempts at an initial public offering, publicly-traded companies listed on exchanges outside of the United States that were seeking a Nasdaq listing, and public companies in the United States that were considered to be a strategic fit with Ritter. In addition, with the assistance of Ritter management, AGP also reached out to a broad set of investors and service providers, including venture capital firms, law firms, auditors and investor relations firms to garner additional interest in a potential transaction with Ritter.

Beginning on October 7, 2019, representatives of Ritter management conducted introductory calls with representatives of potential merger candidates. Following such calls, Ritter management consulted with each member of the Ritter Board and following such consultation, selected a subset of candidates to progress to telephonic presentations based on the candidates’ ability to meet the Nasdaq listing requirements, their ability to consummate a transaction on a compressed timeframe, the viability of their financing options, their cash position, the availability of any audited financial statements and the potential to maximize value for Ritter stockholders. During the subsequent telephonic presentations, representatives of Ritter management and representatives of the candidates gave presentations describing their respective business plans, financial position and financing options and further discussed a potential transaction between the parties.

Following such meetings, Ritter management consulted with Ritter Board members Paul Maier and Ira Ritter and following such consultation, selected a subset of candidates who would receive an initial draft of a letter of intent based on the candidates’ ability to meet Nasdaq listing requirements, their ability to consummate a transaction on a compressed timeframe, the viability of their financing options, their cash position, the availability of any audited financial statements and the potential to maximize value for Ritter stockholders, in each case taking into account the additional information received about the candidates’ business plans, financial position and financing options during earlier telephonic presentations. Ritter management also conducted additional calls to discuss a potential transaction with such candidates. In addition, Ritter management provided regular updates to the Ritter Board regarding the receipt of indications of interest and the progress with each candidate throughout this process.

Following receipt of responses from certain interested parties, AGP issued a formal process letter to solicit non-binding indications of interest to 22 candidates, requesting that proposals be submitted by interested candidates by October 25, 2019 and also requested that such candidates provide certain information regarding its business, the proposed transaction structure, sources of financing and detailed support for its valuation, among other items.

From October 2019 through January 2020, non-disclosure agreements were executed by 15 candidates who were solicited by AGP or who had made inbound inquiries to AGP or Ritter. The non-disclosure agreements did not include standstill provisions.

On October 8, 2019, Ritter and Qualigen signed a non-disclosure agreement. On the same day, a representative of Party B’s financial advisor contacted AGP about a potential merger with Party B. Representatives of Ritter and AGP held an introductory telephonic meeting with management of Party B to discuss a potential merger transaction between the parties. At this meeting, Party B submitted a presentation describing Party B’s business plan, financial position and financing plans. Shortly thereafter, Ritter management provided an update to the Ritter Board regarding such preliminary discussions with Party B.

During the week of October 7, 2019, representatives of Party C’s and Party D’s respective financial advisors contacted AGP about a potential merger transaction with Ritter.

On October 10, 2019, Party B provided Ritter with access to its due diligence data site.

On October 11, 2019, the first telephonic meeting was held with the respective representatives from Qualigen management and Ritter management, with representatives from AGP also participating, during which Ritter and Qualigen each gave presentations describing their respective businesses. In addition, Qualigen gave a presentation on its history, financial position and business plan, and the parties discussed timelines for a potential merger. During this meeting, Qualigen disclosed to Ritter that Qualigen had been seeking a Nasdaq-listed company with which to enter into a reverse-merger transaction, and informed Ritter that Ritter appeared to be a suitable merger candidate.

On October 15, 2019, Ritter and Party C signed a non-disclosure agreement. An introductory telephonic meeting was held between representatives of Ritter and representatives of Party C to discuss a potential merger, during which representatives of Party C gave a presentation describing its business, financial outlook and business plan, including reasons for its interest in exploring a potential reverse merger and its financing plan.

Also on October 15, 2019, Ritter and Party D signed a non-disclosure agreement.

On October 16, 2019, Ritter management informed the Ritter Board that the likelihood of securing a strategic opportunity for RP-G28 appeared to be limited due to timing considerations and the lack of viable options, and while Ritter management would continue to explore and consider such opportunities, a strategic alternative would most likely be the best option that maximizes stockholder value.

Also on October 16, 2019, Andrew Ritter held telephonic meetings or consulted with members of the Ritter Board by email individually, during which he discussed and consulted with members of the Ritter Board with respect to the formation of a committee (the “Transaction Committee”) consisting of directors Ira E. Ritter, Andrew J. Ritter and Paul V. Maier as well as Chief Financial Officer John W. Beck, which would be tasked with overseeing the review, evaluation and negotiation of a potential transaction and all alternatives thereto and which would be formed to assist the Ritter Board in coordinating the review of a range of strategic alternatives focused on maximizing stockholder value and make recommendations to the Ritter Board concerning a potential transaction.  During such telephonic meetings or email consultations, all members of the Ritter Board approved the formation of the Transaction Committee, which approval was subsequently ratified at a meeting of the Ritter Board on November 13, 2019.

On October 17, 2019, Ritter received a formal proposal from Party B. The proposal provided for, among other things, a reverse merger structure with a relative post-closing stock ownership percentage to be determined between Ritter and Party B, the requirement that Ritter deliver a certain amount of cash to the combined company and the requirement that Ritter pay off all of its outstanding liabilities prior to consummation of a transaction.

Also on October 17, 2019, representatives of Ritter management, Party D’s management and their respective financial advisors held an introductory telephonic meeting, during which Party D submitted a presentation describing its business. During this call, Ritter and Party D discussed general terms for a potential transaction, including with respect to financing, timing and use of funds.

On October 21, 2019, Andrew Ritter and the Chief Executive Officer of Party D held a telephonic meeting to discuss Party D’s financing plan.

Also on October 21, 2019, the Transaction Committee held a telephonic meeting during which members of the Transaction Committee discussed possible strategic alternatives and reviewed the proposals received in detail.

Between October 21, 2019 and October 25, 2019, 13 companies, including Qualigen, Parties B, C, D, and F had submitted proposals indicating an interest in a transaction with Ritter.

On October 22, 2019, Andrew Ritter and the chairman of Party C held a telephonic meeting to further discuss a potential transaction. The chairman of Party C outlined its timeline for a potential merger, including with respect to obtaining funding that Party C was negotiating for with a third-party financing source. Party C indicated that its ability to enter into a transaction with Ritter would be dependent on the receipt of such funding.

Also on October 22, 2019, Party C provided Ritter with access to its due diligence data site.

On October 23, 2019, Andrew Ritter and a representative of Party A held an in-person meeting during which they discussed Party A’s interest, and Party A updated Andrew Ritter on its search for an investment bank to assist it in financing for a potential transaction.

Also on October 23, 2019, Andrew Ritter had telephonic meetings with the Chief Executive Officer of Party B to discuss Party B’s formal proposal, including timelines for a potential merger and updates with respect to Party B’s financing efforts.

In addition, on October 23, 2019, a representative of AGP contacted Ritter about a potential merger with Party F.

On October 24, 2019, Party F submitted a formal proposal to Ritter and AGP. Party F’s proposal contemplated a reverse merger transaction and the requirement that Ritter deliver a certain amount of capital simultaneous with the consummation of a transaction.

On October 25, 2019, Party C, Party D, Qualigen and 10 other merger candidates each submitted a formal proposal to Ritter and AGP. Qualigen’s proposal contemplated a reverse recapitalization pursuant to which Qualigen would merge with a subsidiary of Ritter, resulting in Qualigen being a wholly-owned subsidiary of Ritter. Qualigen’s proposal also provided for certain closing conditions, including the continued listing of Ritter common stock on Nasdaq. In addition, Qualigen’s proposal contemplated support of Ritter in its continued pursuit of monetization opportunities related to RP-G28 and also proposed that Ritter stockholders would receive contingent value rights in connection with the consummation of any such opportunity relating to RP-G28.

Party C’s proposal also contemplated a reverse merger structure whereby the relative post-closing stock ownership of the combined company would be split among Party C’s securityholders, an equity investor of Party C and Ritter securityholders. Party D’s proposal similarly contemplated a merger or similar transaction but provided that all of Ritter’s debt or credit facilities would be paid off prior to the consummation of a transaction as a condition to closing. AGP and Ritter management reviewed each formal proposal and determined to provide a summary of each of the 13 proposals as well as copies of the full proposals submitted by Party B, Party C and Party D to the Transaction Committee as AGP and Ritter management considered Party B, Party C and Party D to be the most viable candidates based on the potential value to Ritter stockholders, their ability to consummate a merger within a compressed timeframe due to ongoing Nasdaq delisting proceedings and their ability to comply with Nasdaq listing requirements. On the same day, Qualigen provided Ritter with access to its due diligence data site.

On October 26, 2019, members of the Transaction Committee received copies of the full proposals submitted by Party B, Party C and Party D and a summary of each of the 13 proposals submitted to AGP, including Qualigen’s proposal. Later that day, the Transaction Committee held a telephonic meeting to review in detail and compare the proposals of Parties B, C and D and discuss the other proposals received, including Qualigen’s proposal. In connection with its review of the 13 proposals, the Transaction Committee considered the ability of each candidate to consummate a merger within a compressed timeframe and to comply with Nasdaq listing requirements, and each candidate’s proposed valuation of the combined company. Based on such considerations, the Transaction Committee determined that only Parties A, B, C, D, and F and Qualigen were viable candidates, and to proceed with negotiations only with such viable candidates.

On October 27, 2019, representatives from AGP reviewed with Ritter management a presentation regarding the proposals from each candidate and AGP’s valuation analysis of each of the proposals from Parties B, C, D and Qualigen. AGP did not perform any valuation analysis for each of Parties A, E and F because negotiations did not advance to the point where a valuation analysis was warranted before negotiations were terminated with each of these parties. A summary of AGP’s analysis is set forth on page 99 below under subsection “AGP Valuation Analysis.” Later that day, the Transaction Committee provided the Ritter Board with an update regarding the receipt of formal proposals and the progress with each candidate to date and members of the Ritter Board provided their comments and feedback to Ritter management.

On October 28, 2019, AGP and Ritter management held a telephonic meeting to further review each proposal in detail and discuss timing and next steps. In connection with their review of each proposal, Ritter management considered the valuation of the combined company, the candidate’s ability to consummate a transaction on an expedited timeline in accordance with the compressed timeframe imposed by Nasdaq deadlines, and the candidate’s ability to comply with Nasdaq requirements going forward.

Also on October 28, 2019, Ritter received a second written notice from Nasdaq indicating that, because the closing bid price for Ritter common stock had been below $1.00 per share for 30 consecutive business days, Ritter no longer complied with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Based on the initial written notice by Nasdaq on August 19, 2019 and the subsequent notice on October 28, 2019, there was little time for Ritter management and the Ritter Board to resolve these deficiencies while also exploring strategic alternatives for Ritter. In light of these circumstances, it became critical for the Ritter Board and Ritter management to explore as many strategic alternatives as possible in a compressed time frame with the focus on qualified merger candidates. Ritter management provided an update to the Ritter Board regarding Ritter’s receipt of the second written notice from Nasdaq and it was the view of both the Ritter Board and Ritter management that a loss of Ritter’s Nasdaq listing would make Ritter a far less attractive business combination candidate and likely have a negative impact on Ritter’s ability to raise additional capital to support its business. Accordingly, it was the view of both the Ritter Board and Ritter management that the pursuit of a suitable merger candidate who would be able to execute a transaction expeditiously within a compressed timeframe was of the highest priority and was the option that would most likely maximize stockholder value.

On October 30, 2019, the Transaction Committee held a telephonic meeting to discuss next steps with respect to each proposal, and AGP reviewed with the Transaction Committee its updated valuation analysis. The Transaction Committee reviewed and approved the initial draft of the letter of intent that Ritter planned to submit to Party B, Party C and Party D. The Transaction Committee directed Ritter management to continue to explore a potential transaction with each of Qualigen and Parties A, B, C, D and F with particular focus on Parties B, C and D as the Transaction Committee determined they were the candidates most likely to have the ability to consummate a merger with Ritter within a compressed timeframe and on terms that were most likely to maximize stockholder value. In making this determination, the Transaction Committee considered the cash position of each of Qualigen and Parties A, B, C, D and F, the potential financing sources available to each such candidate, as well as the timing that would be required for each such candidate to obtain all necessary funds within a compressed timeframe. In addition, the Transaction Committee determined that the proposals of each of Parties B, C and D provided the highest level of assurance that each of Parties B, C and D would have the most investor support and such parties were least likely to require capital from Ritter in order to consummate a potential transaction.

On October 31, 2019, Ritter sent initial drafts of the letter of intent to Party B, Party C and Party D, with terms that were substantially the same as the initial draft letter of intent provided by Ritter to Party A. The initial drafts proposed relative post-closing stock ownership percentages whereby, in each case, following the merger, Party B securityholders would own 83% of the combined company and Ritter securityholders would own 17% of the combined company, Party C securityholders would own 85% of the combined company and Ritter securityholders would own 15% of the combined company and Party D securityholders would own 95% of the combined company and Ritter securityholders would own 5% of the combined company. In addition, each of the drafts of the letter of intent provided for a fee payable to Ritter if the candidate was unable to enter into definitive documentation following execution of the letter of intent.

On November 1, 2019, following the Transaction Committee’s determination to focus on Parties B, C and D and given the need to focus on the most viable candidates given the compressed timeframe, AGP informed nine candidates, including Qualigen, by email that Ritter was pursuing an alternative transaction and therefore would not be pursuing the proposed transaction with such candidates.

On November 4, 2019, Andrew Ritter and a representative from Party C held a telephonic meeting to discuss proposed timelines for a potential transaction and Party C provided an update on its financing progress.

Also on November 4, 2019, Andrew Ritter and the Chief Executive Officer of Party D held a telephonic meeting to discuss diligence items and Party D provided an update on its financing efforts.

On November 6, 2019, the Ritter Board held a meeting telephonically. The purpose of this meeting was to provide an update on the state of Ritter’s business, including progress relating to Ritter’s discussions with Nasdaq in connection with Ritter’s listing, Ritter’s financial position and other business development activities. Ritter management also reviewed with the Ritter Board the status of negotiations with each potential merger candidate who received a draft letter of intent and provided an update to the Ritter Board relating to Ritter’s progress in seeking strategic alternatives.

Also on November 6, 2019, as part of Ritter’s efforts to reach out to other merger candidates who submitted proposals in order to solicit more competitive deal terms against the proposals from Parties B, C and D, AGP and Ritter management held a telephonic meeting with Party F, during which Party F gave a presentation regarding its business, financial position and company history.

From November 6, 2019 through November 14, 2019, management from Ritter and Parties B, C and D held numerous in-person and telephonic meetings to discuss terms of a potential transaction.

On November 7, 2019, Ritter and AGP received revised letters of intent from Party B and Party D.

On November 8, 2019, Andrew Ritter held telephonic meetings with the members of the Transaction Committee individually to discuss proposed revisions to the revised letters of intent received from Party B and Party D. Among other things, the revised letters of intent provided that Ritter must pay off all of its outstanding liabilities prior to consummation of a transaction as a closing condition, provided for certain restrictions with respect to Ritter’s ability to consummate a disposition of assets prior to the merger and removed the fee payable to Ritter if definitive documentation was not entered into following execution of the letter of intent. In addition, each of Party B and Party D revised the proposed relative post-closing stock ownership percentages so that Party B securityholders would own 90% of the combined company and Ritter securityholders would own 10% of the combined company, and Party D securityholders would own 97.5% of the combined company and Ritter securityholders would own 2.5% of the combined company.

On November 9, 2019, AGP, on behalf of Ritter, sent a revised draft of the letter of intent to Party D, which proposed revised relative post-closing stock ownership percentages so that party D securityholders would own 97% of the combined company and Ritter stockholders would own 3% of the combined company, reinserted the fee payable by Party D in the event it does not enter into definitive documentation following execution of the letter of intent and included a termination fee payable by Ritter in the event it failed to maintain its Nasdaq listing.

On November 13, 2019, the Ritter Board held a meeting telephonically to review Ritter’s third quarter financial statements and results, and management provided an update on its business development efforts and the status of negotiations with each potential merger candidate. During such meeting, the Ritter Board formally approved the establishment, and ratified all prior actions of, the Transaction Committee.

From November 13, 2019 through November 21, 2019, representatives of AGP and representatives of Party D’s financial advisor had numerous discussions with respect to the inclusion of a termination fee.

On November 15, 2019, Party D sent a revised draft of the letter of intent to Ritter, which did not provide for a termination fee to be payable by any party under any circumstance, except that, in the event of termination of the merger agreement due to Ritter’s delisting from Nasdaq, Ritter would be required to reimburse Party D for its reasonable fees and expenses in connection with the transaction, which reimbursement would not be subject to any cap.

On November 18, 2019, AGP, on behalf of Ritter, sent an initial draft of a letter of intent to Party F, with terms substantially the same as in the initial letters of intent provided by Ritter to each of Parties A, B, C, and D and with a relative post-closing stock ownership percentage to be agreed between the parties.

Also on November 18, 2019, Ritter sent a revised draft of the letter of intent to Party D, pursuant to which Ritter agreed, in the event of Ritter’s delisting from Nasdaq, to reimburse Party D for fees and expenses incurred in connection with the transaction, subject to a cap. In addition, the revised draft of the letter of intent provided that the definitive agreement would include a termination fee payable by Party D in the event it failed to consummate the transaction for any reason other than Ritter’s delisting from Nasdaq.

On November 19, 2019, representatives of Party B, Ritter management, AGP and Party B’s financial advisor held a telephonic meeting to discuss Party B’s revised draft of the letter of intent, which included terms that provided Party B with flexibility in its financing efforts given Party B’s difficulty in raising sufficient capital to be able to complete a potential transaction with Ritter. In addition, Party B informed Ritter that it would require Ritter to provide additional capital for a potential transaction and Party B subsequently indicated during the meeting that it would consider whether to proceed with a potential transaction with Ritter. Following this meeting, another telephonic conference was held between representatives of Party B and Ritter management later on the same day. During this meeting, it was the view of both Ritter and Party B that Party B did not have the financing and capital needed to successfully consummate a transaction with Ritter and the parties agreed to terminate discussions, but with the understanding that Party B would have the opportunity to approach Ritter again if it was able to secure financing.

Also on November 19, 2019, Andrew Ritter held an in-person meeting with the Chief Executive Officer of Party F to discuss the terms of the letter of intent, business synergies, Party F’s financial position and Party F’s ability to consummate a potential transaction with Ritter.

On November 21, 2019, a representative of Party D’s financial advisor informed AGP of Party D’s decision to terminate discussions with Ritter due to the decision of Party D’s management to pursue an initial public offering.

Also on November 21, 2019, Ritter received a letter from the Listing Qualifications Department of Nasdaq, notifying Ritter that Nasdaq had determined to delist Ritter common stock pursuant to Nasdaq’s discretionary authority under Listing Rule 5101, based on Ritter’s failure to comply with the above described continued listing requirements and its belief that Ritter has no current operating business. The letter stated that, unless Ritter appealed Nasdaq’s determination and requested a hearing on the matter by the applicable deadline, trading of Ritter common stock on the Nasdaq Capital Market would be suspended at the opening of business on December 3, 2019 and a Form 25-NSE would be filed with the SEC to delist the Ritter common stock.

In addition, on November 21, 2019, Party C sent a revised draft of the letter of intent to Ritter, which contemplated revisions to the percentages of the ownership interests whereby Party C securityholders would own 48.1% of the combined company, Party C’s new equity investor would own 48.1% of the combined company and Ritter securityholders would own 3.8% of the combined company. In addition, the revised draft contemplated the requirement that Ritter pay of all of its outstanding liabilities prior to consummation of the proposed transaction and a financing contingency. Later on the same day, the Transaction Committee held a telephonic meeting during which the Transaction Committee received updates regarding the status of negotiations with each of Parties A, B, C, D and F, and the Transaction Committee discussed continuing to pursue other strategic alternatives as well.

On November 26, 2019, Party F provided a revised draft of the letter of intent, including a business plan of the combined company should a potential transaction be consummated. The revised draft contemplated a relative post-closing stock ownership percentage whereby Party F securityholders would own 90% of the combined company and Ritter securityholders would own 10% of the combined company, provided for limited support of Ritter in pursuing monetization opportunities related to RP-G28 following the proposed merger and removed the termination fee payable by Party F in the event that Party F was unable to enter into definitive documentation following execution of the letter of intent.

On November 29, 2019, Ritter appealed Nasdaq’s determination and a hearing was scheduled for January 16, 2020, at which Ritter would submit its compliance plan to Nasdaq.

During the week of December 2, 2019, representatives of Party E’s financial advisors and AGP discussed a potential merger transaction with Ritter.

On December 3, 2019, AGP, on behalf of Ritter, sent a revised draft of the letter of intent to Party F. The revisions in the letter of intent focused on the calculation of the exchange ratio, the terms of the contingent value rights in connection with the consummation of any opportunity relating to RP-G28 and the amount of funds that would be allocated to pursue such an opportunity and the inclusion of a termination fee payable by Party F in the event it failed to consummate the transaction for any reason other than Ritter’s delisting from Nasdaq.

On December 8, 2019, Ritter sent an initial draft of a letter of intent to Party E, with terms substantially the same as in the initial letters of intent provided by Ritter to each of Parties A, B, C and D, which proposed a relative post-closing stock ownership percentage whereby Party E securityholders would own 90% of the combined company and Ritter securityholders would own 10% of the combined company.

From December 8, 2019 through December 11, 2019, the Chief Financial Officer of Ritter provided the Chief Financial Officer of Party F with several financial due diligence questions to assess whether a potential combined company would be able to meet Nasdaq’s listing requirements.

On December 9, 2019, Ritter management, representatives of AGP, a representative from Party E and representatives from Party E’s financial advisor held a telephonic meeting to discuss the potential challenges the combined company would have in meeting Nasdaq’s listing requirements. During this meeting, Ritter indicated to Party E that it should first evaluate its financial position to determine whether the potential combined company could satisfy Nasdaq requirements before the parties should further explore a potential transaction.

Also on December 9, 2019, Ritter management, the chairman of Ritter and representatives from Party C held a telephonic conference to discuss next steps with respect to a potential transaction. Following this meeting, Ritter sent a revised draft of the letter of intent to Party C. The revisions in the letter of intent focused on revisions to the percentages of the ownership interests whereby Party C securityholders would own 46.6% of the combined company, Party C’s new equity investor would own 48.1% of the combined company and Ritter securityholders would own 5.3% of the combined company and proposed a termination fee payable by Party C in the event that the transaction was not consummated.

From December 9, 2019 through December 11, 2019, Party E provided a pro forma financial report of a potential combined company to Ritter, Ritter analyzed the report, and Ritter concluded that the report showed that the combined company would not be able to meet Nasdaq’s listing requirements.

From December 10, 2019 through December 15, 2019, representatives of Ritter management and Party C, with their respective outside counsel participating, engaged in numerous discussions with respect to Party C’s financing options and other challenges in consummating a potential transaction.

On December 11, 2019, Ritter informed Party E of its decision to terminate discussions with Party E due to Party E’s inability to demonstrate that it could meet Nasdaq’s listing requirements.

Also on December 11, 2019, Party A notified Ritter that it would not proceed with a potential transaction with Ritter as it was not able to secure a financing source and its Chief Executive Officer had resigned and accordingly, it was no longer considering a potential public market.

From December 11, 2019 through December 16, 2019, Party C and Ritter engaged in numerous discussions with respect to the terms of the revised draft of the letter of intent. Negotiations focused on the proposed percentages of ownership interests of the parties, the condition that Ritter pay off all of its outstanding liabilities prior to consummation of a proposed transaction and the financing contingency.

On December 12, 2019, the Chief Financial Officer of Party F provided responses to the financial due diligence questions provided by Ritter. Following a review of such responses by Ritter management, it was determined that Party F would not be able to meet Nasdaq’s listing requirements. Later that same day, Ritter informed Party F of its decision to terminate discussions with Party F due to Party F’s inability to demonstrate that it could meet Nasdaq’s listing requirements.

Also on December 12, 2019, Party C sent a revised draft of the letter of intent to Ritter. The revisions in the letter of intent focused on the relative post-closing stock ownership percentages, whereby Party C securityholders would own 90% of the combined company and Ritter securityholders would own 10% of the combined company, the requirement that Ritter pay off all of its transaction expenses and the removal of the termination fee payable by Party C in the event that the transaction was not consummated. Later that same day, Andrew Ritter held telephonic meetings with members of the Transaction Committee individually, during which he discussed and consulted with members of the Transaction Committee regarding the latest draft of Party C’s letter of intent. The Transaction Committee engaged in extensive discussion with respect to the valuation of a combined company with Party C as well as Party C’s ability to consummate a transaction within a compressed timeframe.

From December 13, 2019 through December 15, 2019, Ritter and Party C exchanged several revisions to the draft letter of intent. Negotiations continued to focus on the proposed ownership percentages of the parties, the condition that Ritter pay off all of its outstanding liabilities prior to consummation of a proposed transaction and a financing contingency. Ritter management provided regular updates to and consulted with members of the Ritter Board regarding such negotiations and received feedback from all members of the Ritter Board.

On December 16, 2019, Andrew Ritter reviewed the most-recent draft letter of intent received from Party C with members of the Ritter Board individually. Later on the same day, Party C informed AGP that it was prepared to execute the latest draft of the letter of intent, provided that it received consent from its financing source.

On December 23, 2019, Party C notified AGP that it would not be able to meet the proposed timeline for a potential transaction with Ritter and it was also unable to secure its financing source. Accordingly, Party C notified AGP that it was withdrawing from the process. Later on the same day, AGP and Ritter management discussed the remaining viable strategic alternatives in light of pending Nasdaq deadlines and formulated a process to re-engage with certain parties that potentially had the ability to meet Nasdaq’s listing requirements and enter into definitive documentation prior to the hearing with respect to Ritter’s appeal of Nasdaq’s determination on January 16, 2020. Later on the same day, Ritter management provided an update to the Ritter Board regarding termination of discussions with Party C and next steps, and had extensive discussions with the Transaction Committee regarding strategic alternatives in light of Party C’s withdrawal. The Ritter Board and the Transaction Committee directed management to pursue all available options to maximize stockholder value.

On December 24, 2019, the Transaction Committee held a telephonic meeting during which it was discussed and approved by the Transaction Committee that Ritter management would proceed to negotiate a letter of intent with Qualigen as Party C had withdrawn from the process, other potential merger parties did not appear to be viable candidates and despite earlier communication by AGP to Qualigen on November 1, 2019, Qualigen was still considered to be a viable candidate due to its ability to consummate a transaction on a compressed timeframe, its financial position and investor support.. Later on the same day, AGP notified Qualigen by e-mail that Ritter was interested in continuing to pursue a potential transaction with Qualigen. AGP then sent an initial draft of a letter of intent to Qualigen, with terms substantially the same as in the initial letters of intent provided by Ritter to each of Parties A, B, C and D, and proposing a relative post-closing stock ownership percentage whereby Qualigen securityholders would own 90% of the combined company and Ritter securityholders would own 10% of the combined company.

From December 25, 2019 through December 28, 2019, the Chief Executive Officer of Party F reached out to Andrew Ritter by email in an attempt to re-engage in discussions about a potential transaction, despite previous concerns regarding Party F’s ability to meet Nasdaq’s listing requirements.

On December 26, 2019 and December 27, 2019 Ritter management held several telephonic meetings with the Transaction Committee and Ritter’s Nasdaq counsel to ensure it had the time and capability to meet Nasdaq’s listing requirements and execute definitive documentation with respect to a transaction prior to January 16, 2020. The Transaction Committee directed Ritter management pursue a potential transaction with Qualigen and proceed with negotiating the letter of intent with Qualigen as Qualigen appeared to have the capability to consummate the transaction with a compressed timeframe and the financial capability to meet the Nasdaq listing requirements.

On December 27, 2019, Qualigen sent a revised draft letter of intent to AGP and Ritter, which provided material revisions in connection with the valuation and the proposed ownership percentages of the parties. Qualigen proposed relative post-closing stock ownership percentages whereby Qualigen securityholders would own 95% of the combined company and Ritter securityholders would own 5% of the combined company following the merger. Qualigen also included a requirement that Ritter satisfy all of its liabilities, a requirement that Ritter maintain a certain amount of stockholder equity prior to the consummation of the proposed merger, and a termination fee payable to Qualigen in the event that Ritter failed to maintain its Nasdaq listing prior to the consummation of the proposed merger.

On December 28, 2019, the Chief Financial Officer of Party F provided updated financial information to the Chief Financial Officer of Ritter, and it was determined that Party F still could not demonstrate its ability to meet Nasdaq’s listing requirements. Later on the same day, Ritter informed Party F of its decision to terminate discussions with Party F due to Party F’s inability to demonstrate that it could meet Nasdaq’s listing requirements.

On December 29, 2019, Qualigen sent additional information to AGP and Ritter which demonstrated its ability to meet Nasdaq listing requirements. AGP provided Ritter management with its updated valuation analysis and assessment of Qualigen’s capability to consummate the transaction and the terms of Qualigen’s revised draft letter of intent. Later on the same day, the Transaction Committee held telephonic conferences to review the revised draft letter of intent and members of the Transaction Committee engaged in extensive discussions with respect to revisions to the letter of intent.

On December 30, 2019, AGP and Ritter sent a revised draft of the letter of intent to Qualigen, which provided for an increase in the post-closing stock ownership percentage for Ritter stockholders, an increase in the amount of the Ongoing Support Funding and proposed a mutual termination fee to be negotiated in the definitive documentation.

On December 31, 2019, Andrew Ritter, the chairman of Ritter and the Chief Executive Officer of Qualigen held an in-person meeting during which the parties discussed, among other things, the respective management teams, the parties’ respective businesses, timing of a potential transaction in order to meet Nasdaq requirements, financing options and outstanding open deal terms within the letter of intent. During this meeting, the parties discussed the relative post-closing stock ownership percentages of the combined company and representatives of Ritter indicated that Qualigen’s proposal of Ritter securityholders owning 5.0% of the combined company following the merger was inadequate. In addition, the parties also discussed the expectation that Qualigen would raise $4,000,000 from the Investor.

On January 2, 2020, Qualigen sent a revised draft of the letter of intent to AGP, proposing a relative post-closing stock ownership percentage that would provide for Qualigen stockholders owning 92.5% of the combined company and Ritter stockholders owning 7.5% of the combined company following the merger. Later on the same day, Andrew Ritter sent the revised draft of the letter of intent reflecting the final changes proposed by Qualigen to the Ritter Board and the Transaction Committee and reviewed the terms of the draft letter of intent in detail with members of the Ritter Board and the Transaction Committee. Andrew Ritter discussed the terms of the draft letter of intent and consulted with members of the Ritter Board individually, and Ritter Board members provided feedback to and consented to such terms, which were ultimately included in the final form of the non-binding letter of intent for a merger transaction with Qualigen. Such terms contemplated CVRs and a post-transaction ownership split of 92.5% held by Qualigen securityholders and 7.5% held by Ritter securityholders, on a fully-diluted basis. Later on the same day, the Transaction Committee met telephonically with representatives of Ritter management to discuss Qualigen’s draft letter of intent, and after extensive discussion, the non-binding letter of intent was signed by Ritter and Qualigen on January 2, 2020.

Following execution of the letter of intent, on January 3, 2020, representatives from Ritter, Qualigen and each of their respective financial advisors and legal counsel held a telephonic meeting to discuss next steps and timing relating to execution of definitive documentation given Ritter’s Nasdaq panel hearing on January 16, 2020.

Also on January 3, 2020, Stradling, outside counsel to Qualigen, distributed an initial draft of the CVR Agreement to Reed Smith.

On January 6, 2020 and January 8, 2020, Ritter and Qualigen shared access to their respective due diligence data sites. Due diligence review of each of Ritter and Qualigen by the respective counterparty and their respective advisors began on January 6, 2020 and continued through January 15, 2020.

On January 6, 2020, Reed Smith distributed an initial draft of the Merger Agreement to Stradling.

On January 7, 2020, representatives from Ritter management visited Qualigen’s facility in San Diego to meet with Michael Poirier and other executive officers of Qualigen to discuss integration plans and conduct additional diligence. Later on the same day, AGP provided and reviewed with Ritter management an updated valuation analysis.

On January 8, 2020, representatives of Ritter, Qualigen and outside counsel for each party held a telephonic meeting to discuss, among other things, the terms of the investment by the Investor and how Ritter’s transaction expenses and other liabilities should be addressed to the extent unpaid as of the Effective Time.

On January 9, 2020, Stradling distributed its comments on the draft Merger Agreement and distributed a draft form of the Lock-Up Agreement to Reed Smith. Later on the same day, Reed Smith distributed comments on the draft Lock-Up Agreement to Stradling, and the respective outside counsels negotiated Merger Agreement provisions telephonically.

On January 11, 2020, Stradling circulated an initial draft of the Qualigen disclosure schedules to Reed Smith.

Also on January 11, 2020, the Ritter Board held a telephonic meeting with representatives of management and Reed Smith present. At the meeting, the Ritter Board received reports and presentations from management regarding the key provisions of the transaction documents for the proposed merger with Qualigen. Following extensive discussion, the Ritter Board unanimously determined that it was advisable, and in the best interests of Ritter and Ritter stockholders to proceed with negotiating definitive documentation with Qualigen.

On January 12, 2020, Ritter management provided to the Ritter Board a presentation prepared by Ritter management, with input from AGP, regarding its financial analysis of the merger consideration.

Also on January 12, 2020, Reed Smith distributed an initial draft of the Ritter disclosure schedules to Stradling.

Between January 12, 2020 and January 15, 2020, Ritter and Qualigen exchanged several revisions to the draft Merger Agreement, CVR Agreement and each party’s Merger Agreement exhibits and schedules, the parties exchanged materials in response to diligence requests and representatives of each of the companies participated in various calls to discuss the same. Negotiations focused on the treatment of different types of Ritter securities in connection with the merger, Ritter’s obligations with respect to the payment of its transaction expenses and other liabilities, the closing condition that required Ritter to have stockholders’ equity of no less than $0.00 immediately prior to the Effective Time, the treatment of Ritter warrants and the termination fee provisions.

On January 13, 2020, the Ritter management was informed by Qualigen management that the Qualigen Board had unanimously approved entering into the Merger Agreement with Ritter, including the form of the CVR Agreement attached thereto to be executed at the Effective Time.

On January 14, 2020, Andrew Ritter held telephonic meetings with members of the Transaction Committee individually, during which he discussed and consulted with members of the Transaction Committee on the key provisions of the transaction documents. During such telephonic meetings, members of the Transaction Committee unanimously determined that it was advisable and in the best interests of Ritter and Ritter stockholders to enter into the Merger Agreement, approved the Merger Agreement, and recommended that the Merger Agreement, related agreements and the consummation of the merger be presented to the Ritter Board for approval.

Later on January 14, 2020, the Ritter Board held a telephonic meeting with representatives of management and Reed Smith present. At the meeting, Andrew Ritter provided an overview of the key provisions of the transaction documents, including the provisions regarding calculation of the Exchange Ratio, treatment of Ritter and Qualigen’s equity securities in the merger, stockholders’ equity requirements for closing, no-shop clause and fiduciary duty exceptions, change of board recommendation provisions, termination provisions and related fee requirements, CVR terms, and the requirements related to the Pre-Closing Qualigen Financing.

On January 15, 2020, following extensive discussion relating to Qualigen, its business and the terms of the proposed merger, the Ritter Board unanimously determined that it was advisable and in the best interests of Ritter and Ritter stockholders to enter into the Merger Agreement, approved the Merger Agreement and declared it advisable. Later on the same day, Ritter entered into the Merger Agreement with Qualigen and the Investor delivered the Financing Commitment Letter to Qualigen.

On January 16, 2019, a hearing was held with respect to Ritter’s appeal of Nasdaq’s determination, at which Ritter submitted its compliance plan to Nasdaq. The plan identified the pending Merger Agreement transaction with Qualigen as a “change of control” transaction under Nasdaq Rule 5110(a) and indicated that upon filing of the Registration Statement , Ritter would file a Change of Control Application with Nasdaq via the Nasdaq Listing Center. The compliance plan also formally requested on behalf of Ritter and its proposed partner, Qualigen, that an exception through May 19, 2020 to complete the merger and evidence compliance with all applicable requirements for Initial Listing on The Nasdaq Capital Market be made, which request has been granted by Nasdaq.

AGP Valuation Analysis

Pursuant to its engagement letter dated October 1, 2019, AGP was engaged by Ritter to act as a financial advisor in connection with the merger and to evaluate and negotiate, from a financial point of view, the terms of any potential transaction, including the terms of the merger and the consideration to the Ritter securityholders.

AGP did not render a fairness opinion to the Ritter Board in connection with the merger but, in connection with AGP’s review and analysis of potential merger candidates, AGP performed a valuation analysis of each viable proposal submitted by the applicable merger candidates, taking into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

●	reviewed and analyzed certain publicly available financial and other information for each of the applicable merger candidates and certain other relevant financial and operating data furnished to AGP and Ritter by the management of each of such candidates;

●	reviewed and analyzed certain relevant historical financial and operating data as furnished to AGP by each of the applicable merger candidates;

●	discussed with members of management of each of the applicable merger candidates the historical and current business operations, financial condition and prospects for each such candidate; and

●	reviewed and analyzed certain information from each applicable merger candidate that was submitted by such candidate at AGP’s request, including information with respect to such candidate’s available cash, valuation, business plans, capitalization, management and funding history as well as information with respect to the proposed transaction structure, description and sources of financing, the relative post-closing stock ownership percentages of the combined company, plans with respect to Ritter’s employees, required approvals to consummate a proposed transaction and closing conditions.

It is understood that AGP’s valuation analysis was intended for the benefit and use of Ritter management and the Ritter Board in its consideration of the financial terms of the merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without AGP’s prior written consent.

The following is a summary of the principal financial analyses performed by AGP. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Qualigen

AGP reviewed selected financial data of 10 publicly traded companies in the molecular diagnostics space that are expected to generate significant revenue (the “Selected Publicly Traded Companies”). AGP took into account that the Selected Publicly Traded Companies which have less than $40 million in revenue for the calendar year of 2019 have significantly lower multiples than those Selected Publicly Traded Companies which have exceeded $40 million in revenue.

The Selected Publicly Traded Companies were:

●	Myriad Genetics, Inc.
●	Genomic Health, Inc.
●	Natera, Inc.
●	NeoGenomics, Inc.
●	Invitae Corp.
●	Veracyte Inc.
●	Nanthealth Inc.
●	Fulgent Genetics Inc.
●	Cancer Genetics, Inc.
●	Interpace Biosciences, Inc.

The 10 Selected Publicly Traded Companies had revenues in each of the calendar years of 2017, 2018 and 2019E in excess of $10 million. For each of the Selected Publicly Traded Companies, AGP calculated the following trading multiples:

●	Enterprise Value/Sales (“EV/Sales”), which is defined as market value of equity based on closing prices as of September 27, 2018, plus debt, plus preferred equity, plus non-controlling interests less cash and cash equivalents (“Enterprise Value”), divided by annual sales for the calendar years of 2017, 2018 and 2019 (“Sales”), as applicable; and

●	Price/Sales (“P/S”), which is defined as current stock price based on closing prices as of September 27, 2018, divided by Sales.

The mean trading multiples for the Selected Publicly Traded Companies are as follows:

	High		Mean		Low
EV/Sales 17	20.84	x	8.75	x	0.48	x
EV/Sales 18	11.81	x	6.66	x	0.51	x
EV/Sales 19E	9.04	x	5.09	x	0.28	x
P/S 17	22.66	x	9.26	x	0.41	x
P/S 18	13.93	x	7.00	x	0.43	x
P/S 19E	10.66	x	5.27	x	0.24	x

Sales for Qualigen for the calendar years of 2017, 2018 and 2019E were $6.61 million, $7.22 million and $5.80 million respectively. AGP applied the mean trading multiples for the Selected Publicly Traded Companies to the Sales of Qualigen for the calendar years of 2017, 2018 and 2019E respectively to derive an implied valuation range of $29.5 million to $61.1 million for Qualigen.

Party B

AGP reviewed and analyzed certain information concerning Party B prepared by management of Party B as well as projections for Party B prepared by management of Party B. In performing this discounted cash flow analysis, AGP utilized the unlevered free cash flows that Party B was projected to generate for each of the calendar years 2019 through 2022, as provided by management of Party B, and utilized a discount rate of 25%, which was selected based on AGP’s experience with respect to companies in a similar revenue and growth stage as Party B. The discounted cash flow analysis resulted in an implied pre-money valuation of Party B at approximately $14 million based on the discount rate of 25% that AGP used in its analysis. In addition, in performing this discounted cash flow analysis, AGP took into consideration that Party B was in the process of raising capital in the range of $3 million to $10 million and, depending on the amount raised, the discounted cash flow analysis resulted in an implied post-money valuation of Party B in the range of $17.5 million and $24.5 million.

Party C

AGP reviewed selected financial data of ETView Medical Ltd. (“ETView Medical”) with Revenue and Enterprise Value in the calendar year of 2018 that was respectively comparable to Party C. For ETView Medical, AGP calculated the trading multiple for Enterprise Value/Revenue (“EV/Rev”), which is defined as the Enterprise Value, divided by annual revenue for the calendar year of 2018 (“Revenue”).

ETView Medical had $2.195 million in Revenue and Enterprise Value of $7.545 million respectively in the calendar year of 2018, resulting in an EV/Rev multiple of 3.44x.

The Enterprise Value of Party C in the calendar year of 2018 was $10.471 million. AGP applied the EV/Rev multiple for ETView Medical to the Enterprise Value of Party C to derive an implied pre-money valuation of $25 million for Party C. In addition, AGP took into consideration that Party C was in the process of raising capital in the range of $25 million to $50 million and, depending on the amount raised, the comparable company analysis resulted in an implied post-money valuation of Party C in the range of $35 million to $60 million.

Party D

AGP reviewed selected financial data of nine companies which were identified as competitors in the formal proposal submitted by Party D and which had projected revenue that was comparable to Party D (“the Selected Comparable Companies”). Based on such financial data and AGP’s experience and expertise, AGP considered that two of the Selected Comparable Companies – Natera, Inc. and Invitae Corp. – were the two companies that were most comparable to Party D.

For each of the Selected Comparable Companies, AGP calculated the trading multiple for EV/Rev. The mean and median EV/Rev multiples for the calendar year of 2018 for the Selected Comparable Companies and for Natera, Inc. and Invitae Corp. are as follows:

	Mean		Median
Selected Comparable Companies	4.86	x	4.71	x
Natera Inc. and Invitae Corp.	5.77	x	5.77	x

AGP applied the multiple of 5.0x, which was selected as the multiple that was midpoint between the mean and median multiples of the Selected Comparable Companies and the mean and median multiples of Natera, Inc. and Invitae Corp., to derive an implied pre-money equity valuation of $984 million.

Parties A, E and F

AGP did not perform any valuation analysis for each of Parties A, E and F because negotiations did not advance to the point where a valuation analysis was warranted before negotiations were terminated with each of these parties.

Ritter Reasons for the Merger

At a special meeting of the Ritter Board held on January 15, 2020, among other things, the board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Ritter and the Ritter Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of Ritter common stock to the Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor and the adoption of a new equity incentive plan, (iii) approved the amendments to the Ritter Certificate of Incorporation to effect the Reverse Stock Split, the Ritter Name Change and the Authorized Share Increase, and (iv) determined to recommend that the Ritter Stockholders vote to approve Proposal Nos. 1, 2, 3, 4 and 5.

Leading up to such approval, the Ritter Board, and its financial advisor, AGP, undertook a comprehensive and thorough process to review and analyze potential strategic transaction opportunities and merger candidates to identify an opportunity or merger partner that would, in the Ritter Board’s view, create the most value for the Ritter Stockholders. In the course of its evaluation of the Merger Agreement and merger with Qualigen, the Ritter Board held numerous meetings, consulted with Ritter’s senior management, Ritter’s outside legal counsel and Ritter’s financial advisor, and reviewed and assessed a significant amount of information, and considered a number of factors. This information was shared on a regular basis with all members of the Ritter Board to enable the Ritter Board to be fully informed to reach its final decisions. The information and factors considered in the evaluation included the following:

●	the Ritter Board’s belief that a go it alone scenario was not without significant risk and dilution to the Ritter Stockholders, taking into account Ritter’s business, operational and financial prospects, including its cash position and the substantially diminished price of the Ritter common stock following the public announcement by Ritter that its Phase 3 clinical trial of RP-G28 failed to demonstrate statistical significance in its pre-specified endpoints;

●	the Ritter Board’s belief, given the risks associated with clinical development and, in particular, that deriving value from RP-G28 would require additional funding and clinical trials, and based in part on the judgment, advice and analysis of Ritter’s senior management with respect to the potential strategic, financial and operational benefits of the merger (which judgement was informed in part by the business, technical, financial and legal due diligence investigation performed by Ritter with respect to Qualigen) that Qualigen’s focus and development of novel therapeutic products for the treatment of cancer and infectious diseases, as well as the current revenue stream from its flagship FastPack® diagnostic platform, along with the experience of its management and other personnel, and the granting of CVRs to Ritter Stockholders to provide a potential financial benefit in the event that RP-G28 is sold or licensed during a future period, would create more value for Ritter Stockholders in the long term than Ritter could create as an independent stand-alone company;

●	the Ritter Board’s consideration of the valuation and business prospects of all other strategic transaction candidates involved in its strategic review process, and its collective view that Qualigen was the most attractive candidate for Ritter due to, among other things, Qualigen’s therapeutic products for the treatment of cancer and infectious diseases, Qualigen’s prospects for a strengthened financial position that includes backing from a significant investor, the market opportunity for FastPack®, and Qualigen’s potential to achieve key milestones that could enable the combined company to access the public markets for additional financial resources;

●	the Ritter Board’s conclusion that the merger provides existing Ritter Stockholders a significant opportunity to participate in the potential growth of the combined company following the merger, while potentially receiving certain cash payments from the grant, sale or transfer of rights to RP-G28 during a certain period following Closing on account of the CVR Agreement to be executed at the Effective Time; and

●	the Ritter Board’s consideration that the combined company will be led by an experienced senior management team from Qualigen and a board of directors that will consist mainly of Qualigen directors.

The Ritter Board also considered the recent results of operations and financial conditions of Ritter, including:

●	the perceived value of Ritter reflected in the diminished price of the Ritter common stock following the public announcement by Ritter that its Phase 3 clinical trial of RP-G28 failed to demonstrate statistical significance in its pre-specified endpoint;

●	the lack of sufficient capital to complete the development of RP-G28, as well as the challenge of raising sufficient capital to complete this work under terms that would be more favorable to Ritter Stockholders than the merger with Qualigen;

●	the risk that even if Ritter conducts another clinical trial of RP-G28, which results in favorable results, as a stand-alone, single asset company with low cash reserves, the value of RP-G28 would not be sufficiently demonstrated to raise additional funds in the public markets to fund the continued development of RP-G28 at a valuation that would not lead to substantial further dilution for existing Ritter Stockholders;

●	the loss of operational capabilities of Ritter and risks associated with continuing to operate Ritter on a stand-alone basis, including Ritter’s current limited number of employees and reliance on outside consultants and third-party contractors for ongoing preclinical and any clinical activities;

●	the inability of Ritter to identify a pharmaceutical partner willing to provide significant financial support to co-develop or acquire RP-G28, including the understanding that Ritter is currently unable to support the continued development of RP-G28 and may not be strategically significant enough to attract sufficient public investor interest;

●	the market prices, volatility and trading volume of Ritter common stock and current financial market conditions;

●	the limited amount of available cash expected to be left, if any, to be distributed to Ritter Stockholders in a potential dissolution and liquidation of Ritter and the risks, costs and timing of such a process; and

●	Ritter’s potential inability to maintain its listing on the Nasdaq Capital Market without completing the merger.

The Ritter Board also reviewed the terms of the Merger Agreement, the CVR Agreement and associated transactions, including:

●	the fact that the Exchange Ratio, which is expected to result in the pre-merger Ritter securityholders owning 7.5% of the combined company immediately following the merger (which 7.5% will not include any dilution on account of all shares reserved for issuance under the Ritter 2020 Plan), on a fully-diluted basis, is financially attractive in light of Ritter’s stand-alone value, recent stock price and strategic alternatives, and the potential value of Qualigen following the merger;

●	the rights of, and limitations on, Ritter and Qualigen under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances, should such party receive a “superior offer”; and

●	the Ritter Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions are reasonable for a transaction of this nature; and the Ritter Board’s belief that the CVR Agreement potentially providing certain cash payments from the grant, sale or transfer of rights to RP-G28 during a certain period following the Closing to Ritter Stockholders of record as of the Closing, whether or not they continue to hold Ritter shares subsequent to the merger, is reasonable and fair under the circumstances.

The Ritter Board also considered a variety of risks and other countervailing factors related to the merger, including:

●	the merger consideration may have greater or lesser value at the Closing than at the time the Merger Agreement is signed because the Exchange Ratio is not adjustable based on the market price of Ritter common stock;

●	the $100,000 termination fee payable by Ritter to Qualigen upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Ritter Stockholders;

●	the $100,000 termination fee payable by Qualigen to Ritter upon the occurrence of certain events and the likelihood that the receipt of the termination fee from Qualigen will only offset a portion of expenses incurred by Ritter in connection with the merger;

●	failure to complete the merger may result in either Ritter or Qualigen paying the termination fee described above to the other party and could harm the market price of Ritter common stock and negatively affect the future business and operations of Ritter;

●	the substantial expenses incurred and to be incurred by Ritter in connection with the merger;

●	the possible volatility of the trading price of Ritter common stock resulting from the announcement of the merger;

●	the risks that the merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the merger or failure to complete the merger on the reputation of Ritter;

●	the risks to Ritter’s business and operations in the event that the merger is not consummated;

●	the strategic direction of the combined company following the merger, which will be determined by Qualigen senior management and a board of directors that will consist mainly of Qualigen directors;

●	the risks with respect to the ability of each of Ritter and Qualigen to consummate the merger;

●	the risks that the merger may be completed even though material adverse changes may occur;

●	the risks that Ritter may not maintain its Nasdaq listing until the Closing;

●	the risks that the conditions to payment under the CVRs may not be met and the CVRs may never deliver any value to Ritter Stockholders; and

●	the various other risks associated with the combined company and the merger, including those described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”.

In addition, the Ritter Board considered the interests that its directors and executive officers may have with respect to the merger that are different from or in addition to their interests as Ritter Stockholders generally, as described under “The Merger—Interests of Ritter Directors and Executive Officers in the Merger.”

The foregoing information and factors considered by the Ritter Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Ritter Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Ritter Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Ritter Board may have given different weight to different factors. The Ritter Board conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Ritter’s management team, members of the Ritter Board and the legal and financial advisors of Ritter, and considered the factors overall to be favorable to, and to support, its determination.

Qualigen Reasons for the Merger

Qualigen’s primary reasons for seeking the merger are:

●	to obtain for its stockholders a supermajority interest in Ritter as a vehicle, with common stock listed on the Nasdaq Capital Market, to carry forward (on a consolidated basis) Qualigen’s legacy and prospective business efforts;

●	to obtain for its stockholders the liquidity advantages associated with owning common stock in a publicly traded company listed on the Nasdaq Capital Market (and which has a large number of street-name beneficial owners of common stock), as opposed to owning their current illiquid Qualigen private-company stock;

●	to, in accordance with Nasdaq’s rules, structure a combination that enables the preservation of Ritter’s existing Nasdaq Capital Market listing by satisfying all of Nasdaq’s financial and other requirements for doing so, instead of seeking Nasdaq Capital Market listing anew (which would require the satisfaction of more-stringent financial requirements);

●	to procure the $4,000,000 Pre-Closing Qualigen Financing from the Investor (which would not be made available by the Investor except in the context of a transaction by which Qualigen engaged in a “reverse merger” transaction, such as the merger, with a public-company vehicle having common stock listed on the Nasdaq Capital Market), in view of Qualigen’s inability to otherwise procure an equivalent financing from the Investor or anyone else in view of Qualigen’s private-company illiquidity and liquidation-preference-heavy current capital structure;

●	to use the $4,000,000 Pre-Closing Qualigen Financing from the Investor as growth capital to finance the development of Qualigen’s therapeutics opportunities, to resolve approximately $900,000 (plus accrued interest) of obligations to its distribution partner Sekisui and to make necessary investments to maintain its legacy diagnostic products business;

●	to provide an incentive to induce Qualigen’s legacy preferred stockholders to vote for a mandatory conversion of all Qualigen preferred stock into common stock, thereby escaping Qualigen’s current liquidation-preference-heavy and protective-provisions-burdened capital structure which effectively makes either further equity financing or an acquisition exit strategy infeasible;

●	to avoid the cost and risk which the method of going public by making a traditional underwritten initial public offering would entail; and

●	to obtain advantages generally associated with being a publicly traded company, including better access to potential future financing, name recognition and validation to benefit its business offerings and personnel recruitment efforts, and a better ability to attract and retain key personnel by offering stock options exercisable for publicly-traded common stock and similar equity incentives.

Qualigen does not foresee any meaningful synergies with Ritter’s legacy business or technology, and in fact does not currently intend to carry on Ritter’s legacy business. Accordingly, Qualigen does not consider the opportunity to combine its operations with Ritter’s legacy business as a meaningful independent reason for seeking the merger.

Interests of Ritter Directors and Executive Officers in the Merger

In considering the recommendation of the Ritter Board with respect to issuing shares of Ritter common stock as contemplated by the Merger Agreement and the other matters to be acted upon by Ritter Stockholders at the Ritter special meeting, Ritter Stockholders should be aware that certain members of the Ritter Board and certain of Ritter’s executive officers have interests in the merger that may be different from, or in addition to, the interests of Ritter Stockholders. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The Ritter Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its respective decisions to approve the Merger Agreement and the merger, and to recommend that Ritter Stockholders approve the proposals to be presented to Ritter Stockholders for consideration at the Ritter special meeting as contemplated by this joint proxy and consent solicitation statement/prospectus.

Director Positions and Consultancy Agreements Following the Merger

Ira Ritter has been designated by the pre-merger Ritter Board for continued service on the board of directors of the combined company.

Andrew Ritter, currently the President and Chief Executive Officer of Ritter, is expected to be terminated from his position as an officer of Ritter as of the Effective Time. After the Effective Time, it is expected that Mr. Ritter will continue to provide services to the combined company as a consultant. Mr. Ritter, through a controlled limited liability company, is expected to provide general capital market and transition consulting services for at least six months after the merger, at the rate of $11,000 per month plus $275 per hour for hours worked above 10 hours per week. Separately, Mr. Ritter is expected to serve as a consultant, at the rate of $275 per hour, in support of efforts to monetize Ritter’s RP-G28 technology for the benefit of the CVR Holders.

John Beck, currently the Chief Financial Officer of Ritter, is expected to be terminated from his position as an officer of Ritter as of the Effective Time. After the Effective Time, it is expected that Mr. Beck will continue to provide services to the combined company as a consultant. Mr. Beck is expected to provide financial/reporting/internal control and transition consulting services for at least six months after the merger, at the rate of $8,000 per month plus $200 per hour for hours worked above 10 hours per week. Mr. Beck will also serve as the CVR Representative and will receive $10,000 for his first year of service as such, with fees for subsequent years to be negotiated at a later date.

Merger-Related Compensation of Executive Officers and Directors

Executive Bonuses

Subject to the consummation of the merger and their continued employment with Ritter until the closing of the merger, each of Andrew Ritter, Ira Ritter and John Beck will be entitled to receive cash bonuses of $234,000, $143,520 and $132,000, respectively, pursuant to the terms of their respective offer letters.

Executive Severance & Change in Control Agreements

Ritter has entered into executive severance & change in control agreements (the “Ritter Severance Agreements”), with each of Andrew Ritter, Ira Ritter and John Beck. The Ritter Severance Agreements provide that if Ritter terminates the executive’s employment without Cause (as defined in the Ritter Severance Agreements), or the executive terminates his employment for Good Reason (as defined in the Ritter Severance Agreements), within the one month prior to or the 12 months following a Change in Control (for which the merger would qualify), the executive will be entitled to: (i) an amount equal to the sum of 12 months of base salary for Andrew and Ira Ritter and six months of base salary for John Beck, as in effect on the termination date or the date of the Change in Control, whichever is greater, and (ii) acceleration of the vesting of all equity and equity-based awards.

Pursuant to the terms of these agreements, Andrew Ritter, Ira Ritter and John Beck would be entitled to severance payments of $468,000, $358,800 and $165,000, respectively, in connection with their terminations as of the Effective Time. In addition, each of their outstanding stock options that are not already vested will vest entitling them to purchase up to an additional 277,957, 160,957 and 124,270 shares of Ritter common stock, respectively, at exercise prices ranging from $0.34 to $3.32.

The Merger Agreement provides that at or prior to the Closing, Ritter will pay in full all of its transactions expenses including all fees and expenses incurred by Ritter in connection with the Merger Agreement and the contemplated transactions, including any amounts owed by Ritter for change of control bonuses, severance obligations and D&O Tail Policy premium (the “Ritter Transaction Expenses”), using first the funds received in any Pre-Closing Capital Raise (as defined in the section entitled “The Merger Agreement–Covenants; Conduct of Business Pending the Merger” beginning on page 122 of this joint proxy and consent solicitation statement/prospectus), and thereafter using any remaining sources of immediately available funds.

In the event that Ritter does not have sufficient immediately available funds to pay in full the Ritter Transaction Expenses and its other liabilities at or prior to the Closing, the amount of Ongoing Support Funding (as defined in the CVR Agreement) will be reduced dollar-for-dollar by the unpaid amount of the Ritter Transaction Expenses and the other liabilities of Ritter, up to a cap of $200,000 (such reduction, “Transaction Expense Setoff”), and the Transaction Expense Setoff will be applied to pay the Ritter Transaction Expenses and the other liabilities of Ritter.

Ritter is required to use commercially reasonable efforts to ensure that any Ritter Transaction Expenses and the other liabilities of Ritter that remain or are projected as of the Determination Date (as defined in the Merger Agreement) to remain unpaid after the Effective Time, after giving effect to the Transaction Expense Setoff, will be, at the option of the payee thereof, either (i) converted into the right to receive shares of restricted common stock of Ritter (the terms of which will be determined by Ritter and subject to Qualigen’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed; and which will be deemed Ritter Outstanding Shares (as defined below) for purposes of the Exchange Ratio) at a per share price equal to the volume weighted average trading price of a share of Ritter common stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the merger becomes effective, or (ii) reduced or discounted such that any amount of such Ritter Transaction Expense or other liability of Ritter already paid will be deemed to be payment in full.

Success Bonuses under the CVR Agreement

The CVR Agreement provides that Ritter legacy executives who assist in any particular Legacy Monetization on behalf of Ritter will be entitled to receive a Success Bonus, in an amount equal, in the aggregate, to 30% of the net proceeds of such Legacy Monetization, which will be allocated among the legacy Ritter executives in accordance with the good-faith discretion of the CVR Holders’ Representative.

Executive Officer Awards

Additionally, the Ritter Board has deemed it in the best interests of Ritter to issue stock options to purchase 583,068, 221,566 and 361,502 shares of Ritter common stock to each of Andrew Ritter, John Beck and Ira E. Ritter, respectively, in connection with their efforts to consummate the merger, subject to the consummation of the merger.

Interests of Qualigen Directors and Executive Officers in the Merger

At the Effective Time, Qualigen’s current directors and executive officers will each become directors and executive officers of Ritter as well as of Qualigen. Their Qualigen stockholdings will be treated in the merger in the same as all other Qualigen Stockholders’ stockholdings are treated in the merger. Their total compensation will not increase by virtue of taking on their additional positions at the Ritter level. (However, if the merger results in a more successful development and commercialization of Qualigen’s therapeutics product programs, the merger might indirectly be creating conditions which could result, in the longer term, in the directors’ and executive officers’ compensation being raised to levels that it would not have been able to be raised to without the merger.)

Insurance and Indemnification

The Merger Agreement contains insurance and indemnification provisions that would work to the benefit of these directors and executive officers if the merger occurs. These include:

●	obligations for Ritter and Qualigen to provide, for six years after the merger, customary indemnification (and advancement of expenses) for them, to the fullest extent permitted under applicable law;

●	an agreement that the post-merger Qualigen’s certificate of incorporation and bylaws shall contain, and Ritter shall cause the post-merger Qualigen’s certificate of incorporation and bylaws to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those now set forth in the Ritter Certificate of Incorporation and the Ritter Bylaws;

●	an agreement that post-merger Qualigen shall fulfill and honor in all respects the obligations of Qualigen to such directors and executive officers pursuant to any indemnification provisions under Qualigen’s certificate of incorporation and bylaws and pursuant to any indemnification agreements between Qualigen and such directors and executive officers, with respect to claims arising out of matters occurring at or before the Effective Time;

●	an agreement that post-merger Ritter shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Ritter; and

●	an agreement that post-merger Ritter shall pay all expenses, including reasonable attorneys’ fees, that are incurred by such directors and executive officers in connection with their successful enforcement of these rights.

The Merger Agreement expressly states that these provisions are intended to be in addition to the rights otherwise available to such directors and executive officers by law, charter, statute, bylaw or agreement, and not in substitution for any other rights to indemnification or contribution that any such directors and executive officers may have by contract or otherwise.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Qualigen. Upon the consummation of the merger, Qualigen will continue as the surviving corporation and will be a wholly-owned subsidiary of Ritter.

After completion of the merger, assuming Proposal No. 3 is approved by Ritter Stockholders at the Ritter special meeting, Ritter will be renamed “Qualigen Therapeutics, Inc.” and expects to trade on Nasdaq under the symbol “QLGN.”

Merger Consideration and Exchange Ratio

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time:

●	each share of Qualigen common stock held as treasury stock or otherwise by Qualigen, Merger Sub or any subsidiary of Qualigen immediately prior to the Effective Time will be canceled and retired and will cease to exist, with no consideration being delivered in exchange for such cancellation;

●	each share of Qualigen common stock outstanding immediately prior to the Effective Time (excluding any shares described above or dissenting shares) will be converted into the right to receive a number of shares of Ritter common stock equal to the Exchange Ratio;

●	each share of Qualigen Series Alpha preferred stock outstanding immediately prior to the Effective Time (excluding dissenting shares) will be automatically converted into the right to receive shares of Ritter Series Alpha preferred stock on a one-for-one basis;

●	each share of Qualigen preferred stock (other than the Qualigen Series Alpha preferred stock) outstanding immediately prior to the Effective Time will have been converted into the applicable number of shares of Qualigen common stock and thereafter in the merger all such shares of Qualigen common stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio;

●	Qualigen Convertible Notes outstanding immediately prior to the Effective Time will have been converted into the applicable number of shares of Qualigen capital stock and thereafter in the merger all such shares of Qualigen capital stock will be converted into the right to receive a number of shares of Ritter common stock equal to the Exchange Ratio or (as the case may be) into Ritter Series Alpha preferred stock;

●	All Qualigen warrants outstanding immediately prior to the Effective Time will be assumed by Ritter and converted into Ritter warrants, with the number of shares and exercise price being appropriately adjusted by the Exchange Ratio; and

●	each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the combined company.

Exchange Ratio

The Exchange Ratio will be calculated using a formula intended to allocate existing Qualigen securityholders (on a fully-diluted basis) a percentage of the combined company. As a result, immediately upon the Effective Time, pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis (which will include all shares reserved for issuance under the new Ritter 2020 Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing. The Exchange Ratio (which defines how many shares of Ritter common stock that a holder of Qualigen common stock as of immediately before the Effective Time will receive in the Merger) is the quotient obtained by dividing (a) the product of (1) Ritter Outstanding Shares (as defined below) times (2) the quotient of 92.5% divided by 7.5% by (b) the sum of (1) Qualigen Outstanding Shares (as defined below) and (2) the shares to be reserved under the Ritter 2020 Plan, in which:

●	“Qualigen Outstanding Shares” means the total number of shares of Qualigen common stock outstanding (on a fully-diluted basis) immediately before the Effective Time (giving full effect to all issuances, conversions, etc. which are to occur “immediately before the Effective Time” and including, for purposes of this definition, any Qualigen common stock to be issued to the Investor in connection with the Pre-Closing Qualigen Financing and to any of Qualigen’s advisors in connection with the transactions contemplated by the Merger Agreement) and assuming, without limitation or duplication, (i) the conversion of all Qualigen preferred stock (including for purposes of this definition, Qualigen Series Alpha preferred stock) outstanding as of immediately before the Effective Time, (ii) the exercise of all Qualigen warrants (including for purposes of this definition, the warrants to be issued in connection with the Pre-Closing Qualigen Financing) outstanding as of immediately before the Effective Time, (iii) the conversion of all Qualigen convertible notes and (iv) the issuance of shares of Qualigen common stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities.

●	“Ritter Outstanding Shares” means the total number of shares of Ritter common stock outstanding (on a fully-diluted basis) immediately before the Effective Time (giving full effect to all issuances, conversions, repurchases, etc. which are to occur “immediately before the Effective Time”) and assuming, without limitation or duplication, (i) the conversion of all Ritter preferred stock outstanding as of immediately before the Effective Time, (ii) the exercise of all Ritter stock options and Ritter warrants outstanding as of immediately before the Effective Time, and (iii) the issuance of shares of Ritter common stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities, plus an aggregate of 1,166,136 shares of Ritter common stock (as adjusted for any Reverse Stock Split) underlying Ritter options to be issued at the Closing to executives of Ritter in connection with their efforts to consummate the merger.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Ritter common stock that holders of Qualigen common stock will be entitled to receive for changes in the market price of Ritter common stock. Accordingly, the market value of the shares of Ritter common stock issued pursuant to the merger will depend on the market value of the shares of Ritter common stock at the time the merger closes, and could vary significantly from the market value on the date of this joint proxy and consent solicitation statement/prospectus.

It is to be noted that the effect of the Exchange Ratio formulation is such that any issuance of any additional shares of or other change in the number of Qualigen shares or Qualigen derivative securities before the consummation of the merger will have no effect on the percentage of the combined company that the pre-merger Ritter securityholders (as a group) would own upon the consummation of the merger. Similarly, the effect of the Exchange Ratio formulation is such that any issuance of any additional shares of or other change in the number of Ritter shares or Ritter derivative securities before the consummation of the merger (including, without limitation, upon any Reverse Stock Split) will have no effect on the percentage of the combined company that the pre-merger Qualigen securityholders (as a group) would own upon the consummation of the merger.

Procedure for Exchanging Qualigen Stock Certificates

The Merger Agreement provides that, at the Effective Time, Ritter will deposit with an exchange agent acceptable to Ritter and Qualigen certificates or evidence of book-entry shares representing the shares of Ritter’s capital stock issuable to Qualigen Stockholders. Ritter’s and Qualigen’s current intention is that the Ritter capital stock issuable in the merger will be issued in book-entry form.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder (as of immediately before the Effective Time) of Qualigen capital stock a letter of transmittal and instructions for surrendering and exchanging Qualigen stock certificates held by such record holder in exchange for certificates or book-entry shares of Ritter’s capital stock. Upon surrender of a Qualigen stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Ritter may reasonably require, the Qualigen stock certificate surrendered will be cancelled and the holder of such Qualigen stock certificate will be entitled to receive a certificate or certificates or book-entry shares representing the number of shares of Ritter’s capital stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced shares of Qualigen common stock or shares of Qualigen preferred stock will be deemed to represent only the right to receive shares of Ritter common stock (or, as the case may be Ritter Series Alpha preferred stock).

If any Qualigen stock certificate has been lost, stolen or destroyed, Ritter may, in its discretion, and as a condition precedent to the delivery of any book-entry shares of Ritter’s capital stock, require the owner of such lost, stolen or destroyed certificate to provide an affidavit claiming such certificate has been lost, stolen or destroyed and that includes an obligation of such owner to indemnify Ritter against any claim suffered by Ritter related to the lost, stolen or destroyed Qualigen stock certificate as Ritter may reasonably request.

Ritter will not pay dividends or other distributions on any shares of Ritter’s capital stock to be issued in exchange for shares of Qualigen capital stock represented by any unsurrendered Qualigen stock certificate until such Qualigen stock certificate is surrendered (or such an affidavit is provided) as provided in the Merger Agreement.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the merger as promptly as practicable (and in any event within three business days) after all of the conditions to the consummation of the merger contained in the Merger Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is agreed by Ritter and Qualigen and specified in the certificate of merger). Neither Ritter nor Qualigen can predict the exact timing of the consummation of the merger.

Governmental and Regulatory Approvals

In the United States, Ritter must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Ritter common stock and the filing of this joint proxy and consent solicitation statement/prospectus with the SEC.

Tax Treatment of the Merger

Subject to the Tax Opinion Representations and Assumptions (as defined below), in the opinion of Stradling, the merger should qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code. Ritter and Qualigen have each agreed to use their reasonable best efforts to cause the merger to qualify as either a tax-free contribution pursuant to Section 351 of the Code or a reorganization under Section 368(a) of the Code, and to not take any actions or cause any actions to be taken that would be reasonably expected to cause the merger to fail to so qualify. However, it is possible that, under certain circumstances, the merger will not satisfy the requirements to qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code. For a description of the material considerations regarding U.S. federal income tax consequences of the merger, see the section entitled “—Material U.S. Federal Income Tax Consequences of the Merger” below.

Material U.S. Federal Income Tax Consequences of the Merger

This discussion under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” pertaining to the U.S. federal income tax consequences of the merger, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, in each case, subject to the representations, assumptions and exclusions described in this joint proxy and consent solicitation statement/prospectus, constitutes the opinion of Stradling as to the material U.S. federal income tax consequences of the merger to Qualigen U.S. Holders (as defined below).

The following is a discussion of the material U.S. federal income tax consequences of the merger to Qualigen U.S. Holders (as defined below) who exchange their Qualigen stock for Ritter stock in the merger. The discussion does not purport to be a complete analysis of all potential tax effects to such Qualigen U.S. Holder. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not addressed in this discussion. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect Qualigen U.S. Holder. Neither Ritter nor Qualigen has sought or intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position regarding the U.S. federal income tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the Merger Agreement and as described in this joint proxy and consent solicitation statement/prospectus.

This discussion is limited to Qualigen U.S. Holders that hold Qualigen stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address the U.S. federal income tax consequences of the merger to Qualigen U.S. Holders with respect to the exchange of Qualigen stock for Ritter stock to the extent such Qualigen stock was issued to such Qualigen U.S. Holders upon the conversion of Qualigen convertible notes or debentures. This discussion does not address all U.S. federal income tax consequences relevant to Qualigen U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Qualigen U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	Qualigen U.S. Holders whose functional currency is not the U.S. dollar;

●	persons holding Qualigen stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	persons for whom Qualigen stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Qualigen stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell Qualigen stock under the constructive sale provisions of the Code;

●	persons who hold or received Qualigen stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds Qualigen stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Qualigen stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a Qualigen U.S. Holder is a beneficial owner of Qualigen stock that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or entity treated as a corporation, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to Qualigen U.S. Holders

Subject to the Tax Opinion Representations and Assumptions and the discussion set forth below, in the opinion of Stradling, the merger should qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinion”).

In rendering the Tax Opinion, Stradling assumes: (i) that the statements and facts concerning the merger set forth in this joint proxy and consent solicitation statement/prospectus and in the Merger Agreement, are true and accurate in all material respects, and that the merger will be completed in accordance with this joint proxy and consent solicitation statement/prospectus and the Merger Agreement; (ii) the truth and accuracy of the representations and covenants as to factual matters made by Ritter and Qualigen in the tax representation letters provided to counsel (the “Tax Representation Letters”); (iii) any representation made in the Merger Agreement or the Tax Representation Letters that are “to the best knowledge” (or similar qualification) of any person or party will be correct without such qualification; (iv) as to all matters for which a person or entity has represented, in the Merger Agreement or the Tax Representation Letters, that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement; and (v) that there will be no change in U.S. federal income tax rules or the interpretation thereof (collectively, the “Tax Opinion Representations and Assumptions”). If any of these assumptions is inaccurate, the tax consequences of the merger could differ from those described in this joint proxy and consent solicitation statement/prospectus. If any of the Tax Opinion Representations and Assumptions is incorrect, incomplete or inaccurate, or is breached, the validity of the Tax Opinion may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy and consent solicitation statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the Tax Opinion or that a court would not sustain such a challenge. Neither Ritter nor Qualigen intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the status of the merger as both a tax-free contribution pursuant to Section 351 of the Code and a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences would differ materially from those described in this joint proxy and consent solicitation statement/prospectus.

Subject to the Tax Opinion Representations and Assumptions and the above discussion, in the opinion of Stradling:

●	a Qualigen U.S. Holder should not recognize any gain or loss upon the exchange of such shares for shares of Ritter stock in the merger;

●	a Qualigen U.S. Holder should have a tax basis in the shares of Ritter stock received in the merger equal to the tax basis of the shares of Qualigen stock surrendered in exchange therefor;

●	a Qualigen U.S. Holder should have a holding period for the shares of Ritter stock received in the merger that includes its holding period for its shares of Qualigen stock surrendered in exchange therefor; and

●	if a Qualigen U.S. Holder acquired different blocks of shares of Qualigen stock at different times or at different prices, the shares of Ritter stock received in the merger will be allocated pro rata to each block of shares of Qualigen stock, and the basis and holding period of such shares of Ritter stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Qualigen stock exchanged for such shares of Ritter stock.

 It is expected that Qualigen stockholders will be in “control” (within the meaning of Section 368(c) of the Code) of Ritter immediately after the merger such that the merger should qualify as a transfer of property to a “controlled corporation” under Section 351(a) of the Code for U.S. federal income tax purposes. “Control” for purposes of Section 351 (and Section 368) of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation. Qualigen stockholders will receive “control” of Ritter pursuant to the merger, taking into account all Ritter stockholders immediately following the merger. However, if Qualigen stockholders who receive control of Ritter pursuant to the merger take steps that would cause such stockholders to lose “control” of Ritter immediately after the merger within the meaning of Section 368(c) of the Code as interpreted by applicable case law and IRS guidance, such as a previously negotiated sale to a third party under certain circumstances, the merger would not satisfy the requirements of Section 351 of the Code.

 For the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, Qualigen stockholders must exchange in the merger, for Ritter voting stock, an amount of Qualigen stock that constitutes “control” (within the meaning of Section 368(c), as defined above) of Qualigen. In general, to be considered “voting stock”, stock must have the current right to vote in the election of corporate directors. However, no direct authority exists regarding the extent of the voting rights required or whether a “blocker” provision, as described in this joint proxy and consent solicitation statement/prospectus with respect to the Ritter Series Alpha preferred stock, impacts the determination of whether stock otherwise entitled to vote for directors is voting stock for purposes of Section 368 of the Code. Stradling believes that the Ritter Series Alpha preferred stock should be treated as “voting stock” for purposes of Section 368 of the Code. However, as a result of the “blocker” provision, it is possible that the Ritter Series Alpha preferred stock received by the Investor in the merger will convey little or no current right to vote for Ritter’s corporate directors, such as could be the case if the Investor’s pre-merger ownership in Ritter as of the Effective Time triggers the “blocker” provision to significantly limit or eliminate the voting rights attributable to the Ritter Series Alpha preferred stock issued to the Investor. Furthermore, there is a possibility that the IRS could assert that the common stock warrants issued to the Investor in connection with the Pre-Closing Qualigen Financing are properly treated as non-voting equity for U.S. federal income tax purposes because such warrants generally participate in distributions on an as-converted basis. If the IRS were to successfully assert that the Ritter Series Alpha preferred stock was not “voting stock” for purposes of Section 368 of the Code or that the common stock warrants issued to the Investor in connection with the Pre-Closing Qualigen Financing were properly treated as non-voting equity, then Qualigen shareholders would not satisfy the “control” requirement because they would not exchange at least 80% of each class of Qualigen stock solely in exchange for Ritter voting stock.

If the IRS were to successfully assert that the merger does not qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, adverse tax consequences could result to Qualigen U.S. Holders, as described below under the heading “-Tax Consequences if the Merger Fails to Qualify for the Intended Tax Treatment.”

Tax Consequences if the Merger Fails to Qualify for the Intended Tax Treatment

If the merger qualifies as neither a tax-free contribution pursuant to Section 351 of the Code nor a “reorganization” within the meaning of Section 368(a) of the Code, a Qualigen U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of Qualigen stock surrendered in the merger in an amount equal to the difference between the fair market value, at the time of the merger, of the Ritter stock received in the merger and such Qualigen U.S. Holder’s tax basis in the Qualigen stock surrendered in the merger. Gain or loss must be calculated separately for each block of Qualigen stock exchanged by such Qualigen U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the Qualigen U.S. Holder’s holding period in a particular block of Qualigen stock exceeds one year at the Effective Time. Long-term capital gain of non-corporate Qualigen U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A Qualigen U.S. Holder’s tax basis in shares of Ritter stock received in the merger would be equal to the fair market value thereof as of the Effective Time, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

Information Reporting

If the merger qualifies as a tax-free contribution pursuant to Section 351 of the Code, current Treasury Regulations require certain Qualigen U.S. Holders who are “significant transferors” of Qualigen stock to comply with certain reporting requirements. Under Treasury Regulation Section 1.351-3, a significant transferor includes a person that transfers property to a corporation and receives stock of the transferee corporation in an exchange described in Section 351 of the Code if, immediately after the exchange, such person owns at least five percent (by vote or value) of the total outstanding stock of the transferee corporation and the stock owned by such person is publicly traded. If the merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury Regulations require certain Qualigen U.S. Holders who are “significant holders” of Qualigen stock to comply with certain reporting requirements. Under Treasury Regulation Section 1.368-3, a significant holder includes a person who transfers stock of a target corporation and receives stock of an acquirer in a reorganization transaction if, immediately before the exchange, such person owned at least one percent (by vote or value) of the total outstanding stock of the target corporation or had a basis in non-stock securities of the target corporation of at least $1,000,000. In either case, the statement must include, among other things, the significant transferor’s or significant holder’s, as applicable, tax basis in the target stock surrendered, the fair market value of such stock, the date of the merger, and the name and employer identification number of each party to the merger. Qualigen U.S. Holders should consult their tax advisors to determine whether they are required to provide either of the foregoing statements.

The U.S. federal income tax consequences of the merger to a Qualigen U.S. Holder are complex and will depend on such Qualigen U.S. Holder’s personal tax situation. Accordingly, each Qualigen U.S. Holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the merger, taking into account its personal circumstances.

Nasdaq Listing

Ritter common stock is currently listed on Nasdaq under the symbol “RTTR.” Ritter has agreed to use commercially reasonable efforts to maintain its existing listing on Nasdaq, and to obtain approval for listing on Nasdaq of the shares of Ritter common stock that Qualigen Stockholders will be entitled to receive pursuant to the merger and to obtain approval to have the combined company’s common stock listed on Nasdaq. The Merger Agreement may be terminated by Qualigen if Ritter fails to maintain its listing on Nasdaq. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that Ritter must have caused the shares of Ritter common stock to be issued in the merger to be approved for listing on Nasdaq as of the Closing.

Ritter will file an initial listing application with Nasdaq pursuant to Nasdaq “business combination” rules. If this application is accepted, Ritter anticipates that the shares of Ritter common stock will be listed on Nasdaq following the Closing under the trading symbol “QLGN.” In order to meet the requirements for listing on Nasdaq, the post-merger combined company will be required to satisfy Nasdaq’s initial listing requirements, including the financial and liquidity requirements for the applicable Nasdaq market tier upon which the post-merger combined company’s shares will trade following the merger. Due to recent changes in these listing requirements, certain Nasdaq market tiers and standards require companies seeking to list to demonstrate a minimum “Market Value of Unrestricted Publicly Held Shares” as of the effective time of the closing of a business combination. Per current Nasdaq rules and requirements, the “Market Value of Unrestricted Publicly Held Shares” may not include the value of any securities subject to resale restrictions, including the types of restrictions set forth in the Qualigen lock-up agreements as further discussed in the section entitled “Agreements Related to the Merger—Lock-Up Agreements” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

Anticipated Accounting Treatment

For accounting purposes, Qualigen is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Ritter by Qualigen because the primary assets of Ritter, which primarily include cash and cash equivalents and prepaid expenses, will be nominal upon close of the merger. Under reverse recapitalization accounting, the assets and liabilities of Ritter will be recorded, as of the completion of the merger, at their fair value which is expected to approximate book value because of the short-term nature of the instruments. No goodwill or intangible assets are expected to be recognized and any excess consideration transferred over the fair value of the net assets of Ritter following determination of the actual purchase consideration for Ritter will be reflected as an adjustment to equity. Consequently, the financial statements of Qualigen will reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer.

The historical financial statements of Ritter and Qualigen, which are provided elsewhere in this registration statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

Upon close of the merger, Ritter will change its fiscal year end to March 31.

Appraisal Rights

Under the DGCL, Ritter Stockholders are not entitled to appraisal rights in connection with the merger.

If the merger is completed, the persons who were Qualigen Stockholders as of immediately before the Effective Time are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The discussion below is not a complete summary regarding Qualigen Stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex H. Stockholders intending to exercise appraisal rights should carefully review Annex H. Failure to follow precisely any of the statutory procedures set forth in Annex H may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Qualigen stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within 10 days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.

If the merger is completed, within 10 days after the effective date of the merger, Qualigen will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger. Holders of shares of Qualigen capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Qualigen within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform Qualigen of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Qualigen capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, CA 92011, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of Qualigen capital stock.

ALL DEMANDS MUST BE RECEIVED BY QUALIGEN WITHIN 20 DAYS AFTER THE DATE QUALIGEN MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the Merger Consideration for your shares of Qualigen capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Qualigen capital stock.

To be effective, a demand for appraisal by a holder of shares of Qualigen capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Qualigen. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Qualigen capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to Qualigen. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Qualigen capital stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to Qualigen, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by Qualigen or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either Qualigen or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon Qualigen. Qualigen has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Qualigen has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Qualigen, Qualigen will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Qualigen. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, Qualigen may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In the Weinberger case, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Qualigen Stockholders should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the value that they are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon Qualigen and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger Consideration for shares of his or her Qualigen capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of Qualigen. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A, Annex B and Annex C to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. The Merger Agreement has been attached to this joint proxy and consent solicitation statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Ritter, Qualigen or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Ritter and Merger Sub, on the one hand, and Qualigen, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Ritter and Qualigen do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Ritter or Qualigen, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Ritter, Merger Sub and Qualigen and are modified by the disclosure schedules.

General

Under the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Qualigen, with Qualigen continuing as a wholly-owned subsidiary of Ritter.

Merger Consideration

At the Effective Time, each outstanding share of Qualigen common stock outstanding immediately prior to the Effective Time (excluding any shares of Qualigen common stock held as treasury stock or dissenting shares) will be converted solely into the right to receive a number of shares of Ritter common stock equal to the Exchange Ratio described in the section entitled “The Merger— Merger Consideration and Exchange Ratio” beginning on page 106 of this joint proxy and consent solicitation statement/prospectus.

At the Effective Time, any shares of Qualigen capital stock held as treasury stock or held or owned by Qualigen, Merger Sub or any subsidiary of Qualigen immediately prior to the Effective Time will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

At the Effective Time, Ritter Stockholders will continue to own and hold their existing shares of Ritter common stock subject to the Reverse Stock Split to be implemented prior to the consummation of the merger.

At the Effective Time, each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the combined company.

The Merger Agreement does not provide for an adjustment to the total number of shares of Ritter common stock that Qualigen Stockholders will be entitled to receive for changes in the market price of Ritter common stock. Accordingly, the market value of the shares of Ritter common stock issued pursuant to the merger will depend on the market value of the shares of Ritter common stock at the time the merger closes, and could vary significantly from the market value on the date of this joint proxy and consent solicitation statement/prospectus.

Treatment of Qualigen Preferred Stock, Options and Warrants

Qualigen Preferred Stock

At the Effective Time, each share of Qualigen Series Alpha preferred stock to be issued in or in connection with the Pre-Closing Qualigen Financing outstanding immediately prior to the Effective Time will be automatically converted into the right to receive shares of Ritter Series Alpha preferred stock on a one-for-one basis.

At the Effective Time, each share of Qualigen preferred stock (other than the Qualigen Series Alpha preferred stock) outstanding immediately prior to the Effective Time will have been automatically converted into the applicable number of shares of Qualigen common stock and thereafter in the merger all such shares of Qualigen common stock will be converted into the right to receive shares of Ritter common stock equal to the Exchange Ratio.

Qualigen Convertible Notes

At the Effective Time, the Qualigen Convertible Notes outstanding immediately prior to the Effective Time will have been converted into the applicable number of shares of Qualigen capital stock and thereafter in the merger all such shares of Qualigen capital stock will be converted into the right to receive a number of shares of Ritter common stock equal to the Exchange Ratio or (as the case may be) into Ritter Series Alpha preferred stock.

Qualigen Warrants

At the Effective Time, all Qualigen warrants outstanding immediately prior to the Effective Time will be assumed by Ritter and converted into Ritter warrants.

Treatment of Ritter Options and Warrants

Ritter Options

Unless the Ritter Board (or a committee of the Ritter Board) determines to take other action with respect to any Ritter options, including cancellation of such options, each outstanding, unexercised and unexpired Ritter option, whether vested or unvested, will remain outstanding after the Effective Time and be exercisable by the holder of such option in accordance with its terms.

Ritter Warrants

Prior to the Effective Time, Ritter will (i) terminate, redeem or cause to be exercised or (ii) cause the waiver or amendment for the deletion of any anti-dilution adjustment provisions and any provisions that entitle the holder thereof to receive a cash payment as a consequence of the merger in, substantially all of the holders of Ritter’s warrants, which either (a) contain an anti-dilution adjustment provision or (b) are entitled to receive a cash payment as a consequence of the merger. Unless terminated, redeemed or exercised in accordance with the foregoing, at the Effective Time, each Ritter warrant that is outstanding and unexercised immediately prior to the Effective Time will survive the Closing and remain outstanding in accordance with its terms.

Directors and Officers of Ritter Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of Ritter who will not continue as directors or officers of Ritter or the combined company following the consummation of the merger, will resign effective upon the Closing. Following the Closing, the Ritter Board will be comprised of seven directors. Pursuant to the terms of the Merger Agreement, one such director will be designated by the pre-merger Ritter Board, subject to the reasonable approval of the other (Qualigen-designated) directors, and six of such directors will be designated by Qualigen. Ira Ritter has been designated by the pre-merger Ritter Board, and has been approved and consented to by the members of the post-merger Ritter Board who have been designated by Qualigen. All other Ritter directors will resign as of the Effective Time. It is anticipated that Qualigen will designate for the Ritter Board three incumbent directors of Qualigen (Michael S. Poirier, Kurt H. Kruger and Richard A. David) and Matthew Korenberg, and Qualigen may also designate a fifth director and a sixth director, at least one of whom will be, as required by California law applicable to California public companies, a qualified female director. It is anticipated that Michael Poirier, President, Chief Executive Officer and Chairman of Qualigen, will serve as Ritter’s Chief Executive Officer and Chairman, and Qualigen’s other executive officers will become the executive officers of Ritter.

Amendments to the Ritter Certificate of Incorporation

Stockholders of record of Ritter common stock on the Ritter Record Date for the Ritter special meeting will also be asked to approve Proposal Nos. 2 and 3, which include a series of alternative amendments to the Ritter Certificate of Incorporation to effect the Reverse Stock Split, the Ritter Name Change and the Authorized Share Increase, in each case, upon consummation of the merger, each of which requires the affirmative vote of holders of shares representing a majority of all shares of Ritter common stock outstanding on the Ritter Record Date for the Ritter special meeting.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

●	the Registration Statement must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order that has not been withdrawn;

●	there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect that has the effect of making the consummation of the merger or any of the other transactions contemplated by the Merger Agreement illegal;

●	receiving the “required Qualigen stockholder approval,” whereby the holders of (i) a majority of the voting power of the shares of Qualigen preferred stock and the Qualigen common stock, voting together as a single class, (ii) at least 75% of the shares of the Qualigen Series A preferred stock, voting together as a single series, (iii) at least 51% of the shares of the Qualigen Series B preferred stock, voting together as a single series, (iv) at least 66 2/3% of the shares of the Qualigen Series C convertible preferred stock, voting together as a single series, (v) at least 66 2/3% of the shares of the Qualigen Series D convertible preferred stock, voting together as a single series, and (vi) at least 66 2/3% of the shares of the Qualigen Series D-1 convertible preferred non-voting stock, voting together as a single series, must, in each case, have (a) approved and adopted the Merger Agreement, the merger and the other contemplated transactions, and (b) approved and adopted the Qualigen COI Amendment to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 shares to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020 or that may be triggered in connection with the merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately before the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of any series entitled Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with the Qualigen COI Amendment or with the merger or with any act done or omitted to be done in 2018, 2019 or 2020 (or to be done or omitted to be done hereafter in 2020) with an eye to the merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio to have been duly given;

●	receiving the “required Ritter stockholder approval,” whereby the requisite holders of Ritter common stock outstanding on the Ritter Record Date for the Ritter special meeting approve each of the Proposals as set forth in the section entitled “Matters Being Submitted to a Vote of Ritter Stockholders”, in accordance with the approval requirements set forth in such section;

●	the shares of Ritter common stock to be issued in the merger will have been approved for listing on Nasdaq (subject to official notice of issuance) as of the Closing; and

●	the Pre-Closing Qualigen Financing will have been consummated as of immediately prior to the Effective Time.

In addition, each party’s obligation to complete the merger is subject to the satisfaction (or waiver by that party) of the following additional conditions:

●	the representations and warranties regarding certain matters related to organization, authority, vote required, capitalization and financial advisors of the other party in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the date of the Closing with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

●	the remaining representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the date of the Closing with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Qualigen Material Adverse Effect or Ritter Material Adverse Effect (each as defined below), as applicable (without giving effect to any references therein to any Qualigen Material Adverse Effect or Ritter Material Adverse Effect, as applicable, or other materiality qualifications);

●	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and the other party to the Merger Agreement must have duly filed the amendments to its certificate of incorporation as set forth in the Merger Agreement with the Secretary of State of the State of Delaware; and

●	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the Closing.

In addition, the obligation of Ritter and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	there will have been no change, circumstance, condition, development, effect, event, occurrence, result or state of fact that, considered together with all other such change, circumstance, condition, development, effect, event, occurrence, result or state of fact that have occurred prior to the applicable date of determination has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Qualigen, or ability to consummate the transactions contemplated by the Merger Agreement, taken as a whole (a “Qualigen Material Adverse Effect”); provided none of the following will be taken into account for purposes of determining whether a Qualigen Material Adverse Effect will have occurred:

o	general business or economic conditions affecting the industry in which Qualigen operates, except to the extent they disproportionately affect Qualigen relative to other similarly situated companies in the industry in which Qualigen operates;

o	any acts of war, armed hostilities or terrorism, except to the extent they disproportionately affect Qualigen relative to other similarly situated companies in the industry in which Qualigen operates;

o	any changes in financial, banking or securities markets, except to the extent they disproportionately affect Qualigen relative to other similarly situated companies in the industry in which Qualigen operates;

o	any failure by Qualigen to meet internal or analysts’ expectations or projections or the results of operations;

o	any change in, or any compliance with or action taken for the purpose of complying with, applicable laws or GAAP, or interpretations thereof;

o	any effect resulting from the announcement or pendency of the merger or any related transactions; or

o	the taking of any action by Qualigen required to comply with the terms of the Merger Agreement.

●	Ritter will have received (i) an original signed statement from Qualigen that Qualigen is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2 (h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Ritter to deliver such notice to the IRS on behalf of Qualigen following the Closing, each dated as of the date of the Closing, duly executed by an authorized officer of Qualigen, and in form and substance reasonably acceptable to Ritter.

●	Ritter will have received the Lock-Up Agreements, described in the section entitled “Agreements Related to the Merger–Lock-Up Agreements” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus, duly executed by the holders of at least 50% of Qualigen capital stock (solely in their capacity as Qualigen stockholders), which will include Sekisui and each executive officer and director of Qualigen who is elected or appointed, as applicable, as an executive officer and director of Ritter as of immediately following the Closing.

In addition, the obligation of Qualigen to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	there will have been no change, circumstance, condition, development, effect, event, occurrence, result or state of fact that, considered together with all other such change, circumstance, condition, development, effect, event, occurrence, result or state of fact that have occurred prior to the applicable date of determination has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Ritter, or ability to consummate the transactions contemplated by the Merger Agreement, taken as a whole (a “Ritter Material Adverse Effect”); provided none of the following will be taken into account for purposes of determining whether a Ritter Material Adverse Effect will have occurred:

○	any general business, economic or political conditions affecting the industry in which Ritter operates, except to the extent they disproportionately affect Ritter relative to other similarly situated companies in the industry in which Ritter operates;

○	any natural disaster or any acts of war, armed hostilities or terrorism, except to the extent they disproportionately affect Ritter relative to other similarly situated companies in the industry in which Ritter operates;

○	any changes in financial, banking or securities markets, except to the extent they disproportionately affect Ritter relative to other similarly situated companies in the industry in which Ritter operates;

○	any change in the stock price or trading volume of Ritter common stock (it being understood, however, that any effects causing or contributing to any change in stock price or trading volume of Ritter common stock may be taken into account in determining whether a Ritter Material Adverse Effect has occurred, unless such effects are specifically excepted);

○	any failure of Ritter to meet internal or analysts’ expectations or projections or the results of Ritter;

○	any clinical trial programs or studies, including any adverse data, event or outcome arising out of or relating to any such programs or studies;

○	any change in, or any compliance with or action taken for the purpose of complying with any law or U.S. GAAP;

○	continued losses from operations or decreases in cash balances of Ritter;

○	an effect resulting from the announcement of the Merger Agreement or the pendency of the transactions contemplated by the Merger Agreement; or

○	an effect resulting from the taking of any action by Ritter that is required to be taken pursuant to the Merger Agreement.

●	Ritter’s stockholders’ equity as of immediately prior to the Effective Time will be no less than $0.00 (unless the amount of any such deficiency is $200,000 or less and can be fully off-set in accordance with the terms of the Merger Agreement, as further described in the section entitled “The Merger Agreement–Transaction Expense Set-Off” below).

●	Qualigen must have received the resignations of each of the officers and directors of Ritter who are not to continue as officers and directors of the combined company after the merger; and

●	Ritter must have caused the Ritter Board to be constituted as required by the Merger Agreement.

Transaction Expense Set-off

In the event that Ritter does not have sufficient immediately available funds to pay in full all of Ritter’s merger-related transaction fees and expenses (the “Ritter Transaction Expenses”) and the other liabilities of Ritter at or before the Closing, the amount of Ongoing Support Funding (as defined in the CVR Agreement) will be reduced dollar-for-dollar by the unpaid amount of Ritter Transaction Expenses and the other liabilities of Ritter, up to a cap of $200,000 (such reduction, the “Transaction Expense Setoff”), and the Transaction Expense Setoff will be applied to pay Ritter Transaction Expenses and the other liabilities of Ritter.

If, after giving effect to the Transaction Expense Setoff, Ritter Transaction Expenses and other liabilities of Ritter remain or are projected to remain unpaid after the Effective Time, Ritter will use commercially reasonable efforts to ensure that any such expenses or liabilities will be, at the option of the payee of such expenses or liabilities, either:

●	converted into the right to receive shares of restricted Ritter common stock at a per share price equal to the volume weighted average trading price of a share of Ritter common stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date of the Closing, provided that the terms of such restricted Ritter common stock will be determined by Ritter and subject to Qualigen’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed, and which will be deemed Ritter Outstanding Shares for purposes of the Exchange Ratio; or

●	reduced or discounted such that any amount of such Ritter Transaction Expenses and such other liabilities of Ritter already paid will be deemed to be payment in full.

In the event that Ritter stockholders’ equity as of immediately before the Effective Time is less than $0.00:

●	if the Transaction Expense Setoff is less than $200,000, then the amount of the Ongoing Support Funding will be reduced dollar-for-dollar by the amount of any deficiency in Ritter stockholders’ equity, but in no event will such reduction and the Transaction Expense Setoff, collectively and in the aggregate, exceed $200,000; and

●	if, after giving effect to the reduction in Ongoing Support Funding as described immediately above, a deficiency in Ritter stockholders’ equity remains, then the closing condition requiring that Ritter stockholders’ equity to be no less than $0.00 as of immediately prior to the Effective Time will be deemed to not have been satisfied.

Correspondingly, Qualigen will, as of immediately following the Effective Time and after giving effect to the merger and the Pre-Closing Qualigen Financing, have caused Ritter stockholders’ equity to be no less than $5.0 million and have caused Ritter to satisfy all other Nasdaq listing requirements, assuming that after giving effect to any reduction in Ongoing Support Funding, there is no deficiency in Ritter stockholders’ equity that was directly caused by Ritter’s breach of a representation, warranty and/or covenant under the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Ritter and Qualigen for a transaction of this type relating to, among other things:

●	subsidiaries;

●	authority to enter into the Merger Agreement and the related agreements;

●	votes required for completion of the merger and approval of the proposals that will come before the Ritter special meeting and that will be the subject of Qualigen Stockholder written consent;

●	except as otherwise specifically disclosed pursuant to in the Merger Agreement, the fact that the consummation of the merger would not contravene or require the consent of any third-party;

●	capitalization;

●	financial statements and with respect to Ritter, documents filed with the SEC and the accuracy of information contained in those documents;

●	material changes or events;

●	liabilities;

●	intellectual property;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts; and

●	any brokerage or finder’s fee or other fee or commission in connection with the merger.

In addition, the Merger Agreement contains customary representations and warranties of Qualigen with respect to the following matters:

●	corporate organization and power, and similar corporate matters;

●	title to assets;

●	real property and leaseholds;

●	regulatory compliance, permits and restrictions;

●	legal proceedings and orders;

●	tax matters;

●	employee and labor matters and benefit plans;

●	environmental matters;

●	insurance;

●	transactions with affiliates;

●	anti-bribery laws; and

●	the validity of the Financing Commitment Letter, described in the section entitled “Agreements Related to the Merger–Financing Commitment Letter” beginning on page 129 of this joint proxy and consent solicitation statement/prospectus.

In addition, the Merger Agreement includes a representation and warranty from Ritter that no representation or warranty made by it in the Merger Agreement (as qualified by any disclosures in the disclosure schedules) contains any untrue statement of material fact or omits to state any material fact necessary in order to make the representations and warranties contained therein, in light of the circumstances under which such representations and warranties were made, not false or misleading. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Ritter and Qualigen to complete the merger.

No Shop

Each of Ritter and Qualigen agreed that during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the merger or the termination of the Merger Agreement, except as described below, Ritter and Qualigen will not, nor will either party authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it to, directly or indirectly:

●	solicit, initiate or knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” (each as defined below);

●	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

●	approve, endorse or recommend an acquisition proposal;

●	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any “acquisition transaction” (as defined below), other than a confidentiality agreement permitted by the Merger Agreement; or

●	publicly propose to do any of the above.

An “acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Qualigen, on the one hand, or Ritter, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Qualigen or any of its affiliates, on the one hand, or by or on behalf of Ritter or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to any “acquisition transaction.”

An “acquisition transaction” means any transaction or series of related transactions involving:

●	any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which Ritter, Qualigen or Merger Sub is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Ritter, Qualigen or Merger Sub or any of their respective subsidiaries or (iii) in which Ritter, Qualigen or Merger Sub or any of their respective subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries, provided that neither the Pre-Closing Capital Raise (as described below) nor the Pre-Closing Qualigen Financing will constitute an “acquisition transaction”; or

●	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of Ritter, Qualigen or Merger Sub and their respective subsidiaries, as applicable, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approvals of the Ritter Stockholders or Qualigen Stockholders required to consummate the merger, as applicable, each party may (i) furnish access and non-public information regarding such party and its subsidiaries to, (ii) enter into or participate in discussions or negotiations with, or (iii) contact, in order to clarify the terms and conditions of any acquisition proposal so as to determine if such acquisition proposal constitutes, or would reasonably be expected to result in, a “superior offer,” as defined below, any third-party in response to a bona fide acquisition proposal made or received after the date of the Merger Agreement, if:

●	neither such party nor any representative of such party has materially breached the solicitation provisions of the Merger Agreement described above;

●	such party’s board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in a superior offer and that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable legal requirements;

●	such party gives the other party at least 24 hours’ prior written notice of the identity of the third-party and of that party’s intention to furnish information to, or enter into discussions with, such third-party before furnishing any information or entering into discussions with such third-party;

●	prior to furnishing any non-public information, such party receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Ritter and Qualigen; and

●	within 24 hours after furnishing any non-public information to such third-party, such party furnishes the same non-public information to the other party to the extent not previously furnished or made available.

A “superior offer” means an unsolicited, bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 80% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach, or violation, of the Merger Agreement, and (b) is on terms and conditions that the board of directors of the party receiving the offer determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation of the transaction), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to that party’s stockholders than the terms of the merger.

The Merger Agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party reasonably informed of any material developments, negotiations and discussions with respect to, any acquisition proposal or any acquisition inquiry, or any material change or proposed material change to that acquisition proposal or acquisition inquiry.

Meetings of Ritter Stockholders; Consent of Qualigen Stockholders

Ritter is obligated under the Merger Agreement to call, give notice of and hold the Ritter special meeting for the purposes of considering the approval of the issuance of shares of Ritter common stock to Qualigen Stockholders in the merger and change of control of Ritter resulting therefrom (pursuant to applicable Nasdaq rules) and the other transactions contemplated by the Merger Agreement, and considering the adoption and approval of the other required matters.

Qualigen is obligated under the Merger Agreement to seek written consents of its stockholders sufficient to adopt the Merger Agreement thereby approving the merger and related transactions (and to approve and adopt other required matters) following the Registration Statement being declared effective by the SEC.

Covenants; Conduct of Business Pending the Merger

Except as set forth in the confidential disclosure schedules delivered concurrently with the execution of the Merger Agreement, or as expressly required, contemplated or permitted by the Merger Agreement (including in connection with (i) any issuance or sale by Ritter of shares of Ritter common stock or other securities convertible or exchangeable for shares of Ritter common stock for cash only (“Pre-Closing Capital Raise”), (ii) any Ritter preferred stock conversion, or (iii) the Reverse Stock Split, as required by law, or unless Qualigen will have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Closing and the termination of the Merger Agreement, Ritter will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. Ritter has also agreed that, subject to certain limited exceptions (including any Pre-Closing Capital Raise, Ritter preferred stock conversion or the Reverse Stock Split) and except as set forth in the confidential disclosure schedules delivered concurrently with the execution of the Merger Agreement, without the consent of Qualigen, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Closing and the termination of the Merger Agreement:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under a Ritter employee benefit plan in accordance with the terms of such award in effect on the date of the Merger Agreement);

●	sell, issue, grant, pledge, accelerate the vesting of (as applicable) or otherwise dispose of or encumber or authorize any of the foregoing with respect to: any capital stock or other security (except for Ritter common stock issued upon the valid exercise of outstanding options, warrants or restricted stock units (“RSUs”) to purchase shares of Ritter common stock), any option, warrant or right to acquire any capital stock or any other security (other than grants of Ritter options to employees and service providers in the ordinary course of business), or any instrument convertible into or exchangeable for any capital stock or other security of Ritter, except for the issuance of Ritter options for an aggregate of 1,166,136 shares of Ritter common stock (as adjusted for any reverse stock split), which will be issued (subject to a 6-month lock-up) pursuant to Ritter’s 2015 Equity Incentive Plan at the Closing to legacy executives of Ritter in connection with their efforts to consummate the merger;

●	except as required to give effect to anything in contemplation of the Closing, amend the Ritter Certificate of Incorporation, Ritter Bylaws or other charter or organizational documents of Ritter, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except as related to the proposed transactions under the Merger Agreement;

●	form any subsidiary or acquire any equity interest, business or other interest in any other entity, or enter into any joint venture with any other entity or enter into a new line of business;

●	lend or advance money to any person (except for the advancement of expenses to employees, directors and consultants in the ordinary course of business); incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

●	other than as required by law or the terms of a Ritter employee plan in effect as of the date of the Merger Agreement, adopt, terminate, establish or enter into any Ritter employee plan or increase costs under existing Ritter employee plans; cause or permit any Ritter employee plan to be amended in any material respect; issue, deliver, grant or sell or authorize or propose to the issuance, delivery, grant or sale of any equity interests; pay any bonus (including any transaction-related bonus or other similar success fee) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, officers or directors; increase the severance or change of control benefits offered to any current or new employees, directors or consultants; hire, terminate or give notice of termination to any officer or employee, other than termination for cause; or accelerate the vesting or extend the exercise period for outstanding equity awards;

●	recognize any labor union, labor organization, work council or similar entity except as otherwise required by law and after using reasonable efforts to provide advance notice to Qualigen;

●	acquire any material asset or business or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, if doing so would endanger the listing of Ritter common stock on Nasdaq;

●	sell, assign, transfer, license, sublicense, abandon or otherwise dispose of any Ritter intellectual property rights or any intellectual property rights exclusively licensed to Ritter, if doing so would endanger Ritter’s Nasdaq listing;

●	make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes;

●	enter into, materially amend or terminate certain material contracts;

●	other than as required by law or U.S. GAAP, take any action to change accounting policies or procedures;

●	initiate or settle any material legal proceeding; or

●	agree, resolve, offer or commit to do any of the foregoing.

Qualigen has agreed that, except as permitted by the Merger Agreement (including the Pre-Closing Qualigen Financing, the Qualigen Preferred Stock Conversion and the conversion by Qualigen of all of the Qualigen Convertible Notes into the applicable number of shares of Qualigen capital stock (the “Convertible Note Conversion”)), as required by law, or unless Ritter will have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Closing and the termination of the Merger Agreement, Qualigen will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. Qualigen has also agreed that, except for certain actions expressly permitted in the Merger Agreement (including the Pre-Closing Qualigen Financing, the Qualigen Preferred Stock Conversion and the Convertible Note Conversion), without the consent of Ritter, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Closing and the termination of the Merger Agreement:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of Qualigen or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Qualigen common stock from terminated employees, directors or consultants of Qualigen);

●	sell, issue, grant, pledge, accelerate the vesting of (as applicable) or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: any capital stock or other security of Qualigen or any of its subsidiaries; any option, warrant or right to acquire any capital stock or any other security of Qualigen or any of its subsidiaries, other than option grants to employees and service providers in the ordinary course of business; or any instrument convertible into or exchangeable for any capital stock or any other security of Qualigen or its subsidiaries;

●	except as required to give effect to anything in contemplation of the Closing, amend the certificate of incorporation, bylaws or other charter or organizational documents of Qualigen or its subsidiaries, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except as related to the proposed transactions under the Merger Agreement;

●	form any subsidiary or acquire any equity interest, business or other interest in any other entity or enter into a joint venture with any other entity or enter into a new line of business;

●	lend or advance money to any person (except for the advancement of expenses to employees, directors and consultants in the ordinary course of business); guarantee any debt securities of others; or forgive or discharge in whole or in part any outstanding loans or advances;

●	other than as required by applicable law or the terms of any Qualigen employee benefit plan: adopt, terminate, establish or enter into any employee plan; cause or permit any employee plan to be amended in any material respect; issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of any equity interests; pay any bonus (including any transaction-related bonus or other similar success fee) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business; increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or terminate or give notice of termination to any officer, other than any termination for cause;

●	recognize any labor union, labor organization, work council or similar entity except as otherwise required by law and after using reasonable efforts to provide advance notice to Ritter;

●	acquire any material asset or business or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

●	sell, assign, transfer, license, sublicense or otherwise dispose of any Qualigen intellectual property rights or any intellectual property rights exclusively licensed to Qualigen or its subsidiaries (other than pursuant to non-exclusive licenses to customers in the ordinary course of business);

●	make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes;

●	enter into or materially amend or terminate certain material contracts;

●	other than as required by law or U.S. GAAP, take any action to change accounting policies or procedures;

●	initiate or settle any material legal proceeding; or

●	agree, resolve, offer or commit to do any of the foregoing.

Other Agreements

Each of Ritter and Qualigen has agreed to use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to:

●	file or otherwise submit all applications and notices required to be filed in connection with the merger and the other transactions contemplated by the Merger Agreement;

●	file or otherwise submit all applications and notices required to be filed in connection with the merger and the other transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to obtain each consent reasonably required to be obtained in connection with the merger and the other transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or the other transactions contemplated by the Merger Agreement; and

●	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, Ritter and Qualigen have further agreed that:

●	Ritter will use its commercially reasonable efforts to (i) maintain the listing of its common stock on Nasdaq until the Closing and to obtain approval for listing of the combined company on Nasdaq, (ii) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Ritter common stock to be issued in connection with the merger and to cause such shares to be approved for listing (subject to official notice of issuance); (iii) effect the Reverse Stock Split, if Ritter deems it necessary or advisable in order to obtain or maintain listing of Ritter common stock on Nasdaq; and (iv) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for Ritter common stock on Nasdaq and to cause such listing application to be conditionally approved prior to the Effective Time;

●	for a period of six years after the Closing, Ritter will indemnify each of the directors and officers of Ritter and Qualigen to the fullest extent permitted under the DGCL and will maintain directors’ and officers’ liability insurance for the directors and officers of Ritter and Qualigen; and

●	Ritter will maintain directors’ and officers’ liability insurance policies commencing at the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Ritter.

Pursuant to the Merger Agreement, prior to the Effective Time, Qualigen will prepare and deliver to Ritter, and commence implementation of, a compliance plan to ensure that, after the Effective Time, Ritter maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with U.S. GAAP and applicable law and Nasdaq rules and regulations.

Pursuant to the Merger Agreement, at any time prior to the Effective Time, Ritter may, in Ritter’s sole discretion, undertake a Pre-Closing Capital Raise, the proceeds of which will be allocated exclusively for the purposes and uses determined by the Ritter Board and/or the officers of Ritter at such time, provided that:

●	as of the Effective Time, Ritter will have paid all Ritter Transaction Expenses and any other outstanding accounts payable of Ritter;

●	the issuance or sale of any securities convertible into or exchangeable for shares of Ritter common stock that would remain outstanding after the Effective Time will be subject to the prior written approval of Qualigen; and

●	a portion of the proceeds from the Pre-Closing Capital Raise will be allocated for the payment of all fees, costs and expenses payable to AGP by Ritter.

Termination

The Merger Agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

●	by mutual written consent of Ritter and Qualigen;

●	by either Ritter or Qualigen if the merger will not have been consummated by May 18, 2020 (the “End Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before the End Date and such action or failure to act constitutes a material breach of the Merger Agreement;

●	by either Ritter or Qualigen if a court of competent jurisdiction or governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the Merger Agreement; provided, that this right will not be available to any party if the issuance of such order, decree or ruling or taking of such action was principally caused by or resulted from the failure of such party (or in the case of Ritter, Merger Sub) to fulfill any of its obligations under the Merger Agreement in any material respect;

●	by Ritter if the required Qualigen stockholder approval has not been obtained by the close of business on the day immediately prior to the date of the Ritter stockholders’ meeting; provided that this right to terminate the Merger Agreement will not be available to Ritter once Qualigen obtains such stockholder approval;

●	by either Ritter or Qualigen if the Ritter special meeting will have been held and completed and Ritter Stockholders will have taken a final vote and will not have approved Proposal Nos. 1 through 4; provided, that Ritter may not terminate the Merger Agreement pursuant to this provision if the failure to obtain the required Ritter Stockholder approval was directly caused by the action or failure to act of Ritter and such action or failure to act constitutes a material breach by Ritter of the Merger Agreement;

●	by Qualigen, at any time prior to receiving the required Ritter Stockholder approval, if any of the following circumstances will occur (each of the following, a “Ritter triggering event”):

○	The Ritter Board fails to recommend that the Ritter Stockholders vote to approve Proposal Nos. 1 through 4 or withdraws or modifies its recommendation in a manner adverse to Qualigen;

○	Ritter fails to publicly reaffirm its board recommendation within 10 business days after Qualigen so requests in writing, after public announcement of an acquisition proposal that does not constitute and would not be reasonably likely to result in a superior offer (provided, that the Ritter Board will only be required to make such affirmation two times for any specific acquisition proposal);

○	The Ritter Board, or any committee thereof, publicly approves, endorses or recommends any acquisition proposal;

○	Ritter enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement; or

○	the shares of Ritter common stock outstanding prior to the Effective Time will not have been, since the date of the Merger Agreement, continually listed on Nasdaq.

●	by Ritter, at any time prior to receiving the required Qualigen Stockholder approval, if any of the following circumstances will occur (each a “Qualigen triggering event”):

○	The Qualigen Board fails to recommend that Qualigen Stockholders vote to adopt the Merger Agreement, thereby approving the merger, or withdraws or modifies its recommendation in a manner adverse to Ritter;

○	The Qualigen Board, or any committee thereof, publicly approves, endorses or recommends any acquisition proposal; or

○	Qualigen enters into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted pursuant to the Merger Agreement);

●	by Ritter or Qualigen if the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the expiration of a 30-day period (or such shorter period ending on the third business day prior to the End Date, whichever ends earlier) after delivery of written notice of such breach;

●	by Ritter, at any time prior to receiving the required Ritter Stockholder approval, in order to accept a superior offer and enter into a definitive agreement to effect a superior offer; provided, that Ritter will not enter into any such definitive agreement unless Ritter will have complied with its non-solicitation obligations under the Merger Agreement, and Ritter concurrently pays the applicable termination fee described below.

Termination Fee

Fee payable by Ritter

Ritter must pay Qualigen a termination fee of $100,000 if:

●	(i) (a) the Merger Agreement is terminated by either Ritter or Qualigen if the Ritter special meeting will have been held and completed, and Ritter Stockholders will have not approved Proposal Nos. 1 through 4 or (b) the Merger Agreement is terminated by Qualigen upon Ritter’s or Merger Sub’s breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Ritter or Merger Sub has become in accurate, in either case such that the conditions to the Closing would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period; (ii) at any time after the date of Merger Agreement and before the termination of the Merger Agreement, an acquisition proposal with respect to Ritter was publicly announced, disclosed or otherwise communicated to the Ritter Board, and such acquisition proposal will not have been withdrawn without qualification prior to the time of the termination of the Merger Agreement; and (iii) within six months after the date of the termination of the Merger Agreement, Ritter enters into a definitive agreement for or consummates an acquisition transaction (with all references to 20% in the definition of acquisition transaction being treated as references to 80%);

●	the Merger Agreement is terminated by Qualigen if prior to the Ritter Stockholder approval, a Ritter triggering event will have occurred (other than termination due to shares of Ritter common stock outstanding prior to the Effective Time not having been, since the date of the Merger Agreement, continually listed on Nasdaq);

●	the Merger Agreement is terminated by Qualigen upon Ritter or Merger Sub’s breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Ritter or Merger Sub has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period; or

●	the Merger Agreement is terminated by Ritter if, at any time prior to the approval of the issuance of Ritter common stock in the merger by the required Ritter Stockholder vote, Ritter enters into a definitive agreement to effect a superior offer.

Fee payable by Qualigen

Qualigen must pay Ritter a termination fee of $100,000 if:

●	(i) the Merger Agreement is terminated by Ritter if (a) the required Qualigen stockholder vote will not have been obtained by the close of business on the day immediately prior to the day of the Ritter special meeting or (b) upon Qualigen’s breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Qualigen has become inaccurate, in either case such that the conditions to the Closing of the Merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period; (ii) at any time after the date of Merger Agreement and before the termination of the Merger Agreement, an acquisition proposal with respect to Qualigen was publicly announced, disclosed or otherwise communicated to the Qualigen Board, and such acquisition proposal will not have been withdrawn without qualification prior to the time of the termination of the Merger Agreement; and (iii) within six months after the date of the termination of the Merger Agreement, Qualigen enters into a definitive agreement for or consummates an acquisition transaction (with all references to 20% in the definition of acquisition transaction being treated as references to 80%);

●	the Merger Agreement is terminated by Ritter upon Qualigen’s breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Qualigen has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period; or

●	the Merger Agreement is terminated by Ritter if prior to obtaining the required Qualigen Stockholder vote, a Qualigen triggering event will have occurred.

Amendment

The Merger Agreement may be amended by the parties at any time if such amendment is in writing, is approved by the boards of directors of each party to the Merger Agreement and is signed by each party to the Merger Agreement, except that after the Merger Agreement has been adopted and approved by the stockholders of Ritter or Qualigen, no amendment which by law requires further approval by the stockholders of Ritter or Qualigen, as the case may be, will be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Financing Commitment Letter

As a condition to Ritter’s execution of the Merger Agreement, Qualigen entered into a financing commitment letter dated January 15, 2020 with the Investor to purchase shares of Qualigen Series Alpha preferred stock (and associated Qualigen common stock warrants) for at least $4 million in cash no later than immediately before the Effective Time, at a pre-money valuation between $16 million and $25 million (the “Financing Commitment Letter”). It is currently contemplated that the (combined-company) pre-money valuation used will be $16 million. Pursuant to the Merger Agreement, the Qualigen Series Alpha preferred stock will have a liquidation preference no greater than the original purchase price of the shares, will be convertible into Qualigen common stock at a conversion ratio reasonably satisfactory to the Investor and Qualigen (but with a 9.99% “blocker” on conversion), and will have other terms reasonably satisfactory to the Investor and Qualigen. The conversion price is currently expected to be approximately $0.218, which corresponds to a (combined-company) pre-money valuation of $16 million and would correspond to a Ritter Series Alpha preferred stock conversion price (using the exchange ratio of approximately 7.38, but before giving any effect to the Reverse Stock Split) of approximately $0.0296.

The Financing Commitment Letter (as amended) provides that, for the commitment to fund the Pre-Closing Qualigen Financing, the Investor will receive a commitment fee from Qualigen equivalent (via the merger) to 5% of the issued and outstanding Ritter common stock as of immediately after the Closing on a fully diluted basis. Such commitment fee will be paid in Qualigen Series Alpha preferred stock, which will be exchanged in the merger for Ritter Series Alpha preferred stock.

In the Financing Commitment Letter (as amended), the Investor also agreed to, at or before Closing, convert the principal and accrued interest on all debt owed to it by Qualigen into Qualigen Series Alpha preferred stock (as to the first $350,000) and Qualigen common stock (as to the remainder), at the conversion price set forth in such existing debt instruments.

The Investor will be issued Qualigen common stock warrants exercisable for a number of shares of Qualigen common stock that will represent, after assumption of the warrants by Ritter in the merger and adjustments of the warrants to reflect the Exchange Ratio, warrants to purchase a number of shares of Ritter common stock that is, as of immediately after the merger, 1% of Ritter’s fully-diluted common stock. Such Qualigen warrants will have a (pre-merger) strike price of no less than a 50% premium over the conversion price of Qualigen Series Alpha preferred stock.

The Financing Commitment Letter further provides that the Investor’s obligations in connection with the Pre-Closing Qualigen Financing are subject to customary closing conditions, including the completion of due diligence to the Investor’s satisfaction, the preparation of definitive documentation mutually satisfactory to each party and that, from January 15, 2020 through the closing of such transaction, there will have been no material adverse developments relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of Qualigen.

The Investor will not be required to be a party to any lock-up or leak-out agreement. The Investor’s commitment to fund the Pre-Closing Qualigen Financing in accordance with the commitment letter terminates on May 19, 2020 unless the merger has been consummated.

Contingent Value Rights Agreement

The Merger Agreement contemplates that, shortly before the Effective Time, Ritter, John Beck, as the initial CVR Holders’ Representative, and Andrew Ritter, as a consultant to Ritter (the “CVR Consultant”), will enter into the CVR Agreement. Pursuant to a declaration to be made in advance by the Ritter Board, holders of Ritter capital stock of record as of immediately before the Effective Time (or as of such other date as may be mutually agreed by Ritter and Qualigen) will be entitled to receive one CVR issued by Ritter subject to and in accordance with the terms and conditions of the CVR Agreement for each share of Ritter capital stock held by such stockholder (after giving effect to the exercise of any outstanding Ritter options or Ritter warrants and the conversion of any outstanding Ritter preferred stock, but not to be adjusted for any Reverse Stock Split to be effected in connection with the merger). Each CVR will entitle its holder to receive a pro rata portion of the net proceeds, if any, from any Legacy Monetization that is entered into during the period beginning on January 15, 2020 and ending on the date that is 36 months following the date of the Closing.

The CVRs will terminate on the CVR Termination Date. No payments with respect to the CVRs will be payable in respect of any Legacy Monetization proceeds actually received after such CVR Termination Date by Ritter. From and after such CVR Termination Date, any further proceeds received by Ritter arising from any Legacy Monetization will be retained by Ritter and will not be distributed to the CVR Holders.

The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances; will not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs will not represent any equity or ownership interest in Ritter (or in Qualigen) or in all or any part of Ritter’s intellectual property or technology, or any other asset.

Under the CVR Agreement, the combined company will make available up to $350,000 (subject to any reduction pursuant to the terms of the Merger Agreement, see “The Merger Agreement—Transaction Expense Set-Off” beginning on page 119 of this joint proxy and consent solicitation statement/prospectus), to be allocated in accordance with the good-faith discretion of the CVR Consultant or the CVR Holders’ Representative, but with the intention that it be expended at a rate sufficient that it last for 36 months after the merger (subject to earlier use as needed for the execution of particular Legacy Monetizations), for Ongoing Support Funding. The CVR Consultant (during the consulting term) or the CVR Holders’ Representative (after the CVR Consultant’s consulting term) will have discretion and decision making authority (i) over any continued operation of, development of or investment in Ritter’s intellectual property or technology and (ii) over when (if ever) and whether to pursue, or enter into, an agreement to dispose of and/or to commercialize or monetize in any particular manner Ritter’s intellectual property or technology, and upon what terms and conditions.

Ritter will endeavor to retain the CVR Consultant and any such other pre-merger Ritter personnel and other third-party consultants identified by the CVR Consultant or the CVR Holders’ Representative, in each case as the CVR Consultant/CVR Holders’ Representative and Ritter may agree in good faith (all together, the “Legacy Executives”) as employees or consultants of Ritter, on reasonable and mutually acceptable terms given the circumstances, for no less than, with respect to the CVR Consultant, 90 days after the merger (which period may be extended up to the third anniversary of the date of the merger or reduced by the CVR Consultant) and, with respect to other Legacy Executives, thirty-six months after the merger for the purposes of maintaining and preserving Ritter’s intellectual property or technology, and seeking, negotiating and executing Legacy Monetizations, unless the Ongoing Support Funding has been exhausted.

Ritter will pay, out of the Ongoing Support Funding, $10,000 to the CVR Holders’ Representative as of the closing of the merger as compensation for services rendered through the first anniversary of the closing of the merger. Thereafter, the CVR Holders’ Representative and Ritter will negotiate in good faith an annual fee for the CVR Holders’ Representative’s services based on the success of the Legacy Monetization efforts, among other factors. In addition, Ritter will reimburse, out of the Ongoing Support Funding, the CVR Holders’ Representative for the CVR Holders’ Representative’s necessary and reasonable out-of-pocket expenses incurred in performing his obligations under the CVR Agreement, unless the Ongoing Support Funding has been exhausted (and subject to a separate limitation applicable to Representative Losses set forth in the CVR Agreement).

In furtherance of the foregoing:

●	Ritter will not before the CVR Termination Date dispose of and/or commercialize or monetize in any manner Ritter’s current intellectual property or technology except pursuant to a Legacy Monetization agreed to by the CVR Consultant or the CVR Holders’ Representative;

●	Ritter will not unreasonably decline to acquiesce in a Legacy Monetization which has been fully approved by the CVR Holders’ Representative; and

●	Ritter will not before the third anniversary of the Effective Time terminate or intentionally negatively impact Ritter’s current intellectual property or technology without the prior written approval of the CVR Holders’ Representative, unless the Ongoing Support Funding has been exhausted.

The “net proceeds” of a Legacy Monetization, which are the amounts payable to CVR Holders, are to be determined after reduction for any and all post-merger expenses incurred by Ritter pursuing and closing Legacy Monetizations, including (i) compensation and expenses of the Legacy Executives (including a “Success Bonus” payable in cash to the Legacy Executives, if any, who assisted a particular Legacy Monetization on behalf of Ritter, in an amount equal in the aggregate to 30% of the (pre-Success Bonus) net proceeds of such Legacy Monetization), (ii) fees and reasonable out-of-pocket expenses of the CVR Holders’ Representative, (iii) any other consultant fees and expenses, success fees (but specifically excluding the Success Bonus), legal fees and similar items, (iv) each “reserve fund” established with regard to a particular Legacy Monetization, which is an amount (not to exceed $50,000 or 20% of the gross proceeds of the applicable Legacy Monetization, whichever is higher) determined by the CVR Holders’ Representative that will be withheld from any gross proceeds received after termination or depletion of the Ongoing Support Funding to be used and held for use to fund Monetization Expenses in connection with the applicable Legacy Monetization, (v) each increase in the insurance premium for Ritter’s directors and officers liability insurance policy due to the inclusion of the CVR Holders’ Representative and the CVR Consultant as persons covered by such policy, if any, (vi) indemnification payments by Ritter in respect of any losses incurred by the CVR Holders’ Representative or the CVR Consultant arising out of third-party claims related to the CVR Holders’ Representative’s or the CVR Consultant’s performance under the CVR Agreement (the “Representative Losses”) and (vii) any and all post-merger preservation and maintenance of Ritter’s current intellectual property or technology, and specifically including all actual Ongoing Support Funding.

Ritter will provide the initial calculation of any payment owed to the CVR Holders in connection with a Legacy Monetization. The CVR Holders’ Representative may request reasonable documentation to support such calculation and ask questions of Ritter’s accounting personnel regarding such calculation. If the CVR Holders’ Representative objects to Ritter’s calculation of any payment owed to the CVR Holders under the CVR Agreement, then an independent third-party valuation expert will resolve such dispute, and such resolution will be binding on the parties to the CVR Agreement and the CVR Holders. The fees of any such valuation expert will be borne 50% by Ritter and 50% by the CVR Holders as a deduction from the amount otherwise payable to them in connection with the relevant Legacy Monetization.

Except as expressly provided in the CVR Agreement, Ritter has no obligation to incur expenses pursuing and closing Legacy Monetizations or otherwise to seek or support Legacy Monetizations. Ritter’s (as opposed to the CVR Holders’ Representative’s and the Legacy Executives’) sole responsibility as to Legacy Monetization activities is as set forth in the CVR Agreement. Except as expressly provided in the CVR Agreement Ritter and its post-merger management will have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize Ritter’s current intellectual property or technology pending the Legacy Monetization(s).

Ritter will indemnify and hold harmless the CVR Holders’ Representative and the CVR Consultant from and against all Representative Losses except in the event that any such Representative Losses are finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the CVR Holders’ Representative or the CVR Consultant. Ritter’s obligation to indemnify the CVR Holders’ Representative and the CVR Consultant is subject to a maximum of $500,000, exclusive of any reserve funds, which must be applied first to pay Representative Losses before Ritter has any obligation to pay Representative Losses.

Ritter will use its reasonable efforts to have the CVR Holders’ Representative and the CVR Consultant included on Ritter’s directors and officers liability insurance policy, if any.

If Ritter is merged or acquired as a whole after the Closing, no part of the merger or acquisition proceeds will give rise to any payment on the CVRs. Ritter will not consolidate or merge into any person, or transfer its properties and assets substantially as an entirety to any person or transfer substantially all of its business to any person, unless the resulting person from such consolidation or merger or the person that acquires Ritter’s business expressly assumes payment of any amounts owed to the CVR Holders and Ritter’s obligations under the CVR Agreement.

Each CVR Holder authorizes the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of each CVR Holder. Each CVR Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the CVR Consultant or the authority or power of the CVR Holders’ Representative or the CVR Consultant and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of the CVR Agreement, including without limitation, the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of each CVR Holder as set forth in the CVR Agreement. To the extent permitted by applicable law, it is expressly agreed that in no event will any CVR Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of Ritter (as opposed to the CVR Holders’ Representative) have, after the Effective Time, any power or right to commence or join in any legal proceeding against Ritter or any affiliate of Ritter based on or arising out of the CVRs or the CVR Agreement. Such legal proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the CVR Holders. The outcome or settlement of any such legal proceeding will be binding upon all CVR Holders. The CVR Holders’ Representative may assign any of its rights or obligations under the CVR Agreement to a third-party reasonably acceptable to Ritter to serve as a successor CVR Holders’ Representative.

The CVR Holders’ Representative and Ritter may amend or waive the CVR Agreement, without the need for consent of any CVR Holder or any percentage-in-interest of CVR Holders, and such amendment or waiver will be binding on all CVR Holders.

Material U.S. Federal Income Tax Consequences of the Receipt of CVRs

This discussion pertaining to the U.S. federal income tax consequences of the receipt of CVRs by Ritter U.S. Holders, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, in each case, subject to the facts, assumptions, limitations and exclusions set forth in this joint proxy and consent solicitation statement/prospectus, constitutes the opinion of Reed Smith LLP as to the material U.S. federal income tax consequences of the receipt of the CVRs by Ritter U.S. Holders. Due to the legal and factual uncertainties regarding the U.S. federal income tax treatment of CVRs, Ritter U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of CVRs and the timing and characterization of income, gain or loss resulting from receipt of payments (if any) pursuant to the CVRs.

The following discussion is a summary of the material U.S. federal income tax consequences of the receipt of CVRs to Ritter U.S. Holders (as defined below) who receive CVRs with respect to Ritter common stock, but this discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a Ritter U.S. Holder. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Ritter U.S. Holder. Ritter has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the receipt of CVRs.

This discussion is limited to Ritter U.S. Holders that hold Ritter common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Ritter U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Ritter U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	Ritter U.S. Holders whose functional currency is not the U.S. dollar;

●	persons holding Ritter common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); persons for whom Ritter common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Ritter common stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell Ritter common stock under the constructive sale provisions of the Code; and

●	persons who hold or received Ritter common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds Ritter common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Ritter common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT OF CVRs ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a Ritter U.S. Holder is a beneficial owner of Ritter common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Receipt of CVRs by Ritter U.S. Holders

This discussion assumes that the distribution of CVRs to Ritter U.S. Holders will be treated for U.S. federal income tax purposes as a transaction that is separate and distinct from the Reverse Stock Split. If, contrary to that assumption, the distribution of CVRs to Ritter U.S. Holders were integrated for tax purposes with the Reverse Stock Split, this could affect the calculation of the extent to which the distribution constitutes a taxable dividend or capital gain.

There is substantial uncertainty as to the tax treatment of the CVRs. Specifically, there is no authority directly addressing whether contingent value rights with characteristics similar to the CVRs should be treated as a distribution of property with respect to Ritter’s stock, a distribution of equity, a “debt instrument” or an “open transaction” for U.S. federal income tax purposes. Under applicable U.S. tax principles such questions are inherently factual in nature. As a result, it is not possible to express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of payments (if any) pursuant to the CVRs. Based on the specific characteristics of the CVRs, Ritter intends to treat the issuance of the CVRs as a distribution of property with respect to its stock. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any description of the intended tax consequences summarized below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this joint proxy and consent solicitation statement/prospectus.

In the opinion of Reed Smith LLP, Ritter’s legal counsel, based on the facts, assumptions, limitations and exclusions set forth in this joint proxy and consent solicitation statement/prospectus, the issuance of the CVRs to Ritter U.S. Holders under the terms expressed in the form of the CVR Agreement included in Annex D to this joint proxy and consent solicitation statement/prospectus is more likely than not to be treated as a distribution of property with respect to Ritter common stock, because the CVRs will be issued to all holders of Ritter common stock prior to completion of the merger, and not as part of the consideration for the merger paid to holders of Qualigen common stock. Each Ritter U.S. Holder will be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such Ritter U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the Ritter U.S. Holder’s pro rata share of Ritter’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Ritter U.S. Holder’s basis in its Ritter common stock, and finally as capital gain from the sale or exchange of Ritter common stock with respect to any remaining value. Ritter currently has negative accumulated earnings and profits and expects no or a small amount of current earnings and profits for the current taxable year. Thus, Ritter expects most or all of this distribution to be treated as other than a dividend for U.S. federal income tax purposes. Ritter U.S. Holders will receive a Form 1099-DIV notifying them of the portion of the CVR value that is treated as a dividend (if any) or non-dividend distribution for U.S. federal income tax purposes. A Ritter U.S. Holder’s initial tax basis in such holder’s CVRs should equal the fair market value of such CVRs on the date of their issuance. The holding period of such CVRs should begin on the day after the date of issuance.

As a result of the above treatment, future payments received by a Ritter U.S. Holder on a CVR would likely be treated as a non-taxable return of such Ritter U.S. Holder’s adjusted tax basis in the CVR to the extent thereof, and payments in excess of such amount would likely be treated as ordinary income.

However, the treatment of such future payments is uncertain and alternative treatments are possible, although not expected. One such possible treatment is that the CVRs could be treated as one or more “debt instruments.” If that were to be the case, then payments received with respect to the CVRs generally would likely be treated as payments in retirement of a “debt instrument,” except to the extent interest is imputed under the Code. If those rules were to apply, interest generally should be imputed under complex rules. In such a case, a Ritter U.S. Holder would be required to include any such interest in income on an annual basis, whether or not currently paid.

It is possible, although Ritter believes unlikely, that the issuance of the CVRs could be treated as a distribution of equity for U.S. federal income tax purposes, in which case Ritter U.S. Holders should not recognize gain or loss as a result of the issuance of the CVRs. Depending on the fair market value of the CVRs on the date of their issuance, each Ritter U.S. Holder’s tax basis in such holder’s Ritter common stock would be allocated between such holder’s Ritter common stock and such holder’s CVRs. The holding period of such CVRs should include the Ritter U.S. Holder’s holding period of such holder’s Ritter common stock. Future payments on a CVR received by a Ritter U.S. Holder would likely be treated as dividends to the extent of the Ritter U.S. Holder’s pro rata share of Ritter’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Ritter U.S. Holder’s basis in the CVR, and finally as capital gain from the sale or exchange of the CVR with respect to any remaining value. As discussed above, Ritter does not intend to report the issuance of the CVRs as a distribution of equity and any Ritter U.S. Holder reporting the CVR issuance as a distribution of equity likely faces an increased chance of being audited by the IRS with respect to such reporting.

It is possible, although again Ritter believes unlikely, that the issuance of the CVRs could be treated as subject to the “open transaction” doctrine if the value of the CVRs on the Closing date cannot be “reasonably ascertained.” If the receipt of CVRs were treated as an “open transaction” for U.S. federal income tax purposes, each Ritter U.S. Holder should not immediately take the CVRs into account in determining whether such holder must recognize gain (if any) on the receipt of the CVRs and such holder would take no tax basis in the CVRs. Rather, the Ritter U.S. Holder’s U.S. federal income tax consequences would be determined in line with the discussion above based on whether the CVRs are treated as a distribution of property or of equity at the time the payments with respect to the CVRs are received or deemed received in accordance with the Ritter U.S. Holder’s regular method of accounting. As discussed above, Ritter does not intend to report the issuance of the CVRs as an open transaction and any Ritter U.S. Holder reporting the CVR issuance as an open transaction likely faces an increased chance of being audited by the IRS with respect to such reporting.

Assuming the issuance of the CVRs is treated for U.S. federal income tax purposes as a distribution of property with respect to Ritter’s stock, the CVRs should generally be treated as capital assets for U.S. federal income tax purposes once issued.

Alternative Treatment of the Receipt of CVRs and the Reverse Stock Split as a Single Recapitalization

Notwithstanding Ritter’s position that the receipt of CVRs and the Reverse Stock Split are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the receipt of the CVRs and the Reverse Stock Split constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the receipt of CVRs and the Reverse Stock Split would differ from those described above and would depend in part on many of the same considerations described above, including whether the CVRs should be treated as property, equity or debt instruments or should be subject to the “open transaction” doctrine. In general, if the CVRs are treated as property and are not subject to the “open transaction” doctrine, then a Ritter U.S. Holder should recognize gain (but not loss) equal to the lesser of (i) the fair market value of the CVRs received, and (ii) the excess (if any) of (A) the sum of (1) the fair market value of the CVRs received and (2) the fair market value of the Ritter shares received in the Reverse Stock Split, over (B) the Ritter U.S. Holder’s adjusted tax basis in the Ritter common stock surrendered in the Reverse Stock Split.

PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF THE CVRs.

Lock-Up Agreements

It is a condition to the Closing that Qualigen stockholders holding at least 50% of Qualigen capital stock (solely in their capacity as Qualigen stockholders), which will include Sekisui and each executive officer and director of Qualigen who is elected or appointed, as applicable, as an executive officer and director of Ritter as of immediately following the Closing (each a “Lock-Up Party”), will execute and deliver to Ritter the Lock-Up Agreements in substantially the form attached as an exhibit to the Merger Agreement.

Pursuant to the terms of the Lock-Up Agreements, each Lock-Up Party agrees that, without the prior written consent of Ritter, during the period commencing at the Effective Time and continuing until 180 days after the Effective Time (the “Lock-Up Period”), the Lock-Up Party will not, subject to certain limited exceptions: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Ritter common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Ritter common stock (including without limitation, Ritter common stock or such other securities which may be deemed to be beneficially owned by the Lock-Up Party in accordance with the rules and regulations of the SEC and securities of Ritter which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (collectively, the “Lock-Up Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ritter common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Ritter common stock or any security convertible into or exercisable or exchangeable for Ritter common stock; (4) grant any proxies or powers of attorney with respect to any Lock-Up Securities, deposit any Lock-Up Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Lock-Up Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the above, the Lock-Up Restrictions will automatically terminate on the date that is 180 days after the Effective Time.

The Lock-Up Agreement form requires that each the Lock-Up Party agree that during the Lock-Up Period, such Lock-Up Party will not engage in any hedging or other transaction with respect to any Lock-Up Securities which reasonably could be expected to result in a sale or disposition of such Lock-Up Securities even if such Lock-Up Securities would be disposed of by someone other than such Lock-Up Party. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to such Lock-Up Securities or to any security that includes, relates to, or derives any significant part of its value from such Lock-Up Securities.

In the event that any other holder of Ritter’s securities who is subject to a substantially similar lock-up agreement is permitted by Ritter to sell, transfer or dispose of shares of Ritter common stock for value other than as permitted by such other holder’s substantially similar lock-up agreement, the same percentage of shares of Ritter common stock held by the Lock-Up Parties will be immediately and fully released on the same terms from the Lock-Up Restrictions (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release will not be applied unless and until permission has been granted by Ritter to equity holder(s) to sell, transfer or dispose, in the aggregate, of more than 1% of the number of shares of Ritter common stock originally subject to such other holder’s substantially similar lock-up agreement.

MATTERS BEING SUBMITTED TO A VOTE OF RITTER STOCKHOLDERS

Proposal No. 1: Approval of the Issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement and the Change of Control of Ritter Resulting from the merger (pursuant to applicable Nasdaq rules)

At the Ritter special meeting, Ritter Stockholders will be asked to approve the issuance of Ritter common stock to the Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement and the change of control of Ritter resulting from the merger (pursuant to applicable Nasdaq rules). Immediately after the merger, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis (which will include all shares reserved for issuance under the new Ritter 2020 Plan), assuming that Qualigen raises the minimum required amount in the Pre-Closing Qualigen Financing.

Nasdaq Listing Rule 5635(a)(1) requires a company listed on Nasdaq to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of the stock or assets of another company, if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding and the shares to be issued are issued at a price that is lower than the lesser or (i) the closing price immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). The potential issuance of the shares of Ritter common stock in the merger is expected to exceed the 20% threshold and may be issued at an effective price less than the Minimum Price. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Ritter must obtain the approval of Ritter Stockholders for the issuance of these shares in the merger.

Nasdaq Listing Rule 5635(b) requires a company listed on Nasdaq to obtain stockholder approval prior to an issuance of securities that will result in a “change of control” of the company. Although Nasdaq has not adopted any rule as to what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. In addition, the staff of Nasdaq has advised Ritter that Nasdaq deems the merger to be a “change of control”. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Ritter must obtain the approval of Ritter Stockholders for the potential change in control of Ritter resulting from the merger.

The terms of, reasons for and other aspects of the Merger Agreement, the merger, the issuance of Ritter common stock to Qualigen Stockholders and Ritter Series Alpha preferred stock to the Investor pursuant to the Merger Agreement and the resulting change of control are described in detail in the other sections in this joint proxy and consent solicitation statement/prospectus.

Vote Required

The affirmative vote a majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting is required for approval of Proposal No. 1. Abstentions and broker non-votes will have no effect on this Proposal.

Recommendation of Ritter Board

THE RITTER BOARD RECOMMENDS THAT RITTER STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF RITTER COMMON STOCK AND RITTER SERIES ALPHA PREFERRED STOCK TO THE INVESTOR PURSUANT TO THE MERGER AGREEMENT AND THE CHANGE OF CONTROL OF RITTER RESULTING FROM THE MERGER (PURSUANT TO APPLICABLE NASDAQ RULES). PROPOSAL NO. 1 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 2, 3 AND 4, AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

Proposal No. 2: Approval of an Amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split

General

At the Ritter special meeting, Ritter Stockholders will be asked to approve an amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split. Upon the effectiveness of the amendment to the Ritter Certificate of Incorporation effecting the Reverse Stock Split (the “split effective time”), the issued shares of Ritter common stock immediately prior to the split effective time will be reclassified into a smaller number of shares of Ritter common stock at a ratio within the range of 1-for-25 to 1-for-35, as determined by the Ritter Board.

If Proposal Nos. 1, 2, 3 and 4 are approved, the Reverse Stock Split will become effective immediately prior to the Closing.

The form of the amendment to the Ritter Certificate of Incorporation to effect the Reverse Stock Split is attached to this joint proxy and consent solicitation statement/prospectus as Annex E.

Purpose

The Ritter Board approved the proposal to amend the Ritter Certificate of Incorporation to effect the Reverse Stock Split for the following reasons:

●	the Ritter Board believes that effecting the Reverse Stock Split may be an effective means of avoiding a delisting of Ritter common stock from Nasdaq;

●	the Ritter Board believes a higher stock price may help generate investor interest in Ritter and help Ritter attract and retain employees; and

●	If the Reverse Stock Split successfully increases the per share price of Ritter common stock, the Ritter Board believes this increase may increase trading volume in Ritter common stock and facilitate future financings by Ritter.

Nasdaq Requirements for Listing on Nasdaq

Ritter common stock is quoted on the Nasdaq Capital Market under the symbol “RTTR.” Ritter will file an initial listing application with Nasdaq to seek listing on the Nasdaq Capital Market upon the Closing.

According to Nasdaq Listing Rule 5110, an issuer must apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Ritter to have, among other things, a $4.00 per share minimum bid price upon the Closing. As of April 8, 2020, the closing price of Ritter common stock was $0.27. Effecting the Reverse Stock Split is a condition to the Closing.

Potential Increased Investor Interest

On April 8, 2020, Ritter common stock closed at $0.27 per share. An investment in Ritter common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors who do not use zero-commission online brokerage firms may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Ritter Board believes that most investment funds are reluctant to invest in lower priced stocks. Accordingly, the Ritter Board believes that a higher stock price may generate investor interest in Ritter common stock.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of the Reverse Stock Split would include the following, all of which have been considered by the Ritter Board in approving the Reverse Stock Split:

●	The number of outstanding shares of Ritter common stock will be reduced and each Ritter Stockholder will own fewer shares than they currently own.

●	The number of shares of Ritter common stock reserved and available for issuance under Ritter’s equity-based compensation plans and the number of shares of Ritter common stock issuable upon exercise of outstanding options and warrants will be reduced proportionately based on the Reverse Stock Split ratio selected by the Ritter Board, and the exercise price of all outstanding options and warrants will be increased proportionately.

●	Except for adjustments that may result from the treatment of fractional shares resulting from the Reverse Stock Split, which are explained below under the section entitled “—Fractional Shares,” each stockholder will hold the same percentage of Ritter common stock immediately following the Reverse Stock Split as the stockholder held immediately prior to the Reverse Stock Split.

●	The voting rights, rights to dividends and distributions and other rights of Ritter common stock will not be changed as a result of the Reverse Stock Split.

●	The Reverse Stock Split will not affect the number of authorized shares of Ritter common stock or preferred stock which will continue to be authorized pursuant to the Ritter Certificate of Incorporation, or the par value of Ritter common stock or preferred stock. As described further below, because the number of authorized shares will not be reduced proportionately, the Reverse Stock Split will increase the Ritter Board’s ability to issue authorized and unissued shares without further stockholder action.

●	The Reverse Stock Split will not affect Ritter continuing to be subject to the periodic reporting requirements of the Exchange Act. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

There are risks associated with the Reverse Stock Split, all of which have been considered by the Ritter Board in recommending to Ritter Stockholders the Reverse Stock Split for approval.

One of the effects of the Reverse Stock Split will be to effectively increase the proportion of authorized shares that are unissued relative to those which are issued. This could result in the Ritter Board being able to issue more shares of common stock without further stockholder approval. For example, before the Reverse Stock Split, Ritter’s authorized but unissued shares immediately prior to the Closing will be 179,173,963 shares of common stock compared to shares issued of approximately 45,826,037. If Ritter effects the Reverse Stock Split using a 1-for-30 ratio (the midpoint of the range of the Reverse Stock Split), its authorized but unissued shares immediately prior to the Closing will be 223,472,466 compared to shares issued of approximately 1,527,534. With respect to authorized but unissued shares, Ritter could use shares that are available for issuance in future equity financing transactions, which could result in additional dilution to Ritter Stockholders, or to oppose a hostile takeover attempt or delay or prevent future changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Ritter currently has no plans to issue shares, other than in connection with the merger, and to satisfy obligations under the Ritter warrants and employee stock options from time to time as these warrants and options are exercised.

Ritter cannot predict whether the Reverse Stock Split will increase the market price for Ritter common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of Ritter common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Ritter common stock outstanding before the Reverse Stock Split;

●	the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the Reverse Stock Split will result in a per share price that will increase the ability of Ritter to attract and retain employees;

●	the bid price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

●	that Ritter will otherwise meet the requirements of Nasdaq for initial listing on the Nasdaq Capital Market, including the $4.00 minimum bid price upon the Closing.

The market price of Ritter common stock will also be based on performance of Ritter and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of Ritter common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Ritter may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Ritter common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, there can be no assurance that Ritter common stock will not be delisted due to a failure to meet other listing requirements even if the market price per share of Ritter common stock post-Reverse Stock Split remains in excess of the minimum bid price requirement.

The anticipated resulting increase in the per share price of Ritter common stock due to the Reverse Stock Split is expected to encourage greater interest in its common stock by brokers and investors and possibly promote greater liquidity for its stockholders. However, there is no assurance that such greater interest will occur.

Since the Reverse Stock Split will decrease the number of shares held by Ritter Stockholders, the Reverse Stock Split may increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing stockholders who do not use zero-commission online brokerage firms in the event they wish to sell all or a portion of their shares.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If Ritter Stockholders approve the amendment to the Ritter Certificate of Incorporation effecting the Reverse Stock Split, and if the Ritter Board still believes that a reverse stock split is in the best interests of Ritter and Ritter Stockholders, Ritter will file the amendment to the Ritter Certificate of Incorporation with the Secretary of State of the State of Delaware at such time as the Ritter Board has determined to be the appropriate split effective time. The Ritter Board may delay effecting the Reverse Stock Split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, Ritter Stockholders will be notified that the Reverse Stock Split has been effected. Ritter expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if any. Ritter Stockholders holding all of their shares electronically in book-entry form with Ritter’s transfer agent do not need to take any action (the exchange will be automatic) to receive post-split shares. Holders of pre-split shares held in certificated form will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Ritter. Upon receipt of the holder’s pre-split certificate(s) and the properly completed and executed letter of transmittal, the holder will be issued the appropriate number of shares of common stock electronically in book-entry form under the Direct Registration System (the “DRS”). No new shares in book-entry form will be reflected until the holder surrenders the holder’s outstanding pre-Reverse Stock Split certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. In the event that the Ritter Name Change under Proposal No. 3 is approved by Ritter Stockholders, the certificates, if any, reflecting the post-split shares will also reflect the Ritter Name Change. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Ritter Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Accounting Consequences

The par value per share of Ritter common stock will remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, at the split effective time of the Reverse Stock Split, the stated capital on Ritter’s balance sheet attributable to Ritter common stock will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the Reverse Stock Split (and disregarding the impact of shares of Ritter common stock issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of common stock outstanding. In future financial statements, net loss per share and other per share amounts for periods ending before the Reverse Stock Split will be restated to give retroactive effect to the Reverse Stock Split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Ritter Board or contemplating a tender offer or other transaction for the combination of Ritter with another company, the Reverse Stock Split proposal is not being proposed in response to any effort of which Ritter is aware to accumulate shares of Ritter common stock or obtain control of Ritter, other than in connection with the merger, nor is it part of a plan by management to recommend a series of similar amendments to the Ritter Board and Ritter Stockholders. Other than the proposals being submitted to Ritter Stockholders for their consideration at the Ritter special meeting, the Ritter Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or effect a change control of Ritter. For more information, please see the section entitled “Risk Factors—Risks Relating to Ritter’s Capital Stock”, and “Description of Ritter’s Capital Stock—Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and the Ritter Bylaws” beginning on pages 49 and 218, respectively, of this joint proxy statement and consent solicitation statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to Ritter U.S. Holders (which, for purposes of this discussion, has the same meaning as in “Agreements Related to the Merger—Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Receipt of CVRs”), but does not purport to be a complete analysis of all potential tax consequences that may be relevant to Ritter U.S. Holders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Ritter U.S. Holder. Ritter has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Reverse Stock Split.

This discussion is limited to Ritter U.S. Holders that hold Ritter common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a Ritter U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Ritter U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	Ritter U.S. Holders whose functional currency is not the U.S. dollar; persons holding Ritter common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities; persons for whom Ritter common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Ritter common stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell Ritter common stock under the constructive sale provisions of the Code;

●	persons who hold or received Ritter common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds Ritter common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Ritter Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Reverse Stock Split

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a Ritter U.S. Holder should not recognize gain or loss upon the Reverse Stock Split. A Ritter U.S. Holder’s aggregate tax basis in the shares of Ritter common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Ritter common stock surrendered, and such Ritter U.S. Holder’s holding period in the shares of Ritter common stock received should include the holding period in the shares of Ritter common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Ritter common stock surrendered to the shares of Ritter Common Stock received pursuant to the Reverse Stock Split. Holders of shares of Ritter common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

This discussion assumes that the distribution of CVRs to Ritter U.S. Holders will be treated for U.S. federal income tax purposes as a transaction that is separate and distinct from the Reverse Stock Split, however, it is possible that the IRS or a court could determine that the Reverse Stock Split and the receipt of CVRs constitute a single “recapitalization” for U.S. federal income tax purposes. For a discussion of such treatment, please see the section entitled “Agreements Related to the Merger—Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Receipt of CVRs—Alternative Treatment of the Receipt of CVRs and the Reverse Stock Split as a Single Recapitalization” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

Vote Required

The affirmative vote of holders of a majority of the shares of Ritter common stock outstanding on the Ritter Record Date for the Ritter special meeting is required for approval of Proposal No. 2. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

Recommendation of Ritter Board

THE RITTER BOARD RECOMMENDS THAT RITTER STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO THE RITTER CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT. PROPOSAL NO. 2 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 1, 3 AND 4 AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

Proposal No. 3: Approval of Ritter Name Change

At the Ritter special meeting, Ritter Stockholders will be asked to approve the amendment to the Ritter Certificate of Incorporation to change the name of Ritter from “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.,” by filing an amendment to the Ritter Certificate of Incorporation at the Closing. A copy of the proposed amendment to the Ritter Certificate of Incorporation is attached to this joint proxy and consent solicitation statement/prospectus as Annex F. The primary reason for the corporate name change is that management believes this will allow for brand recognition of Qualigen’s products and programs following the consummation of the merger. Ritter’s management believes that the current name will no longer accurately reflect the business of Ritter and the mission of Ritter subsequent to the consummation of the merger.

Vote Required

The affirmative vote of holders of a majority of the shares of Ritter common stock outstanding on the Ritter Record Date for the Ritter special meeting and entitled to vote on the matter is required for approval of Proposal No. 3. Abstentions will have the same effect as votes “AGAINST” this Proposal. Proposal No. 3 is a matter on which brokers are expected to have discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

Recommendation of Ritter Board

THE RITTER BOARD RECOMMENDS THAT RITTER STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE RITTER NAME CHANGE. PROPOSAL NO. 3 IS CONDITIONED UPON THE APPROVAL OF EACH OF PROPOSAL NOS. 1, 2 AND 4 AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

Proposal No. 4: Approval of the Adoption of the Ritter 2020 Plan

At the Ritter special meeting, Ritter Stockholders will be asked to approve the adoption of the Ritter 2020 Plan. A copy of the Ritter 2020 Plan, which was adopted by the Ritter Board on April 8, 2020, is attached to this joint proxy and consent solicitation statement/prospectus as Annex G. No stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards or stock bonuses will be granted, awarded or issued under the Ritter 2020 Plan before the consummation of the merger.

Authorized Shares. Ritter has reserved an aggregate of 101,428,918 shares of Ritter common stock for issuance under the Ritter 2020 Plan. The number of shares is subject to adjustment in the event of the Reverse Stock Split and any other recapitalization, stock split, reclassification, stock dividend or other change in Ritter’s capitalization. In addition, the following shares of Ritter common stock will be available for grant and issuance under the Ritter 2020 Plan:

●	shares subject to stock options or stock appreciation rights (“SARs”), granted under the Ritter 2020 Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the stock option or SAR;

●	shares subject to awards granted under the Ritter 2020 Plan that are subsequently forfeited or repurchased by Ritter at the original issue price;

●	shares subject to awards granted under the Ritter 2020 Plan that otherwise terminate without shares being issued;

●	shares surrendered, cancelled, or exchanged for cash or a different award (or combination thereof); and

●	shares subject to awards under the Ritter 2020 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award.

Plan Administration. The Ritter 2020 Plan will be administered by Ritter’s compensation committee or by the Ritter Board acting in place of Ritter’s compensation committee. Ritter’s compensation committee will have the authority to construe and interpret the Ritter 2020 Plan, grant awards and make all other determinations necessary or advisable for the administration of the Ritter 2020 Plan.

Awards and Eligible Participants. The Ritter 2020 Plan authorizes the award of stock options, SARs, RSUs, performance awards and stock bonuses. The Ritter 2020 Plan provides for the grant of awards to Ritter’s employees, directors, consultants and independent contractor service providers, subject to certain exceptions. It is expected that Ritter 2020 Plan grantees would be service providers to Qualigen and that such awards would be made only after the merger. Qualigen currently has 32 employees (28 of them full time), five directors (two of whom are also Qualigen employees) and five consultants/independent contractors. No non-employee director may be granted awards under the Ritter 2020 Plan in any calendar year that, taken together with any cash fees paid by Ritter to such non-employee director during such calendar year, exceed $5,000,000 (calculating the value of any award based on the grant date fair value determined in accordance with GAAP). No more than 98,000,000 shares of Ritter common stock will be issued under the Ritter 2020 Plan pursuant to the exercise of incentive stock options.

Stock Options. The Ritter 2020 Plan permits Ritter to grant incentive stock options and non-qualified stock options. The exercise price of stock options will be determined by Ritter’s compensation committee, and may not be less than 100% of the fair market value of Ritter common stock on the date of grant. Ritter’s compensation committee has the authority to reprice any outstanding stock option (by reducing the exercise price, or canceling the stock option in exchange for cash or another equity award) under the Ritter 2020 Plan without the approval of Ritter’s stockholders. Stock options may vest based on the passage of time or the achievement of performance conditions in the discretion of Ritter’s compensation committee. Ritter’s compensation committee may provide for stock options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to Ritter’s right of repurchase that lapses as the shares vest. The maximum term of stock options granted under the Ritter 2020 Plan is 10 years.

Stock Appreciation Rights. SARs provide for a payment to the holder, in cash or shares of Ritter common stock, based upon the difference between the fair market value of Ritter common stock on the date of exercise and the stated exercise price on the date of grant, up to a maximum amount of cash or number of shares. SARs may vest based on the passage of time or the achievement of performance conditions in the discretion of Ritter’s compensation committee. Ritter’s compensation committee has the authority to reprice any outstanding SAR (by reducing the exercise price, or canceling the SAR in exchange for cash or another equity award) under the Ritter 2020 Plan without the approval of Ritter’s stockholders.

Restricted Stock Awards. A restricted stock award represents the issuance to the holder of shares of Ritter common stock, subject to the forfeiture of those shares in the event of failure to achieve certain performance conditions or termination of employment. The purchase price, if any, for the shares will be determined by Ritter’s compensation committee. Unless otherwise determined by the administrator at the time of award, vesting will cease on the date the holder no longer provides services to Ritter and unvested shares will be forfeited to or repurchased by Ritter.

Restricted Stock Units. RSUs represent the right on the part of the holder to receive shares of Ritter common stock at a specified date in the future, subject to forfeiture of that right in the event of failure to achieve certain performance conditions or termination of employment. If a RSU has not been forfeited, then, on the specified date, Ritter will deliver to the holder of the RSU shares of Ritter common stock, cash or a combination of cash and shares of Ritter common stock, as previously determined by the compensation committee at the time of the award.

Performance Awards. Performance awards cover a number of shares of Ritter common stock that may be settled upon achievement of performance conditions as provided in the Ritter 2020 Plan in cash or by issuance of the underlying common stock. These awards are subject to forfeiture before settlement in the event of failure to achieve certain performance conditions or termination of employment.

Stock Bonuses. Stock bonuses may be granted as additional compensation for past or future service or performance and, therefore, no payment will be required from a participant for any shares awarded under a stock bonus. Unless otherwise determined by Ritter’s compensation committee at the time of award, vesting will cease on the date the holder no longer provides services to Ritter and unvested shares will be forfeited to Ritter.

Change-in-Control. If Ritter is party to a merger or consolidation, sale of all or substantially all Ritter’s assets or similar change-in-control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, the successor company may issue, in place of outstanding shares held by a Ritter 2020 Plan participant, substantially similar shares or other property subject to repurchase obligations no less favorable to the participant. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire immediately before the transaction, and awards will be exercisable for a period of time determined by the administrator.

Amendment; Termination. The Ritter 2020 Plan will terminate 10 years from the date Ritter’s board of directors approved it, unless it is terminated earlier by Ritter’s board of directors. Ritter’s board of directors may amend, suspend or terminate the Ritter 2020 Plan at any time, subject to compliance with applicable law.

Federal Income Tax Summary. The following is a brief summary of the principal federal income tax consequences to Ritter and an eligible person (who is a citizen or resident of the United States for U.S. federal income tax purposes) (a “Grantee”) of awards that may be granted under the Ritter 2020 Plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. The federal income tax consequences of an eligible person’s award under the Ritter 2020 Plan are complex, are subject to change and differ from person to person. Each person should consult with his or her own tax adviser as to his or her own particular situation.

This discussion is based on the Code, Treasury Regulations promulgated under the Code, Internal Revenue Service rulings, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. No assurance can be given that the tax treatment described herein will remain unchanged at the time that awards under the Ritter 2020 Plan are made.

A Grantee will not recognize income upon the grant of an option or at any time prior to the exercise of the option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Ritter will then be entitled to a corresponding deduction.

A Grantee who exercises an incentive stock option will not be taxed at the time he or she exercises his or her options or a portion thereof. Instead, he or she will be taxed at the time he or she sells the common stock purchased pursuant to the option. The Grantee will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the Grantee does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her upon exercise, the gain will be capital gain and Ritter will not get a corresponding deduction. If the Grantee sells the stock at a gain prior to that time, the difference between the amount the Grantee paid for the stock and the lesser of the fair market value on the date of the exercise or the amount for which the stock is sold, will be taxed as ordinary income and Ritter will be entitled to a corresponding deduction. If the Grantee sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

A Grantee generally will not recognize income upon the grant of a stock appreciation right or a restricted stock unit. At the time a Grantee receives shares or cash payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received, less any amount paid for the stock, and Ritter will then be entitled to a corresponding deduction. Upon a subsequent sale of the shares received under the stock appreciation right or restricted stock unit, if any, the difference between the amount realized on the sale and the Grantee’s tax basis (the amount previously included in income) is generally taxable as a capital gain or loss, which will be short-term or long-term depending on the Grantee’s holding time of such shares.

The taxation of restricted stock is dependent on the actions taken by the Grantee. Generally, absent an election to be taxed currently under Section 83(b) of the Code, or an 83(b) election, there will be no federal income tax consequences to the Grantee upon the grant of a restricted stock award. At the lapse of the restrictions or satisfaction of the conditions on the restricted stock, the Grantee will recognize ordinary income equal to the fair market value of Ritter common stock at that time. If the Grantee makes an 83(b) election within 30 days of the date of grant, he or she will recognize ordinary income equal to the fair market value of Ritter common stock at the time of grant, determined without regard to the applicable restrictions. If an 83(b) election is made, no additional income will be recognized by the Grantee upon the lapse of the restrictions or satisfaction of the conditions on the restricted stock award. Ritter generally should be entitled to a deduction equal to the amount of ordinary income recognized by the Grantee, at the same time as the ordinary income is recognized by the Grantee. Upon a subsequent sale of the formerly restricted stock, the difference between the amount realized on the sale and the Grantee’s tax basis (the amount previously included in income) is generally taxable as a capital gain or loss, which will be short-term or long-term depending on the Grantee’s holding time of such shares.

The tax consequences to Grantees who receive performance-based awards depend on the particular type of award issued.  Ritter’s ability to take a deduction for such awards similarly depends on the terms of the awards and the limitations of Section 162(m) of the Code, if applicable. Section 162(m) of the Code currently imposes a $1 million limit on the amount that a public company may deduct for compensation paid to an employee who is chief executive officer, chief financial officer, or another “covered employee” (as defined by Section 162(m)), or was such an employee beginning in any year after 2017.  The Compensation Committee retains the discretion to establish the compensation paid or intended to be paid or awarded to the executive officers as the Compensation Committee may determine is in the best interest of Ritter and its stockholders, and without regard to any limitation provided in Section 162(m). This discretion is an important feature of the Compensation Committee’s compensation practices because it provides the Compensation Committee with sufficient flexibility to respond to specific circumstances facing Ritter.

Vote Required

The affirmative vote of a majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting is required for approval of Proposal No. 4. Abstentions and broker non-votes will have no effect on this Proposal.

Recommendation of Ritter Board

THE RITTER BOARD RECOMMENDS THAT RITTER STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO APPROVE THE ADOPTION OF THE RITTER 2020 PLAN. PROPOSAL NO. 5 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 1, 2 AND 3, AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

Proposal No. 5: Approval of Possible Adjournment of the Ritter special meeting

Ritter is asking the Ritter Stockholders to consider and vote upon a proposal to approve one or more adjournments of the Ritter special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of approval of Proposal Nos. 1, 2, 3 and 4.

If the number of shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting voting in favor of Proposal Nos. 1, 2, 3 or 4 is insufficient to approve such proposal at the time of the Ritter special meeting, then Ritter may move to adjourn the Ritter special meeting in order to enable the Ritter Board to solicit additional proxies in respect of such proposals. In that event, Ritter Stockholders will be asked to vote only upon the adjournment proposal, Proposal No. 5, and not on any other proposal.

In this proposal, Ritter is asking Ritter Stockholders to authorize the holder of any proxy solicited by the Ritter Board to vote to adjourn the Ritter special meeting one or more times for the purpose of soliciting additional proxies. If Ritter Stockholders approve this Proposal No. 5, Ritter could adjourn the Ritter special meeting and any adjourned session of the Ritter special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Ritter Stockholders that previously have returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of Proposal No. 5 could mean that, even if Ritter has received proxies representing a sufficient number of votes against the approval of Proposal Nos. 1, 2, 3 or 4, Ritter could adjourn the Ritter special meeting without a vote on such proposal and seek to obtain sufficient votes in favor of any such proposal to obtain approval of that proposal.

Ritter currently does not intend to propose adjournment at the Ritter special meeting if there are sufficient votes to approve Proposal Nos. 1, 2, 3 and/or 4.

Vote Required

The affirmative vote of the holders of a majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at the Ritter special meeting and entitled to vote on the matter is required for approval of Proposal No. 5. Abstentions will have no effect on this Proposal. Proposal No. 5 is a matter on which brokers are expected to have discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

Recommendation of Ritter Board

The Ritter Board has determined and believes that adjourning the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and/or 4 is advisable and in the best interests of Ritter and Ritter Stockholders and has approved such a course of action in the event, if necessary, to adjourn the Ritter special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and/or 4. The Ritter Board recommends that Ritter Stockholders vote “FOR” Proposal No. 5 to adjourn the Ritter special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and/or 4.

THE SOLICITATION OF WRITTEN CONSENTS TO BE GIVEN BY QUALIGEN STOCKHOLDERS

Qualigen is sending this joint proxy and consent solicitation statement/prospectus to Qualigen Stockholders in connection with the solicitation by the Qualigen Board of written consents to be combined into an Action by Written Consent of Stockholders. This joint proxy and consent solicitation/prospectus is first being furnished to Qualigen Stockholders on or about April 9, 2020.

Purpose of the Solicitation of Written Consents

The Qualigen Board is soliciting written consents from the Qualigen Stockholders in order to approve and adopt:

1. the Merger Agreement, the merger and the other transactions and actions contemplated by the Merger Agreement.

2. the Qualigen COI Amendment to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 shares to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020, or that may be triggered in connection with the merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately before the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with the Qualigen COI Amendment or with the merger or with any act done or omitted to have been done in 2018, 2019 or 2020 (or to be done or omitted to be done hereafter in 2020) with an eye to the merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

Recommendation of the Qualigen Board

The Qualigen Board has determined that Qualigen Proposals are fair to, advisable and in the best interest of Qualigen and Qualigen stockholders and has approved each of the Qualigen Proposals.

Qualigen Record Date and Voting Power

Only holders of record of Qualigen capital stock at the close of business on the Qualigen Record Date are entitled to “vote” in this written consent action solicitation. At the close of business on the Qualigen Record Date, 5,602,212 shares of Qualigen common stock were issued and outstanding, 2,412,887 shares of Qualigen Series A preferred stock were issued and outstanding, 7,707,736 shares of Qualigen Series B preferred stock were issued and outstanding, 3,300,715 shares of Qualigen Series C convertible preferred stock were issued and outstanding, 1,508,305 shares of Qualigen Series D convertible preferred stock were issued and outstanding, and 643,511 shares of Qualigen Series D-1 convertible preferred non-voting stock were issued and outstanding.

Each share of Qualigen common stock entitles the holder thereof to one vote on each Qualigen Proposal, the Qualigen Series A preferred stock is entitled to 0.5333 votes per share, the Qualigen Series B preferred stock is entitled to 0.3333 votes per share, the Qualigen Series C convertible preferred stock is entitled to 3.0000 votes per share, the Qualigen Series D convertible preferred stock is entitled to 3.1172 votes per share, and the Qualigen Series D-1 convertible preferred non-voting stock is entitled to 3.1172 votes per share.

Voting

The form of Written Consent accompanying this joint proxy and consent solicitation statement/prospectus is solicited on behalf of the Qualigen Board.

If you are a stockholder of record of Qualigen as of the Qualigen Record Date, you may sign and submit your Written Consent in order to “vote” in favor of the Qualigen Proposals. Simply sign and date your Written Consent form and return it promptly in the postage-paid envelope provided, or email a PDF copy of it to vote@qualigeninc.com.

No Written Consents will be accepted later than the 60th day after the first Written Consent is signed (by anyone).

Qualigen stockholders may withdraw their Written Consent at any time before the Merger by sending a signed written revocation to Corporate Secretary, Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, CA 92011 or by emailing a PDF copy of the signed written revocation to vote@qualigeninc.com.

Voting in favor of the Qualigen Proposals by submitting a Written Consent will make the holder ineligible for appraisal rights under Delaware law, which might otherwise have been available to the holder.

Required Vote

Approval of the Qualigen Proposals requires written consents from the holders of (i) a majority of the outstanding shares of Qualigen common stock and Qualigen preferred stock that were outstanding as of the Qualigen Record Date, voting together (on an as-if-converted-to-Common-Stock basis) as a single class; (ii) at least 75% of the shares of the Qualigen Series A preferred stock that were outstanding as of the Qualigen Record Date; (iii) at least 51% of the shares of the Qualigen Series B preferred stock that were outstanding as of the Qualigen Record Date; (iv) at least 66 2/3% of the shares of the Qualigen Series C convertible preferred stock that were outstanding as of the Qualigen Record Date; (v) at least 66 2/3% of the shares of the Qualigen Series D convertible preferred stock that were outstanding as of the Qualigen Record Date; and (vi) at least 66 2/3% of the shares of the Qualigen Series D-1 convertible preferred non-voting stock that were outstanding as of the Qualigen Record Date.

There is no mechanism for abstaining or for voting “AGAINST” the Qualigen Proposals. Abstentions and non-votes will, as a practical matter, have the same effect as “AGAINST” votes.

Each of the Qualigen Proposals is conditioned upon each other and each is required for the completion of the merger. Therefore, there is no mechanism for giving a written consent for only one of the Qualigen Proposals (or for a part of a Qualigen Proposal) and not also giving a complete written consent for all parts of both Qualigen Proposals.

Solicitation of Written Consents

In addition to solicitation by mail, the directors, officers, employees and agents of Qualigen may solicit Written Consents from Qualigen Stockholders by personal interview, telephone, or otherwise. Ritter and Qualigen will share equally the costs of printing and filing this joint proxy and consent solicitation statement/prospectus and Written Consent form.

Qualigen has engaged Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $10,000 and the reimbursement of customary disbursements.

matters submitted to qualigen stockholders for action by written consent

The First Qualigen Proposal: Approval and adoption of the Merger Agreement, the merger and the other transaction and actions contemplated by the Merger Agreement

Qualigen Stockholders are being asked to approve and adopt the Merger Agreement, a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy and consent solicitation statement/prospectus, the merger and the other transactions and actions contemplated by the Merger Agreement. The terms of, reasons for and other aspects of the Merger Agreement, the merger and the other transactions and actions contemplated by the Merger Agreement are described in detail in the other sections in this joint proxy and consent solicitation statement/prospectus.

Vote Required

Affirmative written consents from the holders of (i) a majority of the outstanding shares of Qualigen common stock and Qualigen voting preferred stock that were outstanding as of the Qualigen Record Date, voting together (on an as-if-converted-to-common-stock basis) as a single class; (ii) at least 75% of the shares of the Qualigen Series A preferred stock that were outstanding as of the Qualigen Record Date; (iii) at least 51% of the shares of the Qualigen Series B preferred stock that were outstanding as of the Qualigen Record Date; (iv) at least 66 2/3% of the shares of the Qualigen Series C convertible preferred stock that were outstanding as of the Qualigen Record Date; and (v) at least 66 2/3% of the shares of the Qualigen Series D convertible preferred stock that were outstanding as of the Qualigen Record Date, are required for approval of this first Qualigen Proposal.

Not signing and returning an affirmative written consent to Qualigen will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Qualigen Board

THE QUALIGEN BOARD RECOMMENDS THAT QUALIGEN STOCKHOLDERS EXECUTE AND SUBMIT AFFIRMATIVE WRITTEN CONSENTS “FOR” THIS FIRST QUALIGEN PROPOSAL. THIS FIRST QUALIGEN PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE SECOND QUALIGEN PROPOSAL AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF BOTH QUALIGEN PROPOSALS. Therefore, there is no mechanism for giving a written consent for only one of the Qualigen Proposals (or for a part of a Qualigen Proposal) and not also giving a complete written consent for all parts of both Qualigen Proposals.

The Second Qualigen Proposal: Approval and adoption of the amendment to the Qualigen certificate of incorporation

Qualigen Stockholders are being asked to approve and adopt the Qualigen COI Amendment to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 shares to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that would have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020 or that may be triggered in connection with the merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately before the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of Qualigen Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with the Qualigen COI Amendment or with the merger or with any act done or omitted to be done in 2018, 2019 or 2020 (or to be done or omitted to be done hereafter in 2020) with an eye to the merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

The increases in the authorized number of shares of Qualigen common stock and the authorized number of shares of Qualigen preferred stock are necessary to create the headroom needed to accommodate the issuance of the securities that Qualigen must issue in order to satisfy the closing conditions for the merger, including the Pre-Closing Qualigen Financing, the conversion of Qualigen preferred stock and Qualigen convertible notes/debentures, and the satisfaction of certain commitment fees. Qualigen does not currently have any authorized preferred stock that has not already been allocated to an existing series of Qualigen preferred stock. If the authorized number of shares of preferred stock is increased, the Qualigen Board will use its “blank check” authority provided in Qualigen’s certificate of incorporation, to designate the Qualigen Series Alpha preferred stock series, with the appropriate number of series shares and the appropriate rights, preferences, privileges and restrictions, and will then issue shares of Qualigen Series Alpha preferred stock (and Qualigen warrants) to the Investor in and in connection with the Pre-Closing Qualigen Financing.

Because Qualigen will be a wholly-owned subsidiary of Ritter after the merger, the number of authorized shares of Qualigen capital stock will no longer be of any moment after the merger.

The Merger Agreement has been negotiated and structured on the assumption that each respective currently-existing series of Qualigen preferred stock will be converted into Qualigen common stock before the merger in accordance with its stated conversion ratio in its respective certificate of designation (without any increased number of any series’ conversion shares by virtue of any application of such series’ anti-dilution provisions, which would upset the negotiated relationship among the series’ respective merger proceeds) and will receive in the merger only the associated number of shares of Ritter common stock upon application of the Exchange Ratio. The merger will not be able to proceed unless this assumption is realized. The stated conversion ratios (without application of any anti-dilution adjustments) are: (i) 0.5333 shares of Qualigen common stock per share of Qualigen Series A preferred stock; (ii) 0.3333 shares of Qualigen common stock per share of Qualigen Series B preferred stock; (iii) 3.0000 shares of Qualigen common stock per share of Qualigen Series C convertible preferred stock; and (iv) 3.1172 shares of Qualigen common stock per share of Qualigen Series D convertible preferred stock. The Qualigen Series D-1 convertible preferred non-voting stock is not convertible into Qualigen (voting) common stock, but shortly before the merger the outstanding shares of Series D-1 convertible preferred non-voting stock will be exchanged for the same number of shares of newly-issued Qualigen Series D convertible preferred stock, and as such will be convertible into 3.1172 shares of newly-issued Qualigen common stock per share of Qualigen Series D convertible preferred stock.

The proposed Qualigen COI Amendment would require such a conversion on an automatic and mandatory basis, without requiring individual conversion decisions by each and every individual Qualigen preferred stockholder. In addition, the proposed amendment of Qualigen COI Amendment would negate any unintended anti-dilution adjustment (especially with regard to the Series C convertible preferred stock and Series D convertible preferred stock) that might be deemed to have been triggered by any of the transactions and actions involving the Investor or that otherwise positioned Qualigen for the merger or that might be deemed to be triggered by any of the transactions and actions to be entered into in connection with the proposed merger.

Each of the respective currently-existing series of Qualigen preferred stock has a provision for a mandatory conversion of all outstanding shares of such series into Qualigen common stock, at the then-applicable conversion ratio of the series, if a specified supermajority of the series’ outstanding shares consents in writing to such a mandatory conversion. Although the proposed Qualigen COI Amendment does not technically use this mechanism, the same specified supermajority of each respective series is being required for approval and adoption of the proposed Qualigen COI Amendment.

Similarly, the Merger Agreement has been negotiated and structured on the assumption that each respective currently-existing series of Qualigen preferred stock will (as against each other, as against the outstanding shares of Qualigen common stock, and as against the legacy Ritter securityholders) be converted into Qualigen common stock before the merger and that the holders of such shares will thereby, as Qualigen common stockholders (and, after the merger, as Ritter common stockholders) no longer have any of the special rights, preferences and privileges of being a preferred stockholder rather than a common stockholder. The merger will not be able to proceed unless this assumption is realized.

The Qualigen preferred stock series’ respective special rights, preferences and privileges include (a) an annual non-cumulative dividend preference over the Qualigen common stock (and/or in preference to identified other series of Qualigen preferred stock), (b) a liquidation preference to receive, in preference to the Qualigen common stock, certain amounts in the event of liquidation or an acquisition of Qualigen, (c) anti-dilution rights that provide a higher number of common shares upon conversion if other shares are (except in certain excluded cases) issued from time to time by Qualigen for a price less than the series’ conversion price and (d) protective provisions that give the series a veto over certain types of actions and transactions that can be relieved only by a majority or supermajority consent of the series’ shares. (For example, the Series C convertible preferred stock has a protective provision against Qualigen issuing any stock that has a liquidation preference senior to or on a parity with the Series C convertible preferred stock’s liquidation preference.)

Although the proposed Qualigen COI Amendment does not technically use this veto-relief mechanism (i.e., a majority or supermajority consent of the applicable series’ shares to relieve a protective provision’s applicability, if any, to the merger), the same specified majority or supermajority of each respective series, or even a greater supermajority, is being required here for approval and adoption of the proposed Qualigen COI Amendment, and also for the adoption of the Merger Agreement and the approval of the merger and the other transactions and actions contemplated by the Merger Agreement.

The automatic and mandatory conversion into common stock that, among other things, would be effected by the proposed Qualigen COI Amendment will mean that the holders of preferred stock will not enjoy the benefit of their liquidation preferences, which otherwise would have governed the sharing as among the respective series (and the sharing as between the respective series and the common stock) of the available proceeds of the merger. As a practical matter, if the available proceeds of the merger were allocated in accordance with the regime of liquidation preferences, 84.2% of the available proceeds of the merger would be allocated to the Series C convertible preferred stock (even without taking into account any exercise of outstanding Series C convertible preferred stock warrants that might occur), 15.8% would be allocated to the Series D convertible preferred stock and the Series D-1 convertible preferred non-voting stock (together), and none would be allocated to any of the other series of preferred stock or to the holders of common stock. As noted, the merger will not be able to proceed unless the assumption that the merger proceeds will be allocated on an as-if-converted-to-common-stock basis (and without any increased number of any series’ conversion shares by virtue of any application of such series’ anti-dilution provisions), rather than on the basis of the series’ respective liquidation preferences, is realized.

Vote Required

Affirmative written consents from the holders of (i) a majority of the outstanding shares of Qualigen common stock and Qualigen voting preferred stock that were outstanding as of the Qualigen Record Date, voting together (on an as-if-converted-to-common-stock basis) as a single class; (ii) at least 75% of the shares of the Qualigen Series A preferred stock that were outstanding as of the Qualigen Record Date; (iii) at least 51% of the shares of the Qualigen Series B preferred stock that were outstanding as of the Qualigen Record Date; (iv) at least 66 2/3% of the shares of the Qualigen Series C convertible preferred stock that were outstanding as of the Qualigen Record Date; (v) at least 66 2/3% of the shares of the Qualigen Series D convertible preferred stock that were outstanding as of the Qualigen Record Date; and (vi) at least 66 2/3% of the shares of the Qualigen Series D-1 convertible preferred non-voting stock that were outstanding as of the Qualigen Record Date, are required for approval of this second Qualigen Proposal.

Not signing and submitting an affirmative written consent will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Qualigen Board

THE QUALIGEN BOARD RECOMMENDS THAT QUALIGEN STOCKHOLDERS EXECUTE AND SUBMIT AFFIRMATIVE WRITTEN CONSENTS “FOR” THIS SECOND QUALIGEN PROPOSAL. THIS SECOND QUALIGEN PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE FIRST QUALIGEN PROPOSAL AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF BOTH QUALIGEN PROPOSALS. Therefore, there is no mechanism for giving a written consent for only one of the Qualigen Proposals (or for a part of a Qualigen Proposal) and not also giving a complete written consent for all parts of both Qualigen Proposals.

Lock-Up Agreements

In addition, Qualigen Stockholders are being asked to sign and return to Qualigen (for delivery onward to Ritter) the Lock-Up Agreement accompanying this joint proxy and consent solicitation statement/prospectus. It is a condition to Ritter’s closing obligation under the Merger Agreement that a majority in interest of all Qualigen Stockholders (which must include certain specified Qualigen stockholders) sign and return individual Lock-Up Agreements. See “Agreements Related to the Merger Agreement—Lock-Up Agreements” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

RITTER BUSINESS

Overview

Since its inception, Ritter has focused on the development of therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Ritter’s only product candidate, RP-G28, is an orally administered, high purity GOS, for the treatment of LI, a condition that affects millions of people worldwide. RP-G28 is designed to selectively stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting lactose (the sugar found in milk) that reaches the large intestine.

Ritter was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. Its first prototype LI product, Lactagen™, was an alternative LI treatment method with a mechanism of action similar to RP-G28. In 2004, clinical testing was conducted with Lactagen, which included a 61-subject double-blind placebo controlled clinical trial. The results were published in the Federation of American Societies for Experimental Biology in May 2005.

In early 2008, Ritter initiated a prescription drug development program by developing RP-G28, an improved, second-generation version of Lactagen, based on the belief that if it was successful in gaining FDA approval of RP-G28, it would be able to make stronger claims of both efficacy and safety, garner more medical community support and reach a wider market in the effort to treat LI.

In November 2010, Ritter was awarded a grant from the United States government’s Health Care Bill program, the Qualifying Therapeutic Discovery Project to help fund the development of RP-G28. This grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in new therapies that treat areas of unmet medical need and/or prevent, detect or treat chronic or acute diseases and conditions.

In November 2011, Ritter completed a Phase 2a clinical trial of RP-G28. Positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup. The combined data demonstrated proof of concept and suggested that RP-G28 administration produced a positive therapeutic effect. RP-G28 was also well tolerated with no significant study-drug related adverse effects.

In October 2016, Ritter completed a Phase 2b multi-center, randomized, double-blind, placebo-controlled, parallel group trial of RP-G28. Topline results of the trial were announced in March 2017. Results showed a clinically meaningful benefit to subjects in the reduction of LI symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30 days after taking the treatment, patients reported adequate relief from LI symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their LI symptoms. Greater milk and dairy product consumption was also reported by patients.

In August 2017, Ritter held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products. The purpose of the meeting was to obtain the FDA’s feedback on Ritter’s Phase 3 program. Ritter reached general consensus with the FDA on certain elements of its current Phase 3 program and clear guidance and recommendations on many necessary components of its Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (“CMC”) requirements needed to support an NDA submission.

In June 2018, Ritter initiated the first pivotal Phase 3 clinical trial of RP-G28. Called “Liberatus”, this study was to determine the efficacy, safety and tolerability of RP-G28 to treat LI when compared to placebo. The study was a multicenter, randomized, double-blind, placebo-controlled, parallel-group study conducted in the United States. Trial enrollment exceeded expectations, concluding with approximately 557 subjects randomized. More than 30 U.S. sites participated in the study. The protocol design included a 2-week screening period that included one week of study drug administration, a randomized 30-day study drug treatment period and a 90-day “real world experience” period to assess study drug response and durability of effect after treatment as patients consumed their normal diets including dairy products. The primary endpoint of the study was the mean change in LI symptom composite score 30-days post-treatment compared to baseline. Secondary endpoints were to examine the safety, tolerability and meaningfulness of treatment benefit with RP-G28 and the durability of effect of treatment with RP-G28 on reduction of LI symptoms after real-world lactose exposure. The study utilized the prior validated symptom assessment measure and patient questionnaires to capture relevant outcomes. In addition, risk-based data review was used to monitor and assess potential protocol deviations and site quality indicators.

Ritter completed enrollment of its Liberatus Phase 3 clinical trial of RP-G28 in March 2019 and last patient visit in July 2019. In September 2019, Ritter announced that its Phase 3 clinical trial of RP-G28 for LI failed to demonstrate statistical significance in its pre-specified primary and secondary endpoints.

On October 7, 2019, Ritter announced publicly that it had engaged AGP as a financial advisor to explore and evaluate potential strategic alternatives, as Ritter continued to analyze the results of the trial to better understand the data and clinical outcome to assess a path forward for RP-G28. All further development efforts for RP-G28 have been suspended, until such time as Ritter determines a path forward.

On January 15, 2020, Ritter entered into the Merger Agreement with Qualigen, pursuant to which Merger Sub will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter.

If the merger is consummated, the combined company does not intend to continue the clinical development of RP-G28. Pursuant to the terms of the Merger Agreement, at the Effective Time, Ritter, John Beck, as the initial CVR Holders’ Representative, and Andrew Ritter, in his capacity as a consultant to Ritter, will enter into the CVR Agreement, pursuant to which, each Ritter Stockholder of record as of immediately prior to the Effective Time (after giving effect to the exercise of any outstanding Ritter stock options or warrants and the conversion of any outstanding Ritter preferred stock, but not to be adjusted for any reverse split to be effected in connection with the merger) will receive one CVR for each share of Ritter capital stock held by such stockholder, entitling the holder to receive the net proceeds, if any, from a Legacy Monetization that is entered into during the period beginning on the date the Merger Agreement was signed and ending on the third anniversary of the closing date of the Merger. Under the CVR Agreement, the combined company agreed to commit up to $350,000 (subject to reduction pursuant to the terms of the Merger Agreement) for certain expenses to be incurred by Ritter in pursuing and closing any Legacy Monetization. The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. The CVRs will terminate on the CVR Termination Date. No payments with respect to the CVRs will be payable in respect of any Legacy Monetization proceeds actually received after the CVR Termination Date by Ritter. From and after the CVR Termination Date, any further proceeds received by Ritter arising from any Legacy Monetization will be retained by Ritter and will not be distributed to the CVR Holders.

Ritter may not be successful in completing the merger. If the merger is not completed, Ritter may seek to pursue the development and commercialization of RP-G28 as either a prescription drug, OTC product or dietary supplement for the consumer healthcare industry, which would, in any case, require significant additional funding. If Ritter is unable to obtain funding for the development of RP-G28, whether through potential collaborative, partnering or other strategic arrangements or otherwise, Ritter will likely be required to cease operations. See “Risk Factors—Ritter’s business has been entirely dependent on the success of RP-G28, its only product candidate. The failure of RP-G28 to demonstrate statistical significance in its pre-specified primary and secondary endpoints in Ritter’s Liberatus Phase 3 clinical trial has severely diminished Ritter’s prospects to continue as a going concern. If the merger is not completed, Ritter may seek to recommence the development and commercialization of RP-G28 as a prescription drug (which may require the filing of a new IND) or explore its potential development as an OTC product or a dietary supplement for the consumer healthcare industry, which would, in any case, require significant additional funding. If Ritter is unable to obtain funding for and to advance the development of RP-G28, it would likely be required to cease operations. Even if Ritter is able to obtain funding for and to advance the development of RP-G28 (as either a prescription drug, OTC product or dietary supplement), Ritter may never receive marketing approval for, or successfully commercialize, RP-G28 for any indication.”

The Gut Microbiome

The human gut is a relatively under-explored ecosystem providing an opportunity for using dietary intervention strategies such as RP-G28 to reduce the impact of digestive disorders and gastrointestinal disease. The human body carries about 100 trillion microorganisms in the intestines, which is 10 times greater than the number of cells in the human body. This microbial population is responsible for a number of beneficial activities such as fermentation, strengthening the immune system, preventing growth of pathogenic bacteria, providing nutrients, and providing hormones. The increasing knowledge of how these microbial populations impact human health provides opportunities for novel therapies such as RP-G28 to treat an assortment of diseases such as neurological disease, cardiovascular disease, obesity, irritable bowel syndrome, inflammatory bowel disease, colon cancer, allergies, autism and depression.

Lactose Intolerance (LI)

LI is a common condition attributed to the absence or insufficient levels of the naturally-occurring enzyme lactase in the body. Lactase is needed to properly digest lactose, a complex sugar found in milk, milk-containing foods and other dairy products.

Studies have suggested that LI is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms. Current annual spending on OTC LI aids in the United States has been estimated at approximately $2.45 billion. However, these options are limited and there is no long-term treatment available.

Unlike many common gastrointestinal conditions, such as irritable bowel syndrome, inflammatory bowel diseases, gastroesophageal reflux disease, or dyspepsia (among many others), LI symptoms can be completely abated by avoiding dietary lactose. In this regard, LI is an avoidance condition, similar to celiac sprue, food intolerances, or various environmental allergies. However, dairy avoidance may lead to inadequate calcium and vitamin D intake, which can predispose individuals to decreased bone accrual, osteoporosis, hypertension, rickets, osteomalacia, and possibly certain cancers. Although supplements and calcium-rich foods are available, the 2010 National Institutes of Health conference on LI highlighted the long-term consequences of dairy avoidance demonstrating both the importance of treating the condition and the need to find improved solutions for patients.

Diagnosis

LI is often diagnosed by evaluating an individual’s clinical history, which reveals a relationship between lactose ingestion and onset of symptoms. Hydrogen breath tests, milk challenges and short-term dairy avoidance dieting may also be utilized to diagnose LI. Further tests can be conducted to rule out other digestive diseases or conditions, including stool examination to document the presence of a parasite, blood tests to determine the presence of celiac disease, and intestinal biopsies to determine mucosal problems leading to malabsorption, such as inflammatory bowel disease or ulcerative colitis.

Health Consequences

Substantial evidence indicates that LI is a major factor in limiting calcium intake in the diet of individuals who are lactose intolerant. Several studies have shown that LI patients had an average calcium intake of only 300-388 mg/day, significantly less than the 1000-1200 mg/day adult dietary recommended levels.

At the 2010 National Institute of Health (“NIH”) Consensus Development Conference: LI and Health, the NIH highlighted numerous health risks tied to reduced calcium intake in those suffering from LI such as: osteoporosis; hypertension; and low bone density. Adequate calcium intake is essential to reducing the risks of osteoporosis and hypertension. In addition, chronic calcium depletion has been linked to increased arterial blood pressure, thereby establishing a relationship between hypertension and low calcium intake. Moreover, there is evidence of a correlation between calcium intake and both colon and breast cancer.

RP-G28

Overview

RP-G28 is a novel, highly-purified GOS, which is synthesized enzymatically. The product was being developed for the treatment of LI, to be taken orally (a powder solution mixed in water) for 30 consecutive days. The proposed mechanism of action of RP-G28 is to selectively increase the intestinal growth and colonization of strains of bacteria that preferentially metabolize lactose to compensate for a patient’s intrinsic inability to digest lactose. Once this colonization of beneficial bacteria has occurred, it is hypothesized that patients will continue to tolerate lactose so long as they maintain their beneficial microflora balance.

Galacto-oligosaccharides (GOS)

RP-G28 is a >95% purified GOS product derived from a commercially available GOS food ingredient, which is designated as “generally recognized as safe” (“GRAS”) by the FDA. GOS refers to a group of compounds containing β-linkages of 1 to 6 galactose units with a single glucose on the compound’s terminal end and are found at low levels in human milk. GOS is purified to a pharmaceutical grade by minimizing residual glucose, lactose, galactose and other impurities. Further processing includes ultra-filtration, nano-filtration, decolorization, deionization, and concentration to yield GOS 95 syrup, which is the starting material for RP-G28.

GOS products resist hydrolysis, or chemical breakdown, by salivary and intestinal enzymes of the upper digestive system because of the configuration of their glycosidic bonds and thus reach the colon virtually intact. The undigested GOS enhances the growth of beneficial, lactose-metabolizing colonic bacteria that already exist in the subject’s digestive track, including multiple species and strains of bifidobacteria and lactobacilli. Once colonies of these bacteria have increased, continued lactose exposure should maintain tolerability of lactose without further exposure to RP-G28 so long as the beneficial microflora balance is maintained.

While formal nonclinical studies evaluating the safety of RP-G28 have not been performed, other commercially available GOS products have been successfully evaluated in acute and repeat-dose general toxicology studies, reproductive toxicology studies, juvenile toxicology studies, genetic toxicology studies and in long-term safety studies.

Clinical studies of GOS products were reviewed as part of the safety evaluation to support the IND for RP-G28. These include studies in adults (including pregnant women and geriatrics), children, infants and newborns (preterm and full term). The safety of GOS products in humans has been evaluated in 1,316 adults at doses of 2.5 to 20 g/day for up to 12 months, and in 1,125 children > 1 year of age at doses of 2.0 to 12 g/day for up to 1 year. Overall, no safety concerns attributable to the consumption of GOS were reported. Where side effects were observed, they were typically mild and limited to increased flatulence, abdominal discomfort, and changes in stool consistency and frequency; however, effects were not consistently observed in all studies. Similar observations of increased flatulence have been reported following the consumption fructo-oligosaccharides (FOS) (15 g/day) over a 7-day period (Alles, 1996), and this symptom represents a localized effect that is expected in association with the consumption of indigestible fiber in large quantities. There were no reports of events in other System Organ Class suggestive of systemic toxicity.

The significance of a higher purity GOS, namely RP-G28, was highlighted in a 2010 study by Klaenhammer. The in-vitro study concluded that RP-G28 promoted growth of lactobacilli and bifidobacteria but did not promote multiple strains of E. coli. In contrast, lower purity GOS stimulated both bifidobacteria as well as the strains of E. coli evaluated. As seen below in Figure 1, NCK 430 (E. coli) grew in the presence of low purity GOS (GOS 2). Alternatively, the higher purity GOS (RP-G28/GOS 1) did not promote the growth of E. coli.

Figure 1

Mechanism of Action

RP-G28 is understood to resist hydrolysis, or chemical breakdown, by salivary and intestinal enzymes of the upper digestive system because of the configuration of their glycosidic bonds and thus reach the colon virtually intact. The product is then broken down intracellularly by galactosidases, and eventually β-galactosidase hydrolyzes the terminal lactose generating a new nutrition supply for lactose digesting bacteria strains. This leads to selective alterations in the composition and activity of the microbiome favoring the growth of lactose-metabolizing bacteria, including species of Bifidobacteria and Lactobacilli (30). In Ritter’s Phase 2a Clinical Trial (G28-001), shifts in the fecal microbiome in 82% of participants on treatment and increases in relative abundance of both Bifidobacteria and Lactobacilli were reported. RP-G28 had a bifidogenic effect in 90% of responders, which included species Bifidobacterium longum, Bifidobacterium adolenscentis, Bifidobacterium catenulatum, Bifidobacterium breve, and Bifidobacterium dentium (30). The understood mechanism of action is that by increasing lactose-metabolizing bacteria, less undigested lactose is fermented, and thus reduces gas production and related LI symptoms. Data correlating bacterial taxa and symptom metadata support this proposed hypothesis. In the Phase 2a study, microbiome changes correlated with clinical outcomes of improved lactose tolerance in which an increase in Bifidobacterium was associated with decreased pain and cramping outcomes.

Market Opportunity

Unmet Medical Needs

LI is a challenging condition to manage. According to a market research study conducted by Objective Insights in April 2012, approximately 60% of lactose intolerant sufferers reported experiencing symptoms daily, or bi-weekly. Not only can symptoms be painful and embarrassing, they can also dramatically affect one’s quality of life, social activities, and health. Currently there are few reliable, or effective, treatments available that provide consistent or satisfactory relief.

Currently, there is no approved prescription treatment for LI. Most persons with LI attempt to avoid ingestion of milk and dairy products while others substitute non-lactose-containing foods in their diet. However, complete avoidance of lactose-containing foods is difficult to achieve (especially for those with moderate to severe symptoms) and can lead to significant long-term morbidity (i.e., dietary deficiencies of calcium and vitamin D).

Treatment Options

Doctors generally recommend the following treatments for the management of LI: (1) dairy avoidance; (2) lactase supplements; (3) probiotics/dietary supplements; and (4) dairy substitutes/lactose free products. Despite educating their patients on all viable treatment options, physicians generally tend to advise their patients to refrain from consuming any dairy products whatsoever. However, in a 2008 survey conducted by Engage Health, 47% of LI sufferers reported that this method was not effective (largely due to hidden dairy products in ingredients), and only 30% of LI sufferers reported lactase supplements as being effective in managing their LI. A 2019 survey conducted by Cadence Communications and Research found that while these treatment options can be effective for mildly symptomatic patients, up to 50% of moderate to severe patients continue to experience symptoms after treatment, according to physicians. Further, while probiotics/dietary supplements have been demonstrated to aid and support one’s digestive system, helping break down general foods consumed, they don’t directly help with LI. The 2008 survey by Engage Health suggests that the majority of LI patients are dissatisfied with current treatment options.

Patients Unsatisfied with Current Management Options

Growing Prevalence and Awareness

LI prevalence continues to increase in both the developed and developing world. It has been estimated that gastroenterologists see approximately 15 new patients with LI each month. Education and awareness have increased, and diets in both the developed and developing world have changed greatly over the past decade to include more dairy-based goods. As the populace is growing older, the prevalence of LI also increases because more people tend to develop LI later in life. Increased education and diagnosis is making more people aware of their allergies and digestive conditions. Physicians may compound the growth of LI prevalence and its associated disorders by recommending individuals avoid dairy products, a practice which, in and of itself, may increase severity of the intolerance.

Clinical and Regulatory

Type C Meeting with the FDA

In February 2013, Ritter held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products. The purpose of the meeting was to obtain the FDA’s feedback on the planned Phase 2 program and Phase 3 programs, inform the FDA of Ritter’s ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of Ritter’s product characterization

IND Application/Phase 1

The IND for RP-G28 was activated initially to support a Phase 2a safety, tolerability and efficacy study in lactose intolerant patients. Standard Phase 1 single and repeat dose safety and tolerability studies in healthy volunteers were not needed because other GOS products that contain similar GOS constituents are generally regarded as safe and therefore supported the safety of RP-G28 in humans. The IND was inactivated on February 21, 2020, as a result of Ritter’s determination not to proceed with the clinical development of RP-G28 in light of the anticipated merger.

In 2018, a Phase 1 study was conducted to understand the potential for systemic absorption of RP-G28 and any impact the presence of food may have on the pharmacokinetic profile of RP-G28. Additional Phase 1 studies may be required prior to any filing of a NDA based on the results of future in-vitro studies and discussions with the FDA.

Phase 2a Clinical Trial

In November 2011, Ritter completed a double-blinded, randomized, multi-center, placebo-controlled Phase 2a clinical trial to validate the efficacy, safety and tolerability of RP-G28 compared to placebo. Ritter evaluated RP-G28 in 62 patients with LI over a treatment period of 35 consecutive days. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days to evaluate lactose digestion, as measured by hydrogen production and symptom improvements. The primary endpoints included tracking patients’ gastrointestinal symptoms via a patient-reported symptom assessment instrument (a Likert Scale, measuring individual symptoms of flatulence, bloating, cramping, abdominal pain and diarrhea, on a scale of 0 (none) to 10 (worst)) at baseline, day 36 and day 66; as well as the measurement of hydrogen gas levels in their breath following a 25-gram lactose challenge.

Positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analyses. Although there were few primary and secondary efficacy endpoints with statistically significant results, which Ritter believes were due to the small cohort size, the combined data suggest that RP-G28 administration produced a positive therapeutic effect. RP-G28 was also well tolerated with no significant study-drug related adverse effects.

The clinical results of Ritter’s Phase 2a study were published in Nutrition Journal in a manuscript entitled “Improving lactose digestion and symptoms of LI with a novel galacto-oligosaccharide (RP-G28): a randomized, double-blind clinical trial.” The microbiome results were published in the Proceedings of the National Academy of Science in a manuscript entitled “Impact of short-chain galacto-oligosaccharides on the gut microbiome of lactose-intolerant individuals.”

Phase 2b Clinical Trial

In March 2016, Ritter began enrollment in a multi-center, randomized, double-blind, placebo-controlled, parallel-group Phase 2b clinical trial to validate the efficacy, safety and tolerability of two dosing regimens of RP-G28 compared to a placebo in 368 patients with moderate to severe LI.

Two hundred and forty-seven (247) patients received RP-G28 while 121 patients received placebo. Twenty-four (24) patients were discontinued prematurely from the study and 344 (91.2%) completed the study.

The trial assessed patients with LI symptoms as measured on a Likert scale after a lactose challenge. Entry criteria in the Phase 2b trial included a hydrogen breath test to validate lactase deficiency. The Phase 2b trial design included a screening period, a 30-day course treatment period, and a 30-day post-treatment “real world” observation period during which subjects were followed while lactose containing food products were re-introduced into their diets. The study was designed to escalate the dose beyond the 15 gm/day dose level evaluated in the Phase 2a study. Study subjects abstained from lactose containing food products and were then randomized evenly (1:1:1) to receive one of two doses of RP-G28 or placebo for 30 days.

The primary endpoint for the Phase 2b clinical trial was a LI symptom composite score response at day 31. A response was based on change from baseline (Day -7, visit 1) to end of treatment period at day 31 (visit 5), combined average of four maximum symptom scores taken over 0.5, 1, 2, 3, 4, and 5 hours for each symptom (abdominal pain, cramping, bloating, and gas movement) after a lactose challenge test. A response was defined as a 4-point or greater decrease from baseline or a composite score of zero at day 31. The Phase 2b trial further required the collection of fecal samples from patients enrolled to evaluate the baseline and changes to the patient’s microbiome that correlate to symptom reduction and lactose tolerance.

Ritter held a Type C meeting with the FDA in March 2017, to discuss its development plans and Phase 2b clinical trial. The focus of the meeting was to obtain the FDA’s feedback on its Phase 2b clinical trial, including Ritter’s Statistical Analysis Plan (“SAP”), prior to unblinding any data.

Topline results of the Phase 2b clinical trial were announced in March 2017. Due to inconsistent data results from one study site, the data from this site was excluded from the primary analysis population (Efficacy Subset mITT, n=296). After excluding the data from the one anomalous study site, results showed a clinically meaningful benefit to subjects in the reduction of LI symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30-days after taking the treatment, patients reported adequate relief from LI symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their LI symptoms. Greater milk and dairy product consumption was also reported by patients.

In the Efficacy Subset mITT Analysis group, the primary endpoint met statistical significance, (39.7% of the pooled dosing group compared to 25.8% of the placebo group responded (p=0.0159)). Because the primary analysis was statistically significant, the primary endpoint comparison between the high dose group and the placebo group was then tested and also met statistical significance (38.1% of the high dose group, compared to 25.8% of the placebo group responded (p=0.0294)). The comparison between the low dose group and the placebo group further met statistical significance (p=0.0434).

In the entire study population (mITT population), including patients from the excluded study site, taking at least one dose of drug (n=368), the comparison between the pooled treatment groups and the placebo group narrowly missed statistical significance (p=0.0618), (40.1% of the pooled treatment group responded compared to 31.4% of the placebo group). Both low dose and high dose group arms demonstrated a higher proportion of responders than the placebo group.

In the Efficacy Subset Per-protocol population (Efficacy Subset PP), significant and meaningful symptom improvement was consistently seen across key individual LI symptoms by patients reporting a ≥4-point improvement from baseline (proportion of subjects on treatment that reported improvement in severity of each symptom). Of the treatment patients, 56.1% reported significant improvement in abdominal pain compared to 45.7% in the placebo group (p=0.1046). Of the treatment patients, 54.5% reported statistically significant improvement in cramping compared to 40.2% in the placebo group (p=0.0257). Of the treatment patients, 55% reported statistically significant improvement in bloating compared to 41.3% in the placebo group (p=0.0282). Finally, 44.4% of treatment patients reported significant improvement in gas movement compared to 32.6% in the placebo group (p=0.0599). See Figure 4 below.

Figure 4

In a more stringent assessment, many patients reported that they experienced complete elimination of LI symptoms, scoring a 0 out of 10 on a Likert pain scale post-treatment (Efficacy Subset PP). Of the treatment patients, 37.0% reported complete elimination of abdominal pain compared to 21.7% in the placebo group (p=0.0144). Of the treatment patients, 34.9% reported complete elimination of cramping compared to 16.3% in the placebo group (p=0.0020). Of the treatment patients, 29.6% reported complete elimination of bloating compared to 16.3% in the placebo group (p=0.015). Of the treatment patients, 16.4% reported complete elimination of gas movement compared to 2.2% in the placebo group (p=0.0005). Symptoms of abdominal pain, cramping, bloating and gas movement were then combined into a composite endpoint representing the key symptoms of LI. Of the treatment patients, 13% experienced complete elimination of LI symptoms compared to 2% in the placebo group (p=0.004). See Figure 5 below.

Figure 5

Observing global patient-reported assessments (Efficacy Subset PP) on multiple aspects of their symptom severity and treatment benefit experience 30 days after treatment and adding dairy and milk products back into their diets, 81.9% of treatment patients reported no or mild LI symptoms compared to 63.7% in the placebo group (p=0.0013). Of the treatment patients, 66.3% reported being very or extremely satisfied with RP-G28 preventing or treating their LI symptoms compared to 51.6% in the placebo group (p=0.0302).

Of the treatment patients, 83.2% reported adequate relief from LI symptoms compared to 72.5% in the placebo group (p=0.042). Of the treatment patients, 39.7% reported much or very much improvement in their LI symptoms compared to 25.3% in the placebo group (p=0.0343). See Figure 6 below.

Figure 6

Further, a real-world milk intake assessment was conducted on treatment and placebo group patients (Efficacy Subset PP). At baseline, LI patients reported consuming 0.2 cups/d of milk. After RP-G28, treatment patients increased their milk consumption to 1.5 cups/d of milk, consuming 1.3 cups/d more of milk (p=0.0084), 39% more milk consumed per day than placebo patients reported consuming (See Figure 7 below). Ritter believes this is significant because the USDA recommends healthy individuals to consume 1.5 cups/d of milk. Overall, 62% of treatment patients consumed ≥1 cups/d of milk after being treated (p=0.0095). The increase in milk consumption is meaningful for dairy avoiders because it reflects increased lactose tolerance and may lead to more dietary calcium intake post-treatment as milk contains a higher percentage of one’s daily intake of calcium.

Figure 7

No serious adverse events related to treatment were reported and the number of adverse events reported was similar between treatment and placebo groups.

End-of-Phase 2 Meeting with the FDA

In August 2017, Ritter held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products. The purpose of the meeting was to obtain the FDA’s feedback on Ritter’s planned Phase 3 program. Ritter reached general consensus with the FDA on certain elements of its Phase 3 program and received clear guidance and recommendations on many necessary components of its Phase 3 program; including the clinical, non-clinical, and CMC requirements needed to support an NDA. Ritter incorporated much of this guidance into its Phase 3 program.

Given the established safety profile of GOS in humans and the lack of significant safety concerns with RP-G28 administered to subjects in the Phase 2a and Phase 2b clinical trials, it was agreed with the FDA that no additional non-clinical safety studies would be required to support continued evaluation of RP-G28 in the Phase 3 program. The FDA also agreed that no rat fertility, rat peri-post natal reproductive toxicity, genotoxicity or, importantly, rodent carcinogenicity studies would be needed for the NDA submission.

The FDA recommended that Ritter continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study. ICH-compliant embryo-fetal development toxicology studies of RP-G28 in the rat and rabbit may be needed to support a NDA submission. Additional general toxicity studies may also need to be conducted for a NDA submission.

The requirement for additional in-vitro fertility, peri-post natal reproductive toxicity, genotoxicity or carcinogenicity studies may be reassessed by the FDA in the future based on subsequent events or changes in the agency’s NDA submission requirements.

Phase 3 Clinical Trial (“Liberatus”)

In June 2018, Ritter began enrollment in the first pivotal Phase 3 clinical trial of RP-G28, known as Liberatus. The purpose of this study was to determine the efficacy, safety and tolerability of RP-G28 to treat LI when compared to placebo. The study was a multicenter, randomized, double-blind, placebo-controlled, parallel-group study conducted in the United States. The protocol design included a two-week screening period that included one week of study drug administration, a randomized 30-day study drug treatment period and a 90-day “real world experience” period to assess study drug response and durability of effect after treatment, as patients consume their normal diets including dairy products. There was a second randomized, 30-day, study drug treatment period to assess safety and efficacy of a repeat round of therapy. The primary endpoint of the study was the mean change in LI symptom composite score 30-days post-treatment compared to baseline. Secondary endpoints were to examine the safety, tolerability and meaningfulness of treatment benefit with RP-G28 and the durability of effect of treatment with RP-G28 on reduction of LI symptoms after real-world lactose exposure. The study utilized the prior validated symptom assessment measure and patient questionnaires to capture relevant outcomes. In addition, risk-based data review was used to monitor and assess potential protocol deviations and site quality indicators.

In March 2019, Ritter announced that it had completed, ahead of schedule, enrollment in Liberatus. Trial enrollment exceeded expectations, concluding with approximately 557 subjects randomized. More than 30 U.S. sites participated in the study. No single site enrolled more than 10.2% of the total population, and 43% of sites enrolled at least 15 subjects. Demographics, even though blinded, indicated a broad population distribution with gender balance and ethnic diversity. No safety signals were reported, which was consistent with the well-tolerated safety and tolerability profile seen in earlier clinical studies.

On September 12, 2019, Ritter announced publicly that its Liberatus Phase 3 clinical trial of RP-G28 in LI had failed to demonstrate statistical significance in its pre-specified primary and secondary endpoints. Top-line data from the 557-subject Phase 3 clinical trial indicated that RP-G-28 provided significant symptom improvements in patients; however, there was no, or little difference compared to the placebo. In the primary endpoint, measuring LI symptom reduction at day 61 (30 days post-treatment) compared to baseline, the treatment group reported a 3.159 mean reduction compared to a reported 3.420 mean reduction in the placebo group (p-value, one-sided = 0.106). In addition, RP-G28 missed its first secondary endpoint of responders with a meaningful treatment benefit: 36.2% of treatment group compared to 34.1% of placebo group (p-value, one-sided = 0.284). The remaining secondary endpoints also missed statistical significance with treatment and placebo groups generally reporting similar results to each other. RP-G28 was generally well-tolerated, with placebo and treatment groups reporting similar safety profiles. In light of these results, Ritter also announced that it planned to continue in the near term to analyze the results of the trial to better understand the data and clinical outcomes to assess a path forward, and publicly announced that the Ritter Board was conducting a review of a range of strategic alternatives.

Ritter inactivated the IND for RP-G28 on February 21, 2020, as a result of Ritter’s determination not to proceed with the clinical development of RP-G28 in light of the anticipated merger.

Manufacturing

Ritter does not own or operate manufacturing facilities. Ritter has an exclusive worldwide agreement (the “Supply Agreement”) with RSM pursuant to which RSM manufactures a higher purity form of GOS (referred to as “Improved GOS”) in connection with Ritter’s clinical and nonclinical studies. RSM has also agreed that it will not, except as necessary for RSM to perform its obligations under the Supply Agreement, market or sell Improved GOS, or any galacto-oligosaccharides that are of greater purity to any third-party.

Pursuant to the terms of the Supply Agreement, as amended on July 24, 2015, Ritter purchased the exclusive worldwide assignment of all right, title and interest to the Improved GOS (the “Improved GOS IP”) on July 30, 2015 for $800,000. Ritter also issued 100,000 shares of its common stock to RSM pursuant to a stock purchase agreement.

Under the terms of the Supply Agreement, as amended, if Ritter fails to make any future option payment required under the terms of the Supply Agreement, it may be required to return the Improved GOS IP to RSM. The terms of the Supply Agreement, as amended, require Ritter to pay RSM $400,000 within 10 days following FDA approval of a new drug application for the first product owned or controlled by Ritter using Improved GOS as its active pharmaceutical ingredient.

Commercialization

Ritter has not established a commercial organization or distribution capabilities. If the merger is not completed and RP-G28 is ultimately approved by the necessary regulatory authorities, Ritter’s plan would be to evaluate a possible partnership to commercialize RP-G28 for the treatment of LI in patients in the United States and/or Europe. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, Ritter would likely seek to commercialize RP-G28 through distribution or other collaboration arrangements for patients suffering from LI.

Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although Ritter is unaware of any drug candidate, other than RP-G28, that is in advanced clinical trials for treating LI, other biopharmaceutical companies may be able to develop compounds or drugs that are able to achieve similar or better results. Ritter’s potential competitors, if the merger is not completed and we elect to continue the development of RP-G28, would include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Some of the pharmaceutical and biotechnology companies Ritter expects it would compete with include publicly-traded microbiome-based development companies such as Synlogic, Inc., Seres Therapeutics, Inc., Evelo Biosciences, Inc. and Synthetic Biologics, Inc. Smaller or early-stage companies could also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Ritter would also compete with providers of a wide variety of lactase supplements (the most widely used supplement in the United States being Lactaid®), probiotic/dietary supplements, and lactose-free and dairy-free products. Ritter believes that the key competitive factors that would affect the development and commercial success of any approved product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

Intellectual Property

Ritter has sought patent protection in the United States and internationally for uses of RP-G28 and its discovery programs, and any other inventions to which Ritter has rights, where available and when appropriate. Ritter’s policy has been to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of its business. Ritter has also relied on trade secrets that may be important to the development of its business. Ritter does not have composition of matter patent protection in the United States for RP-G28, which may result in competitors being able to offer and sell products so long as these competitors do not infringe any other patents that Ritter holds, including patents directed to oral dosage forms containing RP-G28, methods of manufacturing purified RP-G28, or methods of using RP-G28.

Patents and Proprietary Rights Covering RP-G28

Ritter’s intellectual property portfolio directed to RP-G28 contains more than 15 issued patents relating to RP-G28 dosage forms, or to uses of RP-G28. That portfolio also includes at least ten other related, pending patent applications in the United States and worldwide. Ritter also owns a patent family-including claims generally directed to processes for producing an improved form of galacto-oligosaccharides (GOS) mixtures (higher purity); this family includes issued patents in United States (not expiring until 2030), Europe (validated in Germany, France, the Netherlands, Great Britain, Ireland, and Switzerland, not expiring until 2030), Italy (not expiring until 2029), and China, India, Japan, and Korea (not expiring until 2030), as well as applications pending in the United States and other jurisdictions. This portfolio includes patents and proprietary rights related to:

●	U.S. Patent No. 8,486,668, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to methods for treating LI comprising administering, for a predetermined number of days, a high purity galacto-oligosaccharides (GOS) pharmaceutical composition, and wherein the administration leads to a persistent decrease in at least one symptom of LI;

●	U.S. Patent No. 8,492,124, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to methods for treating LI comprising administering, for a predetermined number of days, a controlled release pharmaceutical composition that contains galacto-oligosaccharides (GOS), but does not contain a probiotic;

●	U.S. Patent No. 8,785,160, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to methods for treating LI comprising administering a hydrogen breath test, diagnosing LI based upon the hydrogen breath test, and administering a high purity galacto-oligosaccharides (GOS) pharmaceutical composition;

●	U.S. Patent No. 9,200,303, which has a current expiry date of August 6, 2030 (subject to the payment of maintenance fees), includes claims generally directed to the processes for producing ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications;

●	U.S. Patent No. 9,370,532, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to methods for preventing or reducing diarrhea associated with LI, and methods for the reduction of severity of diarrhea associated with LI, comprising administering a high purity galacto-oligosaccharides (GOS) having 1-10% by weight pentasaccharides and at least a 45% by weight trisaccharides;

●	U.S. Patent No. 9,579,340, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to an oral dosage form comprising a GOS composition having 95% or more galacto-oligosaccharides (GOS) by weight and less than 5% digestible saccharides by weight, and having 45% by weight trisaccharides;

●	U.S. Patent No. 9,775,860, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to methods of improving gastrointestinal health, including heartburn, stomach upset, bloating, diarrhea, constipation, or gas by administering a composition having 95% or more GOS by weight and less than 5% digestible saccharides by weight, and having at least 45% by weight trisaccharides;

●	U.S. Patent No. 9,592,248, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to an oral dosage form having one or more dosing units, each having 0.1 to 10 g of a liquid GOS composition in a gelatin capsule, where the GOS composition has at least about 95% GOS by weight, less than about 5% digestible saccharides by weight, and at least 45% by weight trisaccharides;

●	U.S. Patent No. 9,808,481, which has a current expiry date of February 17, 2030 (subject to payment of maintenance fees), includes claims generally directed to a GOS composition having at least 95% by weight GOS and 5% or less by weight digestible saccharides, and having about 5-25% pentasaccharides;

●	European Patent No. 2400839, validated in six European countries (Germany, Spain, the Netherlands, Great Britain, Italy, and France, which has a current expiry date of August 6, 2030 (subject to payment of annuities), includes claims generally directed to the use of a high purity galacto-oligosaccharides (GOS) to treat LI;

●	United Kingdom Patent No. GB2480042, which has a current expiry date of February 16, 2030 (subject to payment of annuities), includes claims generally directed to a solid oral unit-dosage form of a high purity galacto-oligosaccharides (GOS);

●	Australian Patent No. 2010218439, which has a current expiry date of February 16, 2030 (subject to payment of annuities), includes claims generally directed to a solid oral unit-dosage form of a high purity galacto-oligosaccharides (GOS);

●	Israel Patent No. 214806, which has a current expiry date of February 16, 2030 (subject to payment of annuities), includes claims generally directed to the use of a high purity galacto-oligosaccharides (GOS) to treat LI;

●	Philippines Patent No. 1-2011-501682, which has a current expiry date of February 16, 2030 (subject to payment of annuities), includes claims generally directed to a solid oral unit-dosage form of a high purity galacto-oligosaccharides (GOS);

●	Canadian Patent No. CA2752800, which has a current expiry date of February 16, 2030 (subject to payment of annuities), includes claims generally directed to the daily use of GOS compositions to increase lactose tolerance or to treat LI;

●	Japanese Patent No. JP6105680, which has a current expiry date of August 6, 2030 (subject to payment of annuities), includes claims generally directed to the production of ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications;

●	European Patent No. EP 2,462,234, validated in six European countries, including Germany, Great Britain, and France, which has a current expiry date of August 6, 2030 (subject to payment of annuities), includes claims generally directed to the processes for producing preparing ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications;

●	Italian Patent No. IT 1,395,068, which has a current expiry date of August 7, 2029 (subject to the payment of annuities), includes claims generally directed to the production of ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications;

●	Chinese Patent No. ZL 201080035013.2, which has a current expiry date of August 6, 2030 (subject to payment of annuities), includes claims generally directed to the production of ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications;

●	Indian Patent No. 303745, which has a current expiry date of August 6, 2030 (subject to payment of annuities), includes claims generally directed to the production of ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications; and

●	Korean Patent No. 10-1776164, which has a current expiry date of August 6, 2030 (subject to payment of annuities), includes claims generally directed to the production of ultra-pure galacto-oligosaccharides (GOS) pharmaceutical compositions by utilizing sequential microbiological purifications.

Ritter also has patent applications pending in the United States, Europe, Japan and other jurisdictions, and, if they issue as patents, will not expire until at least 2030, and include claims generally directed to (i) oral dosage forms of a higher purity galacto-oligosaccharides (GOS), (ii) use of galacto-oligosaccharides (GOS) for treating LI, (iii) methods of preventing or reducing certain symptoms of LI using galacto-oligosaccharides (GOS) dosage forms, (iv) methods of improving gastrointestinal health using galacto-oligosaccharides (GOS) dosage forms and (v) methods for assessing efficacy of an oligosaccharide mixture in improving gastrointestinal health by measuring a change in at least one abdominal symptom.

Trade Secrets

In addition to patents, Ritter has relied on trade secrets and know-how to develop and maintain its competitive position. Trade secrets and know-how can be difficult to protect. Ritter has sought to protect its proprietary processes, in part, by confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect Ritter’s proprietary information. Ritter has also sought to preserve the integrity and confidentiality of its data, trade secrets and know-how by maintaining physical security of its premises and physical and electronic security of its information technology systems.

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products. Any product candidate must be approved by the FDA through the NDA process before it may be legally marketed in the United States and by the EMA through the MAA process before it may be legally marketed in Europe. Product candidates are subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the FDCA and implemented regulations. Failure to comply with the applicable FDA requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

●	refusal to approve pending applications;

●	withdrawal of an approval;

●	imposition of a clinical hold;

●	warning letters;

·●	product seizures and/or condemnation and destruction;

●	total or partial suspension of production or distribution; or

●	injunctions, fines, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices (“GLPs”) or other applicable regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials according to GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

●	submission to the FDA of a marketing application such as an NDA;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

●	FDA review and approval of the marketing application.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. A sponsor of an IND must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a clinical protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, notifies the sponsor of a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as an amendment to the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually in the IND Annual Report. Sponsors must also report to the FDA, within required timelines, serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An IRB at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

●	Phase 2. Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Although there are no statutory or regulatory definitions for Phase 2a and Phase 2b, Phase 2a is commonly used to describe a Phase 2 clinical trial designed to evaluate efficacy, adverse effects and safety risks and Phase 2b is commonly used to describe a subsequent Phase 2 clinical trial that also evaluates dosage tolerance and optimal dosage.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings with the FDA may be granted at other times during the development program when requested.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the identity, strength, quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination of whether it is sufficiently complete to permit substantive review. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of any FDA marketing approval of RP-G28, one of Ritter’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. Ritter could apply for restorations of patent term for some of its currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act (“BPCA”), certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA (a Written Request) relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.

Ritter has not received a Written Request for such pediatric studies, although it could ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, Ritter would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.

In addition, the Pediatric Research Equity Act (“PREA”) requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. §355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.

As part of the Food and Drug Administration Safety and Innovation Act, Congress reauthorized both BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Orphan drug exclusive marketing rights in the United States also may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

If the merger is not completed and Ritter elects to continue the development of RP-G28, it may explore orphan drug designation for RP-G28 for any orphan indication in which there is a medically plausible basis for treatment of the indication through colonic adaptation of gut bacteria.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by Ritter pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

●	compliance with cGMPs;

●	record-keeping requirements;

●	reporting of adverse experiences with the drug;

●	providing the FDA with updated safety and efficacy information;

●	drug sampling and distribution requirements;

●	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and

●	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.

Ritter has relied on third parties for the production of clinical and commercial quantities of its products. Future FDA and state inspections could identify compliance issues at the facilities of its contract manufacturers that could disrupt production or distribution or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect a business and its products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Regulation Outside of the United States

In addition to regulations in the United States, Ritter is subject to regulations of other countries governing clinical trials and commercial sales and distribution of its products. Whether or not Ritter obtains FDA approval for a product, it must obtain approval by the comparable regulatory authorities of countries outside of the United States before it can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the EU, before it may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under EU regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Reimbursement

If RP-G28 or any other future product candidate is approved by regulatory authorities, sales of such product will depend, in part, on the extent to which the costs of such products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit net revenue and results. If these third-party payors do not consider Ritter’s products to be cost-effective compared to other therapies, they may not cover Ritter’s products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow Ritter to sell its products on a profitable basis.

The MMA imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for any Ritter products that receive marketing approval. However, any negotiated prices for Ritter products covered by a Part D prescription drug plan would likely be lower than the prices Ritter might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of Ritter’s product candidates. If third-party payors do not consider Ritter’s products to be cost-effective compared to other available therapies, they may not cover Ritter’s products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow Ritter to sell its products on a profitable basis.

The ACA, enacted in March 2010, substantially changed the way healthcare is financed by both government health plans and private insurers. The ACA was designed to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the ACA expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under the Medicare Part D program.

The broader paradigm shift caused by the ACA towards performance-based reimbursement, and the launch of several value-based purchasing initiatives, have also placed demands on the pharmaceutical industry to offer products with proven real-world outcomes data and a favorable economic profile. Ritter cannot predict the full impact of the ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which has not yet occurred. Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed repeal legislation, the Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Congress may consider other legislation to repeal or replace elements of the ACA, all of which adds to the uncertainty of the legislative changes enacted as part of the ACA.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Historically, products launched in the EU do not follow price structures of the United States and generally tend to be significantly lower.

Employees

As of April 6, 2020, Ritter had five employees, all of whom were full time employees. None of Ritter’s employees is represented by a labor union or subject to a collective bargaining agreement. Ritter considers its relationship with its employees to be good.

Corporate Information

Ritter was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. In September 2008, Ritter converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc.

Ritter completed its initial public offering in June 2015. Ritter’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “RTTR”.

Available Information

Ritter files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (“SEC”). The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding Ritter Pharmaceuticals, Inc. and other companies that file materials with the SEC electronically. As soon as practicable after filing with the SEC, Ritter also makes copies of its reports on Form 10-K, Forms 10-Q and Forms 8-K available to the public, free of charge, through the investor relations tab on its web site, http://www.ritterpharmaceuticals.com/investors.

Properties

Ritter currently leases approximately 2,780 square feet of office space located at 1880 Century Park East, Suite 1000, Los Angeles, California 90067 for its headquarters.

Legal Proceedings

From time to time, Ritter may be involved in various claims and legal proceedings relating to claims arising out of its operations. Ritter is not currently a party to any legal proceeding that, in the opinion of its management, is likely to have a material adverse effect on its business. Regardless of outcome, litigation can have an adverse impact on Ritter because of defense and settlement costs, diversion of management resources and other factors.

Qualigen’s Business

Overview

Qualigen is a biotechnology company, which intends to focus on developing novel therapeutics for the treatment of cancer and infectious diseases using nanoparticle coating technology similar to the core nanoparticle coating technology in its FDA-approved FastPack® System, which has been used in Qualigen’s blood-testing diagnostics products for almost 20 years. Qualigen also intends to continue to maintain its ongoing business of manufacturing and selling these diagnostic instruments and test kits for use in physician offices and other point-of-care locations. Qualigen’s cancer therapeutics product candidates pipeline includes ALAN, RAS-F3 and STARS; all three of these product candidates are at the preclinical development stage. ALAN is a DNA coated gold nanoparticle cancer drug designed to treat cancer with minimal side effects. RAS-F3 is a small molecule RAS oncogene protein-protein inhibitor drug candidate designed to block RAS mutations that lead to tumor formation, especially in pancreatic, colorectal and lung cancers. STARS is a DNA-based treatment device product candidate designed to remove tumor-produced and viral compounds from circulating blood. Qualigen’s only products that are currently commercially available are its FastPack System diagnostic instruments and test kits.

Qualigen was incorporated in Minnesota in 1996 and reincorporated in Delaware in 1999. Qualigen began operations at its current Carlsbad, California facility in 2000. Qualigen’s first FastPack cancer diagnostic product, Total PSA, was introduced in 2002. Since then, Qualigen’s FastPack test menu has expanded to include additional tests for cancer, men’s health, hormones and metabolic biomarkers.

As a strategic matter, Qualigen now views its diagnostics business as being essentially stable and not having a particularly high ceiling. To increase stockholder value, Qualigen has recently revised its strategy toward a primary focus on developing its therapeutic device and drug opportunities (particularly in the cancer area), while maintaining its diagnostics business.

Qualigen’s transition into cancer therapeutics could be said to have begun as far back as 2007 with the issuance of its first STARS patent. In 2018, Qualigen accelerated its transition into cancer therapeutics with development and licensing partnerships with the University of Louisville (“UofL”) and Advanced Cancer Therapeutics, LLC. Today, Qualigen has a pipeline of cancer therapeutics product candidates to complement its commercialized diagnostic-device products.

Products and Solutions

Since its introduction in 2000, Qualigen’s FastPack System diagnostic instruments and kits have demonstrated the ability to detect cancer, other diseases and medical conditions, and biological factors. Qualigen’s anticancer drug candidates, ALAN and RAS-F3, are designed to destroy tumors with minimal side effects. STARS is a therapeutic device product candidate, currently in the preclinical development stage, which is designed to remove circulating tumor cells, viruses, inflammation factors and immune checkpoints. Qualigen’s only products that are currently commercially available are its FastPack System diagnostic instruments and test kits.

FastPack®

The FastPack System is a rapid, onsite immunoassay testing system consisting of the FastPack Analyzer and the FastPack test pouch, a single-use, disposable, foil packet which includes the FastPack reagent chemistry. Since the initial conception of the system, Qualigen has developed two successive versions of the analyzer and test pouch, known as “1.0” and “IP”, and has expanded its assay menu to 10, including tests for prostate cancer, thyroid function, metabolic disorders and research applications. Qualigen has sold FastPack products in the United States and overseas for almost 20 years, and FastPack products are now in place in approximately 1,000 physician offices worldwide. Since inception, sales of FastPack products have exceeded $100 million. Qualigen manufactures the FastPack products at its FDA and ISO certified Carlsbad, California facility. Pursuant to a distribution agreement, Qualigen is required to rely on its diagnostics distribution partner Sekisui for most FastPack distribution worldwide until 2022. Qualigen maintains direct distribution for certain house accounts, including Low T Center, Inc.

Qualigen seeks and maintains patent protection for its FastPack products in the United States and selected foreign jurisdictions. For example, in 2018 Qualigen was granted patents in China for the FastPack system.

Qualigen has continued to invest in the FastPack line. In January 2019, Qualigen received 510(k) clearance from the FDA for its FastPack IP Sex Hormone Binding Globulin (SHBG) Immunoassay. Also, in collaboration with Prediction Sciences, LLC, Qualigen is developing a novel stroke test, to be used in combination with a new stroke drug currently being developed by Prediction Sciences.

ALAN (AS1411-GNP)

ALAN (Aptamer-Linked Anti-Nucleolin or AS1411-GNP) is an aptamer-based anticancer drug candidate that is designed to treat different types of cancer. This novel technology potentially has several additional applications, including enhancement of radiation therapy, enhancement of tumor imaging, and delivery of other anti-cancer compounds directly to tumor cells. A key component of this drug candidate, DNA aptamer AS1411, has been shown, primarily on a preclinical basis, to have the potential to target and destroy cancer cells. This component has been administered in Phase 1 and Phase 2 clinical trials to over 100 cancer patients and appears to be well tolerated with no evidence of severe side effects, with at least seven patients appearing to have long-lasting clinical responses where their cancers disappeared or shrank substantially.

ALAN is an enhanced version of AS1411 where the DNA aptamer is attached to a gold nanoparticle.

In a Qualigen-sponsored UofL in-vitro preclinical study involving tumor-associated macrophages, ALAN was shown to have stronger anti-cancer activity versus AS1411. Tumor-associated macrophages are a class of immune cells present in high numbers around solid tumors and affect most aspects of tumor cell biology; they drive pathological phenomena including tumor cell proliferation, tumor angiogenesis, invasion and metastasis, immunosuppression, and drug resistance. In most cancers, the tumor-associated macrophages have an M2 phenotype, which may inhibit the anti-tumor effects of immune checkpoint inhibitor drugs, such as Merck’s Keytruda (pembrolizumab). Converting these M2 macrophages to the M1 phenotype could enhance the activity of these immune checkpoint inhibitors. In this study, ALAN increased the conversion of M2 macrophages to the M1 phenotype, while also reducing the overall proliferation of macrophages.

Moreover, a UofL in-vitro preclinical study with triple negative breast cancer cells (MDA-MB-231) indicated that ALAN, in combination with radiation therapy, resulted in reduced tumor cell colony size (i.e., resulted in increased tumor cell necrosis) compared to radiation alone.

Qualigen believes that, in addition to its potential use as a stand-alone anticancer drug, ALAN could potentially be used as a component of the STARS device or used as a combination treatment with it.

In June 2018, Qualigen entered into an exclusive license agreement (the “ULRF License Agreement”) with the University of Louisville Research Foundation, Inc. (“ULRF”) for certain ULRF patents, intellectual property and other assets associated with anti-nucleolin agent-conjugated nanoparticles, a novel molecular-based compound that has shown promise as an anticancer drug candidate, a radio-sensitizing agent and an MRI contrasting agent. Under the ULRF License Agreement, Qualigen took over development, regulatory approval and commercialization of anti-nucleolin agent-conjugated nanoparticles from ULRF and is responsible for maintenance of the related intellectual property portfolio. In return, Qualigen has issued a promissory note (the “ULRF Note”) to ULRF in the principal amount of $50,000 with an annual interest rate of eight percent simple interest and a term of two years. If Qualigen closes a “Reverse Merger” (such as the merger), the principal amount of and accrued interest on the ULRF Note automatically convert immediately before the merger into Qualigen common stock at a conversion price equal to 70% of fair market value (or, in the case of the merger, at a conversion price equal to 70% of the cash purchase price paid by the Investor for Qualigen Series Alpha preferred stock in the Pre-Closing Qualigen Financing). In addition, Qualigen has agreed to pay ULRF (i) royalties, on patent-covered net sales associated with the commercialization of anti-nucleolin agent-conjugated nanoparticles of four percent (on net sales up to a cumulative $250,000,000) or five percent (on net sales above a cumulative $250,000,000), until expiration of the last to expire of the licensed patents, (ii) 30% to 50% of any non-royalty sublicensee income received (50% for sublicenses granted in the first two years of the ULRF License Agreement, 40% for sublicenses granted in the third or fourth years of the ULRF License Agreement, and 30% for sublicenses granted in the fifth year of the ULRF License Agreement or thereafter), (iii) reimbursements for costs associated with the preparation, filing, prosecution and maintenance of licensed patents, incurred prior to June 2018, and (iv) payments ranging from $100,000 to $5,000,000 upon the achievement of certain regulatory and commercial milestones. Milestone payments for the first therapeutic indication would be $100,000 for first dosing in a Phase 1 clinical trial, $200,000 for first dosing in a Phase 2 clinical trial, $350,000 for first dosing in a Phase 3 clinical trial, $500,000 for regulatory marketing approval and $5,000,000 upon achieving a cumulative $500,000,000 of Licensed Product sales; Qualigen would also pay another $500,000 milestone payment for any additional regulatory marketing approval for each additional therapeutic (or diagnostic) indication. Qualigen also must pay ULRF shortfall payments if the total amounts actually paid with respect to royalties and non-royalty sublicensee income for any year is less than the applicable annual minimum (ranging from $10,000 to $50,000) for such year. The ULRF License Agreement’s duration is until expiration of the last to expire of the licensed patents, unless a party is entitled to and does terminate the ULRF License Agreement earlier. Currently the final patent expiration date for the licensed ULRF inventions is scheduled to be November 15, 2032. ULRF is entitled to terminate the ULRF License Agreement in the event of Qualigen’s bankruptcy or an uncured material breach by Qualigen, including Qualigen’s failure to use good-faith efforts to effect introduction of licensed products and licensed services into the commercial market as soon as possible or (thereafter) Qualigen’s failure to keep licensed products and licensed services reasonably available to the public, or Qualigen’s failure to accomplish specified diligence milestones.

In August 2018, Qualigen entered into a Sponsored Research Agreement (the “2018 Sponsored Research Agreement”) with UofL for the development of the anti-nucleolin agent-conjugated nanoparticles (ALAN) cancer drug candidate. Under the terms of the 2018 Sponsored Research Agreement, Qualigen assumed funding responsibility for this development program from August 2018 through September 2019.

In December 2018, Qualigen entered into a license agreement (the “ACT License Agreement”) with Advanced Cancer Therapeutics, LLC (“ACT”) for certain ACT patents, intellectual property and know-how associated with the antiproliferative activity of G-rich oligonucleotides ACT-GRO-777 (also known as AS1411) and methods of using ACT-GRO-777/AS1411 to bind to nucleolin, a protein that is present on the surface of tumor cells. Under the ACT License Agreement, Qualigen obtained the exclusive rights to develop and commercialize ACT-GRO-777/AS1411 and related compounds. In return, Qualigen has issued a promissory note (the “ACT Note”) to ACT in the principal amount of $25,000 with an annual interest rate of eight percent simple interest and a term of two years. If Qualigen closes a Reverse Merger (such as the merger), the principal amount of and accrued interest on the ACT Note automatically convert immediately before the merger into Qualigen common stock at a conversion price equal to 70% of fair market value (or, in the case of the merger, at a conversion price equal to 70% of the cash purchase price paid by the Investor for Qualigen Series Alpha preferred stock in the Pre-Closing Qualigen Financing). In addition, Qualigen has agreed to pay ACT (i) royalties, on net sales associated with the commercialization of ACT-GRO-777/AS1411, of two percent (only if patent-covered and only on net sales above a cumulative $3,000,000) or one percent (if not patent-covered, but only on net sales above a cumulative $3,000,000), until the 15th anniversary of the ACT License Agreement and (ii) milestone payments of $100,000 for Qualigen raising a cumulative total of $2,000,000 in new equity financing after the date of the ACT License Agreement, $100,000 upon any first AS1411-based licensed product receiving the CE Mark or similar FDA status, and $500,000 upon cumulative worldwide AS1411-based licensed product net sales reaching $3,000,000. The first $100,000 milestone payment would be earned upon the Pre-Closing Qualigen Financing. The ACT License Agreement’s duration is until November 26, 2033, unless a party is entitled to and does terminate the ACT License Agreement earlier. The scheduled expiration date of the ACT License Agreement’s royalty term is also November 26, 2033. ACT is entitled to terminate the ACT License Agreement in the event of Qualigen’s bankruptcy or an uncured material breach by Qualigen.

RAS-F3

RAS is the most common oncogene in human cancer. Activating mutations in one of the three human RAS gene isoforms (KRAS, HRAS or NRAS) are present in about one-fourth of all cancers. For example, mutant KRAS is found in 98% of pancreatic ductal adenocarcinomas, 52% of colon cancers, and 32% of lung adenocarcinomas. For these three cancer types, cancers with mutant KRAS are diagnosed in more than 170,000 people each year in the US and cause more than 120,000 deaths. There is currently no FDA-approved direct RAS protein inhibitor available. Drugs that target signaling downstream of RAS are available, however, such drugs have shown disappointing clinical activity, most likely because RAS is a “hub” that activates multiple effectors and blocking any single pathway is likely ineffective. Qualigen’s RAS-F3 preclinical drug candidate is a small molecule RAS oncogene protein-protein inhibitor that would work by blocking RAS mutations directly, thereby inhibiting tumor formation, especially in pancreatic, colorectal and lung cancers.

In March 2019, Qualigen entered into an option agreement with ULRF (the “Option Agreement”) for an exclusive six-month option to negotiate a royalty-bearing, exclusive license to certain intellectual property associated with small-molecule RAS oncoprotein inhibitors. In November 2019 the Option Agreement was renewed for an additional six months, until June 22, 2020.

In April 2019, Qualigen entered into a Sponsored Research Agreement with UofL for development of several small-molecule RAS Inhibitor drug candidates. Under the terms of this Sponsored Research Agreement, Qualigen assumed funding responsibility for this development program from April 2019 through September 2020.

STARS™

Since its inception, Qualigen’s initial research and development focus has been on its FastPack diagnostic system and related core technologies. These same technologies are now the basis for Qualigen’s planned expansion into therapeutic applications for the treatment of cancer and infectious disease. Qualigen’s Selective Target Antigen Removal System, or STARS, is designed to utilize core expertise in advanced reagents and coatings to remove disease associated agents, including viruses and tumor-produced compounds, directly from a patient’s blood. The key components of STARS, membranes coated with target capture reagents, utilize several proprietary processes developed and used in the FastPack product lines. Proprietary STARS cartridges are expected to be designed for use with conventional dialysis or hemofiltration machines to remove immune checkpoints, metastatic cells and inflammation factors from cancer patients’ bloodstreams. Qualigen believes STARS can also be used to treat infectious diseases, by removing circulating viruses sufficiently to facilitate patient stabilization and recovery.

 How STARS would remove viruses and tumor-produced compounds from blood.

Timeline & Milestones

Qualigen’s expected key milestones for the next several years are listed in the timeline below, which will involve Qualigen’s cancer therapeutics product candidates. Phase 1 clinical human trials for ALAN are scheduled to take place in 2021. Assuming that these trials are successful, Qualigen believes that Phase 2 trials could begin as early as 2021. Qualigen expects RAS-F3 and STARS trials to follow in 2022 and 2023, respectively.

Regulatory Matters

Qualigen has demonstrated success in regulatory affairs, having obtained 17 FDA approvals and 26 CE-Marks for its diagnostic products (FastPack analyzers, immunoassays, control kits, calibration kits and verifications kits) to date. However, Qualigen has not obtained FDA or other regulatory approval for any drug candidate.

Qualigen plans to seek to obtain Orphan Drug status for ALAN, which is expected to confer several advantages including faster review and increased market protection, for one or more indications, such as pancreatic cancer, acute myeloid leukemia (AML) and pediatric neuroblastoma.

Strategic Partners

Qualigen has licensed key components of ALAN from UofL and Qualigen’s scientists are working closely with UofL’s development team in order to optimize and prepare ALAN for human trials. A separate team at UofL, funded by Qualigen, is developing RAS-F3. In addition, Qualigen has secured the rights to the core AS1411 aptamer from Advanced Cancer Therapeutics, LLC.

In 2016, Qualigen entered into an agreement with Sekisui, whereby Sekisui distributes Qualigen’s FastPack diagnostic product line worldwide. Qualigen is also developing a novel stroke assay, FastPack cFN, for Prediction Sciences, to be used as a companion diagnostic for Prediction’s new stroke drug, and to be launched in Europe in 2020. Qualigen in-licenses several patents from DiaSource and Future Diagnostics, for reagents that are used in its FastPack Vitamin D Assay.

Sales Channels

Qualigen sells its FastPack diagnostic product line worldwide through its distribution partner Sekisui. In the US, Sekisui commercializes the FastPack product line through its own direct sales force and distribution agreements with McKesson Medical-Surgical, Henry Schein Medical, Medline Industries and National Distribution & Contracting, the largest distributors of physician office laboratory products in the US. Outside of the US, Sekisui commercializes the FastPack product line through a network of distributors in Europe, Asia, Middle East, and North Africa. In addition, among its other direct sales accounts, Qualigen sells FastPack products directly to Low T Center, Inc., the largest men’s health group in the US, with 47 locations. Sales to these two customers (Sekisui and Low T Center, Inc.) accounted for 94% of Qualigen’s total revenues during the fiscal year ended March 31, 2019.

Manufacturing

Qualigen conducts internal immunoassay development and production and instrument engineering and assembly at its approximately 25,000 square feet facility in Carlsbad, CA. Qualigen’s laboratory and manufacturing practices are governed by a series of internally published Standard Operating Procedures, in accordance with FDA and ISO guidelines. While Qualigen produces many of its own raw materials and sub-components, it also purchases certain materials from third-party suppliers such as Thermo Fisher Scientific, Equitech-Bio, Surmodics, OYC Americas, PerfecSeal, 3M, VWR, Gilson, Impact Project Management, Enstrom, Hi-Tech Products, and Hamamatsu.

Research and Development

Qualigen intends to focus its internal research and development on the STARS therapeutic device, while continuing to support the FastPack diagnostic line. In addition, Qualigen is leveraging the scientific and technical resources and laboratory facilities of UofL, through technology licensing and sponsored research agreements, which are focused on Aptamer technology and applications in the field of cancer treatment.

Competition

The biotechnology and biopharmaceutical industries, including the oncology subsector, are characterized by rapid evolution of technologies, fierce competition and strong defense of intellectual property. Any product candidates that Qualigen successfully develops and commercializes will have to compete with existing products and therapies, as well as new ones that may become available in the future. While Qualigen believes that its ALAN and RAS-F3 oncology drug candidates, as well as its STARS therapeutic system, along with Qualigen’s scientific expertise, provide it with competitive advantages, a wide variety of institutions, including large biopharmaceutical companies, specialty biotechnology companies, academic research departments and public and private research institutions, are actively developing potentially competitive products and technologies. Qualigen expects that its product candidates will face competition from traditional small or large molecule drugs that target specific cancers that are FDA-approved and marketed for the indications that Qualigen is pursuing, in addition to off-label use of current therapeutics and therapeutics in development; newer approaches, such as immunotherapies like chimeric antigen receptor (CAR-T), which attempts to harness the patient’s own immune system to fight cancer itself. Many of Qualigen’s competitors, either alone or with strategic partners, have substantially greater financial, technical and human resources than it does. Accordingly, its competitors may be more successful than it in obtaining approval for treatments and achieving widespread market acceptance, rendering Qualigen’s treatments obsolete or non-competitive. Accelerated merger and acquisition activity in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of its competitors. These companies also compete with Qualigen in recruiting and retaining qualified scientific and management personnel, establishing clinical study sites and patient enrollment in clinical studies and acquiring technologies complementary to, or necessary for, Qualigen’s programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Qualigen’s commercial opportunity could be substantially limited in the event that its competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than its comparable products. Competitors may also obtain regulatory approvals before Qualigen, resulting in its competitors building a strong market position in advance of its products’ entry, if any. Qualigen believes the factors determining the success of its therapeutics product pipeline will be the efficacy, safety, cost and convenience of its therapeutic product candidates.

The medical diagnostics industry is highly competitive and many companies in this market have substantially greater capital resources, sales, distribution and research and development programs than Qualigen. Although Qualigen believes that it has developed the only automated system designed specifically for performing a broad menu of rapid quantitative immunoassays in physician offices and other point-of-care locations, Qualigen faces competition from companies that currently manufacture larger immunoassay systems used in commercial and hospital laboratories. These systems also are sold to larger physician practices that have their own laboratories and laboratory staff. Qualigen believes that these systems do not offer the ease-of-use and rapid test time that are necessary to effectively penetrate the point-of-care market. In addition, Qualigen believes that some of its competitors are not meeting the same quality and dedication that Qualigen has been known for in this market segment, and rather treat the segment as a venue to “dump” excess inventory.

Qualigen also faces competition in the services sector of the diagnostics market from clinical laboratory companies that currently process the bulk of immunoassay tests performed by office-based physicians.

Intellectual Property

Qualigen believes that a considerable portion of its value resides in its intellectual property. Qualigen has developed proprietary methodologies and processes in connection with delivering its products and services. Qualigen protects its intellectual property through a combination of patents, copyrights, trademarks, trade secrets, licenses, non-disclosure agreements and contractual provisions. Qualigen enters into a non-disclosure and confidentiality agreement with each of its employees, consultants and third parties that have access to Qualigen’s proprietary technology. Pursuant to assignment of inventions agreements, all of Qualigen’s employees and consultants assign to Qualigen all intellectual property rights for the relevant inventions created in connection with their employment or contract with Qualigen. Qualigen currently maintains a patent portfolio of 60 issued, allowed, in-licensed or pending patents covering various aspects of its products and product candidates, in the United States, Europe, Japan, China, Canada and Australia. In addition, Qualigen has two trademark registrations in the United States. There are currently no contested proceedings or third party claims against any Qualigen intellectual property.

Qualigen’s 38 issued patents and in-licensed issued patents are as follows. Although eight of the patents have scheduled expiration dates in 2020 or 2021, their expiration is not expected to have any material adverse effect on Qualigen’s business or prospects.

Qualigen Patents - Therapeutics

Number	Title	Type	Country	Product	Expires
US 7,214,544	Semi-Continuous Blood Separation Using Magnetic Beads Qualigen – Poirier, et al.	Utility	US	STARS	May 13, 2020
US 7,754,499	Semi-Continuous Blood Separation Using Magnetic Beads Qualigen – Poirier, et al.	Utility	US	STARS	Oct 17, 2020

Qualigen In-Licensed Patents - Therapeutics

Number	Title	Type	Country	Product	Expires
US 9,452,219	Anti-Nucleolin Agent-Conjugated Nanoparticles ULRF – Bates, et al.	Patent – US	US	ALAN	Nov 15, 2032
US 8,114,850	Antiproliferative Activity of G-Rich Oligonucleotides and Method of Using Same to Bind to Nucleolin ACT – Trent, et al.	Patent – US	US	ALAN	July 8, 2023
US 7,960,540	Antiproliferative Activity of G-Rich Oligonucleotides and Method of Using Same to Bind to Nucleolin ACT – Trent, et al.	Patent – US	US	ALAN	Dec 16, 2021
US 7,314,926	Antiproliferative Activity of G-Rich Oligonucleotides and Method of Using Same to Bind to Nucleolin ACT – Miller, et al.	Patent – US	US	ALAN	Oct 8, 2021
US 8,648,051	Antiproliferative Activity of G-Rich Oligonucleotides and Method of Using Same to Bind to Nucleolin ACT – Miller, et al.	Patent – US	US	ALAN	Sep 1, 2023

Qualigen Patents - Diagnostics

Number	Title	Type	Country	Product	Expires
US 7,629,165	Diagnostic Device and Method (Whole Blood Technology) Qualigen – Wyatt, et al.	Utility	US	FastPack	Dec 10, 2024
US 7,871,813	Diagnostic Device and Method (Whole Blood Technology) Qualigen – Wyatt, et al.	Utility	US	FastPack	Apr 3, 2021
US 7,214,544	Semi-Continuous Blood Separation Using Magnetic Beads Qualigen – Poirier, et al.	Utility	US	FastPack	May 13, 2020
US 7,754,499	Semi-Continuous Blood Separation Using Magnetic Beads Qualigen – Poirier, et al.	Utility	US	FastPack	Oct 17, 2020
JP 4738325	Diagnostic Device and Method (Whole Blood Technology) Qualigen – Wyatt, et al.	Utility	Japan	FastPack	Jan 22, 2024
US 9,144,419	Sample Injection Port For Laminated Devices (FastPack IP) Qualigen – Poirier, et al.	Utility	US	FastPack	July 29, 2032
004527141-001	Sample Port (FastPack 2.0) Qualigen – Poirier, et al.	Design	EU	FastPack 2.0	Nov 29, 2042
143667	Sample Port (FastPack 2.0) Qualigen – Poirier, et al.	Design	Switzerland	FastPack 2.0	Nov 29, 2042
004527141-002	Reagent Pack (FastPack 2.0) Qualigen – Poirier, et al.	Design	EU	FastPack 2.0	Nov 29, 2042
143667	Reagent Pack (FastPack 2.0) Qualigen – Poirier, et al.	Design	Switzerland	FastPack 2.0	Nov 29, 2042

Qualigen Joint Patents with Gen-Probe Incorporated (Hologic, Inc.) - Diagnostics

Number	Title	Type	Country	Product	Expires
US 7,767,447	Instruments and Methods for Exposing a Receptacle to Multiple Thermal Zones	Utility	US	FastPack Molecular	Jun 24, 2028
US 7,780,336	Instruments and Methods for Mixing the Contents of a Detection Chamber	Utility	US	FastPack Molecular	Jun 15, 2028
US 8,735,055	Methods of Concentrating an Analyte	Utility	US	FastPack Molecular	Aug 13, 2028
US 8,048,375	Gravity Assisted Mixing Methods	Utility	US	FastPack Molecular	Jun 15, 2028
US 8,052,929	Gravity Assisted Mixing Methods	Utility	US	FastPack Molecular	Jun 15, 2028
US 8,765,367	Methods and Instruments for Processing a Sample in a Multi-Chambered Receptacle	Utility	US	FastPack Molecular	Jan 15, 2030
US 8,221,705	Receptacles for Storing Substances in Different Physical States	Utility	US	FastPack Molecular	Dec 17, 2028
CA 2,743,365	Method of Processing a Sample in a Receptacle Having a Plurality of Interconnected Chambers	Utility	Canada	FastPack Molecular	Jun 30, 2028
CA 2,743,405	Receptacles for Storing Substances in Different Physical States	Utility	Canada	FastPack Molecular	Jun 20, 2028
CA 2,743,477	Instruments and Methods for Exposing a Receptacle to Multiple Thermal Zones	Utility	Canada	FastPack Molecular	Jun 20, 2028
CA 2,691,197	Instrument and Receptacles for use in Performing Processes	Utility	Canada	FastPack Molecular	Jun 20, 2028
CA 2,754,884	Methods of Concentrating an Analyte	Utility	Canada	FastPack Molecular	Jun 20, 2028
AU 2008269201	Instrument and Receptacles for Performing Processes	Utility	Australia	FastPack Molecular	Jun 20, 2028
AU 2011202316	Instruments and Methods for Mixing the Contents of a Detection Chamber	Utility	Australia	FastPack Molecular	Jun 20, 2028
AU 2011244916	Instruments and Methods for Exposing a Receptacle to Multiple Thermal Zones	Utility	Australia	FastPack Molecular	Jun 20, 2028
JP 5261704	Instruments and Methods for Mixing the Contents of a Detection Chamber	Utility	Japan	FastPack Molecular	Jun 20, 2028
JP 5261705	Instruments and Methods for Exposing a Receptacle to Multiple Thermal Zones	Utility	Japan	FastPack Molecular	Jun 20, 2028
JP 5282088	Instrument and Receptacles for use in Performing Processes	Utility	Japan	FastPack Molecular	Jun 20, 2028
ZL200880103839.0	Instrument and Receptacles for use in Performing Processes	Utility	China	FastPack Molecular	Jun 19, 2028
ZL201310323761.6	Instrument and Receptacles for use in Performing Processes	Utility	China	FastPack Molecular	Jun 20, 2028

Qualigen In-Licensed Patents - Diagnostics

Number	Title	Type	Country	Product	Expires
US 6,455,714	Labeled Vitamin D Compounds and the Use Thereof A&D Bioscience (Future) - Holick, et al.	Utility	US	FastPack	Mar 19, 2021

U.S. and Foreign Government Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of therapeutic and diagnostics products such as those Qualigen has or is developing. Qualigen, along with its third-party contractors, are required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which it wishes to conduct studies or seek approval or licensure of its product candidates. The process required by the FDA before new drug product candidates may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practice (“GLP”) regulation;

●	submission to the FDA of an IND filing, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

●	approval by an independent IRB or EC at each clinical site before the trial is commenced;

●	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug product candidate for its intended purpose;

●	preparation of and submission to the FDA of a NDA after completion of all pivotal clinical trials;

●	satisfactory completion of an FDA Advisory Committee review, if applicable;

●	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and of selected clinical investigation sites to assess compliance with GCP; and

●	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a product candidate, Qualigen must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of NDA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

●	Phase 1 — The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

●	Phase 2 — The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3 — The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

A registrational trial is a clinical trial that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can be used to justify the approval of the drug. Generally, registrational trials are Phase 3 trials but may be Phase 2 trials if the trial design provides a reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the NDA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

NDA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. The NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. A determination by the FDA within 60 days of the receipt of an NDA to file the application for review for its completeness is initiated at the time of submission. If the FDA determines there is significance to the missing or incomplete information in the context of the proposed drug product, the proposed indication(s), and the amount of time needed to address any given deficiency, it can issue a refusal-to-file letter. The submission of an NDA requires payment of a substantial application user fee to FDA, unless a waiver or exemption applies. Once an NDA has been submitted, the FDA’s goal is to review standard applications within ten months after it accepts the application for filing, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates an NDA and conducts inspections of manufacturing facilities where the product will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the NDA. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the NDA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for frequent interactions with the review team during product development and, once an NDA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Any product is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition compared to marketed products. For products containing new molecular entities, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA currently requires, as a condition for accelerated approval, pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed by Qualigen pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved NDA. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon Qualigen and its third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon Qualigen and any third-party manufacturers that it may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or holds on post-approval clinical studies;

●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

●	product seizure or detention, or refusal of the FDA to permit the import or export of products; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics and drugs. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Qualigen and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of the FDA approval of Qualigen’s drug candidates, some of its U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent, limited to the approved indication (or any additional indications approved during the period of extension), as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Qualigen intends to apply for restoration of patent term for one of its currently owned patents, and if eligible for such restoration, to add patent term beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Marketing exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications for competing products. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) applications for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

European Drug Development

In Europe, Qualigen’s future drugs may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the United States, the various phases of preclinical and clinical research in Europe are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC (the “Directive”) has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority (“NCA”) and one or more ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

In 2014, a new Clinical Trials Regulation 536/2014 (the “Regulation”) replacing the current Directive, was adopted. The Regulation will become directly applicable in all EU Member States (without national implementation) once the EU Portal and Database are fully functional. It is currently anticipated that the Regulation will apply in 2020. The Regulation seeks to simplify and streamline the approval of clinical trials in the EU. For example, the sponsor shall submit a single application for approval of a clinical trial via the EU Portal. As part of the application process, the sponsor shall propose a reporting Member State, who will coordinate the validation and evaluation of the application. The reporting Member State shall consult and coordinate with the other concerned Member States. If an application is rejected, it can be amended and resubmitted through the EU Portal. If an approval is issued, the sponsor can start the clinical trial in all concerned Member States. However, a concerned Member State can in limited circumstances declare an “opt-out” from an approval. In such a case, the clinical trial cannot be conducted in that Member State. The Regulation also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.

European Drug Review and Approval

In the European Economic Area (“EEA”), which is comprised of the Member States of the EU plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”). There are two types of marketing authorizations:

The Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use of the EMA and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of drugs, such as biotechnology medicinal drugs, orphan medicinal drugs, and medicinal drugs containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for drugs containing a new active substance not yet authorized in the EEA, or for drugs that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for drugs not falling within the mandatory scope of the Centralized Procedure. Where a drug has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in other Member States through the Mutual Recognition Procedure. If the drug has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State (“RMS”). The competent authority of the RMS prepares a draft assessment report, a draft summary of the drug characteristics (“SPC”) and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the drug is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Member States Concerned). Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the drug on the basis of scientific criteria concerning its quality, safety and efficacy.

European Chemical Entity Exclusivity

In Europe, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the EU from referencing the innovator’s data to assess a generic application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Rest of the World Regulation

For other countries outside of the EU and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country. In all cases the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If Qualigen fails to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Coverage and Reimbursement

Sales of Qualigen’s drugs will depend, in part, on the extent to which its drugs, once approved, will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical drugs and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers Qualigen’s costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Qualigen’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations.

In addition, diagnostic tests, such as the screening tests used to detect various oncogene expressions, require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to diagnostics.

Further, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal drugs for which their national health insurance systems provide reimbursement and to control the prices of medicinal drugs for human use. A member state may approve a specific price for the medicinal drug or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal drug on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical drugs will allow favorable reimbursement and pricing arrangements for any of Qualigen’s drugs. Historically, drugs launched in the EU do not follow price structures of the United States and generally tend to be significantly lower.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict or regulate post-approval activities and affect a biopharmaceutical company’s ability to profitably sell any approved drugs.

The MMA established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which Qualigen obtains marketing approval. However, any negotiated prices for its drugs covered by a Part D prescription drug plan will likely be lower than the prices Qualigen might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental third-party payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the U.S. Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private third-party payors, it is not clear what effect, if any, the research will have on the sales of Qualigen’s drug candidates, once approved, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of Qualigen’s drug candidate. If third-party payors do not consider Qualigen’s drugs to be cost-effective compared to other available therapies, they may not cover Qualigen’s drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow Qualigen to sell its drugs on a profitable basis.

The ACA, enacted in March 2010, has had a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges as well as recent efforts by the current U.S. President’s administration to repeal or replace certain aspects of the ACA. Since January 2017, the current U.S. President has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, delaying the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. While the Texas District Court, as well as the current U.S. President’s administration and the CMS, have stated that the ruling will have no immediate effect, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013, and, due to subsequent legislative amendments, will stay in effect through 2029 unless additional Congressional action is taken. On January 2, 2013, the then-U.S. President signed into law the American Taxpayer Relief Act of 2012 (the “ATRA”), which, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, the current U.S. President’s administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. In addition, the current U.S. President’s administration’s budget proposal for fiscal year 2020 contains further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. Although some of these and other measures may require additional authorization to become effective, Congress and the current U.S. President’s administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (the “Right to Try Act”) was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Other Healthcare Laws

Qualigen’s current and future arrangements with healthcare providers, third-party payors and customers may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which it conducts research, markets, sells and distributes any products for which it obtains marketing approval. These laws include, without limitation, state and federal anti- kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or paying remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. The federal Anti-Kickback Statute is subject to evolving interpretations. In the past, the government has enforced the federal Anti-Kickback Statute to reach large settlements with healthcare companies based on allegedly improper consulting and other financial arrangements with physicians. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. The majority of states also have anti-kickback laws, which establish similar prohibitions and, in some cases, may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Additionally, the federal civil and criminal false claims laws, including the False Claims Act, and civil monetary penalties law, prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the United States, for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

HIPAA also created additional federal civil and criminal penalties for, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

There has also been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The ACA, through the Physician Payments Sunshine Act, imposes new reporting requirements on certain drug manufacturers for payments made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Drug manufacturers are required to submit annual reports to the government and these reports are posted on a website maintained by CMS. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians.

Qualigen may also be subject to data privacy and security requirements that may impact the way in which it conducts research and operates its business. HIPAA, as amended by the HITECH and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, as well as individuals and entities that provide services on behalf of a covered entity that involve individually identifiable health information, known as business associates.

Many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. For example, states have anti-kickback and false claims laws that may be broader in scope than analogous federal laws and may apply regardless of payer. In addition, state data privacy laws that protect the security of health information may differ from each other and may not be preempted by federal law. Moreover, several states have enacted legislation requiring pharmaceutical manufacturers to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales and marketing activities, report information related to drug pricing, require the registration of sales representatives, and prohibit certain other sales and marketing practices.

If Qualigen’s operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to it, Qualigen may be subject to significant civil, criminal, and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, additional reporting obligations and oversight if Qualigen becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of its operations.

Data Privacy Regulations

In addition, Qualigen may be directly subject to certain state laws concerning privacy and data security. For example, California recently enacted the CCPA, which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA will require covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA went into effect on January 1, 2020, and the California Attorney General may bring enforcement actions for violations beginning July 1, 2020. The CCPA was amended on September 23, 2018, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. As currently written, the CCPA may impact Qualigen’s business activities and exemplifies the vulnerability of its business to the evolving regulatory environment related to personal data and protected health information. Existing state laws governing the privacy and security of personally identifiable information, and, in some states, health information, impose differing requirements, thus complicating Qualigen’s compliance efforts.

In addition to EU regulations related to the approval and commercialization of its products, Qualigen may be subject to the GDPR. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the EU, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent

Employees

As of April 6, 2020, Qualigen had 32 employees, 28 of whom were full-time employees. None of Qualigen’s employees is represented by a labor union or covered by a collective bargaining agreement.

RITTER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Ritter’s financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth in the section entitled “Risk Factors” in joint proxy and consent solicitation statement/prospectus and elsewhere in this joint proxy and consent solicitation statement/prospectus. Actual results and the timing of selected events discussed below could differ materially from those expressed in, or implied by, these forward-looking statements.

Overview

Since Ritter’s inception, it has focused on the development of therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Ritter’s only product candidate, RP-G28, is an orally administered, high purity GOS, for the treatment of LI, a condition that affects millions of people worldwide. RP-G28 is designed to selectively stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting lactose (the sugar found in milk) that reaches the large intestine.

Ritter completed enrollment in its Phase 3 clinical trial of RP-G28 known as “Liberatus” in March 2019 and last patient visit in July 2019. In September 2019, Ritter announced that its Phase 3 clinical trial of RP-G28 for LI failed to demonstrate statistical significance in its pre-specified primary and secondary endpoints. No further development efforts for RP-G28 are currently ongoing.

Ritter has devoted substantially all of its resources to development efforts relating to RP-G28, including conducting clinical trials of RP-G28, providing general and administrative support for these operations and protecting its intellectual property. Ritter currently does not have any products approved for sale and it has not generated any revenue from product sales since its inception. Ritter inactivated the IND for RP-G28 on February 21, 2020 as a result of its determination not to proceed with the clinical development of RP-G28 in light of the anticipated merger.

In October 2019, Ritter announced that it had engaged AGP as financial advisor to explore and evaluate strategic alternatives to enhance shareholder value, which could include an acquisition, merger, reverse merger, other business combination, sale of assets, licensing or other strategic transaction.

On January 15, 2020, Ritter entered into the Merger Agreement with Qualigen, pursuant to which a wholly-owned subsidiary of Ritter (the “Merger Sub”) will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter.

If the merger is consummated, the combined company does not intend to continue the clinical development of RP-G28. Pursuant to the terms of the Merger Agreement, at the Effective Time, Ritter and John Beck, as the initial CVR Holders’ representative and in his capacity as a consultant to Ritter, will enter into the CVR Agreement, pursuant to which, each stockholder of record as of immediately prior to the Effective Time (after giving effect to the exercise of any outstanding stock options or warrants and the conversion of any outstanding preferred stock, but not to be adjusted for any reverse split to be effected in connection with the merger) will receive one CVR for each share of its capital stock held by such stockholder, entitling the holder to receive the net proceeds, if any, from a Legacy Monetization that is entered into during the period beginning on the date the Merger Agreement was signed and ending on the third anniversary of the closing date of the Merger. Under the CVR Agreement, the combined company agreed to commit up to $350,000 (subject to reduction pursuant to the terms of the Merger Agreement) for certain expenses to be incurred by Ritter in pursuing and closing any Legacy Monetization. The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. The CVRs will terminate on the CVR Termination Date. No payments with respect to the CVRs will be payable in respect of any Legacy Monetization proceeds actually received after the CVR Termination Date by Ritter. From and after the CVR Termination Date, any further proceeds received by Ritter arising from any Legacy Monetization will be retained and will not be distributed to the CVR Holders.

Ritter may not be successful in completing the merger. If the merger is not completed, Ritter may seek to pursue the development and commercialization of RP-G28 as either a prescription drug, OTC product or dietary supplement for the consumer healthcare industry, which would, in any case, require significant additional funding. If Ritter is unable to obtain funding for the development of RP-G28, whether through potential collaborative, partnering or other strategic arrangements or otherwise, Ritter will likely be required to cease operations. See “Risk Factors—Ritter’s business has been entirely dependent on the success of RP-G28, its only product candidate. The failure of RP-G28 to demonstrate statistical significance in its pre-specified primary and secondary endpoints in Ritter’s Liberatus Phase 3 clinical trial has severely diminished Ritter’s prospects to continue as a going concern. If the merger is not completed, Ritter may seek to recommence the development and commercialization of RP-G28 as a prescription drug (which may require the filing of a new IND) or explore its potential development as an OTC product or a dietary supplement for the consumer healthcare industry, which would, in any case, require significant additional funding. If Ritter is unable to obtain funding for and to advance the development of RP-G28, it would likely be required to cease operations. Even if Ritter is able to obtain funding for and to advance the development of RP-G28 (as either a prescription drug or OTC product), Ritter may never receive marketing approval for, or successfully commercialize, RP-G28 for any indication.”

Ritter has incurred net losses in each year since its inception, including net losses of approximately $10.1 million for the year ended December 31, 2019. Ritter had an accumulated deficit of approximately $80.3 million as of December 31, 2019. Substantially all of its net losses resulted from costs incurred in connection with its research and development programs, stock-based compensation, and from general and administrative costs associated with its operations.

Ritter’s operating expenses have decreased significantly since the completion of its Phase 3 clinical trial of RP-G28 and it has made additional operating expense reductions following the announcement of its Phase 3 clinical trial results, including reductions to executive and board compensation.

Any future development activities, clinical and pre-clinical testing, and commercialization of any product candidates, that have obtained the necessary regulatory approvals, will require significant financing.

Financial Overview

Revenue

Ritter does not expect to generate revenue from product sales unless and until it successfully completes development and obtains marketing approval for one or more product candidates, which it expects could take a number of years and is subject to significant uncertainty. Accordingly, Ritter will need to raise additional capital to pursue any future development activities, clinical and pre-clinical testing and commercialization activities. Until such time, if ever, as Ritter can generate substantial revenue from product sales, it expects to finance its operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, Ritter may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Ritter’s failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on its financial condition and its ability to develop product candidates.

Research and Development Expenses

Since Ritter’s inception, it has focused its resources on its research and development activities, including conducting nonclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for RP-G28. Ritter’s research and development expenses consist primarily of:

●	fees paid to consultants and CROs, including in connection with its nonclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;

●	costs related to acquiring and manufacturing clinical trial materials;

●	depreciation of equipment, computers and furniture and fixtures;

●	costs related to compliance with regulatory requirements; and

●	overhead expenses for personnel in research and development functions.

From inception through December 31, 2019, Ritter has incurred approximately $39.6 million in research and development expenses. Research and development expenses have been significantly reduced with the completion of Ritter’s Phase 3 clinical trial of RP-G28 in early July 2019 and its decision to suspend development efforts of RP-G28 in September 2019.

Ritter expects that its research and development expenses will increase in connection with any future development activities and clinical and pre-clinical testing.

Patent Costs

Patent costs consist primarily of professional fees for legal services to prosecute patents and maintain patent rights.

General and Administrative Expenses

General and administrative expenses include facilities costs, salaries, benefits, and stock-based compensation for employees, professional fees for directors, fees for independent contractors, insurance and accounting and legal services.

Ritter expects that its general and administrative expenses will increase in connection with the proposed merger. These increases may relate to increased fees for outside consultants, lawyers and accountants, among other expenses.

Interest Income and Interest Expense

Interest income consists of interest earned on Ritter’s cash, cash equivalents and short-term investments in marketable debt securities.

Critical Accounting Policies and Estimates

This discussion and analysis is based on Ritter’s financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in Ritter’s financial statements. On an ongoing basis, Ritter evaluates its estimates and judgments, including those related to fair value of financial instruments, research and development costs, accrued expenses and stock-based compensation. Ritter bases its estimates on historical experience, known trends and events and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Ritter’s significant accounting policies are more fully described in Note 3 to its financial statements appearing in “Item 8. Financial Statements and Supplementary Data,” it believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating Ritter’s financial condition and results of operations.

Fair Value of Financial Instruments

The fair value of Ritter’s financial instruments reflects the amounts that it estimates it would receive in connection with the sale of an asset or pay in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). Ritter discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 - Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that Ritter has the ability to access at the measurement date;

Level 2 - Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3 - Inputs that are unobservable.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Ritter’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Ritter recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during the year ended December 31, 2019.

A summary of the assets and liabilities carried at fair value in accordance with the hierarchy defined above is as follows:

	Fair Value Measurements Using
	Level 1	Level 2		Level 3		Total
December 31, 2019
Assets:
Money market fund	$1,552,115	$	―	$	―	$1,552,115
Total assets	$1,552,115	$	―	$	―	$1,552,115

	Fair Value Measurements Using
	Level 1	Level 2		Level 3		Total
December 31, 2018
Assets:
Cash and money market fund	$2,353,825	$	―	$	―	$2,353,825
Corporate debt securities	―		6,908,710		―	6,908,710
Commercial paper	―		2,979,213		―	2,979,213
Total assets	$2,353,825		$9,887,923	$	―	$12,241,748

Ritter uses a market approach for determining the fair value of all its Level 1 money market funds and marketable securities. To value its money market funds, Ritter values the funds at $1 stable net asset value, which is the market pricing convention for identical assets that it has the ability to access.

The investments were classified as available-for-sale debt securities. At December 31, 2019, the balance in Ritter’s accumulated other comprehensive comprised primarily of temporary unrealized gains related to its available-for-sale debt securities. There were no realized gains or losses recognized on the sale or maturity of available-for-sale debt securities for the year ended December 31, 2019 and as a result, Ritter did not reclassify any amounts out of accumulated other comprehensive loss for the period. Ritter has no available-for-sale debt securities as of December 31, 2019.

Research and Development Costs

Ritter expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical study costs, contracted services, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Accrued Expenses

As part of the process of preparing its financial statements, Ritter is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on Ritter’s behalf and estimating the level of service performed and the associated cost incurred for the service when Ritter has not yet been invoiced or otherwise notified of the actual cost. The majority of Ritter’s service providers invoice it monthly in arrears for services performed or when contractual milestones are met. Ritter makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to Ritter at that time. Ritter periodically confirms the accuracy of its estimates with the service providers and make adjustments if necessary. The significant estimates in Ritter’s accrued research and development expenses include fees due to service providers.

Ritter bases its expenses on its estimates of the services received and efforts expended pursuant to quotes and contracts with its service providers that conduct research and development on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Ritter’s vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, Ritter estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from its estimate, Ritter adjusts the accrual accordingly. Although Ritter does not expect its estimates to be materially different from amounts actually incurred, Ritter’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in its reporting amounts that are too high or too low in any particular period.

Stock-Based Compensation

Stock-based compensation cost for equity awards granted to employees and nonemployees is measured at the grant date based on the calculated fair value of the award using the Black-Scholes option-pricing model, and is recognized as an expense, under the straight-line method, over the requisite service period (generally the vesting period of the equity grant). If Ritter determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for its stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.

In addition to the assumptions used in the Black-Scholes option-pricing model, Ritter also estimates a forfeiture rate to calculate the stock-based compensation for its equity awards. Ritter will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for its stock-based compensation calculations on a prospective basis.

Emerging Growth Company Status

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Ritter has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows Ritter to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, Ritter’s financial statements may not be comparable to companies that comply with public company effective dates.

As an “emerging growth company,” Ritter is entitled to rely on certain exemptions and reduced reporting requirements, including without limitation, (i) not having to provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) not having to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. Ritter will remain an emerging growth company until December 31, 2020.

Results of Operations

Comparison of the years ended December 31, 2019 and 2018

The following table summarizes the results of Ritter’s operations for the years ended December 31, 2019 and 2018, together with the changes in those items in dollars and as a percentage:

	For the Years Ended December 31,		Dollar	Percentage
	2019	2018	Change	Change
Statements of Operations Data:
Operating costs and expenses
Research and development (a)	$6,126,972	$12,259,940	$(6,132,968)	(50)%
Patent costs	146,281	204,396	(58,115)	(28)%
General and administrative	4,570,932	5,425,033	(854,101)	(16)%
Total operating costs and expenses	10,844,185	17,889,369	(7,045,184)	(39)%
Loss from operations	(10,844,185)	(17,889,369)	7,045,184	(39)%
Other income:
Interest income	123,052	126,835	(3,783)	(3)%
Settlement of accounts payable (a)	588,114	893,823	(305,709)	(34)%
Total other income	711,166	1,020,658	(309,492)	(30)%
Net loss	$(10,133,019)	$(16,868,711)	$6,735,692	(40)%

(a)	For comparative presentation purposes, settlement of accounts payable of $893,823 for the year ended December 31, 2018 was reclassified out of research and development and into settlement of accounts payable under other income.

Research and Development Expenses

Research and development expenses decreased by approximately $6.1 million, or 50%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The primary reason for the decrease is the completion of Ritter’s Phase 3 clinical trial in early July 2019.

Patent Costs

Patent costs were approximately $146,000 and $204,000 for the years ended December 31, 2019 and 2018, respectively, representing a decrease of approximately $58,000, or (28%). The primary reason for the decrease is that Ritter’s costs and expenses related to the maintenance of patent rights, the prosecution of patents, the application for the issuance of patents, as well as the preparation to file national patent applications in certain foreign countries was lower in 2019 than 2018.

General and Administrative Expenses

General and administrative expenses decreased by approximately $0.9 million, or 16%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease in general and administrative expenses was mainly due to a decrease in payroll and related expenses of approximately $0.6 million, a decrease in stock-based compensation expense of approximately $0.2 million, a decrease of approximately $0.2 million in state taxes, a decrease of approximately $0.2 million in business development expenses and a decrease of approximately $0.1 million in recruitment expenses, partially offset by an increase in professional fees of approximately $0.4 million during the year ended December 31, 2019.

Other Income

Other income decreased by approximately $0.3 million, or 34%, during the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease was due to the smaller gain on settlement of accounts payable of approximately $0.6 million during the year ended December 31, 2019 as compared to approximately $0.9 million during the year ended December 31, 2018.

Liquidity and Capital Resources

Sources of Liquidity

Since Ritter’s inception, it has incurred net losses and negative cash flows from operations, and, as of December 31, 2019, Ritter had an accumulated deficit of approximately $80.3 million. Substantially all of Ritter’s net losses resulted from costs incurred in connection with its research and development programs, stock-based compensation, and from general and administrative costs associated with its operations.

At December 31, 2019, Ritter had net working capital of approximately $0.5 million and cash and cash equivalents of approximately $1.7 million. Ritter has not generated any product revenues and has not achieved profitable operations.

Aspire Capital Common Stock Purchase Agreement

On May 4, 2017, Ritter entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”), which was amended and restated on March 29, 2019 and on July 23, 2019 (as amended and restated, the “Aspire Purchase Agreement”). The Aspire Purchase Agreement provided access to Ritter of up to an aggregate of $6.5 million in proceeds through the sale of shares of its common stock through March 31, 2021. As of December 31, 2019, Ritter had not sold any shares of its common stock under this agreement. Subsequent to December 31, 2019 Ritter sold approximately 1.8 million shares of its common stock under this agreement resulting in proceeds to Ritter of approximately $0.5 million.

November 2018 Private Placement Financing

On November 5, 2018, Ritter closed a PIPE financing with certain institutional investors, a key vendor and a member of its board of directors. Net proceeds from the PIPE financing were approximately $5.5 million, after deducting placement agent fees and other offering expenses. The securities sold by Ritter consisted of 6,000 shares of a newly designated class of its Series B convertible preferred stock, with a stated value of $1,000 per share and an initial conversion price per share of $1.30 (subject to customary adjustment for stock dividends and stock splits) and warrants to purchase an aggregate of 2,307,685 shares of its common stock. Each investor received a warrant to purchase a number of shares of common stock equal to one half the number of shares of common stock into which their Series B convertible preferred stock is initially convertible. The warrants are exercisable immediately for a five-year period and have an exercise price of $1.30 per share (subject to customary adjustment for stock dividends and stock splits but without the down-round protective provisions of previously issued warrants). The proceeds received in the PIPE financing were allocated to each instrument on a relative fair value basis. Total proceeds of $6.0 million were allocated as follows: $1.4 million to warrants issued and $4.6 million to Series B convertible preferred stock.

Certain investors in the PIPE financing who at the time of closing of the PIPE financing owned shares of Ritter’s Series A convertible preferred stock, exchanged, on a 1 for 1 share basis, their shares of Series A convertible preferred stock for shares of its newly designated class of Series C convertible preferred stock, with a stated value of $1,000 per share and convertible into shares of its common stock at an initial conversion price per share of $1.64 (subject to customary adjustment for stock dividends and stock splits).

At-the-Market Offering Agreement

On November 6, 2019, Ritter entered into an ATM Agreement with AGP, pursuant to which it may offer and sell, from time to time through AGP, shares of its common stock (the “Placement Shares”) having an aggregate offering price of up to $3,673,159 (which was subsequently increased to $8,030,917), subject to the terms and conditions of the ATM Agreement. Unless earlier terminated pursuant to the terms of the ATM Agreement, the ATM Agreement will automatically terminate upon the earlier to occur of (i) issuance and sale of all of the Placement Shares to or through AGP and (ii) August 1, 2022. As of December 31, 2019, Ritter sold approximately 8.1 million shares of its common stock under the ATM Agreement resulting in net proceeds to Ritter of approximately $1.4 million after commissions and expenses of approximately $50,000. Subsequent to December 31, 2019 Ritter sold approximately 16.8 million shares of its common stock under this agreement resulting in net proceeds to Ritter of approximately $4.4 million after commissions and expenses of approximately $0.2 million.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	For the Year Ended December 31,
	2019	2018
Net cash (used in) provided by:
Operating activities	$(14,516,690)	$(13,332,927)
Investing activities	6,996,960	(6,970,999)
Financing activities	1,407,442	5,484,214
Net (decrease) increase in cash	$(6,112,288)	$(14,819,712)

Operating Activities

The use of cash in both periods resulted primarily from Ritter’s net losses adjusted for non-cash charges and changes in components of working capital. Net cash used in operating activities was approximately $14.5 million during the year ended December 31, 2019 compared to $13.3 million during the year ended December 31, 2018. The increase in cash used in operating activities was driven primarily by the initiation in June 2018, of Ritter’s Phase 3 clinical trial of RP-G28 and increasing activity in that trial through its completion in September 2019.

Investing Activities

Net cash provided by investing activities was approximately $7.0 million during the year ended December 31, 2019 as compared to net cash used in investing activities was approximately $7.0 during the year ended December 31, 2018. These receipt and expenditures were mostly related to Ritter’s investment in marketable debt securities and for purchase of property and equipment used in its business.

Financing Activities

Net cash provided by financing activities was $1.4 million during the year ended December 31, 2019 as compared to approximately $5.5 million during the year ended December 31, 2018. Cash provided by financing activities in 2019 came from the ATM Agreement and cash provided by financing activities in 2018 came from proceeds from the November 2018 private placement financing.

Future Funding Requirements

To date, Ritter has not generated any revenue. Ritter does not know when, or if, it will generate any revenue from product sales. Ritter does not expect to generate revenue from product sales unless and until it successfully completes development and obtains marketing approval for one or more product candidates, which it expects could take a number of years and is subject to significant uncertainty.

Contractual Obligations and Commitments

Master Services Agreement

In May 2018, Ritter entered into an Amended and Restated Master Services Agreement (“Service Agreement”) with a CRO, pursuant to which the CRO agreed to perform certain services related to the management and execution of certain clinical trials involving RP-G28. The Services Agreement supersedes the Master Service Agreement, dated August 30, 2016, that Ritter entered into with the CRO. The precise services to be performed by the CRO under the Services Agreement will be mutually agreed upon by the parties in writing and set forth in one or more task orders. Ritter is not obligated to purchase any minimum or specific volume or dollar amount of services under the Services Agreement.

The term of the Services Agreement is four years from the effective date of the Service Agreement unless earlier terminated. Ritter may terminate the Services Agreement or any task without cause immediately upon giving the CRO notice of such termination. The CRO may, with advance notice to Ritter, terminate a task order if Ritter has materially defaulted on its obligations under the Services Agreement or any task order and has not cured such material default, as described in the Services Agreement.

Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale SpA (“RSM”)

Under the terms of the Supply Agreement with RSM on July 22, 2015, Ritter is required to pay RSM $400,000 within 10 days following FDA approval of an NDA for the first product owned or controlled by Ritter using Improved GOS as its active pharmaceutical ingredient.

Offer Letter Amendments

On October 15, 2019, Ritter entered into amendments to the respective employment offer letters of Andrew J. Ritter, its Chief Executive Officer, John W. Beck, its Chief Financial Officer, and Ira E. Ritter, its Chief Strategic Officer (the “Offer Letter Amendments”). Pursuant to the terms of the Offer Letter Amendments, each of Ritter’s executive officers agreed to defer a portion of his annual base salary (the “Deferred Amounts”), as set forth below, until such time as the board of directors, in its sole discretion, decides to pay the Deferred Amounts (or any portion of the Deferred Amounts) to the executive officers, if ever.

Name of Executive Officer	Annual Deferred Amount
Andrew J. Ritter	$70,200
John W. Beck	$33,000
Ira E. Ritter	$53,820

Lease Agreement

Ritter leases office space for its headquarters in California. The lease provides for a term of sixty-one (61) months, commencing on October 1, 2015. Ritter paid no rent for the first month of the term and paid base rent of $9,174 per month for months 2 through 13 of the term, with increasing base rent for each twelve-month period thereafter under the term of the lease to a maximum of $10,325 per month for months 50 through 61. The base rent payments do not include Ritter’s proportionate share of any operating expenses, including real estate taxes. Ritter paid $9,733 per month in base rent with normal escalations until November 2018, after which its monthly payment increased to $10,023 per month until November 2019 and will increase to $10,325 per month from November 2019 to October 2020. The base rent payments do not include Ritter’s proportionate share of any operating expenses, including real estate taxes. Ritter has the option to extend the term of the lease for one five-year term, provided that the rent would be subject to market adjustment at the beginning of the renewal term. Ritter will recognize rent expense on a straight-line basis over the lease term.

Rent expense, recognized on a straight-line basis, was approximately $117,000 and $118,000 for the years ended December 31, 2019 and 2018, respectively, and is recorded in general and administrative expenses in the accompanying statements of operations.

Ritter determines if a contract contains a lease at inception. Ritter’s material operating lease relates to a single office space. Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent Ritter’s right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, Ritter estimates incremental secured borrowing rates corresponding to the maturities of the leases. As Ritter has no outstanding debt or committed credit facilities, secured or otherwise, it estimates this rate based on prevailing financial market conditions, comparable company and credit analysis, and management judgment.

Ritter’s leases typically contain rent escalations over the lease term. Ritter recognizes expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce Ritter’s right-of-use (“ROU”) asset related to the lease. These are amortized through the ROU asset as reductions of expense over the lease term. Ritter’s lease agreement do not contain any material residual value guarantees or material restrictive covenants. Ritter has no lease agreements with lease and non-lease components.

Related to the adoption of Topic 842, Ritter’s policy elections were as follows:

Separation of lease and non-lease components	While Ritter does not currently have any lease agreement with lease and non-lease components, it elected this expedient to account for lease and non-lease components as separate components.

Short-term policy	Ritter has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Short-term disclosures include only those leases with a term greater than one month and 12 months or less, and expense is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that Ritter is reasonably certain to exercise, are not recorded on the balance sheet.

Ritter’s information related to its leases is provided below.

Year Ended December 31, 2019
Supplemental Cash Flows Information
Cash paid for amounts included in the measurement of lease liability:
Operating cash flows from operating lease	$114,978
Operating lease asset obtained in exchange for lease obligation:
Operating lease	$198,319
Remaining lease term
Operating lease	0.8 years
Discount rate
Operating lease	6.0%

Future payments under non-cancelable extended operating leases having initial or remaining terms of one year or more are as follows for the remaining fiscal year and thereafter:

Future minimum lease payments year ending December 31,
2020 (10 months)	$103,254
Total future minimum lease payments, undiscounted	103,254
Less imputed interest	(2,783)
Present value of lease liabilities	$100,471

Operating lease liabilities reported as of December 31, 2019:
Operating lease liabilities-current	$100,471
Operating lease liabilities-non-current	—
Total	$100,471

Off-Balance Sheet Arrangements

Ritter did not have during the periods presented, and it does not currently have, any off-balance sheet arrangements as defined under SEC rules.

QUALIGEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Qualigen’s financial condition and results of operations together with Qualigen’s financial statements and the related notes appearing elsewhere in this joint proxy and consent solicitation statement/prospectus. In addition to historical information this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Qualigen’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors — Risks Related to Qualigen” appearing elsewhere in this joint proxy and consent solicitation statement/prospectus.

Overview

Qualigen is a biotechnology company which intends to focus on developing novel therapeutics for the treatment of cancer and infectious diseases using nanoparticle coating technology similar to the core nanoparticle coating technology in its FDA-approved FastPack® System, which has been used in Qualigen’s blood-testing diagnostic products for almost 20 years. Qualigen’s historic focus has been on its ongoing business of manufacturing and selling these diagnostic instruments and kits for performing a broad menu of rapid quantitative immunoassays in physician offices and other point-of-care locations. Since inception, sales of FastPack products have exceeded $100 million, and FastPack products are now in place in approximately 1,000 physician offices worldwide. Qualigen’s cancer therapeutics pipeline includes ALAN, RAS-F3 and STARS.

Qualigen’s revenues to date are attributable primarily to sales of FastPack diagnostic test kits and instruments. For the year ended March 31, 2019, approximately 36%, 28% and 11% of Qualigen’s revenues were derived from sales of diagnostic tests for Prostate Specific Antigen (PSA), Testosterone, and Thyroid Stimulating Hormone, respectively. As between test kits and instruments (the machines which read the tests), the majority of Qualigen’s revenue comes from sales of test kits. Qualigen has always utilized a “razor and blades” pricing strategy, providing instruments to customers at low cost in order to increase sales volumes of higher-margin test kits. Qualigen’s distributor Sekisui (and Qualigen itself, as to Qualigen’s direct accounts) usually provides FastPack IP instruments to customers on a short-term rental basis without charge, although rental revenue is imputed on an annual basis for financial-reporting/accounting purposes.

Qualigen’s sales of FastPack IP instruments to Sekisui in recent years have been at low levels because Sekisui has already built up a sufficient inventory of FastPack IP instruments that it can lease or sell to its customers. Qualigen expects Qualigen’s FastPack IP instruments sales and rental revenue to remain small in comparison to test-kit revenue.

Qualigen’s business is subject to a variety of risks and uncertainties, and, consequently, actual results may differ materially from those in the past, as well as those projected by any forward-looking statements. See the section entitled “Risk Factors – Risks Related to Qualigen” beginning on page 54 of this joint proxy and consent solicitation statement/prospectus.

Proposed Merger with Ritter

On January 15, 2020, Ritter, Merger Sub and Qualigen entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Qualigen, with Qualigen continuing as a wholly-owned subsidiary of Ritter. The merger is intended to qualify as either a tax-free contribution or tax-free reorganization for U.S. federal income tax purposes. See the section entitled “The Merger.”

Distribution and Development Agreement with Sekisui

In May 2016, Qualigen entered into a Distribution and Development Agreement (the “Distribution Agreement”) with Sekisui. Under the Distribution Agreement, Sekisui serves as the exclusive worldwide distributor for FastPack products (although Qualigen retains specific accounts for direct transactions). Sekisui’s exclusive distribution arrangements are effective until May 2022.

Under the Distribution Agreement, Qualigen began development of a proposed “FastPack 2.0” product line, which if successfully introduced by Qualigen would be distributed by Sekisui. Between May 2016 and January 2018, Sekisui paid a total of approximately $5.5 million to Qualigen upon the achievement of specified development milestones.

Qualigen conducted a clinical trial of a FastPack 2.0 diagnostic test for a new whole blood vitamin D assay in March 2019. Qualigen determined in May 2019 that the results of the trial would not enable the test to receive FDA approval. Currently no further FastPack 2.0 development is ongoing.

Qualigen is obligated to pay Sekisui $892,353 (the “Repayment Obligation”) for $500,000 in research and development costs advanced by Sekisui to Qualigen, reflected on Qualigen’s balance sheet for the nine months ended December 31, 2019 as “Due to related party”, and for the reimbursement of $392,353 in certain out-of-pocket development and preclinical study expenses incurred by Sekisui, reflected on Qualigen’s balance sheet for the nine months ended December 31, 2019 as “Accrued expenses-related party”. The Repayment Obligation bears interest at the rate of 12% per annum and is due in June 2020.

Results of Operations

Comparison for the Nine Months Ended December 31, 2019 and 2018

The following table summarizes items in Qualigen’s results of operations for the nine months ended December 31, 2019 and 2018 (in thousands):

	Nine Months Ended December 31,
	2019	2018	Change
	(unaudited)
Revenues	$4,101	$4,492	$(390)
Expenses:
Cost of product sales	2,986	3,096	(110)
General and administrative	592	851	(259)
Research and development	967	805	162
Sales and marketing	276	311	(35)
Total operating expenses	4,821	5,063	(242)
Loss from operations:	(720)	(571)	(148)
Other expense, net
Interest expense, net	192	79	113
Other (expense) income, net	(2)	(9)	8
Total other expense, net	190	70	121
Provision for income taxes	(5)	(5)	—

Net loss	$(915)	(646)	(269)

The following table summarizes items in Qualigen’s Statement of Operations as a percentage of revenues for the nine months ended December 31, 2019 and 2018:

	Nine Months Ended December 31,
	2019	2018
	(unaudited)
Revenues	100%	100%
Expenses:
Cost of product sales	73%	69%
General and administrative	14%	19%
Research and development	24%	18%
Sales and marketing	7%	7%
Total operating expenses	118%	113%
Loss from operations:	(18)%	(13)%
Other expense, net
Interest expense, net	5%	2%
Other (expense) income, net	—%	—
Total other expense, net	5%	2%
Provision for income taxes	—	—

Net loss	(22)%	(14)%

Revenues

Qualigen’s operating revenues are primarily generated from sales of diagnostic tests. Revenues during the nine-month period ended December 31, 2019 were $4.1 million compared to $4.5 million during the same period in 2018, a decrease of $0.4 million, or 9%. This decrease of $0.4 million was due primarily to a reduction in sales to Sekisui, Qualigen’s primary distributor, of about $0.5 million due to an excess of Sekisui’s FastPack instrument and diagnostic kit inventory levels, partially offset by a $0.1 million increase in sales to Qualigen’s largest direct customer.

Costs and Expenses

Cost of Operations

Cost of operations include cost of product sales, selling and general administrative expenses, and research and development costs. Total cost of operations decreased from $5.1 million, or 113% of revenues, during the nine-month period ended December 31, 2018, to $4.8 million, or 118% of revenues, during the nine-month period ended December 31, 2019. This decrease was due to a $0.1 million reduction in cost of product sales due to lower product sales volume, and a $0.3 million reduction in general and administrative expenses, partially offset by a $0.1 million increase in research and development costs.

Cost of Product Sales

Cost of product sales decreased from $3.1 million or 69% of product sales, during the nine-month period ended December 31, 2018, to $3.0 million, or 73% of product sales, during the nine-month period ended December 31, 2019. The decrease in dollars and increase in percentage of product sales were both due to lower product sales volume. Qualigen maintains significant reserves for excess and obsolete inventory primarily related to an excess of specialized parts on hand for proprietary diagnostic instruments. Based on periodic identification of excess and obsolete inventory and evaluation of the adequacy of the reserves, inventory reserves were essentially unchanged for the nine-month period ended December 31, 2019 versus the nine-month period ended December 31, 2018.

General and Administrative Expenses

General and administrative expenses decreased from $0.9 million, or 19% of revenues, during the nine-month period ended December 31, 2018, to $0.6 million, or 14% of revenues during the nine-month period ended December 31, 2019. This decrease was primarily due to lower professional fees and expenses for audit and legal services.

Sales and Marketing Expenses

Sales and marketing expenses were $0.3 million, or 7% of revenues during both the nine-month periods ended December 31, 2018 and 2019.

Research and Development Costs

Research and development costs include diagnostic and therapeutic research and product development costs. Research and development costs related to diagnostics increased from approximately $647,000, or 14% of revenues, during the nine-month period ended December 31, 2018, to approximately $717,000, or 18% of revenues, during the nine-month period ended December 31, 2019. Of the diagnostics-related research and development costs, for the nine months ended December 31, 2019 approximately $537,000, or 75%, pertained to the FastPack 2.0 project with Sekisui and for the nine months ended December 31, 2018 approximately $448,000, or 69%, pertained to the FastPack 2.0 project with Sekisui. Research and development costs related to therapeutics increased from approximately $158,000, or 4% of revenues, during the nine-month period ended December 31, 2018, to approximately $250,000, or 6% of revenues, during the nine-month period ended December 31, 2019. The increase in diagnostic costs was primarily due to an increase in accrued expenses related to the Repayment Obligation. The increase in therapeutics costs was due to sponsored therapeutics research with respect to ALAN ($153,000 in the 2019 period versus $158,000 in the 2018 period) and RAS-F3 ($97,000 in the 2019 period versus $0 in the 2018 period).

Other Expense

Other expense increased from approximately $70,000 during the nine-month period ended December 31, 2018, to approximately $191,000 during the nine-month period ended December 31, 2019. This increase was due primarily to increased interest expense on higher outstanding balances under Qualigen’s Factoring and Security Agreement with Axos Bank (the “Factoring Agreement”) and convertible notes payable.

Comparison of the Years Ended March 31, 2019 and 2018

The following table summarizes Qualigen’s results of operations for the years ended March 31, 2019 and 2018 (in thousands):

	Year Ended March 31,
	2019	2018	Change

Revenues	$5,803	$9,776	$(3,973)
Expenses:
Cost of product sales	4,105	5,180	(1,075)
General and administrative	1,053	1,249	(196)
Research and development	1,320	2,931	(1,611)
Sales and marketing	380	618	(238)
Total operating expenses	6,858	9,978	(3,120)
Loss from operations:	(1,055)	(203)	(853)
Other expense, net
Interest expense, net	152	60	92
Other (expense) income, net	(11)	88	(100)
Total other expense, net	141	149	(8)
Provision for income taxes	(5)	(5)	—

Net loss	$(1,200)	(356)	(844)

The following table summarizes items in Qualigen’s Statement of Operations as a percentage of revenues for the years ended March 31, 2019 and 2018:

	Year Ended March 31,
	2019	2018

Revenues	100%	100%
Expenses:
Cost of product sales	71%	53%
General and administrative	18%	13%
Research and development	23%	30%
Sales and marketing	7%	6%
Total operating expenses	118%	102%
Loss from operations:	(18)%	(2)%
Other expense, net
Interest expense, net	3%	1%
Other (expense) income, net	—	1%
Total other expense, net	2%	2%
Provision for income taxes	—	—

Net loss	(21)%	(4)%

Revenues

Qualigen’s operating revenues are primarily generated from sales of diagnostic test kits. Revenues during the year ended March 31, 2019 were $5.8 million, compared to $9.8 million during the same period in 2018, a decrease of $4.0 million, or 41%. This decrease was primarily due to a reduction in collaborative research revenue of $2.6 million under the Distribution Agreement, and a decrease in product sales of $1.2 million due to an excess of Sekisui’s FastPack instrument and diagnostic test kit inventory levels.

Costs and Expenses

Cost of Operations

Cost of operations include cost of product sales, selling and general administrative expenses, and research and development costs. Total cost of operations decreased from $10.0 million, or 102% of revenues, during the year ended March 31, 2018, to $6.9 million, or 118% of revenues, during the year ended March 31, 2019. This decrease was comprised of a $1.1 million reduction in cost of product sales due to lower product sales volume, a $0.4 million reduction in selling, general and administrative expenses, and a $1.1 million decrease in research and development costs.

Cost of Product Sales

Cost of product sales decreased from $5.2 million or 72% of product sales, during the year ended March 31, 2018, to $4.1 million, or 71% of product sales, during the year ended March 31, 2019. This decrease was due to lower product sales volume. Qualigen maintains significant reserves for excess and obsolete inventory primarily related to an excess of specialized parts on hand for proprietary diagnostic instruments. Based on periodic identification of excess and obsolete inventory and evaluation of the adequacy of the reserves, inventory reserves decreased by $31,000 or 1% of product sales, for the year ended March 31, 2019 from the year ended March 31, 2018.

General and Administrative Expenses

General and administrative expenses decreased from approximately $1.2 million, or 13% of revenues during the year ended March 31, 2018, to $1.1 million, or 18% of revenues during the year ended March 31, 2019. This decrease was due primarily to a reduction in salaries, benefits and other overhead costs.

Sales and Marketing Expenses

Sales and marketing expenses decreased from approximately $0.6 million, or 6% of revenues during the year ended March 31, 2018, to $0.4 million, or 7% of revenues during the year ended March 31, 2019. This decrease was due primarily to a $0.2 million reduction in royalty expenses due to the expiration of a license agreement.

Research and Development Costs

Research and development costs include diagnostic and therapeutic research and product development costs. Research and development costs related to diagnostics decreased from approximately $2.9 million, or 30% of revenues, during the year ended March 31, 2018, to approximately $1.1 million, or 18% of revenues, during the year ended March 31, 2019. Of the diagnostics-related research and development costs, for fiscal year 2019 approximately $769,000, or 72%, pertained to the FastPack 2.0 project with Sekisui and for fiscal year 2018 approximately $2,890,000, or 99%, pertained to the FastPack 2.0 project with Sekisui. Research and development costs related to therapeutics increased from $0 during the year ended March 31, 2018, to approximately $250,000, or 4% of revenues, during the year ended March 31, 2019. The decrease in diagnostic costs was primarily due to a reduction in staffing, consulting and other costs related to FastPack 2.0. The increase in therapeutics costs was entirely due to the commencement of spending on sponsored therapeutics research with respect to ALAN during the year ended March 31, 2019.

Other Expense

Other expense was flat during the year ended March 31, 2019 compared to the year ended March 31, 2018. Increased interest expense on higher outstanding balances under the Factoring Agreement and convertible notes payable during the year ended March 31, 2019 was offset by a reduction in a reserve for other expenses during the year ended March 31, 2018.

Liquidity and Capital Resources

Qualigen has suffered recurring losses from operations and has a net working capital deficit at December 31, 2019. Qualigen currently has payments of $0.9 million plus accrued interest due to Sekisui in June 2020 related to the Distribution Agreement, will have $1.2 million in principal and interest on a convertible debenture payable to the Investor in May 2020, and will have an additional $0.8 million in principal and interest on convertible notes payable between June 2020 and January 2022. Upon the merger, all such indebtedness (other than the $0.9 million owed to Sekisui) will be converted into equity. If the Pre-Closing Qualigen Financing and the merger do not occur, Qualigen believes that it will not be able to satisfy these payment obligations without obtaining additional financing. In addition, Qualigen has ongoing cash needs for its business, such as the need to complete the assembly of the new FastPack pouch production manufacturing line (to replace the existing production line and also enable manufacturing of any FastPack 2.0 pouches). Additional financing may not be available on acceptable terms or at all. These factors raise substantial doubt about Qualigen’s ability to continue as a going concern for a period of one year from December 31, 2019. The financial statements do not include any adjustment that would be necessary should Qualigen be unable to continue as a going concern and therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying financial statements.

At December 31, 2019, Qualigen had a net working capital deficit of $3.0 million, compared to a net working capital deficit of $1.8 million at March 31, 2019. The net working capital deficit increased during the nine months ended December 31, 2019 primarily due to losses from operations and current maturities of convertible notes payable. Qualigen’s current liabilities at December 31, 2019 included $1.5 million in principal and accrued interest on convertible notes payable. All convertible notes would convert into equity in the event of the merger.

Cash Flows

The following table summarizes Qualigen’s sources and uses of cash for each of the periods presented (in thousands):

	Years Ended March 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
			(unaudited)
Net cash provided by (used in) operating activities	$(1,005)	$344	$(350)	$(450)
Net cash provided by (used in) investing activities	(226)	(449)	(99)	(157)
Net cash provided by financing activities	1,296	58	453	961
Net increase (decrease) in cash and cash equivalents	$64	$(46)	$4	$354

Net Cash Used in Operating Activities

During the year ended March 31, 2019, operating activities used $1.0 million of cash, resulting from a net loss of $1.2 million, partially offset by $0.4 million in depreciation and amortization, and changes in Qualigen’s operating assets and liabilities. Changes in net cash used in operating activities for the year ended March 31, 2019 consisted of a $0.1 million increase in accounts receivable, a $0.2 million decrease in accounts payable and accrued expenses, and a $0.2 million decrease in deferred revenue, partially offset by a $0.3 million decrease in inventory and equipment held for lease. The increase in accounts receivable was primarily due to higher receivable balances from Qualigen’s largest direct customer, while the decrease in accounts payable and accrued expenses was due to a $0.2 million payment for accrued promotion expenses to Sekisui. The decrease in inventory and equipment held for lease was primarily due to lower inventory levels resulting from the reduction in sales volume.

During the year ended March 31, 2018, operating activities provided $0.3 million of cash, resulting from a net loss of $0.4 million, offset by $0.5 million in depreciation and amortization and changes in Qualigen’s operating assets and liabilities. Changes in net cash provided by operating activities for the year ended March 31, 2018 consisted of a $0.3 million increase in deferred revenue, and a $0.2 million decrease in inventory and equipment held for lease, partially offset by a $0.1 million increase in accounts receivable. The increase in deferred revenue was primarily due to advances under the Distribution Agreement, while the decrease in inventory and equipment held for lease was primarily due to the assumption of equipment held for lease by Sekisui. The increase in accounts receivable was primarily due to increased sales volume to Sekisui during the period.

During the nine months ended December 31, 2019, operating activities used $0.4 million of cash, resulting from a net loss of $0.9 million, partially offset by $0.2 million depreciation and amortization, and changes in Qualigen’s operating assets and liabilities. Changes in net cash used in operating activities for the nine months ended December 31, 2019 consisted of a $0.6 million increase in accounts payable and accrued expenses, partially offset by a $0.3 million increase in accounts receivable. The increase in accounts payable and accrued expenses was primarily due to a $0.4 million increase in accrued expenses under the Distribution Agreement and $0.2 million increase in accounts payable due to UofL for sponsored therapeutic research while the increase in accounts receivable was primarily due to higher product sales receivables balances from Sekisui.

During the nine months ended December 31, 2018, operating activities used $0.4 million of cash, resulting from a net loss of $0.6 million, partially offset by $0.3 million in depreciation and amortization, and changes in Qualigen’s operating assets and liabilities. Changes in net cash used in operating activities for the nine months ended December 31, 2018 consisted of a $0.3 million decrease in accounts payable and accrued expenses, and a $0.1 million decrease in deferred revenue, partially offset by a $0.2 million decrease in accounts receivable, and a $0.2 million decrease in inventory. The decrease in accounts payable, accrued expenses, deferred revenue, accounts receivable and inventory were all primarily due to declining product sales volume during the period.

Net Cash Provided by (Used in) Investing Activities

During the year ended March 31, 2019, net cash used in investing activities was $0.2 million, primarily related to payments for patents and licenses.

During the year ended March 31, 2018, net cash used in investing activities was $0.4 million, primarily related to purchases of property and equipment.

During the nine months ended December 31, 2019, net cash used in investing activities was $0.1 million, primarily related to payments for patents and licenses.

During the nine months ended December 31, 2018, net cash used in investing activities was $0.2 million, primarily related to payments for patents and licenses.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the years ended March 31, 2019 and 2018 was $1.3 million and $0.1 million, respectively, the increase in both years resulting primarily from net proceeds from the issuance of notes payable.

Net cash provided by financing activities for the nine months ended December 31, 2019 and 2018 was $0.5 million and $1.0 million, respectively, the increase in both periods resulting primarily from net proceeds from the issuance of notes payable.

Description of Indebtedness

As of March 31, 2019 and March 31, 2018, the carrying value of the borrowings under convertible notes payable and Qualigen’s factoring and operating lines of credit, including under the Factoring Agreement, amounted to $2 million and $0.7 million, respectively. As of December 31, 2019, the carrying value of the borrowings under convertible notes payable, equipment financing agreements and Qualigen’s factoring line of credit, including under the Factoring Agreement, amounted to $2.5 million.

Critical Accounting Policies and Estimates

Qualigen’s financial statements are prepared in accordance with U.S. GAAP. The preparation of Qualigen’s financial statements and related disclosures requires Qualigen to make judgments and estimates that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Qualigen bases its estimates on historical experience, known trends and events and various other factors that Qualigen believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Qualigen evaluates its estimates and assumptions on an ongoing basis. Qualigen’s actual results may differ from these estimates under different assumptions or conditions.

While Qualigen’s accounting policies are described in more detail in Note 1 to its annual financial statements appearing elsewhere in this joint proxy and consent solicitation statement/prospectus, Qualigen believes the following accounting policies require the most significant judgments and estimates used in the preparation of its financial statements.

Inventory

Inventory is recorded at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Qualigen reviews the components of its inventory on a periodic basis for excess or obsolete inventory, and records specific reserves for identified items.

Long-Lived Assets

Qualigen assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that assets may not be recoverable. An impairment loss would be recognized when the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets. The amount of impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values. During the years ended March 31, 2019 and 2018, no such impairment losses have been recorded.

Research and Development

Qualigen expenses research and development costs as incurred.

Revenue Recognition

Qualigen recognizes revenue when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists;

●	Delivery has occurred or services have been rendered;

●	The fee for the arrangement is fixed or determinable; and

●	Collectability is reasonably assured.

Revenue arrangements with multiple deliverables are evaluated for proper accounting treatment. In these arrangements, Qualigen records revenue as separate units of accounting if the delivered items have value to the customer on a standalone basis, if the arrangement includes a general right of return relative to the delivered items, and if delivery or performance of the undelivered items is considered probable and substantially within Qualigen’s control.

Multiple Element Arrangements

Multiple element arrangements include contracts that combine both Qualigen’s analyzer and a customer’s future reagent purchases under a single contract. In some sales contracts, Qualigen provides analyzers at no charge to customers. Title to the analyzer is maintained by Qualigen and the analyzer is returned by the customer to Qualigen at the end of the purchase agreement.

Qualigen’s multiple element arrangements include a contractual obligation on the part of the customer to purchase a predetermined quantity of Qualigen’s reagents at a predetermined price over the term of the agreement, generally three years. In accordance with U.S. GAAP, the total revenue under the agreement is allocated between lease revenue and reagent sales on a relative fair value basis using Qualigen’s best estimate of the respective fair values, which is the current sales prices of the reagents and analyzers as if they were sold separately. The total fair value allocated to lease revenue is recognized on a straight-line basis over the term of the agreement. The fair value allocated to reagent sales is recognized upon shipment. The difference between analyzer lease revenue recognized and the amount billed is recorded either as accounts receivable or deferred revenue.

Deferred Revenue

Qualigen occasionally receives payment in advance from customers pursuant to certain collaborative research license agreements, deposits against future product sales, multiple element arrangements and extended warranties. Amounts collected in advance of revenue recognition are recorded as a current or noncurrent deferred revenue liability based on the time from the balance sheet date to the future date of revenue recognition. Qualigen recognizes revenue associated with extended warranty agreements ratably over the life of the contract.

Extended Warranties

Qualigen sells extended warranty contracts ranging in terms from one to three years to its customers which provide warranty protection after expiration of the original term of the analyzers covered by the contracts. Revenues from separately priced extended warranty and analyzer maintenance contracts are recognized as income on a straight-line basis over the contract period. Warranty contracts paid for in advance by the customer are recorded as deferred revenue.

Research and Licenses

Qualigen recognizes research revenue over the term of various agreements, as negotiated contracted amounts are earned or reimbursable costs are incurred related to those agreements. Negotiated contracted amounts are earned in relative proportion to the performance required under the applicable contracts. Nonrefundable license fees are recognized over the related performance period or at the time that Qualigen has satisfied all performance obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

In accordance with U.S. GAAP, milestone payments are recognized as revenue upon achievement of the specified milestones and research revenue is recognized as reimbursable costs are incurred. During the years ended March 31, 2019 and 2018, Qualigen recognized $0 and $2,560,000, respectively, in collaborative research revenue, respectively. During the years ended March 31, 2019 and 2018, Qualigen incurred $1,319,861 and $2,931,304 in costs related to these agreements, respectively.

Property and Equipment

Property and equipment are stated at cost and are presented net of accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	5 years
Computer equipment	3 years
Molds and tooling	5 years
Office furniture and equipment years	5 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. Qualigen occasionally designs and builds its own machinery. The costs of these projects, which includes the cost of construction and other direct costs attributable to the construction, are capitalized as construction in progress. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and placed in service.

Qualigen’s policy is to evaluate the remaining lives and recoverability of long-term assets on at least an annual basis or when conditions are present that indicate impairment.

Intangible Assets

Intangibles consist of patent-related costs and costs for license agreements. Management reviews the carrying value of intangible assets that are being amortized on an annual basis or sooner when there is evidence that events or changes in circumstances may indicate that impairment exists. Qualigen considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of intangible assets being amortized can be recovered.

If Qualigen determines that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows expected to result from the use and eventual disposition of the underlying assets, Qualigen considers the carrying value of such intangible assets as impaired and reduces them by a charge to operations in the amount of the impairment.

Costs related to acquiring patents are capitalized and amortized over their estimated useful lives, which is generally 5 to 17 years, using the straight-line method. Amortization of patents commences once final approval of the patent has been obtained. Patent costs are charged to operations if it is determined that the patent will not be obtained. The cost of the patents of $577,930 and $449,026 at March 31, 2019 and 2018, respectively, are stated net of accumulated amortization of $280,550 and $268,575, respectively. Amortization of patents charged to operations for the years ended March 31, 2019 and 2018 were $11,975 and $11,029, respectively. Total future estimated amortization of patent costs for the five succeeding years is $11,975 for each of the years ending March 31, 2020 through 2023, $10,900 for year 2024 and $238,580 thereafter.

The cost of the licenses of $493,836 and $418,836 at March 31, 2019 and 2018 are stated net of accumulated amortization of $387,826 and $380,943, respectively. Amortization of licenses charged to operations for each of the years ended March 31, 2019 and 2018 was $6,884. Total future estimated amortization of license costs is $6,884 for each of the years ending March 31, 2020 through 2023 and $3,475 for year 2024, and $74,999 thereafter.

Income Taxes

Deferred income taxes are recognized for temporary differences in the basis of assets and liabilities for financial statement and income tax reporting that arise due to net operating loss carry forwards, research and development credit carry forwards and from using different methods and periods to calculate depreciation and amortization, allowance for doubtful accounts, accrued vacation, research and development expenses, and state taxes. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and noncurrent based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Warranty Costs

Qualigen’s warranty policy generally provides for one year of coverage against defective analyzer and nonperformance within published specifications for sold analyzers and for term of the contract for equipment in operating leases. See Note 5 to Qualigen’s financial statements appearing elsewhere in this joint proxy and consent solicitation statement/prospectus. Qualigen accrues for estimated warranty costs in the period in which the revenue is recognized based on historical data and Qualigen’s best estimates of analyzer failure rates and costs to repair.

Accrued warranty liabilities were $35,122 and $52,065, respectively, at March 31, 2019 and 2018 and are included in accrued expenses and other current liabilities on the balance sheets. Warranty costs were $118,479 and $154,551 for the years ended March 31, 2019 and 2018, respectively, and are included in cost of product sales in the statements of operations.

Off-Balance Sheet Arrangements

Qualigen did not have, during the periods presented, and Qualigen does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Qualigen’s financial position and results of operations is disclosed in Note 1 to Qualigen’s annual financial statements appearing elsewhere in this joint proxy and consent solicitation statement/prospectus.

Management Following the Merger

The following table provides information regarding the expected directors and executive officers of the combined company following the closing of the merger:

Name	Age	Position
Michael S. Poirier	64	Chairman, President & CEO
Christopher L. Lotz	55	Vice President of Finance, CFO
Shishir K. Sinha	53	Vice President of Operations
Wajdi Abdul-Ahad, PhD	67	Vice President, Research & Development, Chief Scientific Officer
Kurt H. Kruger	64	Director
Richard A. David, MD FACS	60	Director
Matthew Korenberg	45	Director
Ira Ritter	71	Director

Qualigen intends to designate a sixth director and a seventh director, at least one of whom will be, as contemplated by California law applicable to California public companies, a qualified female director.

Composition of the Board of Directors Following the Merger

Upon the closing of the merger, the board of directors of Ritter will consist of seven directors with six directors to be designated by Qualigen, and the seventh director to be designated by the pre-merger Ritter Board, subject to the reasonable approval and consent of the members of the post-merger Ritter Board who were designated by Qualigen. Ira Ritter has been designated by the pre-merger Ritter Board, and has been approved and consented to by the members of the post-merger Ritter Board who have been designated by Qualigen. Qualigen has designated for the Ritter Board three incumbent directors of Qualigen and Matthew Korenberg, and intends to designate two additional directors (besides Ira Ritter), at least one of whom will be, as contemplated by California law applicable to California public companies, a qualified female director.

All of the members of the Ritter Board (other than Ira Ritter) will resign in connection with the effectiveness of the merger.

Michael S. Poirier | Chairman, President & CEO. Michael Poirier founded Qualigen in 1996 and is its Chairman, President and Chief Executive Officer. Before founding Qualigen, Mr. Poirier had relevant operating, marketing and sales positions with Ashirus Technologies, Inc., EnSys, Inc., Sanofi Pasteur and Abbott Laboratories, Inc. Before working at Abbott, Mr. Poirier served as an officer in the United States Navy, assigned to the US Atlantic Fleet. Mr. Poirier holds a B.A. from Providence College and attended the University of Zürich, Switzerland, School of Law.

Kurt H. Kruger. Mr. Kruger has enjoyed a 30-year career in Medical Technology. His deep involvement in the field has ranged from product design and development as a biomedical engineer to raising capital for, and following, publicly traded medical product companies as an equities research analyst. As a marketing manager at Guidant, now a part of Boston Scientific, he developed the launch plans for the first-ever implantable defibrillator. As a securities analyst he showed perspicuity leading Hambrecht & Quist in providing venture funds for, and then taking public, Ventritex, which was later acquired by St. Jude Medical. After Hambrecht & Quist, Kurt worked as an analyst for Montgomery Securities and Bank of America. Across 20 years of research work, Kurt has overseen the IPOs of over 30 medical products companies, including leadership of the Life Sciences banking effort for WR Hambrecht & Co. Mr. Kruger received a Sc.B. degree in Biomedical Engineering from Brown University; a Master’s degree in Bioengineering from the University of Michigan; and a business degree (S.M.) from the Sloan School at the Massachusetts Institute of Technology (MIT). He also completed the premedical post-baccalaureate program at Columbia University.

Richard A. David, MD FACS. Dr. Richard David serves as Chief Medical Officer for Skyline Urology, the largest Urology group in Los Angeles. He also serves as medical director for Skyline’s Advanced Prostate Cancer Center of Excellence. In addition, Dr. David serves as Associate Clinical Professor of Urology for the David Geffen School of Medicine at UCLA. Dr. David obtained his undergraduate education at Stanford University and his medical degree at Thomas Jefferson University in Philadelphia. He also holds a Master’s Degree in Medical Management (MMM) from the Marshall School of Business at the University of Southern California. He trained in general surgery and completed his urology residency at UCLA Medical Center in Los Angeles. Dr. David is a fellow of the American College of Surgeons.

Matthew Korenberg.  Mr. Korenberg has served as Executive Vice President, Finance and Chief Financial Officer of Ligand Pharmaceuticals Incorporated, a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines, since January 2018 and before that as Vice President, Finance and Chief Financial Officer of Ligand Pharmaceuticals Incorporated since August 2015. Before joining Ligand, commencing in September 2013, Mr. Korenberg was the founder, Chief Executive Officer and a director of NeuroCircuit Therapeutics, a company focused on developing drugs to treat genetic disorders of the brain with an initial focus on Down syndrome. Before founding NeuroCircuit Therapeutics, Mr. Korenberg was a Managing Director and member of the healthcare investment banking team at Goldman Sachs from July 1999 through August 2013. During his 14 year tenure at Goldman Sachs, Mr. Korenberg was focused on advising and financing companies in the biotechnology and pharmaceutical sectors and was based in New York, London and San Francisco. Before Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. where he spent two years working with healthcare companies in the biotechnology and pharmaceutical sectors and industrial companies. Mr. Korenberg holds a B.B.A. in Finance and Accounting from The University of Michigan.

Ira E. Ritter. Mr. Ritter served as Co-Founder, Chief Strategic Officer and Executive Chairman of Ritter’s predecessor from its inception in 2004 through the formation of Ritter Pharmaceuticals, Inc. in 2008 and he has served in those positions with Ritter since 2008. Mr. Ritter has extensive experience creating and building diverse business enterprises and has provided corporate management, strategic planning and financial consulting for a wide range of market segments including; health product related national distribution and private label production, television and publishing. He assisted taking Ritter public on Nasdaq and Martin Lawrence Art Galleries public on the The New York Stock Exchange.  Since 2010, Mr Ritter has also acted as a managing partner of Stonehenge Partners. Mr. Ritter has a long history of public service that includes appointments by three Governors to several State of California Commissions including eight years as Commissioner on the California Prison Industry Authority. He has guest lectured at University of Southern California Marshall School of Business and Pepperdine University Graziadio School of Business, where he also serves as an advisory board member to Pepperdine’s Graduate School of Education and Psychology, Social Entrepreneurship and Change Program. He previously served on the boards of directors for Vitavis Laboratories and SCWorx.

Executive Officers

Following the merger, the current executive officers of Qualigen will become the executive officers of Ritter:

Michael S. Poirier | President & CEO – see above.

Christopher L. Lotz | Vice President of Finance, CFO. Christopher Lotz joined Qualigen as Director of Finance in 2002 and was appointed Vice President and Chief Financial Officer in 2003. Before joining Qualigen, Mr. Lotz held financial positions with Bexcom, California Furniture Collections, Inc. and Group Publishing, Inc. Mr. Lotz holds a B.S. in Business Administration from Colorado State University.

Shishir K. Sinha | Vice President of Operations. Shishir Sinha joined Qualigen as Vice President, Operations & QA/QC in 2006. Before joining Qualigen, Mr. Sinha held manufacturing and related positions with Nanogen, Celera Diagnostics, Sequenom, Sandoz Pharmaceutics (Novartis) and Microgenics Corp. Mr. Sinha holds an MBEE in Biotechnology Enterprise from Johns Hopkins University and a B.A. in Genetics from the University of California, Berkeley.

Wajdi Abdul-Ahad, PhD | Vice President, Research & Development, Chief Scientific Officer. Wajdi Abdul-Ahad is Qualigen’s Vice President of Research and Development and Chief Scientific Officer. Since joining Qualigen in 2006, he has successfully developed and commercialized numerous complex immunoassays on both the FastPack and FastPack IP Systems. In addition, Dr. Abdul-Ahad is responsible for all surface coating, nanotechnology and reagent manufacturing, as well as integration of new drug manufacturing systems and processes. Before joining Qualigen, Dr. Abdul-Ahad led multifunctional design teams at Beckman Coulter that developed and commercialized over 15 assays on their industry leading Access and Synchron automated systems. From 1988 to 1990, Dr. Abdul-Ahad held various management positions with the (Ireland) National Diagnostics Center and Noctech, Inc., both located in Galway, Ireland. Dr. Abdul-Ahad holds a PhD in Biochemistry from National University of Ireland, Galway; an MS in Clinical Chemistry from the University of Surrey, England; an MBA from the University of La Verne, California and a BS in Pharmacy from the University of Baghdad, Iraq. He also holds certifications and licenses from the American Board of Clinical Chemistry, State of California (Registered Pharmacist), National Registry of Clinical Chemistry and the National Academy for Clinical Biochemistry. Dr. Abdul-Ahad is also the author or co-author of numerous scientific publications.

Independence of the Board of Directors

Under the Nasdaq listing standards, a majority of the members of the combined company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors has affirmatively determined that each person who is currently expected to be appointed to the combined company’s board of directors, except for Mr. Poirier and Mr. Ritter, is independent within the meaning of the applicable Nasdaq listing standards. All members of the combined company’s audit committee, compensation committee and nominating and corporate governance committee will be independent directors under the applicable Nasdaq listing standards.

Committees of the Combined Company’s Board of Directors

The combined company’s board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The expected composition and responsibilities of each committee are described below. Members will serve on these committees until their resignations or until otherwise determined by the board of directors. The audit committee, compensation committee and nominating and corporate governance committee each will operate under a written charter adopted by the Ritter board of directors, all of which will be available on the combined company’s website.

Audit Committee

The combined company’s audit committee is expected to be comprised of three members. Mr. Kruger is expected to be the chairperson of the audit committee, and Mr. David and Mr. Korenberg are expected to be the other members of the committee. Each member of the audit committee will meet the requirements for independence under current Nasdaq listing standards and applicable SEC rules and regulations and will be financially literate as required by Nasdaq listing standards. In addition, the board of directors has determined that Mr. Kruger is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of the audit committee and the board of directors. Other members of the audit committee may also possess the qualifications of an audit committee financial expert.

Among other functions, the combined company’s audit committee will evaluate the performance of and assesses the qualifications of the independent registered public accounting firm; engage the independent registered public accounting firm; determine whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; confer with senior management and the independent registered public accounting firm regarding the adequacy and effectiveness of internal control over financial reporting; establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review and approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitor the rotation of partners of the independent registered public accounting firm on the audit engagement team as required by law; review annually the audit committee’s written charter and the committee’s performance; review the financial statements to be included in the Annual Report on Form 10-K; and discuss with management and the independent registered public accounting firm the results of the annual audit and the results in the quarterly financial statements. The audit committee will have the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties.

Compensation Committee

The combined company’s compensation committee is expected to be comprised of three members. Mr. David is expected to be the chairperson of the compensation committee, and Mr. Kruger and Mr. Korenberg are expected to be the other members of the committee. The composition of the compensation committee will meet the requirements for independence under current Nasdaq listing standards and applicable SEC rules and regulations.

The combined company’s compensation committee will oversee the overall compensation strategy and related policies, plans and programs. Among other functions, the compensation committee will determine and approve the compensation and other terms of employment of the Chief Executive Officer; determine and approve the compensation and other terms of employment of the other executive officers, as appropriate; review and recommend to the board of directors the type and amount of compensation to be paid to board members; administer the Ritter 2020 Plan; and review and establish appropriate insurance coverage for the directors and executive officers. The compensation committee will have the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties.

Nominating and Corporate Governance Committee

The combined company’s nominating and corporate governance committee is expected to be comprised of two members. Mr. David is expected to be the chairperson of the nominating and corporate governance committee, and Mr. Kruger is expected to be the other member of the committee. The composition of the nominating and corporate governance committee will meet the requirements for independence under current Nasdaq listing standards.

The combined company’s nominating and corporate governance committee will be responsible for identifying, reviewing and evaluating candidates to serve on the board of directors; reviewing and evaluating incumbent directors and the performance of the board of directors; recommending candidates to the board of directors for election; making recommendations regarding the membership of the committees of the board of directors; assessing the performance of the board of directors, including its committees; and developing a set of corporate governance guidelines for the combined company.

Director Liability and Indemnification

The combined company purchased directors’ and officers’ liability insurance and will enter into indemnification arrangements with each of its directors and executive officers. The indemnification agreements and the combined company’s certificate of incorporation and bylaws will require it to indemnify the directors and officers to the fullest extent permitted by Delaware law.

Corporate Governance Guidelines

The combined company’s board of directors will adopt Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the combined company in accordance with Nasdaq’s listing standards. The Corporate Governance Guidelines will be made available on the combined company’s website.

Code of Business Conduct and Ethics

The combined company’s board of directors will adopt a Code of Business Conduct and Ethics that applies to all board members, officers and employees. The Code of Business Conduct and Ethics, and any applicable waivers or amendments, will be made available on the combined company’s website.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Since January 1, 2018 there have not been any transactions (and there are no currently proposed transactions) to which either Ritter or Qualigen was a party and in which:

●	The amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the total assets of Ritter or Qualigen, as the case may be, at year-end for the last two completed fiscal years; and

●	a director or executive officer of Ritter or Qualigen or any member of such person’s immediate family had or will have a direct or indirect material interest.

Ritter Transactions Review

Ritter’s audit committee is responsible for reviewing, approving and overseeing any transaction between the Ritter and its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members, where the amount involved exceeds the lesser of (i) $120,000 and (ii) one percent (1%) of the average of Ritter’s total assets at year-end for the prior two fiscal years.

Qualigen Transactions Review

Qualigen does not currently have in place policies and/or procedures for the review, approval, or ratification of the types of transactions described in this section of the joint proxy and consent solicitation statement /prospectus, but intends to adopt a formal policy following the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared under United States generally accepted accounting principles (“U.S. GAAP”), and gives effect to the transaction between Ritter, Merger Sub and Qualigen to be accounted for as a reverse recapitalization under U.S. GAAP (the “Merger”). In addition, the pro forma condensed combined financial information gives effect to a financing commitment letter, entered into on January 15, 2020 with the Investor to purchase shares of Qualigen Series Alpha preferred stock (and associated Qualigen common stock warrants) for at least $4.0 million in cash no later than immediately before the close of the Merger, (the “Pre-Closing Qualigen Financing”). The Pre-Closing Qualigen Financing provides a commitment fee from Qualigen equivalent to 5% of the issued and outstanding Ritter common stock as of immediately after the Closing on a fully diluted basis, conversion of the principal and accrued interest on all debt owed to the Investor by Qualigen into shares of Qualigen common stock, at the conversion price set forth in such existing debt instruments, or into Qualigen Series Alpha preferred stock issued in the Pre-Closing Qualigen Financing and the issuance of Qualigen common stock warrants exercisable for a number of shares of Qualigen common stock that will represent, after assumption of the warrants by Ritter in the merger and adjustments of the warrants to reflect the Exchange Ratio, warrants to purchase a number of shares of Ritter common stock that is, as of immediately after the merger, 1% of Ritter’s fully-diluted common stock. Such warrants will have a (pre-merger) strike price of no less than a 50% premium over the conversion price of Qualigen Series Alpha preferred stock.

The pro forma condensed combined financial information also gives effect to Ritter’s November 2019 at-the-money (“ATM”) agreement with A.G.P./Alliance Global Partners, pursuant to which the Company may offer and sell, from time to time through A.G.P., shares of the Company’s common stock having an aggregate offering price of up to $8.0 million (the “Placement Shares”), subject to the terms and conditions of the ATM Agreement.

The Merger is accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of Ritter will be nominal following the close of the Merger. Qualigen was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Qualigen stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Qualigen common stock are expected to own approximately 92.5% of Ritter immediately following the effective time of the Merger, (ii) existing Qualigen directors will hold six of seven board seats of the combined company and (iii) Qualigen’s management will hold all key positions in the management of the combined company.

The following unaudited pro forma condensed combined financial statements are based on Qualigen’s historical financial statements and Ritter’s historical financial statements, as adjusted, to give effect to Qualigen’s reverse recapitalization of Ritter. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2019 is comprised of Ritter’s unaudited statement of operations for the nine months ended December 31, 2019 (derived from Ritter’s audited statement of operations for the year ended December 31, 2019 minus Ritter’s unaudited statement of operations for the three months ended March 31, 2019) and Qualigen’s unaudited statement of operations for the nine months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2019 is comprised of Ritter’s audited statement of operations for the twelve months ended December 31, 2018 and Qualigen’s audited statement of operations for the twelve months ended March 31, 2019. The unaudited pro forma condensed combined statement of operations gives effect to these transactions as if they had occurred on April 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is comprised of Qualigen’s unaudited balance sheet as of December 31, 2019, Ritter’s audited balance sheet as of December 31, 2019 and gives effect to these transactions as if they had occurred on December 31, 2019. Subsequent to the Merger, Ritter will change its fiscal year end to March 31.

To consummate the Merger, Ritter’s stockholders must approve the proposed Ritter Reverse Stock Split. Per the terms of the Merger Agreement, at the closing of the Merger, each outstanding share of Qualigen common stock will be converted into the right to receive shares of Ritter common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a reverse stock split of Ritter common stock). These unaudited pro forma condensed combined financial statements have been retroactively restated to reflect the impact of the proposed Reverse Stock Split, at an estimated ratio of one-for-30.

Because Qualigen will be treated as the acquirer under the reverse recapitalization, Qualigen’s and Ritter’s assets and liabilities will be recorded at their pre-combination carrying amounts in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of reverse recapitalization accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final reverse recapitalization accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Ritter and Qualigen been a combined organization during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma condensed combined financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with Ritter’s historical financial statements, which are included in Ritter’s latest Annual Report for the year ended December 31, 2019 on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2020, the results for the three months ended March 31, 2019 included in Ritter’s report on Form 10-Q filed with the SEC on May 15, 2019 and Qualigen’s historical information included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2019

			Pro Forma		Pro Forma
	Qualigen (1)	Ritter (2)	Adjustments	Note 3	Combined

ASSETS
Current assets
Cash and cash equivalents	$128,696	$1,699,971	$4,000,000	(e)	$6,004,755
			4,352,663	(f)
			(2,580,000)	(d)
			(1,596,575)	(g)
Accounts receivable, net	377,356	-	-		377,356
Accounts receivable- related party, net	778,644	-	-		778,644
Inventory, net	663,107	-	-		663,107
Accrued interest receivable	-	771	-		771
Prepaid expense and other current assets	91,125	509,519	-		600,644
Total current assets	2,038,928	2,210,261	4,176,088		8,425,277

Property and equipment, net	1,455,347	15,656	-		1,471,003
Equipment held for lease, net	94,137	-	-		94,137
Right-of-use assets	-	93,032	-		93,032
Intangible assets, net	482,674	-	-		482,674
Other assets	29,675	478,075	-		507,750
Total assets	$4,100,761	$2,797,024	$4,176,088		$11,073,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$703,342	$1,417,317	$(1,417,317)	(g)	$703,342
Accrued expenses and other current liabilities	659,200	179,258	500,000	(d)	982,238
			(176,962)	(c)
			(179,258)	(g)
Accrued expenses- related party	392,353	-	-		392,353
Notes payable, current portion	2,437,639	-	(1,410,000)	(c)	1,027,639
Deferred revenue, current portion	109,500	-	-		109,500
Deferred revenue- related party	271,206	-	-		271,206
Due to related party	500,000	-	-		500,000
Lease Liability	-	100,471	-		100,471
Total current liabilities	5,073,240	1,697,046	(2,683,537)		4,086,749

Notes payable, net of current portion	69,248	-	-		69,248
Deferred revenue, less current portion	21,333	-	-		21,333
Total liabilities	5,163,821	1,697,046	(2,683,537)		4,177,330

Commitments and contingencies

Stockholders’ equity (deficit)

Convertible preferred stock, $0.01 par value Series A, B, C, D and D-1	155,731	-	(155,731)	(a)	-
Preferred stock, $0.001 par value Series A, B and C	-	1,528,956	(1,528,956)	(b)	-

Series Alpha preferred stock, $1,000 par value	-	-	5,360,000	(a)	5,360,000

Common Stock, $0.01 par value	56,026	-	(56,026)	(a)	-

Common Stock, $0.001 par value	-	19,108	10,438	(a)	10,438
			(19,108)	(b)

Additional paid-in capital	45,153,733	79,885,078	(5,158,681)	(a)	52,137,513
			(79,885,078)	(b)
			1,099,978	(b)
			1,586,962	(c)
			4,000,000	(e)
			4,352,663	(f)
			1,102,858	(h)

Accumulated deficit	(46,428,550)	(80,333,164)	80,333,164	(b)	(50,611,408)
			(3,080,000)	(d)
			(1,102,858)	(h)

Total stockholders’ equity (deficit)	(1,063,060)	1,099,978	6,859,625		6,896,543
Total liabilities and stockholders’ equity	$4,100,761	$2,797,024	$4,176,088		$11,073,873

(1)	Derived from the Qualigen unaudited balance sheet as of December 31, 2019.

(2)	Derived from the Ritter audited balance sheet as of December 31, 2019.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations – Nine Months Ended
December 31, 2019

			Pro Forma		Pro Forma
	Qualigen (1)	Ritter (2)	Adjustments	Note 3	Combined

Revenue
Net product sales	$1,625,516	$-	$-		$1,625,516
Net product sales- related party	2,435,696	-	-		2,435,696
Collaborative research revenue	40,000	-	-		40,000
Total revenues	4,101,212	-	-		4,101,212

Operating expenses
Cost of product sales	1,100,260	-	-		1,100,260
Cost of product sales- related party	1,886,118	-	-		1,886,118
General and administrative	591,689	3,417,355	-		4,009,044
Patent costs	-	97,656	-		97,656
Research and development	431,134	2,552,117	-		2,983,251
Research and development- related party	535,926	-	-		535,926
Sales and marketing	275,691	-	-		275,691
Total operating expenses	4,820,818	6,067,128	-		10,887,946
Loss from operations	(719,606)	(6,067,128)	-		(6,786,734)

Interest expense, net	192,338	-	(99,600)	(i)	92,738
Interest income	-	(51,761)	-		(51,761)
Other expense (income), net	(1,627)	(588,114)	-		(589,741)
Total other (income) expense	190,711	(639,875)	(99,600)		(548,764)

Loss before provision for income taxes	(910,317)	(5,427,253)	99,600		(6,237,970)

Provision for income taxes	(4,619)	-	-		(4,619)

Loss from continuing operations	$(914,936)	$(5,427,253)	$99,600		$(6,242,589)

Loss from continuing operations per share:
Basic and diluted		(16.18)			(0.64)

Weighted average number of shares		335,520	9,466,781	(j)	9,802,301

(1)	Derived from the Qualigen’s unaudited statement of operations for the nine months ended December 31, 2019.

(2)	Derived from the Ritter unaudited statement of operations for the nine months ended December 31, 2019 (derived from amounts in Ritter’s consolidated statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2019, minus amounts in Ritter’s condensed statement of operations included its Form 10-Q for the three months ended March 31, 2019).

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations – Twelve Months Ended
March 31, 2019

			Pro Forma		Pro Forma
	Qualigen (1)	Ritter (2)	Adjustments	Note 3	Combined

Revenue
Net product sales	$1,973,984	$-	$-		$1,973,984
Net product sales- related party	3,829,060	-	-		3,829,060
Total revenues	5,803,044	-	-		5,803,044

Operating expenses
Cost of product sales	1,309,462	-	-		1,309,462
Cost of product sales- related party	2,795,331	-	-		2,795,331
General and administrative	1,053,249	5,425,033	-		6,478,282
Patent costs	-	204,396	-		204,396
Research and development	550,779	12,259,940	-		12,810,719
Research and development- related party	769,082	-	-		769,082
Sales and marketing	380,341	-	-		380,341
Total operating expenses	6,858,244	17,889,369	-		24,747,613

Loss from operations	(1,055,200)	(17,889,369)	-		(18,944,569)

Interest expense, net	152,036	-	(132,800)	(i)	19,236
Interest income	-	(126,835)	-		(126,835)
Other expense (income), net	(11,489)	(893,823)	-		(905,312)
Total other (income) expense	140,547	(1,020,658)	(132,800)		(1,012,911)

Loss before provision for income taxes	(1,195,747)	(16,868,711)	132,800		(17,931,658)

Provision for income taxes	(4,619)	-	-		(4,619)

Loss from continuing operations	$(1,200,366)	$(16,868,711)	$132,800		$(17,936,277)

Loss from continuing operations per share:
Basic and diluted		(95.40)			(1.81)

Weighted average number of shares		176,822	9,737,661	(j)	9,914,483

(1)	Derived from the Qualigen’s audited statement of operations for the year ended March 31, 2019.

(2)	Derived from the Ritter audited statement of operations for the year ended December 31, 2018 included in its Annual Report on Form 10-K for the year ended December 31, 2019.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Ritter and Qualigen.

For the purposes of the unaudited pro forma condensed combined financial information, the accounting policies of Ritter and Qualigen are aligned with no differences. Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, “Pro forma adjustments.”

Description of Transaction

On January 15, 2020, Ritter and Qualigen, entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Qualigen, with Qualigen continuing as a wholly owned subsidiary of Ritter and the surviving corporation of the Merger. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of Qualigen common stock will be converted into the right to receive shares of Ritter common stock such that, immediately following the Effective Time, and after giving effect to the Pre-Merger Financing, preexisting Ritter stockholders subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, are expected to own approximately 7.5% of the outstanding capital stock of Ritter on a fully diluted basis, and preexisting Qualigen stockholders are expected to own approximately 92.5% of the outstanding capital stock of Ritter on a fully diluted basis.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Ritter and Qualigen. The Merger Agreement provides that Ritter may undertake a Pre-Closing Capital Raise, the proceeds of which will be allocated exclusively for the purposes and uses determined by the Ritter Board provided that at the closing of the Merger, Ritter will have paid all transaction expenses and other outstanding accounts payable of Ritter. The Merger Agreement contains certain termination rights for both Ritter and Qualigen, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $100,000.

At the Effective Time, Ritter’s board of directors is expected to consist of seven members, six of whom will be designated by Qualigen and one of whom will be designated by Ritter.

At the closing of the Merger, Ritter, John Beck, as representative of Ritter stockholders and Andrew Ritter, in his capacity as a consultant to Ritter, will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, Ritter stockholders will receive one contingent value right (a “CVR”) for each share of Ritter common stock held immediately prior to the close of the Merger, entitling the holder to receive the net proceeds, if any, from any sale, license, transfer, spin-off or other monetizing event of all or any part of Ritter’s current intellectual property or technology (a “Legacy Monetization”) that is entered into during the period beginning on January 15, 2020 and ending on the third anniversary of the closing of the Merger. The combined company will make available up to $350,000 (subject to any reduction pursuant to the terms of the Merger Agreement), to be allocated for certain expenses to be incurred by Ritter in pursuing and closing any Legacy Monetization.

The CVRs will not be transferable by the CVR holders, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest, do not represent any equity or ownership interest in the combined company and will not be registered with the SEC or listed for trading on any exchange. The CVRs will terminate on the tenth anniversary of the Merger. The Company does not believe the monetization of this CVR is probable and therefore has not recorded the impact in the accompanying unaudited pro forma condensed combined financial information.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Merger had been completed on December 31, 2019 and is comprised of Qualigen’s unaudited balance sheet as of December 31, 2019 together with Ritter’s audited balance sheet as of December 31, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2019 and year ended March 31, 2019 has been derived from the application of proforma adjustment to Qualigen’s unaudited statement of operations for the nine months ended December 31, 2019, together with Ritter’s unaudited statement of operations for the nine months ended December 31, 2019 and Qualigen’s audited statement of operations for the year ended March 31, 2019, together with Ritter’s audited statement of operations for the year ended December 31, 2018 and assumes that the Merger had occurred on April 1, 2018.

For accounting purposes, Qualigen is considered to be the acquiring company and the Merger will be accounted for as a reverse recapitalization of Ritter by Qualigen because the primary assets of Ritter, which include cash and other assets and liabilities, will be nominal following the close of the merger. Under reverse recapitalization accounting, the assets and liabilities of Ritter will be recorded, as of the completion of the merger, at their fair value which is expected to approximate book value because of the short-term nature of the instruments. No goodwill or intangible assets are expected to be recognized and any excess consideration transferred over the fair value of the net assets of Ritter following determination of the actual purchase consideration for Ritter will be reflected as an adjustment to equity. Consequently, the financial statements of Qualigen reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Ritter and Qualigen, which are provided elsewhere in this registration statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

Note 2- Preliminary Fair value of the Assets Acquired and the Liabilities Assumed

The following is the preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Qualigen in the Merger:

Dr (Cr.)
Prepaid expense and other current assets	$510,290
Property and Equipment	15,656
Other assets	571,107
Accounts payable	282,654
Accrued expenses and other current liabilities	(179,258)
Lease liabilities	(100,471)
Net assets acquired	$1,099,978

Note 3 - Pro forma adjustments

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents the issuance of 8,906,046 shares of common stock and 5,360 shares of preferred stock of Ritter and its effect on the shares of common stock, preferred stock and additional paid in capital accounts.

	Common Shares $0.001 par value	Common Shares $0.01 par value	Convertible preferred stock, $0.01 par value Series A, B, C, D and D-1	Series Alpha preferred stock, $1,000 par value	Additional Paid-in Capital

Issuance of 8,906,046 common shares	$8,906	$-	$-	$-	$(8,906)
Issuance of 5,360 preferred shares	-	-	-	5,360,000	(5,360,000)
Adjustments due to reverse merger	1,532	(56,026)	(155,731)	-	210,225
	$10,438	$(56,026)	$(155,731)	$5,360,000	$(5,158,681)

(b)	Represents the elimination of the historical equity of Ritter:

Series B preferred stock, $0.001 par value	(1,288,956)
Series C preferred stock, $0.001 par value	(240,000)
Common Stock, $0.001 par value	(19,108)
Additional paid-in capital	(79,885,078)
Accumulated deficit	80,333,164
Recapitalization adjustment	$(1,099,978)

(c)	Reflects a conversion of $1.4 million in Qualigen convertible notes payable and $0.177 million of accrued interest into shares of Qualigen common stock and Series Alpha preferred stock.

(d)	Reflects an adjustment of approximately $3.1 million for the estimated transaction costs for both Qualigen and Ritter, such as adviser fees, legal and accounting expenses that were not incurred as of December 31, 2019. Ritter transaction costs of approximately $2.6 million will be paid prior to the close of the transaction pursuant to the terms of the Merger agreement.

(e)	Represents $4.0 million in cash proceeds from the Pre-Closing Qualigen Financing pursuant to the Finance Commitment Letter dated January 15, 2020, as amended. The Qualigen Series Alpha preferred stock will be exchanged in the merger for Ritter Series Alpha preferred stock, which will be convertible into 4,507,952 shares of common stock of the combined company subject to a “blocker” provision after giving effect to the estimated one-for-30 Reverse Stock Split.

The Financing Commitment Letter provides that, for the commitment to fund the Pre-Closing Qualigen Financing, the Investor will receive a commitment fee from Qualigen equivalent to 5% of the issued and outstanding Ritter common stock as of immediately after the Closing on a fully diluted basis. Such commitment fee will be paid in Qualigen Series Alpha preferred stock and will be exchanged in the merger for Ritter Series Alpha preferred stock, which will be convertible into 1,126,988 shares of common stock of the combined company subject to a “blocker” provision after giving effect to the estimated one-for-30 Reverse Stock Split.

In the Financing Commitment Letter (as amended), the Investor also agreed to, at or before Closing, convert the principal and accrued interest on all debt owed to it by Qualigen into shares of Qualigen common stock, at the conversion price set forth in such existing debt instruments, or into Qualigen Series Alpha preferred stock issued in the Pre-Closing Qualigen Financing. Of the $1.4 million in Qualigen convertible notes payable and $0.177 million of accrued interest payable to the Investor as of December 31, 2019, Qualigen and the Investor have agreed that the first $350,000 of the debt will be converted into Qualigen Series Alpha preferred stock and the remainder of the debt will be converted into Qualigen common stock. The Qualigen Series Alpha preferred stock issued to the Investor will be exchanged in the merger for Ritter Series Alpha preferred stock, which will be convertible into 405,394 shares of common stock of the combined company after giving effect to the estimated one-for-30 Reverse Stock Split.

The aggregate Qualigen Series Alpha preferred stock estimated to be issued in connection with the Pre- Closing Qualigen Financing will be converted into the right to receive the same number of shares of Series Alpha preferred stock of the combined company which will be convertible into 6,040,334 shares of common stock of the combined company subject to a “blocker” provision, after giving effect to the estimated one-for-30 Reverse Stock Split.

As consideration for the Financing Commitment Letter, the Investor will be issued Qualigen common stock warrants exercisable for a number of shares of Qualigen common stock that will represent, after assumption of the warrants by Ritter in the merger and adjustments of the warrants to reflect the Exchange Ratio, warrants to purchase a number of shares of Ritter common stock that is, as of immediately after the merger, 1% of Ritter’s fully-diluted common stock. Such warrants will have a (pre-merger) strike price of no less than a 50% premium over the conversion price of Qualigen Series Alpha preferred stock. The warrants, when issued, will have a fixed strike price and a fixed notional value and will be immediately exercisable. The warrants to be issued to the Investor are classified in equity based on a preliminary determination that the exercise features and other terms of the warrants are indexed to Qualigen’s own stock and classified in stockholders’ equity.

The estimated fair value of the warrants issued to the Investor is approximately $67,600, based upon the valuation of the combined company utilized in the Pre-merger financing of $16.0 million. Inputs used to determine the estimated fair value of the common stock warrants include: risk free rate – 1.69%, expected volatility – 69.0%, effective life - 5.0 years and dividend yield – N/A. The initial fair value of the warrants issued to the Investor is a direct and incremental cost of the Pre-Closing Qualigen Financing and as such, there will be no expense for the issuance of the Qualigen common stock warrants.

(f)	Reflects the net proceeds of Ritter’s ATM agreement with A.G.P./Alliance Global Partners. Ritter sold 16,822,062 shares of common stock for net proceeds of $4,352,663 during the period from January 1, 2020 through March 13, 2020. The proceeds of which will be used, in part, to pay Ritter’s transaction expenses and settle outstanding liabilities pursuant to the terms of the Merger agreement.

(g)	Reflects payment of all transaction expenses and other outstanding accounts payable of Ritter pursuant to the terms of the Merger agreement.

(h)	Represents the fair value of Qualigen common stock and warrants to be issued to an advisor upon the closing of the Merger. Qualigen has agreed to issue to the advisor a number of shares of the Qualigen common stock equivalent to 4.5% of the issued and outstanding Ritter common stock as of immediately after the closing of the Merger on a fully diluted basis and five year Qualigen common stock warrants exercisable for a number of shares of Qualigen common stock that will represent, after assumption of the warrants by Ritter in the merger and adjustments of the warrants to reflect the Exchange Ratio, warrants to purchase a number of shares of Ritter common stock that is, as of immediately after the merger, 3% of Ritter’s fully-diluted common stock. The warrants will be exercisable 183 days after the Merger and such warrants shall have an initial exercise price per share equal to the exercise price in the warrants issued in the Pre-Closing Qualigen Financing.

The fair value of Qualigen common stock and common stock warrants is based upon the assumed valuation of the combined company utilized in the Pre-merger financing of $16.0 million. Inputs used to determine the preliminary fair value of the warrants include: risk free rate – 1.69%, expected volatility – 69.0%, effective life - 5.0 years and dividend yield – N/A. The warrants to be issued to the advisor are a performance award and will vest 183 days following the closing of the merger. The estimated fair value of the warrants are recognized in accordance with ASC 718, Stock Based Compensation, as amended by ASU 2018-07 and are classified in equity based on a preliminary determination that the exercise features and other terms of the warrants are indexed to Qualigen’s own stock and classified in stockholders’ equity in accordance with ASC 815-40, Contracts in Entity’s Own Equity. The estimated fair value of advisor shares and warrants is as follows:

Fair value of 1,014,289 common shares	$900,000
Fair value of 676,193 warrants	202,858
Fair value of advisor common shares and warrants	$1,102,858

The fair value of the advisory fee will be recognized as non-employee compensation costs in the period of the Merger. The estimated fair value of the advisory fee is not reflected in the pro forma condensed combined statements of operations as it is not expected to have a continuing impact on the combined company.

(i)	Reflects the elimination of interest expense associated with Qualigen’s convertible notes payable converted in common and preferred stock in connection with the Merger.

(j)	Represents the increase in the weighted average shares due to the issuance of shares of Ritter’s common stock in connection with the Merger.

	Nine Months Ended December 31, 2019	Twelve Months Ended March 31, 2019
Historical Ritter- Basic and diluted weighted average number of shares (1)	335,520	176,822
Shares issued by Ritter in ATM agreement (1)	560,735	831,615
Shares issued in Merger	7,891,757	7,891,757
Shares issued in Merger to advisor	1,014,289	1,014,289
Pro forma- Basic and diluted weighted average number of shares	9,802,301	9,914,483

(1)	Historical Ritter basic and diluted weighted average shares outstanding and shares issued by Ritter in ATM agreement reflects the impact of the estimated one-for-30 Reverse Stock Split.

In computing the pro forma basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation as the impact is anti-dilutive.

The following potentially dilutive pro forma securities outstanding for the nine months ended December 31, 2019 and for the twelve months ended March 31, 2019 have been excluded from the computation of pro forma diluted weighted average shares outstanding, as they would be anti-dilutive:

	Nine Months Ended December 31, 2019	Twelve Months Ended March 31, 2019
Historical Ritter (2)
Options to purchase common stock	44,471	22,463
Warrants	280,434	280,434
Preferred Stock	52,314	216,006
Preferred stock issued in Merger	6,040,334	6,040,334
Warrants issued in Merger	1,845,743	1,845,743
Warrants issued in Merger to advisor	676,193	676,193
	8,939,489	9,081,173

(2)	Historical Ritter Options to purchase common stock, Warrants and Preferred Stock reflect the impact of the estimated one-for-30 Reverse Stock Split.

DESCRIPTION OF RITTER CAPITAL STOCK

The following description of Ritter’s capital stock is not complete and may not contain all the information you should consider before investing in Ritter’s capital stock. This description is summarized from, and qualified in its entirety by reference to, the Certificate of Incorporation, which has been publicly filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 237 of this joint proxy and consent solicitation statement/prospectus. The following information does not give effect to Proposal No. 2 (the Reverse Stock Split proposal) in this joint proxy and consent solicitation statement/prospectus.

General

The following description of Ritter’s capital stock and certain provisions of its Certificate of Incorporation and the Ritter Bylaws are summaries and are qualified by reference to the Certificate of Incorporation and the Ritter Bylaws.

Ritter’s authorized capital stock consists of 240,000,000 shares, all with a par value of $0.001 per share, 225,000,000 of which are designated as common stock and 15,000,000 of which are designated as preferred stock, consisting of (i) 9,500 shares that have been designated Series A convertible preferred stock, (ii) 6,000 shares that have been designated as Series B convertible preferred stock, and (iii) 1,880 shares that have been designated as Series C convertible preferred stock.

As of March 26, 2020, there were 45,713,862 shares of Ritter common stock outstanding and 240 shares of Series C convertible preferred stock outstanding, all of which are held by the Investor. There were no shares of either Series A convertible preferred stock or Series B convertible preferred stock outstanding.

As of March 26, 2020, Ritter had 141 holders of record of its common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Pursuant to the terms of the Certificate of Incorporation, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Ritter Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up, the Ritter Stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of Ritter common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to Ritter common stock.

Preferred Stock

Pursuant to the terms of the Certificate of Incorporation, the Ritter Board has the authority to issue Ritter preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the Ritter Stockholders.

The issuance of shares of Ritter preferred stock, or the issuance of rights to purchase such shares, may decrease the amount of earnings and assets available for distribution to the holders of Ritter common stock, could adversely affect the rights and powers, including voting rights, of Ritter common stock, and could have the effect of delaying, deterring or preventing a change of control of Ritter or an unsolicited acquisition proposal.

Ritter Series C Convertible Preferred Stock

The rights of the Ritter Series C convertible preferred stock are set forth in the Certificate of Designation of Preferences, Right and Limitations. The shares of Ritter Series C convertible preferred stock have a stated value of $1,000 per share and have a conversion price of $1.64 per share (subject to customary adjustment in the event of future stock dividends and stock splits).

Rank. The Ritter Series C convertible preferred stock ranks on parity to the Ritter common stock as to dissolution, liquidation and winding up.

Conversion. Each share of Ritter Series C convertible preferred stock is convertible into shares of Ritter common stock (subject to adjustment as provided in the related Certificate of Designation of Preferences, Rights and Limitations) at any time at the option of the holder at a conversion price of $1.64 (subject to customary adjustment in the event of future stock dividends and stock splits). Holders of Ritter Series C convertible preferred stock are prohibited from converting Ritter Series C convertible preferred stock into shares of Ritter common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Ritter common stock then issued and outstanding.

Liquidation Preference. In the event of Ritter’s liquidation, dissolution or winding-up, holders of Ritter Series C convertible preferred stock will be entitled to receive the same amount that a holder of Ritter’s common stock would receive if the Ritter Series C convertible preferred stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts will be paid pari passu with all holders of Ritter common stock.

Voting Rights. Shares of Ritter Series C convertible preferred stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Ritter Series C convertible preferred stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Ritter Series C convertible preferred stock, (b) amend Ritter’s certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Ritter Series C convertible preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Ritter Series C convertible preferred stock are not entitled to receive any dividends, unless and until specifically declared by the Ritter Board. The holders of the Ritter Series C convertible preferred stock participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of Ritter common stock.

Redemption. Ritter is not obligated to redeem or repurchase any shares of Ritter Series C convertible preferred stock. Shares of Ritter Series C convertible preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. The Ritter Series C convertible preferred stock is not listed on any national securities exchange or other nationally recognized trading system.

Ritter Series Alpha Preferred Stock

The following is a summary of the material terms of the intended Ritter Series Alpha preferred stock. This summary is not complete. The following summary of the terms and provisions of the Ritter Series Alpha preferred stock is qualified in its entirety by reference to the form of Certificate of Designation of Series Alpha Convertible Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part.

General. The Ritter Board, before the merger, will designate 7,000 shares of the 15,000,000 authorized shares of preferred stock as Series Alpha preferred stock. When issued, the shares of Series Alpha convertible preferred stock will be validly issued, fully paid and non-assessable. Each share of Series Alpha convertible preferred stock will have a stated value of $1,000 per share.

Conversion. Each share of Series Alpha preferred stock will be convertible into shares of Ritter common stock at any time at the option of the holder at an initial conversion rate equivalent to a $16 million premoney valuation of the combined company, subject to adjustment for stock splits, reverse stock splits, stock dividends, etc. and also subject to a ratchet antidilution adjustment provision for almost all issuances at a price lower than the then-effective conversion. Before taking into account the Reverse Stock Split or any other adjustments, each share of Ritter Series Alpha preferred stock would be convertible into a number of shares of Ritter common stock equal to $1,000 (the stated value per share) divided by the conversion price, which is estimated to be approximately $0.0296. Holders of Series Alpha preferred stock will be prohibited from converting Series Alpha preferred stock into shares of Ritter common stock to the extent that, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of Ritter common stock then issued and outstanding.

Liquidation Preference. In the event of liquidation, dissolution or winding-up, holders of Ritter Series Alpha preferred stock will be entitled to a liquidation preference, senior to the Ritter common stock, equal to the initial purchase price of the Series Alpha preferred stock plus any additional amounts owing for fees or liquidated damages under the Ritter Series Alpha preferred stock’s certificate of designation, such as would be applicable if Ritter failed or refused to properly and timely comply with the holder’s election to convert some or all of the holder’s Ritter Series Alpha preferred stock into Ritter common stock.

Voting Rights. Each holder of a share of Series Alpha preferred stock will have the right to the same number of votes (voting together with the common stock as if part of a single class) as the number of shares of Ritter common stock which such share of Series Alpha preferred stock is convertible into as of the record date for such voting.

Dividends. Shares of Series Alpha preferred stock will not be entitled to receive any dividends, unless and until specifically declared by the board of directors. The holders of the Series Alpha preferred stock will participate, on an as-if-converted-to-common-stock basis (disregarding for such purposes any conversion limitations), in any dividends to the holders of common stock (other than dividends payable in the form of common stock).

Protective Provisions.  Ritter will not be allowed to, without the written consent of the holders of a majority of the then-outstanding shares of Series Alpha preferred stock, (i) amend its certificate of incorporation or bylaws to adversely affect the special rights, preferences and privileges of the Series Alpha preferred stock, or (ii) create any class or series of shares senior to or on a parity with the Series Alpha preferred stock.

Exchange Listing. Ritter does not plan on making an application to list the Series Alpha preferred stock on any national securities exchange or other nationally recognized trading system.

Equity Incentive Plans

As of March 26, 2020, Ritter had outstanding options to acquire 1,334,135 shares of Ritter common stock, having a weighted-average exercise price of $10.31 per share. Ritter also had zero restricted stock units outstanding.

Warrants

As of March 26, 2020, Ritter had outstanding warrants to purchase an aggregate of 1,978,550 shares of Ritter common stock, having a weighted-average exercise price of $2.04 per share.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and the Ritter Bylaws

The provisions of Delaware law and the Certificate of Incorporation and the Ritter Bylaws, could discourage or make it more difficult to accomplish a proxy contest or other change in Ritter’s management or the acquisition of control by a holder of a substantial amount of Ritter’s voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in Ritter’s best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Ritter Board and in the policies formulated by the Ritter Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce Ritter’s vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in Ritter’s management.

Delaware Statutory Business Combinations Provision. Ritter is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Election and Removal of Directors. Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the affirmative vote of the majority of the votes cast by the shares of Ritter common stock present in person or represented by proxy at such meeting and entitled to vote thereon, provided a quorum is present. Vacancies on the Ritter Board resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third-party from making a tender offer or otherwise attempting to obtain control of Ritter, because it generally makes it more difficult for stockholders to replace a majority of Ritter’s directors. The Certificate of Incorporation and Ritter Bylaws do not provide for cumulative voting in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Ritter’s Bylaws provide that, for nominations to the Ritter Board or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to Ritter’s Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time only by the Ritter Board, the Chairman of the Ritter Board, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.

Blank-Check Preferred Stock. The Ritter Board is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Ritter Board and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that the Ritter Board does not approve.

These and other provisions contained in the Certificate of Incorporation or the Ritter Bylaws could delay or discourage some types of transactions involving an actual or potential change in control or change in management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of Ritter common stock.

It is intended that the Ritter Board will, before the merger, use its “blank-check” authority to designate the Ritter Series Alpha preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for Ritter common stock is Corporate Stock Transfer, Inc.

Stock Market Listing

Ritter common stock is listed on The Nasdaq Capital Market under the symbol “RTTR.”

COMPARISON OF RIGHTS OF HOLDERS OF RITTER STOCK AND QUALIGEN STOCK

Both Ritter and Qualigen are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Qualigen Stockholders will become Ritter Stockholders, and their rights will be governed by the DGCL, the Ritter Bylaws and the Ritter Certificate of Incorporation, as amended by the amendments thereto attached to this joint proxy and consent solicitation statement/prospectus as Annexes E and F, assuming Proposal Nos. 2 and 3 are approved by Ritter Stockholders at the Ritter special meeting.

The tables below summarize the material differences between the current rights of the Qualigen Stockholders under Qualigen’s certificate of incorporation and bylaws, and the rights of the Ritter Stockholders, post-merger, under the Ritter Certificate of Incorporation and Ritter Bylaws, each as amended (assuming Proposal Nos. 2 and 3 are approved by the Ritter Stockholders at the Ritter special meeting and the second Qualigen Proposal is approved by written consent of the Qualigen Stockholders), as applicable, and as in effect immediately following the merger. The tables do not take into account either the existence of Qualigen Series Alpha preferred stock (pre-merger) or the existence of Ritter Series Alpha preferred stock (post-merger); however, it is anticipated that these two series would mirror each other, except that the conversion price of the Ritter Series Alpha preferred stock would be adjusted by the Exchange Ratio.

While Ritter and Qualigen believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the merger and the rights of Ritter Stockholders following the merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of the Ritter Stockholders and the Qualigen Stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Ritter and Qualigen that are referred to in the summaries. You should carefully read this entire joint proxy and consent solicitation statement/prospectus and the other documents referred to in this joint proxy and consent solicitation statement/prospectus for a more complete understanding of the differences between being a stockholder of Ritter or Qualigen before the merger and being a Ritter Stockholder after the merger. Ritter has filed copies of the Ritter Certificate of Incorporation and Ritter Bylaws with the SEC and will send copies of the documents referred to in this joint proxy and consent solicitation statement/prospectus to you upon your request. Qualigen will also send copies of its documents referred to in this joint proxy and consent solicitation statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this joint proxy and consent solicitation statement/prospectus.

Current Qualigen Rights Versus Post-Merger Ritter Rights

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Elections; Voting; Procedural Matters

Authorized Capital Stock; Blank Check Preferred Stock

The certificate of incorporation of Qualigen authorizes Qualigen to issue up to shares of common stock, par value $.01 per share and up to shares of preferred stock, par value $.01.

The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares to be included in each such series and any qualifications, limitations or restrictions thereon.

The Ritter Certificate of Incorporation authorizes the issuance of up to            shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares to be included in each such series and any qualifications, limitations or restrictions thereon.

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Number of Directors	Qualigen’s board of directors currently consists of 5 directors.	The Ritter Bylaws currently provides that the board of directors shall consist of not less than three nor more than 11 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire board of directors.

Stockholder Nominations and Proposals	The certificate of incorporation and bylaws of Qualigen do not provide for procedures with respect to stockholder proposals or director nominations.

The Ritter Bylaws provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to the secretary of Ritter, which must be received not more than 120 calendar days before and not less than 90 calendar days before the one year anniversary of the date of the previous year’s annual meeting (with certain adjustments if no annual meeting was held the previous year or the date of the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting).

Classified Board of Directors	The certificate of incorporation of Qualigen does not provide for the division of the Qualigen Board into staggered classes.	The Ritter Certificate of Incorporation does not provide for the division of the board of directors into staggered classes.

Removal of Directors

The bylaws of Qualigen provide that, except as otherwise provided in the certificate of incorporation or the DGCL, any director may be removed from office, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at any election of directors, at any annual or special meeting of the stockholders.

Under the Ritter Bylaws, except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed with or without cause, at an annual meeting or at a special meeting called for that purpose, by the holders of a majority of the shares then entitled to vote at an election of directors.

Special Meetings of Stockholders

Special meetings of the stockholders of Qualigen may be called at any time by the president, chairman of the Board, if any, a majority of the Board, or one or more stockholders holding not less than 20% of all of the issued and outstanding stock entitled to vote on the business to be transacted at such special meeting.

The Ritter Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the board of directors, the chief executive officer or the president and may not be called by any other person.

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Cumulative Voting	The certificate of incorporation and bylaws of Qualigen do not have a provision granting cumulative voting rights in the election of Qualigen directors.	The Ritter Certificate of Incorporation and Ritter Bylaws do not have a provision granting cumulative voting rights in the election of Ritter directors.
Vacancies

The bylaws of Qualigen provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director.

The Ritter Bylaws state that, vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected holds office until the earlier of the expiration of the term of office of the director whom he or she replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. When one or more directors resigns from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, have the power to fill such future vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Voting Stock	The holders of Qualigen common stock are entitled to one vote for each share of stock held. The Qualigen Series A preferred stock is entitled to 0.53333 votes per share, the Qualigen Series B preferred stock is entitled to 0.3333 votes per share, the Qualigen Series C convertible preferred stock is entitled to 3.0000 votes per share, and the Qualigen Series D convertible preferred stock is entitled to 3.1172 votes per share. The Qualigen Series D-1 convertible preferred non-voting stock is not entitled to vote except on an intra-series basis.	The Ritter Certificate of Incorporation provides that the each holder of Ritter common stock is entitled to one vote for each share of Ritter common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Stockholder Action by Written Consent

The bylaws of Qualigen provide that any action required to be taken at any annual or special meeting of stockholders of Qualigen, or any action which may be taken at any annual or special meeting of the stockholders of Qualigen, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Ritter Bylaws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Notice of Stockholder Meeting

The bylaws of Qualigen provide that written notice of the place, date and hour of every meeting of the stockholders, whether annual or special, shall be given by the chairman of the Board, the president, a vice president, the secretary or an assistant secretary of Qualigen to each stockholder having voting power with respect to the business to be transacted at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Under the Ritter Bylaws, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting must be given which states the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice of any meeting must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Conversion Rights and Protective Provisions

The certificate of incorporation and bylaws of Qualigen do not provide for any preemptive rights.

Subject to any anti-dilution adjustments, holders of each respective Qualigen preferred stock series have rights to convert shares of their series into Qualigen common stock as follows: 0.5333 shares of Qualigen common stock per share of Qualigen Series A preferred stock; 0.3333 shares of Qualigen common stock per share of Qualigen Series B convertible preferred stock; 3.0000 shares of Qualigen common stock per share of Qualigen Series C convertible preferred stock; and 3.1172 shares of Qualigen common stock per share of Qualigen Series D convertible preferred stock. The Qualigen Series D-1 convertible preferred non-voting stock would be convertible into any Qualigen non-voting common stock which is ever hereafter established.

Each respective series of Qualigen preferred stock has customary basic protective provisions. In addition, the Qualigen Series C convertible preferred stock has protective provisions against any acquisition of Qualigen and against the issuance of senior or parity securities.

The Ritter Certificate of Incorporation and Ritter Bylaws do not provide the holders of Ritter’s capital stock with any preemptive, conversion or other protective rights.
Right of First Refusal	Qualigen does not have a right of first refusal in place.	Ritter does not have a right of first refusal in place.
Right of Co-Sale	Qualigen does not have a right of co sale in place.	Ritter does not have a right of co sale in place.
Drag-Along Rights	Qualigen does not have a drag along right in place.	Ritter does not have a drag along right in place.
Right of First Offer	Qualigen does not have a right of first offer in place.	Ritter does not have a right of first offer in place.

Forum Selection	Qualigen does not have a forum selection provision in place.	Ritter does not have a forum selection provision in place.
Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability
Exculpation

The certificate of incorporation of Qualigen provides that a director of Qualigen shall not be personally liable to Qualigen or its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to Qualigen or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Qualigen’s certificate of incorporation.

The Ritter Certificate of Incorporation provides that a director of Ritter will not be personally liable to Ritter for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Ritter or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) or any transaction from which the director derived an improper personal benefit.

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Indemnification

The bylaws of Qualigen provide that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Qualigen or is or was serving at the request of the Qualigen as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including without limitation, service with respect to employee benefit plans (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Qualigen to the fullest extent authorized by the DGCL.

The Ritter Bylaws provide that Ritter will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, certain persons who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of Ritter or, while a director or officer of Ritter, is or was serving at the request of Ritter as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, Ritter is be required to indemnify a these persons in connection with a proceeding (or part thereof) commenced by such persons only if the commencement of such proceeding (or part thereof) by such persons was authorized in the specific case by the board of directors.

Advancement of Expenses

The bylaws of Qualigen provide that the right to indemnification shall be a contract right and shall include the right to be paid by Qualigen the expenses (including without limitation attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to an employee benefit plan) shall be made only upon delivery to Qualigen of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses.

The Ritter Bylaws provide that, Ritter will, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any person entitled to indemnification in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

Provision	Qualigen (Pre-Merger)	Ritter (Post-Merger)

Dividends

Declaration and Payment of Dividends

The bylaws of Qualigen provides that subject to the provisions of the certificate of incorporation, dividends upon the capital stock of Qualigen may be declared by the Board at any regular or special meeting, in accordance with law. Each of Qualigen’s existing series of preferred stock has an annual non-cumulative preference over Qualigen common stock as to dividends.

The Ritter Certificate of Incorporation provides that, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock shall be entitled to receive, when and as declared by the board of directors, out of any assets of Ritter legally available therefor, such dividends, distributed ratably among the holders of the common stock in proportion to the number of shares of such common stock owned by each such holder, as may be declared from time to time by the board of directors.

Amendments to Certificate of Incorporation or Bylaws

General Provisions

The respective series of Qualigen preferred stock have protective provisions against amendments of the certificate of incorporation or bylaws of Qualigen which would materially adversely affect their series-level rights.

The certificate of incorporation of Qualigen provides that the Board is authorized to adopt, amend or repeal the bylaws of Qualigen, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

The bylaws of Qualigen provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Board, at any regular or special meeting of the stockholders or of the Board, if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting.

The Ritter Certificate of Incorporation states that Ritter reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to that reservation.

The Ritter Certificate of Incorporation states that except as otherwise provided in the certificate of incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Ritter Bylaws.

The Ritter Bylaws provide that the bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board. All such amendments by the stockholders must be approved by the affirmative vote of the holders of the majority of the total voting power of all outstanding securities of Ritter then entitled to vote generally in the election of directors, voting together as a single class or by a majority of the board of directors.

Other

DGCL Section 203	The certificate of incorporation of Qualigen does not contain an election not to be governed by Section 203 of the DGCL.	The Ritter Certificate of Incorporation does not contain an election not to be governed by Section 203 of the DGCL.

PRINCIPAL STOCKHOLDERS OF RITTER

The following table sets forth certain information with respect to the beneficial ownership of Ritter common stock as of March 26, 2020 (except where otherwise indicated) for:

●	each person, or group of affiliated persons, known by Ritter to beneficially own more than 5% of the outstanding shares of Ritter common stock;

●	each of Ritter’s named executive officers;

●	each of Ritter’s directors; and

●	all of Ritter’s current executive officers and directors as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 26, 2020, through the exercise of any stock option, warrant or other right (including shares of common stock issuable upon the conversion of convertible preferred stock). Shares of Ritter’s common stock that may be acquired by an individual or group within 60 days of March 26, 2020, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of Ritter’s common stock of any other person shown in the table.

The percentage of beneficial ownership is based on 45,713,862 shares of Ritter common stock outstanding on March 26, 2020.

Subject to applicable community property laws, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Ritter Pharmaceuticals, Inc., 1880 Century Park East, Suite 1000, Los Angeles, California 90067.

Except as contemplated by the merger, Ritter does not know of any arrangements the operation of which may at a subsequent date result in a change in control of Ritter.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common stock Beneficially Owned
Executive Officers, Directors and Director Nominees
Andrew J. Ritter(1)	342,313	*
Ira E. Ritter(2)	257,313	*
John W. Beck(3)	84,896	*
Noah J. Doyle(4)	797,924	1.7%
Matthew W. Foehr(5)	235,258	*
Paul V. Maier(6)	19,700	*
Dr. William M. Merino(7)	22,231	*
All current executive officers and directors as a group (7 persons)(8)	1,659,188	3.6%

* Represents beneficial ownership of less than 1% of the shares of common stock.

(1) Includes 625 shares owned directly, 241,241 shares underlying stock option awards that are currently exercisable or exercisable within 60 days of March 26, 2020 and 100,447 shares beneficially owned by Stonehenge Partners LLC (“Stonehenge”), including 18,750 shares that are issuable upon the exercise of warrants to purchase common stock that are currently exercisable. As a managing partner of Stonehenge, Andrew Ritter may be deemed the beneficial owner of these shares. Andrew Ritter expressly disclaims beneficial ownership of the shares held by Stonehenge.

(2) Includes as of March 26, 2020, 625 shares held in a retirement plan trust of which the reporting person and his spouse are trustees, 156,241 stock option awards that are currently exercisable or exercisable within 60 days of March 26, 2020, and 100,447 shares beneficially owned by Stonehenge, including 18,750 shares that are issuable upon the exercise of warrants to purchase common stock that are currently exercisable. As a managing partner of Stonehenge, Ira Ritter may be deemed the beneficial owner of these shares. Ira Ritter expressly disclaims beneficial ownership of the shares held by Stonehenge.

(3) Represents shares underlying stock option awards held by Mr. Beck that are currently exercisable or exercisable within 60 days of March 26, 2020.

(4) Includes 2,272 shares owned directly by Mr. Doyle, 18,000 shares underlying stock options held by Mr. Doyle that are currently exercisable or exercisable within 60 days of March 26, 2020. This number also includes (i) 737,055 shares of common stock held directly by Javelin Venture Partners, L.P. and Javelin Partners I SPVI, LLC (“Javelin”) and 40,597 shares of common stock that Javelin has the right to acquire upon exercise of warrants to purchase common stock that are currently exercisable Javelin Venture Partners GP, L.P. (“Javelin GP, LP”) serves as the general partner for the Javelin entities. Javelin Venture Partners GP, LLC (“Javelin GP, LLC”) serves as the general partner of Javelin GP, LP, and Noah Doyle and Jed Katz serve as the managers of Javelin GP, LLC.

(5) Includes 215,558 shares owned directly by Mr. Foehr and 19,700 shares underlying stock options held by Mr. Foehr that are currently exercisable or exercisable within 60 days of March 26, 2020.

(6) Represents shares underlying stock options held by Mr. Maier that are currently exercisable or exercisable within 60 days of March 26, 2020.

(7) Includes 1,398 shares owned directly by Dr. Merino and 20,833 shares underlying stock options held by Dr. Merino that are currently exercisable or exercisable within 60 days of March 26, 2020.

(8) Includes 619,958 shares underlying stock options and warrants that are currently exercisable or exercisable within 60 days of March 26, 2020.

PRINCIPAL STOCKHOLDERS OF QUALIGEN

The following table sets forth certain information with respect to the beneficial ownership of Qualigen common stock as of March 26, 2020 (except where otherwise indicated) for:

●	each person, or group of affiliated persons, known by Qualigen to beneficially own more than 5% of the outstanding shares of Qualigen common stock;

●	each of Qualigen’s named executive officers;

●	each of Qualigen’s directors; and

●	all of Qualigen’s current executive officers and directors as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 26, 2020, through the exercise of any stock option, warrant or other right (including shares of common stock issuable upon the conversion of convertible preferred stock). Shares of Qualigen’s common stock that may be acquired by an individual or group within 60 days of March 26, 2020, pursuant to the exercise or conversion of options, warrants, convertible securities or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of Qualigen’s common stock of any other person shown in the table.

The percentage of beneficial ownership is based on 5,602,212 shares of Qualigen common stock outstanding on March 26, 2020.

Subject to applicable community property laws, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, CA 92011.

Except as contemplated by the merger, Qualigen does not know of any arrangements the operation of which may at a subsequent date result in a change in control of Qualigen.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common stock Beneficially Owned
Five Percent Stockholders
Sekisui Diagnostics, LLC, One Wall Street, Burlington, MA 01803	6,707,656	(1)	54.5%
Alpha Capital Anstalt, Lettstrasse 32, FL-9490 Vaduz, Liechtenstein	5,405,928	(2)	49.1%
Executive Officers and Directors
Michael S. Poirier	873,132	(3)	14.4%
Christopher L. Lotz	296,433	(4)	5.0%
Kurt H. Kruger	30,000	(5)	*
Richard A. David, MD FACS	30,000	(6)	*
Shishir K. Sinha	120,000	(7)	2.1%
Wajdi Abdul-Ahad, PhD	57,000	(8)	1.0%
Qualigen’s directors and executive officers as a group (6 persons)	1,406,565	(9)	21.3%

* Represents beneficial ownership of less than 1% of the shares of common stock.

(1) This number includes (i) 4,701,699 shares of Qualigen common stock issuable upon the conversion of 1,508,305 shares of Qualigen Series D convertible preferred stock and (ii) 2,005,957 shares of Qualigen common stock issuable upon the conversion of 643,511 shares of Qualigen Series D convertible preferred stock into which the 643,511 shares of Qualigen Series D-1 convertible preferred non-voting stock are exchangeable. Robert T. Schruender has voting and investment power over the shares held by Sekisui Diagnostics, LLC.

(2) This number includes 5,405,928 shares of common stock issuable upon conversion of a 10% Senior Convertible Debenture dated September 7, 2018 (as later amended), which are convertible as of March 26, 2020. In the event of the merger, however, some of the 10% Senior Convertible Debenture indebtedness would convert into Qualigen Series Alpha preferred stock rather than common stock. Under the terms of the 10% Senior Convertible Debenture, after a merger, Alpha Capital Anstalt (“Alpha”) would not be permitted to convert all or any portion of the 10% Senior Convertible Debenture to the extent that such conversion would result in Alpha (and its affiliates) beneficially owning more than 9.99% of the number of shares of Qualigen common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion. The table does not take this blocker provision into account. This number also does not take into account any shares that Alpha may in the future beneficially own upon the acquisition of Qualigen Series Alpha preferred stock and associated warrants in (or in connection with) the Pre-Closing Qualigen Financing. Konrad Ackermann has voting and investment power over the shares held by Alpha Capital Anstalt.

(3) This number includes (i) 420,578 shares of Qualigen common stock; (ii) 44,444 shares of Qualigen common stock issuable upon the conversion of 83,333 shares of Qualigen Series A preferred stock, (iii) 74,777 shares of Qualigen common stock issuable upon conversion of 224,332 shares of Qualigen Series B preferred stock, (iv) 33,333 shares of Qualigen common stock issuable upon conversion of 11,111 shares of Qualigen Series C convertible preferred stock, and (v) 300,000 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 100,000 Series C convertible preferred stock warrants.

(4) This number includes (i) 33,333 shares of Qualigen common stock issuable upon conversion of 11,111 shares of Qualigen Series C convertible preferred stock, and (ii) 263,100 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 87,700 Series C convertible preferred stock warrants.

(5) This number consists of 30,000 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 10,000 Series C convertible preferred stock warrants.

(6) This number consists of 30,000 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 10,000 Series C convertible preferred stock warrants.

(7) This number consists of 120,000 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 40,000 Series C convertible preferred stock warrants.

(8) This number consists of 57,000 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 19,000 Series C convertible preferred stock warrants.

(9) This number includes (i) 443,911 shares of Qualigen common stock, (ii) 325,000 shares of Qualigen common stock issuable upon conversion of 173,333 shares of Qualigen Series A preferred stock, (iii) 74,777 shares of Qualigen common stock issuable upon conversion of 224,332 shares of Qualigen Series B preferred stock, (iv) 66,666 shares of Qualigen common stock issuable upon conversion of 22,222 shares of Qualigen Series C convertible preferred stock, and iv) 800,100 shares of Qualigen common stock issuable upon exercise and subsequent conversion of 266,700 Series C convertible preferred stock warrants.

GreenBlock Capital, LLC, 420 Royal Palm Way, Palm Beach, FL 33480, Qualigen’s strategic advisor and consultant, will in connection with its services performed since August 2018 and to be performed during the six months following the Effective Time, be entitled to receive (after Qualigen’s certificate of incorporation is amended to authorize sufficient shares of Qualigen common stock, and before the merger), shares of Qualigen common stock equal to 4.5% of the combined company’s fully diluted capital stock, plus an additional 3% of the combined company’s fully diluted capital stock in common stock warrants exercisable 183 days after the Effective Date and prior to five years after the Effective Date at the same exercise price as the warrants to be issued to the Investor. Christopher Spencer has voting and investment control over the shares to be issued to GreenBlock Capital, LLC.

Qualigen Preferred Stock

Qualigen Series A preferred Stock

There were 2,412,887 shares of Qualigen Series A preferred stock outstanding as of March 26, 2020. Each share of Qualigen Series A preferred stock is convertible into 0.5333 shares of Qualigen common stock. The Series A preferred stock has voting rights on an as-if-converted-to-common-stock basis. Mr. Poirier hold 83,333 shares of Qualigen Series A preferred stock, representing 3.5% of the total outstanding Series A preferred stock as of March 26, 2020, and is the only officer/director who holds Qualigen Series A preferred stock. No person or group other than Industrial Corp. & Co., which beneficially owns 150,000 shares of Qualigen Series A preferred stock (representing 6.2%), beneficially owns more than 5% of the shares of Series A preferred stock outstanding as of March 26, 2020.

Qualigen Series B Preferred Stock

There were 7,707,736 shares of Qualigen Series B preferred stock outstanding as of March 26, 2020. Each share of Qualigen Series B preferred stock is convertible into 0.3333 shares of Qualigen common stock. The Series B preferred stock has voting rights on an as-if-converted-to-common-stock basis. Mr. Poirier holds 224,332 shares of Qualigen Series B preferred stock (representing 2.9% of the total shares of Qualigen Series B preferred stock outstanding as of March 26, 2020). No person or group beneficially owns more than 5% of the shares of Series B preferred stock outstanding as of March 26, 2020.

Qualigen Series C Convertible Preferred Stock and Warrants to Purchase Qualigen Series C Convertible Preferred Stock

There were 3,300,715 shares of Qualigen Series C convertible preferred stock and warrants to purchase 2,197,442 shares of Qualigen Series C convertible preferred stock outstanding as of March 26, 2020. Each share of Qualigen Series C convertible preferred stock is convertible into 3.0000 shares of Qualigen common stock and each warrant is currently exercisable for one share of Qualigen Series C convertible preferred stock. The Series C convertible preferred stock has voting rights on an as-if-converted-to-common-stock basis. The following table provides the beneficial ownership by the Qualigen executive officers and directors and 5% holders of the Qualigen Series C convertible preferred stock.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common stock Beneficially Owned
Five Percent Stockholders
Hayden Fleming, 17797 North Perimeter Drive, Scottsdale, AZ 85255	350,225	(1)	9.9%
Paul Rosinack, 15817 Caminito Cantaras, Del Mar, CA 92014	242,370	(2)	6.9%
Executive Officers and Directors
Michael S. Poirier	111,111	(3)	3.3%
Christopher L. Lotz	98,811	(4)	2.9%
Kurt H. Kruger	10,000	(5)	*
Richard A. David, MD FACS	10,000	(6)	*
Shishir K. Sinha	40,000	(7)	1.2%
Wajdi Abdul-Ahad, PhD	19,000	(8)	*
Qualigen’s directors and executive officers as a group (6 persons)	288,922	(9)	8.1%

* Represents beneficial ownership of less than 1% of the shares of Series C convertible preferred stock.

(1) This number includes (i) 109,529 shares of Qualigen Series C convertible preferred stock and (ii) 240,696 Qualigen Series C convertible preferred stock warrants.

(2) This number includes (i) 22,224 shares of Qualigen Series C convertible preferred stock and (ii) 220,146 Qualigen Series C convertible preferred stock warrants.

(3) This number includes (i) 11,111 shares of Qualigen Series C convertible preferred stock and (ii) 100,000 Qualigen Series C convertible preferred stock warrants.

(4) This number includes (i) 11,111 shares of Qualigen Series C convertible preferred stock and (ii) 87,700 Qualigen Series C convertible preferred stock warrants.

(5) This number consists of 10,000 Qualigen Series C convertible preferred stock warrants.

(6) This number consists of 10,000 Qualigen Series C convertible preferred stock warrants.

(7) This number consists of 40,000 Qualigen Series C convertible preferred stock warrants.

(8) This number consists of 19,000 Qualigen Series C convertible preferred stock warrants.

(9) This number includes (i) 22,222 shares of Qualigen Series C convertible preferred stock and (ii) 266,700 Qualigen Series C convertible preferred stock warrants.

Qualigen Series D Convertible Preferred Stock

There were 1,508,305 shares of Qualigen Series D convertible preferred stock outstanding as of March 26, 2020. Each share of Qualigen Series D convertible preferred stock is convertible into 3.1172 shares of Qualigen common stock. The Series D convertible preferred stock has voting rights on an as-if-converted-to-common-stock basis. Sekisui Diagnostics, LLC is the beneficial owner of 100% of the outstanding Qualigen Series D convertible preferred stock outstanding as of March 26, 2020.

Qualigen Series D-1 Convertible Preferred Non-Voting Stock

There were 643,511 shares of Qualigen Series D-1 convertible preferred non-voting stock outstanding as of March 26, 2020. Each share of Qualigen Series D-1 convertible preferred non-voting stock is effectively convertible into 3.1172 shares of Qualigen common stock, upon exchange of the shares of Series D-1 convertible preferred non-voting stock for shares of Series D convertible preferred stock. The Series D-1 convertible preferred non-voting stock does not have voting rights except on an intra-series basis. Sekisui Diagnostics, LLC is the beneficial owner of 100% of the outstanding Qualigen Series D-1 convertible preferred non-voting stock outstanding as of March 26, 2020.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the merger, assuming the closing of the merger occurred on March 26, 2020, by:

●	each person, or group of affiliated persons, known by Qualigen and Ritter to become the beneficial owner of more than 5% of the outstanding shares of common stock of the combined company upon consummation of the merger;

●	each named executive officer of the combined company;

●	each director of the combined company; and

●	all of the combined company’s directors and executive officers as a group.

Subject to applicable community property laws, Qualigen and Ritter believe that each of the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table assumes an exchange ratio of approximately 7.38 shares of Ritter common stock for each share of Qualigen common stock (without adjusting for the Reverse Stock Split) and that the closing of the merger occurred on March 26, 2020. Immediately prior to the merger and after all transactions that are to occur immediately prior to the merger or sooner (including the conversion of Qualigen preferred stock into Qualigen common stock, Qualigen Convertible Notes into Qualigen capital stock, the issuance of certain Qualigen securities to the Investor in connection with the Pre-Closing Qualigen Financing and the issuance of shares of Qualigen common stock to GreenBlock Capital LLC), Qualigen will have 36,200,999 shares of common stock outstanding, shares of preferred stock convertible into 24,552,555 shares of common stock, and warrants convertible into 10,251,081 shares of common stock. Immediately prior to the merger, Ritter will have 45,972,375 shares of common stock outstanding, shares of preferred stock convertible into 146,338 shares of common stock, warrants convertible into 2,363,304 shares of common stock, and options exercisable into 2,378,780 shares of common stock, assuming there are no further warrant or preferred stock conversions prior to closing of the merger. Upon the closing of the merger, the 36,200,999 shares of Qualigen common stock will be converted into the right to receive an aggregate of 267,181,316 shares of common stock of the combined company, and there will be a total of 313,153,691 shares of common stock of the combined company outstanding upon the closing of the merger. The 5,360 shares of Qualigen Series Alpha preferred stock will be converted into the right to receive the same number of shares of Series Alpha preferred stock of the combined company (which will be convertible into 181,210,031 shares of common stock of the combined company (subject to a “blocker” provision described below)). The following table does not give effect to the Reverse Stock Split to be implemented prior to the closing of the merger.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 26, 2020, through the exercise or conversion of any stock option, warrant, convertible security or other right. Shares of Qualigen’s or Ritter’s common stock that may be acquired by an individual or group within 60 days of March 26, 2020, pursuant to the exercise or conversion of options, warrants, convertible securities or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of Qualigen’s or Ritter’s common stock of any other person shown in the table.

Subject to applicable community property laws, each person has sole investment and voting power with respect to the shares set forth in the following table.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Five Percent Stockholders
Sekisui Diagnostics, LLC, One Wall Street, Burlington, MA 01803	49,505,827	(1)	15.8%
GreenBlock Capital, LLC, 420 Royal Palm Way, Palm Beach, FL 33480	30,428,675	(2)	9.7%
Alpha Capital Anstalt, Lettstrasse 32, FL-9490 Vaduz, Liechtenstein	28,596,937	(3)	9.1%
Executive Officers and Directors
Michael S. Poirier	6,444,147	(4)	2.1%
Christopher L. Lotz	2,187,823	(5)	*
Kurt H. Kruger	221,415	(6)	*
Richard A. David, MD FACS	221,415	(7)	*
Matthew Korenberg	0		*
Shishir K. Sinha	885,659	(8)	*
Wajdi Abdul-Ahad, PhD	420,688	(9)	*
Ira Ritter	441,767	(10)	*
All executive officers and directors as a group (8 persons)	10,822,914	(11)	3.4%

* Represents beneficial ownership of less than 1% of the shares of common stock.

(1) Robert T. Schruender has voting and investment power over the shares held by Sekisui Diagnostics, LLC.

(2) This number does not include 20,285,784 shares of common stock issuable to GreenBlock Capital, LLC upon the conversion of warrants, which are not exercisable until 183 days after the Effective Date. Christopher Spencer has voting and investment control over the shares held by GreenBlock Capital, LLC.

(3) This number includes 146,338 shares of common stock issuable to Alpha Capital Anstalt upon the conversion of Ritter Series C convertible preferred stock held by Alpha Capital Anstalt prior to the merger. This number does not include (i) 181,210,031 shares of common stock issuable to Alpha Capital Anstalt upon the conversion of 5,360 shares of Ritter Series Alpha convertible preferred stock to be issued to Alpha Capital Anstalt in the merger, which will be convertible at any time following the merger (subject to the “blocker” provision described below), and (ii) 6,761,928 shares of common stock issuable upon the exercise of a warrant, which will be exercisable at any time following the merger (subject to the “blocker” provision described below). The certificate of designation related to the Series Alpha preferred stock and the warrants to be issued to the Investor each contain a provision that limit the Investor’s ability to convert the Series Alpha preferred stock and/or to exercise the warrants to the extent that any such conversion or exercise would result in the Investor (and its affiliates) beneficially owning more than 9.99% of the number of shares of common stock of the combined company outstanding immediately after giving effect to the issuance of shares of common stock issuable upon the conversion of Series Alpha preferred stock and/or the exercise of such warrants. This limitation is referred to as the “beneficial ownership limitation”. Konrad Ackermann has voting and investment power over the shares held by Alpha Capital Anstalt.

(4) This number includes 2,214,149 shares of common stock issuable upon the exercise of 100,000 Qualigen Series C convertible preferred stock warrants assumed by Ritter.

(5) This number includes 1,941,808 shares of common stock issuable upon the exercise of 87,700 Qualigen Series C convertible preferred stock warrants assumed by Ritter.

(6) This number includes 221,415 shares of common stock issuable upon the exercise of 10,000 Qualigen Series C convertible preferred stock warrants assumed by Ritter.

(7) This number includes 221,415 shares of common stock issuable upon the exercise of 10,000 Qualigen Series C convertible preferred stock warrants assumed by Ritter.

(8) This number includes 885,659 shares of common stock issuable upon the exercise of 40,000 Qualigen Series C convertible preferred stock warrants assumed by Ritter.

(9) This number includes 420,688 shares of common stock issuable upon the exercise of 19,000 Qualigen Series C convertible preferred stock warrants assumed by Ritter.

(10) This number includes 321,945 shares underlying stock options that are currently exercisable or will become exercisable immediately following the merger, 625 shares held in a retirement plan trust of which the reporting person and his spouse are trustees, and 119,197 shares beneficially owned by Stonehenge Partners, including 18,750 shares that are issuable upon the exercise of warrants to purchase common stock that are currently exercisable. As a managing partner of Stonehenge, Ira Ritter may be deemed the beneficial owner of these shares.

(11) This number includes 5,905,135 shares of common stock issuable upon the exercise of 266,700 Qualigen Series C convertible preferred stock warrants to be assumed by Ritter, 321,945 shares underlying stock options that are currently exercisable or will become exercisable immediately following the merger, and 18,750 shares that are issuable upon the exercise of warrants to purchase common stock of Ritter that are currently exercisable.

Upon consummation of the merger, 100% of the Series Alpha preferred stock of the combined company will be beneficially owned by the Investor, with sole investment and voting power.

LEGAL MATTERS

Reed Smith LLP, New York, New York, will pass on the validity of the Ritter capital stock offered by this joint proxy and consent solicitation statement/prospectus. The material U.S. federal income tax consequences of the merger will be passed upon for Ritter by Reed Smith LLP, New York, New York, and for Qualigen by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

The financial statements of Ritter at December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in this joint proxy and consent solicitation statement/prospectus have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Ritter’s ability to continue as a going concern), and are included in reliance upon such report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing.

The financial statements of Qualigen, Inc. as of March 31, 2019 and 2018 and for each of the years in the two-year period ended March 31, 2019 included in this joint proxy and consent solicitation statement/prospectus have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Qualigen Inc.’s ability to continue as a going concern). Such financial statements have been included in this joint proxy and consent solicitation statement/prospectus on Form S-4 in reliance upon such report of Squar Milner LLP given on their authority as experts in auditing and accounting.

OTHER MATTERS

Stockholder Proposals

Requirements for Stockholder Proposals to Be Considered for Inclusion in Ritter’s Proxy Materials

Ritter Stockholders may submit proposals on matters appropriate for stockholder action at meetings of Ritter Stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Ritter’s proxy materials relating to the 2020 annual meeting of Ritter Stockholders (the “Ritter 2020 Annual Meeting”), all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received at Ritter’s executive offices not less than 120 calendar days before April 26, 2020, the first anniversary of the date that the proxy statement for the 2019 annual meeting of Ritter Stockholders (the “Ritter 2019 Annual Meeting”) was mailed, or by December 28, 2019. Therefore Ritter is not required to include in Ritter’s proxy materials relating to the Ritter 2020 Annual Meeting any such Rule 14a-8 proposals hereafter submitted.

All such proposals must comply with all applicable requirements of Rule 14a-8 and, prior to consummation of the merger, should be sent to the Ritter Secretary, Ritter Pharmaceuticals, Inc., 1880 Century Park East, Suite 1000, Los Angeles, CA 90067 by the close of business on the required deadline. After the consummation of the merger, such proposals should be sent to the combined company’s Secretary at Qualigen Therapeutics, Inc., 2042 Corte Del Nogal, Carlsbad, CA 92011.

Requirements for Stockholder Proposals and at the Ritter 2020 Annual Meeting

Pursuant to the Ritter Bylaws, stockholders wishing to submit proposals, except in the case of proposals made in accordance with Rule 14a-8, must, in addition to complying with applicable laws and regulations and the requirements of the Ritter Bylaws, provide timely notice thereof in writing to the Ritter Secretary. To be timely for the Ritter 2020 Annual Meeting, a stockholder must notify the Ritter Corporate Secretary, in writing, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the first anniversary of the Ritter 2019 Annual Meeting (i.e., no later than March 16, 2020 and no earlier than February 15, 2020); provided, however, that in the event the date of the Ritter 2020 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by Ritter not earlier than the close of business on the 120th day prior to the Ritter 2020 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the Ritter 2020 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of the Ritter 2020 Annual Meeting is first made by Ritter.

Ritter also advises stockholders to review the Ritter Bylaws, which contain additional requirements about advance notice of stockholder proposals. A stockholder’s notice to the Ritter Secretary must set forth the information required by the Ritter Bylaws with respect to each proposal the stockholder proposes to bring before the annual meeting. The chairman of the Ritter 2020 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

A copy of the Ritter Bylaws may be obtained by writing to the Ritter Secretary at the address listed above. In addition, the proxy solicited by the Ritter Board for the Ritter 2020 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Ritter has not been provided with timely notice and (ii) any proposal made in accordance with the Ritter Bylaws, if the proxy statement for the Ritter 2020 Annual Meeting briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

Communications with the Ritter Board of Directors

Stockholders and interested parties who wish to communicate with the Ritter Board, non-management members of the Ritter Board as a group, a committee of the Ritter Board or a specific member of the Ritter Board may do so by letters addressed to the attention of Ritter Secretary, Ritter Pharmaceuticals, Inc., 1880 Century Park East, Suite 1000, Los Angeles, CA 90067 (or, after the merger, to the attention of Secretary, Qualigen Therapeutics, Inc., 2042 Corte Del Nogal, Carlsbad, CA 92011).

All communications by letter addressed to the attention of Ritter’s Secretary will be reviewed by the Secretary and provided to the members of the Ritter Board unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Ritter Board.

Available Information

Ritter’s 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available on Ritter’s corporate website www.ritterpharmaceuticals.com under the “Investor” tab. These and other SEC filings, including this joint proxy and consent solicitation statement/prospectus, are also available on the SEC’s website at www.sec.gov. Ritter will provide, without charge, to any person upon written request or telephone call a copy of any of Ritter’s SEC filings. All such requests should be directed to Ritter’s Chief Financial Officer, Ritter Pharmaceuticals, Inc., 1880 Century Park East, #1000, Los Angeles, CA 90067, or by calling (310) 203-1000.

Householding of Proxy Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this joint proxy and consent solicitation statement/prospectus may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the joint proxy and consent solicitation statement/prospectus to any stockholder who contacts the Company’s Chief Financial Officer by writing to Ritter Pharmaceuticals, Inc., 1880 Century Park East, #1000, Los Angeles, CA 90067, or by calling (310) 203-1000. If a stockholder is receiving multiple copies of this joint proxy and consent solicitation statement/prospectus at the stockholder’s household and would like to receive a single copy of such materials for a stockholder’s household in the future, the stockholder should contact his or her broker, other nominee record holder, or Ritter’s Chief Financial Officer to request mailing of a single copy of such materials.

WHERE YOU CAN FIND MORE INFORMATION

Ritter files annual, quarterly and current reports and other information with the SEC. Ritter’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

As of the date of this joint proxy and consent solicitation statement/prospectus, Ritter has filed a registration statement on Form S-4 to register with the SEC Ritter common stock and Ritter Series Alpha preferred stock that Ritter will issue to the Qualigen Stockholders and the Investor, respectively, in the merger. This joint proxy and consent solicitation statement/prospectus is a part of that registration statement and constitutes a prospectus of Ritter, as well as a proxy statement of Ritter for the Ritter special meeting and a consent solicitation statement for the purpose of Qualigen’s solicitation of stockholder written consents.

Ritter has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Ritter, and Qualigen has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Qualigen.

If you would like to request documents from Ritter or Qualigen, please send a request in writing to either Ritter or Qualigen at the following addresses:

Ritter Pharmaceuticals, Inc. 1880 Century Park East, Suite 1000 Los Angeles, CA 90067 Attention: John Beck	Qualigen, Inc. 2042 Corte Del Nogal Carlsbad, CA 92011 Attn: Michael Poirier

If you are a Ritter stockholder or a Qualigen Stockholder and would like additional copies, without charge, of this joint proxy and consent solicitation statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact Ritter’s proxy solicitor:

If you have questions or need assistance in voting your shares, please call:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

(866) 357-4029 (Toll Free)

If you are a Qualigen Stockholder and would like additional copies, without charge, of this joint proxy and consent solicitation statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact Qualigen’s proxy solicitor:

If you have any questions or need assistance consenting contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Call Toll Free: (855) 305-0857

Email: qualigen@okapipartners.com

Documents Available at: www.okapivote.com/qualigen2020

RITTER PHARMACEUTICALS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ritter Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ritter Pharmaceuticals, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2014.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

March 31, 2020

F-2

RITTER PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$1,699,971	$7,812,259
Accrued interest receivable	771	54,456
Investment in marketable securities	―	6,988,780
Prepaid expenses and other current assets	509,519	421,522
Total current assets	2,210,261	15,277,017
Other assets
Right-of-use assets	93,032	―
Other assets	478,075	22,725
Total other assets	571,107	22,725
Property and equipment, net	15,656	20,160
Total Assets	$2,797,024	$15,319,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,417,317	$4,512,316
Accrued expenses	179,258	1,407,843
Lease liabilities	100,471	―
Other liabilities	―	13,359
Total current liabilities	1,697,046	5,933,518

Stockholders’ equity
Series A preferred stock, $0.001 par value; 9,500 shares authorized; 0 and 4,080 shares issued and outstanding as of December 31, 2019 and 2018, respectively	―	2,289,324
Series B preferred stock, $0.001 par value; 6,000 shares authorized; 1,850 and 5,608 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1,288,956	3,906,931
Series C preferred stock, $0.001 par value; 1,880 shares authorized; 240 and 1,880 shares issued and outstanding as of December 31, 2019 and 2018, respectively	240,000	1,880,000
Common stock, $0.001 par value; 225,000,000 shares authorized; 19,108,331 and 6,036,562 shares issued and outstanding as of December 31, 2019 and 2018, respectively	19,108	6,037
Additional paid-in capital	79,885,078	71,505,160
Accumulated other comprehensive loss	―	(923)
Accumulated deficit	(80,333,164)	(70,200,145)
Total stockholders’ equity	1,099,978	9,386,384
Total Liabilities and Stockholders’ Equity	$2,797,024	$15,319,902

The accompanying notes are an integral part of these financial statements.

F-3

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended
	December 31,
	2019	2018
Operating costs and expenses:
Research and development (a)	$6,126,972	$12,259,940
Patent costs	146,281	204,396
General and administrative	4,570,932	5,425,033
Total operating costs and expenses	10,844,185	17,889,369
Operating loss	(10,844,185)	(17,889,369)

Other income:
Interest income	123,052	126,835
Settlement of accounts payable (a)	588,114	893,823
Total other income	711,166	1,020,658
Net loss	$(10,133,019)	$(16,868,711)

Other comprehensive gain (loss):
Unrealized gain (loss) on debt securities	923	(923)
Comprehensive loss	$(10,132,096)	$(16,869,634)

Net Loss	(10,133,019)	(16,868,711)
Deemed dividend of preferred stock	―	(2,537,844)
Net loss applicable to common stockholders	$(10,133,019)	$(19,406,555)
Net loss per common share – basic and diluted	$(1.06)	$(3.66)

Weighted average common shares outstanding – basic and diluted	9,570,061	5,304,667

(a)

For comparative presentation purposes, settlement of accounts payable of $893,823 for the year ended December 31, 2018 was reclassified out of research and development and into settlement of accounts payable under other income.

The accompanying notes are an integral part of these financial statements.

F-4

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock			Series B Preferred Stock			Series C Preferred Stock			Common Stock		Additional Paid-in	Additional Accumulated	Other Comprehensive		Total Stockholders’
	Shares	Amount		Shares	Amount		Shares	Amount		Shares	Amount	Capital	Deficit	Loss		Equity
Balance at December 31, 2017	9,140		$5,128,536	―	$	―	―	$	―	4,939,639	$4,940	$68,323,940	$(53,331,434)	$	―	$20,125,982
Payout to shareholders for fractional shares	―		―	―		―	―		―	―	―	(3,256)	―		―	(3,256)
Issuance of Series B preferred shares upon closing of private placement	―		―	6,000		4,570,848	―		―	―	―	792,037	―		―	5,362,885
Commissions and offering costs of private placement	―		―	―		(390,449)	―		―	―	―	(122,081)	―		―	(512,530)
Deemed dividend of preferred stock	(1,880)		(1,054,886)	―		―	1,880		1,880,000	―	―	(188,000)	―		―	637,114
Stock-based compensation	―		―	―		―	―		―	―	―	645,823	―		―	645,823
Conversion of Series A preferred shares into common stock	(3,180)		(1,784,326)	―		―	―		―	795,000	795	1,783,531	―		―	―
Conversion of Series B preferred shares into common stock	―		―	(392)		(273,468)	―		―	301,923	302	273,166	―		―	―
Change in unrealized loss on investment in marketable debt securities	―		―	―		―	―		―	―	―	―	―		(923)	(923)
Net loss	―		―	―		―	―		―	―	―	―	(16,868,711)		―	(16,868,711)
Balance at December 31, 2018	4,080		$2,289,324	5,608		$3,906,931	1,880		$1,880,000	6,036,562	$6,037	$71,505,160	$(70,200,145)		$(923)	$9,386,384
Shareholders fractional adjustment	―		―	―		―	―		―	(2)	―	―	―		―	―
Issuance of common shares from ATM Agreement	―		―	―		―	―		―	8,126,375	8,126	1,448,942	―		―	1,457,068
Stock issuance costs of ATM Agreement	―		―	―		―	―		―	―	―	(49,626)	―		―	(49,626)
Conversion of Series A preferred shares into common stock	(4,080)		(2,289,324)	―		―	―		―	1,020,000	1,020	2,288,304	―		―	―
Conversion of Series B preferred shares into common stock	―		―	(3,758)		(2,617,975)	―		―	2,890,396	2,890	2,615,085	―		―	―
Conversion of Series C preferred shares into common stock	―		―	―		―	(1,640)		(1,640,000)	1,000,000	1,000	1,639,000	―		―	―
Settlement of RSUs	―		―	―		―	―		―	35,000	35	(35)	―		―	―
Stock-based compensation	―		―	―		―	―		―	―	―	438,248	―		―	438,248
Change in unrealized loss on available-for-sale securities	―		―	―		―	―		―	―	―	―	―		923	923
Net loss	―		―	―		―	―		―	―	―	―	(10,133,019)		―	(10,133,019)
Balance at December 31, 2019	―	$	―	1,850		$1,288,956	240		$240,000	19,108,331	$19,108	$79,885,078	$(80,333,164)	$	―	$1,099,978

The accompanying notes are an integral part of these financial statements.

F-5

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019		2018
Cash flows from operating activities
Net loss		$(10,133,019)		$(16,868,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		6,093		5,721
Amortization of right-of-use assets		105,287		―
Stock-based compensation		438,248		645,823
Settlement of accounts payable		(588,114)		(893,823)
Amortization of discount on available-for-sale debt securities		(9,769)		(19,789)
Change in unrealized gain (loss) on investment in marketable debt securities		923		(923)
Changes in operating assets and liabilities:
Accrued interest receivable		53,685		(54,456)
Prepaid expenses and other current assets		(87,997)		(254,122)
Other assets		(455,350)		(12,399)
Accounts payable		(2,506,885)		3,168,559
Accrued expenses		(1,228,585)		953,591
Lease liabilities		(97,848)		―
Other liabilities		(13,359)		(2,398)
Net cash and cash equivalents used in operating activities		(14,516,690)		(13,332,927)

Cash flows from investing activities
Purchase of property and equipment		(1,589)		(2,008)
Purchase of investment in marketable securities		―		(6,968,991)
Sale of investments in marketable debt securities		6,998,549		―
Net cash and cash equivalents provided by (used in) investing activities		6,996,960		(6,970,999)

Cash flows from financing activities
Proceeds from the issuance of preferred shares upon closing of private placement		―		6,000,000
Commission and issuance costs of private placement		―		(512,530)
Proceeds from the issuance of shares from ATM Agreement		1,457,068		―
Stock issuance costs of ATM Agreement		(49,626)		―
Payout to shareholders for fractional shares		―		(3,256)
Net cash and cash equivalents provided by financing activities		1,407,442		5,484,214

Net decrease in cash and cash equivalents		(6,112,288)		(14,819,712)

Cash and cash equivalents at beginning of year		7,812,259		22,631,971
Cash and cash equivalents at end of year		$1,699,971		$7,812,259

Supplemental disclosure of cash flow activities:
Cash paid for taxes		$187,095		$2,233

Supplemental disclosure of non-cash investing and financing activities:
Deemed dividend on preferred stock	$	―		$2,537,844
Conversion of preferred stock to common stock		$6,547,299		$2,057,794
Conversion of Series A preferred stock to Series C preferred stock	$	―		$1,880,000
Right-of-use assets obtained in exchange for lease liabilities		$(198,319)	$	―
Lease liabilities arising from obtaining right-of-use assets		$100,471	$	―

The accompanying notes are an integral part of these financial statements.

F-6

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Since its inception, Ritter Pharmaceuticals, Inc. (“Ritter” or the “Company”) has focused on the development of therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s only product candidate, RP-G28, is an orally administered, high purity galacto-oligosaccharide (“GOS”), for the treatment of lactose intolerance (“LI”), a condition that affects millions of people worldwide. RP-G28 is designed to selectively stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting lactose (the sugar found in milk) that reaches the large intestine.

Ritter was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. Its first prototype LI product, Lactagen™, was an alternative LI treatment method with a mechanism of action similar to RP-G28. In 2004, clinical testing was conducted with Lactagen, which included a 61-subject double-blind placebo controlled clinical trial. The results were published in the Federation of American Societies for Experimental Biology in May 2005.

In early 2008, the Company initiated a prescription drug development program by developing RP-G28, an improved, second-generation version of Lactagen, based on the belief that if it was successful in gaining approval from the U.S. Food and Drug Administration (“FDA”), it would be able to make stronger claims of both efficacy and safety, garner more medical community support and reach a wider market in the effort to treat LI.

In November 2010, Ritter was awarded a grant from the United States government’s Health Care Bill program, the Qualifying Therapeutic Discovery Project, to help fund the development of RP-G28. This grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in new therapies that treat areas of unmet medical need and/or prevent, detect or treat chronic or acute diseases and conditions.

In November 2011, the Company completed a Phase 2a clinical trial of RP-G28. Positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup. The combined data demonstrated proof of concept and suggested that RP-G28 administration produced a positive therapeutic effect. RP-G28 was also well tolerated with no significant study-drug related adverse effects.

In October 2016, the Company completed a Phase 2b multi-center, randomized, double-blind, placebo-controlled, parallel group trial of RP-G28. Topline results of the trial were announced in March 2017. Results showed a clinically meaningful benefit to subjects in the reduction of LI symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30 days after taking the treatment, patients reported adequate relief from LI symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their LI symptoms. Greater milk and dairy product consumption was also reported by patients.

In August 2017, the Company held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products. The purpose of the meeting was to obtain the FDA’s feedback on its Phase 3 program. The Company reached general consensus with the FDA on certain elements of its Phase 3 program and clear guidance and recommendations on many necessary components of its Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (“CMC”) requirements needed to support a new drug application (“NDA”) submission.

In June 2018, the Company initiated the first pivotal Phase 3 clinical trial of RP-G28. Called “Liberatus”, this study was to determine the efficacy, safety and tolerability of RP-G28 to treat LI when compared to placebo. The study was a multicenter, randomized, double-blind, placebo-controlled, parallel-group study conducted in the United States. Trial enrollment exceeded expectations, concluding with approximately 557 subjects randomized. More than 30 U.S. sites participated in the study. The protocol design included a 2-week screening period that included one week of study drug administration, a randomized 30-day study drug treatment period and a 90-day “real world experience” period to assess study drug response and durability of effect after treatment as patients consumed their normal diets including dairy products. The primary endpoint of the study was the mean change in LI symptom composite score 30-days post-treatment compared to baseline. Secondary endpoints were to examine the safety, tolerability and meaningfulness of treatment benefit with RP-G28 and the durability of effect of treatment with RP-G28 on reduction of LI symptoms after real-world lactose exposure. The study utilized the prior validated symptom assessment measure and patient questionnaires to capture relevant outcomes. In addition, risk-based data review was used to monitor and assess potential protocol deviations and site quality indicators.

F-7

The Company completed enrollment of the Liberatus Phase 3 clinical trial of RP-G28 in March 2019 and last patient visit in July 2019. In September 2019, the Company announced that its Phase 3 clinical trial of RP-G28 for LI failed to demonstrate statistical significance in its pre-specified primary and secondary endpoints.

On October 7, 2019, the Company announced publicly that it had engaged AGP as a financial advisor to explore and evaluate potential strategic alternatives, as it continued to analyze the results of the trial to better understand the data and clinical outcome to assess a path forward for RP-G28. All further development efforts for RP-G28 have been suspended, until such time as the Company determines a path forward.

On January 15, 2020, Ritter entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Qualigen Inc. (“Qualigen”), pursuant to which a wholly owned Company Merger Sub will merge with and into Qualigen, with Qualigen surviving as a wholly owned subsidiary of Ritter Pharmaceuticals, Inc.

If the merger is consummated, the combined company does not intend to continue the clinical development of RP-G28. Pursuant to the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Ritter and John Beck, the Company’s Chief Financial Officer, acting as the initial contingent value right (“CVR”) holders’ representative and in his capacity as a consultant to Ritter, will enter into a Contingent Value Rights Agreement (the “CVR Agreement”), pursuant to which, each stockholder of record as of immediately prior to the Effective Time (after giving effect to the exercise of any outstanding stock options or warrants and the conversion of any outstanding preferred stock, but not to be adjusted for any reverse split to be effected in connection with the merger) will receive one CVR for each share of capital stock held by such stockholder, entitling the holder to receive the net proceeds, if any, from any sale, license, transfer, spin-off or other monetizing event of all or any part of our current business or all or any part of our intellectual property or technology (a “Legacy Monetization”) that is entered into during the period beginning on the date the Merger Agreement was signed and ending on the third anniversary of the closing date of the merger. Under the CVR Agreement, the combined company agreed to commit up to $350,000 (subject to reduction pursuant to the terms of the Merger Agreement) for certain expenses to be incurred by us in pursuing and closing any Legacy Monetization. The CVRs will not be transferable by the holders of CVRs (“CVR Holders”), except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the Securities and Exchange Commission (the “SEC”) or listed for trading on any exchange. The CVRs will terminate on the tenth anniversary of the Effective Time (the “CVR Termination Date”). No payments with respect to the CVRs will be payable in respect of any Legacy Monetization proceeds actually received after the CVR Termination Date by us. From and after the CVR Termination Date, any further proceeds received by us arising from any Legacy Monetization will be retained by Ritter and will not be distributed to the CVR Holders.

The Company may not be successful in completing the merger. If the merger is not completed, Ritter may seek to pursue the development and commercialization of RP-G28 as either a prescription drug, OTC product or dietary supplement for the consumer healthcare industry, which would, in any case, require significant additional funding. If Ritter is unable to obtain funding for the development of RP-G28, whether through potential collaborative, partnering or other strategic arrangements or otherwise, it will likely be required to cease operations

The Company currently operates in one business segment focusing on the potential future development and commercialization of RP-G28. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer. The Company does not currently operate any separate lines of business or separate business entities.

NOTE 2 — BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with GAAP and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Going Concern and Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated any product revenue and has not achieved profitable operations. The Company had net losses of approximately $10.1 million and $16.9 million for the years ended December 31, 2019 and 2018, respectively, and had net cash used in operating activities of approximately $14.5 million and $13.3 million, for the years ended December 31, 2019 and 2018, respectively. At December 31, 2019, the Company had working capital of approximately $0.5 million, an accumulated deficit of approximately $80.3 million, cash and cash equivalents of approximately $1.7 million. There is no assurance that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. In addition, development activities, clinical and pre-clinical testing, and commercialization of the Company’s products will require significant financing. If the Plan of Merger is not successful, tthe Company may close down operations and operate as a shell company if the Company cannot raise the cash to continue operations. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since inception, the operations of the Company have been funded through the sale of common shares, preferred shares, warrants and convertible debt. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that could impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

F-8

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others; the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of options on the Company’s common stock.

Cash and Cash Equivalents

Cash consists of amounts held in financial institutions and consists of immediately available fund balances. The funds are maintained at stable financial institutions, generally at amounts in excess of federally insured limits. Cash equivalents include money market funds and held-to-maturity securities with a maturity date of 90 days or less. As of December 31, 2019, cash and cash equivalents consisted of bank deposits, cash and investments in money market funds.

Investment in Marketable Securities

Investment in marketable securities is held in a custodial account at a financial institution and managed by the Company’s capital advisors based on the Company’s investment guidelines. All of the Company’s investments in marketable securities are classified as available-for-sale debt securities and are carried at fair value. Interest on these securities, as well as the amortization of discounts and premiums, is included in interest income in the Statements of Operations and comprehensive loss. The unrealized gains and losses on these securities are excluded from earnings and reported in other comprehensive loss until realized, except when it considers declines in value to be other than temporary. Other than temporary impairment losses related to credit losses are considered to be realized losses. When available-for-sale debt securities are sold, the cost of the securities is specifically identified and is used to determine the realized gain or loss. Securities classified as current assets have maturity dates of less than or equal to one year from the balance sheet date.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method (see Note 4). Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Maintenance and repairs are charged to expense as incurred while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

Impairment of Long-Lived Assets

The Company periodically assesses the impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360, Property Plant and Equipment. When indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets. No such impairments have been recognized during the years ended December 31, 2019 or 2018.

F-9

Clinical Trial and Pre-Clinical Study Accruals

The Company makes estimates of accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known to it at that time. Accrued expenses for pre-clinical studies and clinical trials are based on estimates of costs incurred and fees that may be associated with services provided by contract research organizations, clinical trial investigational sites, and other related vendors. Payments under certain contracts with such parties depend on factors such as successful enrollment of patients, site initiation and the completion of milestones. In accruing service fees, management estimates the time period over which services will be performed and the level of effort to be expended in each period. If possible, the Company obtains information regarding unbilled services directly from these service providers. However, the Company may be required to estimate these services based on other information available to it. If the Company underestimates or overestimates the activity or fees associated with a study or service at a given point in time, adjustments to research and development expenses may be necessary in future periods. Historically, estimated accrued liabilities have approximated actual expense incurred. Subsequent changes in estimates may result in a material change in the Company’s accruals.

Research and Development

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC Topic 730, Research and Development.

Patent Costs

The Company has no historical data to support a probable future economic benefit for the arising patent applications, filing and prosecution costs. Therefore, patent costs are expensed as incurred. Should the Company experience a legal cost to defend a patent in the future, that cost would be capitalized only when it is part of the cost of retaining and obtaining the future economic benefit of the patent. Costs related to an unsuccessful outcome would be expensed.

Stock-based Compensation

Stock-based compensation cost for stock awards issued to employees, members of the Company’s board of directors and non-employees, is measured at the grant date based on the fair value of the award and is recognized as expense over the required service period, which is generally equal to the vesting period. Stock-based compensation is recognized only for those awards that are ultimately expected to vest. Common stock, stock options or warrants issued to non-employees, including consultants and members of the Company’s Scientific Advisory Board as consideration for goods or services received by the Company, are accounted for based on the fair value of the equity instruments issued unless the fair value consideration received can be more reliably measured. The fair value of stock options is determined using the Black-Scholes option-pricing model. The fair value of any options issued to non-employees is recorded as expense over the vesting period. See Note 8 for further information.

Fair Value Measurements

The fair value of the Company’s financial instruments reflects the amounts that it estimates it would receive in connection with the sale of an asset or pay in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 - Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

F-10

Level 2 - Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3 - Inputs that are unobservable.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during the year ended December 31, 2019.

A summary of the assets and liabilities carried at fair value in accordance with the hierarchy defined above is as follows:

	Fair Value Measurements Using
	Level 1	Level 2		Level 3		Total

December 31, 2019
Assets:
Money market fund	$1,552,115	$	―	$	―	$1,552,115
Total assets	$1,552,115	$	―	$	―	$1,552,115

	Fair Value Measurements Using
	Level 1	Level 2		Level 3		Total
December 31, 2018
Assets:
Cash and money market fund	$2,353,825	$	―	$	―	$2,353,825
Corporate debt securities	―		6,908,710		―	6,908,710
Commercial paper	―		2,979,213		―	2,979,213
Total assets	$2,353,825		$9,887,923	$	―	$12,241,748

The Company uses a market approach for determining the fair value of all its Level 1 money market funds and marketable securities. To value its money market funds, the Company values the funds at $1 stable net asset value, which is the market pricing convention for identical assets that the Company has the ability to access.

The investments were classified as available-for-sale debt securities. At December 31, 2019, the balance in the Company’s accumulated other comprehensive loss was comprised primarily of activity related to the Company’s available-for-sale debt securities and some activity related to held-to-maturity debt securities. Realized gains and losses are included in earnings The Company had no available-for-sale or held-to-maturity debt securities as of December 31, 2019.

Convertible Preferred Stock

The Company follows authoritative accounting guidance to distinguish liabilities from equity when assessing the classification and measurement of preferred stock. Preferred shares subject to mandatory redemptions are considered liabilities and measured at fair value. Conditionally redeemable preferred shares are considered temporary equity. All other preferred shares are considered as stockholders’ equity.

F-11

Accounting for Income Taxes

Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from stock-based compensation and net operating loss carryforwards. The Company records a valuation allowance to reduce deferred income tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Prior to September 15, 2008, the Company was a limited liability company and the Company’s tax losses and credits generally flowed directly to the members.

Net Loss Per Share

The Company determines basic net loss per share and diluted net loss per share in accordance with the provisions of ASC 260, “Earnings per Share.” Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period. Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2015 Stock Plan (described in Note 8), Series A, Series B and Series C Convertible Preferred Stock (described in Note 6) and warrants on the Company’s common stock (described in Notes 6 and 7) were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments are reported, net of their related tax effect, to arrive at a comprehensive loss. For the years ended December 31, 2019 and 2018, comprehensive loss comprised of unrealized losses on investments in available-for-sale debt securities and held-to-maturity debt securities.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, an amendment that modifies the measurement recognition of credit losses for most financial assets and certain other instruments. The amendment updates the guidance for measuring and recording credit losses on financial assets measured at amortized cost by replacing the “incurred loss” model with an “expected loss” model. Accordingly, these financial assets will be presented at the net amount expected to be collected. The amendment also requires that credit losses related to available-for-sale debt securities be recorded as an allowance through net income rather than reducing the carrying amount under the current, other-than-temporary-impairment model. The FASB also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The effective date and transition methodology for the amendments in Topic 326 are the same as in ASU 2016-13. The guidance is effective for public business entities that are SEC filers. The amendments in ASU No. 2016-13 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not expect the adoption of this guidance will have a material impact on its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement”, an amendment to the accounting guidance on fair value measurements. The guidance modifies the disclosure requirements on fair value measurements, including the removal of disclosures of the amount of and reasons for transfers between Level 1 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. The guidance also adds certain disclosure requirements related to Level 3 fair value measurements. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect the adoption of this guidance will have a material impact on its financial statements.

F-12

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. The ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The ASU 2019-12 is effective for the Company beginning after December 15, 2021. The Company is evaluating the impact of the adoption of ASU 2019-12 on its financial statements, but does not expect such adoption to have a material impact.

Other accounting standard updates effective after December 31, 2019 are not expected to have a material impact on the Company’s financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under this guidance, an entity is required to recognize right-of-use (“ROU”) assets and corresponding lease liabilities on its balance sheets and disclose key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842) Targeted Improvements, which provides for an alternative transition method by allowing companies to continue to use the legacy guidance in Topic 840, Leases, including its disclosure requirements, in the comparative periods presented in the year of adoption of the new leases standard and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than the earliest period presented.

The Company elected the available package of practical expedients , but not the hindsight practical expedient, and adopted this guidance as of January 1, 2019.

The standard had a material impact on the Company’s balance sheets, but did not have an impact on its statements of operations and comprehensive loss. The most significant impact was the recognition of a ROU asset and lease liability for the Company’s sole operating lease—the Company had no finance leases. Adoption of the standard did not require the Company to restate previously reported results as it elected to apply a modified retrospective approach at the beginning of the period of adoption rather than at the beginning of the earliest comparative period presented.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 Compensation—Stock Compensation, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. ASU No. 2018-07 supersedes Subtopic 505-50 Equity—Equity-Based Payments to Non-Employees. The amendments implemented by ASU No. 2018-07 are effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted ASU 2018-07 on January 1, 2019 and it did not have a material effect on its results of operations, financial position or cash flows.

F-13

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Life	December 31, 2019	December 31, 2018
Computer equipment	5 years	$17,178	$15,589
Furniture and fixtures	7 years	19,158	19,158
Total property and equipment		36,336	34,747
Accumulated depreciation		(20,680)	(14,587)
Property and equipment, net		$15,656	$20,160

Depreciation expense of approximately $6,100 and $5,700 was recognized for each of the years ended December 31, 2019 and 2018, respectively, and is classified in general and administrative expense in the accompanying Statements of Operations and Comprehensive Loss.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Master Services Agreement

In May 2018, Ritter entered into an Amended and Restated Master Services Agreement (“Service Agreement”) with a clinical research organization (“CRO”), pursuant to which the CRO agreed to perform certain services related to the management and execution of certain clinical trials involving RP-G28. The Services Agreement supersedes the Master Service Agreement, dated August 30, 2016, that Ritter entered into with the CRO. The precise services to be performed by the CRO under the Services Agreement will be mutually agreed upon by the parties in writing and set forth in one or more task orders. Ritter is not obligated to purchase any minimum or specific volume or dollar amount of services under the Services Agreement.

The term of the Services Agreement is four years from the effective date of the Service Agreement unless earlier terminated. Ritter may terminate the Services Agreement or any task without cause immediately upon giving the CRO notice of such termination. The CRO may, with advance notice to Ritter, terminate a task order if Ritter has materially defaulted on its obligations under the Services Agreement or any task order and has not cured such material default, as described in the Services Agreement.

Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale SpA (“RSM”)

Under the terms of the Supply Agreement with RSM on July 22, 2015, Ritter is required to pay RSM $400,000 within 10 days following FDA approval of an NDA for the first product owned or controlled by Ritter using Improved GOS as its active pharmaceutical ingredient.

Offer Letter Amendments

On October 15, 2019, Ritter entered into amendments to the respective employment offer letters of Andrew J. Ritter, its Chief Executive Officer, John W. Beck, its Chief Financial Officer, and Ira E. Ritter, its Chief Strategic Officer (the “Offer Letter Amendments”). Pursuant to the terms of the Offer Letter Amendments, each of Ritter’s executive officers agreed to defer a portion of his annual base salary (the “Deferred Amounts”), as set forth below, until such time as the board of directors, in its sole discretion, decides to pay the Deferred Amounts (or any portion of the Deferred Amounts) to the executive officers, if ever.

Name of Executive Officer	Annual Deferred Amount
Andrew J. Ritter	$70,200
John W. Beck	$33,000
Ira E. Ritter	$53,820

Lease Agreement

On July 9, 2015, the Company entered into a lease with a California limited partnership, pursuant to which the Company leased approximately 2,780 square feet of office space in Los Angeles, California for its headquarters. The lease provides for a term of sixty-one (61) months, commencing on October 1, 2015. The Company paid no rent for the first month of the term and paid base rent of $9,174 per month for months 2 through 13 of the term, with increasing base rent for each twelve-month period thereafter under the term of the lease to a maximum of $10,325 per month for months 50 through 61. The base rent payments do not include the Company’s proportionate share of any operating expenses, including real estate taxes. The Company has the option to extend the term of the lease for one five-year term, provided that the rent would be subject to market adjustment at the beginning of the renewal term. Rent expense, recognized on a straight-line basis, was approximately $117,000 and $118,000 for the years ended December 31, 2019 and 2018, respectively, and is recorded in general and administrative expenses in the accompanying statements of operations and comprehensive loss.

Other information related to our leases is provided below.

Year Ended December 31, 2019
Supplemental Cash Flows Information
Cash paid for amounts included in the measurement of lease liability:
Operating cash flows from operating lease	$114,978
Operating lease asset obtained in exchange for lease obligation:
Operating lease	$198,319
Remaining lease term
Operating lease	0.8 years
Discount rate
Operating lease	6.0%

Future payments under non-cancelable extended operating leases having initial or remaining terms of one year or more are as follows for the remaining fiscal year and thereafter:

Future minimum lease payments year ending December 31,
2020 (10 months)	$103,254
Total future minimum lease payments, undiscounted	103,254
Less imputed interest	(2,783)
Present value of lease liabilities	$100,471

Operating lease liabilities reported as of December 31, 2019:
Operating lease liabilities-current	$100,471
Operating lease liabilities-non-current	—
Total	$100,471

The following table summarizes our lease obligations at December 31, 2019:

LEASE COMMITMENTS
Years ended December 31,	Operating Lease
2020	$103,254
Total minimum lease payments	$103,254

F-14

Legal

From time to time, we are party to legal claims and proceedings that arise in the ordinary course of business, which may relate to our operations or assets. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation. We do not believe that any individual legal claim or proceeding that is currently pending is material to the Company or that these claims and proceedings in the aggregate are material to the Company.

NOTE 6— STOCKHOLDERS’ EQUITY

Authorized Shares

In September 2017, the Company amended its Amended and Restated Certificate of Incorporation to authorize the issuance of up to 225,000,000 shares of common stock, $0.001 par value per share, and 15,000,000 of which are designated as preferred stock, consisting of (i) 9,500 shares that have been designated Series A convertible preferred stock, (ii) 6,000 shares that have been designated as Series B convertible preferred stock, and (iii) 1,880 shares that have been designated as Series C convertible preferred stock. Pursuant to the terms of the Certificate of Incorporation, the board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

All common share amounts and per share amounts were retroactively restated to reflect a 1-for-10 reverse stock split that was effective March 23, 2018.

As of December 31, 2019, the Company had 19,108,331 shares of common stock, 0 shares of Series A convertible preferred stock, 1,850 shares of Series B convertible preferred stock and 240 shares of Series C convertible preferred stock issued and outstanding. Each share of the Company’s common stock is entitled to one vote, and all shares rank equally as to voting and other matters. Each share of Series A preferred stock is convertible by the holder at $4.00 per share; subject to adjustment for stock splits, stock dividends, subsequent rights offerings, pro rata distributions, and fundamental transactions. Each share of Series B preferred stock is convertible by the holder at $1.30 per share; subject to customary adjustment in the event of future stock dividends and stock splits. Each share of Series C preferred stock is convertible by the holder at $1.64 per share; subject to customary adjustment in the event of future stock dividends and stock splits. Holders are entitled to receive, and the Company shall pay, dividends on outstanding shares of Series A preferred stock, on an as-if-converted-to-common-stock basis, equal to and in the same form as dividends actually paid on outstanding common shares when, as and if such dividends are paid on outstanding common shares. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A, Series B and Series C preferred stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series A, Series B and Series C preferred stock were fully converted to common stock, which amounts shall be paid pari passu with all common stockholders. Holders of Series A, Series B and Series C preferred stock have no voting rights. However, as long as any shares of Series A, Series B and Series C preferred stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A, Series B and Series C preferred stock, (a) alter or change adversely the powers, preferences or rights given to the Series A, Series B and Series C preferred stock or alter or amend the applicable Certificate of Designation, (b) amend the Company’s certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A, Series B and Series C preferred stock, (c) increase the number of authorized shares of Series A, Series B and Series C preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Aspire Capital Common Stock Purchase Agreement

On May 4, 2017, the Company entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”), which the Company and Aspire amended and restated on March 29, 2019 and on July 23, 2019 (as amended and restated, the “Aspire Purchase Agreement”). The Aspire Purchase Agreement was amended and restated to adjust certain provisions to improve the Company’s access to funding under the agreement. The Company was not required to pay a commitment fee to Aspire Capital to affect the amendment to the Aspire Purchase Agreement. The Aspire Purchase Agreement provides access to the Company of up to an aggregate of $6.5 million in proceeds through the sale of shares of its common stock through March 31, 2021.

F-15

Under the Aspire Purchase Agreement, as amended, on any trading day the Company selected, it had the right, in its sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 100,000 shares of its common stock per trading day (which could be increased by as much as an additional 2,000,000 shares per trading day by mutual agreement), up to an aggregate of $6,500,000 of its common stock, at a per share price (the “Purchase Price”) equal to the lesser of: (i) the lowest sale price of the Company’s common stock on the sale date, or (ii) the arithmetic average of the three lowest closing sale prices for the Company’s common stock during the ten (10) consecutive trading days ending on the trading day immediately preceding the sale date. The aggregate purchase price payable by Aspire Capital on any one purchase date could not exceed $500,000, unless otherwise mutually agreed. In addition, on any date on which the Company submitted a Purchase Notice to Aspire Capital in an amount of at least 100,000 shares and its stock price was not less than $0.25 per share, the Company could also, in its sole discretion, present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of its common stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), as determined by the Company. Under the terms of the Aspire Purchase Agreement, the number of shares that could be sold pursuant to Aspire Capital was limited to 1,807,562 (the “Exchange Cap”), which represented 19.99% of the Company’s outstanding shares of common stock as of March 29, 2019, the date the agreement was first amended and restated, unless stockholder approval or an exception pursuant to the rules of the Nasdaq Capital Market was obtained to issue more than 19.99%. This limitation would not apply if, at any time the Exchange Cap was reached and at all times thereafter, the average price paid for all shares issued under the Aspire Purchase Agreement was equal to or greater than $0.86 (the “Minimum Price”), which was the closing price of the Company’s common stock immediately preceding the signing of the agreement. As of December 31, 2019, the Company has not sold any shares of common stock under this agreement. Subsequent to December 31, 2019 the Company sold approximately 1.8 million shares of common stock under this agreement resulting in proceeds of approximately $0.5 million.

November 2018 Private Placement Financing

On November 5, 2018, the Company closed a PIPE financing with certain institutional investors, a key vendor and a member of its board of directors. Net proceeds from the PIPE financing were approximately $5.5 million, after deducting placement agent fees and other offering expenses. The securities sold by the Company consisted of 6,000 shares of a newly designated class of Series B convertible preferred stock of the Company, with a stated value of $1,000 per share and an initial conversion price per share of $1.30 (subject to customary adjustment for stock dividends and stock splits) and warrants to purchase an aggregate of 2,307,685 shares of the Company’s common stock. Each investor received a warrant to purchase a number of shares of common stock equal to one half the number of shares of common stock into which their Series B convertible preferred stock is initially convertible. The warrants are exercisable immediately for a five-year period and have an exercise price of $1.30 per share (subject to customary adjustment for stock dividends and stock splits but without the down-round protective provisions of previously issued warrants). The proceeds received in the PIPE financing were allocated to each instrument on a relative fair value basis. Total proceeds of $6.0 million were allocated as follows: $1.4 million to warrants issued and $4.6 million to Series B convertible preferred stock. The allocation resulted in an effective conversion price for the Series B preferred stock that was below the quoted market price of the Company’s common stock on the closing date. As such, the issuance was considered a beneficial conversion feature equal to the intrinsic value of the conversion feature on the closing date, resulting in a deemed dividend for the Series B convertible preferred stock of approximately $0.7 million, recognized on the closing date and recorded as a reduction of income available to common stockholders in computing basic and diluted loss per share.

Certain investors in the PIPE financing who at the time of closing of the PIPE financing owned shares of the Company’s Series A convertible preferred stock, exchanged, on a 1 for 1 share basis, their shares of Series A convertible preferred stock for shares of a newly designated class of Series C convertible preferred stock of the Company, with a stated value of $1,000 per share and convertible into shares of the Company’s common stock at an initial conversion price per share of $1.64 (subject to customary adjustment for stock dividends and stock splits), (“the Exchange”). As the Series A convertible preferred stock contained a beneficial conversion feature, the Exchange was considered an extinguishment equal to the excess of (a) the fair value of the consideration transferred to the holders of the Series A convertible preferred stock over (b) the carrying amount of the Series A convertible preferred stock on the Company’s balance sheet plus (c) the amount previously recognized for the beneficial conversion feature, or approximately $0.2 million, which was recognized on the closing date and recorded as a reduction of income available to common stockholders in computing basic and diluted loss per share.

F-16

At-the-Market Offering Agreement

On November 6, 2019, the Company entered into an at the market sales agreement (“ATM Agreement”) with AGP, pursuant to which it may offer and sell, from time to time through AGP, shares of its common stock (the “Placement Shares”) having an aggregate offering price of up to $3,673,159 (which was subsequently increased to $8,030,917), subject to the terms and conditions of the ATM Agreement. Unless earlier terminated pursuant to the terms of the ATM Agreement, the ATM Agreement will automatically terminate upon the earlier to occur of (i) issuance and sale of all of the Placement Shares to or through AGP and (ii) August 1, 2022. As of December 31, 2019, the Company sold approximately 8.1 million shares of common stock under the ATM Agreement resulting net proceeds to of approximately $1.4 million after commissions and expenses of approximately $50,000. Subsequent to December 31, 2019 the Company sold approximately 16.8 million shares of common stock under this agreement resulting in net proceeds of approximately $4.4 million after commissions and expenses of approximately $0.2 million.

NOTE 7 — WARRANTS

Warrants to purchase an aggregate of 8,413,017 shares of the Company’s common stock were outstanding at December 31, 2019. These warrants are all vested and exercisable, have exercise prices ranging from $0.15 to $93.00 per share, with a weighted average exercise price of $0.95, and expire at various dates through November 2023.

NOTE 8 — STOCK-BASED COMPENSATION

Equity Incentive Plans

The Company has issued equity awards pursuant to its 2015 Equity Incentive Plan (the “2015 Plan”), 2009 Stock Plan and 2008 Stock Plan (collectively the “Plans”). The Plans permit the Company to grant non-statutory stock options, incentive stock options and other equity awards to the Company’s employees, outside directors and consultants; however, incentive stock options may only be granted to the Company’s employees. Beginning June 29, 2015, no further awards may be granted under the 2009 Stock Plan or 2008 Stock Plan. However, to the extent awards under the 2008 Plan or 2009 Plan are forfeited or lapse unexercised or are settled in cash, the common stock subject to such awards will be available for future issuance under the 2015 Plan.

In June 2017, the stockholders of the Company approved an amendment to the 2015 Plan at the 2017 annual meeting of stockholders, which among other things, increased the number of shares that may be issued pursuant to awards under the 2015 Plan by 83,800 shares of common stock.

In September 2017, the stockholders of the Company approved an amendment to the 2015 Plan at a special meeting of stockholders, which among other things, increased the number of shares that may be issued pursuant to awards under the 2015 Plan by 2,585,871 shares of common stock. As of December 31, 2019, the aggregate number of shares of common stock authorized for issuance under the 2015 Plan, as amended, was 2,750,000, and 1,737,615 shares were available for issuance as of December 31, 2019.

F-17

The following represents a summary of the options granted to employees and non-employees that are outstanding at December 31, 2019 and changes during the period then ended:

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value		Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2018	673,885	$19.82	$	―	8.2
Options granted	698,750	0.62		―	8.6
Options forfeited	(207,991)	27.50		―	―
Outstanding at December 31, 2019	1,164,644	6.93		―	8.4
Exercisable at December 31, 2019	481,883	$20.54	$	―	7.8

The exercise price for an option issued under the Plans is determined by the Board of Directors, but will be (i) in the case of an incentive stock option (A) granted to an employee who, at the time of grant of such option, is a 10% stockholder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a non-statutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the Plans will vest as determined by the Board of Directors but will not exceed a ten-year period. The weighted average grant date fair value per share of options granted during the year ended December 31, 2019 was $0.62.

Fair Value of Equity Awards

The Company utilizes the Black-Scholes option pricing model to value awards under its Plans. Key valuation assumptions include:

●	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

●	Expected stock-price volatility. As the Company’s common stock only recently became publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows (adjusted for 1-for-10 reverse stock split):

	For the year ended December 31,
	2019	2018
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	46.33% - 69.38%	46.47% - 53.11%
Risk-free interest rate	1.47% - 2.60%	2.46% - 3.07%
Term of options	5 - 7	5 - 10
Stock price	$0.60 - $1.04	$1.85 - $3.40

F-18

Stock-Based Compensation

The Company recognized stock-based compensation expense for services within general and administrative expense in the accompanying statements of operations of approximately $438,000 and $646,000 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, there was approximately $254,000 of total unrecognized compensation cost related to unvested stock-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.4 years.

No stock options were exercised during the year ended December 31, 2019 and 2018.

NOTE 9 — RELATED PARTY TRANSACTIONS

A director of the Company is a managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture Partners GP, L.P., which holds a significant investment in the Company’s common stock and warrants. Two directors of the Company have acted as a managing director of Stonehenge Partners, LLC, which holds an investment in the Company’s common stock.

Other than disclosed, the Company has not entered into or been a participant in any transaction in which a related party had or will have a direct or indirect material interest.

NOTE 10 — INCOME TAXES

As of December 31, 2019, the Company has net operating loss carryforwards of approximately $63.5 million available to reduce future taxable income, if any, for Federal and state income tax purposes. The U.S. federal and state net operating loss carryforwards will begin to expire in 2028.

As of December 31, 2019, the Company has Federal and state research and development credit carryforwards of approximately $3.2 million and $3.1 million, respectively, available to reduce future taxable income, if any, for Federal and state income tax purposes. The Federal credit carryforwards begin to expire in 2029. California credits have no expiration date.

Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2019. The Company has no income tax affect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	December 31,
	2019	2018
Statutory U.S. federal rate	21.0%	21.0%
State income tax, net of federal benefit	7.0%	7.0%
Meals & entertainment	(0.1)%	(0.1)%
Valuation allowance	(27.9)%	(27.9)%
Provision for income taxes	0.0%	0.0%

F-19

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forwards	$17,773,202	$15,108,073
Patent costs	423,747	382,812
Accrued Vacation	12,832	11,516
Research and development credit	5,241,066	4,314,813
Stock-based compensation	2,025,742	1,903,104
Other	10,200	8,495
Gross deferred tax assets	25,486,789	21,728,813
Valuation allowance	(25,486,789)	(21,728,813)
Net deferred tax assets	$—	$—

The Company did not record any accruals for income tax accounting uncertainties for the years ended December 31, 2019 and 2018.

Authoritative guidance requires companies to accrue interest and related penalties, if applicable, on all tax positions for which reserves have been established consistent with jurisdictional tax laws. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties from inception through December 31, 2019.

The Company does not have any unrecognized tax benefits that will significantly decrease or increase within 12 months of December 31, 2019.

The Company’s major tax jurisdictions are the United States and California. All of the Company’s tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

NOTE 11 — SUBSEQUENT EVENTS

On January 15, 2020, Ritter entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Qualigen Inc. (“Qualigen”), pursuant to which the Merger Sub will merge with and into Qualigen, with Qualigen surviving as a wholly owned subsidiary of Ritter. Upon closing, on a pro forma basis and based upon the number of shares of Ritter common stock expected to be issued in the merger, the pre-merger Ritter securityholders are expected to own approximately 7.5% of the combined company, on a fully diluted basis, and the pre-merger Qualigen securityholders are expected to own approximately 92.5% of the combined company, on a fully diluted basis. To consummate the merger, Ritter and Qualigen stockholders must adopt and approve the Merger Agreement and a series of Merger-related proposals. In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Risks Related to COVID-19 Pandemic

The recent outbreak of COVID-19 originated in Wuhan, China, in December 2019 and has since spread to multiple countries, including the United States and several European countries. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity and the Company’s and Qualigen’s ability to complete the Plan of Merger on a timely basis or at all. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing or other activities or on healthcare systems or the global economy as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of the third parties on which we rely.

F-20

INDEX TO QUALIGEN, INC. FINANCIAL STATEMENTS

Years ended March 31, 2019 and 2018 and

Nine Months ended December 31, 2019 and 2018

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Qualigen, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Qualigen, Inc. (the “Company”) as of March 31, 2019 and 2018, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that Qualigen, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficit and an accumulated deficit as of March 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the financial statements issuance date. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

SQUAR MILNER LLP

We have served as the Company’s auditor since 2018.

San Diego, California

April 3, 2020

F-22

QUALIGEN, INC.
BALANCE SHEETS
March 31, 2019 and 2018

	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$125,123	$60,723
Accounts receivable, net	316,277	124,656
Accounts receivable-related party, net	573,613	713,952
Inventory, net	747,575	1,108,792
Prepaid expenses and other current assets	71,722	65,524
Total current assets	1,834,310	2,073,647

Property and equipment, net	1,501,115	1,574,916
Equipment held for lease, net	195,029	314,672
Intangible assets, net	403,391	218,344
Other assets	29,675	25,088

Total assets	$3,963,520	$4,206,667

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable	$397,091	$494,862
Accrued expenses and other current liabilities	746,123	698,598
Accrued promotion-related party	–	190,000
Notes payable, current portion	1,569,755	615,157
Deferred revenue, current portion	126,823	134,332
Deferred revenue-related party	271,206	390,156
Due to related party	500,000	500,000
Capital lease obligations, current portion	23,516	28,495
Total current liabilities	3,634,514	3,051,600

Notes payable, net of current portion	439,810	43,085
Deferred revenue, net of current portion	37,320	68,829
Capital lease obligations, net of current portion	–	23,516
Total liabilities	4,111,644	3,187,030

Stockholders’ (Deficit) Equity
Series A convertible preferred stock – $0.01 par value; 2,500,000 shares authorized; 2,412,887 shares issued and outstanding	24,129	24,129
Series B convertible preferred stock – $0.01 par value; 9,000,000 shares authorized; 7,707,736 shares issued and outstanding	77,077	77,077
Series C convertible preferred stock – $0.01 par value; 5,500,000 shares authorized; 3,300,715 shares issued and outstanding	33,007	33,007
Series D convertible preferred stock – $0.01 par value; 2,151,816 shares authorized; 1,508,305 shares issued and outstanding	15,083	15,083
Series D–1 convertible preferred nonvoting stock – $0.01 par value; 848,184 shares authorized; 643,511 shares issued and outstanding	6,435	6,435
Common stock – $0.01 par value; 40,000,000 shares authorized; 5,602,214 shares issued and outstanding	56,026	56,026
Additional paid–in capital	45,153,733	45,121,128
Accumulated deficit	(45,513,614)	(44,313,248)
Total stockholders’ (deficit) equity	(148,124)	1,019,637

Total liabilities and stockholders’ (deficit) equity	$3,963,520	$4,206,667

The accompanying notes are an integral part of these financial statements.

F-23

QUALIGEN, INC.
STATEMENTS OF OPERATIONS
For the Years Ended March 31, 2019 and 2018

	2019	2018

REVENUES
Net product sales	$1,973,984	$2,178,519
Net product sales-related party	3,829,060	5,037,121
Collaborative research revenue	–	40,000
Collaborative research revenue-related party	–	2,520,000
Total revenues	5,803,044	9,775,640

EXPENSES
Cost of product sales	1,309,462	1,311,307
Cost of product sales-related party	2,795,331	3,868,333
General and administrative	1,053,249	1,248,869
Research and development	550,779	41,714
Research and development-related party	769,082	2,889,590
Sales and marketing	380,341	618,462
Total expenses	6,858,244	9,978,275

LOSS FROM OPERATIONS	(1,055,200)	(202,635)

OTHER EXPENSE, NET
Interest expense, net	152,036	60,261
Other ( income) expense, net	(11,489)	88,465
Total other expense, net	140,547	148,726

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,195,747)	(351,361)

PROVISION FOR INCOME TAXES	4,619	5,087

NET LOSS	$(1,200,366)	$(356,448)

Net loss per common share, basic and diluted	$(0.21)	$(0.06)
Weighted average common shares outstanding – basic and diluted	5,602,214	5,602,214

The accompanying notes are an integral part of these financial statements.

F-24

QUALIGEN, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
For the Years Ended March 31, 2019 and 2018

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series D1 Convertible Preferred Stock		Common Stock		Additional Paid–In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE – April 1, 2017	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,086,932	$(43,956,800)	$1,341,889
Stock based compensation	–	–	–	–	–	–	–	–	–	–	–	–	34,196	–	34,196
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(356,448)	(356,448)

BALANCE – March 31, 2018	2,412,887	24,129	7,707,736	77,077	3,300,715	33,007	1,508,305	15,083	643,511	6,435	5,602,214	56,026	45,121,128	(44,313,248)	1,019,637
Stock based compensation	–	–	–	–	–	–	–	–	–	–	–	–	32,605	–	32,605
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(1,200,366)	(1,200,366)

BALANCE – March 31, 2019	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,153,733	$(45,513,614)	$(148,124)

The accompanying notes are an integral part of these financial statements.

F-25

QUALIGEN, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2019 and 2018

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,200,366)	$(356,448)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	337,340	465,156
Amortization of debt issuance costs	26,693	-–
Accounts receivable reserves and allowances	60,092	(27,722)
Inventory reserves	(30,531)	(316,013)
Stock based compensation	32,605	34,196
Write-off of patents	-–	16,844
Loss on disposal of fixed assets	-–	1,109
Changes in operating assets and liabilities:
Accounts receivable	(251,713)	621,724
Accounts receivable-related party	140,339	(713,952)
Inventory and equipment held for lease	288,636	223,832
Prepaid expenses and other assets	(10,785)	28,201
Accounts payable	(97,771)	(145,975)
Accrued expenses and other current liabilities	47,525	(24,780)
Accrued promotion-related party	(190,000)	190,000
Deferred revenue	(39,018)	(541,853)
Deferred revenue-related party	(118,950)	890,156
Net cash (used in) provided by operating activities	(1,005,904)	344,475

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,925)	(406,010)
Payments for patents and licenses	(203,906)	(42,828)
Net cash used in investing activities	(225,831)	(448,838)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the issuance of notes payable	1,987,314	162,211
Payments on capital lease obligations	(28,495)	(25,538)
Payment of debt issuance costs	(47,527)	-–
Principal payments on notes payable	(615,157)	(78,716)
Net cash provided by financing activities	1,296,135	57,957

Net increase (decrease) in cash and cash equivalents	64,400	(46,406)

CASH AND CASH EQUIVALENTS – beginning of year	60,723	107,129

CASH AND CASH EQUIVALENTS – end of year	$125,123	$60,723

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$116,687	$60,261
Taxes	$4,562	$6,838

NONCASH FINANCING AND INVESTING ACTIVITIES:
Net transfers from inventory to equipment held for lease	$103,112	$62,808

The accompanying notes are an integral part of these financial statements.

F-26

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Qualigen, Inc. (the “Company”) was incorporated in Minnesota in 1996 to design, develop, manufacture and sell point-of-care quantitative immunoassay diagnostic products for use in physician offices and other point-of-care settings worldwide. The Company was reincorporated in Delaware in 1999. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using the accrual method of accounting.

Accounting Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The most significant estimates relate to amortization and depreciation, deferred revenue, inventory reserves, allowances for doubtful accounts and returns, and warranty costs. Actual results could vary from the estimates that were used.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less and money market funds to be cash equivalents.

The Company maintains its cash and cash equivalents in bank deposits which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

Inventory, Net

Inventory is recorded at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company reviews the components of its inventory on a periodic basis for excess or obsolete inventory, and records specific reserves for identified items.

Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that assets may not be recoverable. An impairment loss would be recognized when the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets. The amount of impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values. During the years ended March 31, 2019 and 2018, no such impairment losses have been recorded.

F-27

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable, Net

The Company grants credit to domestic physicians, clinics, and distributors. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. Customers can purchase certain products through a financing agreement that the Company has with an outside leasing company. Under the agreement, the leasing company evaluates the credit worthiness of the customer. Upon acceptance of the product by the customer, the leasing company remits payment to the Company at a discount. This financing arrangement is without recourse to the Company.

The Company provides an allowance for doubtful accounts and returns equal to the estimated uncollectible amounts or expected returns. The Company’s estimates are based on historical collections and returns and a review of the current status of trade accounts receivable.

Accounts receivable is comprised of the following at March 31, 2019 and 2018:

	2019	2018

Accounts Receivable	$396,065	$144,352
Less Allowances	(79,788)	(19,696)

	$316,277	$124,656

Research and Development

The Company expenses research and development costs as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $5,967 and $1,303, respectively, for the years ended March 31, 2019 and 2018.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound and outbound freight are generally recorded in cost of sales which totaled $109,735 and $148,762, respectively, for the years ended March 31, 2019 and 2018. Other shipping and handling costs included in general and administrative, research and development, and sales and marketing expenses totaled $4,471 and $6,438 for the years ended March 31, 2019 and 2018, respectively.

F-28

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists;
●	Delivery has occurred or services have been rendered;
●	The fee for the arrangement is fixed or determinable; and
●	Collectability is reasonably assured.

Revenue arrangements with multiple deliverables are evaluated for proper accounting treatment. In these arrangements, the Company records revenue as separate units of accounting if the delivered items have value to the customer on a stand-alone basis, if the arrangement includes a general right of return relative to the delivered items, and if delivery or performance of the undelivered items is considered probable and substantially within the Company’s control.

Multiple element arrangements include contracts that combine both the Company’s analyzer and a customer’s future reagent purchases under a single contract. In some sales contracts, the Company provides analyzers at no charge to customers. Title to the analyzer is maintained by the Company (see Note 5) and the analyzer is returned by the customer to the Company at the end of the purchase agreement.

A multiple-element arrangement includes the sale of one or more tangible product offerings with one or more associated services offerings, each of which are individually considered separate units of accounting. The Company has agreements that include a contractual obligation on the part of the customer to purchase a predetermined quantity of the Company’s reagents at a predetermined price over the term of the agreement, generally three years. In accordance with generally accepted accounting principles, the total revenue under the agreement is allocated between analyzer lease revenue and reagent sales on a relative selling price. When applying the relative selling price method, the selling price for each deliverable is estimated using vendor-specific objective evidence (“VSOE”) of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a deliverable, the best estimate of selling price for that deliverable is used. The total relative selling price allocated to the analyzer lease revenue is recognized on a straight-line basis over the term of the agreement. The relative selling price allocated to reagent sales is recognized upon shipment. The difference between analyzer lease revenue recognized and the amount billed is recorded either as accounts receivable or deferred revenue.

Deferred Revenue

The Company occasionally receives payment in advance from customers pursuant to certain collaborative research license agreements, deposits against future product sales, multiple element arrangements and extended warranties. Amounts collected in advance of revenue recognition are recorded as a current or non-current deferred revenue liability based on the time from the balance sheet date to the future date of revenue recognition. We recognize revenue associated with extended warranty agreements ratably over the life of the contract (see Note 7).

F-29

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Product Sales

Revenues from product sales which include both the Company’s proprietary diagnostic equipment (“analyzer”) and various immunoassay products (“reagents”) are generally recognized upon shipment, as no significant continuing performance obligations remain post shipment. Cash payments received in advance are classified as deferred revenues and recorded as a liability. The Company is generally not contractually obligated to accept returns, except for defective products. Revenue is recorded net of an allowance for estimated returns. During the years ended March 31, 2019 and 2018, product sales are stated net of an allowance for estimated returns of $69,600 and $4,414, respectively.

Extended Warranties

The Company sells extended warranty contracts ranging in terms from one to three years to its customers which provide warranty protection after expiration of the original term of the analyzers covered by the contracts. Revenues from separately priced extended warranty and analyzer maintenance contracts are recognized as income on a straight-line basis over the contract period. Warranty contracts paid for in advance by the customer are recorded as deferred revenue.

Research and Licenses

The Company recognizes research revenue over the term of various agreements, as negotiated contracted amounts are earned or reimbursable costs are incurred related to those agreements. Negotiated contracted amounts are earned in relative proportion to the performance required under the applicable contracts. Nonrefundable license fees are recognized over the related performance period or at the time that the Company has satisfied all performance obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

In accordance with generally accepted accounting principles, milestone payments are recognized as revenue upon achievement of the specified milestones and research revenue is recognized as reimbursable costs are incurred. During the years ended March 31, 2019 and 2018, the Company recognized $0 and $2,560,000 respectively, in collaborative research revenue. During the years ended March 31, 2019 and 2018, the Company incurred $1,319,861 and $2,931,304 in costs related to these agreements, respectively.

Property and Equipment, Net

Property and equipment are stated at cost and are presented net of accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	5 years
Computer equipment	3 years
Molds and tooling	5 years
Office furniture and equipment	5 years

F-30

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment, Net (continued)

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. The Company occasionally designs and builds its own machinery. The costs of these projects, which includes the cost of construction and other direct costs attributable to the construction, are capitalized as construction in progress. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and placed in service.

The Company’s policy is to evaluate the remaining lives and recoverability of long-term assets on at least an annual basis or when conditions are present that indicate impairment.

Intangible Assets, Net

Intangibles consist of patent-related costs and costs for license agreements. Management reviews the carrying value of intangible assets that are being amortized on an annual basis or sooner when there is evidence that events or changes in circumstances may indicate that impairment exists. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of intangible assets being amortized can be recovered.

If the Company determines that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows expected to result from the use and eventual disposition of the underlying assets, the Company considers the carrying value of such intangible assets as impaired and reduces them by a charge to operations in the amount of the impairment.

Costs related to acquiring patents are capitalized and amortized over their estimated useful lives, which is generally 5 to 17 years, using the straight-line method. Amortization of patents commences once final approval of the patent has been obtained. Patent costs are charged to operations if it is determined that the patent will not be obtained. The cost of the patents of $577,930 and $449,026 at March 31, 2019 and 2018, respectively, are stated net of accumulated amortization of $280,550 and $268,575, respectively. Amortization of patents charged to operations for the years ended March 31, 2019 and 2018 were $11,975 and $11,029, respectively. Total future estimated amortization of patent costs for the five succeeding years is $11,975 for each of the years ending March 31, 2020 through 2023, $10,900 for year 2024 and $238,580 thereafter.

The cost of the licenses of $493,837 and $418,836 at March 31, 2019 and 2018 are stated net of accumulated amortization of $387,826 and $380,943, respectively. Amortization of licenses charged to operations for each of the years ended March 31, 2019 and 2018 was $6,884. Total future estimated amortization of license costs is $6,884 for each of the years ending March 31, 2020 through 2023 and $3,475 for year 2024, and $74,999 thereafter.

F-31

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

In accordance with generally accepted accounting principles, the Company recognizes all share-based payments to employees, including grants of employee options and warrants, as compensation expense over the service period (generally the vesting period) in the financial statements based on their estimated grant date fair values. The total stock-based compensation expense for the years ending March 31, 2019 and 2018 was $32,605 and $34,196, respectively.

Income Taxes

Deferred income taxes are recognized for temporary differences in the basis of assets and liabilities for financial statement and income tax reporting that arise due to net operating loss carry forwards, research and development credit carry forwards and from using different methods and periods to calculate depreciation and amortization, allowance for doubtful accounts, accrued vacation, research and development expenses, and state taxes. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and noncurrent based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Sales and Excise Taxes

Sales and other taxes collected from customers and subsequently remitted to government authorities are recorded as accounts receivable with corresponding tax payable. These balances are removed from the balance sheet as cash is collected from customers and remitted to the tax authority.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, enacted in March 2010, required medical device manufacturers to pay an excise tax of 2.3% on the sales price of medical devices sold in the United States beginning in January 2013.

The Further Consolidated Appropriations Act, 2020 H.R. 1865 (Pub.L.116-94), signed into law on December 20, 2019, has repealed the medical device excise tax previously imposed by Internal Revenue Code section 4191. Prior to the repeal, the tax was on a 4-year moratorium. As a result of the repeal and the prior moratorium, sales of taxable medical devices after December 31, 2015, are not subject to the tax. Accordingly, for the years ended March 31, 2019 and 2018, the Company did not incur any medical device excise tax expenses.

F-32

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Warranty Costs

The Company’s warranty policy generally provides for one year of coverage against defective analyzer and nonperformance within published specifications for sold analyzers and for term of the contract for equipment held for lease (see Note 5). The Company accrues for estimated warranty costs in the period in which the revenue is recognized based on historical data and the Company’s best estimates of analyzer failure rates and costs to repair.

Accrued warranty liabilities were $35,122 and $52,065, respectively, at March 31, 2019 and 2018 and are included in accrued expenses and other current liabilities on the balance sheets. Warranty costs were $118,479 and $154,551 for the years ended March 31, 2019 and 2018, respectively, and are included in cost of product sales in the statements of operations.

Net Loss Per Share

The Company determines basic net loss per share and diluted net loss per share in accordance with the provisions of Accounting Standards Codification (“ASC”) 260, “Earnings per Share.” Net Loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. Diluted net loss per share is calculated by adjusting weighted average common stock outstanding for the dilutive effect of potential common shares outstanding for the period. Potential common shares, which consist of shares of common stock underlying warrants, vested stock options, convertible preferred stock and convertible debt, amounting to 30,683,153 shares for the year ended March 31, 2019 and 27,058,245 for the year ended March 31, 2018, were excluded from the calculation of diluted net loss per share because they were antidilutive.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. There have been no items qualifying as other comprehensive loss, and, therefore, for all periods presented, the Company’s comprehensive loss was the same as its reported net loss.

Segment Information

The Company has one operating and reportable business segment.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 requires a lessee to recognize a lease asset representing its right to use the underlying asset for the lease term, and a lease liability for the payments to be made to lessor, on its balance sheet for all operating leases greater than 12 months. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2020 for the Company. The Company has not yet assessed the potential impact of this new guidance on its financial statements.

F-33

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current on the balance sheet. This amendment simplifies the presentation of deferred income taxes. ASU 2015-17 will be effective for fiscal years beginning after December 15, 2018 for the Company. The Company has not yet adopted ASU 2015-17, however its effects are not expected to have a material impact on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. In August 2015, the FASB issued ASU 2015-14, which formally deferred the effective date of this guidance by one year, which makes this guidance effective for the Company for annual reporting periods beginning after December 15, 2018. The Company has not yet completed its assessment of the potential impact of this new guidance on its financial statements.

F-34

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

2. LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net working capital deficit and an accumulated deficit at March 31, 2019. The Company continued to incur losses subsequent to the balance sheet date, and has a $1 million convertible promissory note plus accrued interest due in May 2020 (see Notes 8 and 17). In addition, the Company has payments of $0.9 million due in March 2020 to Sekisui Diagnostics, LLC, a related party, pursuant to a strategic partnership (see Note 17), and an additional $0.7 million in convertible notes payable plus accrued interest due between June 2020 and February 2022 (see Notes 8 and 17). The Company believes that it will not be able to satisfy these payment obligations without obtaining additional financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the financial statements issuance date. In January 2020 the Company entered into an agreement to complete a reverse triangular merger with Ritter Pharmaceuticals, Inc., a NASDAQ listed company which includes a provision for an equity capital raise. In addition, all existing convertible notes would convert into equity in the event the proposed merger is completed. If all conditions are successfully met, the merger is expected to close in the second calendar quarter of 2020. However, there can be no assurances that the proposed merger will close in the projected timeline, or at all, or that the proposed equity financing will be completed. Absent the merger, additional required financing may not be available on acceptable terms or at all. The financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern and therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying financial statements.

3. INVENTORY, NET

Inventory, net consisted of the following at March 31, 2019 and 2018:

	2019	2018

Raw materials	$851,117	$1,151,448
Work in process	257,918	280,008
Finished goods	56,464	125,791
	1,165,499	1,557,247
Less Inventory reserve	(417,924)	(448,455)

	$747,575	$1,108,792

F-35

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at March 31, 2019 and 2018:

	2019	2018

Machinery and equipment	$2,354,119	$2,381,027
Construction in progress–equipment	1,376,000	1,376,000
Computer equipment	418,823	417,113
Leasehold improvements	307,539	307,539
Molds and tooling	260,002	258,237
Office Furniture and equipment	136,275	163,852
	4,852,758	4,903,768
Less Accumulated depreciation	(3,351,643)	(3,328,852)

	$1,501,115	$1,574,916

Depreciation expense relating to property and equipment was $95,726 and $119,653 for the years ended March 31, 2019 and 2018, respectively.

5. EQUIPMENT HELD FOR LEASE, NET

The Company leases its medical equipment to certain customers under long–term agreements. In these instances, the cost of the equipment is reclassified to equipment held for lease, and is depreciated on a straight–line basis over its estimated useful life of three to five years. Equipment held for lease consisted of the following at March 31, 2019 and 2018:

	2019	2018

Medical equipment	$1,457,157	$1,518,440
Less accumulated depreciation	(1,262,128)	(1,203,768)

	$195,029	$314,672

Depreciation expense relating to equipment held for lease was $222,755 and $327,590 for the years ended March 31, 2019 and 2018, respectively.

F-36

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following at March 31, 2019 and 2018:

	2019	2018

Vacation	$161,223	$158,905
Royalties	5,156	124,171
Research and development	133,595	19,287
Other	69,280	58,599
Legal	107,092	105,546
Deferred rent	69,697	54,494
Warranty costs	35,122	52,065
Payroll	20,602	52,469
Patent and license fees	46,218	45,875
Sales and use taxes	11,855	17,868
Income taxes	9,376	9,319
Interest	76,907	–

	$746,123	$698,598

7. DEFERRED REVENUE

Deferred revenue consisted of the following at March 31, 2019 and 2018:

	2019	2018

Product sales revenue – current	$62,761	$78,095
Warranty revenue – current	64,062	56,237
	126,823	134,332

Product sales revenue – net of current portion	35,428	65,100
Warranty revenue – net of current portion	1,892	3,729
	37,320	68,829

	$164,143	$203,161

F-37

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

8. NOTES PAYABLE

Notes payable consisted of the following at March 31, 2019 and 2018:

	2019	2018
An unsecured convertible note with an investor including interest at 10% per annum; due September 2019, which was extended by the noteholder until May 2020 (see Note 17)	$1,000,000	$–
A Factoring and Security Agreement for up to $2,000,000 with a bank, interest at Prime plus 2% of the amount of advances outstanding and a factoring fee of 0.01% per day of the face amount of each invoice for each calendar day that a factored invoice is outstanding	577,314	–
A series of unsecured convertible bridge notes with investors, including interest of 8% per annum; due between June 2020 and February 2021	410,000	–
Equipment Financing Agreement with a bank, monthly payments of $720 including imputed interest at 6.95% per annum; secured by laboratory equipment; due October 2022	27,326	33,817
Equipment Financing Agreement with a bank, monthly payments of $596 including imputed interest at 6.590% per annum; secured by manufacturing equipment; due July 2021	15,759	21,676
Revolving Operating Line of Credit of up to $1,000,000 with a finance company, interest at Prime plus 3.50% per annum; secured by all assets of the Company; due June 2018	–	566,715
Equipment Financing Agreement with a bank, monthly payments of $3,301 including imputed interest at 5.50% per annum; secured by manufacturing equipment; due December 2018	–	29,539
Insurance Financing Agreement with a finance company, monthly payments of $2,190 including interest of 7.05% per annum; secured by an insurance policy; due July 2018	–	6,495
	2,030,399	658,242
Less unamortized debt issuance costs	(20,834)	–
Less current portion, net of debt issuance costs	(1,569,755)	(615,157)

Notes Payable, net of current portion	$439,810	$43,085

F-38

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

8. NOTES PAYABLE (continued)

Future maturities of notes payable are as follows as of March 31, 2019:

Year Ending March 31,
2020	$1,590,589
2021	424,204
2022	10,684
2023	4,922
Total	2,030,399
Less debt issuance costs	(20,834)

Total balance, net of debt issuance costs	$2,009,565

9. CAPITAL LEASE OBLIGATIONS

At March 31, 2019 and 2018, the Company had equipment under capital leases with a cost of $83,509 each year and accumulated depreciation of $62,503 and $34,667, respectively. At March 31, 2019, current and long term capital lease obligations included in the accompanying balance sheets were $23,516 and $0, respectively. At March 31, 2018, current and long term capital lease obligations included in the accompanying balance sheets were $28,495 and $23,516, respectively. Depreciation expense was $27,836, for both years ended March 31, 2019 and 2018. Upon lease expiration, the Company purchases the leased equipment at a cost of $1.

10. EMPLOYEE BENEFIT PLAN

The Company has a qualified 401(k) employee savings and profit sharing plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan. Under the plan, employees can contribute and defer taxes on compensation contributed. The Company matches, within prescribed limits, the contributions of the employees. Employer contributions to the plan amounted to $0 and $54,253 for the years ended March 31, 2019 and 2018, respectively.

11. COMMITMENTS

The Company leases its facilities under a long-term operating lease agreement expiring in October 2022. The agreement generally requires the payment of utilities, real estate taxes, insurance, and repairs. Total rent expenses for both of the years ended March 31, 2019 and 2018 were $258,674.

F-39

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

11. COMMITMENTS (continued)

The following is a schedule by year of future minimum rental payments required under the operating lease agreements as of March 31, 2019:

Year Ending March 31,
2020	$250,775
2021	282,031
2022	290,492
2023	173,315

Total	$996,612

12. RESEARCH AND LICENSE AGREEMENTS

In May 1998, the Company entered into a license agreement with Medilite Diagnostika, Inc., an unrelated party, for the exclusive rights to use, sell or sublicense its patented chemistry, which is incorporated into the Company’s diagnostic products. The Company was obligated to pay between a 2% and 4% royalty fee on net sales of certain products throughout the 20-year term of the license which terminated in May 2018, subject to a minimum annual fee of $25,000. Additionally, the Company was obligated to pay a percentage of royalties received from sublicenses related to and unrelated to the Company’s products in the amount of between 2% and 4%, and 50%, respectively. Royalties paid under this agreement were $138,120 and $134,300, for the years ended March 31, 2019 and 2018.

In August 2012, the Company entered into a license agreement with Future Diagnostics, b.v., an unrelated party, for the right to use certain intellectual property in the manufacture of Vitamin D diagnostic tests. The agreement continues until terminated by either party in the event of a material breach. The Company paid a license fee of 20,000 Euros upon execution of this agreement and was obligated to pay an additional license fee of 30,000 Euros within one year following clearance by the United States Food and Drug Administration. In addition, the Company is obligated to pay a royalty of 5% of net Vitamin D test sales throughout the term of the license agreement with an annual minimum royalty of 10,000 Euros following the first commercial sale. For the years ended March 31, 2019 and 2018, the Company paid no license fees under this agreement. Royalties paid under this agreement were $27,796 and $36,443, for the years ended March 31, 2019 and 2018, respectively.

In September 2012, the Company entered into a supply agreement with Diasource Immuno Assays, s. a., an unrelated party, for the right to use certain raw materials in the manufacture of Vitamin D diagnostic tests. The initial term of the agreement is for five years with subsequent automatic annual renewals. The Company is obligated to pay a royalty of 5% of net Vitamin D test sales throughout the term of the supply agreement. Royalties paid under this agreement were $33,317 and $32,459, respectively, for the years ended March 31, 2019 and 2018.

F-40

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

12. RESEARCH AND LICENSE AGREEMENTS (continued)

Between June and August 2018, the Company entered into license and sponsored research agreements with the University of Louisville Research Foundation (ULRF) for a novel molecular-based compound that has shown promise as an anticancer drug. Under the agreements, the Company will take over development, regulatory approval and commercialization of the compound from ULRF and is responsible for maintenance of the related intellectual property portfolio. In return, ULRF received a $50,000 convertible promissory note in payment of an upfront license fee and the Company will reimburse ULRF for sponsored research expenses of up to $348,000 and prior patent costs of up to $200,000. In addition, the Company has agreed to pay ULRF (i) royalties, on patent-covered net sales associated with the commercialization of anti-nucleolin agent-conjugated nanoparticles of four percent (on net sales up to a cumulative $250,000,000) or five percent (on net sales above a cumulative $250,000,000), until expiration of the last to expire of the licensed patents, (ii) 30% to 50% of any non-royalty sublicensee income received (50% for sublicenses granted in the first two years of the ULRF License Agreement, 40% for sublicenses granted in the third or fourth years of the ULRF License Agreement, and 30% for sublicenses granted in the fifth year of the ULRF License Agreement or thereafter), (iii) reimbursements for costs associated with the preparation, filing, prosecution and maintenance of licensed patents, incurred prior to June 2018, and (iv) payments ranging from $100,000 to $5,000,000 upon the achievement of certain regulatory and commercial milestones. Milestone payments for the first therapeutic indication would be $100,000 for first dosing in a Phase 1 clinical trial, $200,000 for first dosing in a Phase 2 clinical trial, $350,000 for first dosing in a Phase 3 clinical trial, $500,000 for regulatory marketing approval and $5,000,000 upon achieving a cumulative $500,000,000 of Licensed Product sales; the Company would also pay another $500,000 milestone payment for any additional regulatory marketing approval for each additional therapeutic (or diagnostic) indication. The Company also must pay ULRF shortfall payments if the total amounts actually paid with respect to royalties and non-royalty sublicensee income for any year is less than the applicable annual minimum (ranging from $10,000 to $50,000) for such year.

Sponsored research expenses related to these agreements for the years ended March 31, 2019 and 2018 were $213,237 and $0 and are recorded in research and development expenses in the statements of operations.

In December 2018, the Company entered into a license agreement with Advanced Cancer Therapeutics, LLC (ACT), granting the Company exclusive rights to develop and commercialize a novel aptamer-based anticancer technology. In return, ACT received a $25,000 convertible promissory note in payment of an upfront license fee. In addition, the Company has agreed to pay ACT (i) royalties, on net sales associated with the commercialization of ACT-GRO-777/AS1411, of two percent (only if patent-covered and only on net sales above a cumulative $3,000,000) or one percent (if not patent-covered, but only on net sales above a cumulative $3,000,000), until the 15th anniversary of the ACT License Agreement and (ii) milestone payments of $100,000 for Qualigen raising a cumulative total of $2,000,000 in new equity financing after the date of the ACT License Agreement, $100,000 upon any first AS1411-based licensed product receiving the CE Mark or similar FDA status, and $500,000 upon cumulative worldwide AS1411-based licensed product net sales reaching $3,000,000.

In March 2019, the Company entered into a sponsored research agreement and an option for a license agreement with ULRF for development of several small-molecule RAS Inhibitor drug candidates. Under the terms of these agreements, the Company will reimburse ULRF for sponsored research expenses of up to $693,000 for this program from April 2019 through September 2020.

F-41

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

12. RESEARCH AND LICENSE AGREEMENTS (continued)

Royalty expenses related to these agreements for the years ended March 31, 2019 and 2018 totaled $80,127 and $260,530, respectively, and are recorded in sales and marketing expense in the statements of operations.

In November 2015, the Company entered into a long-term development and supply agreement with Prediction Biosciences, SAS, an unrelated party, to develop and manufacture diagnostic tests for use in the stroke point-of-care market. The Company recognizes development revenue and product sales over the performance period of the contract. For the years ended March 31, 2019 and 2018, there was collaborative research revenue of $0 and $40,000, respectively, and no product sales related to this agreement.

During the year ended March 31, 2018, the Company extended a strategic partnership entered into in May 2016 with Sekisui Diagnostics, LLC (“Sekisui”), a related party (see Note 15) until May 2022. In exchange for up to $7.2 million in future product development financing payments over the term of the agreement, the Company has appointed Sekisui as its commercial partner and exclusive worldwide distributor with the exception of certain customer accounts retained by Qualigen. The agreement contains an exclusivity period and right of first refusal for a potential acquisition of the Company by Sekisui.

For the years ended March 31, 2019 and 2018, there was collaborative research revenue of $0 and $2,520,000, and product sales of $3,829,060 and $5,037,121 related to this agreement, respectively. As of both March 31, 2019 and 2018, the Company had received a total of $5,520,000 under this agreement. (see Note 17).

13. STOCKHOLDERS’ DEFICIT

As of March 31, 2019 and 2018, the Company had six classes of capital stock: common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series D-1 convertible preferred stock.

Common Stock

Holders of common stock generally vote as a class with the holders of the preferred stock and are entitled to one vote for each share held. Subject to the rights of the holders of the preferred stock to receive preferential dividends, the holders of common stock are entitled to receive dividends when and if declared by the Board of Directors. Following payment of the liquidation preference of the preferred stock, any remaining assets will be distributed ratably among the holders of the common stock upon liquidation, dissolution or winding up of the affairs of the Company. The holders of common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions.

F-42

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

At March 31, 2019, the Company has reserved 30,683,153 shares of authorized but unissued common stock for possible future issuance. At March 31, 2019, shares were reserved in connection with the following:

Exercise of issued and future grants of stock options	–
Exercise of stock warrants	6,592,326
Conversion of Series A preferred stock	1,286,873
Conversion of Series B preferred stock	2,569,245
Conversion of Series C preferred stock	9,902,145
Conversion of Series D preferred stock	4,701,699
Conversion of Series D–1 preferred stock	2,005,957
Conversion of note payable (see Note 8)	3,624,908

Total	30,683,153

Preferred Stock

Series A Convertible Preferred Stock

Holders of Series A convertible preferred stock are entitled to receive dividends at the rate of $0.096 per share, if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series A convertible preferred stock to receive, prior to distributions of the assets to holders of common stock, the amount of $1.20 per share, subject to certain anti-dilution provisions, plus all unpaid dividends. Holders of Series A convertible preferred stock have the right to vote, together with the holders of Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote.

The Series A convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing $1.20 by the Series A conversion price of $2.25 per share, subject to certain anti-dilution provisions. Additionally, each share of Series A convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price upon (a) the date specified by written consent or agreement of holders of at least 75% of the shares of Series A convertible preferred stock then outstanding or (b) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering at a price per share of at least $3.60 and which generates total gross proceeds of at least $20,000,000.

F-43

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock (continued)

Series B Convertible Preferred Stock

Holders of Series B convertible preferred stock are entitled to receive dividends at the rate of $0.06 per share, if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series B convertible preferred stock to receive an equal preference as holders of Series A convertible preferred stock, prior to any distribution of assets to holders of common stock, in the amount of $0.75 per share, subject to certain anti-dilution provisions, plus all unpaid dividends.

Holders of Series B convertible preferred stock have the right to vote, together with the holders of Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote. Holders of Series B convertible preferred stock are also entitled to vote with the holders of common stock with respect to the election of directors whether or not there are less than 1,000,000 shares of Series B convertible preferred stock outstanding.

The Series B convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing $0.75 by the Series B conversion price of $2.25 per share subject to certain anti-dilution provisions. Additionally, each share of Series B convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price upon the earlier of (a) the date specified by written consent or agreement of holders of at least 51% of the shares of Series B convertible preferred stock then outstanding or (b) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering.

Series C Convertible Preferred Stock

Holders of Series C convertible preferred stock are entitled to receive dividends senior to common stock and on parity with all classes of preferred stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date.

Liquidation preferences allow holders of Series C convertible preferred stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series D convertible preferred stock and Series D-1 convertible preferred stock, the amount of $11.25 per share, subject to certain anti-dilution provisions, plus all unpaid dividends.

Holders of Series C convertible preferred stock have the right to vote, together with the holders of Series A convertible preferred stock, Series B convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote. Holders of Series C convertible preferred stock are entitled to one vote for each share of common stock into which such preferred stock may be converted.

F-44

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock (continued)

Series C Convertible Preferred Stock (continued)

The Series C convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing the original issue price per share of $2.25 by the Series C conversion price in effect on the conversion date (currently $0.75), subject to certain anti-dilution provisions. Additionally, each share of Series C convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series C convertible preferred stock then outstanding.

Series D and Series D–1 Convertible Preferred Stock

In September 2017, Sekisui purchased all currently outstanding shares of Series D and Series D-1 convertible preferred stock from Hologic, Inc. (f/k/a Gen-Probe, Inc.) in conjunction with a strategic partnership. Holders of Series D convertible preferred voting stock are entitled to receive dividends senior to common stock and on parity with the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and Series D-1 convertible preferred nonvoting stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series D convertible preferred voting stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series C convertible preferred stock and Series D-1 convertible preferred nonvoting stock, the amount of $3.25 per share, subject to certain anti-dilution provisions.

Holders of Series D convertible preferred voting stock have the right to vote, together with the holders of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote. Holders of Series D convertible preferred voting stock are entitled to one vote for each share of common stock into which such preferred stock may be converted. The Series D convertible preferred voting stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing the original issue price per share of $3.25 by the Series D conversion price in effect on the conversion date (currently $1.04), subject to certain anti-dilution provisions. Additionally, each share of Series D convertible preferred voting stock shall automatically convert into shares of common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series D convertible preferred voting stock then outstanding.

F-45

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock (continued)

Series D and Series D–1 Convertible Preferred Stock (continued)

Holders of Series D-1 convertible preferred nonvoting stock are entitled to receive dividends senior to common stock and on parity with the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and Series D convertible preferred voting stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series D-1 convertible preferred nonvoting stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series C convertible preferred stock and Series D convertible preferred voting stock, the amount of $3.25 per share, subject to certain anti-dilution provisions.

The Series D-1 convertible preferred nonvoting stock shall be convertible at the option of the holder, at any time, into shares of nonvoting common stock, the number of which is determined by dividing the original issue price of $3.25 by the Series D-1 conversion price in effect on the conversion date (currently $1.04), subject to certain anti-dilution provisions. Additionally, each share of Series D-1 convertible preferred nonvoting stock shall automatically convert into shares of nonvoting common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series D-1 convertible preferred nonvoting stock then outstanding.

Stock Options and Warrants

The Company recognizes all share-based payments as compensation expense over the service period, which is generally the vesting period. There was $32,605 and $34,196 of compensation costs related to outstanding options and warrants for the years ended March 31, 2019 and 2018, respectively.

In December 2005, the Company adopted the Qualigen, Inc. 2005 Stock Option Plan “the 2005 Plan” which also provides for the granting of incentive or nonstatutory common stock options to employees, nonemployee directors, consultants and advisors. The 2005 Plan was terminated in December 2015. Termination does not affect the rights and obligations of options granted and outstanding under the Plan.

The incentive and non-statutory stock options are granted with exercise prices of not less than 100% of the estimated fair value of the underlying common stock on the date of the grant, as determined by the Board of Directors. The exercise price per share may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more than 10% of the total outstanding common stock of the Company.

Options granted under the 2005 Plan vest over periods ranging from fully vested at the date of grant to four years and are exercisable over periods not exceeding ten years. At March 31, 2019, there were no options available for future grant.

F-46

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Stock Options and Warrants (continued)

Stock Options

There is no option activity under the Plan for the year ended March 31, 2019.

A summary of the option activity under the Plan for the year ended March 31, 2018 is as follows:

	Shares	Weighted–Average Exercise Price

Balance at March 31, 2017	10,000	$1.25
Forfeited/Expired	(10,000)	1.25

Balance at March 31, 2018	–	$–

Warrants

There were no new warrants granted during the year ended March 31, 2019.

During the year ended March 31, 2018, 330,071 fully vested warrants expired and were re-issued by the Company as fully vested warrants and the Company granted 20,000 fully vested warrants with terms ranging from seven to ten years, exercisable at prices ranging from $2.25 to $2.70 per share.

The following table summarizes the warrant activity for the year ended March 31, 2019:

	Series C Preferred Stock
	Shares	Weighted– Average Exercise Price	Range of Exercise Price	Weighted– Average Remaining Life (Years)
Total outstanding – March 31, 2018	2,197,442	$2.23
Forfeited	–	–
Expired	–	–
Granted	–	–
Total outstanding – March 31, 2019	2,197,442	$2.23
Exercisable (vested)	2,175,382	$2.23	$1.83 – $2.70	5.07
Non-Exercisable (non-vested)	22,060	$2.15	$1.83 – $2.25	6.59

F-47

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Stock Options and Warrants (continued)

The following table summarizes the warrant activity for the year ended March 31, 2018:

	Series C Preferred Stock
	Shares	Weighted– Average Exercise Price	Range of Exercise Price	Weighted– Average Remaining Life (Years)
Total outstanding – March 31, 2017	2,182,662	$2.23
Forfeited	(5,220)	–
Expired	(330,071)	–
Granted	350,071	–
Total outstanding – March 31, 2018	2,197,442	$2.23
Exercisable (vested)	2,147,842	$2.23	$1.03 – $2.70	6.06
Non-Exercisable (non-vested)	49,600	$2.04	$1.83 – $2.25	5.98

As of March 31, 2019 and 2018, there was $11,475 and $44,079 of unrecognized compensation cost related to nonvested warrants, respectively.

14. INCOME TAXES

Income tax expense for the years ended March 31, 2019 and 2018 consisted of the following:

	2019	2018

Current State	$4,619	$5,087

Deferred
Federal	(457,000)	4,073,000
State	(248,000)	129,000
Total Deferred	(705,000)	4,202,000
Change in valuation allowance	705,000	(4,202,000)

Total	$4,619	$5,087

F-48

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

14. INCOME TAXES (continued)

The components of deferred tax assets and liabilities are as follows:

	2019	2018

Deferred tax assets:
NOL carryforwards	$7,671,000	$7,401,000

Research and development credits	1,920,000	1,611,000
Accrued expenses	460,000	339,000
Other	65,000	81,000
Gross deferred tax assets	10,116,000	9,432,000

Deferred tax liabilities:
Fixed assets	13,000	(12,000)
Intangible assets	(19,000)	(15,000)
Gross deferred tax liabilities	(6,000)	(27,000)
Valuation allowance	(10,110,000)	(9,405,000)

Net Deferred Tax Asset	$-	$-

Based on the available objective evidence, including the Company’s history of cumulative losses, management believes it is likely that the net deferred tax assets will not be realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at March 31, 2019 and 2018.

At March 31, 2019, the Company has federal and state net operating loss carryforwards of approximately $33,680,000 and $8,002,000, respectively, which are available to offset future taxable income. Federal and State carryovers begin to expire in 2019. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions.

The Company also has research and development credit carryforwards for federal and state tax purposes of approximately $1,454,000 and $591,000, respectively. The research and development credit carryforwards begin to expire in 2019 for federal tax purposes and have an indefinite life for state tax purposes.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (“Tax Act”). The legislation significantly changes U.S. tax law by, among other things, reducing the US federal corporate tax rate from 35% to 21%. The differences between income taxes expected at the U.S. federal statutory income tax rate of 34 percent and the reported income tax was due to changes in the U.S. corporate tax law reducing the corporate income tax rate to 21%. The resulting reduction in the deferred tax asset was offset by a reduction in the valuation allowance.

F-49

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

14. INCOME TAXES (continued)

We have re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% plus state and local tax. The Company recorded a decrease related to our federal deferred tax assets and liabilities of $4,451,000 as a result of the tax rate decrease, with a corresponding adjustment to our valuation allowance for the year ended March 31, 2018.

The Company files income tax returns in the U.S. federal jurisdiction and in various states. The Company’s federal income tax returns for the years 2015 and beyond remain subject to examination by the Internal Revenue Service. The Company’s California income tax returns for the years 2014 and beyond remain subject to examination by the Franchise Tax Board. In addition, all of the net operating losses, research and development credit and other tax credit carryforwards that may be used in future years are still subject to adjustment.

Generally accepted accounting principles clarify the accounting for uncertainty in income taxes recognized in the Company’s financial statements and prescribe thresholds for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted these provisions effective April 1, 2009.

The Company did not have any unrecognized tax benefits as of March 31, 2019 and does not expect this to change significantly over the next 12 months. In accordance with generally accepted accounting principles, the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of March 31, 2019, the Company has not accrued any interest or penalties related to uncertain tax positions.

15. RELATED PARTY

During the year ended March 31, 2018, Sekisui purchased all outstanding shares of Series D and Series D-1 preferred stock from Hologic, Inc. as noted in Note 13. As such, Sekisui became a related party as of October 2017. The following are transactions made between the Company and Sekisui as of and for the year ended March 31, 2019.

●	In March 2018, the Company received a $500,000 cash advance from Sekisui which is shown as due to related party on the accompanying balance sheets.

●	The Company sells products and provides collaborative research & development (R&D) services to Sekisui. As of March 31, 2019, the Company had a receivable from Sekisui of $573,613, and for the year ended March 31, 2019, there were $3,829,060 in product sales and $0 in collaborative R&D revenue from Sekisui. The Company had cost of product sales relating to sales to Sekisui of $2,795,331 and R&D expenses relating to Sekisui of $769,082.

F-50

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

15. RELATED PARTY (continued)

The following are transactions between the Company and Sekisui as of and for the year ended March 31, 2018.

●	The Company sells products and provides collaborative research & development (R&D) services to Sekisui. As of March 31, 2018, the Company had a receivable from Sekisui of $713,952, and for the year ended March 31, 2018, there were $5,037,121 in product sales and $2,520,000 in collaborative R&D revenue from Sekisui. The Company had cost of product sales relating to sales to Sekisui of $3,868,333 and R&D expenses relating to Sekisui of $2,889,500.

16. SIGNIFICANT GEOGRAPHIC, CUSTOMER AND SUPPLIER INFORMATION

For the years ended March 31, 2019 and 2018, the Company’s sales were primarily within the United States of America. For the year ended March 31, 2018, $40,000 of collaborative research revenue was from a foreign source.

Customers:

For the years ended March 31, 2019 and 2018, Sekisui (a related party) represented 66% and 77% of total revenues, respectively.

For the years ended March 31, 2019 and 2018, Low T Center, Inc. represented 28% and 18% of total revenues, respectively.

Suppliers:

The Company has several single-sourced supplier relationships, either because alternative sources are not available or because the relationships are advantageous. If these suppliers are unable to provide a timely and reliable supply of components, the Company could experience manufacturing delays that could adversely affect its results of operations.

17. SUBSEQUENT EVENTS

The Company has evaluated events or transactions that may occur for potential recognition or disclosure in the financial statements from the balance sheet date through April 3, 2020, which is the date the financial statements were available to be issued. Except as noted below, there were no events, which require adjustment to, or disclosure in, the 2019 financial statements.

1.	In May 2019 the Company and Sekisui agreed to terminate the strategic partnership agreement (see Note 12 and Note 15) and the Company became liable to refund the cash advance of $500,000 shown as due to related party on the Company’s March 31, 2019 and 2018 balance sheets, and to repay Sekisui $392,353 for research and development costs paid on the Company’s behalf. These amounts began accruing interest at 12% per annum beginning in December 2019 and are due in June 2020.

F-51

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2019 and 2018

17. SUBSEQUENT EVENTS (continued)

2.	In September 2019 the due date of the $1 million unsecured convertible promissory note (see Note 8) was extended by the noteholder until January 2020. In January 2020, the due date of the note was further extended until May 2020.
3.	In December 2019 the Company entered into an option agreement with the University of Louisville (UofL) for a license to a novel anticancer small molecule inhibitor of RAS oncoprotein. The option expires in June 2020 and the Company is funding sponsored research with UofL during the option term to determine feasibility.
4.	Between January and February 2020 the Company issued $290,198 in convertible promissory notes payable at an interest rate of 8% with principal and interest due between January and February 2022. The notes are convertible into common stock in the event that Qualigen becomes a public company.
5.	In January 2020 the Company entered into an agreement to complete a reverse triangular merger with Ritter Pharmaceuticals, Inc., a NASDAQ listed company. If all conditions are successfully met, the merger is expected to close in the second quarter of 2020.
6.	In February 2020 the Company signed a letter of intent and received $250,000 for a potential license of its FastPack products and technologies in China.
7.	On January 30, 2020, the World Health Organization declared the coronavirus (COVID-19) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, to date, the Company has not experienced a significant impact. However, our high concentrations of sales from Sekisui and Low T Center, Inc., limited available supply sources, and the geographic area in which we conduct operations, make it reasonably possible that we are vulnerable to the risk of a near-term severe impact. Additionally, it is reasonably possible that estimates made in the financial statements may be materially and adversely impacted in the near term as a result of these conditions, including impairment losses related to long-lived and intangible assets.

F-52

QUALIGEN, INC.

BALANCE SHEETS

December 31, 2019 and March 31, 2019

(Unaudited)

	December 31, 2019	March 31, 2019
ASSETS

Current Assets:
Cash and cash equivalents	$128,696	$125,123
Accounts receivable, net	377,356	316,277
Accounts receivable-related party, net	778,644	573,613
Inventory, net	663,107	747,575
Prepaid expenses and other current assets	91,125	71,722
Total current assets	2,038,928	1,834,310

Property and equipment, net	1,455,347	1,501,115
Equipment held for lease, net	94,137	195,029
Intangible assets, net	482,674	403,391
Other assets	29,675	29,675

Total assets	$4,100,761	$3,963,520

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$703,342	$397,091
Accrued expenses and other current liabilities	659,200	746,123
Accrued expenses-related party	392,353	–
Notes payable, current portion	2,437,639	1,569,755
Deferred revenue, current portion	109,500	126,823
Deferred revenue-related party	271,206	271,206
Due to related party	500,000	500,000
Capital lease obligations	–	23,516
Total current liabilities	5,073,240	3,634,514

Notes payable, net of current portion	69,248	439,810
Deferred revenue, net of current portion	21,333	37,320
Total liabilities	5,163,821	4,111,644

Stockholders’ Deficit
Series A convertible preferred stock – $0.01 par value; 2,500,000 shares authorized; 2,412,887 shares issued and outstanding	24,129	24,129
Series B convertible preferred stock – $0.01 par value; 9,000,000 shares authorized; 7,707,736 shares issued and outstanding	77,077	77,077
Series C convertible preferred stock – $0.01 par value; 5,500,000 shares authorized; 3,300,715 shares issued and outstanding	33,007	33,007
Series D convertible preferred stock – $0.01 par value; 2,151,816 shares authorized; 1,508,305 shares issued and outstanding	15,083	15,083
Series D–1 convertible preferred nonvoting stock – $0.01 par value; 848,184 shares authorized; 643,511 shares issued and outstanding	6,435	6,435
Common stock – $0.01 par value; 40,000,000 shares authorized; 5,602,214 shares issued and outstanding	56,026	56,026
Additional paid–in capital	45,153,733	45,153,733
Accumulated deficit	(46,428,550)	(45,513,614)
Total stockholders’ deficit	(1,063,060)	(148,124)

Total liabilities and stockholders’ deficit	$4,100,761	$3,963,520

The accompanying notes are an integral part of these financial statements.

F-53

QUALIGEN, INC.

STATEMENTS OF OPERATIONS

For the Nine-Month Periods Ended December 31, 2019 and 2018

(Unaudited)

	2019	2018

REVENUES
Net product sales	$1,625,516	$1,465,254
Net product sales-related party	2,435,696	3,026,349
Collaborative research revenue	40,000	–
Total revenues	4,101,212	4,491,603

EXPENSES
Cost of product sales	1,100,260	993,122
Cost of product sales-related party	1,886,118	2,103,366
General and administrative	591,689	851,139
Research and development	431,134	362,884
Research and development-related party	535,926	442,060
Sales and marketing	275,691	310,585
Total expenses	4,820,818	5,063,156

LOSS FROM OPERATIONS	(719,606)	(571,553)

OTHER EXPENSE, NET
Interest expense, net	192,338	79,412
Other income, net	(1,627)	(9,268)
Total other expense, net	190,711	70,144

LOSS BEFORE PROVISION FOR INCOME TAXES	(910,317)	(641,697)

PROVISION FOR INCOME TAXES	(4,619)	(4,619)

NET LOSS	$(914,936)	$(646,316)
Net loss per common share, basic and diluted	$(0.16)	$(0.12)
Weighted average common shares outstanding – basic and diluted	5,602,214	5,602,214

The accompanying notes are an integral part of these financial statements.

F-54

QUALIGEN, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Nine-Month Periods Ended December 31, 2019 and 2018

(Unaudited)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series D1 Convertible Preferred Stock		Common Stock		Additional Paid–In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE – April 1, 2019	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,153,733	$(45,513,614)	$(148,124)
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(914,936)	(914,936)

BALANCE – December 31, 2019	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,153,733	$(46,428,550)	$(1,063,060)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series D1 Convertible Preferred Stock		Common Stock		Additional Paid–In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE – April 1, 2018	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,121,128	$(44,313,193)	$1,019,692
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(646,316)	(646,316)

BALANCE – December 31, 2018	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,121,128	$(44,959,509)	$373,376

The accompanying notes are an integral part of these financial statements.

F-55

QUALIGEN, INC.

STATEMENTS OF CASH FLOWS

For the Nine-Month Periods Ended December 31, 2019 and 2018

(Unaudited)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(914,936)	$(646,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	166,331	271,397
Amortization of debt issuance costs	20,834	–
Accounts receivable reserves and allowances	(45,918)	(65,353)
Inventory reserves	1,878	37,270
Changes in operating assets and liabilities:
Accounts receivable	(15,161)	(124,692)
Accounts receivable-related party	(205,031)	379,917
Inventory and equipment held for lease	82,590	171,874
Prepaid expenses and other assets	(19,403)	(8,886)
Accounts payable	306,252	(224,275)
Accrued expenses and other current liabilities	(86,923)	(33,046)
Accrued expenses -related party	392,353	(100,000)
Deferred revenue	(33,311)	(118,950)
Deferred revenue-related party	-	10,750
Net cash used in operating activities	(350,445)	(450,310)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,245)	(7,287)
Payments for patents and licenses	(93,709)	(149,571)
Net cash used in investing activities	(98,954)	(156,858)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of notes payable	527,227	1,593,987
Payments on capital lease obligations	(23,516)	(21,076)
Principal payments on notes payable	(50,739)	(611,457)
Net cash provided by financing activities	452,972	961,454

Net increase in cash and cash equivalents	3,573	354,286

CASH AND CASH EQUIVALENTS – beginning of year	125,123	60,723

CASH AND CASH EQUIVALENTS – end of year	$128,696	$415,009

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$104,232	$80,521
Taxes	$1,583	$889

NONCASH FINANCING AND INVESTING ACTIVITIES:
Net transfers from inventory to equipment held for lease	$–	$86,046

The accompanying notes are an integral part of these financial statements.

F-56

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Qualigen, Inc. (the “Company”) was incorporated in Minnesota in 1996 to design, develop, manufacture and sell point-of-care quantitative immunoassay diagnostic products for use in physician offices and other point-of-care settings worldwide. The Company was reincorporated in Delaware in 1999. The interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using the accrual method of accounting. The Company operates in one business segment.

Accounting Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The most significant estimates relate to amortization and depreciation, deferred revenue, inventory reserves, allowances for doubtful accounts and returns, and warranty costs. Actual results could vary from the estimates that were used.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less and money market funds to be cash equivalents.

The Company maintains its cash and cash equivalents in bank deposits which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

Inventory, Net

Inventory is recorded at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company reviews the components of its inventory on a periodic basis for excess or obsolete inventory, and records specific reserves for identified items.

Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that assets may not be recoverable. An impairment loss would be recognized when the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets. The amount of impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values. During the nine-month periods ended December 31, 2019 and 2018, no such impairment losses have been recorded.

F-57

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable, Net

The Company grants credit to both domestic and physicians, clinics, and distributors. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. Customers can purchase certain products through a financing agreement that the Company has with an outside leasing company. Under the agreement, the leasing company evaluates the credit worthiness of the customer. Upon acceptance of the product by the customer, the leasing company remits payment to the Company at a discount. This financing arrangement is without recourse to the Company.

The Company provides an allowance for doubtful accounts and returns equal to the estimated uncollectible amounts or expected returns. The Company’s estimates are based on historical collections and returns and a review of the current status of trade accounts receivable.

Accounts receivable, net is comprised of the following at December 31, 2019 and March 31, 2019:

	December 31, 2019	March 31, 2019

Accounts Receivable	$411,226	$396,065
Less Allowances	(33,870)	(79,788)

	$377,356	$316,277

Research and Development

The Company expenses research and development costs as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $1,436 and $4,127, respectively, for the nine-month periods ended December 31, 2019 and 2018.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound and outbound freight are generally recorded in cost of sales which totaled $77,615 and $84,828, respectively, for the nine month periods ended December 31, 2019 and 2018. Other shipping and handling costs included in general and administrative, research and development, and sales and marketing expenses totaled $2,460 and $2,201 for the nine-month periods ended December 31, 2019 and 2018, respectively.

F-58

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists;
●	Delivery has occurred or services have been rendered;
●	The fee for the arrangement is fixed or determinable; and
●	Collectability is reasonably assured.

Revenue arrangements with multiple deliverables are evaluated for proper accounting treatment. In these arrangements, the Company records revenue as separate units of accounting if the delivered items have value to the customer on a stand-alone basis, if the arrangement includes a general right of return relative to the delivered items, and if delivery or performance of the undelivered items is considered probable and substantially within the Company’s control.

Multiple element arrangements include contracts that combine both the Company’s analyzer and a customer’s future reagent purchases under a single contract. In some sales contracts, the Company provides analyzers at no charge to customers. Title to the analyzer is maintained by the Company (see Note 5) and the analyzer is returned by the customer to the Company at the end of the purchase agreement.

A multiple-element arrangement includes the sale of one or more tangible product offerings with one or more associated services offerings, each of which are individually considered separate units of accounting. The Company has agreements that include a contractual obligation on the part of the customer to purchase a predetermined quantity of the Company’s reagents at a predetermined price over the term of the agreement, generally three years. In accordance with generally accepted accounting principles, the total revenue under the agreement is allocated between analyzer lease revenue and reagent sales on a relative selling price. When applying the relative selling price method, the selling price for each deliverable is estimated using vendor-specific objective evidence (“VSOE”) of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a deliverable, the best estimate of selling price for that deliverable is used. The total relative selling price allocated to the analyzer lease revenue is recognized on a straight-line basis over the term of the agreement. The relative selling price allocated to reagent sales is recognized upon shipment. The difference between analyzer lease revenue recognized and the amount billed is recorded either as accounts receivable or deferred revenue.

Deferred Revenue

The Company occasionally receives payment in advance from customers pursuant to certain collaborative research license agreements, deposits against future product sales, multiple element arrangements and extended warranties. Amounts collected in advance of revenue recognition are recorded as a current or non-current deferred revenue liability based on the time from the balance sheet date to the future date of revenue recognition. We recognize revenue associated with extended warranty agreements ratably over the life of the contract (see Note 7).

F-59

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Product Sales

Revenues from product sales which include both the Company’s proprietary diagnostic equipment (“analyzer”) and various immunoassay products (“reagents”) are generally recognized upon shipment, as no significant continuing performance obligations remain post shipment. Cash payments received in advance are classified as deferred revenues and recorded as a liability. The Company is generally not contractually obligated to accept returns, except for defective products. Revenue is recorded net of an allowance for estimated returns. As of December 31, 2019 and March 31, 2019, product sales are stated net of an allowance for estimated returns of $6,900 and $69,600, respectively.

Extended Warranties

The Company sells extended warranty contracts ranging in terms from one to three years to its customers which provide warranty protection after expiration of the original term of the analyzers covered by the contracts. Revenues from separately priced extended warranty and analyzer maintenance contracts are recognized as income on a straight-line basis over the contract period. Warranty contracts paid for in advance by the customer are recorded as deferred revenue.

Research and Licenses

The Company recognizes research revenue over the term of various agreements, as negotiated contracted amounts are earned or reimbursable costs are incurred related to those agreements. Negotiated contracted amounts are earned in relative proportion to the performance required under the applicable contracts. Nonrefundable license fees are recognized over the related performance period or at the time that the Company has satisfied all performance obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

In accordance with generally accepted accounting principles, milestone payments are recognized as revenue upon achievement of the specified milestones and research revenue is recognized as reimbursable costs are incurred. During the nine month periods ended December 31, 2019 and 2018, the Company recognized $40,000 and $0 respectively, in collaborative research revenue. During the nine month periods ended December 31, 2019 and 2018, the Company incurred $967,060 and $804,944 in costs related to these agreements, respectively.

F-60

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment, Net

Property and equipment are stated at cost and are presented net of accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	5 years
Computer equipment	3 years
Molds and tooling	5 years
Office furniture and equipment	5 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. The Company occasionally designs and builds its own machinery. The costs of these projects, which includes the cost of construction and other direct costs attributable to the construction, are capitalized as construction in progress. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and placed in service.

The Company’s policy is to evaluate the remaining lives and recoverability of long-term assets on at least an annual basis or when conditions are present that indicate impairment.

Intangible Assets, Net

Intangibles consist of patent-related costs and costs for license agreements. Management reviews the carrying value of intangible assets that are being amortized on an annual basis or sooner when there is evidence that events or changes in circumstances may indicate that impairment exists. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of intangible assets being amortized can be recovered.

If the Company determines that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows expected to result from the use and eventual disposition of the underlying assets, the Company considers the carrying value of such intangible assets as impaired and reduces them by a charge to operations in the amount of the impairment.

Costs related to acquiring patents are capitalized and amortized over their estimated useful lives, which is generally 5 to 17 years, using the straight-line method. Amortization of patents commences once final approval of the patent has been obtained. Patent costs are charged to operations if it is determined that the patent will not be obtained. The cost of the patents of $646,641 and $577,930 at December 31, 2019 and March 31, 2019, respectively, are stated net of accumulated amortization of $289,814 and $280,550, respectively. Amortization of patents charged to operations for the nine-month periods ended December 31, 2019 and 2018 were $9,263 and $8,981, respectively.

F-61

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets, Net (continued)

The cost of the licenses of $518,836 and $493,837 at December 31, 2019 and March 31, 2019 are stated net of accumulated amortization of $392,989 and $387,826, respectively. Amortization of licenses charged to operations for each of the nine-month periods ended December 31, 2019 and 2018 was $5,163.

Stock-Based Compensation

In accordance with generally accepted accounting principles, the Company recognizes all share-based payments to employees, including grants of employee options and warrants, as compensation expense over the service period (generally the vesting period) in the financial statements based on their estimated grant date fair values.

Income Taxes

Deferred income taxes are recognized for temporary differences in the basis of assets and liabilities for financial statement and income tax reporting that arise due to net operating loss carry forwards, research and development credit carry forwards and from using different methods and periods to calculate depreciation and amortization, allowance for doubtful accounts, accrued vacation, research and development expenses, and state taxes. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and noncurrent based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Sales and Excise Taxes

Sales and other taxes collected from customers and subsequently remitted to government authorities are recorded as accounts receivable with corresponding tax payable. These balances are removed from the balance sheet as cash is collected from customers and remitted to the tax authority.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, enacted in March 2010, required medical device manufacturers to pay an excise tax of 2.3% on the sales price of medical devices sold in the United States beginning in January 2013.

F-62

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Sales and Excise Taxes (continued)

The Further Consolidated Appropriations Act, 2020 H.R. 1865 (Pub.L.116-94), signed into law on December 20, 2019, has repealed the medical device excise tax previously imposed by Internal Revenue Code section 4191. Prior to the repeal, the tax was on a 4-year moratorium. As a result of the repeal and the prior moratorium, sales of taxable medical devices after December 31, 2015, are not subject to the tax. Accordingly, for the nine month periods ended December 31, 2019 and 2018, the Company did not incur any medical device excise tax expenses.

Warranty Costs

The Company’s warranty policy generally provides for one year of coverage against defective analyzer and nonperformance within published specifications for sold analyzers and for term of the contract for equipment held for lease (see Note 5). The Company accrues for estimated warranty costs in the period in which the revenue is recognized based on historical data and the Company’s best estimates of analyzer failure rates and costs to repair.

Accrued warranty liabilities were $35,122 each as of December 31, 2019 and March 31, 2019 and are included in accrued expenses and other current liabilities in the accompanying balance sheets.

Net Loss Per Share

The Company determines basic net loss per share and diluted net loss per share in accordance with the provisions of Accounting Standards Codification (“ASC”) 260, “Earnings per Share.” Net Loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. Diluted net loss per share is calculated by adjusting weighted average common stock outstanding for the dilutive effect of potential common shares outstanding for the period. Potential common shares, which consist of shares of common stock underlying warrants, vested stock options, convertible preferred stock and convertible debt, amounting to 30,683,153 shares for the nine months ended December 31, 2019 and 2018, were excluded from the calculation of diluted net loss per share because they were antidilutive.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. There have been no items qualifying as other comprehensive loss, and, therefore, for all periods presented, the Company’s comprehensive loss was the same as its reported net loss.

Segment Information

The Company has one operating and reportable business segment.

New Accounting Pronouncements

In February 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 requires a lessee to recognize a lease asset representing its right to use the underlying asset for the lease term, and a lease liability for the payments to be made to lessor, on its balance sheet for all operating leases greater than 12 months. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2020 for the Company. The Company has not yet assessed the potential impact of this new guidance on its financial statements.

In December 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current on the balance sheet. This amendment simplifies the presentation of deferred income taxes. ASU 2015-17 will be effective for fiscal years beginning after December 15, 2018 for the Company. The Company has not yet adopted ASU 2015-17, however its effects are not expected to have a material impact on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. In August 2015, the FASB issued ASU 2015-14, which formally deferred the effective date of this guidance by one year, which makes this guidance effective for the Company for annual reporting periods beginning after December 15, 2018. The Company has not yet completed its assessment of the potential impact of this new guidance on its financial statements.

F-63

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

2. LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net working capital deficit and an accumulated deficit at December 31, 2019. The Company continued to incur losses subsequent to the balance sheet date, and has a $1 million convertible promissory note plus accrued interest due in May 2020 (see Notes 8 and 17). In addition, the Company has payments of $0.9 million due in March 2020 to Sekisui Diagnostics, LLC, a related party, pursuant to a strategic partnership, and an additional $0.7 million in convertible notes payable plus accrued interest due between June 2020 and February 2022 (see Notes 8 and 17). The Company believes that it will not be able to satisfy these payment obligations without obtaining additional financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the financial statements issuance date. In January 2020 the Company entered into an agreement to complete a reverse triangular merger with Ritter Pharmaceuticals, Inc., a NASDAQ listed company which includes a provision for an equity capital raise, and all convertible notes would convert into equity in the event of the merger. If all conditions are successfully met, the merger is expected to close in the second calendar quarter of 2020. However, there can be no assurances that the proposed merger will close in the projected timeline, or at all, or that the proposed equity financing will be completed. Absent the merger, additional financing may not be available on acceptable terms or at all. The financial statements do not include any adjustment that would be necessary should the Company be unable to continue as a going concern and therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying financial statements.

3. INVENTORY, NET

Inventory, net consisted of the following at December 31, 2019 and March 31, 2019:

	December31, 2019	March 31, 2019

Raw materials	$842,414	$851,117
Work in process	188,941	257,918
Finished goods	51,554	56,464
	1,082,909	1,165,499
Less Inventory reserve	(419,802)	(417,924)

	$663,107	$747,575

F-64

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at December 31, 2019 and March 31, 2019:

	December 31, 2019	March 31, 2019

Machinery and equipment	$2,355,165	$2,354,119
Construction in progress–equipment	1,376,000	1,376,000
Computer equipment	418,823	418,823
Leasehold improvements	307,539	307,539
Molds and tooling	260,002	260,002
Office Furniture and equipment	136,275	136,275
	4,853,803	4,852,758
Less Accumulated depreciation	(3,398,457)	(3,351,643)

	$1,455,347	$1,501,115

Depreciation expense relating to property and equipment was $51,013 and $78,149 for the nine months ended December 31, 2019 and 2018, respectively.

5. EQUIPMENT HELD FOR LEASE, NET

The Company leases its medical equipment to certain customers under long–term agreements. In these instances, the cost of the equipment is reclassified to equipment held for lease, and is depreciated on a straight–line basis over its estimated useful life of three to five years. Equipment held for lease consisted of the following at December 31, 2019 and March 31, 2019:

	December 31, 2019	March 31, 2019

Medical equipment	$1,386,998	$1,457,157
Less accumulated depreciation	(1,292,861)	(1,262,128)

	$94,137	$195,029

Depreciation expense relating to equipment held for lease was $100,892 and $179,104 for the nine months ended December 31, 2019 and 2018, respectively.

F-65

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following at December 31, 2019 and March 31, 2019:

	December 31, 2019	March 31, 2019

Vacation	$143,917	$161,223
Royalties	16,566	5,156
Research and development	-	133,595
Other	59,504	69,280
Legal	5,000	107,092
Deferred rent	83,539	69,697
Warranty costs	35,122	35,122
Payroll	74,968	20,602
Patent and license fees	34,344	46,218
Sales and use taxes	20,059	11,855
Income taxes	9,219	9,376
Interest	176,962	76,907

	$659,200	$746,123

7. DEFERRED REVENUE

Deferred revenue consisted of the following at December 31, 2019 and March 31, 2019:

	December 31, 2019	March 31, 2019

Product sales revenue – current	$48,467	$62,761
Warranty revenue – current	61,033	64,062
	109,500	126,823

Product sales revenue – net of current portion	20,035	35,428
Warranty revenue – net of current portion	1,298	1,892
	21,333	37,320

	$130,833	$164,143

F-66

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

8. NOTES PAYABLE

Notes payable consisted of the following at December 31, 2019 and March 31, 2019:

	December 31, 2019	March 31, 2019
An unsecured convertible note with an investor including interest at 10% per annum; due May 2020	$1,000,000	$1,000,000
A Factoring and Security Agreement for up to $2,000,000 with a bank - interest at Prime plus 2% of the amount of advances outstanding and a factoring fee of 0.01% per day of the face amount of each invoice for each calendar day that a factored invoice is outstanding	1,063,674	577,314
A series of unsecured convertible bridge notes with investors - including interest of 8% per annum; due between June 2020 and February 2021	410,000	410,000
Equipment Financing Agreement with a bank - monthly payments of $720 including imputed interest at 6.95% per annum; secured by laboratory equipment; due October 2022	22,154	27,326
Equipment Financing Agreement with a bank - monthly payments of $596 including imputed interest at 6.590% per annum; secured by manufacturing equipment; due July 2021	11,059	15,759
	2,506,887	2,030,399
Less unamortized debt issuance costs	–	(20,834)
Less current portion, net of debt issuance costs	(2,437,639)	(1,569,755)

Notes Payable, net of current portion	$69,248	$439,810

Future maturities of notes payable are as follows as of December 31, 2019:

December 31:
2020	$2,437,639
2021	62,275
2022	6,973
Total	$2,506,887

F-67

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

9. CAPITAL LEASE OBLIGATIONS

At December 31, 2019 and March 31, 2019, the Company had equipment under capital leases with a cost of $83,509 on both dates, and accumulated depreciation of $83,381 and $62,503, respectively. As of December 31, 2019, the obligation was paid in full. At March 31, 2019, current and long term capital lease obligations included in the accompanying balance sheets were $23,516 and $0, respectively. Depreciation expense was $20,878, for both the nine-month periods ended December 31, 2019 and 2018. Upon lease expiration, the Company purchased the leased equipment at a cost of $1.

10. EMPLOYEE BENEFIT PLAN

The Company has a qualified 401(k) employee savings and profit sharing plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan. Under the plan, employees can contribute and defer taxes on compensation contributed. The Company does not currently provide matching contributions to the contributions of the employees. There were no employer contributions for both the nine-month periods ended December 31, 2019 and 2018.

11. COMMITMENTS

The Company leases its facilities under a long-term operating lease agreement expiring in October 2022. The agreement generally requires the payment of utilities, real estate taxes, insurance, and repairs. Total rent expenses for the nine-month periods ended December 31, 2019 and 2018 were $195,491 and $194,820, respectively.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements as of December 31, 2019:

Fiscal year ending March 31:
2020 (remaining three months)	$69,125
2021	282,031
2022	290,492
2023	173,315
Total	$814,963

F-68

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

12. RESEARCH AND LICENSE AGREEMENTS

In May 1998, the Company entered into a license agreement with Medilite Diagnostika, Inc., an unrelated party, for the exclusive rights to use, sell or sub-license its patented chemistry, which is incorporated into the Company’s diagnostic products. The Company was obligated to pay between a 2% and 4% royalty fee on net sales of certain products throughout the 20-year term of the license which terminated in May 2018, subject to a minimum annual fee of $25,000. Additionally, the Company was obligated to pay a percentage of royalties received from sublicenses related to and unrelated to the Company’s products in the amount of between 2% and 4%, and 50%, respectively. Royalties paid under this agreement were $0 and $138,120, respectively, for the nine-month periods ended December 31, 2019 and 2018.

In August 2012, the Company entered into a license agreement with Future Diagnostics, b.v., an unrelated party, for the right to use certain intellectual property in the manufacture of Vitamin D diagnostic tests. The agreement continues until terminated by either party in the event of a material breach. The Company paid a license fee of 20,000 Euros upon execution of this agreement and was obligated to pay an additional license fee of 30,000 Euros within one year following clearance by the United States Food and Drug Administration. In addition, the Company is obligated to pay a royalty of 5% of net Vitamin D test sales throughout the term of the license agreement with an annual minimum royalty of 10,000 Euros following the first commercial sale. For the nine-month periods ended December 31, 2019 and 2018, the Company paid no license fees under this agreement. Royalties paid under this agreement were $13,567 and $21,729, for the nine-month period ended December 31, 2019 and 2018, respectively.

In September 2012, the Company entered into a supply agreement with Diasource Immuno Assays, s. a., an unrelated party, for the right to use certain raw materials in the manufacture of Vitamin D diagnostic tests. The initial term of the agreement is for five years with subsequent automatic annual renewals. The Company is obligated to pay a royalty of 5% of net Vitamin D test sales throughout the term of the supply agreement. Royalties paid under this agreement were $18,900 and $26,249, respectively, for the nine-month periods ended December 31, 2019 and 2018.

Between June and August 2018, the Company entered into license and sponsored research agreements with the University of Louisville Research Foundation (ULRF) for a novel molecular-based compound that has shown promise as an anticancer drug. Under the agreements, the Company will take over development, regulatory approval and commercialization of the compound from ULRF and is responsible for maintenance of the related intellectual property portfolio. In return, ULRF received a $50,000 convertible promissory note in payment of an upfront license fee and the Company will reimburse ULRF for sponsored research expenses of up to $348,000 and prior patent costs of up to $200,000. In addition, the Company has agreed to pay ULRF (i) royalties, on patent-covered net sales associated with the commercialization of anti-nucleolin agent-conjugated nanoparticles of four percent (on net sales up to a cumulative $250,000,000) or five percent (on net sales above a cumulative $250,000,000), until expiration of the last to expire of the licensed patents, (ii) 30% to 50% of any non-royalty sub-licensee income received (50% for sublicenses granted in the first two years of the ULRF License Agreement, 40% for sublicenses granted in the third or fourth years of the ULRF License Agreement, and 30% for sublicenses granted in the fifth year of the ULRF License Agreement or thereafter), (iii) reimbursements for costs associated with the preparation, filing, prosecution and maintenance of licensed patents, incurred prior

F-69

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

12. RESEARCH AND LICENSE AGREEMENTS (continued)

to June 2018, and (iv) payments ranging from $100,000 to $5,000,000 upon the achievement of certain regulatory and commercial milestones. Milestone payments for the first therapeutic indication would be $100,000 for first dosing in a Phase 1 clinical trial, $200,000 for first dosing in a Phase 2 clinical trial, $350,000 for first dosing in a Phase 3 clinical trial, $500,000 for regulatory marketing approval and $5,000,000 upon achieving a cumulative $500,000,000 of Licensed Product sales; the Company would also pay another $500,000 milestone payment for any additional regulatory marketing approval for each additional therapeutic (or diagnostic) indication. The Company also must pay ULRF shortfall payments if the total amounts actually paid with respect to royalties and non-royalty sublicensee income for any year is less than the applicable annual minimum (ranging from $10,000 to $50,000) for such year.

Sponsored research expenses related to these agreements for the nine-month periods ended December 31, 2019 and 2018 were $116,353 and $147,990, respectively and are recorded in research and development expenses in the statements of operations.

On December 17, 2018, the Company entered into a license agreement with Advanced Cancer Therapeutics, LLC (ACT), granting the Company exclusive rights to develop and commercialize a novel aptamer-based anticancer technology. In return, ACT received a $25,000 convertible promissory note in payment of an upfront license fee. In addition, the Company has agreed to pay ACT (i) royalties, on net sales associated with the commercialization of ACT-GRO-777/AS1411, of two percent (only if patent-covered and only on net sales above a cumulative $3,000,000) or one percent (if not patent-covered, but only on net sales above a cumulative $3,000,000), until the 15th anniversary of the ACT License Agreement and (ii) milestone payments of $100,000 for Qualigen raising a cumulative total of $2,000,000 in new equity financing after the date of the ACT License Agreement, $100,000 upon any first AS1411-based licensed product receiving the CE Mark or similar FDA status, and $500,000 upon cumulative worldwide AS1411-based licensed product net sales reaching $3,000,000.

In March 2019, the Company entered into a sponsored research agreement and an option for a license agreement with ULRF for development of several small-molecule RAS Inhibitor drug candidates. Under the terms of these agreements, the Company will reimburse ULRF for sponsored research expenses of up to $693,000 for this program from April 2019 through September 2020 of which $96,666 was reimbursed for the nine-month period December 31, 2019.

Royalty expenses related to these agreements for the nine-month periods ended December 31, 2019 and 2018 totaled $44,139 and $83,246, respectively, and are recorded in sales and marketing expense in the statements of operations.

In November 2015, the Company entered into a long-term development and supply agreement with Prediction Biosciences, SAS, an unrelated party, to develop and manufacture diagnostic tests for use in the stroke point-of-care market. The Company recognizes development revenue and product sales over the performance period of the contract. For the nine-month periods ended December 31, 2019 and 2018, there was collaborative research revenue of $40,000 and $0 respectively, and no product sales related to this agreement.

F-70

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

12. RESEARCH AND LICENSE AGREEMENTS (continued)

In October 2017, the Company extended a strategic partnership entered into in May 2016 with Sekisui Diagnostics, LLC (“Sekisui”), a related party (see Note 15) until May 2022. In exchange for up to $7.2 million in future product development financing payments over the term of the agreement, the Company has appointed Sekisui as its commercial partner and exclusive worldwide distributor with the exception of certain customer accounts retained by Qualigen. The agreement contains an exclusivity period and right of first refusal for a potential acquisition of the Company by Sekisui. For both the nine-month periods ended December 31, 2019 and 2018, there was no collaborative research revenue, and product sales of $2,435,696 and $3,026,349 related to this agreement, respectively.

13. STOCKHOLDERS’ DEFICIT

As of December 31, 2019 and 2018, the Company had six classes of capital stock: common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series D-1 convertible preferred stock.

Common Stock

Holders of common stock generally vote as a class with the holders of the preferred stock and are entitled to one vote for each share held. Subject to the rights of the holders of the preferred stock to receive preferential dividends, the holders of common stock are entitled to receive dividends when and if declared by the Board of Directors. Following payment of the liquidation preference of the preferred stock, any remaining assets will be distributed ratably among the holders of the common stock upon liquidation, dissolution or winding up of the affairs of the Company. The holders of common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions.

At December 31, 2019 and March 31, 2019, the Company has reserved 30,677,153 and 30,683,153 shares of authorized but unissued common stock for possible future issuance, respectively. At December 31, 2019 and March 31, 2019, shares were reserved in connection with the following:

	December 31, 2019	March 31, 2019
Exercise of issued and future grants of stock options	–	–
Exercise of stock warrants	6,586,326	6,592,326
Conversion of Series A preferred stock	1,286,873	1,286,873
Conversion of Series B preferred stock	2,569,245	2,569,245
Conversion of Series C preferred stock	9,902,145	9,902,145
Conversion of Series D preferred stock	4,701,699	4,701,699
Conversion of Series D-1 preferred stock	2,005,957	2,005,957
Conversion of notes payable (see Note 8)	3,624,908	3,624,908

Total	30,677,153	30,683,153

F-71

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock

Series A Convertible Preferred Stock

Holders of Series A convertible preferred stock are entitled to receive dividends at the rate of $0.096 per share, if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series A convertible preferred stock to receive, prior to distributions of the assets to holders of common stock, the amount of $1.20 per share, subject to certain anti-dilution provisions, plus all unpaid dividends. Holders of Series A convertible preferred stock have the right to vote, together with the holders of Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote.

The Series A convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing $1.20 by the Series A conversion price of $2.25 per share, subject to certain anti-dilution provisions.

Additionally, each share of Series A convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price upon (a) the date specified by written consent or agreement of holders of at least 75% of the shares of Series A convertible preferred stock then outstanding or (b) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering at a price per share of at least $3.60 and which generates total gross proceeds of at least $20,000,000.

Series B Convertible Preferred Stock

Holders of Series B convertible preferred stock are entitled to receive dividends at the rate of $0.06 per share, if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series B preferred stock to receive an equal preference as holders of Series A convertible preferred stock, prior to any distribution of assets to holders of common stock, in the amount of $0.75 per share, subject to certain anti-dilution provisions, plus all unpaid dividends.

Holders of Series B convertible preferred stock have the right to vote, together with the holders of Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote. Holders of Series B convertible preferred stock are also entitled to vote with the holders of common stock with respect to the election of directors whether or not there are less than 1,000,000 shares of Series B convertible preferred stock outstanding.

F-72

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock (continued)

Series B Convertible Preferred Stock (continued)

The Series B convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing $0.75 by the Series B conversion price of $2.25 per share subject to certain anti-dilution provisions. Additionally, each share of Series B convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price upon the earlier of (a) the date specified by written consent or agreement of holders of at least 51% of the shares of Series B preferred stock then outstanding or (b) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering.

Series C Convertible Preferred Stock

Holders of Series C convertible preferred stock are entitled to receive dividends senior to common stock and on parity with all classes of preferred stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series C convertible preferred stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series D convertible preferred stock and Series D-1 convertible preferred stock, the amount of $11.25 per share, subject to certain anti-dilution provisions, plus all unpaid dividends.

Holders of Series C convertible preferred stock are entitled to receive dividends senior to common stock and on parity with all classes of preferred stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series C convertible preferred stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series D convertible preferred stock and Series D-1 convertible preferred stock, the amount of $11.25 per share, subject to certain anti-dilution provisions, plus all unpaid dividends.

Holders of Series C preferred stock have the right to vote, together with the holders of Series A preferred stock, Series B preferred stock, Series D preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote. Holders of Series C preferred stock are entitled to one vote for each share of common stock into which such preferred stock may be converted.

The Series C preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing the original issue price per share of $2.25 by the Series C conversion price in effect on the conversion date (currently $0.75), subject to certain anti-dilution provisions. Additionally, each share of Series C preferred stock shall automatically convert into shares of common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series C preferred stock then outstanding.

F-73

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock (continued)

Series D and Series D–1 Convertible Preferred Stock

In September 2017, Sekisui purchased all currently outstanding shares of Series D and Series D-1 convertible preferred stock from Hologic, Inc. (f/k/a Gen-Probe, Inc.) in conjunction with a strategic partnership. Holders of Series D convertible preferred voting stock are entitled to receive dividends senior to common stock and on parity with the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and Series D-1 convertible preferred nonvoting stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series D convertible preferred voting stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series C convertible preferred stock and Series D-1 convertible preferred nonvoting stock, the amount of $3.25 per share, subject to certain anti-dilution provisions.

Holders of Series D preferred voting stock have the right to vote, together with the holders of Series A preferred stock, Series B preferred stock, Series C preferred stock, and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote. Holders of Series D preferred voting stock are entitled to one vote for each share of common stock into which such preferred stock may be converted. The Series D preferred voting stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing the original issue price per share of $3.25 by the Series D conversion price in effect on the conversion date (currently $1.04), subject to certain anti-dilution provisions. Additionally, each share of Series D convertible preferred voting stock shall automatically convert into shares of common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series D convertible preferred voting stock then outstanding.

Holders of Series D-1 convertible preferred nonvoting stock are entitled to receive dividends senior to common stock and on parity with the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and Series D convertible preferred voting stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series D-1 convertible preferred nonvoting stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series C convertible preferred stock and Series D convertible preferred voting stock, the amount of $3.25 per share, subject to certain anti-dilution provisions.

F-74

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Preferred Stock (continued)

Series D and Series D–1 Convertible Preferred Stock (continued)

The Series D-1 convertible preferred nonvoting stock shall be convertible at the option of the holder, at any time, into shares of nonvoting common stock, the number of which is determined by dividing the original issue price of $3.25 by the Series D-1 conversion price in effect on the conversion date (currently $1.04), subject to certain anti-dilution provisions. Additionally, each share of Series D-1 convertible preferred nonvoting stock shall automatically convert into shares of nonvoting common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series D-1 convertible preferred nonvoting stock then outstanding.

Stock Warrants

There were no new warrants granted during the nine-month periods ended December 31, 2019 and 2018.

Warrants

The following table summarizes the warrant activity for the nine months ended December 31, 2019:

	Series C Preferred Stock
	Shares	Weighted– Average Exercise Price	Range of Exercise Price	Weighted– Average Remaining Life (Years)
Total outstanding – March 31, 2019	2,197,442	$2.23
Forfeited	(2,000)	–
Expired	–	–
Granted	–	–
Total outstanding – December 31, 2019	2,195,442	$2.23
Exercisable (vested)	2,184,922	$2.23	$1.83 – $2.70	4.32
Non-Exercisable (non-vested)	10,520	$2.25	$2.25	6.37

F-75

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

13. STOCKHOLDERS’ DEFICIT (continued)

Stock Warrants (continued)

The following table summarizes the warrant activity for the nine months ended December 31, 2018:

	Series C Preferred Stock
	Shares	Weighted– Average Exercise Price	Range of Exercise Price	Weighted– Average Remaining Life (Years)
Total outstanding – March 31, 2018	2,197,442	$2.23
Forfeited	–	–
Expired	–	–
Granted	–	–
Total outstanding – December 31, 2018	2,197,442	$2.23
Exercisable (vested)	2,155,382	$2.23	$1.83 – $2.70	5.31
Non-Exercisable (non-vested)	42,060	$2.04	$1.83 – $2.25	6.12

As of December 31, 2019 and March 31, 2019, there was $11,475 each of unrecognized compensation cost related to nonvested warrants.

14. INCOME TAXES

Income tax expense for the nine-month periods ended December 31, 2019 and 2018 consisted of the following:

	2019	2018
Current State	$4,619	$4,619

Deferred
Federal	(192,000)	(215,000)
State	(152,000)	(215,000)
Total Deferred	(344,000)	(430,000)
Change in valuation allowance	344,000	430,000

Total	$4,619	$4,619

F-76

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

14. INCOME TAXES (continued)

The components of deferred tax assets and liabilities are as follows as of:

	December 31, 2019	March 31, 2019
Deferred tax assets
NOL carryforwards	$7,957,000	$7,671,000

Research and development credits	1,920,000	1,920,000
Accrued expenses	430,000	460,000
Other	56,000	65,000
Gross deferred tax assets	10,363,000	10,116,000

Deferred tax liabilities:
Fixed assets	13,000	13,000
Intangible assets	(19,000)	(19,000)
Gross deferred tax liabilities	(6,000)	(6,000)
Valuation allowance	(10,357,000)	(10,110,000)

Total	$–	$–

Based on the available objective evidence, including the Company’s history of cumulative losses, management believes it is likely that the net deferred tax assets will not be realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2019 and March 31, 2019.

At December 31, 2019, the Company has federal and state net operating loss carryforwards of approximately $34,739,000 and $9,244,000, respectively, which are available to offset future taxable income. Federal and State carryovers began to expire in 2019. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions.

At December 31, 2019, the Company also has research and development credit carryforwards for federal and state tax purposes of approximately $1,454,000 and $591,000, respectively. The research and development credit carryforwards began to expire in 2019 for federal tax purposes and have an indefinite life for state tax purposes.

The Company files income tax returns in the U.S. federal jurisdiction and in various states. The Company’s federal income tax returns for the years 2015 and beyond remain subject to examination by the Internal Revenue Service. The Company’s California income tax returns for the years 2014 and beyond remain subject to examination by the Franchise Tax Board. In addition, all of the net operating losses, research and development credit and other tax credit carryforwards that may be used in future years are still subject to adjustment.

F-77

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

14. INCOME TAXES (continued)

Generally accepted accounting principles clarify the accounting for uncertainty in income taxes recognized in the Company’s financial statements and prescribe thresholds for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted these provisions effective April 1, 2009.

The Company did not have any unrecognized tax benefits as of December 31, 2019 and March 31, 2019 and does not expect this to change significantly over the next 12 months. In accordance with generally accepted accounting principles, the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2019 and March 31, 2019, the Company has not accrued any interest or penalties related to uncertain tax positions.

15. RELATED PARTY

In October 2017, Sekisui purchased all outstanding shares of Series D and Series D-1 convertible preferred stock from Hologic, Inc. as noted in Note 13. As such, Sekisui became a related party as of October 2017. The following are transactions made between the Company and Sekisui as of and for the nine month period ended December 31, 2019.

●	The Company sells products and provides collaborative research & development (R&D) services to Sekisui. As of December 31, 2019, the Company had a receivable from Sekisui of $778,644, and for the nine months ended December 31, 2019, there were $2,435,696 in product sales and $0 in collaborative R&D revenue from Sekisui. The Company had cost of product sales relating to sales to Sekisui of $1,886,118 and R&D expenses relating to Sekisui of $535,926.

●	In March 2018, the Company received a $500,000 cash advance from Sekisui which is shown as due to related party on the accompanying balance sheet.

The following are transactions between the Company and Sekisui as of March 31, 2019 and for the nine-month period ended December 31, 2018.

●	The Company sells products and provides collaborative research & development (R&D) services to Sekisui. As of March 31, 2019, the Company had a receivable from Sekisui of $573,613, and for the nine-month period ended December 31, 2018, there were $3,026,349 in product sales and $0 in collaborative R&D revenue from Sekisui. The Company had cost of product sales relating to Sekisui of $2,103,366 and R&D expenses relating to Sekisui of $442,060.

16. SIGNIFICANT GEOGRAPHIC, CUSTOMER AND SUPPLIER INFORMATION

For the nine months ended December 31, 2019 and 2018, the Company’s sales were primarily within the United States of America. For the nine months ended December 31, 2019, $40,000 of collaborative research revenue was from a foreign source.

Customers:

For the nine months ended December 31, 2019 and 2018, Sekisui (a related party) represented 59% and 67% of total revenues, respectively.

For the nine months ended December 31, 2019 and 2018, Low T Center, Inc. represented 34% and 27% of total revenues, respectively.

Suppliers:

The Company has several single-sourced supplier relationships, either because alternative sources are not available or because the relationships are advantageous. If these suppliers are unable to provide a timely and reliable supply of components, the Company could experience manufacturing delays that could adversely affect its results of operations.

F-78

QUALIGEN, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2019 and March 31, 2019

and for the Nine-Month Periods Ended December 31, 2019 and 2018

17. SUBSEQUENT EVENTS

The Company has evaluated events or transactions that may occur for potential recognition or disclosure in the financial statements from the balance sheet date through April 3, 2020, which is the date the financial statements were available to be issued. There were no subsequent events that require disclosure in or adjustments to its financial statements other than the following:

1.	On March 11, 2020 Sekisui Diagnostics, LLC, a related party (see Note 2, Note 12 and Note 15) extended the due date to June 2020 for a repayment obligation totaling $892,353 (plus 12% interest beginning in December 2019). These amounts are shown on the Company’s December 31, 2019 balance sheet as due to related party of $500,000 and accrued expenses-related party of $392,353.

2.	In January 2020 the Company entered into an agreement to complete a reverse triangular merger with Ritter Pharmaceuticals, Inc., a NASDAQ listed company. If all conditions are successfully met, the merger is expected to close in the second quarter of 2020.

3.	Between January and February 2020 the Company issued $290,198 in convertible promissory notes payable at an interest rate of 8% with principal and interest due between January and February 2022. The notes are convertible into common stock in the event that Qualigen becomes a public company.

4.	In February 2020 the Company signed a letter of intent and received $250,000 for a potential license of its FastPack products and technologies in China.

5.	On January 30, 2020, the World Health Organization declared the coronavirus (COVID-19) outbreak a "Public Health Emergency of International Concern" and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, to date, the Company has not experienced a significant impact. However, our high concentrations of sales from Sekisui and Low T Center, Inc., limited available supply sources, and the geographic area in which we conduct operations, make it reasonably possible that we are vulnerable to the risk of a near-term severe impact. Additionally, it is reasonably possible that estimates made in the financial statements may be materially and adversely impacted in the near term as a result of these conditions, including impairment losses related to long-lived and intangible assets.

F-79

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

RITTER PHARMACEUTICALS, INC.,

a Delaware corporation;

RPG28 MERGER SUB, INC.,

a Delaware corporation; and

QUALIGEN, INC.,

a Delaware corporation

Dated as of January 15, 2020

TABLE OF CONTENTS

Section 1.	DESCRIPTION OF TRANSACTION	2

1.1	The Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Shares	3
1.6	Contingent Value Right	5
1.7	Closing of the Company’s Transfer Books	5
1.8	Surrender of Certificates	6
1.9	Appraisal Rights	7
1.10	Further Action	7
1.11	Withholding	8
1.12	Payment of Parent Transaction Expenses; Parent Stockholders’ Equity	8

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

2.1	Due Organization; Subsidiaries	9
2.2	Organizational Documents	10
2.3	Authority; Binding Nature of Agreement	10
2.4	Vote Required	10
2.5	Non-Contravention; Consents	11
2.6	Capitalization	12
2.7	Financial Statements	13
2.8	Absence of Changes	14
2.9	Absence of Undisclosed Liabilities	14
2.10	Title to Assets	14
2.11	Real Property; Leasehold	14
2.12	Intellectual Property	15
2.13	Agreements, Contracts and Commitments	17
2.14	Compliance; Permits; Restrictions	17
2.15	Legal Proceedings; Orders	20
2.16	Tax Matters	20
2.17	Employee and Labor Matters; Benefit Plans	22
2.18	Environmental Matters	25
2.19	Insurance	26
2.20	No Financial Advisors	26
2.21	Transactions with Affiliates	26
2.22	Anti-Bribery	26
2.23	Financing Commitment Letter	27
2.24	Disclaimer of Other Representations or Warranties	27

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27

- i -

3.1	Due Organization; No Subsidiaries	28
3.2	Organizational Documents	28
3.3	Authority; Binding Nature of Agreement	29
3.4	Vote Required	29
3.5	Non-Contravention; Consents	29
3.6	Capitalization	30
3.7	SEC Filings; Financial Statements	32
3.8	Absence of Changes	34
3.9	Absence of Undisclosed Liabilities	34
3.10	Intellectual Property	34
3.11	Agreements, Contracts and Commitments	35
3.12	No Financial Advisors	35
3.13	Valid Issuance	35
3.14	Full Disclosure	35
3.15	Disclaimer of Other Representations or Warranties	35

Section 4.	CERTAIN COVENANTS OF THE PARTIES	36

4.1	Operation of Parent’s Business	36
4.2	Operation of the Company’s Business	38
4.3	Access and Investigation	40
4.4	Parent Non-Solicitation	41
4.5	Company Non-Solicitation	42
4.6	Notification of Certain Matters	43

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	44

5.1	Registration Statement; Proxy Statement	44
5.2	Pre-Closing Company Financing; Company Information Statement; Stockholder Written Consent	46
5.3	Parent Stockholders’ Meeting	48
5.4	Regulatory Approvals	51
5.5	Company Warrants	51
5.6	Parent Preferred Stock; Company Preferred Stock; Company Convertible Notes; Parent Warrants	52
5.7	Parent Options and Parent RSUs	52
5.8	Employee Benefits	52
5.9	Indemnification of Officers and Directors	53
5.10	Additional Agreements	54
5.11	Disclosure	55
5.12	Listing	55
5.13	Tax Matters	56
5.14	Legends	56
5.15	Directors and Officers	56
5.16	Section 16 Matters	57
5.17	Cooperation	57
5.18	Allocation Certificates	57

- ii -

5.19	Takeover Statutes	57
5.20	Stockholder Litigation	58
5.21	Company Financial Statements	58
5.22	Pre-Closing Capital Raise	58
5.23	Parent Name	59

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	59

6.1	Effectiveness of Registration Statement	59
6.2	No Restraints	59
6.3	Stockholder Approval	59
6.4	Listing	59
6.5	Pre-Closing Company Financing	59

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	60

7.1	Accuracy of Representations	60
7.2	Performance of Covenants	60
7.3	Documents	60
7.4	FIRPTA Certificate	60
7.5	No Company Material Adverse Effect	61
7.6	Company Lock-Up Agreements	61
7.7	Company Stockholder Written Consent	61

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	61

8.1	Accuracy of Representations	61
8.2	Performance of Covenants	61
8.3	Documents	62
8.4	No Parent Material Adverse Effect	62
8.5	Board of Directors and Officers	62

Section 9.	TERMINATION	62

9.1	Termination	62
9.2	Effect of Termination	64
9.3	Expenses; Termination Fees	64

Section 10.	MISCELLANEOUS PROVISIONS	67

10.1	Non-Survival of Representations and Warranties	67
10.2	Amendment	67
10.3	Waiver	67
10.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	68
10.5	Applicable Law; Jurisdiction	68
10.6	Assignability	68

10.7	Notices	68
10.8	Cooperation	69
10.9	Severability	69
10.10	Other Remedies; Specific Performance	70
10.11	No Third Party Beneficiaries	70
10.12	Construction	70

Exhibits:

Exhibit A	Certain Definitions
Exhibit B	Form of Contingent Value Right Agreement
Exhibit C	Form of Company Lock-Up Agreement

- iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 15, 2020, by and among RITTER PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), RPG28 MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and QUALIGEN, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that the Merger qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including each of the Parent Stockholder Matters, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company and the Investor delivered the Financing Commitment Letter.

G. Prior to and as a condition to the Closing, stockholders of the Company holding at least fifty percent (50%) of Company Capital Stock (solely in their capacity as stockholders of the Company), which shall include the stockholders listed on Schedule A of the Company Disclosure Schedule (collectively, the “Company Signatories”) will execute lock-up agreements in substantially the form attached hereto as Exhibit C (the “Company Lock-Up Agreement”).

H. It is expected that no later than the close of business on the day immediately prior to the day of the Parent Stockholders’ Meeting, the Company Signatories will execute and deliver an action by written consent adopting the Company Stockholder Matters by an action by written consent in a form reasonably acceptable to Parent (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation, provided, however, that at the Effective Time, Parent shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Parent Common Stock as contemplated by Section 5.3, to (i) change the name of Parent to Qualigen Therapeutics, Inc. (provided, that if the Company timely identifies to Parent a different name reasonably acceptable to Parent, the amendment shall be to change the name of Parent to such other name), (ii) effect any Reverse Split undertaken pursuant to Section 5.12(c), and (iii) make such other changes as are mutually agreeable to Parent and the Company;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d) the Parties shall take all actions necessary to cause the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, to be as set forth in Section 5.15 and to amend the bylaws of Parent to reflect the name identified in Section 1.4(b); and

(e) the Parties shall take all actions necessary to cause the directors and officers of the Surviving Corporation to be the directors and officers of Parent as set forth in Section 5.15, after giving effect to the provisions of Section 5.15, or such other Persons as shall be mutually agreed upon by Parent and the Company each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Capital Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.5(h), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i), excluding Dissenting Shares and the Company Preferred Stock Conversion and the Convertible Note Conversion) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Common Stock Merger Consideration”); and

(iii) subject to Section 1.5(h), each share of Company Series Alpha Preferred Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be automatically converted solely into the right to receive shares of Parent Alpha Preferred Stock on a one-to-one basis (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”).

(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Capital Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Capital Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) All Company Warrants outstanding immediately before the Effective Time shall be assumed by Parent and converted into warrants to purchase Parent Capital Stock in accordance with Section 5.5.

(d) All Parent Options outstanding immediately prior to the Effective Time under the Parent Stock Plans shall be treated in accordance with Section 5.7(a).

(e) All Parent Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.6(d).

(f) All Parent RSUs outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.7(b).

(g) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(h) If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including any Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Warrants, Parent Capital Stock, Parent Options, Parent Warrants and Parent RSUs with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including any Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Contingent Value Right.

(a) Pursuant to a declaration to be made in advance by the Parent Board, holders of Parent Capital Stock of record as of immediately prior to the Effective Time or as of such other date as may be mutually agreed by Parent and the Company shall be entitled to receive one contractual contingent value right (a “CVR”) issued by Parent subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, attached hereto as Exhibit B (the “CVR Agreement”), for each share of Parent Capital Stock held by such holders.

(b) At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that CVR Holders’ Representative (as defined in the CVR Agreement) duly authorizes, executes and delivers, the CVR Agreement. Parent and the Company shall cooperate, including by making mutually agreed changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Conversion, the Convertible Note Conversion and the Pre-Closing Company Financing) shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock, including any valid certificate representing any shares of Company Preferred Stock previously converted into shares of Company Common Stock in connection with the Company Preferred Stock Conversion, outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the Parent Capital Stock (in a number of whole shares and/or fractional shares) issuable pursuant to Section 1.5(a). The Parent Capital Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Capital Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or certificates or book-entry shares of Parent Capital Stock representing the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.

(e) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time), shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.8.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. Neither Parent nor the Company shall, except with the prior written consent of the other Party, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11 Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent reasonably determines it is required to deduct and withhold under the Code or any other Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder; provided, however, that before making any such deduction or withholding, Parent shall provide to the Company commercially reasonable notice of any applicable payor’s intention to make such deduction or withholding and such notice shall include in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding and shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain reduction or relief from the applicable Governmental Body. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain a reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.12 Payment of Parent Transaction Expenses; Parent Stockholders’ Equity.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is five (5) calendar days before the anticipated date for Closing, as agreed upon by Parent and the Company. On or before the Determination Date, Parent shall provide the Company with a list of all Parent Transaction Expenses as of the Determination Date and a good faith estimate of all Parent Transaction Expenses as of immediately prior to the Closing, certified by the Chief Financial Officer of Parent (or, if there is no Chief Financial Officer, the principal accounting officer for Parent).

(b) At or prior to the Closing, Parent shall pay in full the Parent Transaction Expenses, using first the funds received in any Pre-Closing Capital Raise, and thereafter using any remaining sources of immediately available funds. In the event that Parent does not have sufficient immediately available funds to pay in full the Parent Transaction Expenses and the other Liabilities of Parent at or prior to the Closing, the amount of Ongoing Support Funding, as defined in the CVR Agreement, shall be reduced dollar-for-dollar by the unpaid amount of the Parent Transaction Expenses and the other Liabilities of Parent, up to a cap of $200,000 (such reduction, “Transaction Expense Setoff”), and the Transaction Expense Setoff shall be applied to pay the Parent Transaction Expenses and the other Liabilities of Parent. Parent shall use commercially reasonable efforts to ensure that any Parent Transaction Expenses and the other Liabilities of Parent that remain or are projected as of the Determination Date to remain unpaid after the Effective Time, after giving effect to the Transaction Expense Setoff, shall be, at the option of the payee thereof, either (i) converted into the right to receive shares of restricted common stock of Parent (the terms of which shall be determined by Parent and subject to the Company’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed; and which shall be deemed Parent Outstanding Shares for purposes of the Exchange Ratio) at a per share price equal to the Parent Closing Price or (ii) reduced or discounted such that any amount of such Parent Transaction Expense or other Liability of Parent already paid shall be deemed to be payment in full.

(c) As of immediately prior to the Effective Time, Parent’s stockholders’ equity shall be no less than $0.00; provided, that in the event that Parent’s stockholders’ equity is less than $0.00 as of immediately prior to the Effective Time, (i) if the Transaction Expense Setoff is less than $200,000, then the amount of the Ongoing Support Funding, as defined in the CVR Agreement, shall be reduced dollar-for-dollar by the amount of any deficiency in Parent’s stockholders’ equity, but in no event shall such reduction and the Transaction Expense Setoff, collectively and in the aggregate, exceed $200,000 and (ii) if, after giving effect to the reduction in Ongoing Support Funding in accordance with foregoing clause (i), a deficiency in Parent’s stockholders’ equity remains, then the closing condition set forth in Section 8.2(b) shall be deemed to not have been satisfied.

(d) As of immediately following the Effective Time and after giving effect to the Merger and the Pre-Closing Company Financing, the Company shall (assuming that, after giving effect to any reduction in Ongoing Support Funding in accordance with Section 1.12(c)(i), there is no deficiency in Parent’s stockholders’ equity that was directly caused by Parent’s breach of a representation, warranty and/or covenant under this Agreement) have caused Parent’s stockholders’ equity to be no less than Five Million Dollars ($5,000,000.00) and have caused Parent to satisfy all other Nasdaq listing requirements.

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.12(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries. The Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity.

(d) The Company is and has not been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of the holders of (i) a majority of the shares of voting power of the Company Preferred Stock and the Company Common Stock, voting together as a single class; and (ii) at least 75% of the shares of the Company Series A Preferred Stock, voting together as a single series, at least 51% of the shares of the Company Series B Preferred Stock, voting together as a single series, at least 66 2/3% of the shares of the Company Series C Preferred Stock, voting together as a single series, at least 66 2/3% of the shares of the Company Series D Preferred Stock, voting together as a single series, and at least 66 2/3% of the shares of the Company Series D-1 Preferred Stock, voting together as a single series, in each case, as outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (the “Required Company Stockholder Vote”).

2.5 Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a material violation of, or, to the Knowledge of the Company, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in any such case as would not be reasonably likely to result in a Company Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Company Lock-Up Agreements, or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Lock-Up Agreements, or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 40,000,000 shares of Company Common Stock, par value $0.01 per share, of which of which 5,602,212 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share; of such preferred stock, 2,500,000 shares are designated as Series A Preferred Stock (the “Company Series A Preferred Stock”), of which 2,412,887 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 1,286,873 shares of Company Common Stock); 9,000,000 shares are designated as Series B Preferred Stock (the “Company Series B Preferred Stock”), of which 7,707,736 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 2,569,245 shares of Company Common Stock); 5,500,000 shares are designated as Series C Preferred Stock (the “Company Series C Preferred Stock”), of which 3,300,715 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 9,902,145 shares of Company Common Stock); 2,151,816 shares are designated as Series D Preferred Stock (the “Company Series D Preferred Stock”), of which 1,508,305 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 4,701,699 shares of Company Common Stock); and 848,184 shares are designated as Series D-1 Preferred Stock (the “Company Series D-1 Preferred Stock”), of which 643,511 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 2,005,957 shares of Company Common Stock). The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

(c) The Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company other than the Company Warrants; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company other than the Company Convertible Notes; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company except in connection with the Pre-Closing Company Financing; or (iv) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding shares of Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

2.7 Financial Statements.

(a) The Company has provided to Parent true and complete copies of (i) the Company’s unaudited balance sheets at March 31, 2018 and 2019, together with related unaudited statements of income, stockholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of income, stockholders’ equity and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP (except that the Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) and fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) The Company maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The Company is not a party to or bound by “off-balance sheet arrangements” (as defined in Item 303(e) of Regulation S-K under the Exchange Act).

(d) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified (i) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

2.10 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. The Company does not own nor has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by the Company, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

2.12 Intellectual Property.

(a) To the Knowledge of the Company, each of the Patents and Patent applications included in the Company Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and any other jurisdictions where registrations and/or applications have been filed. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) or notice, judgment, claim, dispute, challenge, opposition, cancellation or nullity proceeding, or threats to commence the same, is outstanding, pending, threatened in writing or, to the Knowledge of the Company, threatened, in which the scope, validity, enforceability or ownership of any Company Registered IP is being or has been contested or challenged. To the Knowledge of the Company, the Company has not taken any action (or failed to take any action), conducted its business, or used or enforced (or failed to enforce) any of the Company Registered IP in a manner that would result in the loss of ownership rights, abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of such Company Registered IP, and the Company has taken or caused to be taken all commercially reasonable steps to protect the Company’s rights in and to each item of such Company Registered IP and to prevent the unauthorized use thereof by any other Person. All filings, payments, disclosures and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(b) The Company owns, exclusively licenses or exclusively sublicenses all right, title and interest in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid, and enforceable written Contracts with each current and former Company Associate whereby to the extent permitted by applicable Law, such Company Associate: (i) acknowledges the Company’s exclusive ownership of all Company IP invented, created, or developed, reduced to practice, or conceived (whether alone or jointly with others) by such Company Associate that (A) are or were within the scope of his or, her, or its employment or engagement with Company, (B) relate in any way to the businesses of the Company as previously and currently conducted by the Company, and as presently proposed to be conducted by the Company, (C) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities, or information, or (D) resulted from the performance of services for the Company, and whether those services were within the scope of his, her, or its employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such Company Associate may have in or to such Company IP; (iii) irrevocably waives any right or interest, including any moral rights, regarding such Company IP, to the extent permitted by applicable Law; and (iv) agrees to hold all Trade Secrets and other confidential and proprietary information of the Company in confidence both during and after their employment or engagement.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or usage rights, or other licensable or sublicensable rights, to such Company IP or the right to receive royalties for the practice of such Company IP. The Company has not made any commitments to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that require or obligate the Company to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company’s control of any Company IP, and no Patent included in the Company IP (A) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP, or (B) has been identified by the Company or, to the Company’s Knowledge, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(d) Each Company In-Bound License and Company Out-Bound License providing for aggregate payments to or from the Company in any 12-month period in excess of $75,000 (collectively, “Material Company IP Contracts”) and COTS License is valid and binding the Company and is in full force and effect. Neither the Company, nor any other party thereto is, or is alleged to be, in breach of or default under, any Material Company IP Contract or COTS License. Neither the Company, nor any other party thereto, has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Material Company IP Contract or COTS License. The Company has the valid and enforceable right to use all Intellectual Property Rights provided to it under the Material Company IP Contracts and COTS Licenses.

(e) To the Knowledge of the Company, the operation of the businesses of the Company as currently conducted, and as conducted during the six years preceding the date of this Agreement, does not and has not infringed, misappropriated or otherwise violated any valid and enforceable Registered IP or any other Intellectual Property Right owned by any other Person and, to the Company’s Knowledge, no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed or sublicensed to the Company. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing (or, to the Knowledge of the Company, is threatened) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misuse, misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misused, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since January 1, 2018, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Company IP or, to the Knowledge of the Company, any Intellectual Property Rights exclusively licensed to or exclusively sublicensed to the Company is subject to any threatened, pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration or licensing by the Company or its Subsidiaries of any such Company IP or Intellectual Property Rights exclusively licensed to the Company.

2.13 Agreements, Contracts and Commitments. The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Since March 31, 2018, the Company has not, nor to the Company’s Knowledge, as of the date of this Agreement, has any other party to a Company Material Contract, materially breached, violated or defaulted under, or received notice that it materially breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) The Company and all of its directors, officers, employees, agents and independent contractors are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”). No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is, to the Knowledge of the Company, pending or threatened in writing against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) would be reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

(d) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its products or product candidates have participated, were and, if still ongoing, are being conducted in all material respects in compliance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58, 312 and 601. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2018, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or threatening to initiate the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.

(e) Neither the Company, nor any of its directors, officers, employees, agents or independent contractors, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company nor any of its officers, employees or, to the Knowledge of the Company, agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of their respective officers, employees or, to the Knowledge of the Company, agents.

(f) The Company and the operation of the Company’s business are in material compliance with all Privacy Laws and all Laws pertaining to sensitive business information accessed, owned, licensed, received, stored, maintained, controlled, or processed by or on behalf of the Company (collectively, “Sensitive Data”). The Company has taken actions and implemented policies and procedures, including administrative, technical, and physical safeguards, in accordance with Privacy Laws and industry standards, to protect and maintain the confidentiality, integrity, privacy, security, and protection of any and all Sensitive Data against unauthorized access, use, modification, disclosure or other misuse and to safeguard the computer system, networks, and electronic infrastructure components that the Company owns, leases or licenses under any agreement that are used in the operation of the business of the Company (“Company Systems”) against the risk of material business disruption.

(g) The Company and its Subsidiaries have complied in all material respects with all Privacy Laws and contractual obligations with respect to Personal Information, and all rules, policies, and procedures established by the Company with respect to Personal Information. Any and all Sensitive Data processed by the Company has been collected fairly and lawfully and can be used or transferred legitimately in the course of business and as envisaged by the consummation of the transactions under this Agreement without breaching or violating any Privacy Laws, policies or procedures, contractual arrangements, or any ownership or usage rights, or other licensable or sublicensable rights. The Company has at all times made all disclosures, and obtained all necessary consents and authorizations, as required by Privacy Laws, except as would not be reasonably likely to result in a Company Material Adverse Effect.

(h) To the Knowledge of the Company, none of the Sensitive Data stored or processed by or on behalf of the Company has been subject to any data privacy or security breach or incident (including any unauthorized or improper access, acquisition, exfiltration, manipulation, erasure, use, or disclosure) requiring notification under any Privacy Laws or Contract provision. No claims have been asserted or threatened against the Company (and to the Company’s Knowledge, no such claims are likely to be asserted or threatened against the Company) by any Person alleging a violation of privacy, personal, or confidentiality rights under any Privacy Law or other applicable Law.

(i) The Company has complied in all material respects with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”). The Company has entered into legally sufficient, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all Personal Information and Protected Health Information stored or transmitted in electronic form, except as would not be reasonably likely to result in a Company Material Adverse Effect. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other Privacy Law. To the Knowledge of the Company, no successful Security Incident, Breach of Unsecured Protected Health Information or breach of Personal Information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company. All capitalized terms in this Section 2.14(i) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

(j) There has not been any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, It-Has-Come-To-Our-Attention letter, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, untitled letter, warning letter, seizure, injunction, disbarment, prosecution, or other compliance or enforcement action relating to any products marketed, sold, or distributed by the Company or its directors, officers, employees, agents or independent-contractor service providers, including any actions by a Drug Regulatory Agency. Since January 1, 2018, there have not been any recalls, field actions, corrections, market withdrawals, or removals ordered by FDA or any other Drug Regulatory Agency, or voluntarily initiated by the Company, or any seizures or adverse regulatory actions taken or, threatened in writing, by FDA or any other Drug Regulatory Agency relating to any products marketed, sold, or distributed by Company or any facilities where any such products are created, manufactured, sold, distributed, licensed, processed, packaged or stored.

2.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has after January 1, 2018 threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since January 1, 2018 through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16 Tax Matters.

(a) The Company has timely filed all income Tax Returns and other material Tax Returns, other than Tax Returns subject to a valid extension granted in the Ordinary Course of Business, that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than statutory Encumbrances for current Taxes or other governmental charges, assessments or levies that are not yet due and payable) upon any of the assets of the Company.

(e) No deficiencies for income or other material Taxes with respect to the Company has been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. The Company (and any of its predecessors) have not waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) None of Parent nor the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

(i) The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company does not have any Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) The Company has not, during the past two (2) years, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) The Company was not created or organized in the U.S. such that such Entity would be taxable in the U.S. as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a). The Company is treated as a corporation for U.S. federal income Tax purposes. The Company is not, and never has been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B), nor is it treated as a U.S. corporation under Section 7874(b) of the Code.

(l) The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m) The Company has not taken or agreed to take any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n) The Company has not ever had a permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable foreign Tax Law) in any country other than the country of its formation.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17 Employee and Labor Matters; Benefit Plans.

(a) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written summary of all material plan terms, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the two most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings for the three-year period ending on the date hereof concerning IRS or Department of Labor or other Governmental Body inquiries, audits or investigations, or concerning “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA and (ix) any written reports constituting a valuation of the Company Capital Stock used by the Company for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm.

(b) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, as amended and as applicable, and all other Laws.

(c) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(d) Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e) There are no pending audits or investigations, and during the six-year period ending on the date hereof have been no audits or investigations, by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, reasonably threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, or any pending application or filing under a government-sponsored voluntary compliance, self-correction or similar program, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither the Company nor any Company ERISA Affiliate has any material liability for any unpaid contributions with respect to any Company Benefit Plan.

(f) Neither the Company, nor any Company ERISA Affiliate, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or any Company ERISA Affiliates or Parent to a material Tax, material penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. To the Knowledge of the Company, nothing has occurred with respect to any Company Benefit Plan that has resulted in, or could reasonably be expected to result in, a penalty or other liability under Section 502 of ERISA, an excise tax under the Code, liability to the Pension Benefit Guaranty Corp, other than premium payments, or any tax penalty under Code Section 4980H.

(g) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor the Company ERISA Affiliates has made a written or oral representation promising the same.

(h) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(i) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any Person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(j) Each Company Benefit Plan or other agreement, arrangement, practice or program providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.

(k) No current or former employee, officer, director, independent contractor or other service provider of the Company has any “gross up” agreements with the Company or other right or assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(l) There is no Company Benefit Plan maintained outside of the United States.

(m) The Company is not nor has it ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(n) The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, each of the Company, since January 1, 2016: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

(o) Except as would not be reasonably likely to result in a material liability to the Company, with respect to each individual who currently renders services to the Company, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as exempt from or ineligible for overtime under all applicable Laws. The Company does not have any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from or ineligible for overtime under all applicable Laws.

(p) Within the preceding five years, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

(q) There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment, employment practices, or terms and conditions of employment.

2.18 Environmental Matters. The Company, in all material respects, complies with and since January 1, 2018 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2018 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company any business operated by them.

2.19 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.20 No Financial Advisors. Other than GreenBlock Capital LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Transactions with Affiliates. There have been no material transactions or relationships, since January 1, 2018, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company is not indebted to any director, officer or employee of the Company (except for any stockholders’ equity in connection with the ownership of Company Capital Stock, amounts due as salaries and bonuses (other than current payroll), other amounts due under employment agreements, retention agreements or employee benefit plans and amounts payable in reimbursements of expenses), and no such director, officer or employee is indebted to the Company, as applicable.

2.22 Anti-Bribery. None of the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not nor has it been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23 Financing Commitment Letter. The Company has delivered to Parent a correct and complete copy of the Financing Commitment Letter. As of the date of this Agreement, (a) the Financing Commitment Letter has not been amended or modified, (b) the commitments contained in the Financing Commitment Letter have not been withdrawn or rescinded in any respect and (c) the Financing Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Pre-Closing Company Financing, other than as expressly set forth in the Financing Commitment Letter. The aggregate proceeds to be disbursed to Parent pursuant to any Pre-Closing Capital Raise, together with the equity financing to be provided to the Company under the agreements contemplated by the Financing Commitment Letter, is projected to be sufficient for Parent to have, as of immediately following the Effective Time, shareholders’ equity of no less than Five Million Dollars ($5,000,000.00) as contemplated by this Agreement (assuming that, after giving effect to any reduction in Ongoing Support Funding in accordance with Section 1.12(c)(i), there is no deficiency in Parent’s stockholders’ equity that was directly caused by Parent’s breach of a representation, warranty and/or covenant under this Agreement). As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Financing Commitment Letter, and the Company does not have any reason to believe that any of the conditions to the Pre-Closing Company Financing will not be satisfied or that the Pre-Closing Company Financing will not be available to the Company on the Closing Date.

2.24 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3, neither the Company nor any of its Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.12(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; No Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Other than Merger Sub, Parent does not have any Subsidiary. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 1,000 shares of common stock, $0.01 par value, is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(d) Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Parent has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (B) deemed advisable and approved this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of (i) with respect to the proposals in Section 5.3(a)(i), Section 5.3(a)(ii), Section 5.3(a)(iii), Section 5.3(a)(iv), Section 5.3(a)(v) and Section 5.3(a)(vi), the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting and entitled to vote thereon and (ii) with respect to the proposals in Section 5.3(a)(iii)(B), the holders of (A) a majority of the shares of Parent Series A Preferred Stock, voting together as a single series, (B) at least sixty percent (60%) of the shares of Parent Series B Preferred Stock, voting together as a single series and (C) a majority of the shares of Parent Series C Preferred Stock, voting together as a single series, in each case, as outstanding on the record date for the Parent Stockholders’ Meeting and entitled to vote thereon are, collectively, the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stockholder Matters (all together, the “Required Parent Stockholder Vote”).

3.5 Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b) contravene, conflict with or result in a material violation of, or, to the Knowledge of Parent, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in any such case as would not be reasonably likely to result in a Parent Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) the Required Parent Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 225,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 26,840,925 shares have been issued and are outstanding as of the close of business on the Reference Date and (ii) 15,000,000 shares of preferred stock of Parent, par value $0.001 per share; of such preferred stock, (A) 9,500 shares are designated as Series A Convertible Preferred Stock (the “Parent Series A Preferred Stock”), of which 0 shares of Parent Series A Preferred Stock have been issued and are outstanding as of the date of this Agreement, (B) 6,000 shares are designated as Series B Convertible Preferred Stock (the “Parent Series B Preferred Stock”) 1,850 of which are issued and outstanding as of the date of this Agreement and (C) 1,880 shares are designated as Series C Convertible Preferred Stock (the “Parent Series C Preferred Stock”), 240 of which are issued and outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury except for any repurchased shares of Parent Series B Preferred Stock and Parent Series C Preferred Stock.

(b) All of the outstanding shares of Parent Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Parent Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Capital Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein and in the Investor Agreements or as otherwise set forth on Section 3.6(b) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Capital Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. There are outstanding Parent Warrants to purchase 8,413,017 shares of Parent Common Stock, and no other Parent Warrants.

(c) As of the date of this Agreement, 1,382,135 shares have been reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plans that are outstanding as of the date of this Agreement and 1,520,124 shares remain available for future issuance pursuant to the Parent Stock Plans.

(d) Except for the Parent Warrants, the Parent Stock Plans, including the Parent Options and the Parent RSUs, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or Merger Sub; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or Merger Sub; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or Merger Sub; or (iv) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or Merger Sub.

(e) All outstanding shares of Parent Capital Stock, Parent Options, Parent Warrants, Parent RSUs and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and (ii) all applicable securities Laws and other applicable Law, and (iii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2018 (the “Parent SEC Documents”), except for documents that have been filed electronically on EDGAR and can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including in each case, the rules and regulations promulgated thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to any Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7(a), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s auditor has at all times since its first date of service to Parent been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (h) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Since January 1, 2018 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since January 1, 2018 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of ongoing SEC audit or investigation or outstanding SEC comment.

(e) Neither Parent nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent has engaged in questionable accounting or auditing practices. Since January 1, 2018, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(g) Parent has delivered or made available to the Company correct and complete copies of all material correspondences between Nasdaq and Parent since January 1, 2018.

(h) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of the assets of Parent and Merger Sub, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2018, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal controls over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(i) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that (i) all information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods required by the SEC, and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, Parent does not have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent under Parent Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent.

3.10 Intellectual Property. To the Knowledge of Parent, each of the Patents and Patent applications included in the Parent Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and any other jurisdictions where registrations and/or applications have been filed. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) or notice, judgment, claim, dispute, challenge, opposition, cancellation or nullity proceeding, or threats to commence the same, is outstanding, pending, threatened in writing, or, to the Knowledge of Parent, threatened, in which the scope, validity, enforceability or ownership of any Parent Registered IP is being or has been contested or challenged. None of Parent IP or, to the Knowledge of Parent, any Intellectual Property Rights exclusively licensed or exclusively sublicensed to Parent is subject to any threatened, pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration or licensing by Parent of any such Parent IP or Intellectual Property Rights exclusively licensed to Parent.

3.11 Agreements, Contracts and Commitments. Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not, nor to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, materially breached, violated or defaulted under, or received notice that it materially breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract. As to Parent, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions.

3.12 No Financial Advisors. Except for Alliance Global Partners (the “Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent. Any and all rights of the Financial Advisor and of any other financial advisor or investment banker to compensation (or payments in lieu of compensation) or to first-offer or first-refusal rights in respect of any Parent post-Merger financing, merger/sale/acquisition transaction or partnering transaction have been terminated.

3.13 Valid Issuance. The Parent Common Stock and the Parent Alpha Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized and be validly issued, fully paid and nonassessable.

3.14 Full Disclosure. To the Knowledge of Parent, no representation or warranty made by Parent in this Agreement (as qualified by any disclosures in the Parent Disclosure Schedule) contains any untrue statement of material fact or omits to state any material fact necessary in order to make the representations and warranties contained herein, in light of the circumstances under which such representations and warranties were made, not false or misleading.

3.15 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2, none of Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Section 4.	CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Parent’s Business.

(a) Except as expressly permitted by this Agreement (including any Pre-Closing Capital Raise, the Parent Preferred Stock Conversion and any Reverse Split), as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”) each of Parent and Merger Sub shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except (i) as expressly permitted by this Agreement (including any Pre-Closing Capital Raise, the Parent Preferred Stock Conversion or Reverse Split), (ii) as required by applicable Law or (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit Merger Sub to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge, accelerate the vesting of (as applicable), or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options, Parent Warrants or Parent RSUs); (B) any option, warrant or right to acquire any capital stock or any other security of Parent (other than grants of Parent Options to employees and service providers in the Ordinary Course of Business); or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent, except the issuance of the Parent Executive Incentive Options;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest, business or other interest in any other Entity, or enter into a joint venture with any other Entity or enter into a new line of business;

(v) (A) lend or advance money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(vi) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan or increase costs under existing Parent Benefit Plans; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of any equity interests; (D) pay any bonus (including any transaction-related bonus or other similar success fee) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; (F) hire, terminate or give notice of termination to any (x) officer or (y) employee, other than a termination for cause; or (G) accelerate the vesting or extend the exercise period for outstanding equity awards;

(vii) recognize any labor union, labor organization, work council or similar Person except as otherwise required by law and after using reasonable efforts to provide advance notice to the Company;

(viii) acquire any material asset or business or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties if doing so would endanger the listing of Parent Common Stock on Nasdaq;

(ix) sell, assign, transfer, license, sublicense, abandon or otherwise dispose of any Parent IP or any Intellectual Property Rights exclusively licensed to Parent if doing so would endanger Parent’s Nasdaq listing;

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, materially amend or terminate any Parent Material Contract;

(xii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiii) initiate or settle any material Legal Proceeding; or

(xiv) agree, resolve, offer or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except as expressly permitted by this Agreement (including the Pre-Closing Company Financing, the Company Preferred Stock Conversion and the Convertible Note Conversion), as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly permitted by this Agreement (including the Pre-Closing Company Financing, the Company Preferred Stock Conversion and the Convertible Note Conversion), (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) sell, issue, grant, pledge, accelerate the vesting of (as applicable) or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries; (B) any option, warrant or right to acquire any capital stock or any other security of the Company or any of its Subsidiaries, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest, business or other interest in any other Entity or enter into a joint venture with any other Entity or enter into a new line of business;

(v) (A) lend or advance money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) guarantee any debt securities of others, or (C) forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(vi) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of any equity interests; (D) pay any bonus (including any transaction-related bonus or other similar success fee) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business; (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (F) terminate or give notice of termination to any officer, other than any termination for cause;

(vii) recognize any labor union, labor organization, work council or similar Person except as otherwise required by law and after using reasonable efforts to provide advance notice to Parent;

(viii) acquire any material asset or business or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries (other than pursuant to non-exclusive licenses to customers in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into or materially amend or terminate any Company Material Contract;

(xii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiii) initiate or settle any material Legal Proceeding; or

(xiv) agree, resolve, offer or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; (iv) assemble and provide availability to organized diligence materials as reasonably requested, and; (v) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that (i) any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information, (ii) the consent of a third party is required to provide such access to any such properties or information, or (iii) as may be necessary in the reasonable good faith judgment of such Party to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access; provided, that such Party shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide access to such properties or information, (B) develop an alternative to providing access to such properties or information so as to address such matters that is reasonably acceptable to Parent and the Company and (C) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such attorney-client privilege.

4.4 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may, directly or indirectly through any of its Representatives, (x) furnish access and non-public information regarding Parent to, (y) enter into or participate in discussions or negotiations with or (z) contact, in order to clarify the terms and conditions of any Acquisition Proposal so as to determine if such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Offer, any Person in response to a bona fide Acquisition Proposal by such Person if: (A) neither Parent nor any of its Representatives shall have breached this Section 4.4 in any material respect in connection with the making of such Acquisition Proposal; (B) the Parent Board concludes in good faith after consultation with outside financial advisors and outside legal counsel that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer and that the failure to take such action contemplated in clauses (x), (y) or (z) above is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) at least twenty-four (24) hours prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) prior to furnishing any nonpublic information, Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (E) within twenty-four (24) hours after furnishing any such nonpublic information to such Person, Parent furnishes or makes available such nonpublic information to the Company (to the extent such information has not been previously furnished or made available by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b) If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one Business Day after Parent receives such Acquisition Proposal or Acquisition Inquiry) advise the Company in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed of any material developments, negotiations and discussions with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry received on or prior to the date of this Agreement and promptly request the destruction or return of any nonpublic information of Parent provided to such Person.

4.5 Company Non-Solicitation.

(a) The Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Stockholder Vote, the Company may, directly or indirectly through any of its Representatives, (x) furnish access and nonpublic information regarding Company to, (y) enter into or participate in discussions or negotiations with or (z) contact, in order to clarify the terms and conditions of any Acquisition Proposal so as to determine if such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Offer, any Person in response to a bona fide Acquisition Proposal by such Person if: (A) neither Company nor any of its Representatives shall have breached this Section 4.5 in any material respect in connection with the making of such Acquisition Proposal; (B) the Company Board concludes in good faith after consultation with outside financial advisors and legal counsel that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer and that the failure to take such action contemplated in clauses (x), (y) or (z) above is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) at least twenty-four (24) hours prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) prior to furnishing any nonpublic information, the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (E) within twenty-four (24) hours after furnishing any such nonpublic information to such Person, the Company furnishes or makes available such nonpublic information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company receives such Acquisition Proposal or Acquisition Inquiry) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed of any material developments, negotiations and discussions with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry received on or prior to the date of this Agreement and promptly request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person.

4.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or its Subsidiaries is commenced, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.

(c) During the Pre-Closing Period, Parent shall provide to the Company, on a bi-weekly basis starting the second full calendar week following the date of this Agreement, an updated budget and projected cash flow for Parent during the Pre-Closing Period (including Parent Transaction Expenses), and an estimate of Parent Transaction Expenses as of such date.

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement (but in no event later than the later of (i) 30 days following the date of this Agreement and (ii) five Business Days after Parent’s receipt of the Company’s Audited Financial Statements pursuant to Section 5.21), the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. As soon as reasonably practicable following the date of this Agreement, Parent shall establish a record date for, duly call, give notice of and, as soon as reasonably practicable thereafter in accordance with Section 5.3, convene the Parent Stockholders’ Meeting. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders.

(b) The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the foregoing, each Party will use commercially reasonable efforts to cause to be delivered to the other Party a consent letter of such Party’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to the other Party), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) The information relating to Parent to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement relating to Parent will not, on the date the Proxy Statement is first mailed to Parent Stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Registration Statement or Proxy Statement.

(d) The information supplied by the Company and each of its Subsidiaries for inclusion in the Registration Statement (including the Company Audited Financial Statements and Company Interim Financial Statements) will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information supplied by the Company for use in the Proxy Statement relating to the Company and its Subsidiaries (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Registration Statement or Proxy Statement.

5.2 Pre-Closing Company Financing; Company Information Statement; Stockholder Written Consent.

(a) Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to enable and effectuate the Pre-Closing Company Financing, including without limitation (i) Company Board action to authorize and approve the Pre-Closing Company Financing and related documents and instruments, including the approving the amendment of the certificate of incorporation of the Company to (A) increase the number of authorized shares of the Company Common Stock and the Company Preferred Stock and the designation of the new series convertible preferred stock (with no more than 1x liquidation preference, a 9.9% blocker on conversion and a conversion ratio and other terms reasonably satisfactory to the Investor and the Company) of the Company to be issued in connection with the Pre-Closing Company Financing (the “Company Series Alpha Preferred Stock”), (ii) entering into a definitive purchase and sale agreement with the Investor (or other investor(s)) for the Pre-Closing Company Financing no later than the date on which the Registration Statement shall have been declared effective under the Securities Act, and (iii) causing all conditions to the Investor’s (or other investor(s)’) obligation to close the Pre-Closing Company Financing pursuant to such definitive purchase and sale agreement to be satisfied on or before the Closing Date.

(b) Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall prepare, with the cooperation of Parent, and cause to be mailed to its stockholders an information statement (the “Information Statement”) to solicit the Required Company Stockholder Vote pursuant to Section 228 of the DGCL: (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) approving the amendment of the certificate of incorporation of the Company to (A) increase the number of authorized shares of the Company Common Stock and the Company Preferred Stock and the designation of the Company Series Alpha Preferred Stock in connection with the Pre-Closing Company Financing, and (B) if the Company determines that it wishes to change its name to a new name reasonably acceptable to Parent, to change the name of the Company to such new name, and (iii) approving the mandatory conversion of all Company Preferred Stock (other than the Company Series Alpha Preferred Stock) into Company Common Stock as of immediately prior to the Effective Time (whether by charter amendment or by another method) (collectively, the “Company Stockholder Matters”), which Required Company Stockholder Vote shall be executed and delivered by the Company Signatories no later than the close of business on the day immediately prior to the day of the Parent Stockholders’ Meeting. The Information Statement and any other materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Parent’s advance review and reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, and at the time of receipt of the Required Company Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement or incorporated by reference from the Registration Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein.

(d) Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions and (ii) include a notice of appraisal rights of the Company’s stockholders under Section 262 of the DGCL, containing such information as is required thereunder and pursuant to applicable Law. The Stockholder Notice (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(d) shall be subject to Parent’s advance review and reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) The Company agrees that, subject to Section 5.2(f): (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use its reasonable best efforts to solicit such approval from each of the Company Signatories within the time set forth in Section 5.2(b) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(f) Notwithstanding anything to the contrary contained in Section 5.2(e) and subject to compliance with Section 4.5, if at any time prior to receipt of the Required Company Stockholder Vote:

(i) the Company has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Board Adverse Recommendation Change at least three Business Days prior to making any such Company Board Adverse Recommendation Change (a “Company Determination Notice”) (which notice shall not constitute a Company Board Adverse Recommendation Change); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.5(b), (2) the Company shall have given Parent the three Business Days after delivery of the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(f)(i) shall also apply to any material amendment to such Acquisition Proposal and require a new Company Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Board Adverse Recommendation Change in response to a Company Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Company Determination Notice at least three Business Days prior to making any such Company Board Adverse Recommendation Change; and (C) (1) the Company shall have specified the Company Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the three Business Days after delivery of the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(f)(ii) shall also apply to any material change to the facts and circumstances relating to such Company Change in Circumstance and require a new Company Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(g) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(b) and Section 5.2(e) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any withdrawal or modification of the Company Board Recommendation.

5.3 Parent Stockholders’ Meeting.

(a) Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of the following (the matters contemplated by the clauses 5.3(a)(i) – (vi) below are referred to as the “Parent Stockholder Matters” and such meeting, the “Parent Stockholders’ Meeting”):

(i) the amendment of Parent’s certificate of incorporation to effect any Reverse Split (with no proportionate reduction in the authorized number of shares of Parent Common Stock);

(ii) the amendment of Parent’s certificate of incorporation to effect the name change of Parent;

(iii) the amendment of Parent’s certificate of incorporation to (A) increase sufficiently the authorized number of shares of Parent Common Stock, (B) increase sufficiently the authorized number of shares of Parent Preferred Stock, and (C) designate (and authorize a sufficient number of shares of) the Parent Alpha Preferred Stock;

(iv) the New Parent Equity Incentive Plan;

(v) the issuance of Parent Common Stock and Parent Preferred Stock to the Company’s stockholders pursuant to this Agreement and the change of control of Parent resulting from the Merger pursuant to Nasdaq rules; and

(vi) the issuance of Parent Common Stock in connection with the conversion price adjustment pursuant to the Irrevocable Consent and Waiver.

(b) The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments.

(c) Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and use reasonable best efforts to solicit such approval, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board with respect to the Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (failure by Parent to take the actions set forth in the foregoing clauses (i), (ii) and/or (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 5.3(c) and subject to compliance with Section 4.4, if at any time prior to the approval of Parent Stockholder Matters by the Required Parent Stockholder Vote:

(i) Parent has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change at least three Business Days prior to making any such Parent Board Adverse Recommendation Change (a “Parent Determination Notice”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.4(b), (2) Parent shall have given the Company the three Business Days after delivery of the Parent Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material amendment to such Acquisition Proposal and require a new Parent Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(ii) Other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Parent Determination Notice at least three Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, (2) Parent shall have given the Company the three Business Days after delivery of the Parent Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Parent Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(e) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting to approve the Parent Stockholder Matters in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any withdrawal or modification of the Parent Board Recommendation.

(f) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Law.

5.4 Regulatory Approvals. Each Party shall coordinate with one another in preparing and exchanging such materials and promptly provide one another (and its counsel) with copies of all filings, presentations or submissions made by such Party to any Governmental Body in connection with this Agreement.

5.5 Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately before the Effective Time shall be converted into and become a warrant to purchase Parent Common Stock and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by applying the Exchange Ratio used in the Merger; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by applying the Exchange Ratio used in the Merger, and rounding the resulting exercise price to the nearest one-thousandth of a cent; and (iv) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

5.6 Parent Preferred Stock; Company Preferred Stock; Company Convertible Notes; Parent Warrants.

(a) At or prior to the Effective Time, Parent may effect a conversion of any or all shares of Parent Preferred Stock (other than any Parent Alpha Preferred Stock) into shares of Parent Common Stock (the “Parent Preferred Stock Conversion”).

(b) At or prior to the Effective Time, the Company shall effect a conversion of all shares of Company Preferred Stock (other than any Company Series Alpha Preferred Stock) into shares of Company Common Stock (the “Company Preferred Stock Conversion”).

(c) At or prior to the Effective Time, the Company shall effect a conversion of all of the Company Convertible Notes into shares of Parent Capital Stock or Company Capital Stock (the “Convertible Note Conversion”).

(d) Prior to the Effective Time, Parent shall (i) terminate, redeem or cause to be exercised or (ii) cause the waiver or amendment for the deletion of any anti-dilution adjustment provisions and any provisions that entitle the holder thereof to receive a cash payment as a consequence of the Merger in, substantially all Parent Warrants which either (i) contain an anti-dilution adjustment provision or (ii) are entitled to receive a cash payment as a consequence of the Merger. Unless terminated, redeemed or exercised in accordance with the foregoing sentence, at the Effective Time, each Parent Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall survive the Closing and remain outstanding in accordance with its terms.

5.7 Parent Options and Parent RSUs.

(a) Unless the Parent Board (or a committee thereof), which is the administrator of the relevant Parent Stock Plan, determines to take other action permitted by the relevant Parent Stock Plan with respect to any Parent Options, including cancellation thereof, each outstanding and unexercised Parent Option shall remain outstanding after the Effective Time and be exercisable by the holder thereof in accordance with its terms.

(b) Each Parent RSU outstanding and not fully vested as of immediately prior to the Effective Time shall be cancelled and cease to exist as of immediately prior to the Effective Time for no consideration. Prior to the Effective Time, Parent shall take all actions that may be necessary (under the Parent Stock Plans and otherwise, including, if it deems it necessary or desirable, adopting and approving amendments to the existing underlying grant agreements) to effectuate the provisions of this Section 5.7(b) and to ensure that, from and after the Effective Time, holders of Parent RSUs have no rights with respect thereto other than those specifically provided in this Section 5.7(b).

5.8 Employee Benefits.

(a) Following the Closing, the Parent Benefit Plans and the Company Benefit Plans shall remain in full force and effect and shall not be terminated or discontinued in connection with the Closing.

(b) The provisions of this Section 5.8 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Parent Benefit Plan or rights to continued employment or service with the Company or Parent (or any Subsidiary thereof) or (ii) be treated as an amendment to or other modification to any Company Benefit Plan or Parent Benefit Plan, or shall limit the right of Parent and the Company to amend, terminate or otherwise modify any such plans following the Closing.

(c) The Parent Board shall, before the SEC declares the Registration Statement effective, adopt the New Parent Equity Incentive Plan.

5.9 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company or their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such Person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The provisions of Parent’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, prior to the Effective Time, Parent may elect to pay to the applicable insurers in full the premium for a six-year (or shorter or longer period, in Parent’s sole discretion) prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “D&O Tail Policy”).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 5.9 in connection with their successful enforcement of the rights provided to such Persons in this Section 5.9.

(f) The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.9.

(h) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by each officer and director entitled to indemnification under this Section 5.9, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.10 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to other Party’s obligation to consummate this Agreement.

5.11 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Parties); (b) a Party may, without the prior consent of the other Parties but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) a Party need not consult with the other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal, Parent Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to Parent only, pursuant to Section 5.3(f).

5.12 Listing. Parent shall use commercially reasonable efforts to (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) effect the Reverse Split if Parent deems it necessary or advisable in order to obtain or maintain listing of the Parent Common Stock on Nasdaq; and (d) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.12.

5.13 Tax Matters.

(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) The Company shall use commercially reasonable efforts to obtain an opinion of the Company’s tax counsel (the “Company Tax Counsel”) satisfying the requirements of Item 601 of Regulation S-K under the Securities Act dated as of a date prior to the Registration Statement being declared effective and satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering its opinion pursuant to this Section 5.13(c), the Company Tax Counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants of Parent and the Company, as shall be reasonably necessary or appropriate to enable Company Tax Counsel to render the opinion described in this Section 5.13(c).

5.14 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Capital Stock.

5.15 Directors and Officers. The Parties shall use commercially reasonable efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is composed of seven members, with such members (other than the Parent designee provided for in clause (b) of this Section) to be designated by the Company, such designees (if then known) to be provided prior to the filing of the Registration Statement, (b) one Parent Board member shall be designated by Parent, which designee shall be subject to the reasonable approval and consent of the members of the Parent Board designated by the Company, and (c) executive officers to be identified by the Company prior to the filing of the Registration Statement, are appointed to the applicable positions of Parent and the Surviving Corporation, in each case to serve in such positions effective as of the Effective Time until successors are duly elected or appointed in accordance with applicable Law. Prior to the Company sending the Information Statement, all members of the Parent Board and officers of Parent who will no longer be members of the Parent Board or officers of Parent shall provide executed resignation letters to be effective immediately after the Effective Time.

5.16 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Capital Stock, restricted stock awards to acquire Parent Capital Stock and any options to purchase Parent Capital Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Capital Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Capital Stock, restricted stock awards to acquire Parent Capital Stock or derivative securities with respect to Parent Capital Stock in connection with the Merger.

5.17 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined Entity to continue to meet its obligations following the Effective Time.

5.18 Allocation Certificates.

(a) The Company will prepare and deliver to Parent at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time, after giving effect to the Pre-Closing Company Financing, the Company Preferred Stock Conversion and the Convertible Note Conversion) (i) (A) each holder of Company Common Stock; (B) such holder’s name and address; and (C) the number of shares of Company Common Stock held as of the immediately prior to the Effective Time for each such holder, and (ii) (A) each holder of Company Series Alpha Preferred Stock; (B) such holder’s name and address; and (C) the number of shares of Company Series Alpha Preferred Stock held as of the immediately prior to the Effective Time for each such holder (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent (or, if there is no Chief Financial Officer, the principal accounting officer for Parent) in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time, the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and as-converted-to Parent Common Stock basis, broken down by outstanding shares of Parent Common Stock and the shares underlying the Parent Preferred Stock, Parent Options, Parent Warrants, Parent RSUs and other relevant securities (the “Parent Fully-Diluted Shares Certificate”).

5.19 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.20 Stockholder Litigation. Each Party shall promptly notify the other Party in writing, and conduct and control the settlement and defense, of any stockholder litigation brought or threatened against such Party or any of its directors and officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions; provided that prior to Closing, such Party shall (a) consult with the other Party with respect to any such stockholder litigation and in good faith take any comments of the other Party into account with respect to such stockholder litigation, and (b) keep the other Party reasonably apprised of any material developments in connection with, any such stockholder litigation.

5.21 Company Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement, and (in the case of Section 5.21(a)(i)) in any event no later than February 14, 2020, (i) the Company will furnish to Parent audited financial statements for the fiscal years ended March 31, 2018 and 2019 for inclusion in the Proxy Statement and the Registration Statement (the “Company Audited Financial Statements”) and (ii) the Company will furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

(b) Prior to the Effective Time, the Company shall have prepared and delivered to Parent, and commenced implementation of, a compliance plan to ensure that, after the Effective Time, Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that otherwise complies with applicable Law (including the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and all regulations and guidance issued pursuant thereto) and Nasdaq rules and regulations.

5.22 Pre-Closing Capital Raise. Parent may, in its sole discretion, at any time prior to the Effective Time, issue or sell for cash, and not for any other form of consideration, shares of Parent Common Stock or other securities convertible into or exchangeable for shares of Parent Common Stock (any such sale, the “Pre-Closing Capital Raise”), the proceeds of which shall be allocated exclusively for the purposes and uses determined by the Parent Board and/or the officers of Parent as of such time, provided that (i) as of the Effective Time, Parent shall have paid all fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, including any amounts owed by Parent for change of control bonuses, severance obligations and D&O Tail Policy premium (the “Parent Transaction Expenses”), and any other outstanding accounts payable of Parent, (ii) the issuance or sale of any securities convertible into or exchangeable for shares of Parent Common Stock that would remain outstanding after the Effective Time shall be subject to the prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed and which approval shall be delivered to Parent within two (2) Business Days after the Company’s receipt of a written request from Parent for such approval (or, if not delivered within such time, be deemed to have been so delivered) and (iii) a portion of the proceeds from the Pre-Closing Capital Raise shall be allocated for the payment of all fees, costs and expenses payable to the Financial Advisor by Parent.

5.23 Parent Name. From and after the Effective Time, neither Parent nor the Surviving Corporation shall use nor grant any other Person the right to use “Ritter” or any derivation or combination thereof in its name or otherwise in connection with its business.

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote with regard to the proposals in Sections 5.3(a) and (b) the Company shall have obtained the Required Company Stockholder Vote with regard to the Company Stockholder Matters.

6.4 Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.5 Pre-Closing Company Financing. The Pre-Closing Company Financing shall have been consummated as of immediately prior to the Effective Time.

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have duly filed the amendments to its certificate of incorporation described in Section 5.2(a) with the Secretary of State of the State of Delaware.

7.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, and 7.5 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.18 is true and accurate in all respects as of the Closing Date;

(b) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company who will not be an officer or director of Parent and the Surviving Corporation pursuant to Section 5.15; and

(c) the Allocation Certificate.

7.4 FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6 Company Lock-Up Agreements. Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.

7.7 Company Stockholder Written Consent. The Company Stockholder Written Consent evidencing the Required Company Stockholder Vote shall be in full force and effect.

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants.

(a) Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time. Parent shall have duly filed the amendments to its certificate of incorporation described in Section 5.3(a)(i)-(iii) with the Secretary of State of the State of Delaware.

(b) Parent’s stockholders’ equity as of immediately prior to the Effective Time shall be no less than $0.00 and the amount of any deficiency therein cannot be fully off-set in accordance with Section 1.12(c).

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming (i) that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied, and (ii) that the stockholders’ equity of the Parent as of immediately prior to the Effective Time is no less than $0.00;

(b) the Parent Fully-Diluted Shares Certificate; and

(c) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the directors and officers of Parent who are not to continue as directors or officers of Parent after the Closing pursuant to Section 5.15.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

8.5 Board of Directors and Officers. Parent shall have taken all actions necessary to cause the Parent Board and the officers of Parent as of the Effective Time, to be constituted as set forth in Section 5.15.

Section 9.	TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time by delivery of written notice by the terminating party(ies) to the other party(ies) hereto under the following circumstances (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by May 18, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the issuance of such order, decree or ruling or taking of such action was principally caused by or resulted from the failure of such Party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained by the close of business on the day immediately prior to the day of the Parent Stockholders’ Meeting; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Parent if the failure to obtain the Required Parent Stockholder Vote shall have been directly caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period (or such shorter period ending on the third Business Day prior to the End Date, whichever ends earlier) commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period (or such shorter period ending on the third Business Day prior to the End Date, whichever ends earlier) commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j) by Parent, at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote in order to accept a Superior Offer and enter into a definitive agreement to effect a Superior Offer (a “Permitted Alternative Agreement”); provided, however, that Parent shall not enter into any Permitted Alternative Agreement unless (i) Parent shall have complied in all material respects with its obligations under Section 4.4 and (ii) Parent shall concurrently pay to the Company the Termination Fee in accordance with Section 9.3(e);

(k) by either Parent or the Company, if by the close of business on the fourth Business Day after the date of this Agreement any shares of Parent Series B Preferred Stock remain outstanding.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.11, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 and Section 5.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, that the Company and Parent shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement, Proxy Statement or Information Statement and any amendments and supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by (A) Parent or the Company pursuant to Section 9.1(e) or (B) the Company pursuant to Section 9.1(h), (ii) an Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed or otherwise communicated to the Parent Board after the date of this Agreement but prior to the termination of this Agreement, and such Acquisition Proposal shall not have been withdrawn without qualification prior to the time of the termination of this Agreement and (iii) within six (6) months after the date of such termination, Parent enters into a definitive agreement for any Subsequent Transaction or consummates any Subsequent Transaction within such six (6)-month period, then Parent shall pay to the Company, upon such entry into a definitive agreement for or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $100,000 (the “Termination Fee”), less any amount actually paid to the Company pursuant to Section 9.3(g).

(c) If (i) this Agreement is terminated by Parent pursuant to Section 9.1(d) or Section 9.1(i), (ii) an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company Board after the date of this Agreement but prior to the termination of this Agreement, and such Acquisition Proposal shall not have been withdrawn without qualification prior to the time of the termination of this Agreement and (iii) within six (6) months after the date of such termination, the Company enters into a definitive agreement for a Subsequent Transaction or consummates any Subsequent Transaction within such six (6)-month period, then the Company shall pay to Parent, upon such entry into a definitive agreement for or consummation of a Subsequent Transaction, the Termination Fee, less any amount actually paid to Parent pursuant to Section 9.3(h).

(d) If this Agreement is terminated by Parent pursuant to Section 9.1(g), then the Company shall pay to Parent the Termination Fee within ten (10) Business Days of such termination.

(e) If this Agreement is terminated by the Company pursuant to Section 9.1(f) and the Parent Triggering Event for such termination is set forth in subsection (a), (b), (c) or (d) of the definition thereof, then Parent shall pay to Company the Termination Fee within ten (10) Business Days of such termination. For the avoidance of doubt, if the Parent Triggering Event for a termination by the Company pursuant to Section 9.1(f) is set forth in subsection (e) of the definition, then Parent shall not pay any Termination Fee.

(f) If this Agreement is terminated by Parent pursuant to Section 9.1(j), then Parent shall pay to the Company the Termination Fee concurrently with such termination.

(g) If this Agreement is terminated by the Company pursuant to Section 9.1(h), then Parent shall pay to the Company the Termination Fee within ten (10) Business Days of such termination.

(h) If this Agreement is terminated by Parent pursuant to Section 9.1(i), then the Company shall pay to Parent the Termination Fee within ten (10) Business Days of such termination.

(i) Any Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then such Party shall (i) reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 9.3, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(j) The Parties agree that, (i) subject to Section 9.2, payment of the Termination Fee by Parent to the Company shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following such payment of the Termination Fee (A) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(j) shall limit the rights of the Company under Section 10.10 or with respect to claims of common law fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

(k) The Parties agree that, (i) subject to Section 9.2, payment of the Termination Fee by the Company to Parent shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following such payment of the Termination Fee (A) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(k) shall limit the rights of Parent and Merger Sub under Section 10.10 or with respect to claims of common law fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

(l) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.

Section 10.	MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement and all claims and causes of action hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of this Agreement; and (f) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Ritter Pharmaceuticals, Inc.
1880 Century Park East, Suite 1000

Los Angeles, CA 90067
Attention: Andrew Ritter
Email: Andrew@ritterpharma.com

with a copy to (which shall not constitute notice):

Reed Smith LLP
599 Lexington Avenue
22nd Floor
New York, NY 10022
Attention: Jennifer Cheng, Esq.; Michael Sanders, Esq.
Email: jcheng@reedsmith.com; msanders@reedsmith.com

if to the Company:

Qualigen, Inc.
2042 Corte Del Nogal

Carlsbad, CA 92011
Attn: Michael Poirier
Email: mpoirier@qualigeninc.com

with a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth
4365 Executive Drive, Suite 1500

San Diego, CA 92121
Attention: Hayden Trubitt
Email: htrubitt@sycr.com

10.8 Cooperation. Each Party agrees to cooperate with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power (and the Parties hereby request that such court exercise such power) to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with, any such order or injunction.

10.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.12 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Any item disclosed on any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule or in any particular part or section any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosed on each Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, and in all parts or sections of each Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, provided the relevance of such matter to such other Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or such other part or section of such other Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, is reasonably discernible from the face of the information provided in the Section/part or section of the Company Disclosure Schedule or Parent Disclosure Schedules, as the case may be, as to which such matter was disclosed. No disclosure of any matter contained in the Company Disclosure Schedule or Parent Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose);

(i) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Eastern Time) on the date that is one Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC at least two (2) Business Days prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed and delivered as of the date first above written.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew Ritter
Name:	Andrew Ritter
Title:	CEO

RPG28 MERGER SUB, INC.

By:	/s/ John Beck
Name:	John Beck
Title:	CFO and Secretary

QUALIGEN, INC.

By:	/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	President & CEO

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

(a) For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, that, in the case of the Company, to the extent that the Pre-Closing Capital Raise or the Pre-Closing Company Financing, as the case may be, is effected in accordance with the terms and conditions of this Agreement, the Pre-Closing Capital Raise or the Pre-Closing Company Financing, as the case may be, shall not constitute an Acquisition Transaction; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended. .

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other Person).

“Company Board” means the board of directors of the Company.

“Company Bridge Notes” means the convertible promissory notes issued by the Company to certain holders at an annual interest rate of 8% in an aggregate principal amount of $410,000.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Change in Circumstance” means (a) a change in circumstances neither known nor reasonably foreseeable by the Company Board as of, or prior to, the date of this Agreement nor known nor reasonably foreseeable by any of the officers of the Company as of or prior to the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Subsidiaries, or (iii) the mere fact that the Company meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof.

“Company Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

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“Company Convertible Notes” means the Senior Convertible Debenture and the Company Bridge Notes.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.6(a) and (c) (Capitalization) and 2.20 (No Financial Advisor).

“Company In-Bound License” means any agreement pursuant to which the Company is granted a license (including a covenant not to sue) or sublicense under or other right or interest in any Intellectual Property Right owned by any third party, other than material transfer agreements, clinical trial agreements, services agreements, licenses ancillary to the purchase of reagents or other materials, non-disclosure agreements and COTS Licenses, in each case entered into in the Ordinary Course of Business.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or its Subsidiaries.

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of fact that, considered together with all other such change, circumstance, condition, development, effect, event, occurrence, result or state of fact that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or its Subsidiaries or ability to consummate the Contemplated Transactions, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the failure by the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company, (e) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (f) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (g) resulting from the taking of any action specifically required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent they disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” means each of the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

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(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to another Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision, in each case, other than restrictions or limitations that do not or would not materially affect the ability of the Company to conduct its business;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets outside of the Ordinary Course of Business and requiring payments after the date of this Agreement in excess of $100,000 or any ownership interest in any Entity;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (whether as debtor or creditor) in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any advancement or loan of money or equipment or other debt obligations to any employee or independent contractor, other than advancement of expenses in the Ordinary Course of Business;

(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement; (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license or engage any third party to manufacture or produce any product, drug substance, service or technology of the Company, any Contract for raw materials or warehousing of products or any Contract to sell, distribute or commercialize any products or service of the Company;

(vii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

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(x) each Material Company IP Contract;

(xi) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries, or obligation to pay any royalties, fees or other payments to any owner, licensor, or other claimant to any Intellectual Property Rights;

(xii) each Company Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider that (A) is not immediately terminable at-will by the Company without notice, severance, or other cost or liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, an exercise period of more than three months following a termination of service or any payment or benefit that may or will become due as a result of the Merger; or

(xiii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

“Company Out-Bound License” means any agreement pursuant to which the Company grants to any third party a license (including a covenant not to sue) or sublicense under or other right or interest in any Company IP or Intellectual Property Right licensed to the Company under a Company In-Bound License, other than material transfer agreements, clinical trial agreements and services agreements that grant non-exclusive licenses solely for the purpose of conducting activities for the Company or non-disclosure agreements, in each case entered into in the Ordinary Course of Business.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series D-1 Preferred Stock and the Company Series Alpha Preferred Stock.

“Company Registered IP” means all Registered IP owned in whole or in part by, or exclusively licensed to or exclusively sublicensed to, the Company or its Subsidiaries.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended December 31, 2019 provided to Parent prior to the date of this Agreement.

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“Company Warrants” means warrants issued or granted by the Company to purchase shares of Company Capital Stock.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of October 8, 2019, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Reverse Split and the CVR Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“COTS License” means a license or service agreement providing rights to use and/or access commercially available software products under standard end-user object code licenses, shrink-wrap, or click-wrap agreements.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, subject to Section 1.5(h), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

“Company Allocation Percentage” means 92.5%.

“Company Merger Shares” means the product determined by (i) multiplying the Parent Outstanding Shares by the Company Allocation Percentage, and then (ii) dividing that product by the Parent Allocation Percentage.

“Company Outstanding Shares” means subject to Section 1.5(h), the total number of shares of Company Common Stock outstanding (on a fully-diluted basis) immediately prior to the Effective Time (giving full effect to all issuances, conversions, etc. which are to occur “immediately prior to the Effective Time”) and assuming, without limitation or duplication, (i) the conversion of all Company Preferred Stock (including for purposes of this definition, the Company Series Alpha Preferred Stock) outstanding as of immediately prior to the Effective Time, (ii) the exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, (iii) the conversion of all Company Convertible Notes and (iv) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities.

“Parent Allocation Percentage” means 7.5%.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding (on a fully-diluted basis) immediately prior to the Effective Time (giving full effect to all issuances, conversions, repurchases, etc. which are to occur “immediately prior to the Effective Time”) and assuming, without limitation or duplication, (i) the conversion of all Parent Preferred Stock outstanding as of immediately prior to the Effective Time, (ii) the exercise of all Parent Options and Parent Warrants outstanding as of immediately prior to the Effective Time, and (iii) the issuance of shares of Parent Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities, plus the Parent Executive Incentive Options.

“Financing Commitment Letter” means the commitment letter dated as of January 15, 2020 duly executed by the Company and the Investor (and each other investor participating in the Pre-Closing Company Financing) committing to provide to the Company the Pre-Closing Company Financing on the terms and conditions set forth in such commitment letter.

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“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property Rights” means any and all past, present, and future rights in, arising out of, or associated with any of the following in any jurisdiction worldwide: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (collectively, “Patents”); (b) trademarks, service marks, brands, fictitious business names, slogans, symbols, collective marks, corporate names, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (collectively, “Trademarks”); (c) copyrights and works of authorship any medium or expression, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (collectively, “Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets (including any trade secret protectable under applicable Law, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a Person able to obtain economic value from its use or disclosure), know-how, inventions (whether or not patentable), rights in inventions (including discoveries, improvements, ideas, data, pricing, cost-information, concepts, creative works, drawings formulas, formulations, patterns, techniques, prototypes, specifications, protocols, and processes), technology, business and technical information, marketing plans, databases, data compilations and collections, tools, methods, processes, techniques, customer and supplier lists, and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”); (h) all computer software and databases, computer programs, operating systems, applications, firmware, middleware, semiconductor design topographies, and all other computer code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, flow charts, and other documentation thereof (collectively, “Software”); and (i) all other intellectual or industrial property, and proprietary rights; and in each case of clauses (a) through (i), (x) all copies and embodiments thereof, in electronic, written, or other media (including all samples, studies, and summaries); (y) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding; and (z) all past, present, and future causes of action and rights to seek and recover losses, settlements, and equitable relief for any claims whatsoever related thereto.

A-8

“Investor” means Alpha Capital Anstalt.

“Investor Agreements” means those certain investors agreement, registration rights agreement and other similar Contracts between Parent and any holders of Parent Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

“Irrevocable Consent and Waiver” means that certain irrevocable consent and waiver agreement dated November 12, 2019 among Parent and certain holders of Parent Series B Preferred Stock described in Parent’s Form 10-Q for the quarterly period ended September 30, 2019 and filed as an exhibit thereto.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the executive officers of each of the Company, Parent or Merger Sub, as applicable.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

A-9

“New Parent Equity Incentive Plan” means an “omnibus” equity incentive plan, in standard and customary form, to be approved and adopted by the Parent Board and the stockholders of Parent before the Merger, which plan shall authorize the issuance of a number of (post-any Reverse Split) shares of Parent Common Stock equal to (as of immediately after the Effective Time) approximately 15% of the outstanding (on a fully-diluted basis) shares of Parent Common Stock as of immediately after the Effective Time.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization (inclusive of certificates of designation) or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Alpha Preferred Stock” means convertible preferred stock of Parent with the same rights, preferences and restrictions as the Company Series Alpha Preferred Stock (with no more than 1x liquidation preference, a 9.9% blocker on conversion and a conversion ratio and other terms reasonably satisfactory to the Investor and the Company).

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2019 (the “Parent Balance Sheet Date”), included in Parent’s Report on Form 10-Q for the quarterly period ended September 30, 2019, as filed with the SEC.

“Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than individual Parent Options or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by Parent or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or under which Parent has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other Person).

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

A-10

“Parent Change in Circumstance” means a change in circumstances neither known nor reasonably foreseeable by the Parent Board as of, or prior to, the date of this Agreement nor known nor reasonably foreseeable by any of the officers of Parent as of or prior to the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to the Company or any of its Affiliates, or (iii) the mere fact that Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of the Agreement in the market price or trading volume of Parent Common Stock.

“Parent Closing Price” means the volume weighted average trading price of a share of Parent Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

“Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Executive Incentive Options” means Parent Options for an aggregate of 1,166,136 shares of Parent Common Stock (as adjusted for any Reverse Split) to be issued (subject to a 6-month lock-up) pursuant to Parent’s 2015 Equity Incentive Plan at the Closing to executives of Parent in connection with their efforts to consummate the Merger.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.6(a) and (c) (Capitalization) and 3.12 (No Financial Advisors).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

A-11

“Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of fact that, considered together with all other change, circumstance, condition, development, effect, event, occurrence, result or state of fact that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or ability to consummate the Contemplated Transactions; provided, however, that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such effects are otherwise excepted from this definition), (f) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent; (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies; (h) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (i) continued losses from operations or decreases in cash balances of Parent or any of its Subsidiaries (j) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (k) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent they disproportionately affect Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract” means each of the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plan (collectively, the “Parent Material Contracts”):

(a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(b) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(c) each Parent Contract containing (i) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person, (ii) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to another Person, (iii) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (iv) any non-solicitation provision, in each case, other than restrictions or limitations that do not or would not materially affect the ability of Parent to conduct its business;

(d) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(e) each Parent Contract relating to the disposition or acquisition of material assets outside of the Ordinary Course of Business and requiring payments after the date of this Agreement in excess of $10,000 or any ownership interest in any Entity.

A-12

(f) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $10,000 pursuant to its express terms relating to: (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (iv) any Contract to license or engage any third party to manufacture or produce any product, drug substance, service or technology of Parent, any Contract for raw materials or warehousing of products or any Contract to sell, distribute or commercialize any products or service of Parent;

(g) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(h) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider (other than documents that can be obtained on the SEC’s website at www.sec.gov) that (i) is not immediately terminable at will by Parent without notice, severance, or other cost or liability, or (ii) provides for retention payments, change of control payments, severance, accelerated vesting, an exercise period of more than three months following a termination of service or any payment or benefit that may or will become due as a result of the Merger; or

(i) any other Parent Contract that is not terminable at will (with no penalty or payment) by Parent, and (i) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, Contract or commitment of more than $10,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate, or (ii) that is material to the business or operations of Parent, taken as a whole.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Preferred Stock” means the Parent Series A Preferred Stock, the Parent Series B Preferred Stock, the Parent Series C Preferred Stock, and, after the Effective Time, the Parent Alpha Preferred Stock.

“Parent Registered IP” means, collectively, each item of Registered IP owned in whole or in part by, or exclusively licensed to or exclusively sublicensed to, Parent.

“Parent RSUs” means restricted stock units issued by Parent that entitle the holder thereof to acquire shares of Parent Common Stock.

“Parent Stock Plans” means, the 2015 Equity Incentive Plan, the 2009 Stock Plan and the 2008 Stock Plan, in each case of Parent, as may be amended from time to time.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change, (b) the Parent Board shall have failed to publicly reaffirm the Parent Board Recommendation within ten Business Days after the Company so requests in writing after public announcement of an Acquisition Proposal that does not constitute and would not be reasonably likely to result in a Superior Offer (provided, that the Parent Board shall only be required to make such affirmation two times for any specific Acquisition Proposal); (c) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (d) Parent shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (e) the shares of Parent Common Stock outstanding prior to the Effective Time shall not have been, since the date of this Agreement, continually listed on Nasdaq.

A-13

“Parent Warrants” means the warrants to purchase capital stock of Parent.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet delinquent or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, contact information (including name, alias, postal address, email address) unique personal identifiers, online identifiers, IP addresses, network and hardware identifiers, account information, social security numbers, driver’s license numbers, passport numbers, employee information, (ii) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information,” or the like under any Law, and (iii) any other information that is governed, regulated, or protected under any applicable Privacy Law (including HIPAA or CCPA), or which Company is required to safeguard under any of its contractual obligations relating to the processing of the types of information listed in (i) and (ii).

“Pre-Closing Company Financing” means a purchase of shares of Company Series Alpha Preferred Stock and/or other Company equity securities by the Investor (or other investor(s)) from the Company for at least $4,000,000 in cash, to be consummated no later than immediately prior to the Effective Time.

A-14

“Privacy Law” means any applicable Law relating to privacy, data protection, confidentiality, security, integrity, and/or protection of Personal Information, including: (i) HIPAA, (ii) state data protection laws, including the California Consumer Privacy Act of 2018 (CCPA), (iii) state breach notification laws, (iv) the General Data Protection Regulation (EU) 2016/679 (GDPR) and the EU ePrivacy Directive 2002/58/EC as amended by Directive 2009/136/EC, each as amended, and (v) related regulations and any applicable Laws, rules and regulations implementing the foregoing.

“Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Public Health Service Act” means the Public Health Service Act of 1944, as amended.

“Reference Date” means the day immediately prior to the date of this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all Patents, Copyrights, registered mask works, and Trademarks, and all applications for any of the foregoing.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all holders of Company Common Stock in the Merger unless such registration is not allowable under the Securities Act, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range and at the time prior to or simultaneously with Closing mutually agreed to by Parent and Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Convertible Debenture” means the 10% Senior Convertible Debenture with an initial face amount of $1,000,000 issued by the Company to the Investor under a Securities Purchase Agreement dated September 7, 2018.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 80% for these purposes).

A-15

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 80% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant, as well as any written offer by the other Party to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, and after taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), would reasonably be expected to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions (after taking into account any revisions to the Contemplated Transactions offered by the other Party).

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Allocation Certificate	5.18(a)
Anti-Bribery Laws	2.22
Business Associate Agreements	2.14(i)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.21(a)
Company Board Adverse Recommendation Change	5.2(e)
Company Board Recommendation	5.2(e)
Company Determination Notice	5.2(e)(i)
Company Disclosure Schedule	Section 2
Company Financial Statements	2.7(a)
Company Interim Financial Statements	5.21(a)
Company Lock-Up Agreement	Recitals
Company Permits	2.14(b)
Company Preferred Stock Conversion	5.6(b)
Company Real Estate Leases	2.11
Company Series A Preferred Stock	2.6(a)
Company Series Alpha Preferred Stock	5.2(a)
Company Series B Preferred Stock	2.6(a)
Company Series C Preferred Stock	2.6(a)
Company Series D Preferred Stock	2.6(a)
Company Series D-1 Preferred Stock	2.6(a)
Company Signatories	Recitals
Company Stock Certificate	1.7
Company Stockholder Matters	5.2(b)
Company Stockholder Written Consent	Recitals
Company Stockholder Written Consents	Recitals
Company Systems	2.14(f)
Company Tax Counsel	5.13(c)
Convertible Note Conversion	5.6(c)
Costs	5.9(a)
CVR	1.6(a)
CVR Agreement	1.6(a)
D&O Indemnified Parties	5.9(a)
D&O Tail Policy	5.9(d)
Determination Date	1.12(a)
Dissenting Shares	1.9(a)
Drug Regulatory Agency	2.14(a)
EDGAR	3
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
FDCA	2.14(a)
Financial Advisor	3.12
HIPAA	2.14(i)
Information Statement	5.2(b)
Intended Tax Treatment	5.13(a)
Liability	2.9
Material Company IP Contracts	2.12(d)
Merger	Recitals
Merger Consideration	1.5(a)(iii), 1.5(a)(ii)
Merger Sub	Preamble
Nasdaq Listing Application	5.12
Parent	Preamble
Parent Board Adverse Recommendation Change	5.3(c)
Parent Board Recommendation	5.3(c)
Parent Determination Notice	5.3(d)(i)
Parent Disclosure Schedule	3
Parent Fully-Diluted Shares Certificate	5.18(b)
Parent Preferred Stock Conversion	5.6(a)
Parent SEC Documents	3.7(a)
Parent Series A Preferred Stock	3.6(a)
Parent Series B Preferred Stock	3.6(a)
Parent Series C Preferred Stock	3.6(a)
Parent Stockholder Matters	5.3(a)
Parent Stockholders’ Meeting	5.3(a)
Parent Transaction Expenses	5.22
Permitted Alternative Agreement	9.1(j)
Pre-Closing Financing	5.22
Pre-Closing Period	4.1(a)
Preferred Stock Merger Consideration	1.5(a)(iii)
Required Company Stockholder Vote	2.4
Required Parent Stockholder Vote	3.4
Sensitive Data	2.14(f)
Standards Organizations	2.12(c)
Stockholder Notice	5.2(d)
Surviving Corporation	1.1
Termination Fee	9.3(b)
Transaction Expense Setoff	Section 1.12(b)
Willful Breach	9.2

A-16

Exhibit B

FORM OF CONTINGENT VALUE RIGHT AGREEMENT

[see Annex D for text of form of Contingent Value Rights Agreement, as amended by Amendment No. 2 to the Agreement and Plan of Merger]

EXHIBIT C

FORM OF COMPANY LOCK-UP AGREEMENT

lock-up agreement

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

This Lock-Up Agreement (this “Agreement”) is executed in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Ritter Pharmaceuticals, Inc. (“Parent”), [RP Merger Sub Inc.] (“Merger Sub”), and Qualigen, Inc. (“Company”), dated as of January [_], 2020. Capitalized terms used herein but not defined will have the meanings ascribed to such terms in the Merger Agreement.

In connection with, and as an inducement to, the parties entering into the Merger Agreement and for other good and valuable consideration, the undersigned agrees that, without the prior written consent of Parent, during the period commencing at the Effective Time and continuing until 180 days after the Effective Time, the undersigned will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Common Stock of Parent (the “Parent Common Stock”) or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Parent which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (collectively, the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; (4) grant any proxies or powers of attorney with respect to any Securities, deposit any Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the above, the Lock-Up Restrictions will automatically terminate on the date that is 180 days after the Effective Time. The period during which the Lock-Up Restrictions apply to the Securities will be deemed the “Lock-Up Period”.

The undersigned agrees that during the Lock-Up Period, the undersigned will not engage in any hedging or other transaction with respect to any Securities which reasonably could be expected to result in a sale or disposition of such Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to such Securities or to any security that includes, relates to, or derives any significant part of its value from such Securities.

1

Notwithstanding the foregoing, the undersigned may transfer any of the Securities (i) as a bona fide gift or charitable contribution, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) if the undersigned is a business entity (1) to a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) as distributions or dividends of shares of Parent Common Stock or any security convertible into or exercisable for Parent Common Stock to limited partners, members or stockholders of, or other similar equity holders in, the undersigned, (iv) if the undersigned is a trust, to its beneficiary or trustee, (v) by testate succession or intestate succession, (vi) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (vii) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned or the immediate family of the undersigned, (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vii), (ix) to Parent in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon a vesting event of the Securities or upon the exercise of options or warrants to purchase Parent Common Stock on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise (but excluding any exercise that would involve a sale in the open market of any securities relating to such options or warrants), (x) to Parent in connection with the termination of employment or other termination of a service provider and pursuant to any option of the Parent existing as of the Effective Time to repurchase such shares or securities, (xi) acquired by the undersigned in open market transactions after the Effective Time, (xii) pursuant to a change of control of Parent, provided that in the event that such change of control transaction is not completed, the Securities will remain subject to the Lock-Up Restrictions, or (xiii) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (i)-(viii), that (A) such transfer will not involve a disposition for value and (B) the transferee promptly provides Parent with its written agreement to be bound by the terms and conditions of this Agreement upon consummation of such transaction; and provided, further, in the case of clauses (i)-(xi), no filing by any party under Section 16(a) of the Exchange Act will be required or made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” will mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions will not apply to (i) the exercise of stock options (other than any exercise that would involve a sale in the open market); provided that it will apply to any of the Securities issued upon such exercise, (ii) the conversion or exercise of warrants (other than any conversion or exercise that would involve a sale in the open market); provided that it will apply to any of the Securities issued upon such conversion or exercise, or (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Securities will be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement and no filing with the Securities and Exchange Commission or other regulatory authority will be required or made voluntarily prior to the expiration of the applicable Lock-Up Period. Any attempted transfer in violation of this Agreement will be of no effect and null and void and will not be recorded on the share register of Parent. In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement. Parent may cause the legend set forth below to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

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THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

In the event that any other holder of Parent’s securities that is subject to a substantially similar agreement is permitted by Parent to sell, transfer or dispose of shares of Parent Common Stock for value other than as permitted by this or a substantially similar agreement, the same percentage of shares of Parent Common Stock held by the undersigned will be immediately and fully released on the same terms from the Lock-Up Restrictions (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release will not be applied unless and until permission has been granted by Parent to equity holder(s) to sell, transfer or dispose, in the aggregate, of more than 1% of the number of shares of Parent Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Securities from this Agreement, Parent will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Securities without the restrictive legend above or the withdrawal of any stop transfer instructions.

The undersigned understands that the undersigned will be released from all obligations under this Agreement upon the earlier of (i) the expiration of the Lock-Up Period, and (ii) if the Merger Agreement is terminated prior to the Effective Time pursuant to its terms, upon the date of such termination.

The undersigned understands that Parent, Merger Sub and Company are entering into the Merger Agreement in reliance upon this Agreement.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(Signature Page Follows)

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This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of Parent, Company and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among Parent, Company and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format will be sufficient to bind such parties to the terms and conditions of this Agreement.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]

Annex B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 To Agreement And Plan Of Merger (this “Amendment”) is made and entered into as of February 1, 2020, by and among RITTER PHARMACEUTICALS, INC., a Delaware corporation (“Parent”); RPG28 MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”); and QUALIGEN, INC., a Delaware corporation (the “Company”). This Amendment is made with regard to the Agreement and Plan of Merger dated January 15, 2020, by and among Parent, Merger Sub and the Company (the “Agreement”).

Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

1. The Agreement is hereby amended by changing the definition of “Exchange Ratio” in Exhibit A to the Agreement to read in full as follows:

“Exchange Ratio” means, subject to Section 1.5(h), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the sum of (1) Company Outstanding Shares and (2) New Parent Equity Incentive Plan Shares, in which:

“Company Allocation Percentage” means 92.5%.

“Company Merger Shares” means the product determined by (i) multiplying the Parent Outstanding Shares by the Company Allocation Percentage, and then (ii) dividing that product by the Parent Allocation Percentage.

“Company Outstanding Shares” means subject to Section 1.5(h), the total number of shares of Company Common Stock outstanding (on a fully-diluted basis) immediately prior to the Effective Time (giving full effect to all issuances, conversions, etc. which are to occur “immediately prior to the Effective Time” and including for purposes of this definition, any Company Common Stock to be issued to the Investor in connection with the Pre-Closing Financing and to any of the Company’s advisors in connection with the transactions contemplated by the Agreement, including GreenBlock Capital LLC) and assuming, without limitation or duplication, (i) the conversion of all Company Preferred Stock (including for purposes of this definition, the Company Series Alpha Preferred Stock) outstanding as of immediately prior to the Effective Time, (ii) the exercise of all Company Warrants (including for purposes of this definition, the warrants to be issued in connection with the Pre-Closing Company Financing) outstanding as of immediately prior to the Effective Time, (iii) the conversion of all Company Convertible Notes and (iv) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities.

“New Parent Equity Incentive Plan Shares” means the number of shares of Parent Common Stock equal to (as of immediately after the Effective Time) the number of shares of Parent Common Stock reserved for issuance under the New Parent Equity Incentive Plan.

“Parent Allocation Percentage” means 7.5%.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding (on a fully-diluted basis) immediately prior to the Effective Time (giving full effect to all issuances, conversions, repurchases, etc. which are to occur “immediately prior to the Effective Time”) and assuming, without limitation or duplication, (i) the conversion of all Parent Preferred Stock outstanding as of immediately prior to the Effective Time, (ii) the exercise of all Parent Options and Parent Warrants outstanding as of immediately prior to the Effective Time, and (iii) the issuance of shares of Parent Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities, plus the Parent Executive Incentive Options.

2. Except as expressly set forth herein, the Agreement remains unchanged and in full force and effect.

3. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed and delivered as of the date first above written.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew J. Ritter
Name:	Andrew J. Ritter
Title:	CEO

RPG28 MERGER SUB, INC.

By:	/s/ Andrew J. Ritter
Name:	Andrew J. Ritter
Title:	CEO

QUALIGEN, INC.

By:	/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	President & CEO

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Annex C

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 To Agreement And Plan Of Merger (this “Amendment”) is made and entered into as of March 26, 2020, by and among RITTER PHARMACEUTICALS, INC., a Delaware corporation (“Parent”); RPG28 MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”); and QUALIGEN, INC., a Delaware corporation (the “Company”). This Amendment is made with regard to the Agreement and Plan of Merger dated January 15, 2020, by and among Parent, Merger Sub and the Company (as previously amended on February 1, 2020, the “Agreement”).

Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

1. Exhibit B to the Agreement (the form of Contingent Value Rights Agreement) is hereby amended and restated in its entirety in the form of Annex A attached hereto.

2. Section 1.4(b) of the Agreement is hereby amended to read in full as follows:

the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation, provided, however, that before the Effective Time, Parent shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Parent Common Stock as contemplated by Section 5.3 to (i) effect any Reverse Split undertaken pursuant to Section 5.12(c), and (ii) make such other changes as are mutually agreeable to Parent and the Company, and at the Effective Time, Parent shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Parent Common Stock as contemplated by Section 5.3, to (i) change the name of Parent to Qualigen Therapeutics, Inc. (provided, that if the Company timely identifies to Parent a different name reasonably acceptable to Parent, the amendment shall be to change the name of Parent to such other name), and (ii) make such other changes as are mutually agreeable to Parent and the Company;

3. Except as expressly set forth herein, the Agreement remains unchanged and in full force and effect.

4. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed and delivered as of the date first above written.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew Ritter
Name:	Andrew Ritter
Title:	CEO

RPG28 MERGER SUB, INC.

By:	/s/ Andrew Ritter
Name:	Andrew Ritter
Title:	CEO

QUALIGEN, INC.

By:	/s/ Michael Poirier
Name:	Michael S. Poirier
Title:	President & CEO

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ANNEX A

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of May __, 2020 (this “Agreement”), is entered into by and among Ritter Pharmaceuticals, Inc., a Delaware corporation (“Parent”), John Beck in his capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”) and Andrew Ritter in his capacity as a consultant to Parent (“Consultant”).

Preamble

Parent, RPG28 Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Qualigen, Inc. entered into an Agreement and Plan of Merger dated as of January 15, 2020 (as amended to date, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Qualigen, Inc. (the “Merger”), with Qualigen, Inc. surviving the Merger as a subsidiary of Parent.

Pursuant to the Merger Agreement, Parent agreed to (subject to certain prerequisites as stated in the Merger Agreement) create, issue and distribute to the Persons who as of the close of business on the day before the date of the Merger are stockholders of record of Parent, contingent value rights (“CVRs”) as hereinafter described; and on _______, 2020 the Board of Directors of Parent declared a dividend of one CVR per one share of Parent Common Stock outstanding as of immediately prior to the Effective Time (after giving effect to the conversion of any Parent Options, Parent Preferred Stock or Parent Warrants, but not to be adjusted for any reverse split to be effected in connection with the Merger) consistent with the Merger Agreement.

The parties have done all things necessary to make the contingent value rights, when, as and if issued as contemplated by the Merger Agreement and such declaration, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

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(b) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, limited liability companies, partnerships and other Persons and vice versa; and

(e) all references to “including” shall be deemed to mean including without limitation.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.7.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Board of Directors” means the board of directors of Parent.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Los Angeles, California are authorized or obligated by law or executive order to close.

“Consultant Term” means the term commencing on the Effective Time and ending 90 days thereafter; provided, however, that the Consultant may, in his sole discretion, extend or reduce the Consultant Term to support Legacy Monetization efforts (although there can be no such extension to a date beyond the third anniversary of the Effective Time or, if sooner, the date the Ongoing Funding Support is exhausted).

“CVR Payment Amount” means 100% of Net Proceeds in respect of each respective item of Gross Proceeds actually received by Parent.

“CVR Payment Date” means the 75th day after the end of the calendar quarter in which a respective item of Gross Proceeds is actually received by Parent.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

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“CVRs” means the Contingent Value Rights issued by Parent as contemplated by this Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only.

“D&O Premium Increment” has the meaning set forth in Section 6.3.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Entitlement Certificate” has the meaning set forth in Section 2.4(a).

“Gross Proceeds” means all cash (and the fair market value, as of the time of actual receipt of such non-cash consideration, of all non-cash consideration such as stock) actually received by Parent from a Legacy Monetization. Rights to receive royalty streams, milestone payments or other contingent payments shall not be treated (as such) as “non-cash consideration”; instead, any cash ultimately and actually received in respect of such rights shall be counted as Gross Proceeds.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Legacy Executives” has the meaning set forth in Section 2.6.

“Legacy Monetization” means the sale, license, transfer, spin-off or other monetizing event of all or any part of the Parent Legacy Technology, which sale, license, transfer, spin-off or other monetizing event is entered into during the period beginning on the date of execution of the Merger Agreement and ending on the date that is 36 months following the Closing Date.

“Legal Proceeding” means any claim, demand, action, cause of action, arbitration or lawsuit.

“Monetization Expenses” means any and all post-Merger expenses incurred by Parent pursuing and closing Legacy Monetizations, including compensation and expenses of the Legacy Executives, the fees and reasonable out-of-pocket expenses of the CVR Holders’ Representative, any other consultant fees and expenses, success fees (but specifically excluding the Success Bonus), legal fees and similar items, each Reserve Fund, each D&O Premium Increment, all Representative Losses and any and all post-Merger preservation and maintenance of the Parent Legacy Technology, including Patent and other Intellectual Property Rights application, registration and maintenance fees, and specifically including all actual Ongoing Support Funding. In no event shall the Monetization Expenses include any administrative or similar fee payable to Parent.

“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (a) all Gross Proceeds over (b) all Monetization Expenses and the entire associated Success Bonus.

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Ongoing Support Funding” has the meaning set forth in Section 2.6.

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“Parent Legacy Technology” means any Parent Intellectual Property Rights, technology, and related documentation, including without limitation all Parent IP, in existence as of immediately before the Effective Time. Without limitation, this shall include all Intellectual Property Rights relating to therapeutic products (including RP-G28, an orally administered, high purity galacto-oligosaccharide) that seek to modulate the gut microbiome to treat digestive disorders and gastrointestinal diseases (including lactose intolerance), research data and reports, test results, processes, procedures, protocols, product formulation data, analytical data, manufacturing data, license agreements, Patents, and other similar valuable but intangible items and rights.

“Permitted Transfer” means: (i) a transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Representative Losses” has the meaning set forth in Section 6.3.

“Reserve Fund” means, with regard to a particular Legacy Monetization, a reasonable amount (which in any case shall not exceed $50,000 or 20% of the Gross Proceeds of the applicable Legacy Monetization, whichever is higher) to be determined by the CVR Holders’ Representative to be (i) withheld from any Gross Proceeds received after the termination or depletion of the Ongoing Support Funding and (ii) used and held for use to fund Monetization Expenses in connection with the Legacy Monetization giving rise to the Gross Proceeds.

“Success Bonus” means a cash payment to the Legacy Executives, if any, who assisted a particular Legacy Monetization on behalf of Parent, in an amount equal in the aggregate to 30% of the (pre-Success Bonus) Net Proceeds of such Legacy Monetization, which shall be allocated among the Legacy Executives in accordance with, during the Consultant Term, the sole, good-faith discretion of the Consultant or, after expiration or termination of the Consultant Term, the sole, good-faith discretion of the CVR Holders’ Representative.

“Surviving Person” has the meaning set forth in Section 5.1.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of CVRs.

The CVRs shall be issued and distributed by Parent, after the Merger, to the Persons who as of the close of business on the day before the date of the Merger are stockholders of record of Parent, as contemplated by the Merger Agreement.

Section 2.2. Nontransferable.

The CVRs are not capable of being and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) Parent shall, at its sole cost and expense, cause Parent’s transfer agent to keep a register (the “CVR Register”) for the registration of CVRs. It is expected that Corporate Stock Transfer, Inc. will be the initial CVR registrar and transfer agent (“CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other reasonably requested documentation in a form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. Upon receipt of such written Permitted Transfer request and materials, the CVR Registrar shall register the transfer of the CVRs in the CVR Register, any such registration not to be unreasonably withheld or delayed. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register. Any transfer or assignment of the CVRs shall be without charge to the Holder, other than the cost of any transfer or similar tax, which shall be the responsibility of the transferring Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written request, the CVR Registrar shall promptly record the change of address in the CVR Register.

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Section 2.4. Payment Procedures.

On each CVR Payment Date, Parent shall deliver to the respective Holders, pro rata as to their CVRs holdings, the amount of the indicated CVR Payment Amount. It is understood that all Monetization Expenses shall be applied as early as possible and in full (but without duplication) against respective Gross Proceeds. Upon the earlier to occur of (i) the Termination Date or (ii) the final payment of any portion of Gross Proceeds with respect to a Legacy Monetization for which a Reserve Fund was established, any amount remaining in the Reserve Fund shall be included in the final CVR Payment Amount with respect to such Legacy Monetization (or, in the event that any such Reserve Fund remains outstanding on the Termination Date, a final CVR Payment Amount equal to such Reserve Fund shall be paid on the Termination Date). As an example: Suppose $100,000 of Monetization Expenses are accrued through the CVR Payment Date for Legacy Monetization #1 (with Gross Proceeds of $80,000) and an additional $130,000 of Monetization Expenses are accrued through the (next) CVR Payment Date for Legacy Monetization #2 (with Gross Proceeds of $400,000) and an additional $175,000 of Monetization Expenses are accrued through the (still next) CVR Payment Date for Legacy Monetization #3 (with Gross Proceeds of $1,000,000). For Legacy Monetization #1 the CVR Payment Amount would be $0, for Legacy Monetization #2 the CVR Payment Amount would be $250,000 and for Legacy Monetization #3 the CVR Payment Amount would be $825,000. And if then, four years later, an earnout payment of $100,000 is received from a Legacy Monetization #1, Legacy Monetization #2 or Legacy Monetization #3 counterparty, a CVR Payment Amount of $100,000 would then become payable.

(a) At least 60 days before the applicable CVR Payment Date, Parent shall deliver to the CVR Holders’ Representative a certificate (the “Entitlement Certificate”), certifying that the Holders are entitled to payment of a CVR Payment Amount (and setting forth the calculation of such CVR Payment Amount). If a Legacy Monetization has occurred but no CVR Payment Amount is payable, Parent shall also deliver an Entitlement Certificate so stating.

(b) Within 20 days after delivery by Parent of an Entitlement Certificate, the CVR Holders’ Representative may deliver a written notice to Parent requesting that Parent provide to the CVR Holders’ Representative or its authorized representative reasonable documentation to support Parent’s calculation of the CVR Payment Amount and shall make its accounting personnel available to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the calculation of the CVR Payment Amount. Within 20 days after the CVR Holders’ Representative’s receipt of all of the documentation requested pursuant to the foregoing sentence, the CVR Holders’ Representative may deliver a written notice to Parent specifying that the CVR Holders’ Representative objects to the indicated CVR Payment Amount (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative has determined that (i) a CVR Payment Amount is due and payable, or (ii) the calculation of the CVR Payment Amount is in error. Any dispute arising from a Notice of Objection shall be resolved in accordance with Section 6.4 or by an independent third party valuation expert selected by Parent and the CVR Holders’ Representative, whose decision shall be binding on the parties hereto and every Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be paid 50% by Parent and 50% by the Holders (by deduction from the CVR Payment Amount).

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(c) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the Merger) or in any Parent Legacy Technology or other asset. The rights and/or remedies of the holders of CVRs are limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive cash from Parent in accordance with the terms hereof.

(c) Each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or Consultant or the authority or power of the CVR Holders’ Representative or Consultant and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including without limitation, the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

Section 2.6. Discretion and Decision Making Authority; No Fiduciary Duty.

Subject to this Section, during the Consultant Term, Consultant shall have discretion and decision making authority (a) over any continued operation of, development of or investment in the Parent Legacy Technology and (b) over when (if ever) and whether to pursue, or enter into, a Legacy Monetization in any particular manner, and upon what terms and conditions.

After the expiration or termination of the Consultant Term, the CVR Holders’ Representative shall have the sole discretion and decision making authority (a) over any continued operation of, development of or investment in the Parent Legacy Technology and (b) over when (if ever) and whether to pursue, or enter into, a Legacy Monetization in any particular manner, and upon what terms and conditions.

In furtherance of the foregoing:

(a) Parent shall not before the Termination Date dispose of and/or commercialize or monetize in any manner the Parent Legacy Technology except pursuant to a Legacy Monetization agreed to by the CVR Holders’ Representative or Consultant;

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(b) Parent shall not unreasonably decline to acquiesce in a Legacy Monetization which has been fully approved by the CVR Holders’ Representative;

(c) Parent shall not before the third anniversary of the Effective Time terminate or intentionally negatively impact the Parent Legacy Technology, including by withholding or withdrawing the Ongoing Support Funding or failing to preserve and maintain the Parent Legacy Technology, without the prior written approval of the CVR Holders’ Representative, unless the Ongoing Support Funding has been exhausted;

(d) Parent shall endeavor to retain Consultant and any such other pre-Merger Parent personnel and other third-party consultants identified by Consultant or the CVR Holders’ Representative, in each case, as the Consultant/CVR Holders’ Representative and Parent may agree in good faith (all together, the “Legacy Executives”) as employees or consultants of Parent, on reasonable and mutually acceptable terms given the circumstances, for, with respect to the Consultant, the Consultant Term and, with respect to other Legacy Executives, no less than 36 months after the Merger for the purposes of maintaining and preserving the Parent Legacy Technology and seeking, negotiating and executing Legacy Monetizations – all unless the Ongoing Support Funding has been exhausted;

(e) Parent shall make available up to $350,000 (subject to any reduction thereof pursuant to the terms of section 1.12 of the Merger Agreement), to be called for and allocated in accordance with the good-faith discretion of the Consultant or the CVR Holders’ Representative, but with the intention that it be expended at a rate no faster than a rate sufficient that it last for 36 months after the Effective Time (subject to earlier use as needed for the execution of particular Legacy Monetizations), for Monetization Expenses (the “Ongoing Support Funding”); provided, however, that any costs and expenses incurred by Parent in connection with Section 2.3(b) shall not be considered Ongoing Support Funding; and

(f) Parent shall pay $10,000 out of the Ongoing Support Funding to the CVR Holders’ Representative at the Effective Time as compensation for services rendered during the period from the Effective Time to the first anniversary of the Effective Time. Parent and the CVR Holders’ Representative shall negotiate in good faith the CVR Holders’ Representative’s fee for future annual 12-month periods based on the success of Legacy Monetization efforts, among other factors. Parent shall reimburse the CVR Holders’ Representative out of the Ongoing Support Funding for all necessary and reasonable out-of-pocket expenses incurred by the CVR Holders’ Representative in performing his, her or its obligations under this Agreement; provided that (except as specified in item “(iii)” of the third paragraph of Section 6.3) Parent shall have no such obligation to the extent the Ongoing Support Funding has been exhausted.

It is expressly understood that except (i) as expressly provided in this Section 2.6 and (ii) Parent’s indemnification obligations pursuant to Section 6.3, Parent has no obligation to incur Monetization Expenses or otherwise to seek or support Legacy Monetizations. Parent’s (as opposed to the CVR Holders’ Representative’s and the Legacy Executives’) sole responsibility as to Legacy Monetization activities is as set forth in this Section 2.6; except as expressly provided in this Section 2.6 Parent and its post-Merger management will have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Parent Legacy Technology pending the Legacy Monetization(s).

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Section 2.7. Audit Right.

Upon the prior written request by the CVR Holders’ Representative, Parent shall meet at reasonable times during normal business hours with the CVR Holders’ Representative to discuss the content of any Entitlement Certificate. Parent agrees to maintain, for at least one year after the last possible Legacy Monetization, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Net Proceeds. Subject to reasonable advance written notice from the CVR Holders’ Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the CVR Holders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the CVR Holders’ Representative and the Accountant, acting as agent of the CVR Holders’ Representative, at the CVR Holders’ Representative’s cost, to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Net Proceeds.

Section 2.8. Termination.

The CVRs shall terminate on the 10th anniversary of the Effective Time (the “Termination Date”). No CVR Payment Amounts shall be payable in respect of any item of cash Gross Proceeds actually received after the Termination Date by Parent. From and after the Termination Date, any further proceeds received by Parent arising from any Legacy Monetization shall be retained by the Parent and shall not be distributed to the Holders.

ARTICLE III

COVENANTS

Section 3.1. Payment of CVR Payment Amount.

Parent shall duly and promptly pay each CVR Payment Amount, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

Section 3.2. Assignments.

Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 5.1 or Section 2.6 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor CVR Holders’ Representative.

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ARTICLE IV

AMENDMENTS

Section 4.1. Amendments without Consent of Holders.

Without the consent of any Holders or of the CVR Holders’ Representative, Parent, at any time and from time to time after the Merger, may unilaterally execute and implement one or more amendments hereto to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein in a transaction contemplated by Section 5.1 hereof. Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 4.1, Parent shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 4.2. Amendments with Consent of Holders.

Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of the CVR Holders’ Representative, Parent and the CVR Holders’ Representative may after the Merger enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. This Agreement cannot be amended before the Effective Time.

Section 4.3. Effect of Amendments.

Upon the execution of any amendment under this Article IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE V

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 5.1. Parent May Consolidate, Etc.

Parent shall not consolidate with or merge into any other Person, or transfer its properties and assets substantially as an entirety to any Person or transfer all or substantially all of its business to any Person, unless:

(a) the Person formed by such consolidation or into which Parent is merged, the Person that acquires the properties and assets of Parent substantially as an entirety or the Person that acquires by transfer all or substantially all of Parent’s business (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed; and

(b) Parent has delivered to the CVR Holders’ Representative an Officer’s Certificate, stating that such consolidation, merger or transfer complies with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with.

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Section 5.2. No Allocation to Parent Legacy Technology.

No transaction described in Section 5.1 shall give, and the Merger shall not give, the Holders the right to a CVR Payment Amount.

Section 5.3. Successor Substituted.

Upon any consolidation of or merger by Parent with or into any other Person, or any transfer of the properties and assets substantially as an entirety to any Person in accordance with Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

Section 5.4. Exclusion of Merger.

Sections 5.1 and 5.3 shall not apply to the Merger.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices.

Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a) if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative and if to Consultant, addressed to Consultant, in each case, at: c/o Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, California 92011, email: CVRrepresentative@ritterpharma.com, with a copy to Reed Smith LLP, 599 Lexington Ave., 22nd Floor, New York, New York 10022, email: msanders@reedsmith.com, jcheng@reedsmith.com.

(b) if to Parent, addressed to it at: c/o Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, California 92011, email: mpoirier@qualigeninc.com or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a Business Day, or the first Business Day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a Business Day or on a day that is not a Business Day, or (d) if sent by overnight courier and addressed as set forth above, the next Business Day after the date of deposit with such courier (by the courier’s stated time for enabling next-Business-Day delivery), or if deposited after such stated time shall be deemed to be the second Business Day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth Business Day after such mailing.

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Section 6.2. Successors and Assigns.

All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holder’s Representative pursuant to Section 3.2), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

Section 6.3. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as are expressly set forth herein. To the extent permitted by applicable law, it is expressly agreed that in no event shall any Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of Parent (as opposed to the CVR Holders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding against Parent or any Affiliate of Parent based on or arising out of the CVRs or this Agreement. Such Legal Proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the Holders. The outcome or settlement of any such Legal Proceeding shall be binding upon all Holders.

A decision, act, consent or instruction of the CVR Holders’ Representative shall constitute a decision for all Holders, and shall be final, binding and conclusive upon the Holders. The CVR Holders’ Representative and Consultant will incur no liability of any kind with respect to any action or omission by the CVR Holders’ Representative or Consultant in connection with the CVR Holders’ Representative’s and Consultant’s services pursuant to this Agreement, except in the event of liability directly resulting from the CVR Holders’ Representative’s or Consultant’s fraud, gross negligence or willful misconduct.

Parent shall indemnify and hold harmless the CVR Holders’ Representative and Consultant from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) which arise out of or in connection with claims brought by a third party (including, for the avoidance of doubt, any CVR Holder) related to or arising from the CVR Holders’ Representative’s or Consultant’s execution and performance of this Agreement (collectively, “Representative Losses”), in each case, as such Representative Losses are suffered or incurred; provided, that in the event that any such Representative Losses are finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the CVR Holders’ Representative or Consultant, the CVR Holders’ Representative or Consultant, as the case may be, shall reimburse Parent the amount of such indemnified Representative Losses to the extent primarily attributable to such fraud, gross negligence or willful misconduct; further provided, that (i) all outstanding Reserve Funds shall be applied first to pay Representative Losses before any payment by Parent in respect of Representative Losses is required, (ii) Parent shall have no obligation of payment in respect of any Representative Losses until after all outstanding Reserve Funds, if any, have been exhausted, and (iii) Parent shall have no further obligation in respect of any Representative Losses after Parent has paid (exclusive of the use of Reserve Funds, if any) an aggregate of $500,000 in respect of Representative Losses.

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Parent shall use reasonable efforts to have the CVR Holders’ Representative and Consultant included (by rider/endorsement) on Parent’s directors and officers liability insurance policy, if any, as additional insured persons (for acts and omissions in such capacity). If including the CVR Holders’ Representative and Consultant on such policy increases the insurance premium for any policy year (the amount of such increase, the “D&O Premium Increment”), Parent shall not be required to include the CVR Holders’ Representative and Consultant on or under the policy (by rider/endorsement or otherwise) if the D&O Premium Increment, together with all other Monetization Expenses theretofore incurred, would exceed the Ongoing Support Funding maximum.

Section 6.4. Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the CVRs, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with this Section 6.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement; and (f) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

Section 6.5. Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

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Section 6.6. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.7. Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs and/or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 6.8. Interpretation.

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

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IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

RITTER PHARMACEUTICALS, INC.

By:
Name:
Title:

JOHN BECK, AS CVR HOLDERS’ REPRESENTATIVE

ANDREW J. RITTER, AS CONSULTANT

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Annex D

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of May __, 2020 (this “Agreement”), is entered into by and among Ritter Pharmaceuticals, Inc., a Delaware corporation (“Parent”), John Beck in his capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”) and Andrew Ritter in his capacity as a consultant to Parent (“Consultant”).

Preamble

Parent, RPG28 Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Qualigen, Inc. entered into an Agreement and Plan of Merger dated as of January 15, 2020 (as amended to date, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Qualigen, Inc. (the “Merger”), with Qualigen, Inc. surviving the Merger as a subsidiary of Parent.

Pursuant to the Merger Agreement, Parent agreed to (subject to certain prerequisites as stated in the Merger Agreement) create, issue and distribute to the Persons who as of the close of business on the day before the date of the Merger are stockholders of record of Parent, contingent value rights (“CVRs”) as hereinafter described; and on _______, 2020 the Board of Directors of Parent declared a dividend of one CVR per one share of Parent Common Stock outstanding as of immediately prior to the Effective Time (after giving effect to the conversion of any Parent Options, Parent Preferred Stock or Parent Warrants, but not to be adjusted for any reverse split to be effected in connection with the Merger) consistent with the Merger Agreement.

The parties have done all things necessary to make the contingent value rights, when, as and if issued as contemplated by the Merger Agreement and such declaration, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, limited liability companies, partnerships and other Persons and vice versa; and

(e) all references to “including” shall be deemed to mean including without limitation.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.7.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Board of Directors” means the board of directors of Parent.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Los Angeles, California are authorized or obligated by law or executive order to close.

“Consultant Term” means the term commencing on the Effective Time and ending 90 days thereafter; provided, however, that the Consultant may, in his sole discretion, extend or reduce the Consultant Term to support Legacy Monetization efforts (although there can be no such extension to a date beyond the third anniversary of the Effective Time or, if sooner, the date the Ongoing Funding Support is exhausted).

“CVR Payment Amount” means 100% of Net Proceeds in respect of each respective item of Gross Proceeds actually received by Parent.

“CVR Payment Date” means the 75th day after the end of the calendar quarter in which a respective item of Gross Proceeds is actually received by Parent.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVRs” means the Contingent Value Rights issued by Parent as contemplated by this Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only.

“D&O Premium Increment” has the meaning set forth in Section 6.3.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Entitlement Certificate” has the meaning set forth in Section 2.4(a).

“Gross Proceeds” means all cash (and the fair market value, as of the time of actual receipt of such non-cash consideration, of all non-cash consideration such as stock) actually received by Parent from a Legacy Monetization. Rights to receive royalty streams, milestone payments or other contingent payments shall not be treated (as such) as “non-cash consideration”; instead, any cash ultimately and actually received in respect of such rights shall be counted as Gross Proceeds.

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“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Legacy Executives” has the meaning set forth in Section 2.6.

“Legacy Monetization” means the sale, license, transfer, spin-off or other monetizing event of all or any part of the Parent Legacy Technology, which sale, license, transfer, spin-off or other monetizing event is entered into during the period beginning on the date of execution of the Merger Agreement and ending on the date that is 36 months following the Closing Date.

“Legal Proceeding” means any claim, demand, action, cause of action, arbitration or lawsuit.

“Monetization Expenses” means any and all post-Merger expenses incurred by Parent pursuing and closing Legacy Monetizations, including compensation and expenses of the Legacy Executives, the fees and reasonable out-of-pocket expenses of the CVR Holders’ Representative, any other consultant fees and expenses, success fees (but specifically excluding the Success Bonus), legal fees and similar items, each Reserve Fund, each D&O Premium Increment, all Representative Losses and any and all post-Merger preservation and maintenance of the Parent Legacy Technology, including Patent and other Intellectual Property Rights application, registration and maintenance fees, and specifically including all actual Ongoing Support Funding. In no event shall the Monetization Expenses include any administrative or similar fee payable to Parent.

“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (a) all Gross Proceeds over (b) all Monetization Expenses and the entire associated Success Bonus.

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Ongoing Support Funding” has the meaning set forth in Section 2.6.

“Parent Legacy Technology” means any Parent Intellectual Property Rights, technology, and related documentation, including without limitation all Parent IP, in existence as of immediately before the Effective Time. Without limitation, this shall include all Intellectual Property Rights relating to therapeutic products (including RP-G28, an orally administered, high purity galacto-oligosaccharide) that seek to modulate the gut microbiome to treat digestive disorders and gastrointestinal diseases (including lactose intolerance), research data and reports, test results, processes, procedures, protocols, product formulation data, analytical data, manufacturing data, license agreements, Patents, and other similar valuable but intangible items and rights.

“Permitted Transfer” means: (i) a transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

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“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Representative Losses” has the meaning set forth in Section 6.3.

“Reserve Fund” means, with regard to a particular Legacy Monetization, a reasonable amount (which in any case shall not exceed $50,000 or 20% of the Gross Proceeds of the applicable Legacy Monetization, whichever is higher) to be determined by the CVR Holders’ Representative to be (i) withheld from any Gross Proceeds received after the termination or depletion of the Ongoing Support Funding and (ii) used and held for use to fund Monetization Expenses in connection with the Legacy Monetization giving rise to the Gross Proceeds.

“Success Bonus” means a cash payment to the Legacy Executives, if any, who assisted a particular Legacy Monetization on behalf of Parent, in an amount equal in the aggregate to 30% of the (pre-Success Bonus) Net Proceeds of such Legacy Monetization, which shall be allocated among the Legacy Executives in accordance with, during the Consultant Term, the sole, good-faith discretion of the Consultant or, after expiration or termination of the Consultant Term, the sole, good-faith discretion of the CVR Holders’ Representative.

“Surviving Person” has the meaning set forth in Section 5.1.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of CVRs.

The CVRs shall be issued and distributed by Parent, after the Merger, to the Persons who as of the close of business on the day before the date of the Merger are stockholders of record of Parent, as contemplated by the Merger Agreement.

Section 2.2. Nontransferable.

The CVRs are not capable of being and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) Parent shall, at its sole cost and expense, cause Parent’s transfer agent to keep a register (the “CVR Register”) for the registration of CVRs. It is expected that Corporate Stock Transfer, Inc. will be the initial CVR registrar and transfer agent (“CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other reasonably requested documentation in a form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. Upon receipt of such written Permitted Transfer request and materials, the CVR Registrar shall register the transfer of the CVRs in the CVR Register, any such registration not to be unreasonably withheld or delayed. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register. Any transfer or assignment of the CVRs shall be without charge to the Holder, other than the cost of any transfer or similar tax, which shall be the responsibility of the transferring Holder.

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(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written request, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.4. Payment Procedures.

On each CVR Payment Date, Parent shall deliver to the respective Holders, pro rata as to their CVRs holdings, the amount of the indicated CVR Payment Amount. It is understood that all Monetization Expenses shall be applied as early as possible and in full (but without duplication) against respective Gross Proceeds. Upon the earlier to occur of (i) the Termination Date or (ii) the final payment of any portion of Gross Proceeds with respect to a Legacy Monetization for which a Reserve Fund was established, any amount remaining in the Reserve Fund shall be included in the final CVR Payment Amount with respect to such Legacy Monetization (or, in the event that any such Reserve Fund remains outstanding on the Termination Date, a final CVR Payment Amount equal to such Reserve Fund shall be paid on the Termination Date). As an example: Suppose $100,000 of Monetization Expenses are accrued through the CVR Payment Date for Legacy Monetization #1 (with Gross Proceeds of $80,000) and an additional $130,000 of Monetization Expenses are accrued through the (next) CVR Payment Date for Legacy Monetization #2 (with Gross Proceeds of $400,000) and an additional $175,000 of Monetization Expenses are accrued through the (still next) CVR Payment Date for Legacy Monetization #3 (with Gross Proceeds of $1,000,000). For Legacy Monetization #1 the CVR Payment Amount would be $0, for Legacy Monetization #2 the CVR Payment Amount would be $250,000 and for Legacy Monetization #3 the CVR Payment Amount would be $825,000. And if then, four years later, an earnout payment of $100,000 is received from a Legacy Monetization #1, Legacy Monetization #2 or Legacy Monetization #3 counterparty, a CVR Payment Amount of $100,000 would then become payable.

(a) At least 60 days before the applicable CVR Payment Date, Parent shall deliver to the CVR Holders’ Representative a certificate (the “Entitlement Certificate”), certifying that the Holders are entitled to payment of a CVR Payment Amount (and setting forth the calculation of such CVR Payment Amount). If a Legacy Monetization has occurred but no CVR Payment Amount is payable, Parent shall also deliver an Entitlement Certificate so stating.

(b) Within 20 days after delivery by Parent of an Entitlement Certificate, the CVR Holders’ Representative may deliver a written notice to Parent requesting that Parent provide to the CVR Holders’ Representative or its authorized representative reasonable documentation to support Parent’s calculation of the CVR Payment Amount and shall make its accounting personnel available to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the calculation of the CVR Payment Amount. Within 20 days after the CVR Holders’ Representative’s receipt of all of the documentation requested pursuant to the foregoing sentence, the CVR Holders’ Representative may deliver a written notice to Parent specifying that the CVR Holders’ Representative objects to the indicated CVR Payment Amount (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative has determined that (i) a CVR Payment Amount is due and payable, or (ii) the calculation of the CVR Payment Amount is in error. Any dispute arising from a Notice of Objection shall be resolved in accordance with Section 6.4 or by an independent third party valuation expert selected by Parent and the CVR Holders’ Representative, whose decision shall be binding on the parties hereto and every Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be paid 50% by Parent and 50% by the Holders (by deduction from the CVR Payment Amount).

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(c) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the Merger) or in any Parent Legacy Technology or other asset. The rights and/or remedies of the holders of CVRs are limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive cash from Parent in accordance with the terms hereof.

(c) Each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or Consultant or the authority or power of the CVR Holders’ Representative or Consultant and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including without limitation, the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

Section 2.6. Discretion and Decision Making Authority; No Fiduciary Duty.

Subject to this Section, during the Consultant Term, Consultant shall have discretion and decision making authority (a) over any continued operation of, development of or investment in the Parent Legacy Technology and (b) over when (if ever) and whether to pursue, or enter into, a Legacy Monetization in any particular manner, and upon what terms and conditions.

After the expiration or termination of the Consultant Term, the CVR Holders’ Representative shall have the sole discretion and decision making authority (a) over any continued operation of, development of or investment in the Parent Legacy Technology and (b) over when (if ever) and whether to pursue, or enter into, a Legacy Monetization in any particular manner, and upon what terms and conditions.

In furtherance of the foregoing:

(a) Parent shall not before the Termination Date dispose of and/or commercialize or monetize in any manner the Parent Legacy Technology except pursuant to a Legacy Monetization agreed to by the CVR Holders’ Representative or Consultant;

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(b) Parent shall not unreasonably decline to acquiesce in a Legacy Monetization which has been fully approved by the CVR Holders’ Representative;

(c) Parent shall not before the third anniversary of the Effective Time terminate or intentionally negatively impact the Parent Legacy Technology, including by withholding or withdrawing the Ongoing Support Funding or failing to preserve and maintain the Parent Legacy Technology, without the prior written approval of the CVR Holders’ Representative, unless the Ongoing Support Funding has been exhausted;

(d) Parent shall endeavor to retain Consultant and any such other pre-Merger Parent personnel and other third-party consultants identified by Consultant or the CVR Holders’ Representative, in each case, as the Consultant/CVR Holders’ Representative and Parent may agree in good faith (all together, the “Legacy Executives”) as employees or consultants of Parent, on reasonable and mutually acceptable terms given the circumstances, for, with respect to the Consultant, the Consultant Term and, with respect to other Legacy Executives, no less than 36 months after the Merger for the purposes of maintaining and preserving the Parent Legacy Technology and seeking, negotiating and executing Legacy Monetizations– all unless the Ongoing Support Funding has been exhausted;

(e) Parent shall make available up to $350,000 (subject to any reduction thereof pursuant to the terms of section 1.12 of the Merger Agreement), to be called for and allocated in accordance with the good-faith discretion of the Consultant or the CVR Holders’ Representative, but with the intention that it be expended at a rate no faster than a rate sufficient that it last for 36 months after the Effective Time (subject to earlier use as needed for the execution of particular Legacy Monetizations), for Monetization Expenses (the “Ongoing Support Funding”); provided, however, that any costs and expenses incurred by Parent in connection with Section 2.3(b) shall not be considered Ongoing Support Funding; and

(f) Parent shall pay $10,000 out of the Ongoing Support Funding to the CVR Holders’ Representative at the Effective Time as compensation for services rendered during the period from the Effective Time to the first anniversary of the Effective Time. Parent and the CVR Holders’ Representative shall negotiate in good faith the CVR Holders’ Representative’s fee for future annual 12-month periods based on the success of Legacy Monetization efforts, among other factors. Parent shall reimburse the CVR Holders’ Representative out of the Ongoing Support Funding for all necessary and reasonable out-of-pocket expenses incurred by the CVR Holders’ Representative in performing his, her or its obligations under this Agreement; provided that (except as specified in item “(iii)” of the third paragraph of Section 6.3) Parent shall have no such obligation to the extent the Ongoing Support Funding has been exhausted.

It is expressly understood that except (i) as expressly provided in this Section 2.6 and (ii) Parent’s indemnification obligations pursuant to Section 6.3, Parent has no obligation to incur Monetization Expenses or otherwise to seek or support Legacy Monetizations. Parent’s (as opposed to the CVR Holders’ Representative’s and the Legacy Executives’) sole responsibility as to Legacy Monetization activities is as set forth in this Section 2.6; except as expressly provided in this Section 2.6 Parent and its post-Merger management will have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Parent Legacy Technology pending the Legacy Monetization(s).

Section 2.7. Audit Right.

Upon the prior written request by the CVR Holders’ Representative, Parent shall meet at reasonable times during normal business hours with the CVR Holders’ Representative to discuss the content of any Entitlement Certificate. Parent agrees to maintain, for at least one year after the last possible Legacy Monetization, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Net Proceeds. Subject to reasonable advance written notice from the CVR Holders’ Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the CVR Holders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the CVR Holders’ Representative and the Accountant, acting as agent of the CVR Holders’ Representative, at the CVR Holders’ Representative’s cost, to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Net Proceeds.

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Section 2.8. Termination.

The CVRs shall terminate on the 10th anniversary of the Effective Time (the “Termination Date”). No CVR Payment Amounts shall be payable in respect of any item of cash Gross Proceeds actually received after the Termination Date by Parent. From and after the Termination Date, any further proceeds received by Parent arising from any Legacy Monetization shall be retained by the Parent and shall not be distributed to the Holders.

ARTICLE III
COVENANTS

Section 3.1. Payment of CVR Payment Amount.

Parent shall duly and promptly pay each CVR Payment Amount, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

Section 3.2. Assignments.

Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 5.1 or Section 2.6 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor CVR Holders’ Representative.

ARTICLE IV
AMENDMENTS

Section 4.1. Amendments without Consent of Holders.

Without the consent of any Holders or of the CVR Holders’ Representative, Parent, at any time and from time to time after the Merger, may unilaterally execute and implement one or more amendments hereto to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein in a transaction contemplated by Section 5.1 hereof. Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 4.1, Parent shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 4.2. Amendments with Consent of Holders.

Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of the CVR Holders’ Representative, Parent and the CVR Holders’ Representative may after the Merger enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. This Agreement cannot be amended before the Effective Time.

Section 4.3. Effect of Amendments.

Upon the execution of any amendment under this Article IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

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ARTICLE V
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 5.1. Parent May Consolidate, Etc.

Parent shall not consolidate with or merge into any other Person, or transfer its properties and assets substantially as an entirety to any Person or transfer all or substantially all of its business to any Person, unless:

(a) the Person formed by such consolidation or into which Parent is merged, the Person that acquires the properties and assets of Parent substantially as an entirety or the Person that acquires by transfer all or substantially all of Parent’s business (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed; and

(b) Parent has delivered to the CVR Holders’ Representative an Officer’s Certificate, stating that such consolidation, merger or transfer complies with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 5.2. No Allocation to Parent Legacy Technology.

No transaction described in Section 5.1 shall give, and the Merger shall not give, the Holders the right to a CVR Payment Amount.

Section 5.3. Successor Substituted.

Upon any consolidation of or merger by Parent with or into any other Person, or any transfer of the properties and assets substantially as an entirety to any Person in accordance with Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

Section 5.4. Exclusion of Merger.

Sections 5.1 and 5.3 shall not apply to the Merger.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices.

Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a) if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative and if to Consultant, addressed to Consultant, in each case, at: c/o Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, California 92011, email: CVRrepresentative@ritterpharma.com, with a copy to Reed Smith LLP, 599 Lexington Ave., 22nd Floor, New York, New York 10022, email: msanders@reedsmith.com, jcheng@reedsmith.com.

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(b) if to Parent, addressed to it at: c/o Qualigen, Inc., 2042 Corte Del Nogal, Carlsbad, California 92011, email: mpoirier@qualigeninc.com or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a Business Day, or the first Business Day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a Business Day or on a day that is not a Business Day, or (d) if sent by overnight courier and addressed as set forth above, the next Business Day after the date of deposit with such courier (by the courier’s stated time for enabling next-Business-Day delivery), or if deposited after such stated time shall be deemed to be the second Business Day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth Business Day after such mailing.

Section 6.2. Successors and Assigns.

All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holder’s Representative pursuant to Section 3.2), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

Section 6.3. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as are expressly set forth herein. To the extent permitted by applicable law, it is expressly agreed that in no event shall any Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of Parent (as opposed to the CVR Holders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding against Parent or any Affiliate of Parent based on or arising out of the CVRs or this Agreement. Such Legal Proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the Holders. The outcome or settlement of any such Legal Proceeding shall be binding upon all Holders.

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A decision, act, consent or instruction of the CVR Holders’ Representative shall constitute a decision for all Holders, and shall be final, binding and conclusive upon the Holders. The CVR Holders’ Representative and Consultant will incur no liability of any kind with respect to any action or omission by the CVR Holders’ Representative or Consultant in connection with the CVR Holders’ Representative’s and Consultant’s services pursuant to this Agreement, except in the event of liability directly resulting from the CVR Holders’ Representative’s or Consultant’s fraud, gross negligence or willful misconduct.

Parent shall indemnify and hold harmless the CVR Holders’ Representative and Consultant from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) which arise out of or in connection with claims brought by a third party (including, for the avoidance of doubt, any CVR Holder) related to or arising from the CVR Holders’ Representative’s or Consultant’s execution and performance of this Agreement (collectively, “Representative Losses”), in each case, as such Representative Losses are suffered or incurred; provided, that in the event that any such Representative Losses are finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the CVR Holders’ Representative or Consultant, the CVR Holders’ Representative or Consultant, as the case may be, shall reimburse Parent the amount of such indemnified Representative Losses to the extent primarily attributable to such fraud, gross negligence or willful misconduct; further provided, that (i) all outstanding Reserve Funds shall be applied first to pay Representative Losses before any payment by Parent in respect of Representative Losses is required, (ii) Parent shall have no obligation of payment in respect of any Representative Losses until after all outstanding Reserve Funds, if any, have been exhausted, and (iii) Parent shall have no further obligation in respect of any Representative Losses after Parent has paid (exclusive of the use of Reserve Funds, if any) an aggregate of $500,000 in respect of Representative Losses.

Parent shall use reasonable efforts to have the CVR Holders’ Representative and Consultant included (by rider/endorsement) on Parent’s directors and officers liability insurance policy, if any, as additional insured persons (for acts and omissions in such capacity). If including the CVR Holders’ Representative and Consultant on such policy increases the insurance premium for any policy year (the amount of such increase, the “D&O Premium Increment”), Parent shall not be required to include the CVR Holders’ Representative and Consultant on or under the policy (by rider/endorsement or otherwise) if the D&O Premium Increment, together with all other Monetization Expenses theretofore incurred, would exceed the Ongoing Support Funding maximum.

Section 6.4. Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the CVRs, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with this Section 6.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement; and (f) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

Section 6.5. Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.6. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.7. Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs and/or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 6.8. Interpretation.

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

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IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

RITTER PHARMACEUTICALS, INC.

By:
Name:
Title:

JOHN BECK, AS CVR HOLDERS’ REPRESENTATIVE

ANDREW J. RITTER, AS CONSULTANT

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Annex E

RITTER PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Ritter Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the corporation is Ritter Pharmaceuticals, Inc.

2.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation first filed with the Secretary of State on September 16, 2008, as amended (the “Certificate of Incorporation”).

3.	Article IV, paragraph 2 of Subsection A of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Effective [●]., Eastern Time, on [●], 2020 (the “Effective Time”) pursuant to the Delaware General Corporation Law and this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [●] ([●]) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given stockholder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order bring the number of shares held by such holder up to the next whole number of shares of Common Stock. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

4.	This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this [●]st day of [●] 2020.

RITTER PHARMACEUTICALS, INC.

By
Name:	Andrew Ritter
Title:	Chief Executive Officer

Annex F

RITTER PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Ritter Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the corporation is Ritter Pharmaceuticals, Inc.

2.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation first filed with the Secretary of State on September 16, 2008, as amended (the “Certificate of Incorporation”).

3.	Article I of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE I
NAME

The name of the Corporation is Qualigen Therapeutics, Inc. (the “Corporation”).”

4.	This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL..

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this [●]st day of [●] 2020.

RITTER PHARMACEUTICALS, INC.

By
Name:	Andrew Ritter
Title:	Chief Executive Officer

Annex G

2020 STOCK INCENTIVE PLAN

RITTER PHARMACEUTICALS, INC.

RITTER PHARMACEUTICALS, INC.

2020 STOCK INCENTIVE PLAN

As adopted by the Board of Directors on April 8, 2020

ARTICLE 1

PURPOSES OF THE PLAN; TERM

1.1 Purposes. The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

1.2 Term. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate 10 years from the Effective Date.

ARTICLE 2

DEFINITIONS

For purposes of this Plan, terms not otherwise defined herein will have the meanings indicated below:

2.1 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

2.2 “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Awards.

2.3 “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means termination of Service because of (a) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Parent, Subsidiary or Affiliate of the Company, the Participant’s conviction for or guilty plea to a felony or a crime involving moral turpitude or any willful perpetration by the Participant of a common law fraud; (b) the Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company; (c) any material breach by the Participant of any provision of any agreement or understanding between the Company or any Parent, Subsidiary or Affiliate of the Company and the Participant regarding the terms of the Participant’s Service, including the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an Employee, Officer, Director, Non-Employee Director or Consultant of the Company or a Parent, Subsidiary or Affiliate of the Company, other than as a result of having a Disability or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent, Subsidiary or Affiliate of the Company and the Participant; (d) Participant’s disregard of the policies of the Company or any Parent, Subsidiary or Affiliate of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent, Subsidiary or Affiliate of the Company or (e) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of or is otherwise materially injurious to the Company or a Parent, Subsidiary or Affiliate of the Company. The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Company and will be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 13.11, and the term “Company” will be interpreted to include any Affiliate, Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Award Agreement with any Participant, provided that such document supersedes the definition provided in this Section 2.5.

2.6 “Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.8 “Committee” means the Board, the Compensation Committee of the Board or those persons to whom administration of the Plan or part of the Plan has been delegated as permitted by law.

2.9 “Company” means Ritter Pharmaceuticals, Inc. or any successor corporation.

2.10 “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

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2.11 “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this clause (a) (i) the acquisition of additional securities by any one Person who is considered to own more than 50% of the total voting power of the securities of the Company will not be considered a Corporate Transaction, and (ii) a Corporate Transaction shall not be deemed to occur on account of the acquisition of securities of the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that for purposes of this clause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time .

2.12 “Director” means a member of the Board.

2.13 “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.14 “Effective Date” means the date of adoption of this Plan by the Board.

2.15 “Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.16 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.17 “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is increased or reduced.

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2.18 “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

2.19 “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows: (a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable or (c) if none of the foregoing is applicable, by the Board or the Committee in good faith using any reasonable method of evaluation in a manner consistent with the valuation principles under Section 409A of the Code.

2.20 “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

2.21 “IRS” means the United States Internal Revenue Service.

2.22 “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

2.23 “Option” means an award of an option to purchase Shares pursuant to Article 4 or Article 10.

2.24 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.25 “Participant” means a person who holds an Award under this Plan.

2.26 “Performance Award” means cash or stock granted pursuant to Article 9 or Article 10.

2.27 “Performance Factors” means any performance factors selected by the Committee and specified in an Award Agreement, including, without limitation, the following factors, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied: (a) profit before tax; (b) billings; (c) revenue; (d) net revenue; (e) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings); (f) operating income; (g) operating margin; (h) operating profit; (i) controllable operating profit; (j) net operating profit; (k) net profit; (l) gross margin; (m) operating expenses or operating expenses as a percentage of revenue; (n) net income; (o) earnings per share; (p) total stockholder return; (q) market share; (r) return on assets or net assets; (s) the Company’s stock price; (t) growth in stockholder value relative to a pre-determined index; (u) return on equity; (v) return on invested capital; (w) cash flow (including free cash flow or operating cash flows); (x) cash conversion cycle; (y) economic value added; (z) individual confidential business objectives; (aa) contract awards or backlog; (bb) overhead or other expense reduction; (cc) credit rating; (dd) strategic plan development and implementation; (ee) succession plan development and implementation; (ff) improvement in workforce diversity; (gg) customer indicators; (hh) new product invention or innovation; (ii) attainment of research and development milestones; (jj) improvements in productivity; (kk) bookings; (ll) attainment of objective operating goals and employee metrics and (mm) any other metric that is capable of measurement as determined by the Committee. The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

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2.28 “Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for the Award.

2.29 “Performance Share” means an Award granted pursuant to Article 9 or Article 10, the payment which is contingent upon achieving certain performance goals established by the

Committee.

2.30 “Performance Unit” means an Award granted pursuant to Article 9 or Article 10, the payment which is contingent upon achieving certain performance goals established by the

Committee.

2.31 “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

2.32 “Plan” means this Ritter Pharmaceuticals, Inc. 2020 Stock Incentive Plan.

2.33 “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

2.34 “Restricted Stock Award” means an award of Shares pursuant to Article 5 or Article 10 or issued pursuant to the early exercise of an Option.

2.35 “Restricted Stock Unit” means an Award granted pursuant to Article 8 or Article 10.

2.36 “SEC” means the United States Securities and Exchange Commission.

2.37 “Securities Act” means the United States Securities Act of 1933, as amended.

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2.38 “Service” means service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave; (b) military leave or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days (x) unless reemployment upon the expiration of such leave is guaranteed by contract or statute or (y) unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension of or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing Services immediately before such leave. An employee will have terminated employment as of the date he or she ceases provide services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor will not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

2.39 “Shares” means shares of the Company’s Common Stock and the common stock of any successor entity.

2.40 “Stock Appreciation Right” means an Award granted pursuant to Article 7 or Article 10.

2.41 “Stock Bonus” means an Award granted pursuant to Article 6 or Article 10.

2.42 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.43 “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

2.44 “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

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ARTICLE 3

PLAN SHARES

3.1 Number of Shares Available. Subject to Section 3.5 and Article 12 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 101,428,918 Shares.

3.2 Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 3.2 will not include Shares subject to Awards that initially became available because of the substitution clause in Section 12.2 hereof.

3.3 Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.

3.4 Limitations; Eligibility. No more than 98,000,000 Shares will be issued pursuant to the exercise of ISOs. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

3.5 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, extraordinary dividends or distributions (whether in cash, shares or other property, other than a regular cash dividend) recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 3.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs; (c) the number of Shares subject to other outstanding Awards; (d) the maximum number of shares that may be issued as ISOs set forth in Section 3.4; and (e) the number of Shares that may be granted as Awards to Non-Employee Directors as set forth in Article 10, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws, provided that fractions of a Share will not be issued.

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ARTICLE 4

OPTIONS

4.1 Options. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option.

4.2 Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

4.3 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

4.4 Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of 10 years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

4.5 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted, provided that (a) the Exercise Price of an Option will be not less than 100% of the Fair Market Value of the Shares on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 13.1 and the Award Agreement and in accordance with any procedures established by the Company.

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4.6 Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third party administrator) and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is before the date the Shares are issued, except as provided in Section 3.5. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

4.7 Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative or authorized assignee no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (b) twelve (12) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options. If the Participant is terminated for Cause, then Participant’s Options will expire on such Participant’s date of termination of Service or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.

4.8 Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

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4.9 Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 4.9, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

4.10 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 13.8, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

4.11 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

ARTICLE 5

RESTRICTED STOCK AWARDS

5.1 Restricted Stock Awards. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

5.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within 30 days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within 30 days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

5.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 13.1, the Award Agreement and any procedures established by the Company.

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5.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Before the grant of a Restricted Stock Award, the Committee will: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

5.5 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

ARTICLE 6

STOCK BONUS AWARDS

6.1 Stock Bonus Awards. A Stock Bonus Award is an award to an eligible Employee, Consultant or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

6.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Before the grant of any Stock Bonus Award the Committee will: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

6.3 Form of Payment to Participant. Payment may be made in the form of cash, whole Shares or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

6.4 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

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ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Stock Appreciation Rights. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant or Director that may be settled in cash or Shares (which may consist of Restricted Stock) having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.

7.2 Terms of SARs. The Committee will determine the terms of each SAR, including: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

7.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date; provided that no SAR will be exercisable after the expiration of 10 years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 4.7 also will apply to SARs.

7.4 Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

7.5 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

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ARTICLE 8

RESTRICTED STOCK UNITS

8.1 Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant or Director covering a number of Shares that may be settled in cash and/or by issuance of Shares (which may consist of Restricted Stock). All RSUs will be made pursuant to an Award Agreement.

8.2 Terms of RSUs. The Committee will determine the terms of an RSU including: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the amount (including any minimum amount), nature (which may include cash, Shares or a combination of both) and valuation of the consideration to be paid or distributed on settlement; (d) the effect of the Participant’s termination of Service on each RSU; and (e) such other terms as the Committee may determine. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

8.3 Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

8.4 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

ARTICLE 9

PERFORMANCE AWARDS

9.1 Performance Awards. A Performance Award is an award to an eligible Employee, Consultant or Director of a cash bonus or an award of Performance Shares or Performance Units denominated in Shares that may be settled in cash or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards will be made pursuant to an Award Agreement.

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9.2 Types of Performance Awards. Performance Awards will include Performance Shares, Performance Units, and cash-based Awards as set forth in Sections 9.2(a), 9.2(b), and 9.2(c) below.

(a) Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares will consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee will determine in its sole discretion.

(b) Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

(c) Cash Performance Awards. The Committee may also grant cash-based Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.

9.3 Terms of Performance Awards. The Committee will determine, and each Award Agreement will set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to Performance Awards; (c) the Performance Factors and Performance Period that will determine the time and extent to which each Performance Award will be settled; (d) the consideration to be distributed on settlement and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used and (z) determine the number of Shares deemed subject to the award of Performance Shares. Before settlement the Committee will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

9.4 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

ARTICLE 10

GRANTS TO NON-EMPLOYEE DIRECTORS

10.1 Grants To Non-Employee Directors. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Article 10 may be automatically made pursuant to policy adopted by the Board or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted to a Non-Employee Director pursuant to this Article 10 in any calendar year taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year, will not exceed $5,000,000 (calculating the value of any Award based on the grant date fair value of such Award for financial reporting purposes), provided, however, that this maximum number can later be increased by the Board effective for the calendar year next commencing thereafter without further stockholder approval.

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10.2 Eligibility. Awards pursuant to this Article 10 will be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Article 10.

10.3 Vesting, Exercisability and Settlement. Except as set forth in Article 12, Awards will vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

10.4 Election to receive Awards in Lieu of Cash. If permitted by the Committee, a Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards will be issued under the Plan. An election under this Section 10.4 will be filed with the Company on the form prescribed by the Company.

ARTICLE 11

ADMINISTRATION OF THE PLAN

11.1 Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to: (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan; (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award; (c) select persons to receive Awards; (d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine; (e) determine the number of Shares or other consideration subject to Awards; (f) determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary; (g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of or as alternatives to other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company; (h) grant waivers of Plan or Award conditions; (i) determine the vesting, exercisability and payment of Awards; (j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement; (k) determine whether an Award has been earned; (l) institute any Exchange Program and determine the terms and conditions thereof; (m) reduce or waive any criteria with respect to Performance Factors; (n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships; (o) adopt terms and conditions, rules and procedures (including the adoption of any sub-plan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States; (p) to adopt or decline to adopt, amend or terminate any written plan described in Section 83(i)(2)(C)(i)(II) of the Code under which in a calendar year not less than 80 percent of all employees who provide services to the Company in the United States (or any possession of the United States) are granted stock options with the same rights and privileges to receive qualified stock within the meaning of Section 83(i)(2)(A) or to take or decline to take such other steps or actions as may be necessary to cause the Company to be an eligible corporation within the meaning of Section 83(i)(2)(C) with respect to any calendar year; (q) exercise negative discretion on Performance Awards, reducing or eliminating the amount to be paid to Participants; (r) make all other determinations necessary or advisable for the administration of this Plan and (s) delegate any of the foregoing to one or more officers, each of whom is also a Director, pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law, provided, however, that any such delegation may only be with respect to Participants who are not Insiders.

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11.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more officers, each of whom is also a Director, the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.

11.3 Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). The Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management or (c) a change in accounting standards required by generally accepted accounting principles.

11.4 Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

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11.5 Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such sub-plans and/or modifications will be attached to this Plan as appendices); provided, however, that no such sub-plans and/or modifications will increase the share limitations contained in Section 3.1 or Section 3.4 hereof and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.

ARTICLE 12

CORPORATE TRANSACTIONS

12.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, unless provided otherwise in an Award Agreement, such Awards will have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately before the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. The Committee shall have the discretion to provide in each Award Agreement the terms and conditions applicable to such Award upon the occurrence of a Corporation Transaction. Awards need not be treated similarly in a Corporate Transaction and the terms and conditions in an Award Agreement shall have precedence over the provisions set forth in this Section 12.1.

12.2 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

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ARTICLE 13

MISCELLANEOUS

13.1 Payment For Share Purchases. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement): (a) by cancellation of indebtedness of the Company to the Participant; (b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled; (c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company; (d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan; (e) by any combination of the foregoing or (f) by any other method of payment as is permitted by applicable law.

13.2 Withholding Taxes. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company or to the Parent or Subsidiary employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant before the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax or social insurance requirements or any other tax liability legally due from the Participant. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by paying cash, electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value, delivering to the Company already-owned Shares having a Fair Market Value, or withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for such tax withholding obligations by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

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13.3 Transferability. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by (i) the Participant or (ii) the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees and (c) in the case of all awards except ISOs, by a Permitted Transferee.

13.4 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock.

13.5 Restrictions on Shares. At the discretion of the Committee, any Award Agreement may provide that, in the event of Participant’s termination of Service, the Company, or its assignee, shall have the right, exercisable at the discretion of the Committee, to repurchase Shares acquired pursuant to an Award Agreement at any time on such terms as may be provided in the Award Agreement. The terms upon which such repurchase right shall be exercisable (including but not limited to the period and procedure for exercise and the timing and method of payment for the purchased Shares) shall be established by the Committee and set forth in the Award Agreement. At the discretion of the Committee, any Award Agreement may provide that, in the event of a proposed transfer of Shares acquired pursuant to an Award Agreement by the Participant, the transfer of any such Shares may be subject to rights of first refusal by the Company, as may be provided in the Award Agreement.

13.6 Certificates. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

13.7 Escrow; Pledge of Shares. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

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13.8 Repricing; Exchange and Buyout of Awards. Without prior stockholder approval the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing) and (b) with the consent of the respective Participants (unless not required pursuant to Section 4.10), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

13.9 Deferrals. The Committee may determine that the delivery of Shares, payment of cash or a combination thereof upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made only in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Participant is providing Services to the Company or any Parent or Subsidiary.

13.10 Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan before: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

13.11 No Obligation To Employ. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of or to continue any other relationship with the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

13.12 Adoption and Stockholder Approval. This Plan will be subject to the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months after the date this Plan is adopted by the Board.

13.13 Governing Law. This Plan and all Awards granted hereunder will be granted by and construed in accordance with the laws of the State of Delaware (excluding its conflict of law rules).

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13.14 Amendment or Termination of Plan. The Board may at any time terminate or amend this Plan in any respect, including amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan will affect any then-outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

13.15 Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

13.16 Insider Trading Policy. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

13.17 All Awards Subject to Company Clawback or Recoupment Policy. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

13.18 Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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I hereby certify that the Plan was duly adopted by the Board of Directors of Ritter Pharmaceuticals, Inc. on ____________, ____ 2020.

Executed at Los Angeles, California on this _____ day of ______, 2020

Name:

Title:

* * *

I hereby certify that the Plan was approved by the stockholders of Ritter Pharmaceuticals, Inc. on ____________, ____ 2020.

Executed at ________________, California on this _____ day of ______, 2020

Name:

Title:

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Annex H

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

1.Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

2.Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3.In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4.In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

1.If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2.If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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